As filed with the Securities and Exchange Commission on March 23, 2026.

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

Form F-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________

GOWELL ENERGY TECHNOLOGY
(Exact name of Registrant as specified in its charter)

____________________

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

1 BULIM LANE 2 #04-51/54
648110 Singapore
Telephone: (713) 909-2555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

____________________

GOWell International LLC
5050 Westway Park Blvd, Ste. 100
Houston, TX 77041
Telephone: (713) 909-2555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Louis Taubman Ying Li Sally Yin Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: (917) 512-0827	Joel L. Rubinstein Jason A. Rocha White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 819-8200

____________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)               ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant and Co-Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANT

Exact Name of Co-Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
GOWell Technology Limited	Cayman Islands	3531	N/A

____________

(1)      The Co-Registrant has the following principal executive office:

1 BULIM LANE 2 #04-51/54
648110 Singapore
Telephone: (713) 909-2555

(2)      The agent for service for the Co-Registrant is:

GOWell International LLC
5050 Westway Park Blvd, Ste. 100
Houston, TX 77041

Telephone: (713) 909-2555

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION — DATED MARCH 23, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
sHAREHOLDERS OF
INFLECTION POINT ACQUISITION CORP. V, A CAYMAN ISLANDS EXEMPTED COMPANY
AND
PROSPECTUS FOR
UP TO 16,768,349 ORDINARY SHARES, 2,440,027 SERIES A REDEEMABLE PREFERENCE SHARES, AND 980,392 WARRANTS OF GOWELL ENERGY technology

On October 13, 2025, the board of directors (the “SPAC Board”) of Inflection Point Acquisition Corp. V, a Cayman Islands exempted company (formerly known as Maywood Acquisition Corp., “SPAC”), unanimously approved the Business Combination Agreement, dated October 13, 2025, by and among SPAC, GOWell Technology Limited, a Cayman Islands exempted company (the “Company” or “GOWell”), GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), and IPCV Merger Sub Limited, a Cayman Islands exempted company and wholly-owned subsidiary of SPAC (“Merger Sub”) (as amended on December 22, 2025, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur: (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company (the “First Merger” and the time of the First Merger, the “First Merger Effective Time”), and (b) Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo (the “Second Merger,” together with the First Merger, referred to collectively as the “Merger” or the “Business Combination,” and the time of the Second Merger, the “Second Merger Effective Time”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Transactions.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

GOWell Technology Limited is a Cayman Islands holding company that conducts substantially all of its operations through its operating subsidiaries, including its principal operating subsidiary, GOWell Technology Singapore PTE. Ltd., which serves as the Company’s global headquarters, as well as its regional hubs in Houston, Texas and Dubai, UAE, and other subsidiaries in Canada, Norway and the People’s Republic of China (“PRC”). GOWell provides a wide range of innovative well logging technologies and distributed sensing solutions for energy companies globally. The Company maintains a multi-disciplinary research and development team with a robust patent portfolio of technology aimed to solve complex industry challenges. GOWell’s solutions are applicable across a broad range of wells from traditional energy to energy transition. The Company serves a global, diverse customer base with long-term relationships with the major oil service companies and operators in the energy sector. Through its Singapore headquarters and regional hubs in the United States and UAE, GOWell supports a global manufacturing, procurement and operational network covering more than 50 countries.

Pursuant to the Business Combination Agreement, prior to the First Merger, the following will occur:

(1)    each unit of SPAC (“SPAC Unit”) that is issued and outstanding will be automatically detached into one Class A ordinary share, par value $0.0001, of SPAC (a “SPAC Class A Share”) and one right entitling the holder to one-fifth of one SPAC Class A Share upon the completion of SPAC’s initial business combination (a “SPAC Right”) (the separation of the SPAC Units into SPAC Class A Shares and SPAC Rights, the “Unit Separation”);

(2)    each Class B Ordinary Share, par value $0.0001 per share, of the SPAC (each, a “SPAC Class B Share” and together with the SPAC Class A Shares, the “SPAC Ordinary Shares”) that is issued and outstanding will be automatically converted into one SPAC Class A Share (the “SPAC Class B Conversion”); and

(3)    each SPAC Right that is issued and outstanding will be automatically exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down.

At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holders of securities of SPAC or PubCo, after giving effect to the Unit Separation, the SPAC Class B Conversion, and the exchange of the SPAC Rights pursuant to their terms:

(1)    SPAC will effect the redemption of the SPAC Class A Shares issued as part of the SPAC Units issued in SPAC’s initial public offering (the “IPO,” and the SPAC Class A Shares issued therein, the “Public Shares,” and the holders of Public Shares, the “Public Shareholders”) that are validly submitted for redemption and not withdrawn (the “Redemptions”);

(2)    each SPAC Class A Share (including the SPAC Class A Shares issued upon the Unit Separation, SPAC Class B Conversion, and upon exchange of the SPAC Rights, but not including any treasury shares, dissenting shares and Public Shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into the right to receive one (1) ordinary share, par value $0.0001 per share, of PubCo (each, a “PubCo Ordinary Share”); and

(3)    each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time, all of which will be standing in the name of the sole shareholder of PubCo (the “PubCo Sole Shareholder”) in the register of members of PubCo, will be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share.

The Second Merger is intended to occur at least one Business Day after the First Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holders of securities of the Company or PubCo:

(1)    each ordinary share, par value $0.0001 per share, of GOWell (each, a “Company Ordinary Share”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 (the “Initial Merger Consideration”) by (y) the price at which each Public Share may be redeemed (the “Redemption Price”), which, for purposes of this calculation pursuant to the Business Combination Agreement is subject to a cap of $10.50 per share (the quotient obtained from dividing (x) by (y), the “Company Consideration Shares”); divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time (the quotient obtained from dividing (i) and (ii), the “Exchange Ratio”). For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares;

(2)    each series A redeemable preference share, par value $0.0001, of GOWell (each, a “Company Preferred Share”, and a holder of such shares, a “Company Preferred Shareholder”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of series A redeemable preference shares, par value $0.0001 per share, of PubCo (each, a “PubCo Preferred Share”) equal to (i) the sum of (x) the aggregate amount, including any nominal value and any premium, paid or deemed to be paid to GOWell by or on behalf of the applicable Company Preferred Shareholder in connection with the issuance of such Company Preferred Share, and (y) any unpaid arrears of dividends or other amounts payable (including PIK dividends) in respect of such Company Preferred Share (the aggregate sum of (x) and (y), the “Accrued Value”), divided by (ii) the Redemption Price;

(3)    each warrant to purchase Company Ordinary Shares (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a warrant exercisable for a number of PubCo Ordinary Shares (each, a “PubCo Warrant”) equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company’s amended and restated memorandum and articles of association in effect immediately prior to the Second Merger (the “Company Articles”)) attributable to the applicable PIPE Investor’s (as defined below) Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5;

(4)    each Company Ordinary Share subject to vesting, forfeiture, or other restrictions (each, a “Company Restricted Share”) that is outstanding and unvested immediately prior to the Second Merger Effective Time will automatically be assumed and converted into one PubCo Ordinary Share subject to vesting, forfeiture, or other restrictions (each, a “PubCo Restricted Share”) on the same terms and conditions as are in effect with respect to each such award of Company Restricted Shares immediately prior to the Second Merger Effective Time; and

(5)    each ordinary share, par value $1.00 per share, of Merger Sub (each, a “Merger Sub Share”) that is issued and outstanding immediately prior to the Second Merger Effective Time will automatically be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Company.

At the time the Business Combination Agreement was signed, the Company had two shareholders: (i) Hegro Well PTE. Ltd., a private company organized and existing under the Laws of Singapore, and holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, the “Exchange Act”) of 100% of the issued and outstanding Company Ordinary Shares at the time the Business Combination Agreement was executed (the “GOWell Shareholder” or “Hegro”); Hegro is wholly owned by Xi’an Gewei Petroleum Equipment Co., Ltd., an entity controlled by Mr. Xi Zhang; and (ii) Inflection Point Fund I LP, a Delaware limited partnership, sponsor of the SPAC, and holder of record and the beneficial owner of 100% of the issued and outstanding Company Preference Shares at the time the Business Combination Agreement was executed (the “New Sponsor”). For more information about the New Sponsor, see “Questions and Answers About the Business Combination and the Extraordinary General Meeting — Who are the Sponsors?”

In addition to the Company Consideration Shares, following the Closing, PubCo will issue to the GOWell Shareholder and the New Sponsor, or their successors and assigns, their allocable portion of up to an aggregate of 20,000,000 additional PubCo Ordinary Shares, subject to equitable adjustment (the “Earnout Shares”), in three tranches respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the Securities and Exchange Commission (the “SEC”):

•        2026 EBITDA (x) equal to or greater than 94% of $35,000,000 (the “2026 EBITDA Target”) but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

•        2027 EBITDA (x) equal to or greater than 80% of $50,000,000 (the “2027 EBITDA Target”) but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

•        2028 EBITDA (x) equal to or greater than 80% of $70,000,000 (the “2028 EBITDA Target”) but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

Additionally, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to certain of the officers and directors of SPAC as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. As noted above, at the Second Merger Effective Time, each outstanding Company Restricted Share will automatically be assumed and converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) this registration statement having been declared effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of this registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement having been initiated or threatened in writing by the SEC; (ii) the approval and adoption of the Business Combination Agreement and the Transactions by requisite vote of each of the SPAC’s and Company’s shareholders (respectively, the “SPAC Shareholder Approval” and “Company Shareholder Approval”); (iii) the PubCo Ordinary Shares having been conditionally approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”) or any other major U.S. national securities exchange, subject only to official notice thereof; (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement; (v) the absence of any Material Adverse Effect with respect to each of SPAC and GOWell; (vi) certain indebtedness of GOWell having been discharged in full; and (vii) the sum of (a) the funds contained in the trust account established in connection with the SPAC’s IPO (the “Trust Account”) after giving effect to the Redemptions, (b) any cash on the SPAC’s balance sheet immediately prior to the closing of the Transactions (the “Closing”), (c) the aggregate amount of gross proceeds actually received by the GOWell or PubCo (as applicable) from the PIPE Investments and (d) without duplication of any amounts in clause (c), the aggregate amount of gross proceeds set forth in any term sheets related to potential PIPE investments (clauses (a) to (d), the “Closing Proceeds”) being equal to or exceeding $50,000,000 at any time on or prior to Closing (the “Minimum Cash Condition”). Conditions (i) through (iii) and (vii) above are for the benefit of all parties to the Business Combination Agreement and subject to waiver by GOWell and SPAC, conditions (iv) and (v) above are for the benefit of each of SPAC and GOWell, as applicable, and subject to waiver by such party individually, and condition (vi) is for the benefit of SPAC and subject to waiver by SPAC. As of the date of this proxy statement/prospectus, the Minimum Cash Condition is expected to be satisfied based on the anticipated proceeds from the Signing PIPE Investment and Closing PIPE Investment (each as defined below) and through amounts released to us from the Trust Account. However, in the event that the Minimum Cash Condition is not satisfied, SPAC and GOWell may, each in their sole discretion, waive the Minimum Cash Condition. If SPAC and GOWell waive the Minimum Cash Condition, SPAC intends to file a Current Report on Form 8-K within four business days of such event, however such condition may be waived at any time prior to the Closing, including after the deadline for submitting redemption requests or the EGM, and, given such timing, you may not be notified before the deadline for submitting redemption requests or the EGM. For more information, see “The Business Combination Agreement — Conditions to Closing.”

In connection with entering into the Business Combination Agreement, on October 13, 2025, GOWell entered into (i) the Signing PIPE Subscription Agreement with New Sponsor (the “Signing PIPE Subscription Agreement”), pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants (the “Signing PIPE Securities”), which transactions were consummated concurrently with the execution of the Business Combination Agreement, and (ii) the Closing PIPE Subscription Agreement (the “Closing PIPE Subscription Agreement,” together with the Signing PIPE Subscription Agreement, the “Subscription Agreements,” and the investments, collectively, the “PIPE Investments”) with the investor named therein (the “Closing PIPE Investor,” and together with the New Sponsor, the “PIPE Investors”), pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants (the “Closing PIPE Securities”), which transactions will be consummated immediately prior to the Second Merger Effective Time. As previously described, pursuant to the Business Combination Agreement, the Company Preferred Shares and the Company Warrants will convert into PubCo Preferred Shares and PubCo Warrants respectively. Each of the Company Preferred Shares (prior to the Closing) and the PubCo Preferred Shares (following the Closing) will accrue dividends daily at the rate of 10% per annum of the Accrued Value (as defined in the amended and restated memorandum and articles of association of PubCo (the “PubCo A&R Articles”)) (if paid in kind), or 8% per annum of the Accrued Value (if paid in cash). Such dividends will compound semi-annually. For more information, see “Ancillary Documents — Subscription Agreements.”

In connection with the execution of the Business Combination Agreement, on October 13, 2025, SPAC entered into a support agreement with New Sponsor, Maywood Sponsor, LLC, a Delaware limited liability company (the “Prior Sponsor,” and together with the New Sponsor, the “Sponsors”), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen”), Seaport Global Securities LLC (“Seaport” and together with Cohen, the “Representatives”), the Company and PubCo (the “SPAC Holders Support Agreement”). Pursuant to the SPAC Holders Support Agreement, the Sponsors and Representatives agreed to, among other things, (a) vote any SPAC Ordinary Shares held by such Sponsor or Representative, as applicable, in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) waive its anti-dilution rights under the amended and restated memorandum and articles of association of SPAC (the “SPAC Articles”), (c) waive its dissenter rights under Section 238 of the Companies Act of the Cayman Islands (As Revised) (the “Cayman Companies Act”) and any other similar statute, (d) be bound by certain other covenants and agreements related to the Transactions, and (e) be bound by certain transfer restrictions with respect to the securities owned by such Sponsor or Representative, as applicable, in each case, on the terms and subject to the conditions set forth in the SPAC Holders Support Agreement. The SPAC Holders Support Agreement also provides that each of the Sponsors and Representatives has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any SPAC Ordinary Shares they may hold. The SPAC Holders Support Agreement expires upon the earlier of the First Merger

Effective Time and the termination of the Business Combination Agreement. No consideration has been or will be paid by PubCo, SPAC or GOWell to the Sponsors or Representatives in connection with such agreements. For more information, see “Ancillary Documents — SPAC Holders Support Agreement.”

Concurrently with the execution of the Business Combination Agreement, on October 13, 2025, the GOWell Shareholder entered into a support agreement with SPAC, GOWell and PubCo (the “Company Support Agreement”), pursuant to which the GOWell Shareholder has agreed to (a) vote the Company Ordinary Shares held by the GOWell Shareholder (together with any other equity securities thereafter acquired by the GOWell Shareholder, the “Company Subject Securities”) in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) be bound by certain other covenants and agreements related to the Transactions, (c) be bound by certain transfer restrictions with respect to the Company Subject Securities and (d) waive its dissenter rights under Section 238 of the Cayman Companies Act and any other similar statute. The Company Support Agreement expires upon the earlier of the Second Merger Effective Time and the termination of the Business Combination Agreement. For more information, see “Ancillary Documents — Company Support Agreement.”

In connection with the Closing, the Sponsors, Representatives and certain other shareholders of SPAC who are members of the SPAC Board and/or management team (the “Insiders”) will enter into an agreement (the “SPAC Lock-Up Agreement”) providing that each of the Sponsors, Representatives and Insiders will not, subject to certain customary exceptions, transfer (i) the General Lock-Up Securities (as defined below) during the period commencing from the Closing Date until the date that is the earlier of (x) six months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property (the “General Lock-Up Period”) or (ii) the Private Placement Lock-Up Securities (as defined below) during the period commencing from the Closing Date until the date that is the earliest of (x) 30 days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property (the “Private Placement Lock-Up Period”). For purposes of the SPAC Lock-Up Agreement, (a) the “General Lock-Up Securities” means the PubCo Ordinary Shares issued to the Sponsors or Insiders in exchange for the SPAC Class A Shares and SPAC Class B Shares held by the Sponsors (together with any dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions), and (b) the “Private Placement Lock-Up Securities” means the PubCo Ordinary Shares issued to the Prior Sponsor and Representatives pursuant to the terms of the Business Combination Agreement in exchange for the Private Placement Securities (as defined below) following the Unit Separation (together with any dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions). For more information, see “Ancillary Documents — Lock-Up Agreements.”

In addition, in connection with the closing, PubCo will enter into a lock-up agreement with the GOWell Shareholder (the “Company Shareholder Lock-Up Agreement”) providing that the GOWell Shareholder, as the sole holder of the Company Ordinary Shares, will not, subject to certain customary exceptions, transfer any PubCo Ordinary Shares received by the GOWell Shareholder pursuant to the Business Combination Agreement (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions, the “GOWell Lock-Up Securities”) during the period commencing from the date of Closing until the earlier of (i) six months after the Closing or (ii) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction in which all of its shareholders have the right to exchange their shares of common stock for cash, securities or other property. For more information, see “Ancillary Documents — Lock-Up Agreements.”

The Business Combination Agreement contemplates that, at the Closing, PubCo, the GOWell Shareholder, the Sponsors, Representatives, SPAC, the PIPE Investors, and the other parties signatory thereto (each, a “Holder”) will enter into a Registration Rights Agreement (the “New Registration Rights Agreement”), pursuant to which PubCo will, from time to time, register for resale the PubCo Ordinary Shares held by the Holders immediately following the Closing, any PubCo Ordinary Shares that may be acquired upon the exercise, conversion, or redemption of any derivative security held by the Holders immediately following the Closing, any equity securities that are “restricted securities” or held by an “affiliate” (each as defined in Rule 144 under the Securities Act), any of the PubCo Restricted Shares which were granted to Holders, and any other equity security issued in a share dividend, share split, or similar transaction (collectively, the “Registrable Securities”). Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file a shelf registration statement on Form F-1 (“Shelf Registration Statement”) registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the New Sponsor and (z) affiliates of the New Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the 10th anniversary of the date of the New Registration Rights Agreement, the date as of which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. For more information, see “Ancillary Documents — New Registration Rights Agreement.”

On October 13, 2025, the SPAC Board received an oral opinion from Newbridge Securities Corporation (“Newbridge”) (subsequently confirmed in a written opinion), to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Newbridge in preparing its opinion, (i) the Initial Merger Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement is fair, from a financial point of view to the SPAC Unaffiliated Shareholders (defined as SPAC Shareholders other than the Sponsors, officers, directors, or affiliates of SPAC or the Sponsors, redeeming shareholders, and dissenting shareholders), and (ii) the Transaction has an aggregate fair market value of at least 80.0% of the value of the assets held by SPAC in its Trust Account (excluding deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time the Business Combination Agreement was signed. A copy of Newbridge’s written opinion is attached hereto as Annex M. For more information, see “The Business Combination — Background of the Business Combination”, “— Interests of Certain SPAC Persons in the Business Combination” and “— Opinion of SPAC’s Financial Advisor.”

After careful consideration, the SPAC Board has unanimously determined that the Business Combination is advisable and in the best interests of SPAC and its shareholders, unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the Transactions, including the Merger, and “FOR” all other proposals presented to the SPAC Shareholders in this proxy statement/prospectus. The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of the proposals herein by the SPAC Board, you should keep in mind that the Sponsors and SPAC’s directors and officers and their affiliates have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” for a further discussion of these considerations.

Immediately following the Closing, assuming no Redemptions of Public Shares, and without giving effect to any dilutive instruments, which consist of the Signing PIPE Securities, Closing PIPE Securities, and Earnout Shares, it is expected that (i) Public Shareholders will own approximately 18.3% of PubCo Ordinary Shares issued and outstanding at that time, (ii) holders of the Public Rights will own approximately 3.7% of PubCo Ordinary Shares issued and outstanding at that time, (iii) the New Sponsor will own approximately 2.1% of the PubCo Ordinary Shares issued and outstanding at that time (which includes 990,000 Founder Shares), (iv) the SPAC’s officers and directors will own approximately 9.5% of the PubCo Ordinary Shares issued and outstanding at that time (which includes 4,481,250 PubCo Restricted Shares), (v) the Prior Sponsor and the Representatives will own approximately 5.0% of the PubCo Ordinary Shares outstanding issued and at that time (which includes 2,028,750 Retained Shares and 318,750 SPAC Class A Shares and SPAC Rights underlying the Private Placement Units after giving effect to the exchange of the SPAC Rights), and (vi) the GOWell Shareholder will own approximately 61.5% of the PubCo Ordinary Shares issued and outstanding at that time. The Public Shareholders currently own 72.4% of the issued and outstanding SPAC Ordinary Shares prior to the Business Combination. Accordingly, Public Shareholders, as a group, will experience immediate dilution as a consequence of the Business Combination. As redemptions increase, the overall percentage ownership held by the Sponsors, Representatives, Insiders, the GOWell Shareholder and the Closing PIPE Investor will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. For more information on the percentage of the issued and outstanding PubCo Ordinary Shares immediately following the Closing that are expected to be held by security holders in various redemption scenarios, see “Questions and Answers About the Business Combination — What equity stake will current SPAC Shareholders and the GOWell Shareholder hold in PubCo immediately after the consummation of the Business Combination?” and for more information about dilution to Public Shareholders, see “Dilution.”

Material Financing Transactions

Prior to the SPAC’s IPO, the Prior Sponsor paid an aggregate of $25,000 for 3,018,750 Founder Shares, or approximately $0.008 per share. The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 8,625,000 SPAC Class A Shares if the Representatives’ over-allotment option was exercised in full, and therefore that such Founder Shares would represent approximately 26% of the issued and outstanding SPAC Ordinary Shares after the IPO. Simultaneously with the consummation of the IPO, the Prior Sponsor and Representatives, respectively, purchased 125,000 and 140,625 SPAC Units (the “Private Placement Units”) at a price of $10.00 per Unit in a private placement, generating gross proceeds to the SPAC of $2,656,250. Additionally, the Prior Sponsor provided a non-interest bearing loan of $500,000 (the “Sponsor Loan”) pursuant to an unsecured, non-convertible promissory note dated February 12, 2025 (the “Promissory Note”). On September 9, 2025, the Prior Sponsor entered into a Securities Transfer Agreement (the “Securities Transfer Agreement”) with the New Sponsor, pursuant to which the Prior Sponsor sold to the New Sponsor an aggregate of 990,000 Founder Shares for an aggregate purchase price of $1,300,000, or approximately $1.31 per share, and assigned the Sponsor Loan to New Sponsor for $500,000. Effective as of September 9, 2025, the Prior Sponsor converted its remaining 2,028,750 Founder Shares into SPAC Class A Shares on a one-for-one basis (the “Retained Shares”).

On January 7, 2026, the SPAC and New Sponsor entered into an amendment to the Promissory Note which increased the aggregate principal amount of the Promissory Note to $700,000 to reflect a $200,000 advance made by the New Sponsor to the SPAC for working capital. The Promissory Note is non-interest bearing and repayable in cash, with respect to the initial $500,000 Sponsor Loan, only upon the closing of the SPAC’s initial business combination and, with respect to the additional $200,000 loan, upon the earlier of the closing of the SPAC’s initial business combination and its liquidation. The Promissory Note may not be prepaid, and no proceeds held in the Trust Account would be used to repay the Promissory Note.

Further, if necessary in order to finance transaction costs in connection with the Business Combination, the New Sponsor or certain of the SPAC’s officers and directors may, but are not obligated to, loan the SPAC funds as may be required (“Working Capital Loans”). If SPAC completes the Business Combination, SPAC would repay any such Working Capital Loans out of the proceeds of the Trust Account released to SPAC, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units sold in the private placement consummated simultaneously with the IPO. In the event that SPAC does not consummate an initial business combination, no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of the date of this proxy statement/prospectus, SPAC had no outstanding borrowings under Working Capital Loans.

As described above, in connection with the transactions contemplated by the Business Combination Agreement, on October 13, 2025, GOWell entered into the Subscription Agreements with the PIPE Investors. Pursuant to the Signing PIPE Subscription Agreement, GOWell allotted and issued to the New Sponsor approximately $20 million of Company Preferred Shares and Company Warrants. Pursuant to the Closing PIPE Subscription Agreement, the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time.

Compensation to be Received by the Sponsors and SPAC’s Officers and Directors in Connection with the Business Combination and Signing PIPE Investment

In connection with the Business Combination and the Signing PIPE Investment, the Sponsors and SPAC’s officers and directors will receive securities of PubCo. The New Sponsor will receive (i) 990,000 PubCo Ordinary Shares upon the exchange of 990,000 Founder Shares in the SPAC Class B Conversion, which were initially purchased in the Sponsor Transaction for $1.31 per share, (ii) approximately 2,440,027 PubCo Preferred Shares upon the exchange of 2,352,941 Company Preferred Shares, which were purchased in the Signing PIPE Investment for $20 million (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33), (iii) 980,382 PubCo Warrants upon the exchange of Company Warrants purchased in the Signing PIPE Investment (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 PubCo Ordinary Shares at an initial exercise price of $12.00, and (iv) its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing. The Prior Sponsor will receive (i) 2,028,750 PubCo Ordinary Shares upon the exchange of 2,028,750 Retained Shares, which were initially purchased prior to the IPO for $0.008 per share, and (ii) 150,000 PubCo Ordinary Shares upon the exchange of 125,000 Private Placement Units, following the Unit Separation and exchange of SPAC Rights, which Private Placement Units were initially purchased for $10.00 per Unit in a private placement. Certain officers and directors of SPAC will receive 4,481,250 PubCo Restricted Shares upon the exchange of 4,481,250 Company Restricted Shares, which shares will be issued to them prior to the Second Merger Effective Time as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. The SPAC’s three independent directors (the “Independent Directors”) are not members of either of the Sponsors. The securities to be issued to the Sponsors and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Dilution”, “The Business Combination — Interests of Certain SPAC Persons in the Business Combination”, “The Business Combination — Compensation to be Received by the Sponsors and SPAC’s Officers and Directors in Connection with the Business Combination and Signing PIPE Investment” and “Information About The SPAC — Executive and Director Compensation.”

The Sponsors and SPAC’s officers and directors will also be reimbursed for loans, advances, and out-of-pocket expenses incurred by them related to identifying, negotiating, investigating and completing the Business Combination. As of the date of this proxy statement/prospectus, $700,000 is outstanding under the Promissory Note, which is expected to be repaid to the New Sponsor at the Closing. There are no advances or out-of-pocket reimbursable expenses as of the date of this proxy statement/prospectus. Additionally, the Sponsors and SPAC’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination. Further, Kevin Shannon, the Chief Operating Officer of the SPAC, is expected to serve as a director of PubCo after the Closing and, as such, in the future, may receive compensation for his service as a director of PubCo as determined by the PubCo Board.

None of the funds in the Trust Account will be used to compensate SPAC’s officers or directors. Except as set forth above, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsors or SPAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. The reimbursement of expenses and advances to the Sponsors and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Dilution”, “The Business Combination — Interests of Certain SPAC Persons in the Business Combination”, “— Compensation to be Received by the Sponsors and SPAC’s Officers and Directors in Connection with the Business Combination and Signing PIPE Investment” and “Information About The SPAC — Executive and Director Compensation.”

Potential conflicts of interest in connection with the Business Combination

There may be actual or potential material conflicts of interest between or among (i) the Sponsors and SPAC’s officers and directors, and GOWell officers and directors and (ii) SPAC Unaffiliated Shareholders. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the shares to be issued to the Sponsors and SPAC’s officers and directors in connection with the Business Combination, and the reimbursement of loans and advances. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” and “The Business Combination — Compensation to be Received by the Sponsors and SPAC’s Officers and Directors in Connection with the Business Combination and Signing PIPE Investment” for more information.

If SPAC does not complete the Business Combination with GOWell or another initial business combination by May 14, 2026, which date is 15 months from consummation of the IPO, or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO (the “completion window”), SPAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to SPAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsors and SPAC’s officers and directors have no rights to liquidating distributions from the Trust Account with respect to any Founder Shares and any Public Shares held by them if SPAC fails to complete an initial business combination within the completion window, although they will be entitled to liquidating distributions from assets outside the Trust Account.

The SPAC Units, SPAC Class A Shares and SPAC Rights are listed on Nasdaq under the symbols “IPEXU”, “IPEX”, and “IPEXR”. On October 10, 2025, the last trading date prior to the public announcement of the Business Combination, SPAC Units, SPAC Class A Shares and SPAC Rights closed at $10.65, $10.36 and $0.72, respectively. As of March 19, 2026, the closing prices of the SPAC Units, SPAC Class A Shares and SPAC Rights were $10.61, $10.37 and $0.49, respectively. PubCo intends to apply for listing, to be effective at Closing, of the PubCo Ordinary Shares on Nasdaq under the symbol “GOW.” It is a condition to SPAC’s and GOWell’s obligations to consummate the Business Combination that the PubCo Ordinary Shares to be issued in connection with the Business Combination Agreement, including the Company Consideration Shares, is approved for listing on Nasdaq or another major U.S. national securities exchange, subject only to official notice of issuance. SPAC and GOWell believe that SPAC will satisfy the initial listing requirements of the Nasdaq Global Market at the Closing, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by SPAC and GOWell. The Nasdaq listing condition may be waived by SPAC or GOWell at any time prior to Closing, including after the deadline for submitting redemption requests or the EGM. If SPAC and GOWell waive such condition, SPAC intends to file a Current Report on Form 8-K within four business days of such event, however you should know that given such timing you may not be notified before the deadline for submitting redemption requests or the EGM. It is important for you to consider that, at the time of the deadline for submitting redemption requests or the EGM, PubCo may not have received from Nasdaq either confirmation of the listing of the PubCo Ordinary Shares or confirmation that approval will be obtained prior to the consummation of the Business Combination, and you will not be notified prior to the deadline for submitting redemption requests or the EGM if PubCo has not yet received such approval or confirmation. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without knowing whether the PubCo Ordinary Shares will be listed on Nasdaq or another securities exchange and, further, it is possible that such listing may never be achieved and the Business Combination could still be consummated if such condition is waived.

SPAC is, and PubCo will be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

After the Closing, it is expected that the GOWell Shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions, including the Signing PIPE Securities and Closing PIPE Securities, and excluding the Earnout Shares. Accordingly, PubCo will qualify as a “controlled company” under the listing rules of Nasdaq. For so long as PubCo remains a controlled company, it is permitted to rely on certain exemptions from Nasdaq corporate governance requirements otherwise applicable to listed companies.

In addition, as a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that PubCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. PubCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company, including: (i) the rules under the Exchange Act requiring the filing with the SEC of Quarterly Reports on Form 10-Q or Current Reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and (iii) the selective disclosure rules applicable to issuers of material non-public information under Regulation FD. With respect to Section 16, PubCo will not be subject to the short-swing profit recovery provisions contained in Section 16 of the Exchange Act; however, effective March 18, 2026, the executive officers and directors of PubCo will be required, pursuant to the Holding Foreign Companies Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of PubCo’s securities, while the principal shareholders of PubCo who are neither officers nor directors will remain exempt from Section 16(a) reporting requirements. As a foreign private issuer, PubCo is also permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of certain Nasdaq corporate governance standards applicable to U.S. domestic companies.

PubCo intends to rely on these exemptions with respect to each of the following Nasdaq requirements: (i) the requirement that a majority of the board consist of independent directors; (ii) the requirement to maintain a compensation committee consisting entirely of independent directors; (iii) the requirement to maintain a nominating or corporate governance committee consisting entirely of independent directors; and (iv) the requirement to hold regularly scheduled executive sessions with only independent directors each year. Where PubCo’s status as both a controlled company and a foreign private issuer provides overlapping exemptions from the same Nasdaq requirement, PubCo intends to rely on both exemptions concurrently to the extent permitted. Such Cayman Islands home country practices may afford less protection to holders of PubCo’s securities than the protections available under Nasdaq’s corporate governance standards. For additional information regarding the home country practices PubCo intends to follow in lieu of Nasdaq requirements, see “Summary — Certain Information Relating to PubCo — Emerging Growth Company; Controlled Company; Foreign Private Issuer”, “Risk Factors — PubCo, as a “foreign private issuer” and “controlled company” within the meaning of the rules of Nasdaq, is permitted to follow certain home country corporate governance practices and to rely on certain exemptions from Nasdaq corporate governance requirements that may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the EGM. SPAC encourages you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 28.

Following the consummation of the Business Combination, PubCo, with GOWell Technology Limited being its wholly-owned subsidiary, will be a Cayman Islands holding company. Investments in PubCo’s securities are not purchases of equity securities of its operating subsidiaries in the Singapore, UAE, U.S., Canada, Norway, the PRC or the other countries or areas, but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

When you review the information included in the accompanying proxy statement/prospectus and consider the SPAC Board’s recommendation to vote in favor of the proposals described therein, you should keep in mind that the Sponsors and SPAC’s officers and directors have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the Sponsors and SPAC’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating SPAC. See the sections entitled “The Business Combination — Interests of Sponsors and SPAC’s Directors and Officers in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated             , and is first being mailed to SPAC Shareholders on or about             .

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 23, 2026

Inflection Point Acquisition Corp. V
167 Madison Ave, Suite 205 #1017
New York, NY 10016

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON             , 2026

To the shareholders of Inflection Point Acquisition Corp. V,

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “EGM”) of Inflection Point Acquisition Corp. V, a Cayman Islands exempted company (formerly known as Maywood Acquisition Corp., “SPAC”), will be held virtually at              Eastern Time, on             , 2026. The EGM will be a virtual meeting conducted via live webcast at             . For the purposes of Cayman Islands law and the third amended and restated memorandum and articles of association of SPAC (the “SPAC Articles”), the physical location of the EGM will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You are cordially invited to attend the EGM, which will be held for the following purposes:

(1)    Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve, subject to the approval of the Merger Proposal, by ordinary resolution, the Business Combination Agreement, dated as of October 13, 2025, by and among SPAC, GOWell Technology Limited, a Cayman Islands exempted company (the “Company” or “GOWell”), GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), and IPCV Merger Sub Limited, a Cayman Islands exempted company and wholly-owned subsidiary of SPAC (“Merger Sub”) (as amended on December 22, 2025, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur: (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company (the “First Merger” and the time of the First Merger, the “First Merger Effective Time”), and (b) Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo (the “Second Merger,” together with the First Merger, referred to collectively as the “Merger” or the “Business Combination,” and the time of the Second Merger, the “Second Merger Effective Time”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Transactions.” We refer to this proposal as the “Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Merger Proposal, the entry by Inflection Point Acquisition Corp. V (“SPAC”) into the Business Combination Agreement, dated as of October 13, 2025, by and among SPAC, GOWell Technology Limited, GOWell Energy Technology and IPCV Merger Sub Limited, attached to the proxy statement/prospectus accompanying the notice of meeting as Annex A (as amended on December 22, 2025, and as it may be further amended, restated, supplemented and/or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination (as such term is defined in the proxy statement/prospectus) described in the proxy statement/prospectus, and the performance by SPAC of its obligations thereunder and the consummation of the Business Combination, be approved, ratified and confirmed in all respects.”

(2)    Proposal No. 2 — The Merger Proposal — To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal, by special resolution, the Plan of Merger with respect to the First Merger (the “First Plan of Merger”), pursuant to which SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company. We refer to this proposal as the “Merger Proposal.” A copy of the First Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex B.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as a special resolution that, subject to the approval of the Business Combination Proposal:

(a)     Inflection Point Acquisition Corp. V (“SPAC”) be authorized to merge with GOWell Energy Technology (“PubCo”) so that PubCo will be the surviving company (the “Surviving Company”) and all the rights, undertaking, property, business, goodwill, benefits, immunities, privileges and liabilities of SPAC vest in the Surviving Company by virtue of such merger pursuant to the Companies Act of the Cayman Islands (As Revised) and the First Plan of Merger (the “First Merger”);

(b)    the Plan of Merger in connection with the First Merger substantially in the form attached to the proxy statement/prospectus accompanying the notice of meeting as Annex B, as it may be further amended and/or restated from time to time (the “First Plan of Merger”), subject to such amendments as may be approved by SPAC or PubCo, be authorized and approved in all respects;

(c)     SPAC be authorized to enter into the First Plan of Merger, and any and all transactions provided for in the First Plan of Merger;

(d)    there being no holders of any outstanding security interest granted by SPAC immediately prior to the Effective Time (as defined in the First Plan of Merger), the First Plan of Merger be executed by any one director on behalf of the SPAC and any director or delegate or agent thereof be authorized to submit the First Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands (“Registrar”);

(e)     all actions taken and any documents or agreements executed, signed or delivered prior to or after the date of these resolutions by any director or officer of the SPAC in connection with the transactions contemplated by these resolutions be approved, ratified and confirmed in all respects.”

(3)    Proposal No. 3 — The Advisory Organizational Documents Proposals — To consider and vote upon the following six separate proposals to approve, subject to the approval of the Business Combination Proposal and the Merger Proposal, on an advisory and non-binding basis by ordinary resolution the following material differences between the SPAC Articles and the amended and restated memorandum and articles of association of PubCo (the “PubCo A&R Articles”). A copy of the PubCo A&R Articles is attached to the accompanying proxy statement/prospectus as Annex C. We refer to these proposals as the “Advisory Organizational Documents Proposals”:

•        Proposal No. 3A — Authorized Share Capital — Under the PubCo A&R Articles PubCo would be authorized to issue 500,000,000 shares of PubCo (“PubCo Shares”), consisting of 450,000,000 ordinary shares, par value $0.0001 per share (the “PubCo Ordinary Shares”) and 50,000,000 series A redeemable preference shares, par value $0.0001 per share (the “PubCo Preferred Shares”).

•        Proposal No. 3B — Action by Written Resolution of Shareholders — The PubCo A&R Articles require shareholders to pass resolutions at an annual or extraordinary general meeting and prohibit shareholders to pass written resolutions in lieu of a meeting.

•        Proposal No. 3C — Number of Directors — The PubCo A&R Articles provide that the minimum number of directors will be one person with a maximum of seven persons; provided, however, that the limits in the number of directors may be increased or reduced by an ordinary resolution, passed by the affirmative vote of holders of a simple majority of the votes cast by shareholders voting in person or by proxy at a general meeting of PubCo.

•        Proposal No. 3D — Election, Vacancy and Removal of Directors — The PubCo A&R Articles provide that for so long as Hegro Well PTE. Ltd. (the “GOWell Shareholder” or “Hegro”), its affiliates and any other shareholders that have entered into an acting-in-concert agreement with the GOWell Shareholder, collectively hold not less than 40% of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, the GOWell Shareholder shall have the right to appoint and maintain in office such number of directors as shall constitute 50% of the total number of directors on the board of directors of PubCo (the “PubCo Board”). Any director so appointed may be removed and replaced at any time by written notice from the GOWell Shareholder to PubCo. A director may otherwise be appointed by a simple majority of the votes cast, in person or by proxy, at a general meeting. Any appointment may be to fill a vacancy or as an additional director.

•        Proposal No. 3E — Requiring Approval of Preferred Holders — The PubCo A&R Articles provide that, for so long as New Sponsor and the Closing PIPE Investor (collectively, the “Inflection Point Entities”) collectively hold at least 20% of the PubCo Preferred Shares on issue as of the date on which the PubCo A&R Articles are adopted, PubCo shall not take certain actions without the consent of the holders of more than 50%, by number, of the PubCo Preferred Shares in issue, which shall include the consent of Inflection Point Fund I LP.

•        Proposal No. 3F — Blank Check Company Provisions — The PubCo A&R Articles do not contain any blank check company provisions.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as six separate ordinary resolutions, on a non-binding and advisory basis only, subject to the approval of the Business Combination Proposal and the Merger Proposal, that the following governance provisions contained in the PubCo A&R Articles be and are hereby approved and adopted:

•        Advisory Organizational Documents Proposal 3A — The authorized share capital of PubCo is US$50,000 divided into 450,000,000 ordinary shares of a par value of US$0.0001 each and 50,000,000 series A redeemable preference shares of a par value of US$0.0001 each.

•        Advisory Organizational Documents Proposal 3B — The PubCo A&R Articles require shareholders to pass resolutions at an annual or extraordinary general meeting and prohibit shareholders to pass written resolutions in lieu of a meeting.

•        Advisory Organizational Documents Proposal 3C — The PubCo A&R Articles provide that the minimum number of directors will be one person with a maximum of seven persons, provided however that the limits in the number of directors may be increased or reduced by an ordinary resolution, passed by the affirmative vote of holders of a simple majority of the votes cast by shareholders voting in person or by proxy at a general meeting of PubCo.

•        Advisory Organizational Documents Proposal 3D — The PubCo A&R Articles provide that, subject to the Cayman Companies Act, for so long as the GOWell Shareholder, its affiliates and any other shareholders that have entered into an acting-in-concert agreement with the GOWell Shareholder, collectively hold not less than 40% of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, the GOWell Shareholder shall have the right to appoint and maintain in office such number of directors as shall constitute 50% of the total number of directors on the PubCo Board. Any director so appointed may be removed and replaced at any time by written notice from the GOWell Shareholder to PubCo. A director may otherwise be appointed or removed by a simple majority of the votes cast, in person or by proxy, at a general meeting. Any appointment may be to fill a vacancy or as an additional director. Additionally, the PubCo Board has the power to appoint any person as a director, either to fill a vacancy or as an addition to the existing PubCo Board, subject to the total number of directors on the PubCo Board not exceeding any maximum number fixed by or in accordance with the PubCo A&R Articles.

•        Advisory Organizational Documents Proposal 3E — The PubCo A&R Articles provide that, for so long as the Inflection Point Entities (as defined in the PubCo A&R Articles) collectively hold at least 20% of the PubCo Preferred Shares on issue, as of the date on which the PubCo A&R Articles are adopted, PubCo shall not take certain actions without the consent of the holders of more than 50%, by number, of the PubCo Preferred Shares in issue, which shall include the consent of Inflection Point Fund I LP.

•        Advisory Organizational Documents Proposal 3F — The PubCo A&R Articles do not contain any blank check company provisions.

(4)    Proposal No. 4 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal and the Merger Proposal, by ordinary resolution, the GOWell Energy Technology 2026 Equity Incentive Plan (the “Incentive Plan”). We refer to this proposal as the “Incentive Plan Proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus as Annex L.

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal and the Merger Proposal, the GOWell Energy Technology 2026 Equity Incentive Plan, in the form attached to the proxy statement/prospectus of the meeting as Annex L, be adopted and approved.”

(5)    Proposal No. 5 — The Adjournment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the EGM to a later date or dates, if necessary or desirable (the “Adjournment Proposal”).

The full text of the resolution to be considered and, if thought fit, passed and approved is as follows:

“RESOLVED, as an ordinary resolution, that the chairman may adjourn the extraordinary general meeting to a later date or dates or another place, if the chairman deems it necessary or desirable, be approved.”

Approval of each of the Business Combination Proposal and the Merger Proposal is a condition to consummating the Business Combination. We refer to such proposals, collectively, as the “Condition Precedent Proposals.”

Only holders of record of SPAC Class A Shares and Class B ordinary shares, par value $0.0001 per share, of SPAC (the “SPAC Class B Shares” or the “Founder Shares,” and together with the SPAC Class A Shares, the “SPAC Ordinary Shares”) at the close of business on             , 2026 (the “Record Date”) are entitled to notice of and vote at and to have their votes counted at the EGM and any adjournment of the EGM.

This proxy statement/prospectus and accompanying proxy card is being provided to SPAC’s shareholders in connection with the solicitation of proxies to be voted at the EGM and at any adjournment of the EGM. Whether or not you plan to attend the EGM, all of SPAC’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

After careful consideration, the SPAC Board has determined that each of (a) the Business Combination Proposal, (b) the Merger Proposal, (c) the Advisory Organizational Proposals, (d) the Incentive Plan Proposal and (e) the Adjournment Proposal, if presented, are advisable and in the best interests of SPAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. When you consider the recommendation of the proposals herein by the SPAC Board, you should keep in mind that the Sponsors and SPAC’s directors and officers and their affiliates have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” for a further discussion of these considerations.

Pursuant to the SPAC Articles, a holder of SPAC Class A Shares issued as a part of the SPAC Units in SPAC’s initial public offering (the “IPO,” and the shares, the “Public Shares,” and the holders of such shares, the “Public Shareholders”) may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through SPAC Units and elect to separate your SPAC Units into the underlying Public Shares and Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SPAC redeem all or a portion of your Public Shares for cash; and

(c)     deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they are a holder of record on the record date. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, SPAC will redeem such Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with the IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares (such amount, the “Redemption Price”). For illustrative purposes, as of the Record Date, this would have amounted to approximately $             per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the price at which Public Shares may be redeemed. SPAC cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange his, her or its Public Shares for cash and will no longer own Public Shares. See “Extraordinary General Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares, will be restricted from redeeming his, her or its Public Shares with respect to more than an aggregate of 15% of the Public Shares without SPAC’s prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares, seeks to redeem more than 15% of the SPAC Class A Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without SPAC’s prior consent.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SPAC’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Continental and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Continental return the shares (physically or electronically).

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) this registration statement having been declared effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of this registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement having been initiated or threatened in writing by the Securities and Exchange Commission (the “SEC”); (ii) the approval and adoption of the Business Combination Agreement and the Transactions by requisite vote of each of the SPAC’s and Company’s shareholders (respectively, the “SPAC Shareholder Approval” and “Company Shareholder Approval”); (iii) the PubCo Ordinary Shares having been conditionally approved for listing on the Nasdaq Stock Market LLC

(“Nasdaq”) or any other major U.S. national securities exchange, subject only to official notice thereof; (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement; (v) the absence of any Material Adverse Effect with respect to each of SPAC and GOWell; (vi) certain indebtedness of GOWell having been discharged in full; and (vii) the sum of (a) the funds contained in the trust account established in connection with the SPAC’s IPO (the “Trust Account”) after giving effect to the Redemptions, (b) any cash on the SPAC’s balance sheet immediately prior to the closing of the Transactions (the “Closing”), (c) the aggregate amount of gross proceeds actually received by the GOWell or PubCo (as applicable) from the PIPE Investments and (d) without duplication of any amounts in clause (c), the aggregate amount of gross proceeds set forth in any term sheets related to potential PIPE investments (clauses (a) to (d), the “Closing Proceeds”) being equal to or exceeding $50,000,000 at any time on or prior to Closing (the “Minimum Cash Condition”). Conditions (i) through (iii) and (vii) above are for the benefit of all parties to the Business Combination Agreement and subject to waiver by GOWell and SPAC, conditions (iv) and (v) above are for the benefit of each of SPAC and GOWell, as applicable, and subject to waiver by such party individually, and condition (vi) is for the benefit of SPAC and subject to waiver by SPAC. As of the date of this proxy statement/prospectus, the Minimum Cash Condition is expected to be satisfied based on the anticipated proceeds from the Signing PIPE Investment and Closing PIPE Investment (each as defined below) and through amounts released to us from the Trust Account. However, in the event that the Minimum Cash Condition is not satisfied, SPAC and GOWell may, each in their sole discretion, waive the Minimum Cash Condition. If SPAC and GOWell waive the Minimum Cash Condition, SPAC intends to file a Current Report on Form 8-K within four business days of such event, however such condition may be waived at any time prior to the Closing, including after the deadline for submitting redemption requests or the EGM, and, given such timing, you may not be notified before the deadline for submitting redemption requests or the EGM. For more information, see “The Business Combination Agreement — Conditions to Closing.”

Only holders of record of the SPAC Ordinary Shares at the close of business on the Record Date are entitled to notice of and to have their votes counted at the EGM and any adjournment of the EGM.

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

The approval of the Merger Proposal requires a special resolution under the Cayman Companies Act, being the affirmative vote (in person (including virtually) or by proxy) of the holders of at least two-thirds of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by the holders of SPAC Ordinary Shares.

The approval of each of the Advisory Organizational Documents Proposals requires an ordinary resolution on a non-binding and advisory basis only, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposal are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if it is approved by holders of SPAC Ordinary Shares.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Inflection Point Fund I LP (the “New Sponsor”), Maywood Sponsor LLC (the “Prior Sponsor,” together with the New Sponsor, the “Sponsors”), and SPAC’s officers and directors have entered into an amended and restated letter agreement (the “A&R Letter Agreement”) with us, pursuant to which they agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an initial business combination. Such redemption rights waiver was provided by Prior Sponsor and our former officers and directors at the time of the IPO, and was provided by New Sponsor and our current officers and directors at the time of the Sponsor Transaction, in each case without any separate consideration paid. Additionally, pursuant to the SPAC Holders Support Agreement, the Sponsors and each of Seaport Global Securities LLC and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, the representatives of the underwriters of our IPO (collectively, the “Representatives”), agreed not to redeem any SPAC Ordinary Shares held by them in connection with the Business Combination. Such redemption rights waiver was provided without any separate consideration paid in connection with providing such waiver. The Sponsors and Representatives collectively own 990,000 Founder Shares and 2,294,375 SPAC Class A Shares, consisting of the Retained Shares and the SPAC Class A Shares underlying the units purchased in the private placement consummated simultaneously with the IPO (the “Private Placement Units”) (and excluding the SPAC Class A Shares issuable upon exchange of the SPAC Rights included therein, as such shares are not currently outstanding and entitled to vote), representing approximately 27.6% of the issued and outstanding SPAC Ordinary Shares as of the date of this proxy statement/prospectus.

Your vote is very important.    Whether or not you plan to attend the EGM, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the EGM. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the EGM. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the EGM, and if the other conditions to Closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Organizational Documents Proposals and Incentive Plan Proposal are each conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the EGM. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the EGM in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the EGM and will not be voted. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in the accompanying proxy statement/prospectus. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but will not count as a vote cast at the EGM and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention and a broker non-vote is not a vote cast. If you are a shareholder of record and you attend the EGM and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your SPAC Ordinary Shares, please contact             , our proxy solicitor, by email at             . Individuals may also call              toll free at             ; banks and brokers can call             . This notice of EGM and the proxy statement/prospectus are available at             .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Michael Blitzer
Chairman and Chief Executive Officer
, 2026

Important Notice Regarding the Availability of Proxy Materials for the EGM to be held on             , 2026: This notice of EGM and the related proxy statement will be available at             .

IF YOU RETURN YOUR PROXY CARD SIGNED AND WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR PROXY CARD WILL APPOINT MICHAEL BLITZER AND KEVIN SHANNON AS YOUR PROXY TO VOTE YOUR SHARES IN THEIR DISCRETION. MICHAEL BLITZER AND KEVIN SHANNON WILL VOTE ANY UNDIRECTED PROXIES IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) SUBMIT A WRITTEN REQUEST TO CONTINENTAL AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EGM, WHICH REQUEST MUST INCLUDE THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE PUBLIC SHARES FOR WHICH REDEMPTION IS REQUESTED, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (2) TENDER OR DELIVER YOUR PUBLIC SHARES (AND SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS) TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

The accompanying proxy statement/prospectus is dated             , 2026 and is first being mailed to shareholders on or about             , 2026.

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ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that the accompanying proxy statement/prospectus describes other than those contained in the accompanying proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by PubCo, SPAC or GOWell. The accompanying proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of the accompanying proxy statement/prospectus nor any distribution of securities made under the accompanying proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of PubCo, SPAC or GOWell since the date of the accompanying proxy statement/prospectus or that any information contained therein is correct as of any time subsequent to such date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and other documents incorporated by reference into this proxy statement/prospectus include or may include “forward-looking statements” regarding, among other things, the plans, strategies and prospects, both business and financial, of SPAC, PubCo and GOWell. These statements are based on the beliefs and assumptions of the management of SPAC, PubCo and GOWell. Although the parties believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of SPAC, PubCo or GOWell can assure you that they will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statement contained in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.

In addition to these important factors and matters discussed elsewhere herein, and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•        general economic, political and business conditions;

•        the inability of the parties to consummate the transactions contemplated by the Business Combination Agreement;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the number of redemption requests made by the Public Shareholders in connection with the Business Combination;

•        the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Transactions;

•        the risk that SPAC Shareholder Approval for the Business Combination is not obtained;

•        the anticipated capitalization and enterprise value of PubCo following the consummation of the Business Combination;

•        the ability of PubCo to issue equity, equity-linked or other securities in the future;

•        failure to realize the anticipated benefits of the transactions contemplated by the Business Combination Agreement, including as a result of a delay in consummating the Business Combination;

•        the risk that the Business Combination may not be completed by SPAC’s business combination deadline and the potential failure to obtain an extension of its business combination deadline, if sought by SPAC;

•        the risks related to the rollout of GOWell’s business and the timing of expected business milestones;

•        the ability of PubCo to execute its growth strategy, manage growth profitably and retain its key employees;

•        the ability of PubCo to obtain or maintain the listing of its securities on the Nasdaq following the Business Combination;

•        and other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein.

We caution readers of this proxy statement/prospectus not to place undue reliance on these forward-looking statements.

All forward-looking statements made in this proxy statement/prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this proxy statement/prospectus, and we expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.

Please note in this registration statement, “we,” “us,” “our”, the “Company,” and “GOWell” refers to GOWell Technology Limited, a Cayman Islands exempted company and its subsidiaries prior to the consummation of the Business Combination, and to GOWell Energy Technology, a Cayman Islands exempted company and its subsidiaries, including GOWell Technology Limited, following the consummation of the Business Combination. References to “PubCo” refer to GOWell Energy Technology prior to and GOWell Energy Technology and its subsidiaries after the consummation of the Business Combination, unless the context otherwise requires.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission by PubCo and GOWell, as the co-registrant (File No. 333-[•]), constitutes a prospectus of PubCo and GOWell under Section 5 of the Securities Act with respect to the (i) PubCo Ordinary Shares to be issued to the SPAC Shareholders and the (ii) PubCo Preferred Shares, PubCo Warrants and the underlying PubCo Ordinary Shares to be issued to the Signing PIPE Investor upon the conversion of its Company Preferred Shares and Company Warrants as part of the Rule 145(a) transaction, in each case, if the Business Combination is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the EGM of the SPAC Shareholders at which the SPAC Shareholders will be asked to consider and vote upon proposals to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, by the approval and adoption of the Business Combination Proposal, Merger Proposal, Advisory Organizational Documents Proposals, Incentive Plan Proposal, and the Adjournment Proposal (if presented for a vote).

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires, “$,” “USD” and “U.S. dollar” each refer to the United States dollar.

The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. The functional currency of the Company’s subsidiaries will generally be U.S. dollars.

FINANCIAL STATEMENT PRESENTATION

PubCo was incorporated on October 8, 2025 for the purpose of effectuating the Business Combination described herein. PubCo has no material assets or liabilities and does not operate any businesses. This Registration Statement/Proxy Statement contains:

•        the audited ﬁnancial statements of SPAC for the year ended December 31, 2025 and for the period from May 31, 2024 (inception) to December 31, 2024;

•        the audited consolidated ﬁnancial statements of GOWell for the years ended December 31, 2024, and December 31, 2023 and the unaudited condensed consolidated financial statements of GOWell for the nine months ended September 30, 2025 and September 30, 2024; and

•        the audited ﬁnancial statements of PubCo for the period from October 8, 2025 (inception) through October 8, 2025.

IMPORTANT INFORMATION ABOUT GAAP AND IFRS

The SPAC’s financial statements included in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

GOWell’s audited financial statements included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Presentation of financial information in accordance with IFRS requires GOWell’s management to make various estimates and assumptions which may impact the values shown in the financial statements and the respective notes thereto. The actual values may differ from such assumptions. Further, IFRS differs in certain material respects from GAAP and, as such, GOWell’s financial statements are not comparable to the financial statements of companies prepared in accordance with GAAP. This proxy statement/prospectus does not include any explanation of the principal differences or any reconciliation between IFRS and GAAP.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which the Company competes, as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with the Company’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Company management’s judgment where information is not publicly available. This information appears in “Information About the Company” “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we believe that these third-party sources are reliable, this belief does not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Further, forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. Notwithstanding the foregoing, we are responsible for the disclosure contained in this proxy statement/prospectus.

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FREQUENTLY USED TERMS

In this document:

“2026 EBITDA Target” means the sum of $35,000,000.

“2027 EBITDA Target” means the sum of $50,000,000.

“2028 EBITDA Target” means the sum of $70,000,000.

“25% Redemptions Scenario” means the redemption scenario which assumes that Public Shareholders holding 2,156,250 SPAC Class A Shares will exercise their redemption rights for $22,274,063 upon consummation of the Business Combination at a Redemption Price of approximately $10.33 per share, or 25% of the Public Shares issued and outstanding.

“50% Redemptions Scenario” means the redemption scenario which assumes that Public Shareholders holding 4,312,500 SPAC Class A Shares will exercise their redemption rights for $44,548,125 upon consummation of the Business Combination at a Redemption Price of approximately $10.33 per share, or 50% of the Public Shares issued and outstanding.

“75% Redemptions Scenario” means the redemption scenario which assumes that Public Shareholders holding 6,468,750 SPAC Class A Shares will exercise their redemption rights for $66,822,188 upon consummation of the Business Combination at a Redemption Price of approximately $10.33 per share, or 75% of the Public Shares issued and outstanding.

“A&R Letter Agreement” means the amended and restated letter agreement, dated September 9, 2025, by and among the SPAC, Prior Sponsor, New Sponsor, and certain Insiders.

“Accrued Value” means (x) the aggregate amount, including any nominal value and any premium, paid or deemed to be paid to GOWell by or on behalf of the applicable Company Preferred Shareholder in connection with the issuance of such Company Preferred Share, and (y) any unpaid arrears of dividends or other amounts payable (including PIK dividends) in respect of such Company Preferred Share.

“Business Combination Agreement” means the Business Combination Agreement, dated October 13, 2025, by and among SPAC, GOWell, PubCo and Merger Sub, as amended on December 22, 2025.

“Cayman Companies Act” means the Companies Act of the Cayman Islands (As Revised).

“Closing” means the closing of the Transactions.

“Closing PIPE Investor” means the investor named in the Closing PIPE Subscription Agreement.

“Closing PIPE Subscription Agreement” means the subscription agreement, dated October 13, 2025, by and between GOWell and the Closing PIPE Investor.

“Closing Proceeds” means the sum, without duplication, of (a) the funds contained in the Trust Account after giving effect to the Redemptions, (b) any cash on the SPAC’s balance sheet immediately prior to the Closing, (c) the aggregate amount of gross proceeds actually received by the GOWell or PubCo (as applicable) from the PIPE Investments and (d) without duplication of any amounts in clause (c), the aggregate amount of gross proceeds set forth in any term sheets related to potential PIPE investments

“Code” means the U.S. Internal Revenue Code of 1986.

“Cohen” means Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC.

“Company Articles” means the Company’s second amended and restated memorandum and articles of association in effect immediately prior to the Second Merger.

“Company Consideration Shares” means the quotient obtained from dividing the Initial Merger Consideration by the Redemption Price (subject to a cap of $10.50 per share).

“Company Ordinary Share” means an ordinary share, par value $0.0001 per share, of GOWell.

“Company Preferred Share” means each Series A redeemable preference share, par value $0.0001 per share, of GOWell.

“Company Preferred Shareholder” means a holder of Company Preferred Shares.

“Company Restricted Share” means each Company Ordinary Share subject to vesting, forfeiture or other restrictions.

“Company Shareholder Approval” means the approval and adoption of the Business Combination Agreement and the Transactions by requisite vote of Company’s shareholders.

“Company Shareholder Lock-Up Agreement” means the lock-up agreement to be entered into by and between PubCo and the GOWell Shareholder at Closing.

“Company Subject Securities” means the Company Ordinary Shares held by the GOWell Shareholder (together with any other equity securities thereafter acquired by the GOWell Shareholder).

“Company Support Agreement” means the support agreement, dated October 13, 2025, by and among the GOWell Shareholder, SPAC, GOWell and PubCo.

“Company Warrant” means each warrant to purchase Company Ordinary Shares.

“completion window” means the duration from the closing of the IPO until May 14, 2026, which date is 15 months from consummation of the IPO, or up to August 14, 2026 if the original date is extended as described the prospectus relating to the IPO.

“Condition Precedent Proposals” means, collectively, the Business Combination Proposal and Merger Proposal.

“DEC” means Deformation & Eccentricity Tool for measuring casing deformation and tubing eccentricity.

“E&P” means Exploration and Production companies.

“Earnout Shares” means the aggregate of 20,000,000 additional PubCo Ordinary Shares which may be issued to the GOWell Shareholder and the New Sponsor, or their successors or assigns, subject to equitable adjustment.

“ePDT” means Enhanced Pipe Detection Tool for detecting multiple layers of casing without shutting down production.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient obtained by dividing the Company Consideration Shares by the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time.

“First Merger” means the merger of SPAC with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company.

“First Merger Effective Time” means the effective time of the First Merger.

“GallopStar” means GOWell’s modular open-hole data acquisition system and associated logging tools.

“General Lock-Up Period” means the period commencing from the Closing Date until the date that is the earlier of (x) six months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property.

“General Lock-Up Securities” means the PubCo Ordinary Shares issued to the Sponsors or Insiders in exchange for the SPAC Class A Shares and SPAC Class B Shares held by the Sponsors (together with any dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions).

“GOWell” means GOWell Technology Limited, a Cayman Islands exempted company.

“GOWell Shareholder” means Hegro Well PTE. Ltd, a private company organized and existing under the Laws of Singapore and a wholly owned subsidiary of Xi’an Gewei Petroleum Equipment Co., Ltd., which is controlled by Mr. Xi Zhang.

“Holder” means the GOWell Shareholder, Sponsors, Representatives, the PIPE Investors and other parties signatory to the New Registration Rights Agreement.

“IFRS” means the International Financial Reporting Standards.

“Indemnification Agreement” means the indemnification agreement, dated September 9, 2025, by and between the SPAC and the New Sponsor.

“Initial Merger Consideration” means $300,000,000.

“Insiders” means shareholders of SPAC who are members of the SPAC Board and/or management team.

“IPO” means the initial public offering of SPAC, which was consummated on February 14, 2025.

“Maximum Redemptions Scenario” means the redemption scenario which assumes that Public Shareholders holding 8,625,000 SPAC Class A Shares will exercise their redemption rights for $89,074,820 upon consummation of the Business Combination at a Redemption Price of approximately $10.33 per share, or 100% of the Public Shares issued and outstanding.

“Mergers” means, collectively, the First Merger and Second Merger.

“Merger Sub” means IPCV Merger Sub Limited, a Cayman Islands exempted company and direct wholly-owned subsidiary of SPAC.

“Merger Sub Share” means an ordinary share, par value $1.00 per share, of Merger Sub.

“Minimum Cash Condition” means the condition that the Closing Proceeds shall equal or exceed $50,000,000 at any time prior to the Closing.

“Newbridge” means Newbridge Securities Corporation.

“New Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among PubCo, the GOWell Shareholder, the Sponsors, Representatives, SPAC, the PIPE Investors, and other parties signatory thereto, at Closing.

“New Sponsor” means Inflection Point Fund I LP.

“No Redemptions Scenario” means the redemption scenario which assumes that no Public Shareholders exercise their redemption rights with respect to their Public Shares.

“OFS” means Oilfield Service companies that purchase or lease logging equipment from providers and package it into broader oil and gas service offerings.

“PIPE Investments” means the investments made pursuant to the Signing PIPE Subscription Agreement and Closing PIPE Subscription Agreement.

“PegasusStar” means GOWell’s modular cased-hole data acquisition system and associated logging tools.

“PIPE Investors” means, collectively, the Closing PIPE Investor and the New Sponsor.

“Prior Sponsor” means Maywood Sponsor, LLC, a Delaware limited liability company.

“Private Placement Lock-Up Period” means the period commencing from the Closing Date until the date that is the earliest of (x) 30 days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property.

“Private Placement Lock-Up Securities” means the PubCo Ordinary Shares issued to the Prior Sponsor and Representatives pursuant to the terms of the Business Combination Agreement in exchange for the Private Placement Securities (as defined below) following the Unit Separation (together with any dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions).

“Private Placement Units” means the 125,000 and 140,625 SPAC Units purchased by the Sponsor and Representatives, respectively, at $10.00 per unit in a private placement that occurred simultaneously with the closing of the IPO.

“Promissory Note” means the unsecured non-convertible promissory note, dated February 12, 2025, as amended on January 7, 2026, to increase the aggregate principal amount of the unsecured non-convertible promissory note to $700,000 to reflect a $200,000 advance made by the New Sponsor to SPAC for working capital. The Promissory Note is non-interest bearing and repayable in cash, with respect to the initial $500,000 Sponsor Loan, only upon the closing of the SPAC’s initial business combination and, with respect to the additional $200,000 loan, upon the earlier of the closing of the SPAC’s initial business combination and its liquidation. The Promissory Note may not be prepaid and no proceeds held in the Trust Account would be used to repay the Promissory Note.

“PubCo” means GOWell Energy Technology, a Cayman Islands exempted company.

“PubCo A&R Articles” means the amended and restated memorandum and articles of association of PubCo to be adopted in connection with the consummation of the Business Combination.

“PubCo Ordinary Share” means an ordinary share of a par value of $0.0001 per share of PubCo.

“PubCo Preferred Share” means a series A redeemable preference share of a par value of $0.0001 per share of PubCo.

“PubCo Restricted Share” means a PubCo Ordinary Share subject to vesting, forfeiture or other restrictions.

“PubCo Warrant” means a warrant exercisable for PubCo Ordinary Shares at an initial exercise price of $12.00 per share.

“PubCo Sole Shareholder” means the sole shareholder of PubCo in the register of members of PubCo.

“Public Rights” means the 8,625,000 SPAC Rights offered as part of the SPAC Units in the IPO.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the 8,625,000 SPAC Class A Shares offered as part of the SPAC Units in the IPO.

“Record Date” means            , 2026.

“Redemptions” means the redemption of SPAC Class A Shares issued as part of the SPAC Units issued in the IPO that are validly submitted for redemption and not withdrawn.

“Redemption Price” means the price at which each Public Share may be redeemed. For purposes of calculating the Exchange Ratio pursuant to the Business Combination Agreement, the Redemption Price is subject to a cap of $10.50 per share. No such cap will apply to redemptions by Public Shareholders.

“Registrable Securities” means, with respect to the New Registration Rights Agreement, the PubCo Ordinary Shares held by a Holder immediately following the Closing, any PubCo Ordinary Shares that may be acquired upon the exercise, conversion, or redemption of any derivative security held by a Holder immediately following the Closing, any equity securities that are “restricted securities” or held by an “affiliate” (each as defined in Rule 144 under the Securities Act), any of the PubCo Restricted Shares which were granted to Holders, and any other equity security issued in a share dividend, share split, or similar transaction.

“Representatives” means, collectively, Cohen and Seaport.

“Retained Shares” means the 2,028,750 Founder Shares retained and converted into SPAC Class A Shares by the Prior Sponsor after the Sponsor Transaction.

“Seaport” means Seaport Global Securities LLC.

“Second Merger” means the merger of Merger Sub with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo.

“Second Merger Effective Time” means the effective time of the Second Merger.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means a shelf registration statement on Form F-1.

“Signing PIPE Securities” means the Company Preferred Shares and Company Warrants purchased by the New Sponsor from GOWell pursuant to the Signing PIPE Subscription Agreement.

“Signing PIPE Subscription Agreement” means the subscription agreement, dated October 13, 2025, by and between GOWell land the New Sponsor.

“SPAC” means Inflection Point Acquisition Corp. V, a Cayman Islands exempted company.

“SPAC Articles” means the third amended and restated memorandum and articles of association of SPAC.

“SPAC Board” means the board of directors of SPAC.

“SPAC Class A Share” means a Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Conversion” means the automatic conversion of each SPAC Class B Share that is issued and outstanding into one SPAC Class A Share.

“SPAC Class B Share” means a Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Holders Support Agreement” means the support agreement, dated October 13, 2025, by and among the Sponsors, Representatives, SPAC, GOWell and PubCo.

“SPAC Right” means a right of SPAC, entitling the holder to one-fifth of one SPAC Class A Share upon the completion of SPAC’s initial business combination.

“SPAC Ordinary Shares” means, collectively, the SPAC Class A Shares and SPAC Class B Shares.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“SPAC Shareholder Approval” means the approval and adoption of the Business Combination Agreement, the First Merger and the Transactions by requisite vote of the SPAC Shareholders.

“SPAC Unit” means a unit of SPAC, which consists of one SPAC Class A Share and one SPAC Right.

“Sponsors” means, collectively, the Prior Sponsor and New Sponsor.

“SPAC Lock-Up Agreement” means the lock-up agreement to be entered into at Closing, by and among the Sponsors, Representatives and Insiders.

“Sponsor Loan” means the loan evidenced by the Promissory Note.

“Sponsor Transaction” means the sale by the Prior Sponsor to the New Sponsor of 990,000 Founder Shares for an aggregate purchase price of $1,300,000, and the original principal amount of $500,000 outstanding under the Sponsor Loan.

“Subscription Agreements” means, collectively, the Signing PIPE Subscription Agreement and Closing PIPE Subscription Agreement.

“Trust Account” means the trust account established in connection with the IPO.

“TTCE” means Through-Tubing Cement Evaluation tool that enables thru-tubing data logging for evaluating cement behind casing without pulling tubing.

“Unit Separation” means the separation of the SPAC Units into SPAC Class A Shares and SPAC Rights.

“ViewWell™” means GOWell’s proprietary software platform for well integrity analysis, data visualization, and interpretation.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the EGM, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to SPAC’s shareholders. SPAC urges shareholders to read this proxy statement/prospectus, including the annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the EGM, which will be held virtually at            Eastern Time, on             , 2026. The EGM will be a virtual meeting conducted via live webcast at             . For the purposes of Cayman Islands law and the SPAC Articles,”), the physical location of the EGM will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. To participate in the EGM online, visit and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the EGM, as described in this proxy statement/prospectus.

Q.     Why am I receiving this proxy statement/prospectus?

A.     SPAC Shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides that, among other things, SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company and after the First Merger Effective Time, Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly owned direct subsidiary of. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, which is incorporated by reference into this proxy statement/prospectus, and you are encouraged to read it in its entirety.

In connection with the completion of the Business Combination, SPAC will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and the SPAC Articles.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SPAC AND GOWELL, CAREFULLY AND IN ITS ENTIRETY.

Q.     What proposals are shareholders of SPAC being asked to vote upon?

A.     At the EGM, SPAC is asking holders of SPAC Ordinary Shares to consider and vote upon:

•        The Business Combination Proposal;

•        The Merger Proposal;

•        The Advisory Organizational Documents Proposals;

•        The Incentive Plan Proposal; and

•        The Adjournment Proposal, if presented.

If SPAC’s shareholders do not approve each of the Condition Precedent Proposals, then the Business Combination Agreement could be terminated and the Business Combination may not be consummated. See the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal” and “Proposal No. 2 — The Merger Proposal”.

SPAC will hold the EGM to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the EGM. Shareholders of SPAC should read it carefully.

After careful consideration, the SPAC Board has determined that each of (a) the Business Combination Proposal, (b) the Merger Proposal, (c) the Advisory Organizational Proposals, (d) the Incentive Plan Proposal, and (e) the Adjournment Proposal, if presented, are advisable and in the best interests of SPAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” for a further discussion of these considerations.

Q.     Are the proposals conditioned on one another?

A.     Yes. The Business Combination is conditioned on the approval of each of the Business Combination Proposal and the Merger Proposal at the EGM, which we refer to herein as the Condition Precedent Proposals. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Organizational Documents Proposals and the Incentive Plan Proposal are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Q:     I am a holder of Public Shares. Why am I receiving this proxy statement/prospectus?

A:     Upon consummation of the Business Combination, and without any action on the part of any party or any other person, each outstanding SPAC Class A Share (excluding Public Shares validly submitted for redemption) will be cancelled and exchanged for one PubCo Ordinary Share. This proxy statement/prospectus includes important information about PubCo and the business of PubCo and its subsidiaries following consummation of the Business Combination. SPAC urges you to read the information contained in this proxy statement/prospectus carefully.

Q:     I am a holder of Public Rights. Why am I receiving this proxy statement/prospectus?

A:     This proxy statement/prospectus includes important information about SPAC, GOWell and the business of PubCo following consummation of the Business Combination. As holders of SPAC Rights will be entitled to receive PubCo Ordinary Shares upon consummation of the Business Combination on the terms set forth below, SPAC urges you to read the information contained in this proxy statement/prospectus carefully.

Subject to the terms set forth below, each SPAC Right that is issued and outstanding will be automatically exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down. Following the exchange of the SPAC Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share upon consummation of the Business Combination. The exchange of your SPAC Rights will occur even if the holder of such SPAC Right(s) redeemed all Public Shares held by him, her or it in connection with the Business Combination.

No additional consideration will be required to be paid by a holder of SPAC Rights in order to receive his, her or its additional PubCo Ordinary Shares upon consummation of the Business Combination. The shares issuable upon exchange of the SPAC Rights will be freely tradable (except to the extent held by affiliates of PubCo).

Promptly upon the consummation of the Business Combination, we will direct registered holders of the SPAC Rights to return their SPAC Rights to Continental, our Rights Agent. Upon receipt of the SPAC Rights, the Rights Agent will issue to the registered holder of such SPAC Right(s) the number of full PubCo Ordinary Shares to which he, she or it is entitled.

We will not issue any fractional shares upon the exchange of the SPAC Rights, and no cash will be payable in lieu thereof. As a result, a holder must have five SPAC Rights to receive one SPAC Class A Ordinary Share, which will in turn be exchanged for one PubCo Ordinary Share at the Closing. In the event that any holder would otherwise be entitled to any fractional share upon exchange of his, her or its SPAC Rights, we will round down any entitlement to receive PubCo Ordinary Shares to the nearest whole share (and in effect extinguishing any fractional entitlement). Any rounding down and extinguishment may be done with or without any in lieu cash payment or other compensation being made to the holder of the relevant SPAC Rights.

Q.     Why is SPAC proposing the Business Combination?

A.     SPAC was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities. GOWell is an international company that provides a wide range of innovative well logging technologies and distributed sensing solutions for energy companies globally. GOWell maintains a multi-disciplinary research and development team with a robust patent portfolio of technology aimed to solve complex industry challenges. GOWell’s solutions can be applied to a wide range of wells from traditional energy to energy transition. GOWell has a global, diverse customer base with long-term relationships with the key major oilfield service companies and operators in the energy sector.

Based on SPAC’s due diligence investigations of GOWell and the industry in which it operates, including the financial and other information provided by GOWell in the course of SPAC’s due diligence investigations, the SPAC Board believes that the Business Combination with GOWell is advisable and in the best interests of SPAC and its shareholders. However, there is no assurance of this. Although the SPAC Board believes that the Business Combination with GOWell presents a unique business combination opportunity and is advisable and in the best interests of SPAC and its shareholders, the SPAC Board did consider certain potentially material negative factors in arriving at that conclusion. The positive and negative factors considered by the SPAC Board are discussed in greater detail in the section entitled “The Business Combination — The SPAC Board’s Reasons for the Approval of the Business Combination”, of this proxy statement/prospectus as well as in the section of this proxy statement/prospectus entitled “Risk Factors”.

Q.     What will happen in the Business Combination?

A.     The Business Combination is structured as follows:

Prior to the First Merger Effective Time:

(i)     each SPAC Unit that is issued and outstanding at such time shall be automatically detached into one SPAC Class A Share and one SPAC Right;

(ii)    each SPAC Class B Share that is issued and outstanding at such time shall be automatically converted into one SPAC Class A Share; and

(iii)   each SPAC Right that is issued and outstanding at such time shall be automatically converted into one-fifth of one SPAC Class A Share (provided, that if a holder of SPAC Rights would be entitled to receive a fraction of a SPAC Class A Share upon the Rights Conversion, the number of SPAC Class A Shares issued to such holder upon the Rights Conversion will be rounded down to the nearest whole number of SPAC Class A Shares without cash settlement for such rounded fraction).

At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holders of securities of SPAC or PubCo:

(iv)   each SPAC Class A Share (including the SPAC Class A Shares issued upon the Unit Separation, SPAC Class B Conversion, and upon exchange of the SPAC Rights, but not including any treasury shares, dissenting shares and Public Shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the First Merger Effective Time, shall be converted into the right to receive one PubCo Ordinary Share; and

(v)    each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time all of which shall be standing in the name of the PubCo Sole Shareholder in the register of members of PubCo shall be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share

The Second Merger is intended to occur at least one Business Day after the First Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party of the holders of securities of the Company or PubCo:

(vi)   each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to the Exchange Ratio. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares;

(vii)  each Company Preferred Share that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price;

(viii) each Company Warrant that is issued and outstanding immediately prior to the Second Merger Effective Time that was issued pursuant to a Signing PIPE Subscription Agreement or Closing PIPE Subscription Agreement, will be converted into the right to receive a PubCo Warrant exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5;

(ix)   each Company Restricted Share that is outstanding and unvested immediately prior to the Second Merger Effective Time will automatically be assumed and converted into one PubCo Restricted Share on the same terms and conditions as are in effect with respect to each such award of Company Restricted Shares immediately prior to the Second Merger Effective Time; and

(x)    each Merger Sub Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Second Surviving Company.

The GOWell Shareholder will receive 29,041,627 PubCo Ordinary Shares at the Second Merger Effective Time, which was calculated, for illustrative purposes, using an estimated Redemption Price of $10.33. In addition to the Company Consideration Shares, following the Closing, PubCo will issue to the GOWell Shareholder and the New Sponsor, or their successors and assigns, their allocable portion of up to an aggregate of 20,000,000 Earnout Shares in three tranches respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the SEC:

•        2026 EBITDA (x) equal to or greater than 94% of $35,000,000 but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

•        2027 EBITDA (x) equal to or greater than 80% of $50,000,000 but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

•        2028 EBITDA (x) equal to or greater than 80% of $70,000,000 but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

Additionally, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to certain of the officers and directors of SPAC as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will automatically be assumed and converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up.

Q.     What are the reasons for the structure and timing of the Business Combination and the PIPE Investments?

A.     SPAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. In the second half of 2025, Inflection Point principals Michael Blitzer and Kevin Shannon assumed leadership of SPAC, with Mr. Blitzer appointed Chairman and Chief Executive Officer and Mr. Shannon appointed Chief Operating Officer. Zikang Wu, a member of the original SPAC management team, remained in place as Chief Financial Officer and a member of the SPAC Board. In connection with the leadership transition, two new independent directors, William Denkin and Steven Tannenbaum, were added to the SPAC Board, and all other members of the prior management team resigned. In January 2026, a third independent director, Carolyn Trabuo, was added to the SPAC Board.

Inflection Point’s initial engagement with GOWell occurred during the target search process of Inflection Point Acquisition Corp. II (“IPXX”) in late 2023. In March 2024, GOWell decided to discontinue negotiations to pursue a potential business combination at that time and instead pursue other sources of potential financing. However, GOWell and Inflection Point remained in periodic contact thereafter. In May 2025, Mike Reed, Chief Financial Officer of GOWell, emailed the Inflection Point team to re-engage on the possibility of pursuing a business combination in light of improved market conditions. This outreach catalyzed the discussions initially with Inflection Point Acquisition Corp. III (“IPCX”). However, given IPCX’s uncertainty of the actionability and timeline of the GOWell opportunity at that time and other time-sensitive opportunities, IPCX entered into exclusivity and eventually signed a business combination agreement with Air Water Ventures Limited. In July 2025, members of the New Sponsor explored the potential acquisition of an existing SPAC to facilitate the Business Combination with GOWell. In September 2025, the New Sponsor assumed leadership of SPAC following the Sponsor Transaction, which eventually led to the Business Combination Agreement between GOWell and SPAC. There was no agreement, arrangement, or understanding between New Sponsor and SPAC, or its or their officers, directors, or affiliates, with respect to determining whether to proceed with the Business Combination with GOWell or any other initial business combination. The terms of the Business Combination Agreement are the result of negotiations between the representatives of SPAC and GOWell, each in consultation with its advisors, which occurred between July 2025 and October 2025.

In connection with the transactions contemplated by the Business Combination Agreement, GOWell entered into (i) the Signing PIPE Subscription Agreement with the New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time. Such PIPE securities will be converted into securities of PubCo as part of the Business Combination as follows: at the Second Merger Effective Time, the Company Preferred Shares will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price, and the Company Warrants will be converted into the right to receive PubCo Warrants exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5.

As contemplated by the Business Combination Agreement, the structure and timing of the Business Combination and the PIPE Investments was determined and agreed by the parties in light of general business considerations weighing in favor of consummating the transaction promptly and the deadline for SPAC to complete an initial business combination pursuant to the SPAC Articles.

For more information, see “The Business Combination — Background of the Business Combination.”

Q.     What will the GOWell Shareholder receive in connection with the Business Combination?

A.     Pursuant to the Business Combination Agreement, at the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party of the holders of securities of the Company or PubCo, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of

PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares.

Q.     What equity stake will current SPAC Shareholders and the GOWell Shareholder hold in PubCo immediately after the consummation of the Business Combination?

A.     Upon consummation of the Business Combination, the post-Closing share ownership of PubCo under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, Preferred Shares, PubCo would be as follows:

	VOTING INTERESTS IN PUBCO
PRO FORMA OWNERSHIP	No Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding
Public Shares(1)	8,625,000	18.3%	11.1%	6,468,750	14.4%	8.6%	4,312,500	10.1%	5.9%	2,156,250	5.3%	3.0%	—	0.0%	0.0%
Public Rights(2)	1,725,000	3.7%	2.2%	1,725,000	3.8%	2.3%	1,725,000	4.0%	2.4%	1,725,000	4.2%	2.4%	1,725,000	4.5%	2.5%
Founder Shares(3)	990,000	2.1%	1.3%	990,000	2.2%	1.3%	990,000	2.3%	1.4%	990,000	2.4%	1.4%	990,000	2.6%	1.4%
Retained Shares(4)	2,028,750	4.3%	2.6%	2,028,750	4.5%	2.7%	2,028,750	4.7%	2.8%	2,028,750	5.0%	2.9%	2,028,750	5.3%	2.9%
Private Placement Units(5)	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*
PubCo Restricted Shares(6)	4,481,250	9.5%	5.8%	4,481,250	9.9%	5.9%	4,481,250	10.4%	6.1%	4,481,250	11.0%	6.3%	4,481,250	11.6%	6.5%
Company Consideration Shares(7)	29,041,627	61.5%	37.4%	29,041,627	64.5%	38.5%	29,041,627	67.7%	39.6%	29,041,627	71.3%	40.8%	29,041,627	75.3%	42.1%
Total	47,210,377	100.1%		45,054,127	100.0%		42,897,877	99.9%		40,741,627	100.0%		38,585,377	100.1%

Potential Sources of Dilution
Earnout Shares(8)	20,000,000		25.9%	20,000,000		26.4%	20,000,000		27.3%	20,000,000		28.1%	20,000,000		29.0%
PubCo Preferred Shares(9)	7,002,418		9.0%	7,002,418		9.3%	7,002,418		9.6%	7,002,418		9.9%	7,002,418		10.1%
PubCo Warrants(10)	3,431,372		4.4%	3,431,372		4.5%	3,431,372		4.6%	3,431,372		4.8%	3,431,372		5.0%
Fully-Diluted Shares	77,644,167		100.0%	75,487,917		100.0%	73,331,667		100.2%	71,175,417		99.9%	69,019,167		100.0%

____________

*        Less than 1%.

          Percentages may not sum to 100.0% due to rounding.

(1)      Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 2,156,250 Public Shares in the 25% Redemptions Scenario, (iii) 4,312,500 Public Shares in the 50% Redemptions Scenario, (iv) 6,468,750 Public Shares in the 75% Redemptions Scenario, and (v) all 8,625,00 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.

(2)      Represents the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, with all fractional shares rounded down. Following the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(3)      Represents the SPAC Class B Shares held by the New Sponsor. Prior to the First Merger Effective Time, each SPAC Class B Share that is issued and outstanding at such time shall be automatically converted into one SPAC Class A Share. Following the SPAC Class B Conversion, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(4)      Represents the SPAC Class A Shares retained by Prior Sponsor following the Sponsor Transaction. At the SPAC Merger Effective Time, each whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share.

(5)      Prior Sponsor and Representatives purchased 125,000 and 140,625 Private Placement Units, respectively, in a private placement that closed simultaneously with the IPO. Prior to the SPAC Merger Effective Time, the Unit Separation will occur, whereby each SPAC Unit that is issued and outstanding at such time shall be automatically detached into one SPAC Class A Share and one SPAC Right. Then, each SPAC Right will be exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down. Following the Unit Separation and the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(6)      Reflects the 4,481,250 PubCo Restricted Shares to be issued to officers and directors of SPAC as of the Closing pursuant to the terms of the Business Combination Agreement.

(7)      The GOWell Shareholder holds 100% of all outstanding Company Ordinary Shares as of the date of this proxy statement/prospectus. At the Second Merger Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,626 PubCo Ordinary Shares.

(8)      Assumes that PubCo issues the maximum number of Earnout Shares to the GOWell Shareholder and New Sponsor under the Business Combination Agreement due to PubCo and its subsidiaries achieving the 2026 EBITDA Target, 2027 EBITDA Target and 2028 EBITDA Target. The allocation of such Earnout Shares among the GOWell Shareholder and New Sponsor, or their respective designees and assigns, will be mutually determined.

(9)      Represents PubCo Ordinary Shares underlying PubCo Preferred Shares. At the Second Merger Effective Time, the Company Preferred Shares will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price. For illustrative purposes, the Accrued Value is estimated to be $84,029,009 and the Redemption Price is estimated to be $10.33, resulting in the issuance of 8,134,464 PubCo Preferred Shares. Further assumes the conversion in full of all PubCo Preferred Shares, pursuant to their terms, into an aggregate of 7,002,418 PubCo Ordinary Shares.

(10)    Represents PubCo Ordinary Shares underlying PubCo Warrants. At the Second Merger Effective Time, the Company Warrants will be converted into the right to receive PubCo Warrants exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5. For illustrative purposes, assumes the exercise of all such PubCo Warrants for cash at a cash exercise price of $12.00.

Share ownership presented in the table above is only presented for illustrative purposes and does not necessarily reflect what PubCo’s share ownership will be after the Closing. SPAC and GOWell cannot predict how many of the Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above, and therefore the ownership percentages of Public Shareholders may also differ if the actual redemptions are different from these assumptions. The Public Shareholders that do not elect to redeem their Public Shares will experience immediate dilution as a result of the Business Combination. The Public Shareholders currently own approximately 72.4% of the issued and outstanding SPAC Ordinary Shares. As noted in the above table, even if no Public Shareholders redeem their Public Shares in the Business Combination, the Public Shareholders’ ownership will decrease from approximately 72.4% of the SPAC Ordinary Shares prior to the Business Combination to owning approximately 18.3% of the total outstanding PubCo Ordinary Shares at the Closing (without giving effect to dilutive securities). As redemptions increase, the overall percentage ownership held by the Sponsors, Representatives, the GOWell Shareholder, and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. The table excludes PubCo Ordinary Shares that will be available for issuance under the PubCo Incentive Plan, as such shares will not be outstanding as of the Closing Date and does not include transaction bonus awards and equity incentives which may be issued to GOWell executives, as the amount, timing, and other terms of such grants have not yet been determined. Additionally, assumes no Working Capital Loans are outstanding and that the Sponsor Loan is repaid in cash in accordance with its terms. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Combined Financial Information.” See also “Risk Factors — The SPAC’s shareholders will experience dilution due to the issuance of PubCo Ordinary Shares and securities convertible into PubCo Ordinary Shares in the Business Combination and PIPE Investments.”

Q.     How has the announcement of the Business Combination affected the trading price of the SPAC securities?

A.     On October 10, 2025, the last trading date prior to the public announcement of the Business Combination, SPAC Units, SPAC Class A Shares and SPAC Rights closed at $10.65, $10.36 and $0.72, respectively. As of March 19, 2026, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing price for the SPAC Units, SPAC Class A Shares and SPAC Rights was $10.61, $10.37 and $0.49 respectively.

Q.     What amendments will be made to the SPAC Articles?

A.     The consummation of the Business Combination is conditioned on, among other things, the First Merger, pursuant to which SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company. As such, upon consummation of the Business Combination, PubCo will be governed by the PubCo A&R Articles, which will be substantially in the form set forth in Annex C to this proxy statement/prospectus. Accordingly, in addition to voting on the Business Combination and the First Merger, SPAC Shareholders are also being asked to consider and vote upon the following material differences between the SPAC Articles and the PubCo A&R Articles pursuant to the Advisory Organizational Documents Proposals:

•        Proposal No. 3A — Authorized Share Capital — Under the PubCo A&R Articles PubCo would be authorized to issue 500,000,000 PubCo Shares, consisting of 450,000,000 PubCo Ordinary Shares and 50,000,000 PubCo Preferred Shares.

•        Proposal No. 3B — Action by Written Resolution of Shareholders — The PubCo A&R Articles require shareholders to pass resolutions at an annual or extraordinary general meeting and prohibit shareholders to pass written resolutions in lieu of a meeting.

•        Proposal No. 3C — Number of Directors — The PubCo A&R Articles provide that the minimum number of directors will be one person with a maximum of seven persons; provided, however, that the limits in the number of directors may be increased or reduced by an ordinary resolution, passed by the affirmative vote of holders of a simple majority of the votes cast by shareholders voting in person or by proxy at a general meeting of PubCo.

•        Proposal No. 3D — Election, Vacancy and Removal of Directors — The PubCo A&R Articles provide that for so long as the GOWell Shareholder, its affiliates and any other shareholders that have entered into an acting-in-concert agreement with the GOWell Shareholder, collectively hold not less than 40% of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, the GOWell Shareholder shall have the right to appoint and maintain in office such number of directors as shall constitute 50% of the total number of directors on the PubCo Board. Any director so appointed may be removed and replaced at any time by written notice from the GOWell Shareholder to PubCo. A director may otherwise be appointed by a simple majority of the votes cast, in person or by proxy, at a general meeting. Any appointment may be to fill a vacancy or as an additional director.

•        Proposal No. 3E — Requiring Approval of Preferred Holders — The PubCo A&R Articles provide that, for so long as the Inflection Point Entities collectively hold at least 20% of the PubCo Preferred Shares on issue as of the date on which the PubCo A&R Articles are adopted, PubCo shall not take certain actions without the consent of the holders of more than 50%, by number, of the PubCo Preferred Shares in issue, which shall include the consent of Inflection Point Fund I LP.

•        Proposal No. 3F — Blank Check Company Provisions — The PubCo A&R Articles do not contain any blank check company provisions.

Preferred these differences are discussed in greater detail in the sections of this proxy statement/prospectus entitled “Proposal No. 3 — The Advisory Organizational Documents Proposals, “Description of PubCo Securities” and “Comparison of Shareholder Rights.”

Q.     Will GOWell obtain new financing in connection with the Business Combination?

A.     Yes. In connection with entering into the Business Combination Agreement, on October 13, 2025, GOWell entered into (i) the Signing PIPE Subscription Agreement with New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement, and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time. As previously described, pursuant to the Business Combination Agreement, the Company Preferred Shares and the Company Warrants will convert into PubCo Preferred Shares and PubCo Warrants respectively.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation, the closing proceeds equaling no less than $50 million. As of the date of this proxy statement/prospectus, the Minimum Cash Condition is expected to be satisfied based on the anticipated proceeds from the PIPE Investments and through amounts released to us from the Trust Account. However, in the event the Minimum Cash Condition is not satisfied, GOWell and SPAC may, in their discretion, waive the Minimum Cash Condition. If SPAC and GOWell waive the Minimum Cash Condition, SPAC intends to file a Current Report on Form 8-K within four business days of such event, however such condition may be waived at any time prior to the Closing, including after the deadline for submitting redemption requests or the EGM, and, given such timing, you may not be notified before the deadline for submitting redemption requests or the EGM.

See the section of this proxy statement/prospectus entitled “Ancillary Documents — Subscription Agreements”.

Q.     What are the U.S. federal income tax consequences of the First Merger?

A.     Subject to the limitations and qualifications described in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the First Merger to U.S. Holders” below, the First Merger should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code. In general, if the First Merger so qualifies, a U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes in connection therewith.

The tax consequences of the First Merger are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the First Merger, see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of the First Merger to U.S. Holders.” If you are a U.S. Holder exchanging SPAC Class A Shares in the First Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q.     What are the U.S. federal income tax consequences of the Second Merger?

A.     At present, the Company is organized outside of the United States and its sole shareholder (other than the PIPE Investors) is Hegro Well PTE. Ltd., which is also organized outside of the United States. Accordingly, the Company does not intend to provide a discussion of the U.S. federal income tax consequences of the Second Merger. Such persons and their beneficial owners should consult with their own tax advisors regarding the U.S. federal, state, local, and non-U.S. tax consequences of the Second Merger.

Q.     Do I have redemption rights?

A.     If you are a Public Shareholder, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they held their Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares, will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the then issued Public Shares without the prior consent of SPAC. Accordingly, if a Public Shareholder, alone or acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares, seeks to redeem more than 15% of the then issued Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsors have agreed to waive their redemption rights with respect to all of the Founder Shares in connection with the consummation of the Business Combination. No consideration has been or will be paid by PubCo, SPAC or GOWell to the Sponsors in connection with the Sponsors’ agreement to waive their redemption rights. The Founder Shares will be excluded from the pro rata calculation used to determine the Redemption Price.

Q.     How do I exercise my redemption rights?

A.     If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a)     (i) hold Public Shares or (ii) hold Public Shares through the SPAC Units and elect to separate your the SPAC Units into the underlying Public Shares and Public Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that the SPAC redeem all or a portion of your Public Shares for cash; and

(c)     deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

The address of Continental is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $             per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of SPAC’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SPAC’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Continental and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Continental return the shares (physically or electronically). No request for redemption will be honored unless the shareholder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, at least two business days prior to the initial scheduled date of the EGM.

If a Public Shareholder properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, SPAC will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank.

If you are a Public Shareholder and you exercise your redemption rights, such exercise will not result in the loss of any SPAC Rights that you may hold.

Q.     If I am a SPAC Rights holder, can I exercise redemption rights with respect to my SPAC Rights?

A.     No. The SPAC Rights holders have no redemption rights with respect to such SPAC Rights.

Assuming that no more than 4,312,500 Public Shares, representing 50% of the outstanding Public Shares issued in connection with the IPO, are redeemed for an aggregate payment of approximately $44.5 million from the Trust Account (based on the approximate balance of the Trust Account as of November 25, 2025) in connection with the Business

Combination, which is a potential amount of redemptions, and assuming that each redeeming Public Shareholder holds one SPAC Right for each Public Share being redeemed (representing the number of SPAC Rights included in each SPAC Unit) and using the closing SPAC Rights price on Nasdaq of $0.49 as of March 19, 2026 (the latest practicable trading day before the date of this proxy statement/prospectus), the aggregate fair value of Public Rights that can be retained by redeeming Public Shareholders is approximately $2.1 million. The actual market price of the SPAC Rights may be higher or lower on the date that holders of SPAC Rights seek to sell such SPAC Rights. Additionally, SPAC cannot assure the SPAC Rights holders that they will be able to sell their SPAC Rights in the open market as there may not be sufficient liquidity in such securities when SPAC Rights holders wish to sell their SPAC Rights. Further, while the level of redemptions of Public Shares will not directly change the value of the SPAC Class A Shares issued upon exchange of the SPAC Rights or the PubCo Ordinary Shares issued at the First Merger Effective Time upon the exchange of such SPAC Class A Shares, because the number of outstanding SPAC Rights will not change based on the level of redemptions, as redemptions of Public Shares increase, a holder of PubCo Ordinary Shares issued in respect of the SPAC Rights will ultimately own a greater interest in PubCo because there would be fewer shares outstanding overall.

Q.     How do the SPAC Units offered in SPAC’s IPO differ from the Private Placement Units and what are the related risks for any holders of SPAC Units after the Business Combination?

A.     The Private Placement Units are identical to the units sold in SPAC’s IPO in material terms and provisions, except that so long as they are held by the Prior Sponsor, the Representatives or their respective permitted transferees, the Private Placement Units (including their component securities) (i) may not be transferred, assigned or sold by the holders until the end of the Private Placement Lock-Up Period and (ii) are entitled to registration rights.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights.” If you are a U.S. Holder (defined below) of SPAC Class A Shares contemplating exercising your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q.     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.     Following the closing of the IPO (including full exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $86,250,000 ($10.00 per SPAC Unit) of the net proceeds from the IPO and the sale of the Private Placement Units and Sponsor Loan was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $             and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO, subject to applicable law) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO), subject to applicable law and as further described herein.

In connection with the Closing, the funds deposited in the Trust Account will be released to pay Public Shareholders who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of PubCo following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Proposed Transaction”.

Q.     Did the SPAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes. On October 13, 2025, the SPAC Board received an oral opinion from Newbridge (which was subsequently confirmed in a written opinion) to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Newbridge in preparing its opinion, (i) the Initial Merger Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement is fair, from a financial point of view to the SPAC Unaffiliated Shareholders, and (ii) the Transaction has an aggregate fair market value of at least 80.0% of the value of the assets held by SPAC in its Trust Account (excluding deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time the Business Combination Agreement was signed, as more fully described in the subsection “The Business Combination — Opinion of SPAC’s Financial Advisor.” A copy of Newbridge’s opinion is attached hereto as Annex M.

Q.     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders is reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and SPAC Public Shareholders, the trading market for PubCo Ordinary Shares may be less liquid than the market for SPAC Class A Shares was prior to the Business Combination, and PubCo may not be able to meet the listing standards for Nasdaq or another national securities exchange.

In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into PubCo’s business will be reduced and PubCo may not be able to achieve its business plans.

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios. This Trust Account value per share includes the per share cost of the deferred underwriting commission of $3,450,000.

As of November 25, 2025
Trust Account Value	$89,074,820
Total Public Shares	8,625,000
Trust Account Value per Public Share	$10.33
	No Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Redemptions ($)	—	$22,268,705	$44,537,410	$66,806,115	$89,074,820
Redemptions (Shares)	—	2,156,250	4,312,500	6,468,750	8,625,000
Deferred Fee(1)	$3,450,000	$3,450,000	$3,450,000	$3,450,000	$—
Cash left in the Trust Account post redemptions less Deferred Fee	$85,624,820	$63,356,115	$41,087,410	$18,818,705	$—
Public Shares post redemptions	8,625,000	6,468,750	4,312,500	2,156,250	—
Remaining Trust Proceeds Per Public Share	$9.93	$9.79	$9.53	$8.73	N/A

____________

(1)      Pursuant to the terms of the Underwriting Agreement, dated February 12, 2025, by and among SPAC, Cohen and Seaport, the Deferred Fee will be paid solely from amounts remaining in the Trust Account following all properly submitted shareholder redemptions in connection with the consummation of a Business Combination. As such, no Deferred Fee will paid in the Maximum Redemptions Scenario.

Furthermore, to the extent that Public Shareholders redeem their Public Shares in connection with the Business Combination, their Public Rights will remain issued and outstanding notwithstanding the redemption of their Public Shares. The Prior Sponsor and the Representatives hold an aggregate of 265,625 Private Placement Rights. Following the consummation of the Business Combination, all of the SPAC Rights will become PubCo Shares.

For information on the relative ownership levels of holders of PubCo equity securities following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of PubCo equity securities following the Business Combination under varying redemption scenarios, see the question entitled “What equity stake will current SPAC Shareholders and the GOWell Shareholder hold in PubCo immediately after the consummation of the Business Combination?”

Q.     What underwriting fees are payable in connection with the Business Combination?

A.     Pursuant to that certain Underwriting Agreement by and among SPAC, Cohen and Seaport, as representatives of the several underwriters of the IPO, dated February 12, 2025 (as it may be amended from time to time, the “Underwriting Agreement”), SPAC agreed to pay to the Representatives an aggregate cash amount of $3,450,000 as deferred underwriting commissions (the “Deferred Fee”) upon the consummation of an initial business combination. The Deferred Fee will be paid solely from amounts remaining in the Trust Account following all properly submitted shareholder redemptions in connection with the consummation of the Business Combination.

The following table illustrates the effective underwriting discount on a percentage basis of the amount of cash in the Trust Account available to PubCo at each redemption level identified below and includes: (i) the cash underwriting fee that was paid in connection with the SPAC IPO and (ii) the payment of the Deferred Fee payable upon the consummation of the Business Combination:

	No Redemption Scenario(1)	25% Redemption Scenario(1)(2)	50% Redemption Scenario(1)(3)	75% Redemption Scenario(1)(4)	Maximum Redemption Scenario(1)(5)
Unredeemed Public Shares	8,625,000	6,468,750	4,312,500	2,156,250	—
Trust Account cash to PubCo(6)	$89,074,820	$66,806,115	$44,537,410	$22,268,705	$—
Upfront Underwriting Fee	$2,156,250	$2,156,250	$2,156,250	$2,156,250	$2,156,250
Deferred Fee(7)	$3,450,000	$3,450,000	$3,450,000	$3,450,000	$—
Total Underwriting Fee	$5,606,250	$5,606,250	$5,606,250	$5,606,250	$2,156,250
Total Underwriting Fee, as percentage of Trust Account cash to PubCo	6.3%	8.4%	12.6%	25.2%	N/A

____________

(1)      Share numbers presented under each redemption scenario are presented for illustrative purposes. SPAC and GOWell cannot predict how many Public Shares will be redeemed. As a result, the Trust Account cash to PubCo and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. Amounts are based on 8,625,000 Public Shares outstanding as of the date of this proxy statement/prospectus.

(2)      This scenario assumes that 2,156,250 Public Shares or 25% of the Public Shares outstanding as of the date of this proxy statement/prospectus, are redeemed for an aggregate of approximately $22.3 million (based on the Trust Account balance as of November 25, 2025).

(3)      This scenario assumes that 4,312,500 Public Shares or 50% of the Public Shares outstanding as of the date of this proxy statement/prospectus are redeemed for an aggregate of approximately $44.5 million (based on the Trust Account balance as of November 25, 2025).

(4)      This scenario assumes that 6,468,750 Public Shares or 75% of the Public Shares outstanding as of the date of this proxy statement/prospectus are redeemed for an aggregate of approximately $66.8 million (based on the Trust Account balance as of November 25, 2025).

(5)      This scenario assumes that 8,625,000 Public Shares or 100% of the Public Shares outstanding as of the date of this proxy statement/prospectus are redeemed for an aggregate of approximately $89.1 million (based on the Trust Account balance as of November 25, 2025).

(6)      Based on the Trust Account balance as of November 25, 2025.

(7)      Pursuant to the terms of the Underwriting Agreement, the Deferred Fee will be paid solely from amounts remaining in the Trust Account following all properly submitted shareholder redemptions in connection with the consummation of a Business Combination. As such, no Deferred Fee will paid in the Maximum Redemptions Scenario.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) this registration statement having been declared effective in accordance with the Securities Act, no stop order suspending the effectiveness of this registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement having been initiated or threatened in writing by the SEC; (ii) Company Shareholder Approval and SPAC Shareholder Approval having been obtained; (iii) the PubCo Ordinary Shares having been conditionally approved for listing on Nasdaq or any other major U.S. national securities exchange, subject only to official notice thereof; (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement; (v) the absence of any Material Adverse Effect with respect to each of SPAC and GOWell; (vi) certain indebtedness of GOWell having been discharged in full; and (vii) the Closing Proceeds being equal to or exceeding $50,000,000 at any time on or prior to Closing. Conditions (i) through (iii) and (vii) above are for the benefit of all parties to the Business Combination Agreement and subject to waiver by GOWell and SPAC, conditions (iv) and (v) above are for the benefit of each of SPAC and GOWell, as applicable, and subject to waiver by such party individually, and condition (vi) is for the benefit of SPAC and subject to waiver by SPAC

We cannot assure you as to whether these conditions will be satisfied or waived. For more information about conditions to the consummation of the Business Combination, see the section of this proxy statement/prospectus entitled “Business Combination Agreement”.

Q.     When do you expect the Business Combination to be completed?

A.     It is currently expected that the Business Combination will be consummated by the first half of 2026. This date depends, among other things, on the approval of the proposals to be put to SPAC Shareholders at the EGM. However, such meeting could be adjourned if the Adjournment Proposal is adopted by SPAC’s shareholders at the EGM and SPAC elects to adjourn the EGM to a later date or dates, if necessary or convenient, in the event SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters. For a description of the conditions for the completion of the Business Combination, see “Business Combination Agreement” of this proxy statement/prospectus.

Q.     What happens if the Business Combination is not consummated?

A.     If SPAC is not able to complete the Business Combination with GOWell by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO) and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the SPAC Articles, SPAC will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the SPAC Rights may be worthless.

Q.     Following the Business Combination, will PubCo’s securities trade on a stock exchange?

A.     PubCo intends to apply to list the PubCo Ordinary Shares on Nasdaq under the proposed symbol “GOW”, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the PubCo Ordinary shares must have been conditionally approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our EGM, we may not have received from Nasdaq either confirmation of the listing of the PubCo Ordinary Shares or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the PubCo securities would not be listed on any nationally recognized securities exchange.

Q.     Do I have appraisal rights in connection with the Business Combination?

A.     The Cayman Companies Act prescribes when shareholder appraisal or dissenters’ rights will be available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise Redemption Rights, as set out herein. For more information, see the section of this proxy statement/prospectus entitled “Proposal No. 2 — The Merger Proposal — Appraisal Rights under the Cayman Companies Act.”

Q.     What do I need to do now?

A.     SPAC urges you to read this proxy statement/prospectus, including the annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or rights holder. SPAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     If you are a holder of record of SPAC Ordinary Shares on the Record Date for the EGM, you may vote in person (including virtually) at the EGM or by submitting a proxy for the EGM. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the EGM and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.     If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Broker non-votes are considered present for the purposes of establishing a quorum, but will not count as votes cast at the EGM, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Q.     When and where will the EGM be held?

A.     The EGM will be held virtually at              Eastern Time, on             , 2026. The EGM will be a virtual meeting conducted via live webcast at             . For the purposes of Cayman Islands law and the SPAC Articles, the physical location of the EGM will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Q.     Who is entitled to vote at the EGM?

A.     SPAC has fixed             , 2026 as the Record Date for the EGM. If you were a SPAC Shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the EGM. However, a shareholder may only vote his or her shares if he or she is present in person (including virtually) or is represented by proxy at the EGM.

Q.     How many votes do I have?

A.     SPAC Shareholders are entitled to one vote at the EGM for each SPAC Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the EGM, there were              SPAC Ordinary Shares issued and outstanding, of which              were issued and outstanding Public Shares.

Q.     What constitutes a quorum?

A.     A quorum of SPAC Shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if the holders of one-third of the issued and outstanding SPAC Ordinary Shares entitled to vote at the EGM are represented in person (including virtually) or by proxy. As of the Record Date for the EGM,              SPAC Ordinary Shares would be required to achieve a quorum.

Q.     What vote is required to approve each proposal at the EGM?

A.     The Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Merger Proposal — The approval of the Merger Proposal requires a special resolution under the Cayman Companies Act, being the affirmative vote (in person (including virtually) or by proxy) of holders of at least two-thirds of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares entitled to vote and are voted at the EGM. The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if each of the Business Combination Proposal and Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Adjournment Proposal is not conditioned upon any other proposal.

Each of the Sponsor and Representatives have agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the EGM. As of the Record Date, the Prior Sponsor, the New Sponsor and the Representatives owned approximately             %,             % and             %, respectively, of the issued and outstanding SPAC Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers About the Business Combination — How do the Sponsors intend to vote their SPAC Ordinary Shares?”.

The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Q.     What are the recommendations of the SPAC Board?

A.     The SPAC Board believes that the Business Combination Proposal and the other proposals to be presented at the EGM are advisable and in the best interest of the SPAC Shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the EGM.

The SPAC Board, after careful consideration, determined that the Business Combination is advisable and in the best interests of SPAC and its Shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “The Extraordinary General Meeting — Recommendation of the Board” for more information.

For a description of the SPAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the SPAC Board, see the subsection entitled “The Business Combination — The SPAC Board’s Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the SPAC Board in favor of approval of these proposals, you should keep in mind that the Sponsors and SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Shareholders. Please see the subsection entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination.”

Q.     How do the Sponsors intend to vote their SPAC Ordinary Shares?

A.     Each of the Prior Sponsor and the New Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the EGM. As of the Record Date, the New Sponsor owned 990,000 Founder Shares, representing approximately              % of the issued and outstanding SPAC Ordinary Shares, and the Prior Sponsor owned 2,153,750 SPAC Class A Shares, representing approximately              % of the issued and outstanding SPAC Ordinary Shares, which consist of 2,028,750 Retained Shares and 125,000 SPAC Class A Shares included in the Private Placement Units (but not including the SPAC Class A Shares underlying the SPAC Rights included in such Private Placement Units). The Business Combination was not structured to require the approval of at least a majority of SPAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. To the extent that either Sponsor or our executive officers or directors purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination”.

Q.     Who are the Sponsors?

A.     Maywood Sponsor LLC, a Delaware limited liability company, was formed prior to the IPO for the purpose of acting as the sponsor of SPAC. Other than its investment in SPAC and its work on behalf of SPAC, the Prior Sponsor is not engaged in any business. The Prior Sponsor made an initial investment in the SPAC of $25,000 on June 1, 2024, to cover certain pre-IPO expenses, in exchange for 8,050,000 Founder Shares. On December 19, 2024, the Prior Sponsor forfeited an aggregate of 5,031,250 Founder Shares for no consideration, resulting in there being an aggregate of 3,018,750 Founder Shares outstanding. The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 8,625,000 SPAC Class A Shares if the Representatives’ over-allotment option was exercised in full, and therefore that such Founder Shares would represent approximately 26% of the issued and outstanding SPAC Ordinary Shares after the IPO.

On September 9, 2025, the Prior Sponsor entered into the Securities Transfer Agreement with Inflection Point Fund I LP, a Delaware limited partnership, pursuant to which the Prior Sponsor sold to the New Sponsor 990,000 of the SPAC Class B Shares held by it, assigned its rights and obligations under the Sponsor Loan to the New Sponsor, and certain management and board of director changes were effected. The Prior Sponsor entered into the Sponsor Transaction because the New Sponsor and Inflection Point team brought with them a successful track record of prior de-SPAC transactions (explained in more detail below) and a non-binding letter of intent with GOWell, which the Prior Sponsor team believed was a compelling target business. The Sponsor Transaction allowed the Prior Sponsor to retain a passive investment in SPAC, while avoiding the time, expense and opportunity cost associated with finding and negotiating a business combination.

Following the Sponsor Transaction, the Prior Sponsor has had no ongoing involvement with the SPAC. It is a passive holder of Founder Shares and Private Placement Units. It has no right to participate and did not participate in the decision to pursue the Business Combination with GOWell. Of the prior management team of SPAC, only Zikang Wu has retained his membership on the current management of SPAC and the SPAC Board. Mr. Wu does not control, directly or indirectly, the Prior Sponsor and he does not represent the Prior Sponsor’s interests on the SPAC Board. As such, aside from Mr. Wu, other members of the prior management team did not have the right to participate nor did they participate in the decision to pursue the Business Combination with GOWell or the approval of the Business Combination.

The New Sponsor is Inflection Point Fund I, LP. The business of the New Sponsor is investing in securities. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of the New Sponsor. As a result of an administrative change as of January 1, 2026 in the internal governance documents of Inflection Point Asset Management LLC and Inflection Point GP I LLC, voting and dispositive power over securities beneficially owned by the New Sponsor are vested in an investment committee of three members, including Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, Kevin Shannon, the Chief Operating Officer of SPAC, and a third individual who does not have, and has not had during the past three years, any relationship with SPAC or any of its predecessors or affiliates. Mr. Blitzer owns approximately 36% of the economic rights attributable to the assets of the New Sponsor. A family foundation not affiliated with SPAC or with SPAC’s management team owns approximately 25% of the economic rights attributable to the assets of the New Sponsor. No other person has a direct or indirect material interest in the New Sponsor. Other than SPAC’s management team, none of the members of the New Sponsor participate in the SPAC’s activities.

Mr. Blitzer and the Inflection Point team have sponsored four prior special purpose acquisition companies, which are summarized below.

An affiliate of the New Sponsor founded Inflection Point Acquisition Corp. (“IPAX”), a special purpose acquisition company formed for substantially similar purposes as the SPAC. IPAX completed its initial public offering in September 2021, in which it sold 32,975,000 units, each consisting of one share of IPAX common stock and one-half of one warrant to purchase one share of IPAX common stock, for an offering price of $10.00 per unit, generating aggregate proceeds of $329,750,000. On September 16, 2022, IPAX announced its business combination with Intuitive Machines (“LUNR”), a diversified space exploration, infrastructure, and services company with marquee contracts supporting NASA’s $93 billion Artemis program. Prior to the extraordinary general meeting of IPAX shareholders to approve the business combination with LUNR, holders of 27,481,818 of IPAX Class A ordinary shares, or 83.34% of the outstanding IPAX Class A ordinary shares and 89.37% of the outstanding IPAX Class A ordinary shares not held by affiliates of IPAX, exercised their right to redeem those shares for cash at a price of approximately $10.1843 per share, for an aggregate of $279,884,313.81. The transaction with LUNR closed on February 13, 2023, and began trading on Nasdaq on February 14, 2023 under the ticker “LUNR.”

In March 2023, Mr. Blitzer and Mr. Shannon founded Inflection Point Acquisition Corp. II, a special purpose acquisition company formed for substantially similar purposes as the SPAC. IPXX completed its initial public offering in May 2023, in which it sold 25,000,000 units, each consisting of one Class A ordinary share of IPXX and one-half of one warrant to purchase one share of IPXX common stock, for an offering price of $10.00 per unit, generating aggregate proceeds of $250,000,000. On August 21, 2024, IPXX entered into a business combination with USA Rare Earth, LLC (“USARE”), a company whose mission is to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in the United States, and establishing domestic rare earth and critical minerals supply, extraction, and processing capabilities to supply its magnet manufacturing plant and market surplus materials to third-parties. IPXX held a vote on November 18, 2024 to extend the date by which IPXX must complete an initial business combination from November 30, 2024 to August 21, 2025. In connection with such extension, holders of 22,794,651 Class A ordinary shares of IPXX, or 91.18% of the outstanding IPXX public shares, exercised their right to redeem those shares for cash at a price of approximately $10.83 per share, for an aggregate of $246.9 million. Prior to the extraordinary general meeting of IPXX shareholders to approve the business combination with USARE, holders of 128,140 IPXX Class A ordinary shares, or 5.8% of the outstanding IPAX Class A ordinary shares, exercised their right to redeem those shares for cash at a price of approximately $11.00 per share, for an aggregate of $1,409,139.27. The transaction with USARE closed on March 13, 2025 and began trading on March 14, 2025 under the ticker “USAR.”

In January 2024, Mr. Blitzer and Mr. Shannon founded Inflection Point Acquisition Corp. III, a blank check company formed for substantially similar purposes as the SPAC. IPCX completed its initial public offering in April 2025, in which it sold 25,300,000 units, each consisting of one Class A ordinary share of IPCX and one right to receive one-tenth of one Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $253,000,000. On August 25, 2025, IPCX announced its business combination with A1R WATER, a global leader in atmospheric water generation. The transaction is expected to close in the first quarter of 2026.

In November 2024, Inflection Point Acquisition Corp. IV (which was previously named Bleichroeder Acquisition Corp. I, “BACQ”), a blank check company formed for substantially similar purposes as the SPAC and managed by the New Sponsor, completed its initial public offering, in which it sold 25,000,000 units, each consisting of one Class A ordinary share of BACQ and one right to receive one-tenth of one Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $250,000,0000. On August 14, 2025, BACQ announced its business combination with Merlin Labs, Inc. (“Merlin Labs”), a leading developer of assured, autonomous flight technology for defense customers. Prior to the extraordinary general meeting of BACQ shareholders to approve the business combination with Merlin Labs, holders of 22,550,551 BACQ Class A ordinary shares, or approximately 90.2% of the outstanding BACQ Class A ordinary shares, exercised their right to redeem those shares for cash at a price of approximately $10.56 per share, for an aggregate of approximately $238.1 million. The transaction with Merlin Labs closed on March 16, 2026 and the combined company’s securities began trading on March 17, 2026 under the ticker “MRLN.”

Past performance by our management team, including with respect to IPAX, IPXX, IPCX and BACQ, is not a guarantee of success with respect to the Business Combination with GOWell. You should not rely on the historical record of the performance of our management team or businesses associated with them, including IPAX, IPXX, IPCX and BACQ, as indicative of the future performance of an investment in the SPAC or PubCo or the returns we will, or are likely to, generate going forward.

For information about conflicts of interest with respect to the Sponsors, see “The Business Combination — Interests of Certain SPAC Persons in the Business Combination”. For information about the compensation of the Sponsors and our officers and directors, see “Information About the SPAC — Executive and Director Compensation”. For information about the securities owned by each Sponsor, including transfer restrictions and required forfeitures, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Party Transactions”.

Q.     Do the Sponsors and SPAC’s directors and officers have interests in the Business Combination that differ from or are in addition to the interests of SPAC’s shareholders generally?

A.     Yes. Each of the Sponsors and SPAC’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of SPAC’s shareholders generally. The SPAC Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that SPAC’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination” for more information.

Q:     Do the GOWell directors and officers have interests in the Business Combination that differ from or are in addition to the interests of SPAC’s shareholders generally?

A:     Yes. GOWell’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of SPAC Shareholders generally. These interests may create potential conflicts of interest because GOWell’s directors and officers may have incentives to complete the Business Combination that differ from, or are in addition to, the interests of SPAC’s unaffiliated public shareholders. For example, the receipt of transaction-related bonus compensation, equity awards and continued employment following the Closing may provide incentives for GOWell management to support and pursue the consummation of the Business Combination even if the terms of the Business Combination are not viewed as favorable by SPAC’s unaffiliated public shareholders. The GOWell Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that GOWell’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. These interests include, among other things, the interests listed below:

•        in connection with and upon the closing of the Business Combination, certain executive officers and directors of GOWell will receive an aggregate bonus awards of $950,000 in recognition of their services in facilitating the consummation of the Business Combination Agreement. These bonus awards are contingent upon and payable only upon the consummation of the Business Combination, which means that GOWell’s executive officers have a direct personal financial incentive to close the transaction. This incentive may not be aligned with the interests of unaffiliated SPAC shareholders;

•        in connection with the Business Combination, GOWell entered into an addendum to the employment agreement with its chief executive officer, Mr. Guillaume Borrel (the “Addendum”). Pursuant to the Addendum, upon the consummation of the Business Combination, Mr. Borrel will be granted: (i) restricted shares representing 1% of the fully diluted outstanding PubCo Ordinary Shares; and (ii) shares options representing 0.6% of the fully diluted outstanding PubCo Ordinary Shares. The restricted shares are subject to a five-year vesting schedule, contingent upon Mr. Borrel’s continued employment and the achievement of certain annual performance targets. The restricted shares are subject to transfer restrictions prior to vesting and a subsequent two-year lock-up period. Both the restricted shares and any shares acquired upon exercise of the options are subject to customary clawback and forfeiture provisions in the event of termination for cause, voluntary resignation prior to the end of the term, or other specified misconduct. The equity awards to be granted to Mr. Borrel are contingent upon the consummation of the Business Combination and therefore will not be received if the Business Combination is not completed. This may further incentivize him to support the completion of the Business Combination;

•        GOWell’s management team and board are expected to continue to hold their respective positions with PubCo upon the Closing and will receive such compensation and benefits as determined by the PubCo Board from time to time. The GOWell management team and board will also benefit from directors’ and officers’ insurance and indemnification agreements with PubCo. The cost of such directors’ and officers’ insurance and indemnification arrangements will be borne by the post-Business Combination company and, indirectly, by all of PubCo’s shareholders, including unaffiliated SPAC shareholders, while the direct benefit of such arrangements accrues solely to GOWell’s directors and officers; and

•        after the Closing, it is expected that the GOWell Shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions, including the Signing PIPE Securities and Closing PIPE Securities, and excluding the Earnout Shares. This level of ownership will give the GOWell Shareholder the ability to control the outcome of virtually all matters submitted to PubCo’s shareholders for approval, including the election and removal of directors, approval of significant corporate transactions, and amendments to PubCo’s governing documents, subject to certain limitations described elsewhere in this proxy statement/prospectus. The interests of the GOWell Shareholder, as the controlling shareholder of PubCo, may not always align with the interests of unaffiliated SPAC shareholders, who will hold a minority interest in PubCo and will have limited ability to influence the direction and management of the post-closing company. Unaffiliated SPAC shareholders should be aware that, as minority shareholders in a controlled company, their ability to seek changes in corporate governance, management, or strategic direction will be significantly constrained.

Please read the section of this proxy statement/prospectus entitled “Management of PubCo After the Business Combination”.

Q:     Are there material differences between my rights as a SPAC Shareholder and my rights as a PubCo shareholder?

A:     Yes, there are certain material differences between your rights as a SPAC Shareholder and your rights as a PubCo shareholder. Please read the sections entitled “Description of PubCo Securities” and “Comparison of Shareholder Rights.”

Q:     Do the Sponsors and SPAC’s officers and directors expect to purchase Public Shares from Public Shareholders or take other actions to incentivize non-redemption?

A:     At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or Public Rights in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Rights that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Rights in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SPAC securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Rights outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

In the event the Sponsors or the SPACs directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act. To the extent that the Sponsors and the SPAC’s officers and directors or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination. See “The Business Combination — Potential Purchases of Public Shares” for more information.

Q:     How will PubCo be managed and governed following the Business Combination?

A:     Upon consummation of the Business Combination, PubCo will be governed by the PubCo A&R Articles, which will be substantially in the form set forth in Annex C to this proxy statement/prospectus. The PubCo Board will be responsible for guiding PubCo’s business and affairs and overseeing management. PubCo’s management team will be derived from GOWell’s existing employees and members of management, who will be responsible for the execution of the combined business’ strategy. Please see the section entitled “Management of PubCo After the Business Combination” for more information.

Q.     What happens if I sell my SPAC Ordinary Shares before the EGM?

A.     The Record Date for the EGM is earlier than the date of the EGM and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the Record Date, but before the EGM, unless you grant a proxy to the transferee, you will retain your right to vote at the EGM but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to scheduled date of the EGM.

Q.     How can I vote my shares without attending the EGM?

A.     If you are a shareholder of record of our SPAC Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the EGM. Please note that if you are a beneficial owner of SPAC Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later-dated, signed proxy card prior to the vote at the EGM (which is scheduled to take place on             , 2026) or attend the EGM in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to SPAC’s Chief Executive Officer at the SPAC’s address set forth below, which must be received by SPAC’s Chief Executive Officer prior to the vote at the EGM. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.     What happens if I fail to take any action with respect to the EGM?

A.     If you fail to take any action with respect to the EGM and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder of PubCo. If you fail to take any action with respect to the EGM and the Business Combination is not approved, you will remain a shareholder and/or rights holder of SPAC. However, if you fail to vote with respect to the EGM, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled date of the EGM pursuant to the procedures described in this proxy statement/prospectus.

Q.     What happens if I vote against the Business Combination Proposal?

A.     If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the closing of the Business Combination, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement. If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the EGM, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO). If we fail to complete an initial business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO), then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.     What should I do with my share certificates, rights certificates or unit certificates?

A.     If you intend to redeem your Public Shares, then you must complete the procedures for electing to redeem your Public Shares, including electing to separate your SPAC Units into the underlying Public Shares and Public Rights, if applicable, and the delivery of your Public Shares, in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares or SPAC Units.

Promptly upon the consummation of the Business Combination, we will direct registered holders of the SPAC Rights to return their SPAC Rights to Continental, our Rights Agent. Upon receipt of the SPAC Rights, the Rights Agent will issue to the registered holder of such SPAC Right(s) the number of full PubCo Ordinary Shares to which he, she or it is entitled.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SPAC Ordinary Shares.

Q.     Who will solicit and pay the cost of soliciting proxies for the EGM?

A.     SPAC will pay the cost of soliciting proxies for the EGM. SPAC has engaged              to assist in the solicitation of proxies for the EGM. SPAC has agreed to pay              a fee of $            , plus disbursements. SPAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SPAC Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of SPAC Class A Shares and in obtaining voting instructions from those owners. SPAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Where can I find the voting results of the EGM?

A.     The preliminary voting results are expected to be announced at the EGM. SPAC will publish final voting results of the EGM in a Current Report on Form 8-K within four business days after the EGM.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Tel:
Email:

You also may obtain additional information about SPAC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information”. If you are a Public Shareholder and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to Continental, at the address below prior to the EGM. Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2026 (two business days prior to the initial scheduled date of the EGM) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30 Floor
New York, New York 10004
Email: spacredemptions@continentalstock.com

SUMMARY

This summary provides an overview of selected information contained in this proxy statement/prospectus and does not contain all of the information that may be important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the annexes and accompanying financial statements of SPAC and GOWell, to fully understand the proposed Business Combination before voting on the proposals to be considered at the EGM. Please see the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

GOWell

GOWell Technology Limited is a Cayman Islands exempted company incorporated on July 11, 2025. As a Cayman holding company, GOWell conducts its operations through its operating subsidiaries, including its principal operating subsidiary, GOWell Technology Singapore PTE. Ltd., which serves as the Company’s global headquarters, as well as its regional hubs in Houston, Texas and Dubai, UAE, and other subsidiaries in Canada, Norway and the PRC. Following the consummation of the Business Combination, PubCo, with GOWell Technology Limited being its wholly-owned subsidiary, will be a Cayman Islands holding company.

GOWell is a global provider of integrated wireline logging technology and solutions focused on advancing well evaluation, integrity and performance. The Company serves the full energy spectrum, including oil and gas, geothermal, underground storage, and carbon sequestration, across the entire asset lifecycle, from construction and production to rejuvenation and permanent abandonment. As an integrated developer, manufacturer, and service provider, it delivers the equipment, logging data interpretation, and repair and maintenance services that position us to redefine industry standards in formation evaluation, well integrity, and production analysis. The Company’s operations are anchored by a new global headquarters in Singapore, with regional hubs in Dubai, UAE, and Houston, U.S., and twelve additional local offices worldwide. The Company has a global, diverse customer base with long-term relationships with the major oilfield service companies and operators in the energy sector. Since inception in 2007, it has served over 400 enterprise clients (including their branches and offices) and successfully completed more than 10,000 projects worldwide.

The mailing address for GOWell’s principal place of business is located at 1 BULIM LANE 2 #04-51/54, 648110 Singapore, and its telephone number is (713) 909-2555.

SPAC

SPAC is a blank check company incorporated on May 31, 2024 in the Cayman Islands as an exempted company, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

On February 14, 2025, SPAC consummated its IPO of 8,625,000 SPAC Units, including 1,125,000 SPAC Units subject to the underwriters’ over-allotment option. Each SPAC Unit consists of one SPAC Class A Share and one SPAC Right, each SPAC Right entitling the holder thereof to receive one-fifth of one SPAC Class A Share upon the completion of SPAC’s initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $86,250,000.

Simultaneously with the consummation of the IPO, SPAC consummated a private placement of 265,625 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total proceeds of $2,656,250. The Private Placement Units were purchased by the Prior Sponsor and Representatives. The Private Placement Units are identical to the Units sold in the IPO, except that they are subject to certain transfer restrictions and the holders have been granted certain registration rights.

The SPAC Class A Shares, SPAC Rights and SPAC Units are listed on the Nasdaq Stock Market LLC under the symbols “IPEX”, “IPEXR and” “IPEXU,” respectively.

SPAC’s principal executive offices are located at 167 Madison Ave, Suite 205 #1017, New York, NY 10016 and its telephone number is (212) 476-6908. The mailing address of SPAC’s registered office is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Merger Sub

Merger Sub is a Cayman Islands exempted company and wholly-owned subsidiary of SPAC. Merger Sub was formed solely for the purpose of effecting the Business Combination and has not carried out any activities other than those in connection with the Business Combination.

The address and telephone number for Merger Sub’s principal executive offices are the same as those for SPAC. The mailing address of Merger Sub’s registered office is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

PubCo

PubCo is a Cayman Islands exempted company incorporated on October 8, 2025. PubCo was formed solely for the purpose of effecting the Business Combination, has not commenced any operations, has liability due to related party but no outstanding commitments.

Following the consummation of the Business Combination, PubCo, with GOWell Technology Limited being its wholly-owned subsidiary, will be a Cayman Islands holding company. Investments in PubCo’s securities are not purchases of equity securities of its operating subsidiaries in the Singapore, UAE, U.S., Canada, Norway, the PRC or the other countries or areas, but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

The mailing address of PubCo’s registered office is c/o GOWell Technology Limited, 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 and its telephone number is (713) 909-2555.

The Business Combination

General

Pursuant to the Business Combination Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, the following will occur: (a) at the First Merger, SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company, and (b) Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo.

Prior to the First Merger, the following will occur:

(1)    each SPAC Unit that is issued and outstanding will be automatically detached and the holder thereof will be deemed to hold one SPAC Class A Share and one SPAC Right;

(2)    each SPAC Class B Share that is issued and outstanding will be automatically converted into one SPAC Class A Share; and

(3)    each SPAC Right that is issued and outstanding will be automatically exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down.

At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holders of securities of SPAC or PubCo, after giving effect to the Unit Separation, the SPAC Class B Conversion, and the exchange of the SPAC Rights pursuant to their terms:

(1)    SPAC will effect the Redemptions;

(2)    each SPAC Class A Share (including the SPAC Class A Shares issued upon the Unit Separation, SPAC Class B Conversion, and upon exchange of the SPAC Rights, but not including any treasury shares, dissenting shares and Public Shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into the right to receive one PubCo Ordinary Share; and

(3)    each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time, all of which will be standing in the name of the PubCo Sole Shareholder in the register of members of PubCo, will be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share.

The Second Merger is intended to occur at least one Business Day after the First Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holders of securities of the Company or PubCo:

(1)    each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to the Exchange Ratio. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares;

(2)    each Company Preferred Share that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price;

(3)    each Company Warrant that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a PubCo Warrant equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5;

(4)    each Company Restricted Share that is outstanding and unvested immediately prior to the Second Merger Effective Time will automatically be assumed and converted into one PubCo Restricted Share on the same terms and conditions as are in effect with respect to each such award of Company Restricted Shares immediately prior to the Second Merger Effective Time; and

(5)    each Merger Sub Share is issued and outstanding immediately prior to the Second Merger Effective Time will automatically be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Company.

For more information about the Business Combination, please see the section titled “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Structure Diagrams

Simplified Pre-Combination Structure

Hegro Well PTE. Ltd.*
(Singapore)
Inflection Point Fund I, LP
(Delaware - United States)
90.7%
9.3%
GOWell Technology Limited
** (Cayman Islands)
GOWell Technology
Singapore PTE, LTD
(Singapore)
GOWell Oilfield Technology Canada Ltd
(Calgary - Canada)
GOWell International, LLC
(Texas - US)
GOWell Global Solutions FZE
(Jafza - UAE)
GOWell Oilfield Technology FZE
(Jafza - UAE)
GOW Limited
(Hong Kong)
GOWell Technology Norway AS
(Norway)
Shenzhen Dipson Energy Technology Co., Ltd.***
(Shenzhen, China)
GOWell Energy Technology (Xi'an) Co., Ltd****
(Xi'an, China)
GOWell Energy Technology (Beijing) Co., Ltd****
(Beijing, China)

Equity interest (100% unless otherwise indicated)

** All operating subsidiaries are directly or indirectly owned by GOWell Technology Limited.

*** In process of changing name to "GOWell Energy Technology (Shenzhen) Co., Ltd"

**** In process of registration

Simplified Post-Combination Structure

SPAC Public Shareholders and Public Rightsholders
SPAC Sponsor, Insiders, and Representatives
Hegro Well PTE. Ltd.* (Singapore)
Inflection Point Fund I, LP (Delaware - United States)
Alyeska Master Fund, L.P. (Illinois – United States)
18.0%#
11.8%#
50.4%#
7.1%#
9.9%#
GOWell Energy Technology (Cayman Islands)
GOWell Technology Limited ** (Cayman Islands)
GOWell Technology Singapore PTE, LTD (Singapore)
GOWell Oilfield Technology Canada Ltd (Calgary - Canada)
GOWell International, LLC (Texas - US)
GOWell Global Solutions FZE (Jafza - UAE)
GOWell Oilfield Technology FZE (Jafza - UAE)
GOW Limited (Hong Kong)
GOWell Technology Norway AS (Norway)
GOWell Energy Technology (Shenzhen) Co., Ltd (Shenzhen, China)
GOWell Energy Technology (Xi'an) Co., Ltd (Xi'an, China)
GOWell Energy Technology (Beijing) Co., Ltd (Beijing, China)
Equity interest (100% unless otherwise indicated)

The percentages are calculated based on the assumption that, upon closing, the PubCo will have up to 57,588,047 PubCo Ordinary Shares outstanding, assuming no SPAC Ordinary Shares are redeemed and after giving effect to the Signing PIPE Securities and the Closing PIPE Securities.

** All operating subsidiaries are directly or indirectly owned by GOWell Technology Limited.

Conditions to Closing of the Business Combination

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties, including, without limitation: (i) this registration statement having been declared effective in accordance with the Securities Act, no stop order suspending the effectiveness of this registration statement being in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement having been initiated or threatened in writing by the SEC; (ii) Company Shareholder Approval and SPAC Shareholder Approval having been obtained; (iii) the PubCo Ordinary Shares having been conditionally approved for listing on Nasdaq or any other major U.S. national securities exchange, subject only to official notice thereof; (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement; (v) the absence of any Material Adverse Effect with respect to each of SPAC and GOWell; (vi) certain indebtedness of GOWell having been discharged in full; and (vii) the Closing Proceeds being equal to or exceeding $50,000,000 at any time on or prior to Closing. Conditions (i) through (iii) and (vii) above are for the benefit of all parties to the Business Combination Agreement and subject to waiver by GOWell and SPAC, conditions (iv) and (v) above are for the benefit of each of SPAC and GOWell, as applicable, and subject to waiver by such party individually, and condition (vi) is for the benefit of SPAC and subject to waiver by SPAC.

Ancillary Documents

SPAC and GOWell have entered into or will enter into certain additional agreements pursuant to the Business Combination Agreement, which are summarized below. For additional information, see “Ancillary Documents.”

Signing PIPE Subscription Agreement and Closing PIPE Subscription Agreement

In connection with entering into the Business Combination Agreement, on October 13, 2025, GOWell entered into (i) the Signing PIPE Subscription Agreement with New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement, and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time. As previously described, pursuant to the Business Combination Agreement, the Company Preferred Shares and the Company Warrants will convert into PubCo Preferred Shares and PubCo Warrants respectively. Each of the Company Preferred Shares (prior to the Closing) and the PubCo Preferred Shares (following the Closing) will accrue dividends daily at the rate of 10% per annum of the Accrued Value (as defined in the PubCo A&R Articles) (if paid in kind), or 8% per annum of the Accrued Value (if paid in cash). Such dividends will compound semi-annually. For more information, see “Ancillary Documents — Subscription Agreements.”

SPAC Holders Support Agreement

In connection with the execution of the Business Combination Agreement, on October 13, 2025, SPAC entered into the SPAC Holders Support Agreement with the Sponsors, Representatives, the Company and PubCo. Pursuant to the SPAC Holders Support Agreement, the Sponsors and Representatives agreed to, among other things, (a) vote any SPAC Ordinary Shares held by such Sponsor or Representative, as applicable, in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) waive its anti-dilution rights under the SPAC Articles, (c) waive its dissenter rights under Section 238 of the Cayman Companies Act and any other similar statute, (d) be bound by certain other covenants and agreements related to the Transactions, and (e) be bound by certain transfer restrictions with respect to the securities owned by such Sponsor or Representative, as applicable, in each case, on the terms and subject to the conditions set forth in the SPAC Holders Support Agreement. The SPAC Holders Support Agreement also provides that each of the Sponsors and Representatives has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any SPAC Ordinary Shares they may hold. The SPAC Holders Support Agreement expires upon the earlier of the First Merger Effective Time and the termination of the Business Combination Agreement. No consideration has been or will be paid by PubCo, SPAC or GOWell to the Sponsors or Representatives in connection with such agreements. For more information, see “Ancillary Documents — SPAC Holders Support Agreement.”

Company Support Agreement

Concurrently with the execution of the Business Combination Agreement, on October 13, 2025, the GOWell Shareholder entered into the Company Support Agreement with SPAC, GOWell and PubCo, pursuant to which the GOWell Shareholder has agreed to (a) vote the Company Subject Securities in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) be bound by certain other covenants and agreements related to the Transactions, (c) be bound by certain transfer restrictions with respect to the Company Subject Securities and (d) waive its dissenter rights under Section 238 of the Cayman Companies Act and any other similar statute. The Company Support Agreement expires upon the earlier of the Second Merger Effective Time and the termination of the Business Combination Agreement. For more information, see “Ancillary Documents — Company Support Agreement.”

SPAC Lock-Up Agreement

In connection with the Closing, the Sponsors, Representatives and Insiders will enter into the SPAC Lock-Up Agreement providing that each of the Sponsors, Representatives and Insiders will not, subject to certain customary exceptions, transfer (i) the General Lock-Up Securities (as defined below) during the period commencing from the Closing Date until the date that is the earlier of (x) six months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property or (ii) the Private Placement Lock-Up Securities (as defined below) during the period commencing from the Closing Date until the date that is the earliest of (x) 30 days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property. For more information, see “Ancillary Documents — Lock-Up Agreements.”

Company Shareholder Lock-Up Agreement

In addition, in connection with the closing, PubCo will enter into the Company Shareholder Lock-Up Agreement with the GOWell Shareholder providing that the GOWell Shareholder, as the sole shareholder of the Company Ordinary Shares, will not, subject to certain customary exceptions, transfer any PubCo Ordinary Shares received by the GOWell Shareholder pursuant to the Business Combination Agreement (together with any GOWell Lock-Up Securities) during the period commencing from the date of Closing until the earlier of (i) six months after the Closing or (ii) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction in which all of its shareholders have the right to exchange their shares of common stock for cash, securities or other property. For more information, see “Ancillary Documents — Lock-Up Agreements.”

New Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, PubCo, the GOWell Shareholder, the Sponsors, Representatives, SPAC, the PIPE Investors, and the other parties signatory thereto will enter into the New Registration Rights Agreement, pursuant to which PubCo will, from time to time, register for resale the Registrable Securities. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file Shelf Registration Statement registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the New Sponsor and (z) affiliates of the New Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the tenth (10th) anniversary of the date of the New Registration Rights Agreement, the date as of which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. For more information, see “Ancillary Documents — New Registration Rights Agreement.”

Ownership of PubCo After Closing

The following table illustrates estimated ownership levels in PubCo, immediately following the consummation of the Business Combination, under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario.

	VOTING INTERESTS IN PUBCO
PRO FORMA OWNERSHIP	No Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding
Public Shares(1)	8,625,000	18.3%	11.1%	6,468,750	14.4%	8.6%	4,312,500	10.1%	5.9%	2,156,250	5.3%	3.0%	—	0.0%	0.0%
Public Rights(2)	1,725,000	3.7%	2.2%	1,725,000	3.8%	2.3%	1,725,000	4.0%	2.4%	1,725,000	4.2%	2.4%	1,725,000	4.5%	2.5%
Founder Shares(3)	990,000	2.1%	1.3%	990,000	2.2%	1.3%	990,000	2.3%	1.4%	990,000	2.4%	1.4%	990,000	2.6%	1.4%
Retained Shares(4)	2,028,750	4.3%	2.6%	2,028,750	4.5%	2.7%	2,028,750	4.7%	2.8%	2,028,750	5.0%	2.9%	2,028,750	5.3%	2.9%
Private Placement Units(5)	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*
PubCo Restricted Shares(6)	4,481,250	9.5%	5.8%	4,481,250	9.9%	5.9%	4,481,250	10.4%	6.1%	4,481,250	11.0%	6.3%	4,481,250	11.6%	6.5%
Company Consideration Shares(7)	29,041,627	61.5%	37.4%	29,041,627	64.5%	38.5%	29,041,627	67.7%	39.6%	29,041,627	71.3%	40.8%	29,041,627	75.3%	42.1%
Total	47,210,377	100.1%		45,054,127	100.0%		42,897,877	99.9%		40,741,627	100.0%		38,585,377	100.1%

Potential Sources of Dilution
Earnout Shares(8)	20,000,000		25.9%	20,000,000		26.4%	20,000,000		27.3%	20,000,000		28.1%	20,000,000		29.0%
PubCo Preferred Shares(9)	7,002,418		9.0%	7,002,418		9.3%	7,002,418		9.6%	7,002,418		9.9%	7,002,418		10.1%
PubCo Warrants(10)	3,431,372		4.4%	3,431,372		4.5%	3,431,372		4.6%	3,431,372		4.8%	3,431,372		5.0%
Fully-Diluted Shares	77,644,167		100.0%	75,487,917		100.0%	73,331,667		100.2%	71,175,417		99.9%	69,019,167		100.0%

____________

*        Less than 1%.

Percentages may not sum to 100.0% due to rounding.

(1)      Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 2,156,250 Public Shares in the 25% Redemptions Scenario, (iii) 4,312,500 Public Shares in the 50% Redemptions Scenario, (iv) 6,468,750 Public Shares in the 75% Redemptions Scenario, and (v) all 8,625,00 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.

(2)      Represents the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, with all fractional shares rounded down. Following the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(3)      Represents the SPAC Class B Shares held by the New Sponsor. Prior to the First Merger Effective Time, each SPAC Class B Share that is issued and outstanding at such time shall be automatically converted into one SPAC Class A Share. Following the SPAC Class B Conversion, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(4)      Represents the SPAC Class A Shares retained by Prior Sponsor following the Sponsor Transaction. At the SPAC Merger Effective Time, each whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share.

(5)      Prior Sponsor and Representatives purchased 125,000 and 140,625 Private Placement Units, respectively, in a private placement that closed simultaneously with the IPO. Prior to the SPAC Merger Effective Time, the Unit Separation will occur, whereby each SPAC Unit that is issued and outstanding at such time shall be automatically detached into one SPAC Class A Share and one SPAC Right. Then, each SPAC Right will be exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down. Following the Unit Separation and the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(6)      Reflects the 4,481,250 PubCo Restricted Shares to be issued to officers and directors of SPAC as the Closing pursuant to the terms of the Business Combination Agreement.

(7)      The GOWell Shareholder holds 100% of all outstanding Company Ordinary Shares as of the date of this proxy statement/prospectus. At the Second Merger Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares.

(8)      Assumes that PubCo issues the maximum number of Earnout Shares to the GOWell Shareholder and New Sponsor under the Business Combination Agreement due to PubCo and its subsidiaries achieving the 2026 EBITDA Target, 2027 EBITDA Target and 2028 EBITDA Target. The allocation of such Earnout Shares among the GOWell Shareholder and New Sponsor, or their respective designees and assigns, will be mutually determined.

(9)      Represents PubCo Ordinary Shares underlying PubCo Preferred Shares. At the Second Merger Effective Time, the Company Preferred Shares will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price. For illustrative purposes, the Accrued Value is estimated to be $84,029,009 and the Redemption Price is estimated to be $10.33, resulting in the issuance of 8,134,464 PubCo Preferred Shares. Further assumes the conversion in full of all PubCo Preferred Shares, pursuant to their terms, into an aggregate of 7,002,418 PubCo Ordinary Shares.

(10)    Represents PubCo Ordinary Shares underlying PubCo Warrants. At the Second Merger Effective Time, the Company Warrants will be converted into the right to receive PubCo Warrants exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5; For illustrative purposes, assumes the exercise of all such PubCo Warrants for cash at a cash exercise price of $12.00.

Share ownership presented in the table above is only presented for illustrative purposes and does not necessarily reflect what PubCo’s share ownership will be after the Closing. SPAC and GOWell cannot predict how many of the Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above, and therefore the ownership percentages of Public Shareholders may also differ if the actual redemptions are different from these assumptions. The Public Shareholders that do not elect to redeem their Public Shares will experience immediate dilution as a result of the Business Combination. The Public Shareholders currently own approximately 72.4% of the issued and outstanding SPAC Ordinary Shares. As noted in the above table, even if no Public Shareholders redeem their Public Shares in the Business Combination, the Public Shareholders’ ownership will decrease from approximately 72.4% of the SPAC Ordinary Shares prior to the Business Combination to owning approximately 18.3% of the total outstanding PubCo Ordinary Shares at the Closing (without giving effect to dilutive securities). As redemptions increase, the overall percentage ownership held by the Sponsors, Representatives, the GOWell Shareholder, and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. The table excludes PubCo Ordinary Shares that will be available for issuance under the PubCo Incentive Plan, as such shares will not be outstanding as of the Closing Date and does not include transaction bonus awards and equity incentives which may be issued to GOWell executives, as the amount, timing, and other terms of such grants have not yet been determined. Additionally, assumes no Working Capital Loans are outstanding and that the Sponsor Loan is repaid in cash in accordance with its terms. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Combined Financial Information.” See also “Risk Factors — The SPAC’s shareholders will experience dilution due to the issuance of PubCo Ordinary Shares and securities convertible into PubCo Ordinary Shares in the Business Combination and PIPE Investments.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any federal or state regulatory requirement or approval, except pursuant to U.S. federal securities laws and filings with the Registrar of Companies of the Cayman Islands (“Cayman Registrar”) necessary to effectuate the Mergers, which will be filed on behalf of SPAC, Merger Sub, GOWell, and PubCo, with respect to their respective Mergers, with the Cayman Registrar following the approval of the Business Combination Proposal and the Merger Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

SPAC’s Board’s Reasons for the Approval of the Business Combination

Before reaching their unanimous decisions that the Business Combination Agreement, each ancillary agreement, and the Transactions are advisable and in the best interests of SPAC and its shareholders, the SPAC Board consulted with the SPAC management team, their respective legal counsel and other advisors. The SPAC Board considered a wide variety of factors in connection with their evaluation of the Business Combination. In light of the complexity of the factors, the SPAC Board, as a whole, did not consider it practicable to, nor did they attempt to, quantify or otherwise assign relative weight to the specific factors they took into account in reaching their decision. Rather, the SPAC Board based their evaluation, negotiation and recommendation of the Business Combination on the totality of the information presented to and considered by them. The SPAC Board considered all of these factors as a whole and, on balance, concluded they supported a favorable determination that the Business Combination Agreement and the Transactions are advisable and in the best interests of SPAC and its shareholders. The SPAC Board evaluated the reasons described below with the assistance of SPAC’s outside advisors. Individual members of the SPAC Board may have given different weight to different factors.

The SPAC Board determined that the Business Combination presented an attractive business opportunity in light of a variety of factors, including but not limited to GOWell’s future business and financial condition and prospectus, its market opportunity, unique product offering, experienced management team and attractive valuation. The SPAC Board also reviewed the financial analysis and oral opinion delivered by Newbridge to the SPAC Board on October 13, 2025 (which was subsequently confirmed in writing) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge as set forth in its written opinion, (i) the Initial Merger Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders, and (ii) the Transaction has an aggregate fair market value of at least 80.0% of the value of the assets held by SPAC in its Trust Account (excluding deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time the Business Combination Agreement was signed. The SPAC Board also considered the potential detriments of the Business Combination to SPAC, including the risk of benefits not being achieved, including the risk that it may result in SPAC being unable to complete a business combination and force SPAC to liquidate, the absence of possible structural protections for minority shareholders, among others.

For more information about the SPAC Board’s reasons for the approval of the Business Combination, see “The Business Combination — The SPAC Board’s Reasons for the Approval of the Business Combination.”

GOWell Board’s Reasons for the Approval of the Business Combination

In the course of reaching its decision to approve the Business Combination, the GOWell Board consulted with GOWell’s management and advisors and considered a wide variety of factors, including, but not limited to: greater liquidity for the GOWell Shareholder as well as increased access to capital and an expanded range of potential investors for GOWell as a public company; the synergies associated with anticipated cooperation between GOWell and Inflection Point team; and enhanced institutional visibility and credibility, as well as increased public market awareness of GOWell and its business model; and the advantages of the Business Combination over a traditional IPO, including greater speed of execution and higher certainty of closing.

The GOWell Board also considered a variety of risks and potentially negative factors, including:

•        the possibility that the Transactions may not be completed on the terms or the timeline contemplated by GOWell and SPAC, or at all; and the risk that any failure to complete the Transactions could itself negatively affect GOWell’s future business and financial results, including by diverting management attention and resources that have already been committed to the transaction process, impairing GOWell’s ability to pursue alternative financing or strategic opportunities, and creating uncertainty among GOWell’s customers, employees, and business partners that could adversely affect GOWell’s operations and competitive position;

•        the risk that the completion of the Transactions could negatively affect GOWell’s financial results and that GOWell may incur significant expenses and may not accurately forecast the financial impact of the completion of the Transactions, including unforeseen accounting charges, tax liabilities, or exposure to undisclosed contractual obligations or legal claims;

•        following the completion of the Transactions, the post-combination company will incur significant additional legal, accounting, and other expenses that GOWell did not incur as a private company. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain the post-combination company’s resources and divert management’s attention from GOWell’s core business operations and strategic priorities. GOWell’s management team may face significant challenges in adapting to the heightened regulatory, financial reporting, and investor relations demands of operating as a publicly listed company. Furthermore, if the future growth and operating performance of the post-combination company fail to meet investor or analyst expectations, this could make it difficult to evaluate the post-combination company’s current business and future prospects and could have a material adverse effect on GOWell’s future business, financial condition, and results of operations;

After considering the various potentially positive and negative factors, including the foregoing, the GOWell Board determined that, in the aggregate, the potential benefits of the Transactions, including enhanced access to capital, greater liquidity, and increased institutional visibility, outweigh the risks and uncertainties of the Transactions, including the transition costs, regulatory burdens, and operational disruptions described above. For more information about the GOWell Board’s reasons for the approval of the Business Combination, see “The Business Combination — GOWell Board’s Reasons for the Approval of the Business Combination.”

Background to the Business Combination

SPAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. In the second half of 2025, Inflection Point principals Michael Blitzer and Kevin Shannon assumed leadership of SPAC, with Mr. Blitzer appointed Chairman and Chief Executive Officer and Mr. Shannon appointed Chief Operating Officer. Zikang Wu, a member of the original SPAC management team, remained in place as Chief Financial Officer and a member of the Board of Directors. In connection with the leadership transition, two new independent directors, William Denkin and Steven Tannenbaum, were added to the board, and all other members of the prior management team resigned. In January 2026, a third independent director, Carolyn Trabuo, was added to the SPAC Board.

Inflection Point’s initial engagement with GOWell occurred during the target search process of IPXX in late 2023. In March 2024, GOWell decided to discontinue negotiations to pursue a potential business combination at that time and instead pursue other sources of potential financing. However, GOWell and Inflection Point remained in periodic contact thereafter. In May 2025, Mike Reed, Chief Financial Officer of GOWell, emailed the Inflection Point team to re-engage on the possibility of pursuing a business combination in light of improved market conditions. This outreach catalyzed the discussions initially with IPCX. However, given IPCX’s uncertainty of the actionability and timeline of the GOWell opportunity at that time and other time-sensitive opportunities, IPCX entered into exclusivity and eventually signed a business combination agreement with Air Water Ventures Limited. In July 2025, members of the New Sponsor explored the potential acquisition of an existing SPAC to facilitate the Business Combination with GOWell. In September 2025, the New Sponsor assumed leadership of SPAC following the Sponsor Transaction, which eventually led to the Business Combination Agreement between GOWell and SPAC. There was no agreement, arrangement, or understanding between New Sponsor and SPAC, or its or their officers, directors, or affiliates, with respect to determining whether to proceed with the Business Combination with GOWell or any other initial business combination. The terms of the Business Combination Agreement are the result of negotiations between the representatives of SPAC and GOWell, each in consultation with its advisors, which occurred between July 2025 and October 2025.

In connection with the transactions contemplated by the Business Combination Agreement, GOWell entered into (i) the Signing PIPE Subscription Agreement with the New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time. Such PIPE securities will be converted into securities of PubCo as part of the Business Combination as follows: at the Second Merger Effective Time, the

Company Preferred Shares will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price, and the Company Warrants will be converted into the right to receive PubCo Warrants exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5.

As contemplated by the Business Combination Agreement, the structure and timing of the Business Combination and the PIPE Investments was determined and agreed by the parties in light of general business considerations weighing in favor of consummating the transaction promptly and the deadline for SPAC to complete an initial business combination pursuant to the SPAC Articles.

For more information, see “The Business Combination — Background of the Business Combination.”

Opinion of SPAC’s Financial Advisor

On October 13, 2025, Newbridge rendered its oral opinion to the SPAC Board (which was subsequently confirmed in writing) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge as set forth in its written opinion, (i) the Initial Merger Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders, and (ii) the Transaction has an aggregate fair market value of at least 80.0% of the value of the assets held by SPAC in its Trust Account (excluding deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time the Business Combination Agreement was signed.

Newbridge’s opinion was directed to the SPAC Board (in its capacity as such) and only addressed the fairness, from a financial point of view, of the Initial Merger Consideration to be paid by SPAC in the Business Combination pursuant to the Business Combination Agreement, and did not address any other terms, aspects or implications of the Business Combination, or any agreements, arrangements or understandings entered into in connection with the Business Combination. The summary of Newbridge’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is attached as Annex M to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge in connection with the preparation of its opinion. Neither Newbridge’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to SPAC Board, SPAC or any security holder as to whether they should elect to redeem their shares or how they should act or vote on any matter relating to the Business Combination or otherwise.

Sources and Uses of Funds for the Proposed Transaction

The following tables summarize the anticipated sources and uses of funds in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

Sources and Uses of Proceeds (No Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	89	Cash to Balance Sheet	149
Closing PIPE Investment	70	Transaction Costs	10

Total Sources	$459	Total Uses	$459

Sources and Uses of Proceeds (25% Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	67	Cash to Balance Sheet	127
Closing PIPE Investment	70	Transaction Costs	10

Total Sources	$437	Total Uses	$437
Sources and Uses of Proceeds (50% Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	45	Cash to Balance Sheet	105
Closing PIPE Investment	70	Transaction Costs	10

Total Sources	$415	Total Uses	$415
Sources and Uses of Proceeds (75% Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	22	Cash to Balance Sheet	82
Closing PIPE Investment	70	Transaction Costs	10

Total Sources	$392	Total Uses	$392
Sources and Uses of Proceeds (Full Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	0	Cash to Balance Sheet	60
Series A Redeemable Preference Shares Investment	70	Transaction Costs	10

Total Sources	$370	Total Uses	$370

Satisfaction of 80% Test

Nasdaq rules require that SPAC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. As of October 13, 2025, the date the Business Combination Agreement was executed, the fair value of the funds held in the Trust Account was approximately $88.6 million, and 80% thereof represents approximately $70.9 million.

The Initial Merger Consideration to be received by the shareholders of GOWell of $300.0 million exceeds 80% of the fair value of the funds held in the Trust Account as of October 13, 2025.

The EGM of SPAC’s Shareholders

Date, Time and Place of the EGM

The EGM will be held virtually at                Eastern Time, on               , 2026. The EGM will be a virtual meeting conducted via live webcast at               . For the purposes of Cayman Islands law and the SPAC Articles, the physical location of the EGM will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Proposals

At the EGM, SPAC is asking holders of the SPAC Ordinary Shares to consider and vote upon:

•        the Business Combination Proposal.    A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•        the Merger Proposal.    The First Plan of Merger is attached to this proxy statement/prospectus as Annex B;

•        the Advisory Organizational Documents Proposals.    The PubCo A&R Articles are attached to this proxy statement/prospectus as Annex C;

•        the Incentive Plan Proposal.    The form of GOWell Energy Technology 2026 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex L; and

•        the Adjournment Proposal.

Registering for the EGM

Any shareholder wishing to attend the meeting should register for the meeting by 5:00 p.m., Eastern Time, on               , 2026.

Voting Power; Record Date

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card and does not attend the EGM in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the EGM. If a valid quorum is established, any such failure to vote will have no effect on the outcome of any proposal in this proxy statement/prospectus.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

SPAC has fixed the close of business on               , 2026, as the “Record Date” for determining the SPAC Shareholders entitled to notice of and to attend and vote at the EGM. At the close of business on the Record Date, there were        SPAC Ordinary Shares outstanding and entitled to vote. Each share is entitled to one vote at the EGM.

Vote of the Sponsor and SPAC’s Other Directors and Officers

As of the Record Date, the Sponsors and Representatives held of record and were entitled to vote an aggregate of        SPAC Ordinary Shares. SPAC’s officers and directors did not hold of record or beneficially own any SPAC Ordinary Shares as of the Record Date. The SPAC Ordinary Shares held by the Sponsors and Representatives constitute approximately               % of the outstanding SPAC Ordinary Shares as of the Record Date. Pursuant to the SPAC Holders Support Agreement, the Sponsors and Representatives have agreed to vote any SPAC Ordinary Shares held by them as of the Record Date in favor of the Business Combination, including voting in favor of each of the Condition Precedent Proposals. No consideration has been or will be paid by PubCo, SPAC or GOWell to the Sponsors and Representatives in connection with such agreements. To the extent that the Sponsors, Representatives or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

Quorum and Required Vote for the Proposals at the EGM

A quorum of SPAC Shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if the holders of at least one-third of the issued and outstanding SPAC Ordinary Shares entitled to vote at the EGM are represented in person (including virtually) or by proxy (which would include presence at the EGM).

As of the Record Date for the EGM,        SPAC Ordinary Shares would be required to achieve a quorum.

Each of the Sponsors and the Representatives have agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the EGM. As of the Record Date, the Prior Sponsor, the New Sponsor and the Representatives owned approximately        %,        % and        %, respectively, of the issued and outstanding SPAC Ordinary Shares.

The Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Merger Proposal — The approval of the Merger Proposal requires a special resolution under the Cayman Companies Act, being the affirmative vote (in person (including virtually) or by proxy) of holders of at least two-thirds of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares entitled to vote and are voted at the EGM. The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if each of the Business Combination Proposal and Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Adjournment Proposal is not conditioned upon any other proposal.

Recommendation to the SPAC Shareholders

The SPAC Board believes that each of the Business Combination Proposal, the Merger Proposal, the Advisory Organizational Documents Proposals, Incentive Plan Proposal and the Adjournment Proposal is advisable and is in the best interest of SPAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, if presented to the EGM.

For a description of the SPAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the SPAC Board, see the subsection entitled “The Business Combination — The SPAC Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the SPAC Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsors and SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Shareholders. Please see the subsection entitled “The Business Combination Proposal — Interests of Certain SPAC Persons in the Business Combination”.

Interests of Certain SPAC Persons in the Business Combination

In considering the unanimous recommendation of the SPAC Board to vote in favor of the Business Combination Proposal, Merger Proposal, Advisory Organizational Documents Proposals, Incentive Plan Proposal and Adjournment Proposal, shareholders should keep in mind that the Sponsors and SPAC’s officers and directors, and entities affiliated with them, have interests in such proposals that are different from, or in addition to, the interests of the SPAC Unaffiliated Shareholders.

The existence of financial and personal interests of one or more of SPAC’s officers and directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is advisable and in the best interests of SPAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsors have interests in the Business Combination that may conflict with your interests as a shareholder.

The personal and financial interests of the Sponsors and SPAC’s directors and officers may have influenced their motivation in identifying and selecting GOWell as a business combination target, completing an initial business combination with GOwell and influencing the operation of the business following the Closing. In considering the recommendation of the SPAC Board to vote for the proposals, SPAC’s shareholders should consider these interests.

These interests include, among other things:

•        The Prior Sponsor holds 2,028,750 Founder Shares, initially purchased for $0.008 per share. Such 2,028,750 PubCo Ordinary Shares that the Prior Sponsor and its permitted transferees will receive upon conversion of such Retained Shares in the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $21.04 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        The New Sponsor purchased 990,000 Founder Shares and the assignment of the Sponsor Loan for an aggregate of $1,800,000, in a private placement consummated on September 9, 2025. Such 990,000 PubCo Ordinary Shares that the New Sponsor and its permitted transferees will receive upon conversion of such Founder Shares in the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $10.27 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        Given the differential in the purchase price that the each of the Sponsors paid for the Founder Shares as compared to the price of the SPAC Class A Shares included in the SPAC Units sold in the IPO, the Sponsors may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsors diverge from the economic interests of Public Shareholders because the Sponsors will realize a gain on their investment at times when the Public Shareholders realize a loss.

•        The Prior Sponsor purchased 125,000 Private Placement Units for $1,250,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Each Private Placement Unit consists of one SPAC Class A Share and one SPAC Right exchangeable for one-fifth of one SPAC Class A Share. Following the Business Combination, the 150,000 PubCo Ordinary Shares that the Prior Sponsor will receive upon conversion of such Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.56 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        Each of the Sponsors will lose its entire investment in us, valued at approximately $1,275,000 for the Prior Sponsor and $1,800,000 for the New Sponsor, if we do not complete a business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO). If we do not consummate a business combination by such date, as promptly as reasonable but not more than ten business days thereafter, we will redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 2,153,750 and 990,000 SPAC Ordinary Shares held New Sponsor, respectively, may be worth very little, because following the redemption of Public Shares, we would likely have few, if any, net assets and because the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 125,000 SPAC Rights underlying the Private Placement Units held by the Prior Sponsor will expire and become worthless.

•        In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up. Following the Business Combination, the 4,481,250 PubCo Restricted Shares received upon the conversion of such Company Restricted Shares, if unrestricted and freely tradable, would have had an aggregate market value of approximately $46.47 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Restricted Shares will be subject to vesting, we believe such shares will have less value.

•        Pursuant to the Signing PIPE Subscription Agreement, the New Sponsor purchased (i) 2,352,941 Company Preferred Shares and (ii) Company Warrants exercisable for 980,392 Company Ordinary Shares, for an aggregate investment amount of $20,000,000. At Closing, each of the Company Preferred Shares and the Company Warrants will be converted into the right to receive 2,440,027 PubCo Preferred Shares (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33) convertible into 2,100,457 PubCo Ordinary Shares (at an initial conversion price of $12.00 per share) and 980,392 PubCo Warrants (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 PubCo Ordinary Shares at an initial exercise price of $12.00. Calculated on an as-converted basis, the 3,080,849 PubCo Ordinary Shares, would have an aggregate market value of approximately $31.95 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, and such shares will not be subject to a lock-up. However, given such securities are not in-the-money as of the date of this proxy statement/prospectus, we believe such securities will have less value.

•        New Sponsor will receive its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing.

•        The Sponsors and the SPAC’s officers and directors have agreed not to redeem any of the SPAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        If the Trust Account is liquidated, the New Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a letter of intent, confidentiality or similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us (other than our independent registered public accounting firm and the Representatives), but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The SPAC’s existing and former officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination. Additionally, pursuant to the A&R Letter Agreement and the Indemnification Agreement, the indemnification of the Prior Sponsor and New Sponsor, respectively, will survive the Closing.

•        In connection with the Closing, the New Sponsor and the SPAC’s current officers and directors would be entitled to the repayment of any outstanding working capital loans and advances that have been made to the SPAC. In order to finance transaction costs in connection with a business combination, the New Sponsor or certain of the SPAC’s officers or directors may, but are not obligated to, loan the SPAC Working Capital Loans. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans are outstanding.

•        Additionally, the New Sponsor would be entitled to the repayment of any loans that have been made to the SPAC pursuant to Sponsor Loan. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Sponsor Loan, but no proceeds from the Trust Account would be used to repay the Sponsor Loan. As of the date of this proxy statement/prospectus, $700,000 is outstanding under the Sponsor Loan.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the New Sponsor, and the SPAC’s current officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans. As of the date of this proxy statement/prospectus, no reimbursable out-of-pocket expenses, advances, and other loans were outstanding.

•        Pursuant to the Registration Rights Agreement, the SPAC’s officers and directors, and the Sponsors and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties following the consummation of the Business Combination. It is estimated that each of the Prior Sponsor and New Sponsor will hold 2,178,750 and 13,706,544 (excluding the PubCo Ordinary Shares underlying the PubCo Warrant) PubCo Ordinary Shares, respectively, eligible for registration.

•        The continued indemnification of former and current directors and officers of SPAC and the New Sponsor and the continuation of directors’ and officers’ liability insurance after the Business Combination.

•        The fact that Kevin Shannon is expected to be a director of PubCo following the Business Combination. As such, in the future, he may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the PubCo Board determines to pay its non-employee directors.

•        The fact that the New Sponsor and SPAC’s current directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, which would cause the New Sponsor to lose its entire investment. As a result, the New Sponsor may have a conflict of interest in determining whether GOWell is an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to the SPAC, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About the SPAC — Conflicts of Interest.”

Further, the Unaffiliated SPAC Shareholders should keep in mind that GOWell officers, directors, and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of the Unaffiliated SPAC Shareholders. See “Information About the Company — Conflicts of Interest,” “The Business Combination — Interests of Certain GOWell Persons in the Business Combination” and “Certain Relationships and Related Party Transactions” for more information related to certain transactions and arrangements between GOWell and GOWell’s directors and officers.

Compensation to be Received by the Sponsors and SPAC’s Officers and Directors in Connection with the Business Combination and Signing PIPE Investment

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor and SPAC’s officers and directors in connection with the Business Combination.

	Securities to be Received	Other Compensation
New Sponsor

(i) 990,000 PubCo Ordinary Shares upon the exchange of 990,000 Founder Shares, which were initially purchased in the Sponsor Transaction for $1.31 per share, (ii) approximately 2,440,027 PubCo Preferred Shares upon the exchange of 2,352,941 Company Preferred Shares, which were initially purchased in the Signing PIPE Investment for $20 million (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33), (iii) PubCo Warrants upon the exchange of Company Warrants purchased in the Signing PIPE Investment (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 Company Ordinary Shares at an initial exercise price of $12.00, and (iv) its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing.

Repayment of the $700,000 principal amount outstanding under the Sponsor Loan.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Prior Sponsor

(i) 2,028,750 PubCo Ordinary Shares upon the exchange of 2,028,750 Retained Shares, which were initially purchased prior to the IPO for $0.008 per share, and (ii) 150,000 PubCo Ordinary Shares upon the exchange of 125,000 Private Placement Units purchased for $10.00 per Unit in a private placement.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

	Securities to be Received	Other Compensation
SPAC Officers and Directors

In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up.

Kevin Shannon, the Chief Operating Officer of the SPAC, is expected to serve as a director of PubCo after the Closing and, as such, in the future, may receive compensation for his service as a director of PubCo as determined by the PubCo Board.

Reimbursement for any out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

The securities to be issued to the Sponsors and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. None of the funds in the Trust Account will be used to compensate our officers or directors. Except as set forth above, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsors, SPAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsors and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders.

Redemption Rights

Pursuant to the SPAC Articles, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through SPAC Units and elect to separate your SPAC Units into the underlying Public Shares and Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SPAC redeem all or a portion of your Public Shares for cash; and

(c)     deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on               , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

Any Public Shareholder (who is not a Sponsor, Representative, or officer or director of SPAC) may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they are a holder of record on the record date. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, SPAC will redeem such Public Shares for the Redemption Price, a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $               per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s deposit withdrawal at custodian (“DWAC”) system. Continental will typically charge the tendering broker a nominal amount and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SPAC’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Continental and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Continental return the shares (physically or electronically).

Any corrected or changed written exercise of redemption rights must be received by Continental at least two business days prior to the initial scheduled date of the EGM. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two business days prior to the initial scheduled date of the EGM.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, or disposing of Public Shares, will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the then issued Public Shares without the prior consent of SPAC. Accordingly, if a Public Shareholder, alone or acting in concert or as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, or disposing of Public Shares, seeks to redeem more than 15% of the then issued Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the SPAC Rights will not have redemption rights with respect to the SPAC Rights.

The closing price of Public Shares on             , the Record Date, was $              . As of the Record Date, funds in the Trust Account totaled $               and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $               per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SPAC cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Potential Purchases of Public Shares

At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or Public Rights in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Rights that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Rights in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SPAC securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Rights outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsors, the SPAC’s or GOWell’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or SPAC Rights, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus discloses the possibility that the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        any of our securities purchased by the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•        the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we will disclose in a Form 8-K, before the EGM, the following material items:

•        the amount of securities purchased outside of the redemption offer by the Sponsors or the SPAC’s, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsors or the SPAC’s, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates;

•        the impact, if any, of the purchases by the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold to the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsors, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates; and

•        the number of Public Shares for which the SPAC has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may increase the number of shares sold into the market, which may have a depressive effect on the price of the PubCo Ordinary Shares. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

Certain Information Relating to PubCo

Listing of PubCo Ordinary Shares on Nasdaq

PubCo Ordinary Shares currently are not traded on a stock exchange. PubCo intends to apply to list the PubCo Ordinary Shares on Nasdaq under the proposed symbol “GOW” upon the closing of the Business Combination. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the PubCo Ordinary shares must have been conditionally approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our EGM, we may not have received from Nasdaq either confirmation of the listing of the PubCo Ordinary Shares or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the PubCo securities would not be listed on any nationally recognized securities exchange. See “Risk Factors — There can be no assurance that the PubCo Ordinary Shares issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.”

Emerging Growth Company; Controlled Company; Foreign Private Issuer

After the Closing, it is expected that the GOWell Shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions, including the Signing PIPE Securities and Closing PIPE Securities, and excluding the Earnout Shares. Accordingly, PubCo will qualify as a “controlled company” under the listing rules of Nasdaq. PubCo will also qualify as a “foreign private issuer” and an “emerging growth company” as defined under the U.S. securities laws. Each of these classifications entitles PubCo to rely on certain exemptions from applicable U.S. securities laws and Nasdaq corporate governance requirements, which may afford less protection to holders of PubCo’s securities than the protections available under the rules applicable to U.S. domestic companies. The following describes each classification and the specific exemptions on which PubCo intends to rely.

Emerging Growth Company

PubCo is an “emerging growth company” as defined in the JOBS Act. PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the effective date of the registration statement of which this proxy statement/prospectus is a part, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of PubCo’s prior second fiscal quarter, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Controlled Company

For so long as PubCo remains a controlled company, it is permitted to rely on certain exemptions from Nasdaq corporate governance requirements otherwise applicable to listed companies, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that if a listed company has a nominating and governance committee, it be composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement for an annual performance evaluation of the nominating and governance committee, if applicable, and compensation committee.

To the extent PubCo ceases to qualify as a controlled company, it will be required to comply with these Nasdaq corporate governance requirements within the transition periods specified under Nasdaq rules.

Foreign Private Issuer

As a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. PubCo intends to rely on the following exemptions available to foreign private issuers:

SEC Reporting Exemptions:

•        Quarterly and current reports:    PubCo will not be required to file Quarterly Reports on Form 10-Q or Current Reports on Form 8-K under the Exchange Act.

•        Proxy rules:    PubCo will not be subject to the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act.

•        Short-swing profit recovery:    PubCo will not be subject to the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. However, effective March 18, 2026, the executive officers and directors of PubCo will be required, pursuant to the Holding Foreign Companies Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of PubCo’s securities. The principal shareholders of PubCo who are neither officers nor directors will remain exempt from Section 16(a) reporting requirements.

•        Regulation FD:    PubCo will not be subject to the selective disclosure rules applicable to issuers of material non-public information under Regulation FD.

Nasdaq Corporate Governance Exemptions:

As a foreign private issuer, PubCo is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of certain Nasdaq corporate governance standards applicable to U.S. domestic companies. PubCo intends to rely on the following foreign private issuer exemptions from Nasdaq requirements:

•        Majority independent board:    Under the laws of the Cayman Islands, PubCo is not required to have a board consisting of a majority of independent directors.

•        Compensation committee:    PubCo is not required to have a compensation committee consisting entirely of independent directors.

•        Nominating or corporate governance committee:    PubCo is not required to have a nominating or corporate governance committee consisting entirely of independent directors.

•        Executive sessions:    PubCo is not required to hold regularly scheduled executive sessions with only independent directors each year.

Where PubCo’s status as both a controlled company and a foreign private issuer provides overlapping exemptions from the same Nasdaq requirement, PubCo intends to rely on both exemptions concurrently to the extent permitted. Such Cayman Islands home country practices may afford less protection to holders of PubCo’s securities than the protections available under Nasdaq’s corporate governance standards. For additional information regarding the home country practices PubCo intends to follow in lieu of Nasdaq requirements, see “Summary — Certain Information Relating to PubCo — Emerging Growth Company; Controlled Company; Foreign Private Issuer”, “Risk Factors — PubCo, as a “foreign private issuer” and “controlled company” within the meaning of the rules of Nasdaq, is permitted to follow certain home country corporate governance practices and to rely on certain exemptions from Nasdaq corporate governance requirements that may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

Comparison of Shareholder Rights

If the Business Combination is completed, holders of SPAC securities will become holders of PubCo securities and their rights as shareholders will be governed by PubCo’s organizational documents. Please see the sections entitled “Comparison of Shareholder Rights” and “Cayman Company Considerations.”

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the exercise of redemption rights in connection with the Business Combination, the First Merger, and the ownership and disposition of PubCo Ordinary Shares after the Business Combination, please see the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders.”

Cayman Islands Tax Considerations

PubCo is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Companies Act. As an exempted company, PubCo has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking (22 October 2025), no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to PubCo or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of PubCo’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by PubCo to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of PubCo. For more information, see “Material Tax Considerations — Cayman Islands Tax Considerations.”

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse merger within the scope of IFRS 2, since SPAC does not meet the definition of a business in accordance with IFRS 3. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of GOWell issuing stock for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GOWell.

This determination was primarily based on the current shareholders of GOWell having a majority of the voting power of the post-combination company, GOWell’s senior management comprising all of the senior management of the post-combination company, the relative size of GOWell compared to SPAC, and GOWell’s operations comprising the ongoing operations of the post-combination company.

Appraisal Rights

The Cayman Companies Act prescribes when shareholder appraisal or dissenters’ rights will be available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise Redemption Rights, as set out herein. For more information, see the section of this proxy statement/prospectus entitled “Proposal No. 2 — The Merger Proposal — Appraisal Rights under the Cayman Companies Act”.

Proxy Solicitation

SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone or in person. SPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SPAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. SPAC will bear the cost of the solicitation.

SPAC has engaged              to assist in the solicitation process and will pay              a fee of $            , plus disbursements.

SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SPAC will reimburse them for their reasonable expenses.

Risk Factor Summary

In evaluating the Business Combination and the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially review and consider the matters addressed under the heading “Cautionary Statements Regarding Forward-Looking Statements” and the risk factors set forth in the section entitled “Risk Factors.” These risks include, but are not limited to, the summary included below.

Risk Related to Company’s Business and Industry

•        A material or extended decline in expenditures by the oil and gas industry could significantly reduce our revenue and income in relation to purchases of cased hole and open hole equipment by service companies.

•        We rely on a related party in China for manufacturing of certain traditional wireline logging equipment, and our planned migration of these operations may expose us to significant execution, geopolitical, and intellectual property risks.

•        Customer defaults on payment obligations could lead to lost revenue and increased costs.

•        Our operations and the use of our equipment are subject to severe hazards inherent in the energy industry, which may lead to catastrophic liabilities, and our insurance coverage or indemnities may be inadequate to protect us against all such risks.

•        Competition within the energy tool and equipment industry may adversely affect our ability to market our services.

•        We may not be able to satisfy technical requirements, testing requirements, or other specifications under contracts and contract tenders.

•        Our business depends on our ability to attract and retain specialized skilled workers and key management personnel. Failure to do so could severely limit our growth, increase our operating expenses, and adversely affect our results of operations.

•        High rates of global inflation, the occurrence of a recession and higher interest rates could have a material and adverse impact on our business, results of operations and financial condition.

•        Delays in obtaining, or inability to obtain or renew, permits or authorizations by our customers for their operations could impair our business.

•        We may incur indebtedness to execute our long-term growth strategy, which may reduce our profitability.

•        Our results of operations and financial condition could be negatively impacted by changes in accounting principles.

•        Adverse and unusual weather conditions may affect our operations.

•        Certain products of ours require the use of radioactive sources or incorporate radioactive materials, which subject us and our customers to regulations, related costs and delays, and potential liabilities for injuries or violation of environmental and health and safety laws.

Risks Related to the International Operations and Regulations

•        Operating a multinational business subjects us to significant political, economic, legal, and operational risks in those countries and territories in which we conduct business, which could materially and adversely affect our business, results of operations, and financial condition.

•        Our business is highly subject to complex domestic and international anti-corruption, sanctions, and export control laws and regulations, and non-compliance with such laws and regulations may subject us to criminal penalties or significant fines, reputational harm, and materially adverse financial effects.

•        Compliance with environmental laws and regulations may adversely affect our business and results of operations.

•        Changes in tax laws or tax rates, adverse positions taken by taxing authorities and tax audits could impact our operating results.

Risks Related to Intellectual Property and Technology

•        We may need to defend ourselves against intellectual property infringement claims by third parties, which may be time-consuming and would cause us to incur substantial costs.

•        As our patents may expire, our patent applications may not be granted, and our patent rights may be contested, our registered, issued, and applied-for intellectual property may not protect us effectively, limiting our ability to prevent others from developing or exploiting competing technologies.

•        We depend on IT to conduct our business, and a failure of our IT systems or a cyberattack could adversely impact our business and lead to the loss or theft of proprietary data or personal information.

Risks Related to SPAC and the Business Combination

•        Directors and officers of the SPAC, the Sponsors and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the SPAC Shareholders generally.

•        Past performance by the New Sponsor, our management team, and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in PubCo.

•        The SPAC’s shareholders will experience dilution due to the issuance of PubCo Ordinary Shares and securities convertible into PubCo Ordinary Shares in the Business Combination and PIPE Investments.

•        PubCo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

•        The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

Risks Related to the Post-Business Combination Company

•        Subsequent to the consummation of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•        There can be no assurance that the PubCo Ordinary Shares issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

•        The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or PubCo’s future results.

•        Geopolitical conflicts involving Iran, military actions in the Middle East, and the war in Ukraine may adversely affect global economic conditions and cause significant volatility in the trading price of PubCo Ordinary Shares.

General Risk Factors

•        PubCo, as a “foreign private issuer” and “controlled company” within the meaning of the rules of Nasdaq, is permitted to follow certain home country corporate governance practices and to rely on certain exemptions from Nasdaq corporate governance requirements that may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.

•        PubCo will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such PubCo is exempt from certain provisions applicable to United States domestic public companies.

RISK FACTORS

SPAC Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, results of operations or financial condition of SPAC, the Company, or PubCo following the Business Combination and could adversely affect the trading price of PubCo Ordinary Shares. Further, the occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of PubCo following the Business Combination.

Risks Related to GOWell

Unless the context otherwise requires, all references to the “Company,” “GOWell,” “we,” “us” or “our” refer GOWell Technology Limited, a Cayman Islands exempted company, and its subsidiaries prior to the consummation of the Business Combination and refer to GOWell Energy Technology, a Cayman Islands exempted company and its subsidiaries (including GOWell Technology Limited) immediately following the consummation of the Business Combination.

Risks Related to Our Business and Our Industry

A material or extended decline in expenditures by the oil and gas industry could significantly reduce our revenue and income in relation to purchases of cased hole and open hole equipment by service companies.

Part of our business depends upon the condition of the oil and gas industry and, in particular, the willingness of oil and gas companies to make capital expenditures on wireline integrity operations. The level of capital expenditure is generally dependent on the prevailing view of future oil and gas prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, including:

•        worldwide macroeconomic activity;

•        the level of exploration and production activity;

•        interest rates and the cost of capital;

•        environmental regulation;

•        government initiatives to promote the use of renewable energy sources and public sentiment and consumer demand regarding renewable energy and electric vehicles;

•        federal, state and foreign policies regarding exploration and development of oil and gas;

•        the ability and/or desire of OPEC+ and other major producers to set and maintain production levels and pricing;

•        governmental regulations regarding future oil and gas exploration and production;

•        the cost of exploring and producing oil and gas;

•        technological advances affecting energy consumption;

•        the cost of developing alternative energy sources;

•        the availability, expiration date and price of onshore and offshore leases;

•        the discovery rate of new oil and gas reserves in onshore and offshore areas;

•        the success of drilling for oil and gas in unconventional resource plays such as shale formations;

•        alternative opportunities to invest in onshore exploration and production opportunities;

•        technological advances and new techniques that render drilling more efficient or reduce demand for, and production of, fossil fuels; and

•        weather conditions and natural disasters.

Oil and gas prices and the level of drilling and production activity have been characterized by significant volatility in recent years. Worldwide military, political and macroeconomic events have contributed to crude oil and natural gas price volatility and are likely to continue to do so in the future. In addition, the effects of global health epidemics and concerns, such as the COVID-19 pandemic, has materially impacted demand for crude oil and natural gas which has contributed to further price volatility.

We expect continued pressure in both crude oil and natural gas prices, as well as in the level of drilling and production related activities, particularly as they relate to offshore activities. Even during periods of high prices for oil and natural gas, companies exploring for oil and gas may cancel or curtail programs, seek to renegotiate contract terms, including the price of our products and services, or reduce their levels of capital expenditures for exploration and production for a variety of reasons. These risks are greater during periods of low or declining commodity prices.

While our business is less exposed to oil price fluctuations than other companies in the market by means of our leasing and revenue sharing models, which fall outside of a service companies’ capital expenditure processes, we may expect nonetheless an impact on our revenue stream.

We rely on a related party in China for manufacturing of certain traditional wireline logging equipment, and our planned migration of these operations may expose us to significant execution, geopolitical, and intellectual property risks.

Our ability to meet customer demand for our traditional wireline logging equipment sales and leasing lines has historically been dependent on the manufacturing output of Xi’an Gewei Petroleum Equipment Co., Ltd. (“Xi’an Gewei”), a related party facility in Xi’an, China. This facility currently supplies the majority of our traditional wireline logging equipment and does not manufacture for third parties. While we believe these transactions are conducted on an arm’s-length basis, we are currently undertaking a strategic initiative to migrate these operations to our wholly owned facilities in Dubai, Singapore, and to fully owned subsidiaries in the PRC. For example, we have manufactured certain of our traditional wireline logging equipment in our Dubai facility since 2024 and have expanded such operations with a new facility in Dubai and a Singapore facility specifically designed for the purpose of manufacturing our traditional wireline logging equipment. This expansion mirrors the capacity at Xi’an Gewei, and we retain the flexibility to adjust the output of Xi’an Gewei, should it become commercially advantageous to shift production to the new Dubai and Singapore facility. As such, we are both increasing our capacity in order to accommodate future growth and we are diversifying our supply chain to mitigate risk. Furthermore, we expect to achieve cost savings as the manufacturing profits from Xi’an Gewei will be internalized within the Company by relocating such activities to our fully owned subsidiaries in the PRC. However, this transition period exposes us to a unique combination of risks stemming from our continued interim partial reliance on a related party and the operational challenges of moving production, specifically:

•        Execution and transition risk of manufacturing migration: We are migrating the manufacturing of these tools from the related-party Xi’an facility to a combination of a new Dubai facility, a new Singapore facility and a compact, fully owned integrated subsidiaries in China over the next year. This large-scale operational transition is complex and carries significant risks, including: (i) delays or cost overruns that exceed our current forecasts; (ii) disruption to our current production levels and ability to fulfill orders during the transition period; and (iii) failure to successfully transfer and certify the necessary operational processes and quality control systems to the new facilities.

•        Geopolitical and trade risk: Until the manufacturing migration is complete, our supply chain remains fully exposed to the risk of escalated trade tensions between the U.S. and China. Any imposition of new or increased tariffs, export controls, or sanctions could significantly increase our cost of goods sold, disrupt the flow of components and finished products to our global hubs, and materially harm our ability to service international contracts. Furthermore, political, or regulatory actions within China, such as mandated factory shutdowns, could severely limit our primary source of product supply.

•        Intellectual property transition risk: Our related party in Xi’an currently houses an engineering team specializing in product development, sustaining engineering, and software design that collaborates closely with manufacturing. We expect this engineering team to migrate to our new integrated subsidiaries in

China by the end of December 2026. The transition of this team and the associated intellectual property, especially proprietary software, and engineering know-how creates a risk of disruption, delay, and the potential for IP leakage during the period the engineering team remains at the related-party facility while the new structure is established.

•        Supply chain concentration risk: While we are currently diversifying and expanding our existing manufacturing portfolio with new facilities in Dubai and Singapore, we continue to rely on the Xi’an facility for the manufacturing of the majority of our traditional wireline logging equipment and our manufacturing operations remain vulnerable to localized disasters, operational failures, or labor disputes at the Xi’an site until these expansions are fully complete and operational.

Our reliance on equipment leasing exposes us to asset utilization risks, which can increase depreciation and reduce profitability during periods of industry contraction.

A material portion of our revenue is generated through leasing and renting high-cost, specialized wireline logging tools and equipment. This model provides an alternative to outright ownership for our customers (primarily service companies) who may face capital constraints. However, this business model creates significant exposure to changes in the upstream oil and gas industry’s capital expenditure cycles.

If customer activity declines, particularly during an industry downturn, the utilization rate of our equipment inventory will decrease. When our expensive equipment sits idle, it will continue to incur significant costs, including scheduled maintenance, storage, and, most critically, depreciation expense. This will result in a negative impact on our operating margins and cash flow. Furthermore, a sustained period of low utilization could lead us to record material asset impairment charges if the fair value of our leasing fleet falls below its carrying value.

Customer defaults on payment obligations could lead to lost revenue and increased costs.

Since some of our leasing customers may be capital-constrained, they may pose an increased risk of defaulting on their payment obligations during an industry recession. Such customer defaults on payment obligations could lead to lost revenue and increased costs. Our financial performance depends significantly on the timely payment of invoices by our customers. There is a risk that one or more of our customers may default on their payment obligations. This could be due to their financial difficulties, disputes over the quality or delivery of services, or other reasons. Customer defaults could result in lost revenue and increased costs due to the need for debt collection efforts or legal proceedings. This could negatively impact our financial performance and cash flow.

The loss of one or more significant customers could have an adverse impact on our financial results.

Our principal customers are major integrated service companies and large independent and foreign national oil and gas companies throughout the world. In 2024, our top 10 customers represented approximately 58% of total revenues, and SLB Limited (SLB N.V.) (formerly Schlumberger) (“SLB”), for all locations, individually accounted for approximately 25% of total revenues.

SLB is one of the largest energy technology companies in the world and operates in substantially all major oil and gas basins globally. We provide equipment and services to SLB through both sales and leasing arrangements, with pricing and commercial terms governed by a global Master Services Agreement (the “MSA”). The MSA establishes the general terms and conditions applicable to our transactions with SLB and its affiliates, including pricing mechanisms, ordering procedures, warranties, KPIs, conflict resolution and other customary provisions. The MSA does not contain minimum purchase commitments or exclusivity obligations and contains termination provisions that include termination for convenience by SLB upon sixty (60) days’ notice, termination for cause upon specified default or compliance events, termination in connection with insolvency proceedings, and termination upon extended force majeure. Notwithstanding the existence of a global MSA, our business with SLB is conducted through numerous local SLB legal entities across multiple jurisdictions. Revenues attributable to SLB are therefore derived from separate contractual arrangements and purchase orders with geographically dispersed SLB affiliates that differ in their operational requirements and demand for specific well logging technologies.

On October 21, 2024, the Company entered into a framework agreement (the “SLB Framework Agreement”) with Schlumberger Oilfield Holdings Limited and Schlumberger Technology Corporation (together, the “SLB Affiliates”), subsidiaries of SLB. Pursuant to the SLB Framework Agreement, the SLB Affiliates granted the Company a license to manufacture a tool associated with SLB (the “SLB Tool”). The Company is permitted to lease or sell the SLB Tool to the SLB Affiliates and to sell the SLB Tool to third parties, subject to the payment of royalties based on an agreed-upon royalty structure. The SLB Framework Agreement sets forth the principal terms relating to the scope of the license, manufacturing obligations, pricing and commercial terms, royalty payments and other customary provisions. As of the date of this prospectus, the Company has not generated any revenue under the SLB Framework Agreement.

Although a significant portion of our revenues is derived from SLB on an aggregate basis, management does not believe that the Company is substantially dependent on any single agreement or individual SLB legal entity. In addition, since SLB has the lion’s share of the wireline market, it is a stable and dominant player. However, the loss of SLB as a customer in its entirety, or a significant reduction in business from SLB, could have a material adverse effect on our results of operations, financial condition and cash flows.

The loss of one or more of our significant customers, failure to renew contracts upon expiration, or a sustained decrease in demand by one or more of our key customers could have an adverse effect on our results of operations, financial position, and cash flows.

Our operations and the use of our equipment are subject to severe hazards inherent in the energy industry, which may lead to catastrophic liabilities, and our insurance coverage or indemnities may be inadequate to protect us against all such risks.

The performance of our wireline logging and data interpretation services, and the use of our specialized equipment in hydrocarbon and geothermal wells, subjects us to numerous severe operating hazards, which are commonly found in the energy industry. These risks are amplified because our equipment is designed to operate in high-temperature and high-pressure environments, and they include, but are not limited to, blowouts, explosions, fires, equipment malfunctions, surface cratering, uncontrolled flows of gas or well fluids, pipe failures, and environmental contamination (such as oil spills or releases of hazardous substances).

A failure of our equipment, installation errors, or a failure by our customers to properly maintain or operate the equipment, could result in serious personal injury, fatalities, severe damage to property and natural resources, and significant environmental damage. The existence, frequency, and severity of such incidents could affect operating costs, insurability, and relationships with customers, employees, and regulators. Our customers may elect not to purchase our products or services if they view our safety record as unacceptable, experience material defects in our products, or have performance issues, which could cause us to lose customers and substantial revenue. In addition, any litigation or claims, even if fully indemnified or insured, could harm our reputation with our customers and the public, as well as make it more difficult for us to compete effectively or obtain adequate insurance in the future.

In addition to general industry hazards, a small number of our open-hole equipment for sale contain sealed, low-grade radioactive sources. Although we rely on third parties for the transport and delivery of these sources to purchasing clients, we are subject to a variety of laws and regulations in different countries related to the handling and transportation of such radioactive materials. Failure to comply with these requirements could have a material adverse effect on our open-hole business.

While we rely on customer indemnifications, generally, and maintain third-party insurance coverage, our insurance may not be sufficient to cover the full extent of any losses or liabilities we may incur. Our policies are subject to deductibles, limits, and exclusions that could leave us financially responsible for catastrophic claims. Furthermore, insurance may no longer be available to us, or its availability may be at premium levels that do not justify its purchase. We could incur substantial uninsured claims, and our customers may be unable to satisfy the indemnification claims against them, any of which could have a material adverse effect on our ability to conduct normal business operations and on our financial condition.

Competition within the energy tool and equipment industry may adversely affect our ability to market our services.

The energy equipment industry is highly competitive and fragmented. The number of equipment companies active in a given market may exceed the corresponding demand therefor, which could result in active price competition. Some energy companies prioritize prices when choosing to contract with an equipment company, which may further increase competition based primarily on price. In addition, adverse market conditions lower demand for drilling equipment, which results in excess equipment and lower utilization rates. If market conditions in our operating areas deteriorate from current levels or if adverse market conditions persist, the prices we are able to charge, and utilization rates may decline. Moreover, our customers may choose to purchase or rent some or all of the equipment that they typically purchase or rent from us, from our competitors, thereby reducing the volume of business that we conduct with such customers. Any significant future increase in overall market capacity for the equipment or services that we offer could adversely affect our business, results of operations, and cash flows.

In addition, some of our competitors are diversified multinational companies with substantially larger operating staffs and greater capital resources than ours and which have been engaged in the manufacturing business for a much longer time than us. Many of our larger competitors provide customers cost advantages as a result of their economies of scale, their ability to obtain volume discounts, and purchase raw materials at lower prices. As a result, such competitors may have stronger bargaining power with their suppliers and therefore have an advantage over us in pricing as well as securing a sufficient supply of raw materials during shortages. Many of our competitors also have better brand name recognition, a stronger presence in more geographic markets, more established distribution networks, larger customer bases, and the ability to provide a broader array of products and services. Some of our competitors may also be able to devote greater resources to the research and development, promotion, and sale of their products and services, and better withstand the evolving industry standards and changes in market conditions as compared to us. If these competitors substantially increase the resources they devote to developing and marketing competitive products and services, we may not be able to compete effectively. Similarly, consolidation among our competitors could enhance their product and service offerings as well as their financial resources, further intensifying competition.

New technology may cause us to become less competitive.

New technology that enhances the functionality, performance, reliability, and design of downhole equipment currently on the market may become prevalent in the OFS industry, and as a result, we may face difficulty selling and leasing such equipment to our customers. Although we believe our current products and services give us a competitive advantage, if competitors develop products and services that are more technically advanced than ours, we may lose market share or be placed at a competitive disadvantage. Further, we may face competitive pressure to acquire certain new equipment at a substantial cost. Some of our competitors have greater financial, technical and personnel resources that may allow them to enjoy various competitive advantages in the acquisition of new equipment. We cannot be certain that we will be able to continue to acquire new equipment or convert our existing equipment to meet new performance requirements. Such an inability may have a material adverse effect on our business, results of operations and cash flows (including a reduction in the value of assets), and the rates that may be charged for their sale or lease.

We may fail to identify, complete, or successfully integrate acquisitions, divestitures, or investments, which could divert management resources, disrupt our business, and materially and adversely affect our results of operations and financial condition.

As part of our business strategy and to remain competitive, we continually evaluate acquiring or making investments in complementary companies, products, or technologies, and may also pursue the sale of assets or businesses. We may be unable to find suitable acquisition candidates or complete such transactions on favorable terms. Furthermore, these transactions may not result in the anticipated benefits, such as realization of cost savings, creation of efficiencies, offering of new products or services, or achievement of expected growth.

If we complete acquisitions, we face numerous risks, including the possibility that:

•        Integration Challenges:    We may not be able to successfully integrate the acquired operations, technologies, products, or employees into our existing business and internal controls, which could require significant time and resources and divert management’s attention from the operation of our core business.

•        Financial Impact:    We may incur significant expenses, substantial debt (if financed by borrowing), or dilution (if financed by issuing Ordinary Shares) and may not accurately forecast the financial impact of the transaction, including unforeseen accounting charges, tax liabilities, or exposure to undisclosed contractual obligations or legal claims.

•        Due Diligence Failures:    The due diligence conducted prior to an acquisition may fail to uncover material issues, such as security vulnerabilities, regulatory non-compliance, or intellectual property infringement, which could expose us to significant financial or legal liabilities.

•        Market Perception:    The acquisition could be viewed negatively by our existing customers or create unexpected competition from market participants.

Any failure to successfully execute, integrate, or realize the benefits expected from acquisitions, or any adverse impact resulting from dispositions or investments, could have a material adverse effect on our financial condition, results of operations, and cash flows.

We may not be able to satisfy technical requirements, testing requirements, or other specifications under contracts and contract tenders.

Our products are used in a variety of ecosystems including deepwater, harsh environments and high temperature wells. Our contracts with customers and customer requests for bids typically set forth detailed specifications or technical requirements for our products and services, which may also include extensive testing requirements. We anticipate that such testing requirements will become more common in our contracts. We cannot assure you that our products will be able to satisfy the specifications or that we will be able to perform the full-scale testing necessary to prove that the product specifications are satisfied in future contract bids or under existing contracts, or that the costs of modifications to our products to satisfy the specifications and testing will not adversely affect our results of operations. If our products are unable to satisfy such requirements, or we are unable to perform any required full-scale testing, our customers may cancel their contracts and/or seek new suppliers, and our business, results of operations, cash flows or financial position may be adversely affected.

Our business depends on our ability to attract and retain specialized skilled workers and key management personnel. Failure to do so could severely limit our growth, increase our operating expenses, and adversely affect our results of operations.

The delivery of our highly specialized wireline logging products and services, as well as the execution of our technology-driven strategy, requires personnel with specialized skills and extensive industry experience, particularly in our R&D centers in Houston and Norway. Our ability to sustain or expand our operations and maintain our competitive position depends heavily on our ability to attract and retain these highly skilled workers and specific key managers and employees.

The demand for specialized wireline talent is high and often cyclical, and the cost to attract and retain qualified personnel has been increasing, particularly in key oil and gas producing regions. In addition, the competition for qualified personnel in the energy industry is intense and there can be no assurance that we will be able to continue to attract all personnel necessary for the development and operation of our business. If we are unable to employ and retain a sufficient number of skilled workers in a cost-effective manner, our ability to respond quickly to customer demands and market conditions may be inhibited, leading to increased expenses, decreased productivity, and limited growth, which may impact our results of operations.

Furthermore, we are dependent on the continuing services of a limited number of key executive and technical personnel. The unexpected loss or inability to replace any key employee, particularly those leading our proprietary technology development or data interpretation services, could disrupt our operations, hinder our ability to successfully implement our strategy, and severely impact our market share. We may not be able to find suitable replacements for these individuals on a timely basis or on financially favorable terms.

We depend on third-party suppliers for timely deliveries of materials, and our results of operations could be adversely affected if we are unable to obtain adequate supplies in a timely manner.

Our manufacturing operations depend upon obtaining adequate supplies of materials from third parties. The ability of these third parties to deliver materials may be affected by events beyond our control, such as pandemics, geopolitical conditions, weather conditions, and natural disasters. Restrictions or disruptions of transportation related to any of these events, including reduced availability of air transportation, port closures, and increased border controls or closures, may result in higher costs and delays, both on obtaining raw materials and shipping finished goods to customers. Any interruption or increased costs in the supply of materials needed to manufacture our products could adversely affect our business, results of operations and reputation with our customers.

High rates of global inflation, the occurrence of a recession and higher interest rates could have a material and adverse impact on our business, results of operations and financial condition.

Our business and financial condition have been, and we believe will continue to be, impacted by adverse and uncertain macroeconomic conditions, including inflation, interest rates, fluctuations or volatility in capital markets or foreign currency exchange rates, the threat of new or increased tariffs, escalating trade tensions and changes in trade agreements, and geopolitical events around the world, such as the impact from recent U.S. tariff activity as well as ongoing conflicts between Russia and Ukraine and in the Middle East. In recent years, the global markets experienced, higher rates of inflation as a result of several factors, including in the form of increased costs pertaining to labor, materials and overhead. Inflation rates in the U.S. significantly increased in recent years resulting in action by the U.S. federal government to increase interest rates, adversely affecting capital markets activity. Interest rates are sensitive to factors that are beyond our control, including domestic and international economic conditions, including inflation, and the policies of various governmental and regulatory agencies, including the Federal Reserve Board in the United States (the “Federal Reserve”). Interest rates may remain at current levels for the near-term, and this new interest rate environment could materially and adversely affect our business, the counterparties with which we interact and the global economy at large.

While we experienced increases in the cost of labor and materials, we believe that our financial condition and results of operations have thus far not been materially impacted by inflationary pressures. However, to the extent the current rates of inflation and shifts in fiscal and monetary policy result in prolonged and slower growth or a recession, it could have a material and adverse effect on the demand for our products and services and, in the process, our business, results of operations and financial condition as a whole, including with respect to our ability to maintain current levels of gross margin and general and administrative expenses as a percentage of total revenue. Moreover, in the event that a global recession was to occur, it could adversely impact the critical counterparties that we engage, including in the form of a decrease in the products and services they seek to obtain from us. Relatively high interest rates will increase cost of capital and the cost of borrowings for any other corporate purpose. As a result, if we need or seek significant borrowings and interest rates remain elevated or increase, the cost of such borrowing to us could be significant, which may have a significant adverse impact on our financial condition and results of operations. We continue to monitor our operations and will seek to take appropriate actions to mitigate the potential impact of heightened inflation on our business. Nevertheless, there can be no assurances that we will be successful in doing so, if at all.

Delays in obtaining, or inability to obtain or renew, permits or authorizations by our customers for their operations could impair our business.

Our customers are required to obtain permits or authorizations from one or more governmental agencies or other third parties to perform drilling and completion activities, including hydraulic fracturing. Such permits or approvals are typically required by state agencies but can also be required by federal and local governmental agencies or other third parties. The requirements for such permits or authorizations vary depending on the location where such drilling and completion activities will be conducted. As with most permitting and authorization processes, there is uncertainty as to whether a permit will be granted, the time it will take for a permit or approval to be issued and the conditions which may be imposed in connection with the granting of the permit. In some jurisdictions, regulatory authorities have delayed or suspended the issuance of certain permits or authorizations while the potential environmental impacts associated with issuing such permits can be studied and appropriate mitigation measures evaluated.

Additionally, while certain developments in 2025 indicate a policy shift in favor of oil and gas production in select markets that we operate in, additional regulatory action is required to implement these changes. Such regulatory actions may be challenged through the administrative process or in civil litigation, which could result in implementation delays or a need to take further regulatory action. Even if these regulatory actions are finalized, individual permitting and authorization actions may be challenged, creating additional uncertainty.

Our customers’ industries are undergoing continuing consolidation that may impact our results of operations.

The energy industry is rapidly consolidating and, as a result, some of our largest customers have consolidated and are using their size and purchasing power to seek economies of scale and pricing concessions. This consolidation may result in reduced capital spending by some of our customers or the acquisition of one or more of our primary customers, which may lead to decreased demand for our products and services. We cannot assure you that we will be able to maintain our level of sales to a customer that has consolidated or replace that revenue with increased business activity with other customers. As a result, the acquisition of one or more of our primary customers may have a significant negative impact on our results of operations, financial position, or cash flows. We are unable to predict what effect consolidation in the industry may have on price, capital spending by our customers, our selling strategies, our competitive position, our ability to retain customers, or our ability to negotiate favorable agreements with our customers.

Oilfield anti-indemnity provisions enacted by many states and countries may restrict or prohibit a party’s indemnification of us.

We typically enter into agreements with our customers governing the provision of our services, which usually include certain indemnification provisions for losses resulting from operations. Such agreements may require each party to indemnify the other against certain claims regardless of the negligence or other fault of the indemnified party. However, many states in the U.S. place limitations on contractual indemnity agreements, particularly agreements that indemnify a party against the consequences of its own negligence. Furthermore, certain states, including Louisiana, New Mexico, Texas, and Wyoming, have enacted statutes generally referred to as “oilfield anti-indemnity acts” expressly prohibiting certain indemnity agreements contained in or related to OFS agreements. For our U.S. operations, such oilfield anti-indemnity acts may restrict or void a party’s indemnification of us, which could have a material adverse effect on our business, results of operations and cash flows.

We may incur indebtedness to execute our long-term growth strategy, which may reduce our profitability.

Maintaining growth requires significant capital. We may require additional capital in the future to maintain our growth trajectory. For the years ended December 31, 2024 and 2023, we spent $6.2 million, and $8.5 million, respectively, to purchase property, plant and equipment (“PPE”). The Company disposed of PPE with original cost of $4.0 million and $2.2 million, for the years ended December 31, 2024 and 2023, respectively. Therefore, net capital additions were $2.2 million and $6.3 million, for the years ended December 31, 2024 and 2023, respectively. The large volume of disposals is derived from sales of leasing assets. These sales typically occur to fill an urgent need for a customer or due to “lost-in-hole” and other damage incurred by the customer. This damage or loss results in a purchase at the estimated fair-market-value of the equipment, which is set contractually based upon our price book and the age of the equipment. Historically, we have financed these investments through cash flows from operations and external borrowings. These sources of capital may not be available to us in the future. If we are unable to fund capital expenditures for any reason, we may not be able to capture available growth opportunities or effectively maintain our existing assets and any such failure could have a material adverse effect on our business, results of operations and financial condition. If we incur additional indebtedness, our profitability may be reduced.

We may not be able to manage our growth successfully.

The growth of our operations will depend upon our ability to expand our customer base in our existing markets and to enter new markets in a timely manner at reasonable costs, organically or through acquisitions. In order for us to recover expenses incurred in entering new markets and obtaining new customers, we must attract and retain customers on economic terms and for extended periods. Customer growth depends on several factors outside of our control, including economic and demographic conditions, such as population changes, job and income growth, housing starts, new business formation and the overall level of economic activity. We may experience difficulty managing our growth, integrating new customers and employees, and complying with applicable regulations. Expanding our operations also may require continued development of our operating and financial controls and may place additional stress on our management and operational resources. We may be unable to manage our growth and development successfully.

A failure of our information technology infrastructure and cyberattacks could adversely impact us.

We depend on our information technology (“IT”) systems for the efficient operation of our business. Accordingly, we rely upon the capacity, reliability and security of our IT hardware and software infrastructure and our ability to expand and update this infrastructure in response to our changing needs. Despite our implementation of security measures, our systems are vulnerable to damage from computer viruses, natural disasters, incursions by intruders or hackers, failures in hardware or software, power fluctuations, cyber terrorists, and other similar disruptions.

Additionally, we rely on third parties to support the operation of our IT hardware and software infrastructure, and in certain instances, utilize web-based applications. These third parties may be subject to IT failures or cyberattacks. We also provide proprietary and client data to certain third parties, and such third parties may be the subject of IT failures or cyberattacks. The failure of our IT systems or those of our vendors or third parties to whom we disclose certain information to perform as anticipated for any reason or any significant breach of security could disrupt our business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, inappropriate disclosure of confidential and proprietary information, loss or unauthorized access to personal information, reputational harm, increased overhead costs relating to implementing cybersecurity controls and practices, and loss of important information, which could have a material adverse effect on our business and results of operations. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

Our results of operations and financial condition could be negatively impacted by changes in accounting principles.

The accounting for our business is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in policies, rules, regulations, and interpretations of accounting and financial reporting requirements of the SEC or other regulatory agencies. Adoption of a change in accounting principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the adoption of such change. It is difficult to predict the impact of future changes to accounting principles and accounting policies over financial reporting, any of which could adversely affect our results of operations and financial condition and could require significant investment in systems and personnel.

Adverse and unusual weather conditions may affect our operations.

Our operations may be materially affected by severe weather conditions in areas where we operate. Severe weather, such as hurricanes, high winds and seas, blizzards, and extreme temperatures may cause evacuation of personnel, curtailment of services and suspension of operations, inability to deliver equipment to customers in accordance with contract schedules and loss of or damage to our equipment and facilities. In addition, variations from normal weather patterns can have a significant impact on demand for oil and natural gas, thereby reducing demand for our equipment and services.

Certain products of ours require the use of radioactive sources or incorporate radioactive materials, which subject us and our customers to regulations, related costs and delays, and potential liabilities for injuries or violation of environmental and health and safety laws.

Our open-hole Litho Density Logging Tool (“LDLT”) and Compensated Neutron Logging Tool (“CNLT”) incorporate radioactive sources (together the “R/A Sources”) as part of their operation. While we do not manufacture or transport the radioactive components, or otherwise directly handle the radioactive materials ourselves, we are responsible for coordinating the transportation of the R/A Sources to our customers. The R/A Sources are only available for purchase, they cannot be leased by customers. Revenue attributable to these tools is minimal and sporadic as they are usually sold as a component of a package of open-hole tools. In 2023, we sold one LDLT for $1.03 million and in 2024 we sold one CNLT for $1.17 million.

The transportation of the tools, and particularly of the R/A Sources, are subject to federal, state, and local regulation in the U.S. and to regulations governing such transportation from country to country globally. The improper transportation of R/A Sources could result in direct or secondary liability, including penalties and fines, to us in the event of environmental contamination or physical injury. We are not responsible for storage, handling, use, or disposal of the R/A Sources, however we cannot eliminate the risk of accidental contamination or injury from those radioactive materials, nor can we control the practices of our customers. The sale and use of R/A Sources or materials could also lead to the filing of claims if someone were to allege injury from the use of one of our products or allege that one of our products was defective. Such a claim could result in substantial damages, be costly and time-consuming to defend, and adversely affect the marketability of our products and our reputation.

Risks Related to Our International Operations and Regulations

Operating a multinational business subjects us to significant political, economic, legal, and operational risks in those countries and territories in which we conduct business, which could materially and adversely affect our business, results of operations, and financial condition.

As a global provider of integrated wireline logging solutions, we derive a significant portion of our revenue from, and conduct substantial manufacturing and service operations in, numerous international markets. Instability and unforeseen changes in these global markets could materially and adversely affect the demand for, or supply of, our products and services. These risks are extensive and include, but are not limited to, the following: political instability and civil unrest, terrorist activities, military activity and international conflicts (including the ongoing conflicts between Russia and Ukraine and in the Middle East, and tensions concerning the U.S. and China relationship); nationalization and expropriation of assets; burdensome taxation and changes in tax laws or interpretations; limitations on our ability to repatriate income or capital; and foreign ownership restrictions. In particular, we maintain operations in Dubai, UAE, a regional hub that is geographically proximate to active conflict zones in the Middle East. The escalating tensions between the United States, Israel, and Iran, including the risk of direct military confrontation or Iranian proxy activity targeting Gulf region infrastructure, pose heightened risks to our Dubai operations, personnel, and regional supply chain, any of which could materially and adversely affect our ability to service our Middle East customer base.

Furthermore, operating internationally exposes us to economic and regulatory risks, such as adverse fluctuations in foreign exchange rates relative to the U.S. dollar, currency restrictions, trade protection measures, and potential changes in import or export licensing requirements, tariffs, duties, and quotas. Global economic conditions, including inflationary and recessionary markets and significant interest rate fluctuations, can also impact our customers’ capital spending and our ability to secure financing. We are also subject to various domestic and foreign regulations that restrict our operations, trade practices, and trade partners, violations of which could lead to material penalties. See the Risk Factor entitled “The imposition of new or increased international tariffs may have a material adverse effect on our business, financial condition and results of operations” for additional details.

Operational risks further arise from our global footprint, including transportation delays and interruptions, natural disasters and severe weather conditions, health epidemics or new pandemics, and supply disruptions in key oil-producing countries. Difficulties in integrating, staffing, and managing international operations, especially in developing markets where language, cultural, or regulatory barriers exist, may require a greater level of management attention and lead to higher operating costs. Efforts to expand globally may also require costly and time-consuming modification of our products to meet local requirements or preferences.

The imposition of new or increased international tariffs may have a material adverse effect on our business, financial condition, and results of operations.

Rising and unpredictable international tariffs, including any tariffs applied to goods traded between the U.S. globally, especially China, Mexico, Canada, and others, could materially and adversely affect our business and results of operations. The U.S. government has previously and now again recently imposed tariffs on certain foreign goods from a variety of countries and regions that it perceives as engaging in unfair trade practices. Foreign governments have imposed, and may impose in the future, retaliatory tariffs on goods that their countries import from the U.S. Such changes can make it difficult or costly for us to do business in, or import our products from, those countries. With certain tariff exclusions ending and with any new tariffs, it could further negatively impact global trade and economic conditions in many of the regions where we do business. It may also adversely impact demand for our products in certain locations. It may be time-consuming and costly for us to modify our business operations to adapt to or comply with such tariffs. If we become unable to recover a substantial portion of any increased tariff related costs, the recent or increased international tariffs could materially and adversely affect our business, financial condition, and results of operations.

Our business is highly subject to complex domestic and international anti-corruption, sanctions, and export control laws and regulations, and non-compliance with such laws and regulations may subject us to criminal penalties or significant fines, reputational harm, and materially adverse financial effects.

As a global company with operations and stocking points throughout the Americas, Europe, the Middle East, and Asia-Pacific, we are exposed to a variety of federal, state, local, and international laws and regulations relating to matters such as anti-bribery, anti-corruption, economic and trade sanctions and export controls. These include, but are not limited to, the U.S. Foreign Corrupt Practices Act (“FCPA”) and various international anti-bribery legislation, U.S., EU, UK and UN sanctions (including asset freeze/blocking sanctions, and sectoral and menu-based sanctions imposed on designated persons and individuals and certain of their affiliates), and the EAR. We also export items subject to export controls including those of the U.S. under the EAR and have obtained an EAR export license to ship certain third-party components. However, we have not, to-date, utilized this license.

Our policies, procedures, and programs may not always protect us from reckless or criminal acts committed by our employees or agents, particularly in high-risk jurisdictions, or require rescreening of all persons involved, directly or indirectly, in our transactions.

Furthermore, the laws and regulations concerning import activity, export controls, and economic sanctions are complex and constantly changing. In particular, the U.S. government is frequently designating individuals and entities to the U.S. sanctions and export controls lists. These laws and regulations can also cause shipment delays and unscheduled operational downtime.

Violations of sanctions and export control laws and regulations are punishable by civil penalties, including fines, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. Any non-compliance or violation of applicable laws, including by our directors, officers, employees, consultants, agents, or partners, could subject us to penalties and reputational damage and could have a material adverse effect on our business, financial condition and results of operations.

Compliance with environmental laws and regulations may adversely affect our business and results of operations.

Environmental laws and regulations in the United States and foreign countries may affect the services we provide and the equipment we manufacture, sell, lease, and service, as well as the facilities we own, lease, or operate. Such laws and regulations also impact the oil and gas industry more broadly, thereby potentially impacting demand for our products and equipment. For example, we may be affected by such laws as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act, among others. Further, our customers may be subject to a range of laws and regulations governing hydraulic fracturing, drilling, and greenhouse gas emissions, which could impact demand for our products and services.

We are required to invest financial and managerial resources to comply with environmental laws and regulations and believe that we will continue to be required to do so in the future. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial and mitigation obligations, and the issuance of orders enjoining operations. These laws and regulations, as well as the finalizing of other new laws and regulations affecting our operations or the exploration and production and transportation of crude oil and natural gas by our customers, could adversely affect our business and operating results by increasing our costs of compliance, increasing the costs of compliance and costs of doing business for our customers, limiting the demand for our products and services, or restricting our operations. Increased regulation or a move market shift away from the use of fossil fuels caused by additional regulation could also reduce demand for our products and services.

Existing or future laws, regulations, treaties, or international agreements related to greenhouse gases, climate change, or alternative energy sources could have a negative impact on our business and may result in additional compliance obligations that could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Changes in or the adoption or enactment of laws, regulations, treaties, or international agreements related to greenhouse gas emissions, climate change, or alternative energy sources, including changes that may make it more expensive to explore for and produce oil and natural gas, may negatively impact demand for our services and products. International, national, state, and local governments and agencies in areas in which we conduct business continue to evaluate, and in some instances adopt, climate-related legislation and other regulatory initiatives that would impact emissions of greenhouse gases by our customers.

We closely follow developments in this area, including changes in the global regulatory landscape at both the federal and local levels in the markets in which we operate. We cannot predict, however, if, how or when such changes may be implemented or ultimately impact our business. Since our business depends on activity in the oil and natural gas industry, existing or future laws, orders, regulations, treaties, or international agreements related to greenhouse gas emissions or climate change, including incentives to conserve energy or use alternative energy sources, may reduce demand for oil and natural gas and could have a negative impact on our business. The efforts we have taken, and may undertake in the future, to respond to these evolving or new regulations and to environmental initiatives of customers, investors, and others may increase our costs. These and other environmental requirements could have a material adverse effect on our business, consolidated results of operations, and consolidated financial condition.

Changes in tax laws or tax rates, adverse positions taken by taxing authorities and tax audits could impact our operating results.

We are subject to the jurisdiction of numerous domestic and foreign taxing authorities. Changes in tax laws or tax rates, the resolution of tax assessments or audits by various tax authorities could impact our operating results. In addition, we may periodically restructure our legal entity organization. If taxing authorities were to disagree with our tax positions in connection with any such restructurings, our effective income tax rate could be impacted. The final determination of our income tax liabilities involves the interpretation of local tax laws, tax treaties and related authorities in each taxing jurisdiction, as well as the significant use of estimates and assumptions regarding future operations and results and the timing of income and expenses. In the future, we may be audited and receive tax assessments from taxing authorities that may result in assessment of additional taxes that are ultimately resolved with the authorities or through the courts. We believe these assessments may occasionally be based on erroneous and even arbitrary interpretations of local tax law. Resolution of any tax matter involves uncertainties and there are no assurances that the outcomes will be favorable. If U.S. or foreign tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operating may be adversely impacted.

As a result of plans to expand our business operations, including to jurisdictions in which tax laws may not be favorable, our obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect our after-tax profitability and financial results.

Our effective tax rates may fluctuate widely in the future, particularly if our business expands domestically or internationally. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under IFRS, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect our future effective tax rates include but are not limited to: (a) changes in tax laws, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of our business.

Additionally, we are subject to significant income, withholding, and other tax obligations in many jurisdictions, including the U.S., with respect to income, operations and subsidiaries related to those jurisdictions. Our after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on our after-tax profitability and financial condition. Additionally, the Internal Revenue Service (“IRS”) and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.

Our after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices, and principles, judicial decisions, and interpretations thereof, in each case, possibly with retroactive effect.

Risks Related to Intellectual Property and Technology

We may need to defend ourselves against intellectual property infringement claims by third parties, which may be time-consuming and would cause us to incur substantial costs.

Entities or individuals, including our competitors, may own or obtain patents, copyrights, trademarks, or other intellectual property rights that could prevent, limit, or interfere with our ability to make, use, develop, sell, or market our products, services, or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive communications from intellectual property right holders alleging our infringement, misappropriation, or other violation of their proprietary rights. Companies owning patents or other intellectual property rights may file suits alleging infringement of such rights or otherwise assert their rights and invite us to license their intellectual property. Our applications and uses of intellectual property relating to our design, technologies or software could be found to infringe on existing third-party intellectual property rights. If it is determined that we have infringed on a third party’s intellectual property rights, we may be required, without limitation, to do one or more of the following:

•        cease selling or incorporating certain components into our products or services, or offering products or services that incorporate or use the allegedly infringing intellectual property;

•        pay substantial damages;

•        seek a license to use the allegedly infringed intellectual property from its owner(s), which may not be available on reasonable terms or at all;

•        redesign our products; or

•        establish and maintain alternative branding for our products and services.

In the event of a successful infringement claim against us and/or our failure or inability to obtain a license for the allegedly infringed technology or other intellectual property right, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In addition, parties asserting the infringement claim may also obtain an injunction that may prevent us from selling our products or using technology that contains the allegedly infringing components. Any litigation or claims, whether or not valid or successful, could result in substantial costs, negative publicity, and diversion of resources and management attention.

As our patents may expire, our patent applications may not be granted, and our patent rights may be contested, our registered, issued, and applied-for intellectual property may not protect us effectively, limiting our ability to prevent others from developing or exploiting competing technologies.

As of the date of this proxy statement/prospectus, we own twelve (12) issued U.S. patents, two (2) issued Norwegian patents and one (1) pending U.S. patent application. We cannot guarantee that all of our pending patent applications will be issued or that the rights granted under any issued patents will provide us with meaningful protection or competitive advantages. Even if granted, our patents may be contested, circumvented, or invalidated in the future, and the claims covering such patents may not be broad enough to prevent others from developing similar or competing technologies. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting our patents. If any of our existing issued patents or pending patent applications are successfully challenged, our ability to prevent others from developing or exploiting competing technologies would be materially and adversely affected.

If we are unable to adequately protect our unpatented proprietary technologies, trade secrets, processes, and know-how, our competitive position may be harmed, resulting in a loss of revenue or significant litigation costs.

In addition to our patented technologies, we rely on our proprietary information, trade secrets and other confidential information to protect our intellectual property rights that we believe are best protected through contractual means, particularly information concerning software, sustaining engineering, and proprietary processes developed by our R&D teams. We generally seek to protect such confidential or proprietary information by entering into confidentiality and non-disclosure agreements with our employees, consultants, manufacturers, and other third parties. Nevertheless, such agreements may be breached or fail to prevent unauthorized disclosure or use of our confidential or proprietary information, or may be difficult to enforce in certain international jurisdictions, particularly in China, where our related-party manufacturing and R&D activities are currently concentrated. Policing the unauthorized use of our proprietary technology is difficult and costly, and litigation may be necessary to enforce our intellectual property rights. Any disclosure of our trade secrets to a competitor, whether lawfully or otherwise, could have a material adverse effect on our business and competitive advantage.

We depend on IT to conduct our business, and a failure of our IT systems or a cyberattack could adversely impact our business and lead to the loss or theft of proprietary data or personal information.

Our ability to keep our business operating effectively depends on the functional and efficient operation of information technology systems and facilities, both internally and externally. We rely on these systems to, among other things, make a variety of day-to-day business decisions as well as to record and process transactions, billings, payments, inventory, and other data on a daily basis. Our systems, as well as those of our customers, suppliers, partners, and service providers, also contain sensitive confidential information, personal information, or intellectual property and are susceptible to interruptions, including those caused by systems failures, cyber-attacks, and other natural or man-made incidents or disasters, which may be prolonged or go undetected. Cyber-attacks, both domestically and abroad, are increasing in their frequency, sophistication, and intensity, and have become increasingly difficult to detect. Although we have and continue to take precautions to prevent, detect, and mitigate such events, a significant or large-scale interruption of our information technology systems or facilities could adversely affect our ability to manage and keep our operations running efficiently and effectively, and could result in significant costs, fines, regulatory investigations, or litigation. An incident that results in a wider or sustained disruption to our business or products could have a material adverse effect on our business, financial condition, and results of operations.

Additionally, certain of our products contain complex information technology systems designed to support our products and services, and could be susceptible to interruptions, including the possibility of unauthorized access. Although we have designed and implemented security measures to prevent and detect such unauthorized access or cyber threats from occurring, we cannot assure you that vulnerabilities will not be identified in the future, or that our security efforts will be fully successful. Further, maintaining and updating these systems may require significant costs and often involves implementation, integration, and security risks, including risks that we may not adequately anticipate the market or technological trends or that we may experience unexpected challenges that could cause financial, reputational, and operational harm. However, failing to properly respond to and invest in information technology advancements may limit our ability to attract and retain customers, prevent us from offering similar products and services as those offered by our competitors or inhibit our ability to meet regulatory or other requirements.

To date, we have not experienced a system failure, cyber-attack, or security breach that has resulted in a material interruption in our operations or material adverse effect on our financial condition. While we continuously seek to expand and improve our information technology systems and maintain adequate disclosure controls and procedures, we cannot assure you that such measures will prevent all interruptions or security breaches that could adversely affect our business.

Risks Related to SPAC and the Business Combination

Unless the context otherwise requires, all references to the “SPAC,” “we,” “us” or “our” refer Inflection Point Acquisition Corp. V prior to the consummation of the Business Combination.

Directors and officers of the SPAC, the Sponsors and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the SPAC Shareholders generally.

When you consider the recommendation of the SPAC Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsors and SPAC’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the SPAC Shareholders generally. These interests include, among other things:

•        The Prior Sponsor holds 2,028,750 Founder Shares, initially purchased for $0.008 per share. Such 2,028,750 PubCo Ordinary Shares that the Prior Sponsor and its permitted transferees will receive upon conversion of such Retained Shares in the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $21.04 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        The New Sponsor purchased 990,000 Founder Shares and the assignment of the Sponsor Loan for an aggregate of $1,800,000, in a private placement consummated on September 9, 2025. Such 990,000 PubCo Ordinary Shares that the New Sponsor and its permitted transferees will receive upon conversion of such Founder Shares in the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $10.27 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        Given the differential in the purchase price that the each of the Sponsors paid for the Founder Shares as compared to the price of the SPAC Class A Shares included in the SPAC Units sold in the IPO, the Sponsors may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsors diverge from the economic interests of Public Shareholders because the Sponsors will realize a gain on their investment at times when the Public Shareholders realize a loss.

•        The Prior Sponsor purchased 125,000 Private Placement Units for $1,250,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Each Private Placement Unit consists of one SPAC Class A Share and one SPAC Right exchangeable for one-fifth of one SPAC Class A Share. Following the Business Combination, the 150,000 PubCo Ordinary Shares that the Prior Sponsor will receive upon conversion of such Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.56 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        Each of the Sponsors will lose its entire investment in us, valued at approximately $1,275,000 for the Prior Sponsor and $1,800,000 for the New Sponsor, if we do not complete a business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO). If we do not consummate a business combination by such date, as promptly as reasonable but not more than ten business days thereafter, we will redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 2,153,750 and 990,000 SPAC Ordinary Shares held by the Prior Sponsor and New Sponsor, respectively, may be worth very little, because following the redemption of Public Shares, we would likely have few, if any, net assets and because the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 125,000 SPAC Rights underlying the Private Placement Units held by the Prior Sponsor will expire and become worthless.

•        In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up. Following the Business Combination, the 4,481,250 PubCo Restricted Shares received upon the conversion of such Company Restricted Shares, if unrestricted and freely tradable, would have had an aggregate market value of approximately $46.47 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Restricted Shares will be subject to vesting, we believe such shares will have less value.

•        Pursuant to the Signing PIPE Subscription Agreement, the New Sponsor purchased (i) 2,352,941 Company Preferred Shares and (ii) Company Warrants exercisable for 980,392 Company Ordinary Shares, for an aggregate investment amount of $20,000,000. At Closing, each of the Company Preferred Shares and the Company Warrants will be converted into the right to receive 2,440,027 PubCo Preferred Shares (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33) convertible into 2,100,457 PubCo Ordinary Shares (at an initial conversion price of $12.00 per share) and 980,392 PubCo Warrants (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 PubCo Ordinary Shares at an initial exercise price of $12.00. Calculated on an as-converted basis, the 3,080,849 PubCo Ordinary Shares, would have an aggregate market value of approximately $31.95 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, and such shares will not be subject to a lock-up. However, given such securities are not in-the-money as of the date of this proxy statement/prospectus, we believe such securities will have less value.

•        New Sponsor will receive its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing.

•        The Sponsors and the SPAC’s officers and directors have agreed not to redeem any of the SPAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        If the Trust Account is liquidated, the New Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a letter of intent, confidentiality or similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us (other than our independent registered public accounting firm and the Representatives), but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The SPAC’s existing and former officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination. Additionally, pursuant to the A&R Letter Agreement and the Indemnification Agreement, the indemnification of the Prior Sponsor and New Sponsor, respectively, will survive the Closing.

•        In connection with the Closing, the New Sponsor and the SPAC’s current officers and directors would be entitled to the repayment of any outstanding working capital loans and advances that have been made to the SPAC. In order to finance transaction costs in connection with a business combination, the New Sponsor or certain of the SPAC’s officers or directors may, but are not obligated to, loan the SPAC Working Capital Loans. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans are outstanding.

•        Additionally, the New Sponsor would be entitled to the repayment of any loans that have been made to the SPAC pursuant to Sponsor Loan. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Sponsor Loan, but no proceeds from the Trust Account would be used to repay the Sponsor Loan. As of the date of this proxy statement/prospectus, $700,000 is outstanding under the Sponsor Loan.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the New Sponsor, and the SPAC’s current officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans. As of the date of this proxy statement/prospectus, no reimbursable out-of-pocket expenses, advances, and other loans were outstanding.

•        Pursuant to the Registration Rights Agreement, the SPAC’s officers and directors, and the Sponsors and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties following the consummation of the Business Combination. It is estimated that each of the Prior Sponsor and New Sponsor will hold 2,178,750 and 13,706,544 (excluding the PubCo Ordinary Shares underlying the PubCo Warrant) PubCo Ordinary Shares, respectively, eligible for registration.

•        The continued indemnification of former and current directors and officers of SPAC and the New Sponsor and the continuation of directors’ and officers’ liability insurance after the Business Combination.

•        The fact that Kevin Shannon is expected to be a director of PubCo following the Business Combination. As such, in the future, he may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the PubCo Board determines to pay its non-employee directors.

•        The fact that the New Sponsor and SPAC’s current directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, which would cause the New Sponsor to lose its entire investment. As a result, the New Sponsor may have a conflict of interest in determining whether GOWell is an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to the SPAC, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About the SPAC — Conflicts of Interest.”

The Sponsors and Representatives have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

The Sponsors and Representatives have agreed to vote all the Founder Shares and any SPAC Class A Shares they may hold in favor of all the proposals being presented at the EGM. As of the Record Date, the Sponsors and Representatives collectively owned 990,000 Founder Shares and 2,294,375 SPAC Class A Shares, consisting of the Retained Shares and the SPAC Class A Shares underlying the Private Placement Units, representing approximately 27.6% of the issued and outstanding SPAC Ordinary Shares. As a result, we would only need 2,670,314, or 31.0% of the 8,625,000 Public Shares outstanding to be voted in favor of the Business Combination in order to approve the Business Combination Proposal by ordinary resolution, assuming that all outstanding SPAC Ordinary Shares are present and cast a vote at the EGM. Assuming that only the holders of 3,969,793 SPAC Ordinary Shares, representing a quorum under the SPAC Articles, vote at the EGM, we will not need any Public Shares in addition to the SPAC Ordinary Shares held by the Sponsors and Representatives to be voted in favor of the Business Combination Proposal.

The SPAC Articles provide that the Merger Proposal requires approval pursuant to a special resolution, being the affirmative vote of the holders of at least two-thirds of the votes cast by such shareholders, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the EGM. As a result, in addition to the Founder Shares and SPAC Ordinary Shares held by the Sponsors and Representatives, we would need 4,655,209 SPAC Ordinary Shares, or 54.0% of the 8,625,000 Public Shares outstanding to be voted in favor of the Merger in order to approve the Merger Proposal by special resolution, assuming that all outstanding SPAC Ordinary Shares are present and vote at the EGM. Assuming that only the holders of 3,969,793 SPAC Ordinary Shares, representing a quorum under the SPAC Articles, vote at the EGM, we will not need any Public Shares in addition to the SPAC Ordinary Shares held by the Sponsors and Representatives to be voted in favor of the Merger Proposal.

Past performance by the New Sponsor, our management team, and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in PubCo.

Information regarding the New Sponsor, our management team, and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by the New Sponsor, our management team, our advisors and their respective affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to successfully identify a suitable candidate for our initial business combination, that we will be able to provide positive returns to our shareholders, or of any results with respect to any initial business combination we may consummate. You should not rely on the historical experiences of the New Sponsor, our management team, and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by the New Sponsor, each of the members of our management team, or their respective affiliates. The market price of our securities may be influenced by numerous factors, many of which are beyond our control, and our shareholders may experience losses on their investment in our securities.

The SPAC’s shareholders will experience dilution due to the issuance of PubCo Ordinary Shares and securities convertible into PubCo Ordinary Shares in the Business Combination and the PIPE Investments.

The SPAC’s shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares to the GOWell Shareholder as consideration in the Business Combination, the issuance of PubCo Restricted Shares, and the issuance of PubCo Preferred Shares and PubCo Warrants in the PIPE Investments.

Currently, the Public Shareholders and the Sponsors and Representatives own 72.4% and 27.6% of the issued and outstanding SPAC Ordinary Shares, respectively. Immediately following the Closing, assuming No Redemptions of Public Shares, and without giving effect to any dilutive instruments, which consist of the Signing PIPE Securities, Closing PIPE Securities, and Earnout Shares, it is expected that (i) Public Shareholders will own approximately 18.3% of PubCo Ordinary Shares issued and outstanding at that time, (ii) holders of the Public Rights will own approximately 3.7% of PubCo Ordinary Shares issued and outstanding at that time, (iii) the New Sponsor will own approximately 2.1% of the PubCo Ordinary Shares issued and outstanding at that time (which includes 990,000 Founder Shares), (iv) the SPAC’s officers and directors will own approximately 9.5% of the PubCo Ordinary Shares issued and outstanding at that time (which includes 4,481,250 PubCo Restricted Shares), (v) the Prior Sponsor and the Representatives will own approximately 5.0% of the PubCo Ordinary Shares outstanding issued and at that time (which includes 2,028,750 Retained Shares and 318,750 SPAC Class A Shares and SPAC Rights underlying the Private Placement Units after giving effect to the exchange of the SPAC Rights), and (vi) the GOWell Shareholder will own approximately 61.5% of the PubCo Ordinary Shares issued and outstanding at that time. As redemptions increase, the overall percentage ownership held by the Sponsors, Representatives, Insiders, and the GOWell Shareholder will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders.

Further, PubCo will have PubCo Preferred Shares and PubCo Warrants outstanding at the Closing, the GOWell Shareholder and New Sponsor will have the ability to earn the Earnout Shares, transaction bonus awards and equity incentives may be issued to GOWell executives, and there will be up to [•] shares available for issuance under the PubCo Incentive Plan. Such securities represent additional sources of dilution.

Accordingly, Public Shareholders, as a group, will experience immediate dilution as a consequence of the Business Combination.

For more information on the percentage of the issued and outstanding PubCo Ordinary Shares immediately following the Closing that are expected to be held by securityholders, in various redemptions scenarios, see “Questions and Answers About the Business Combination — What equity stake will current SPAC Shareholders and the GOWell Shareholder hold in PubCo immediately after the consummation of the Business Combination?” and for more information about dilution to Public Shareholders, see “Dilution.”

PubCo’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what PubCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of PubCo. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or PubCo’s future results.

This proxy statement/prospectus contains projections prepared by GOWell. None of the projections included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination, toward complying with IFRS or toward complying with SEC guidelines. The projections were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of GOWell and the SPAC and exclude, among other things, transaction-related expenses, or the effect on GOWell of any business or strategic decision or action that will or may be taken by PubCo as a result of the Business Combination having been closed. Important factors that may affect actual results and results of PubCo’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: (1) an evolving competitive landscape, (2) successful management of the business, (3) retention of key personnel, (4) unexpected expenses, and (5) general economic conditions. As such, these projections may be inaccurate and should not be relied upon as an indicator of actual past or future results. Furthermore, the projections do not take into account any circumstances or events occurring after the date on which the projections were prepared, which was October 5, 2025.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

The Business Combination Agreement requires us to have $50 million of Closing Cash in order to meet the Minimum Cash Condition. We do not know how many Public Shareholders may exercise their redemption rights. While we expect that the combined $70 million of funding from the PIPE Investments will allow us to meet the Minimum Cash Condition even if all Public Shares are redeemed, it is possible that this may not be the case including, for example, if the Closing PIPE Investment is terminated or the investor fails to fund its subscription and if the SPAC fails to retain at least $30 million of the funds in the Trust Account. Additionally, if a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to PubCo following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we complete an alternate initial business combination or if we are unable to complete an initial business combination within the time period provided by the SPAC Articles. If you are in need of immediate liquidity, you could attempt to sell your Public Shares in the open market; however, at such time the trading price of our Public Shares may be less than the Redemption Price. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate or you are able to sell your Public Shares in the open market.

The SPAC’s officers and directors may negotiate employment and consulting agreements with GOWell, and the Business Combination may be conditioned on the retention or resignation of such key personnel. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is the most advantageous.

The SPAC’s officers and directors may be able to remain with PubCo after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements with GOWell in connection with the Business Combination. In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up. As of the date of this proxy statement/prospectus, there are no other commitments for PubCo and GOWell to enter into employment or consulting agreements with the SPAC’s officers or directors. Such negotiations could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of the Business Combination. Such negotiations also could make such key personnel’s retention or resignation a condition to any such agreement. The personal and financial interests of such individuals may influence their motivation in completing the Business Combination, subject to their fiduciary duties under Cayman Islands law.

The Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may elect to purchase Public Shares or Rights, which may influence a vote on the Business Combination and reduce the public “float” of the Public Shares or Public Rights.

At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or Public Rights in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Rights that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Rights in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SPAC securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Rights outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsors, the SPAC’s or GOWell’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or SPAC Rights, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus discloses the possibility that the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        any of our securities purchased by the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•        the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we will disclose in a Form 8-K, before the EGM, the following material items:

•        the amount of securities purchased outside of the redemption offer by the Sponsors or the SPAC’s, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsors or the SPAC’s, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates;

•        the impact, if any, of the purchases by the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold to the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsors, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates; and

•        the number of Public Shares for which the SPAC has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may increase the number of shares sold into the market, which may have a depressive effect on the price of the PubCo Ordinary Shares. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

If a Public Shareholder fails to receive notice of our offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its Public Shares, such Public Shares may not be redeemed.

Pursuant to the SPAC Articles, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. Public Shareholders may demand. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through the SPAC Units and elect to separate your the SPAC Units into the underlying Public Shares and Public Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that the SPAC redeem all or a portion of your Public Shares for cash; and

(c)     deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed. Any Public Shareholders who fail to properly elect to redeem their Public Shares and deliver their Public Shares in the manner described above will not be entitled to have her or his shares redeemed. See the section entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a shareholder may be able to sell its PubCo Ordinary Shares in the future following the completion of the Business Combination is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in the SPAC’s share price and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder redeemed their Public Shares. Similarly, if a Public Shareholder does not redeem their Public Shares, the shareholder will bear the risk of ownership of PubCo Ordinary Shares after the consummation of the Business Combination, and a shareholder may not be able to sell its PubCo Ordinary Shares in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

The SPAC Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other Person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “Excess Shares”, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions at a time when the trading price is less than the Redemption Price. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If the net proceeds of the IPO and simultaneous private placement not being held in the Trust Account are insufficient to allow us to operate until the completion of the Business Combination, we will depend on loans from the New Sponsor or management team to complete the Business Combination.

As of December 31, 2025, the SPAC had $25,745 in its operating bank account and a working capital deficit of $2,079,709. Subsequent to December 31, 2025, the SPAC entered into the Amendment to the Sponsor Loan, which increased the aggregate principal amount of the Promissory Note to $700,000 to reflect a $200,000 advance made by the New Sponsor to the SPAC for working capital. While we believe that the funds available to us outside of the Trust Account will be sufficient to allow us to operate until at least the completion of the Business Combination, we cannot assure you that our estimate is accurate.

Neither the Sponsors, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon the Closing. Up to $1,500,000 of any loans may be convertible into Private Placement Units at a price of $10.00 per Private Placement Unit at the option of the lender. Prior to the Closing, we do not expect to seek loans from parties other than the New Sponsor or an affiliate of the New Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. If we are unable to complete the Business Combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our Public Shareholders may only receive an estimated $10.00 per share, or possibly less, on our redemption of our Public Shares. The Public Rights may expire worthless.

SPAC Shareholders who acquired Public Shares in the IPO will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per Public Share sold in the IPO and the net tangible book value per share at the time of the Business Combination.

SPAC Shareholders who acquired Public Shares in the IPO will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per Public Share sold in the IPO and the net tangible book value per share at the time of the Business Combination. As of September 30, 2025, SPAC’s net tangible book value was $(4.3) million, calculated as total assets of $88.8 million less total liabilities of $4.6 million, and less Public

Shares subject to redemption classified in mezzanine equity of $88.5 million. The number of SPAC Ordinary Shares outstanding as of September 30, 2025, was 11,909,375, which includes 10,919,315 SPAC Class A Shares and 990,000 SPAC Class B Shares. In connection with the consummation of the Business Combination, after giving effect to funds released from the Trust Account at Closing across various redemption levels, transaction costs expected to be incurred by SPAC, and the issuance of PubCo Ordinary Shares to holders of SPAC Rights, but excluding the effects of the Business Combination transaction itself (that is, excluding the issuance of PubCo Ordinary Shares to the GOWell Shareholder, the Earnout Shares, GOWell’s transaction expenses, any options or other grants that may be issued pursuant to the PubCo Incentive Plan, and the funding of the PIPE Investment and issuance of the PIPE Securities as such PIPE Securities are accounted for as liabilities), net tangible book value, as adjusted, will be $77.3 million in the No Redemptions Scenario, $55.0 million in the 25% Redemptions Scenario, $32.8 million in the 50% Redemptions Scenario, $10.5 million in the 75% Redemptions Scenario, and $(11.8) million in the Maximum Redemptions Scenario. Total shares outstanding in each such redemptions scenario (excluding the effect of the Business Combination itself) will be 13,687,500, 11,531,250, 9,375,000, 7,218,750, and 5,062,500, respectively. Accordingly, the net tangible book value per share, as adjusted, will be $5.65 in the No Redemptions Scenario, $4.77 in the 25% Redemptions Scenario, $3.50 in the 50% Redemptions Scenario, $1.46 in the 75% Redemptions Scenario, and $(2.32) in the Maximum Redemptions Scenario.

The net tangible book value per share, as adjusted, is materially less than the $10.00 per share price of the IPO, materially less than the assumed $10.33 per share price ascribed to such shares in the Business Combination Agreement, and materially less than the amount per share that Public Shareholders would be entitled to receive upon exercise of their Redemption rights (which, for illustrative purposes, was approximately $10.33 per share as of November 25, 2025). Accordingly, Public Shareholders will experience material dilution. For additional information, including calculations of the net tangible book value per share, as adjusted, see the section of this proxy statement/prospectus entitled “Dilution”.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the SPAC Articles, the Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the SPAC Articles, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be less taxes payable and up to $100,000 to pay dissolution expenses), will be used to fund the redemption of our Public Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of the SPAC Articles prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate the Business Combination or another initial business combination prior thereto and only then in cases where investors have properly sought to redeem their Public Shareholders. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete the Business Combination or another initial business combination.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

Our independent registered public accounting firm has included in its report to our financial statements as of and for the year ended December 31, 2024, and in its report to our audited balance sheet as of February 14, 2025, an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We may not have sufficient liquidity to meet our anticipated obligations over the next year from the issuance of such financial statements. In connection with our assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation — Going Concern,” our management has determined that if the SPAC is unable to complete an initial business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO), then the SPAC will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the SPAC’s ability to continue as a going concern. Management plans to consummate the Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the SPAC be required to liquidate after May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO). Accordingly, our management has determined that the mandatory liquidation, should the Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination, or any other initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination, such as the Business Combination. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

In 2024, the SEC provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to us we do not believe that our principal activities will subject us to the Investment Company Act. To this end, the SPAC was formed for the purpose of completing an initial business combination with one or more businesses or entities, such as the Business Combination with GOWell. Since our inception, our business has been and will continue to be focused on identifying and completing the Business Combination with GOWell, or another initial business combination. Further, we do not plan to buy businesses or assets with a view to resale or profit from their resale and we do not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares subject to applicable law and the SPAC Articles. If we do not invest the proceeds as described above, we may be deemed to be subject to the Investment Company Act.

If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination or any other initial business combination. We may also be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and our Rights would expire worthless. For illustrative purposes, in connection with the liquidation of our Trust Account, our Public Shareholders may receive only approximately $             per Public Share, which is based on estimates as of the Record Date, or less in certain circumstances, and our Rights may expire and become worthless. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of securities in the Trust Account, the interest earned on the funds held in the Trust Account may be materially reduced, which would reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of the SPAC.

We intend to initially hold the funds in the Trust Account as cash or in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. U.S. government treasury obligations are considered “securities” for purposes of the Investment Company Act, while cash is not. As noted above, one of the factors the SEC identified as relevant to the determination of whether a SPAC which holds securities could potentially be deemed an “investment company” under the Investment Company Act is the SPAC’s duration. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that SPAC may be deemed to be an unregistered investment company, in which case SPAC may be required to liquidate. To mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we may, at any time, instruct Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the our initial business combination or liquidation of the SPAC. Following such liquidation, the rate of interest we receive on the funds held in the Trust Account may be materially decreased. However, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount our Public Shareholders would receive upon any redemption or liquidation of the SPAC.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to complete the Business Combination, and results of operations.

We are subject to rules and regulations by various national, regional and local governing bodies, including, for example, the SEC, and to new and evolving regulatory measures under applicable law. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly and our efforts to comply with such new and evolving laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention. In addition, these changes could have a material adverse effect on our business, investments and results of operations.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. For example, on January 24, 2024, the SEC issued final rules and guidance relating to SPACs, like us, regarding, among other things, disclosure in SEC filings in connection with initial business combination transactions; the financial statement requirements applicable to transactions involving shell companies; the use of financial projections in SEC filings in connection with proposed initial business combination transactions; and the potential liability of certain participants in proposed initial business combination transactions. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. A failure to comply with applicable laws or regulations and any subsequent changes, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Rights, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO), subject to applicable law and as further described herein. In no other circumstances will Public Shareholders have any right or interest of any kind in the Trust Account. Holders of Public Rights will not have any right to the proceeds held in the Trust Account with respect to the Public Rights. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Rights, potentially at a loss.

The SPAC Board has not requested, and does not anticipate requesting, an updated opinion from its financial advisor reflecting changes in circumstances that may have occurred since the signing of the Business Combination Agreement.

On October 13, 2025, Newbridge delivered its oral opinion, which it subsequently confirmed in writing, to the SPAC Board that, as of that date and based on and subject to the assumptions and other matters described in the written opinion, (i) the Initial Merger Consideration to be paid by the SPAC in the Business Combination pursuant to the Business Combination Agreement was fair, from a financial point of view, to the unaffiliated shareholders of the SPAC, and (ii) the Transaction has an aggregate fair market value of at least 80.0% of the value of the assets held by SPAC in its Trust Account (excluding deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time the Business Combination Agreement was signed. The SPAC does not intend to obtain an updated opinion from its financial advisor prior to the consummation of the Business Combination. Changes in the proposed operations and prospects of GOWell, general market and economic conditions and other factors that may be beyond the control of the SPAC or GOWell may alter the value of the SPAC or GOWell or the price of the SPAC’s shares by the time the Business Combination is completed. Newbridge’s opinion speaks as of the date it was rendered, and does not speak as of any other date, and as such, Newbridge’s opinion does not address the fairness of the Initial Merger Consideration, from a financial point of view, as of any date other than the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “The Business Combination — Opinion of SPAC’s Financial Advisor.” A copy of Newbridge’s opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Newbridge, is attached hereto as Annex M.

The SPAC’s ability to complete the Business Combination with GOWell may be impacted if the Business Combination is subject to U.S. foreign investment regulations and review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), and ultimately prohibited.

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties choose not to file voluntarily. If CFIUS determines that an investment subject to its jurisdiction presents national security risks, CFIUS has the power to require mitigation measures on the investment or can recommend that the President prohibit it or order divestment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.

SPAC is a Cayman Islands exempted company and the New Sponsor is a Delaware limited partnership. The New Sponsor is exclusively “controlled” for CFIUS purposes by U.S. persons, and thus we do not believe that the New Sponsor is a “foreign person” as defined in the CFIUS regulations. Each of PubCo and GOWell is a Cayman Islands exempted company. The holder of 100% of the Company Ordinary Shares as of the date of the execution of the Business Combination Agreement was Hegro Well Pte. Ltd., a private company organized and existing under the Laws of Singapore, and after the Closing, it is expected that such shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions, including the Signing PIPE Securities and Closing PIPE Securities, and excluding the Earnout Shares. We further do not believe a CFIUS filing would be required for the Business Combination provided that no other foreign person will acquire “control” of PubCo or GOWell and PubCo and GOWell do not have a U.S. business that produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies,” as those terms are defined in the CFIUS regulations. The parties have determined that GOWell’s U.S. business does not produce, design, test, manufacture, fabricate, or develop one of more such critical technologies and that the Business Combination would not satisfy the “substantial interest” requirements defined in 31 C.F.R. § 800.244, and as a result, it is not mandatory to submit a CFIUS filing with respect to the Business Combination. Involvement of any non-U.S. persons in the Business Combination (e.g., as existing shareholders of a target company or as investors), however, may increase the risk that the Business Combination becomes subject to regulatory review, including review by CFIUS.

If the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the transaction without notifying CFIUS and risk CFIUS intervention, before or after closing the transaction. If CFIUS were to review the Business Combination, CFIUS may decide to block or delay the Business Combination, impose conditions with respect to the Business Combination, recommend that the President of the United States order us to divest all or a portion of the U.S. target business of the Business Combination that we acquired without first obtaining CFIUS approval, or impose penalties if CFIUS believes that a mandatory notification requirement applied and was not met. The CFIUS review process could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the completion window may require us to liquidate. If we are unable to consummate the Business Combination within the completion window, including as a result of extended regulatory review of the Business Combination, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete the Business Combination, subject to GOWell’s consent, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

Although we have no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt following the Closing, we may choose to incur substantial debt to complete the Business Combination, subject to GOWell’s consent, pursuant to the covenants set forth in the Business Combination Agreement. The incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on our assets if our operating revenues after the Business Combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

In order to effectuate an initial business combination, SPACs have, in the recent past, amended various provisions of their charters and other governing instruments. We cannot assure you that we will not seek to amend the SPAC Articles or governing instruments in a manner that will make it easier for us to complete the Business Combination that our shareholders may not support.

In order to effectuate a business combination, SPACs have, in the recent past, amended various provisions of their charters and governing instruments. For example, SPACs have amended the definition of business combination, increased redemption thresholds and extended the time to consummate an initial business combination. Amending the SPAC Articles require a special resolution under Cayman Islands law, which requires the affirmative vote of at least two-thirds of the votes cast by the shareholders of the issued and outstanding shares present in person or represented by proxy and entitled to vote on such matter at a general meeting of the SPAC, and vote at the general meeting. In addition, the SPAC Articles require us to provide our Public Shareholders with the opportunity to redeem their Public Shares for cash if we propose an amendment to the SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. To the extent any of such amendments would be deemed to fundamentally change the nature of the securities offered through this registration statement, we would register, or seek an exemption from registration for, the affected securities. We cannot assure you that we will not seek to amend the SPAC Articles or extend the time to consummate an initial business combination in order to effectuate our initial business combination.

The SPAC and GOWell will incur significant transaction and transition costs in connection with the Business Combination.

The SPAC and GOWell have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination, and PubCo will experience recurring costs related to operating as a public company following the consummation of the Business Combination. PubCo may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

The SPAC may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the SPAC’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect the SPAC’s and GOWell’s respective businesses, financial condition and results of operation.

If third parties bring claims against the SPAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

The SPAC’s placing of funds in the Trust Account may not protect those funds from third party claims against the SPAC. Although the SPAC seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against the SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, the SPAC’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be advisable and in the best interests of the SPAC under the circumstances. Bush & Associates CPA LLC, the SPAC’s independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with the SPAC waiving such claims to the monies held in the Trust Account.

Examples of possible instances where the SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if we are unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, the SPAC will be required to provide for payment of claims of creditors that were not waived that may be brought against the SPAC within the 10 years following Redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the A&R Letter Agreement which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part, the New Sponsor has agreed that it will be liable to the SPAC if and to the extent any claims by a third party for services rendered or products sold to the SPAC (except for its independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the SPAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the SPAC has not asked the New Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the New Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, the SPAC cannot assure you that the New Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, the SPAC may not be able to complete the Business Combination or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of the SPAC’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The SPAC’s directors may decide not to enforce the indemnification obligations of the New Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.00 per Public Share; and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the New Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, the SPAC’s Independent Directors would determine whether to take legal action against the New Sponsor to enforce its indemnification obligations. While the SPAC currently expects that its Independent Directors would take legal action on its behalf against the New Sponsor to enforce the New Sponsor’s indemnification obligations to the SPAC, it is possible that the SPAC’s Independent Directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the Independent Directors to be too high relative to the amount recoverable or if the Independent Directors determine that a favorable outcome is not likely. If the SPAC’s Independent Directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the SPAC’s Public Shareholders may be reduced below $10.00 per share.

The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, and any such conditions may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions, including those included in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that the SPAC Shareholder Approval is not obtained and failure to obtain approval for listing of PubCo Ordinary Shares on Nasdaq, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other closing conditions are not satisfied.

If the SPAC does not complete the Business Combination, the SPAC could be subject to various risks, including:

•        the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of the SPAC Class A Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of the SPAC management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

The exercise of the SPAC’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the SPAC Shareholders’ best interest.

In the period leading up to the Closing, events may occur that may require the SPAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by GOWell, or to waive rights that the SPAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of GOWell’s business, a request by GOWell to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on GOWell’s business. In any of such circumstances, it would be at the SPAC’s discretion, acting through the SPAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for the SPAC and the SPAC Shareholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, the SPAC does not believe there will be any changes or waivers that the SPAC management would be likely to make after shareholder approval has been obtained. While certain changes could be made without further approval of the SPAC Shareholders, the SPAC will circulate a new or amended proxy statement/prospectus and re-solicit its shareholders if changes to the terms of the transaction that would have a material impact on the SPAC Shareholders are required prior to the vote on the Business Combination Proposal.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the Registration Statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the target company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

The SPAC (or PubCo) will not have any right to make damage claims against GOWell for the breach of any representation, warranty or covenant made by GOWell in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing, and claims based in whole or in part upon fraud. As a result, the SPAC (or PubCo) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by GOWell at the time of the Business Combination (so long as there has been no fraud).

We may not have sufficient funds to satisfy indemnification claims of our Sponsors, directors and officers.

We have agreed to indemnify each of the Sponsors and our officers and directors to the fullest extent permitted by law. However, our Sponsors, officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our Sponsors, officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our Sponsors, officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our Sponsors, officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, the SPAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the SPAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the SPAC Shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by the SPAC Shareholders in connection with our liquidation may be reduced.

If, after the SPAC distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the SPAC Board may be viewed as having breached their fiduciary duties to the SPAC’s creditors, thereby exposing the members of the SPAC Board and the SPAC to claims of punitive damages.

If, after the SPAC distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the SPAC Shareholders. In addition, the SPAC Board may be viewed as having breached its fiduciary duty to the SPAC’s creditors and/or having acted in bad faith, thereby exposing itself and the SPAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The SPAC’s shareholders may be held liable for claims by third parties against the SPAC to the extent of distributions received by them upon redemption of their shares.

If the SPAC is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, the SPAC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by the SPAC Shareholders. Furthermore, the SPAC’s directors may be viewed as having breached their fiduciary duties to the SPAC or its creditors and/or may have acted in bad faith, thereby exposing themselves and the SPAC to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. The SPAC cannot assure you that claims will not be brought against it for these reasons. The SPAC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the SPAC’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

SPAC, or after the Business Combination, PubCo, may be or may become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If PubCo is (or, before the Business Combination, SPAC was) a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences (including in connection with the exercise of redemption rights in connection with the Business Combination, the First Merger, and the ownership and disposition of PubCo Ordinary Shares after the Business Combination) and may be subject to additional reporting requirements. SPAC believes that it likely was a PFIC for its first taxable year (ending December 31, 2024). Further, assuming the First Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, PubCo will be treated as SPAC’s successor for U.S. federal income tax purposes. As discussed below, SPAC believes that it may be a PFIC for the taxable years ending December 31, 2024 and December 31, 2025 and that PubCo may be a PFIC for the taxable year ending December 31, 2026.

U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to SPAC Class A Shares, SPAC Rights, and PubCo Ordinary Shares. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations to U.S. Holders.”

The A&R Letter Agreement with the Sponsors and the SPAC’s officers and directors may be amended without shareholder approval.

The A&R Letter Agreement with the Sponsors, Representatives and the SPAC’s officers and directors contains provisions relating to transfer restrictions of the Founder Shares, Retained Shares and Private Placement Units, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The A&R Letter Agreement may be amended without shareholder approval, and was amended and restated in connection with the Sponsor Transaction. While the SPAC does not expect the SPAC Board to approve any amendments to the A&R Letter Agreement prior to the SPAC’s initial business combination, it may be possible that the SPAC Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the A&R Letter Agreement. Any such amendments to the A&R Letter Agreement would not require approval from the SPAC Shareholders and may have an adverse effect on the value of an investment in the SPAC’s securities. Concurrently with the execution of the Business Combination Agreement, the SPAC entered into the SPAC Holders’ Support Agreement with the Sponsors and Representatives and GOWell, pursuant to which each of the Sponsors and Representatives agreed to vote its shares in favor of all proposals being presented at the EGM. Amendment of the Sponsors and Representatives’ Support Agreement would require approval from the SPAC, the Sponsors and Representatives, GOWell and PubCo, but would not require approval from the SPAC Shareholders.

Members of our management team and board of directors have significant experience as board members, officers or executives of other companies. As a result, certain of those persons have been, may be, or may become, involved in proceedings, investigations and litigation relating to the business affairs of the companies with which they were, are, or may in the future be, affiliated. This may have an adverse effect on us, which may impede our ability to consummate the Business Combination.

During the course of their careers, members of our management team and board of directors have had significant experience as board members, officers or executives of other companies. As a result of their involvement and positions in these companies, certain persons were, are now, or may in the future become, involved in litigation, investigations or other proceedings relating to the business affairs of such companies or transactions entered into by such companies. Any such litigation, investigations or other proceedings may divert our management team’s and board’s attention and resources away from identifying and selecting a target business or businesses for our initial business combination and may negatively affect our reputation, which may impede our ability to complete an initial business combination.

Members of our management team and affiliated companies may have been, and may in the future be, involved in civil disputes or governmental investigations unrelated to our business.

Members of our management team have been (and intend to be) involved in a wide variety of businesses. Such involvement has, and may lead to, media coverage and public awareness. As a result, members of our management team and affiliated companies may have been, and may in the future be, involved in civil disputes or governmental investigations unrelated to our business. Any such claims or investigations may be detrimental to our reputation and could negatively affect our ability to identify and complete an initial business combination and may have an adverse effect on the price of our securities.

Nasdaq may delist the SPAC Class A Shares from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The SPAC Class A Shares are listed on Nasdaq. We cannot assure you that the SPAC Class A Shares will continue to be listed on Nasdaq prior to the Closing. In order to continue listing our securities on Nasdaq prior to the Business Combination, we must maintain certain financial, distribution and share price levels. Generally, we must maintain a minimum market value of listed securities (generally $50,000,000) and a minimum number of holders of our securities (generally 400 public holders). Additionally, in connection with the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to list PubCo’s securities on Nasdaq. For instance, unless we decide to list on a different Nasdaq tier such as the Nasdaq Capital Market which has different initial listing requirements, our share price would generally be required to be at least $4.00 per share and we would be required to have a minimum of 400 round lot holders of our securities. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If Nasdaq delists the SPAC Class A Shares from trading on its exchange and we are not able to list the SPAC Class A Shares on another national securities exchange, we expect the SPAC Class A Shares could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for the SPAC Class A Shares;

•        reduced liquidity for the SPAC Class A Shares;

•        a determination that the SPAC Class A Shares are a “penny stock” which will require brokers trading in the SPAC Class A Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the SPAC Class A Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the SPAC Class A Shares are listed on Nasdaq, the SPAC Class A Shares will qualify as covered securities under the statute. Although the states are preempted from regulating the sale of the SPAC Class A Shares, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.

The SPAC Articles provide that the courts of the Cayman Islands will be the exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

The SPAC Articles provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the SPAC Articles or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or the SPAC Articles; or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the SPAC Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

The SPAC Articles also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the SPAC Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

Risks Related to the Post-Business Combination Company

Subsequent to the consummation of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although the SPAC has conducted due diligence on GOWell, the SPAC cannot assure you that this diligence revealed all material issues that may be present in GOWell, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the SPAC’s or PubCo’s control will not later arise. As a result, PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the SPAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions about PubCo or its securities. In addition, charges of this nature may cause PubCo to violate net worth or other covenants to which it may be subject. Accordingly, any SPAC Shareholder who chooses to remain a shareholder of PubCo following the Business Combination could suffer a reduction in the value of their shares.

Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by the SPAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

There can be no assurance that the PubCo Ordinary Shares issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

PubCo intends to apply to list the PubCo Ordinary Shares on Nasdaq under the proposed symbol “GOW” upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition, the PubCo Ordinary Shares must be conditionally approved for listing on Nasdaq or another major U.S. national securities exchange, subject only to official notice thereof. There can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of the SPAC’s EGM, the parties may not have received from Nasdaq either confirmation of the listing of the PubCo Ordinary Shares or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the PubCo Ordinary Shares would not be listed on any nationally recognized securities exchange.

The market price of PubCo Ordinary Shares may be highly volatile and may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of PubCo Ordinary Shares following completion of the Business Combination is likely to be volatile. The U.S. stock market has experienced significant volatility that often has been unrelated or disproportionate to the operating performance of particular companies. The price of PubCo Ordinary Shares could fluctuate in response to a number of factors, including: our operating and financial performance and prospects; changes in financial estimates by securities analysts; the public’s reaction to our public announcements and SEC filings; the market’s reaction to our reduced disclosure requirements as an “emerging growth company”; international sanctions or trade restrictions imposed on us or our shareholders; and general market, economic, and political conditions, including those resulting from inflation, conflicts (such as the war in Ukraine and the escalating tensions between the United States, Israel, and Iran, which particularly affect our Dubai operations), and natural disasters. These broad market and industry factors may materially reduce the market price of PubCo Ordinary Shares, regardless of our operating performance, and you may suffer a loss on your investment. Additionally, our share price may be exposed to additional risks because our business will become a public company through a “de-SPAC” transaction, potentially subjecting us to increased scrutiny by the SEC.

Geopolitical conflicts involving Iran, military actions in the Middle East, and the war in Ukraine may adversely affect global economic conditions and cause significant volatility in the trading price of PubCo Ordinary Shares.

The heightened military conflict involving the United States, Israel, and Iran, which escalated significantly in February 2026, has led to profound instability in global financial and energy markets. These events, including the closure of strategic airspaces and critical maritime routes such as the Strait of Hormuz and the Red Sea, have contributed to a dramatic increase in the price of oil and gas and created widespread market uncertainty. The ongoing disruptions caused by these military actions, and the potential for further escalation, could result in protracted and severe damage to the global economy and investment climate.

Furthermore, the continuing war in Ukraine and the resulting sanctions levied by the United States, the European Union, and other nations against Russia continue to impact global financial markets. The extent and duration of these military actions in the Middle East and Eastern Europe, as well as the resulting sanctions and market disruptions, are impossible to predict but are expected to remain substantial.

Such geopolitical instability often leads to broad sell-offs in the equity markets and heightened investor sensitivity to risk. Consequently, these developments may materially and adversely affect the market price of PubCo Ordinary Shares, regardless of our actual operating performance. We cannot predict the ultimate progress or outcome of these situations, and any prolonged unrest or intensified military activities could have a material adverse effect on the global economy, which in turn could negatively impact our financial condition and the value of our securities.

Future resales of PubCo Ordinary Shares by our large shareholders after the consummation of the Business Combination may cause the market price of our securities to drop significantly, even if our business is performing well.

Following the expiration of any applicable lock-up agreements, the Sponsors, Hegro, and other large shareholders will not be restricted from selling the PubCo Ordinary Shares held by them, subject only to applicable securities laws. Upon completion of the Business Combination, the Sponsors and Hegro will collectively beneficially own a significant percentage of the issued and outstanding PubCo Ordinary Shares. As restrictions on resale end, the sale or possibility of sale of these large blocks of shares could have the effect of increasing the volatility in the market price of PubCo Ordinary Shares, and the market price could decline if these holders sell them or are perceived by the market as intending to sell them. Various factors may limit GOWell’s ability to declare and pay dividends. For more information on the applicable lock-up agreements, see “Ancillary Documents — Lock-Up Agreements.”

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of PubCo Ordinary Shares could decline.

The trading market for PubCo Ordinary Shares will be influenced by the research and reports that industry or securities analysts publish about us. We may be unable or slow to attract research coverage, and if one or more analysts cease coverage or fail to regularly publish reports, we could lose visibility in the financial markets, which could negatively impact our price and trading volume. If any analyst covering us changes their recommendation adversely, provides more favorable relative recommendations about our competitors, or if our reported results do not meet their expectations, the market price of PubCo Ordinary Shares could decline.

A market for PubCo securities may not develop or be sustained, which could adversely affect the liquidity and price of our shares.

The price of PubCo securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, may not be sustained. Additionally, if the PubCo securities are not listed on, or become delisted from, Nasdaq for any reason, the liquidity and price of the PubCo securities may be more limited. You may be unable to sell your securities unless a market can be established or sustained.

Since we do not expect to pay any dividends on Ordinary Shares for the foreseeable future, your ability to achieve a return on your investment will depend on the appreciation in the price of PubCo Ordinary Shares.

You should not rely on an investment in PubCo Ordinary Shares to provide dividend income. We do not anticipate paying any cash dividends to our shareholders in the foreseeable future, as our ability to declare and pay dividends is subject to the discretion of our board of directors and various factors, including our financial condition and prospects, earnings, capital requirements, and contractual and currency restrictions. Accordingly, you must rely on sales of your PubCo Ordinary Shares after price appreciation, which may never occur, as the only way to realize any return on your investment.

We may incur significant expenses or struggle to execute our business and growth strategies if we become subject to any securities litigation, shareholder activism, or regulatory actions.

The market volatility following “de-SPAC” transactions has often led to securities class action litigation and shareholder activism. Volatility in our share price or other reasons may cause us to become the target of such actions. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs, divert our management attention and resources from our business, and harm our relationships with customers. Furthermore, our business operations and jurisdiction subject us to regulatory oversight, and any future non-compliance could subject us to regulatory actions and the assessment of penalties, which may adversely affect our business and financial results.

We will incur increased costs and obligations as a result of being a public company, and our management team has limited experience managing a public company, which could harm our operating results.

As a publicly traded company, we will incur significant legal, accounting, and other expenses that we were not required to incur as a privately held business. New and changing laws and regulations relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and rules implemented by the SEC and Nasdaq, will increase our legal and financial compliance costs and lead to a diversion of management time from revenue-generating activities. Compliance with these rules and regulations will increase the legal and financial compliance costs of PubCo, make some activities more difficult, time-consuming, or costly, and increase demand on PubCo’s systems and resources, particularly after it is no longer an “emerging growth company.” PubCo may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses. Furthermore, certain members of our executive team have limited experience managing a publicly traded company subject to significant regulatory oversight and reporting obligations. As a result, the required development and implementation of the infrastructure necessary for a U.S. public company may require costs greater than expected and divert management’s attention from our core business strategy, which could adversely affect our business and financial condition.

Our failure to timely and effectively implement and maintain appropriate internal controls over financial reporting could have a material adverse effect on our business, financial condition, and reputation.

Section 404 of the Sarbanes-Oxley Act will require our management to evaluate the effectiveness of our internal control over financial reporting beginning with our annual report for the year ending December 31, 2026. Because we are an emerging growth company, our independent registered accounting firm is not required to attest to the effectiveness of our internal controls over financial reporting. However, if we fail to timely and effectively implement and maintain controls, or if we identify material weaknesses or significant deficiencies, it could harm our operating results, cause us to fail to meet our financial reporting obligations, or result in material misstatements in our financial statements. Any such failure could adversely affect our business, reduce our share price, and expose us to regulatory fines.

Future issuances of PubCo Ordinary Shares or rights to purchase PubCo Ordinary Shares, including pursuant to its equity incentive plan, could result in additional dilution to the percentage ownership of PubCo’s shareholders and could cause the price of PubCo Ordinary Shares to decrease.

To raise capital or for other strategic purposes, PubCo may sell PubCo Ordinary Shares, convertible securities, or other equity securities in one or more transactions at prices and in a manner, PubCo determines from time to time. PubCo also may issue PubCo Ordinary Shares or grant other equity awards for compensatory purposes under its equity incentive plan. If PubCo issues PubCo Ordinary Shares, convertible securities, or other equity securities, including equity awards under its equity incentive plan, its then-existing shareholders could be materially diluted by such issuances, and which could cause the price of PubCo Ordinary Shares to decline.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the chairman of the SPAC Board will not have the ability to adjourn the EGM to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the EGM, the chairman of the SPAC Board determines that it would be advisable and in the best interests of the SPAC to adjourn the EGM to give the SPAC more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the chairman of the SPAC Board will seek approval to adjourn the EGM to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the chairman of the SPAC Board will not have the ability to adjourn the EGM to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

General Risk Factors

We are currently in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by a new U.S. presidential administration and accompanying regulatory activities and economic policies and events related thereto, ongoing military conflicts and geopolitical instability and inflation and interest rates.

U.S. and global markets have recently been experiencing volatility and disruption caused by economic uncertainty, including as a result international trade disputes and ongoing military disputes and related geopolitical uncertainty. International trade disputes, including threatened or implemented tariffs by the Trump administration and threatened or implemented tariffs by foreign countries in retaliation, could adversely impact GOWell’s business. Trade disputes could also adversely impact supply chains which could now or in the future increase costs to GOWell or delay delivery of key inventories and supplies. Trade disputes can also be highly disruptive to global financial markets. The length and impact of the ongoing trade disputes and military conflicts are highly unpredictable. GOWell and the SPAC are continuing to monitor the trade disputes, inflation, interest rates and the military conflicts and the impacts to global capital markets, to GOWell’s business, and to the parties’ ability to complete the Business Combination.

The SPAC is, and we expect that PubCo will be, an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

The SPAC is, and we expect that PubCo will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Accordingly, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years after the completion of the Business Combination, although circumstances could cause us to lose that status earlier, including if the market value of the SPAC Class A Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PubCo will qualify as a “foreign private issuer” within the meaning of the rules under the Exchange Act, and as such PubCo is exempt from certain provisions applicable to United States domestic public companies.

PubCo is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As such, PubCo is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and (iii) the selective disclosure rules applicable to issuers of material nonpublic information under Regulation FD. With respect to Section 16, PubCo will not be subject to the short-swing profit recovery provisions contained in Section 16 of the Exchange Act; however, effective March 18, 2026, the executive officers and directors of PubCo will be required, pursuant to the Holding Foreign Companies Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of PubCo’s securities, while the principal shareholders of PubCo who are neither officers nor directors will remain exempt from Section 16(a) reporting requirements.

PubCo will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information PubCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold PubCo’s securities, you may receive less or different information about the PubCo than you currently receive about the SPAC or that you would receive about a U.S. domestic public company.

PubCo could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of PubCo’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of PubCo’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of PubCo’s assets are located in the U.S.; or (iii) PubCo’s business is administered principally in the U.S.

If PubCo loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the U.S. If this were to happen, PubCo would likely incur substantial costs in fulfilling these additional regulatory requirements and members of the Post-Combination Company’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. See “Management of PubCo After the Business Combination — Foreign Private Issuer.”

PubCo, as a “foreign private issuer” and “controlled company” within the meaning of the rules of Nasdaq, is permitted to follow certain home country corporate governance practices and to rely on certain exemptions from Nasdaq corporate governance requirements that may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.

A “controlled company” within the meaning of the rules of Nasdaq is a company of which more than 50% of the voting power is held by an individual, group, or another company. After the Closing, it is expected that the GOWell Shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions, including the Signing PIPE Securities and Closing PIPE Securities, and excluding the Earnout Shares. As a result of the GOWell Shareholder’s majority ownership, which would give it the ability to control the outcome of certain matters submitted to PubCo’s shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this proxy statement/prospectus), PubCo is expected to qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards.

PubCo will also qualify as a “foreign private issuer” under the rules of Nasdaq and is therefore permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of certain Nasdaq corporate governance standards applicable to U.S. domestic companies. Certain corporate governance practices in the Cayman Islands may differ significantly from the Nasdaq Stock Market corporate governance listing standards.

As a result of PubCo’s status as both a controlled company and a foreign private issuer, PubCo has the option not to comply with, and intends to rely on exemptions from, the following Nasdaq corporate governance requirements: (i) the requirement that a majority of its board of directors consist of independent directors; (ii) the requirement that its compensation committee consist entirely of independent directors; (iii) the requirement that its nominating or corporate governance committee consist entirely of independent directors; and (iii) the requirement to hold regularly scheduled executive sessions with only independent directors each year. As permitted by these exemptions, it is expected that following the Closing, a majority of the PubCo Board will not be comprised of independent directors.

Where PubCo’s status as both a controlled company and a foreign private issuer provides overlapping exemptions from the same Nasdaq requirement, PubCo intends to rely on both exemptions concurrently to the extent permitted. Accordingly, PubCo’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq rules, and such home country practices may afford less protection to holders of PubCo’s securities than the protections available under Nasdaq’s corporate governance standards. For additional information regarding the home country practices PubCo intends to follow in lieu of Nasdaq requirements, see “Management of PubCo After the Business Combination — Foreign Private Issuer.”

If at any time PubCo ceases to be a “controlled company” under the Nasdaq rules or loses its status as a foreign private issuer, PubCo Board intends to take any action that may be necessary to comply with the applicable Nasdaq rules, subject to any permitted phase-in period. These and any other actions necessary to achieve compliance with such rules may increase PubCo’s legal and administrative costs, will make some activities more difficult, time-consuming and costly, and may also place additional strain on PubCo’s personnel, systems and resources.

Because PubCo was incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

PubCo is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the U.S. courts against our directors or officers.

Our corporate affairs will be governed by the PubCo A&R Articles, the Cayman Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

PubCo has been advised by Ogier (Cayman) LLP, its Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of courts of the United States obtained against it or its directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment (i) must be final and conclusive, (ii) must be given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and (iii) must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, PubCo’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. company.

The PubCo A&R Articles provide that the courts of the Cayman Islands will be the exclusive forum for certain disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for complaints against us or our directors, officers or employees.

The PubCo A&R Articles provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the PubCo A&R Articles or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or the PubCo A&R Articles; or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the PubCo A&R Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

The PubCo A&R Articles also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of our shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the PubCo A&R Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on our business and financial performance.

If PubCo Ordinary Shares are not eligible for deposit and clearing within the facilities of the Depository Trust Company (“DTC”), then transactions in PubCo Ordinary Shares may be disrupted.

The facilities of the DTC are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. PubCo expects that its Ordinary Shares or the PubCo Warrants will be eligible for deposit and clearing within the DTC system. The Company expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for PubCo Ordinary Shares. PubCo expects these actions, among others, will result in DTC agreeing to accept its Ordinary Shares for deposit and clearing within its facilities.

DTC is not obligated to accept PubCo Ordinary Shares for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept PubCo Ordinary Shares, it will generally have discretion to cease to act as a depository and clearing agency for PubCo Ordinary Shares.

If DTC determines at any time after the completion of the transactions and the listing that PubCo Ordinary Shares were not eligible for continued deposit and clearance within its facilities, then the Company believes the PubCo Ordinary Shares would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While PubCo would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of PubCo Ordinary Shares.

THE EXTRAORDINARY GENERAL MEETING OF SPAC SHAREHOLDERS

General

SPAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the SPAC Board for use at the EGM and at any adjournment or postponement thereof. This proxy statement/prospectus provides SPAC Shareholders with information they need to know to be able to vote or direct their vote to be cast at the EGM.

Date, Time and Place of the EGM

The EGM will be held virtually at              Eastern Time, on             , 2026. The EGM will be a virtual meeting conducted via live webcast at             . For the purposes of Cayman Islands law and the SPAC Articles, the physical location of the EGM will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Purpose of the EGM

At the EGM, SPAC is asking holders of SPAC Ordinary Shares to consider and vote upon:

•        the Business Combination Proposal.    A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•        the Merger Proposal.    The First Plan of Merger is attached to this proxy statement/prospectus as Annex B;

•        the Advisory Organizational Documents Proposals.    The PubCo A&R Articles are attached to this proxy statement/prospectus as Annex C;

•        the Incentive Plan Proposal.    The form of GOWell Energy Technology 2026 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex L; and

•        the Adjournment Proposal.

The Closing is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Business Combination Proposal and the Merger Proposal are each cross-conditioned on each other. The Advisory Organizational Documents Proposals and the Incentive Plan Proposal are each conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals and the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Recommendation of the SPAC Board

The SPAC Board believes that each of the Business Combination Proposal, the Merger Proposal, each of the separate Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal is fair and is in the best interest of SPAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval, on an advisory basis, for each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the EGM.

After careful consideration, the SPAC Board determined that the Business Combination is advisable and in the best interests of SPAC and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby.

For a description of the SPAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the SPAC Board, see the subsection entitled “The Business Combination — The SPAC Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the SPAC Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsors and SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Shareholders. Please see the subsection entitled “The Business Combination — Interests of Certain SPAC Persons in the Business Combination”.

Record Date; Who is Entitled to Vote

SPAC Shareholders will be entitled to vote or direct votes to be cast at the EGM if they owned SPAC Ordinary Shares at the close of business on             , 2026 which is the “Record Date” for the EGM. Shareholders will have one vote for each SPAC Ordinary Share owned at the close of business on the Record Date on each Shareholder Proposal on which such SPAC Ordinary Share is entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SPAC Rights do not have voting rights. As of the close of business on the Record Date for the EGM, there were              SPAC Ordinary Shares issued and outstanding, of which              were issued and outstanding Public Shares.

The New Sponsor, the Prior Sponsor and each director and each officer of SPAC have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any SPAC Ordinary Shares held by them. Neither Sponsor nor any of our directors or officers received separate consideration for their waiver of redemption rights. As of the Record Date, the New Sponsor and the Prior Sponsor owned approximately             % and             %, respectively, of the issued and outstanding SPAC Ordinary Shares.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a SPAC Shareholder fails to return a proxy card and does not attend the EGM in person (or virtually), then the SPAC Shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the EGM. If a valid quorum is established, any such failure to vote will have no effect on the outcome of any other proposal in this proxy statement.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will not constitute votes cast at the EGM and therefore will have no effect on any of the proposals as a matter of Cayman Islands law.

Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. SPAC believes all the proposals presented to the SPAC Shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Proxies relating to “street name” shares that are returned to SPAC but marked by brokers as “not voted” are considered present for the purposes of establishing a quorum, but will not count as votes cast at the EGM, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Quorum and Vote of SPAC Shareholders

A quorum of SPAC Shareholders is necessary to hold a valid meeting. A quorum will be present at the EGM if the holders of at least one-third of the issued and outstanding SPAC Ordinary Shares entitled to vote at the EGM are represented in person (including virtually) or by proxy (which would include presence at the EGM). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the EGM,              SPAC Ordinary Shares would be required to achieve a quorum.

Each of the Sponsors and the Representatives have agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the EGM. As of the Record Date, the Prior Sponsor, the New Sponsor and the Representatives owned approximately             %,             % and             %, respectively, of the issued and outstanding SPAC Ordinary Shares.

The Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Merger Proposal — The approval of the Merger Proposal requires a special resolution under the Cayman Companies Act, being the affirmative vote (in person (including virtually) or by proxy) of holders of at least two-thirds of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares entitled to vote and are voted at the EGM. The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if each of the Business Combination Proposal and Merger Proposal are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each SPAC Class A Share and each SPAC Class B Share that you own in your name entitles you to one vote on each Shareholder Proposal on which such SPAC Ordinary Share is entitled to vote. Your proxy card shows the number of SPAC Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your SPAC Ordinary Shares at the EGM:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SPAC Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the EGM. Votes received after a matter has been voted upon at the EGM will not be counted.

You Can Attend the EGM and Vote During the Meeting.

•        You can attend the EGM and vote in person (including virtually) even if you have previously voted by submitting a proxy pursuant to any of the methods noted above.

•        If your shares are registered in your name with Continental and you wish to attend the EGM virtually, go to www.             , enter the 12-digit control number included on your proxy card or notice of the EGM and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the EGM you will need to log back into the EGM site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the EGM must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the EGM. After contacting Continental, a beneficial holder will receive an e-mail prior to the EGM with a link and instructions for entering the EGM. Beneficial shareholders should contact Continental at least five business days prior to the EGM date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way SPAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a SPAC Shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        sending another proxy card with a later date prior to the vote at the EGM;

•        notifying Michael Blitzer, Chairman and Chief Executive Officer of SPAC, in writing prior to the vote at the EGM that you have revoked your proxy; or

•        attending the EGM in person or virtually, revoking your proxy, and voting as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a SPAC Shareholder and have any questions about how to vote or direct a vote in respect of your SPAC Ordinary Shares, you may call             , our proxy solicitor, by calling             , or banks and brokers can call collect at             , or by emailing             .

Redemption Rights

Pursuant to the SPAC Articles, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through SPAC Units and elect to separate your SPAC Units into the underlying Public Shares and SPAC Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SPAC redeem all or a portion of your Public Shares for cash; and

(c)     deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2026 (two business days before the initial scheduled date of the EGM) in order for their Public Shares to be redeemed.

Any Public Shareholder (who is not a Sponsor, Representative, SPAC Officer or SPAC Director) may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they are a holder of record on the record date. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, SPAC will redeem such Public Shares for the Redemption Price, a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $             per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. Continental will typically charge the tendering broker a nominal amount and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SPAC’s consent, until the Closing. If a holder delivers his, her or its Public Shares for redemption to Continental and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that Continental return the shares (physically or electronically).

Any corrected or changed written exercise of redemption rights must be received by Continental at least two business days prior to the initial scheduled date of the EGM. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two business days prior to the initial scheduled date of the EGM.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, or disposing of Public Shares, will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the then issued Public Shares without the prior consent of SPAC. Accordingly, if a Public Shareholder, alone or acting in concert or as a partnership, limited partnership, syndicate or other group, seeks to redeem more than 15% of the then issued Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the SPAC Rights will not have redemption rights with respect to the SPAC Rights.

The closing price of Public Shares on             , the Record Date, was $            . As of the Record Date, funds in the Trust Account totaled $             and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $             per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SPAC cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein. For more information, see the section entitled “Proposal No 2 — The Merger Proposal — Appraisal Rights under the Cayman Companies Act.”

Proxy Solicitation

SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone or in person. SPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SPAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. SPAC will bear the cost of the solicitation.

SPAC has engaged              to assist in the solicitation process and will pay              a fee of $            , plus disbursements.

SPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SPAC will reimburse them for their reasonable expenses.

SPAC Shareholders

As of the Record Date, there were              SPAC Ordinary Shares issued and outstanding, which include the              Founder Shares held by the New Sponsor and              SPAC Class A Shares held by the Prior Sponsor and the Representatives and the              Public Shares. As of the Record Date, there was an aggregate of              SPAC Rights issued and outstanding, which included the              and              rights underlying the Private Placement Units held by the Prior Sponsor and Representatives, respectively, and              Public Rights.

Potential Purchases of Public Shares

At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or Public Rights in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Rights that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Rights in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Rights outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of PubCo’s securities on a national securities exchange post-consummation of the Business Combination.

The Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsors, the SPAC’s or GOWell’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or SPAC Rights, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus discloses the possibility that the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or SPAC Rights from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        any of our securities purchased by the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•        the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we will disclose in a Form 8-K, before the EGM, the following material items:

•        the amount of securities purchased outside of the redemption offer by the Sponsors or the SPAC’s, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsors or the SPAC’s, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates;

•        the impact, if any, of the purchases by the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold to the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsors, the SPAC’s, or GOWell’s directors, managers, officers, advisors and their affiliates; and

•        the number of Public Shares for which the SPAC has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may increase the number of shares sold into the market, which may have a depressive effect on the price of the PubCo Ordinary Shares. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our PubCo’s securities on a national securities exchange post-consummation of the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, SPAC Shareholders are being asked to consider and vote on the Business Combination Proposal to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.

SPAC Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination,” “The Business Combination Agreement” and “Ancillary Documents” for more information and a summary of certain terms of the Business Combination and Business Combination Agreement. SPAC Shareholders are urged to read carefully the Business Combination Agreement in its entirety before voting.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal at the EGM.

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) requires an ordinary resolution which is the affirmative vote (in person (including virtually) or by proxy) of holders of a majority of the outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. Failure to vote by proxy or to vote in person (including virtually) at the EGM or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The Business Combination Proposal is conditioned on the approval of the Merger Proposal. Therefore, if the Merger Proposal is not approved, the Business Combination Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

The approval of the Business Combination Proposal requires the affirmative vote (in person (including virtually) or by proxy) of holders of a majority of the outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. As of the date of this proxy statement/prospectus, the Sponsors and Representatives have agreed to vote any SPAC Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the Record Date, the Prior Sponsor, the New Sponsor and the Representatives owned approximately             %,             % and             %, respectively, of the issued and outstanding SPAC Ordinary Shares. As a result, in addition to the approval by the Prior Sponsor, the New Sponsor and the Representatives, approval of the Business Combination Proposal will require the affirmative vote of at least            Public Shares (or approximately            % of the Public Shares) if all SPAC Ordinary Shares are represented at the EGM and cast votes and the affirmative vote of at least            Public Shares (or approximately            % of the Public Shares) if only such shares as are required to establish a quorum are represented at the EGM and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Merger Proposal, the entry by Inflection Point Acquisition Corp. V (“SPAC”) into the Business Combination Agreement, dated as of October 13, 2025, by and among SPAC, GOWell Technology Limited, GOWell Energy Technology and IPCV Merger Sub Limited, attached to the proxy statement/prospectus accompanying the notice of meeting as Annex A (as amended on December 22, 2025, and as it may be further amended, restated, supplemented and/or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination (as such term is defined in the proxy statement/prospectus) described in the proxy statement/prospectus, and the performance by SPAC of its obligations thereunder and the consummation of the Business Combination, be approved, ratified and confirmed in all respects.”

Recommendation of the Board of Directors

The SPAC Board believes that the Business Combination Proposal to be presented at the EGM is advisable and in the best interests of SPAC and its shareholders.

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsors and SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Transactions” for a further discussion of these considerations.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

This section describes certain terms of the First Plan of Merger, which may be material, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the First Plan of Merger. A copy of the First Plan of Merger is attached as Annex B to this proxy statement/prospectus and the following descriptions are qualified in their entirety by the full text in Annex B. SPAC Shareholders and other interested parties are urged to read the First Plan of Merger in its entirety prior to voting on the proposals presented at the EGM.

Overview

As discussed in this proxy statement/prospectus, SPAC Shareholders are being asked to consider and vote on a proposal to authorize and approve, by special resolution, the First Merger and the First Plan of Merger. The form of the First Plan of Merger is attached to this proxy statement/prospectus as Annex B.

As a matter of Cayman Islands law, approval of SPAC’s shareholders is required for the authorization of the First Plan of Merger, including, without limitation:

(i)     the merger of SPAC with and into PubCo, with PubCo continuing as the surviving entity; and

(ii)    the First Plan of Merger to be entered into by SPAC and PubCo in connection with the First Merger.

Vote Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law, which requires the affirmative vote (in person (including virtually) or by proxy) of holders of at least two-thirds of the SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on the Merger Proposal because the Merger Proposal requires the affirmative vote of at least two-thirds of votes cast and an abstention and broker non-vote is not a vote cast.

The Business Combination is conditioned on the approval of the Merger Proposal at the EGM. The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Merger Proposal will have no effect, even if approved by the holders of SPAC Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsors and Representatives have agreed to vote any SPAC Ordinary Shares owned by them in favor of the Merger Proposal. As of the Record Date, the Prior Sponsor, the New Sponsor and the Representatives owned approximately             %,             % and             %, respectively, of the issued and outstanding SPAC Ordinary Shares. As a result, in addition to the approval by the Prior Sponsor, the New Sponsor and the Representatives, approval of the Merger Proposal will require the affirmative vote of at least             Public Shares (or approximately             % of the Public Shares) if all SPAC Ordinary Shares are represented at the EGM and cast votes and the affirmative vote of at least             Public Shares (or approximately             % of the Public Shares) if only such shares as are required to establish a quorum are represented at the EGM and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution that, subject to the approval of the Business Combination Proposal:

(a)     Inflection Point Acquisition Corp. V (“SPAC”) be authorized to merge with GOWell Energy Technology (“PubCo”) so that PubCo will be the surviving company (the “Surviving Company”) and all the rights, undertaking, property, business, goodwill, benefits, immunities, privileges and liabilities of SPAC vest in the Surviving Company by virtue of such merger pursuant to the Companies Act of the Cayman Islands (As Revised) and the First Plan of Merger (the “First Merger”);

(b)    the Plan of Merger in connection with the First Merger substantially in the form attached to the proxy statement/prospectus accompanying the notice of meeting as Annex B, as it may be further amended and/or restated from time to time (the “First Plan of Merger”), subject to such amendments as may be approved by SPAC or PubCo, be authorized and approved in all respects;

(c)     SPAC be authorized to enter into the First Plan of Merger, and any and all transactions provided for in the First Plan of Merger;

(d)    there being no holders of any outstanding security interest granted by SPAC immediately prior to the Effective Time (as defined in the First Plan of Merger), the First Plan of Merger be executed by any one director on behalf of the SPAC and any director or delegate or agent thereof be authorized to submit the First Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands (“Registrar”);

(e)     all actions taken and any documents or agreements executed, signed or delivered prior to or after the date of these resolutions by any director or officer of the SPAC in connection with the transactions contemplated by these resolutions be approved, ratified and confirmed in all respects.”

Recommendation of the Board of Directors

The SPAC Board believes that the Merger Proposal to be presented at the EGM is advisable and in the best interests of SPAC and its shareholders.

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsors and SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Transactions” for a further discussion of these considerations.

Appraisal Rights under the Cayman Companies Act

The Cayman Companies Act prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein.

Excerpts of relevant sections of the Cayman Companies Act follow:

Section 238 — Rights of dissenters

238(1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

238(2) A member who desires to exercise that person’s entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

238(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for that person’s shares if the merger or consolidation is authorized by the vote.

238(4) Within twenty (20) days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

238(5) A member who elects to dissent shall, within twenty (20) days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of that person’s decision to dissent, stating (a) that person’s name and address; (b) the number and classes of shares in respect of which that person dissents; and (c) a demand for payment of the fair value of that person’s shares.

238(6) A member who dissents shall do so in respect of all shares that person holds in the constituent company.

238(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of that person’s shares and the rights referred to in subsections (12) and (16).

238(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5) or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase that person’s shares at a specified price that the company determines to be their fair value; and if, within thirty (30) days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for that person’s shares, the company shall pay to the member the amount in money forthwith.

238(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty (20) days immediately following the date on which the period expires (a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and (b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

238(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

238(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

238(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

238(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

238(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

238(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

238(16) The enforcement by a member of that person’s entitlement under this section shall exclude the enforcement by the member of any right to which that person might otherwise be entitled by virtue of that person holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

Section 239 — Limitation on rights of dissenters

239(1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except —

(a)     shares of a surviving or consolidated company or depository receipts in respect thereof;

(b)    shares of any other company or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders;

(c)     cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or

(d)    any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

SPAC Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Holders of SPAC Rights and SPAC Units do not have appraisal rights in respect to such securities in connection with the Business Combination under the Cayman Companies Act.

PROPOSAL NO. 3 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

As discussed in this proxy statement/prospectus, SPAC Shareholders are being asked to consider and vote on the Advisory Organizational Documents Proposals to approve, by ordinary resolution, on an advisory, non-binding basis, the following six separate proposals Advisory Organizational Documents Proposals in connection with the adoption of the PubCo A&R Articles.

These six proposals are being presented separately in accordance with SEC guidance to give SPAC Shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands law, but pursuant to SEC guidance, SPAC is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on SPAC, the SPAC Board, PubCo or the PubCo Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Document Proposals, the PubCo A&R Articles will take effect upon the Closing if the Conditions Precedent Proposals are approved. For more information, please see the section entitled “Comparison of Shareholder Rights.”

The following table sets forth a summary of the principal changes proposed to be made between the SPAC Articles and the PubCo A&R Articles. The following summaries are qualified by reference to the complete text of the SPAC Articles and the PubCo A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the PubCo A&R Articles in its entirety for a more complete description of their terms.

	SPAC Articles	PubCo A&R Articles
Authorized Share Capital (Proposal 3A)

The share capital of SPAC under the SPAC Articles is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

The share capital of PubCo under the PubCo A&R Articles is US$50,000 divided into 450,000,000 ordinary shares of US$0.0001 par value each and 50,000,000 series A redeemable preference shares of US$0.0001 par value each.

Action by Written Consent of Shareholders (Proposal 3B)	The SPAC Articles permit SPAC Shareholders to approve matters by unanimous written resolution.

The PubCo A&R Articles require shareholders to take action at an annual general meeting or extraordinary general meeting and does not permit shareholder approval by unanimous written resolution in lieu of a general meeting.

Number of Directors (Proposal 3C)

The SPAC Articles provide that the number of directors shall consist of not less than one person, provided however that the limits in the number of directors may be increased or reduced by an ordinary resolution, passed by the affirmative vote of holders of a simple majority of the votes cast by shareholders voting in person (including virtually) or by proxy at a general meeting of SPAC, or by unanimous written resolution of the shareholders.

The PubCo A&R Articles provide that the minimum number of directors will be one person with a maximum of seven persons, provided however that the limits in the number of directors may be increased or reduced by an ordinary resolution, passed by the affirmative vote of holders of a simple majority of the votes cast by shareholders voting in person or by proxy at a general meeting of PubCo.

	SPAC Articles	PubCo A&R Articles
Director Election, Vacancies and Removal (Proposal 3D)

Prior to the closing of a business combination, holders of the SPAC Class B Shares may by ordinary resolution appoint any person to be a director and holders of SPAC Class A Shares shall have no right to vote on the appointment or removal of any director.

The SPAC Articles provide that the directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the SPAC Articles as the maximum number of directors.

The SPAC’s directors are also classified into three separate classes of directors.

After the consummation of a Business Combination, SPAC may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

The PubCo A&R Articles provide that, subject to the Cayman Companies Act, for so long as the GOWell Shareholder, its affiliates and any other shareholders that have entered into an acting-in-concert agreement with the GOWell Shareholder, collectively hold not less than 40% of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, the GOWell Shareholder shall have the right to appoint and maintain in office such number of directors as shall constitute 50% of the total number of directors on the PubCo Board. Any director so appointed may be removed and replaced at any time by written notice from the GOWell Shareholder to PubCo.

A director may otherwise be appointed or removed by a simple majority of the votes cast, in person or by proxy, at a general meeting. Any appointment may be to fill a vacancy or as an additional director.

The PubCo Board will not be classified.

Additionally, the PubCo Board has the power to appoint any person as a director, either to fill a vacancy or as an addition to the existing PubCo Board, subject to the total number of directors on the PubCo Board not exceeding any maximum number fixed by or in accordance with the PubCo A&R Articles.

Certain Matters Requiring Approval of Preferred Holders (Proposal 3E)	Not Applicable.

The PubCo A&R Articles provide that for as long as the Inflection Point Entities (as defined therein) collectively hold at least 20% of the PubCo Preferred Shares on issue, as of the date on which the PubCo A&R Articles are adopted, PubCo shall not, without the consent of the holders of more than 50%, by number, of the PubCo Preferred Shares in issue, which shall include the consent of Inflection Point Fund I LP, take any of the following actions: (i) liquidate, dissolve or wind-up the affairs of PubCo; (ii) amend, alter or repeal the PubCo A&R Articles in a manner that materially and adversely affects the powers, preferences or rights attaching to the PubCo Preferred Shares; (iii) create any equity security, authorise the creation of any equity security, classify any equity security, reclassify any equity security, or issue

	SPAC Articles	PubCo A&R Articles

any other security convertible into or exercisable for any equity security, unless such security ranks junior to the PubCo Preferred Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up); (iv) increase the authorised share capital of the PubCo Preferred Shares; (v) purchase or redeem or pay any cash dividend on any share ranking junior to the PubCo Preferred Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), subject to certain exceptions; (vi) enter into any transaction with an Affiliate, subject to certain exceptions; or (vii) incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the PubCo Preferred Shares shall not be considered indebtedness for purposes of this calculation.

Removal of Blank Check Company Provisions (Proposal 3F)

The SPAC Articles contain various provisions applicable to blank check companies which cease to apply upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to the corresponding Business Combination article in the SPAC Articles.

The PubCo A&R Articles do not contain provisions applicable to blank check companies.

Reasons for the Advisory Organizational Document Proposals

The SPAC shareholders are being asked to consider and vote upon the following six separate proposals to approve as ordinary resolutions, on a non-binding and advisory basis only, the following material differences between the SPAC Articles and the PubCo A&R Articles:

Advisory Organizational Document Proposal 3A — Authorized Share Capital

Under the PubCo A&R Articles, the authorized share capital of PubCo will be US$50,000 divided into 450,000,000 Ordinary Shares of a par value of US$0.0001 each and 50,000,000 PubCo Preferred Shares of a par value of US$0.0001 each. The principal purpose of this proposal is to provide for an authorized share capital structure of PubCo that will enable it to continue as an operating company. SPAC believes that it is important for PubCo to have available for issuance a number of authorized PubCo Ordinary Shares and PubCo Preferred Shares sufficient to support growth and to provide flexibility for future corporate needs.

This summary is qualified by reference to the complete text of the proposed PubCo A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. All SPAC Shareholders are encouraged to read the PubCo A&R Articles in its entirety for a more complete description of their terms.

Advisory Organizational Document Proposal 3B — Action by Written Resolution of Shareholders

The PubCo A&R Articles require shareholders to pass resolutions at an annual general meeting or extraordinary general meeting and prohibit shareholders from passing written resolutions in lieu of a meeting. Eliminating the right of shareholders to act by written resolution limits the circumstances under which shareholder can act on their own initiative to remove directors, or alter or amend the PubCo A&R Articles outside of a duly called annual general meeting or extraordinary general meeting of the shareholders of PubCo. Further, the SPAC Board believes limiting shareholders’ ability to act by written resolution will (i) reduce the time and effort our board of directors and management would need to devote to shareholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all shareholders to consider, discuss, and vote on pending shareholder actions.

This summary is qualified by reference to the complete text of the proposed PubCo A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. All SPAC Shareholders are encouraged to read the PubCo A&R Articles in its entirety for a more complete description of their terms.

Advisory Organizational Document Proposal 3C — Number of Directors

The SPAC Articles provide that the number of directors shall consist of not less than one person, provided however that the limits in the number of directors may be increased or reduced by an ordinary resolution, passed by the affirmative vote of holders of a simple majority of the votes cast by shareholders voting in person (including virtually) or by proxy at a general meeting of SPAC, or by unanimous written resolution of the shareholders.

The PubCo A&R Articles provide that the minimum number of directors will be one person with a maximum of seven persons, provided however that the limits in the number of directors may be increased or reduced by an ordinary resolution, passed by the affirmative vote of holders of a simple majority of the votes cast by shareholders voting in person or by proxy at a general meeting of PubCo.

This summary is qualified by reference to the complete text of the proposed PubCo A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. All SPAC Shareholders are encouraged to read the PubCo A&R Articles in its entirety for a more complete description of their terms.

Advisory Organizational Document Proposal 3D — Election, Vacancy and Removal of Directors

The PubCo A&R Articles provide that, subject to the Cayman Companies Act, for so long as the GOWell Shareholder, its affiliates and any other shareholders that have entered into an acting-in-concert agreement with the GOWell Shareholder, collectively hold not less than 40% of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, the GOWell Shareholder shall have the right to appoint and maintain in office such number of directors as shall constitute 50% of the total number of directors on the PubCo Board. Any director so appointed may be removed and replaced at any time by written notice from the GOWell Shareholder to PubCo.

Under the PubCo A&R Articles, a director may otherwise be appointed or removed by a simple majority of the votes cast, in person or by proxy, at a general meeting. Any appointment may be to fill a vacancy or as an additional director.

Additionally, the PubCo Board has the power to appoint any person as a director, either to fill a vacancy or as an addition to the existing PubCo Board, subject to the total number of directors on the PubCo Board not exceeding any maximum number fixed by or in accordance with the PubCo A&R Articles.

The SPAC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of PubCo’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquirer or other person, group or entity to gain control of the PubCo Board.

This summary is qualified by reference to the complete text of the proposed PubCo A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. All SPAC Shareholders are encouraged to read the PubCo A&R Articles in its entirety for a more complete description of their terms.

Advisory Organizational Document Proposal 3E — Requiring Approval of Preferred Holders

The PubCo A&R Articles provide that, for so long as the Inflection Point Entities (as defined in the PubCo A&R Articles) collectively hold at least 20% of the PubCo Preferred Shares on issue as of the date on which the PubCo A&R Articles are adopted, PubCo shall not, without the consent of the holders of more than 50%, by number, of the PubCo Preferred Shares in issue, which shall include the consent of Inflection Point Fund I LP, take any of the following actions: (i) liquidate, dissolve or wind-up the affairs of PubCo; (ii) amend, alter or repeal the PubCo A&R Articles in a manner that materially and adversely affects the powers, preferences or rights attaching to the PubCo Preferred Shares; (iii) create any equity security, authorise the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the PubCo Preferred Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up); (iv) increase the authorised share capital of the PubCo Preferred Shares; (v) purchase or redeem or pay any cash dividend on any share ranking junior to the PubCo Preferred Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), subject to certain exceptions; (vi) enter into any transaction with an Affiliate, subject to certain exceptions; or (vii) incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the PubCo Preferred Shares shall not be considered indebtedness for purposes of this calculation.

The SPAC Board believes that such requirements will benefit PubCo by retaining and attracting investors in PubCo Preferred Shares and provide such investors customary protections for actions of PubCo.

This summary is qualified by reference to the complete text of the proposed PubCo A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. All SPAC Shareholders are encouraged to read the PubCo A&R Articles in its entirety for a more complete description of their terms.

Advisory Organizational Document Proposal 3F — Blank Check Company Provisions

The SPAC Articles contain various provisions applicable to blank check companies which cease to apply upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to the corresponding Business Combination article in the SPAC Articles. The PubCo A&R Articles will not contain any blank check company provisions.

Resolutions to be Voted Upon

The full text of the resolutions to be voted upon is as follows:

“RESOLVED, as six separate ordinary resolutions on a non-binding and advisory basis only, subject to the approval of the Business Combination Proposal and the Merger Proposal, that the following governance provisions contained in the PubCo A&R Articles be and are hereby approved and adopted:

Advisory Organizational Documents Proposal 3A — The authorized share capital of PubCo is US$50,000 divided into 450,000,000 ordinary shares of a par value of US$0.0001 each and 50,000,000 series A redeemable preference shares of a par value of US$0.0001 each.

Advisory Organizational Documents Proposal 3B — The PubCo A&R Articles require shareholders to pass resolutions at an annual general meeting or extraordinary general meeting and prohibit shareholders to pass written resolutions in lieu of a meeting.

Advisory Organizational Documents Proposal 3C — The PubCo A&R Articles provide that the minimum number of directors will be one person with a maximum of seven persons, provided however that the limits in the number of directors may be increased or reduced by an ordinary resolution, passed by the affirmative vote of holders of a simple majority of the votes cast by shareholders voting in person or by proxy at a general meeting of PubCo.

Advisory Organizational Documents Proposal 3D — The PubCo A&R Articles provide that, subject to the Cayman Companies Act, for so long as the GOWell Shareholder, its affiliates and any other shareholders that have entered into an acting-in-concert agreement with the GOWell Shareholder, collectively hold not less than 40% of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, the GOWell Shareholder shall have the right to appoint and maintain in office such number of directors as shall constitute 50% of the total number of directors on the PubCo Board. Any director so appointed may be removed and replaced at any time by written notice from the GOWell Shareholder to PubCo. A director may otherwise be appointed or removed by a simple majority of the votes cast, in person or by proxy, at a general meeting. Any appointment may be to fill a vacancy or as an additional director. Additionally, the PubCo Board has the power to appoint any person as a director, either to fill a vacancy or as an addition to the existing PubCo Board, subject to the total number of directors on the PubCo Board not exceeding any maximum number fixed by or in accordance with the PubCo A&R Articles.

Advisory Organizational Documents Proposal 3E — The PubCo A&R Articles provide that, for so long as the Inflection Point Entities (as defined in the PubCo A&R Articles) collectively hold at least 20% of the PubCo Preferred Shares on issue, as of the date on which the PubCo A&R Articles are adopted, PubCo shall not take certain actions without the consent of the holders of more than 50%, by number, of the PubCo Preferred Shares in issue, which shall include the consent of Inflection Point Fund I LP.

Advisory Organizational Documents Proposal 3F — The PubCo A&R Articles do not contain any blank check company provisions.

Vote Required for Approval

The Business Combination is not conditioned on the approval of the Advisory Organizational Documents Proposals at the EGM.

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires the affirmative vote (in person (including virtually) or by proxy) of holders of at least a majority of the outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Advisory Organizational Documents Proposals are conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of SPAC Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsors and Representatives have agreed to vote any SPAC Ordinary Shares owned by them in favor of the Advisory Organizational Documents Proposals. As of the Record Date, the Prior Sponsor, the New Sponsor and the Representatives owned approximately             %,             % and             %, respectively, of the issued and outstanding SPAC Ordinary Shares. As a result, in addition to the approval by the Prior Sponsor, the New Sponsor and the Representatives, approval of each of the Advisory Organizational Documents Proposals will require the affirmative vote of at least             Public Shares (or approximately             % of the Public Shares) if all SPAC Ordinary Shares are represented at the EGM and cast votes and the affirmative vote of at least             Public Shares (or approximately             % of the Public Shares) if only such shares as are required to establish a quorum are represented at the EGM and cast votes.

Recommendation of the Board of Directors

The SPAC Board believes that each of the Advisory Organizational Documents Proposals to be presented at the EGM is advisable and in the best interests of SPAC and its shareholders.

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL of EACH OF THE Advisory Organizational Documents Proposals.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsors and SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Transactions” for a further discussion of these considerations.

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL

The Background of the Incentive Plan

Prior to the consummation of the Business Combination, the PubCo Board is expected to approve, subject to approval by SPAC Shareholders, the adoption of the Incentive Plan by PubCo, effective as of and contingent on the consummation of the Business Combination. If the Incentive Plan is approved by the SPAC Shareholders, PubCo will be authorized to grant equity and cash incentive awards to eligible employees, non-employee directors and other service providers. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex L.

Reasons for the Approval of the Incentive Plan Proposal

The purpose of the Incentive Plan is to enhance PubCo’s ability to attract, retain, incent, reward and motivate persons who make (or are expected to make) important contributions to PubCo by providing these individuals with equity ownership and other incentive opportunities. PubCo believes that the equity-based awards to be issued under the Incentive Plan will motivate recipients to offer their maximum effort to PubCo and help focus them on the creation of long-term value consistent with the interests of PubCo’s shareholders. The PubCo Board believes that the Incentive Plan (a) will provide PubCo with significant means to attract and retain talented personnel, (b) will result in saving cash, which otherwise would be required to maintain current employees and adequately attract and reward personnel and others who perform services for PubCo, and (c) consequently, will prove beneficial to PubCo’s ability to be competitive.

As of the date of this proxy statement/prospectus, the number of persons that would be eligible to participate in the Incentive Plan upon its effective date is approximately 50 full-time employees and 6 non-employee directors.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by SPAC Shareholders, the Incentive Plan will not become effective and PubCo will not be able to grant equity awards under the Incentive Plan. Additionally, PubCo believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Material Terms of the Incentive Plan

The following summary of the principal terms of the Incentive Plan is qualified in its entirety by the full text of the Incentive Plan, a copy of which is attached as Annex L to this proxy statement/prospectus. You may also obtain, free of charge, a copy of the Incentive Plan by writing to GOWell at the address set forth in this proxy statement/prospectus.

Administration.    The Incentive Plan will be administered by a committee designated by the PubCo Board (the “Administrator”), except to the extent the PubCo Board elects to administer the Incentive Plan, in which case only those members of the PubCo Board who are independent will serve as the Administrator. The Administrator may delegate to members of the PubCo Board, officers or managers of PubCo or any related entity, or committees thereof, the authority to perform administrative functions, subject to such terms and limitations as the Administrator shall determine; provided that the Administrator, and not the PubCo Board, shall exercise sole and exclusive discretion with respect to any award to an independent director. Along with other authority granted to the Administrator under the Incentive Plan, the Administrator may (i) select recipients of awards, (ii) grant awards and determine the type, number and other terms and conditions of awards, (iii) prescribe award agreements and rules and regulations for the administration of the Incentive Plan, (iv)  construe and interpret the Incentive Plan and award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and (v) allow participants to satisfy withholding tax obligations through a reduction of shares.

Authorized PubCo Ordinary Shares, Lapsed Awards.    Subject to adjustment as provided in Section 9(c) of the Incentive Plan, the maximum aggregate number of PubCo Ordinary Shares that may be issued under the Incentive Plan is [•] PubCo Ordinary Shares. PubCo Ordinary Shares issued under the Incentive Plan may come from authorized and unissued shares or treasury shares. The number of PubCo Ordinary Shares available for issuance under the Incentive Plan shall automatically increase on January 1, 2028 and on each second anniversary thereof during the term of the Incentive Plan, by an amount equal to the lesser of (i) 5% of the total number of PubCo Ordinary Shares outstanding as of December 31 immediately prior to such January 1, or (ii) such smaller number of PubCo Ordinary Shares as determined by the Board. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of PubCo Ordinary Shares, or if PubCo Ordinary Shares are tendered or withheld to satisfy any PubCo withholding obligations, the number of PubCo Ordinary Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Incentive Plan. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if PubCo Ordinary Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by PubCo, the PubCo Ordinary Shares allocable to the terminated portion of such Award or such forfeited or repurchased PubCo Ordinary Shares shall again be available for grant under the Incentive Plan. No fractional PubCo Ordinary Shares shall be issued or delivered pursuant to the Incentive Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Substitute Awards.    Awards may be granted under the Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by PubCo or any related entity or with which PubCo or any related entity combines (“Substitute Awards”). Substitute Awards shall not reduce the number of PubCo Ordinary Shares authorized for delivery under the Incentive Plan or authorized for delivery to a Participant in any period. Additionally, in the event that a company acquired by PubCo or any related entity, or with which PubCo or any related entity combines, has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination (a “Pre-Existing Plan”), the shares available for delivery pursuant to the terms of such Pre-Existing Plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of shares of the entities party to such acquisition or combination) may be used for Awards under the Incentive Plan and shall not reduce the number of PubCo Ordinary Shares authorized for delivery under the Incentive Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the Pre-Existing Plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of PubCo or any of its related entities prior to such acquisition or combination.

Director Compensation Limit.    The Incentive Plan provides that the aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted under the Incentive Plan and any cash fees paid to such director, shall not exceed $[•].

Eligibility.    Non-statutory Share Options, Restricted Shares, Share Appreciation Rights, Performance Awards, Restricted Share Units, and Other Share-Based Awards may be granted to Employees, Directors and Consultants. Incentive Share Options may be granted only to Employees of PubCo or a Parent or Subsidiary of PubCo.

Types of Awards.    The Incentive Plan authorizes share options, share appreciation rights (“SARs”), restricted share awards, restricted share units, performance share awards, performance cash awards, as well as other awards (described in the Incentive Plan) that are responsive to changing developments in management compensation. The Incentive Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. The Committee has discretion over the form of settlement for certain award types. An option or SAR will expire, or other award will vest, in accordance with the schedule set forth in the applicable award agreement.

Options.    An option is the right to purchase PubCo Ordinary Shares at a future date at a specified price per share equal to not less than the fair market value of a share on the date of grant. An option may either be an ISO or a non-qualified share option. ISO benefits are taxed differently from non-qualified share options, as described under “Certain Federal Income Tax Aspects of Awards under the Incentive Plan,” below. ISOs also are subject to more restrictive terms and are limited in amount by the Code and the Incentive Plan. The term of an option may not exceed ten (10) years. Full payment for PubCo Ordinary Shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

SARs.    A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a PubCo Ordinary Shares on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Administrator at the time of grant of the SAR but will not be less than the fair market value of a PubCo Ordinary Share on the date of grant. SARs may be granted in connection with other awards or independently.

Restricted Shares.    A restricted share award is typically for a fixed number of PubCo Ordinary Shares, subject to restrictions. The Administrator specifies the price, if any, the participant must pay for such shares, the duration of the restriction period and the conditions under which the shares may be forfeited. The Administrator may waive any restriction period and any other conditions under appropriate circumstances. Generally, during the restriction period, the participant will have all of the rights of a shareholder with respect to the restricted shares, including the right to vote the restricted shares and to receive dividends, provided that any such dividends will be subject to the same restrictions and other conditions as the restricted shares.

Share Appreciation Rights.    A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a PubCo Ordinary Share on the date of exercise of the SAR over the grant price of the SAR. The grant price will be established by the Administrator at the time of grant of the SAR but will not be less than the fair market value of a PubCo Ordinary Share on the date of grant. The term of a SAR may not exceed ten (10) years. SARs may be granted in connection with other awards or independently. Payment of a SAR may be made in PubCo Ordinary Shares, in cash, or in a combination of both, as determined by the Administrator.

Prohibition on Repricing.    Without the prior approval of PubCo’s shareholders, the Administrator may not (i) reduce the exercise price of any outstanding Option or the grant price of any outstanding SAR, (ii) cancel any outstanding Option or SAR in exchange for a new Option, SAR or other Award with a lower exercise or grant price, or (iii) cancel any outstanding Option or SAR with an exercise or grant price above the then-current fair market value of a PubCo Ordinary Share in exchange for cash or other consideration.

Performance Awards.    Performance awards may be granted under the Incentive Plan. A performance award will result in a payment to a participant only if performance goals established by the Administrator are achieved during the applicable performance period. The Administrator will establish the performance criteria to be achieved during any performance period and the length of the performance period upon the grant of each performance award. The Administrator may set performance objectives based on the achievement of company-wide, divisional, business unit or individual goals (including continued employment or service) or any other basis determined by the Administrator in its discretion. Performance awards will be distributed only after the end of the relevant performance period and may be paid in the form of cash, in PubCo Ordinary Shares or in some combination thereof, as determined by the Administrator.

Cash Awards.    The Administrator is authorized to grant cash awards pursuant to the terms of the Incentive Plan as additional compensation or in lieu of other compensation for services to PubCo and its related entities.

Restricted Share Units.    Restricted share units represent unfunded, unsecured rights to receive PubCo Ordinary Shares or cash equal to the fair market value of PubCo Ordinary Shares, or any combination thereof, as provided in the applicable award agreement. The Administrator shall determine the terms and conditions of restricted share units, including the vesting criteria and the form and timing of payment. Prior to the settlement of an award of restricted share units and the receipt of shares, if any, the participant will not have any rights as a shareholder with respect to such shares.

Other Awards.    The Administrator may also grant other forms of awards based upon, payable in or otherwise related to, in whole or in part, PubCo Ordinary Shares, if the Administrator, in its sole discretion, determines that such other form of award is consistent with the purposes of the Incentive Plan. The terms and conditions of any such other form of award will be set forth in an applicable award agreement.

Transfer Restrictions.    Awards under the Incentive Plan are generally not transferable by the recipient other than by will or the laws of descent and distribution, and are generally exercisable during the recipient’s lifetime only by the recipient or his or her guardian or legal representative. However, Awards and other rights (other than Incentive Share Options and Share Appreciation Rights granted in tandem therewith) may be transferred to one or more permitted assignees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of the applicable Award, but only if and to the extent such transfers are permitted by the Administrator pursuant to the express terms of an award agreement, are made by gift or pursuant to a domestic relations order, and are to a permitted assignee as defined in the Incentive Plan (which generally includes the Participant’s immediate family members, trusts for their benefit, and certain family-controlled entities and foundations).

Adjustments or Changes in Capitalization.    In the event of any change in the outstanding PubCo Ordinary Shares by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, or exchange of shares, appropriate and equitable adjustments shall be made in the aggregate number and class of shares available under the Incentive Plan, the number and class of shares and the exercise price per share subject to outstanding awards, and any other terms of awards as the Administrator shall determine to be necessary or appropriate to prevent the dilution or enlargement of benefits under the Incentive Plan or any award.

Change in Control.    In the event of a change in control, as defined in the Incentive Plan, an Award may be subject to acceleration of vesting and exercisability if and only to the extent expressly provided in any employment or other agreement between the Participant and PubCo or any related entity, in any award agreement entered into prior to the occurrence of the change in control, or as otherwise determined by the Administrator in its sole discretion. Subject to the foregoing, the default treatment upon a change in control is as follows: (i) any Option or SAR that was not previously vested and exercisable shall become immediately vested and exercisable; (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to a restricted share award, restricted share unit award or other share-based award subject only to future service requirements shall lapse and such awards shall be deemed fully vested; and (iii) with respect to any outstanding award subject to performance goals, the Administrator may, in its discretion, deem such awards earned and payable based on actual achievement of performance goals as measured immediately prior to the change in control or based upon target performance (either in full or pro-rata based on the portion of the performance period completed). Notwithstanding the foregoing, such acceleration shall not apply if either (A) PubCo is the surviving entity and the award continues to be outstanding on substantially the same terms and conditions as were applicable immediately prior to the change in control, or (B) the successor company or its parent or subsidiary assumes or substitutes for the applicable award. The Administrator may provide for alternative change in control treatment in individual award agreements, which shall supersede the default provisions of the Incentive Plan.

Amendments to and Termination of the Incentive Plan.    The Incentive Plan will terminate on the tenth (10th) anniversary of the Effective Date, unless earlier terminated by the PubCo Board. The PubCo Board may at any time terminate, suspend, or amend the Incentive Plan. PubCo shall submit any amendment of the Incentive Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the PubCo Ordinary Shares may then be listed. No termination, suspension, or amendment of the Incentive Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

Clawback and Recoupment.    All Awards granted under the Incentive Plan are subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any clawback or recoupment policy adopted by PubCo or as otherwise required by applicable law or the rules of any securities exchange on which the PubCo Ordinary Shares may then be listed. In addition, the Administrator may specify in an award agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including a Participant’s breach of any non-competition, non-solicitation, confidentiality or other restrictive covenant obligations.

Certain Federal Income Tax Aspects of Awards Under the Incentive Plan

Federal income tax consequences relating to awards under the Incentive Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

For non-qualified share options, PubCo is generally entitled to deduct, subject to Code limitations (and the Participant recognizes taxable income in), an amount equal to the difference between the option exercise price and the fair market value of the PubCo Ordinary Shares at the time of exercise. For ISOs, PubCo is generally not entitled to a deduction, nor does the participant recognize income at the time of exercise. The current U.S. federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified share options; nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted share units are generally subject to tax at the time of settlement or delivery of the underlying shares (or cash equivalent), and no election to accelerate recognition as of the date of grant is available with respect to restricted share units; bonuses are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. PubCo will generally have a corresponding deduction at the time the participant recognizes income, subject to Code limitations. However, as discussed above, for those awards subject to ISO treatment, PubCo would generally have no corresponding compensation deduction.

If an award is accelerated under the Incentive Plan in connection with a change in control (as this term is used under the Code), PubCo may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1 million.

New Incentive Plan Benefits

Grants of awards under the Incentive Plan are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Incentive Plan.

Registration with the SEC

If the Incentive Plan is approved by the SPAC Shareholders and becomes effective, PubCo intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan as soon as reasonably practicable after PubCo becomes eligible to use such form.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote (in person (including virtually) or by proxy) of holders of a majority of the outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law.

The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Merger Proposal. Therefore, if the Business Combination Proposal and Merger Proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of SPAC Ordinary Shares.

As of the Record Date, the Prior Sponsor, the New Sponsor and the Representatives owned approximately             %,             % and             %, respectively, of the issued and outstanding SPAC Ordinary Shares. As a result, in addition to the approval by the Prior Sponsor, the New Sponsor and the Representatives, approval of the Incentive Plan Proposal will require the affirmative vote of at least             Public Shares (or approximately             % of the Public Shares) if all SPAC Ordinary Shares are represented at the EGM and cast votes and the affirmative vote of at least             Public Shares (or approximately             % of the Public Shares) if only such shares as are required to establish a quorum are represented at the EGM and cast votes.

Resolution to be Voted Upon

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that subject to the approval of the Business Combination Proposal and the Merger Proposal, the GOWell Energy Technology 2026 Equity Incentive Plan, in the form attached to the proxy statement/prospectus of the meeting as Annex L, be adopted and approved.”

Recommendation of the Board of Directors

The SPAC Board believes that the Incentive Plan Proposal to be presented at the EGM is advisable and in the best interests of SPAC and its shareholders.

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsors and SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Transactions” for a further discussion of these considerations.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows the chairman to submit a proposal to approve, by ordinary resolution, the adjournment of the EGM from time to time and from place to place, if the chairman deems it necessary or desirable, but no business shall be transacted at any adjourned EGM other than the business left unfinished at the EGM from which the adjournment took place. Such an adjournment may, for example, (i) permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the EGM to approve the Condition Precedent Proposals, (ii) if SPAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Business Combination, the First Merger or any other Transaction.

The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the EGM.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the EGM and is not approved by the SPAC Shareholders, the chairman may not be able to adjourn the EGM to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the EGM to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The Adjournment Proposal requires the affirmative vote (in person (including virtually) or by proxy) of holders of a majority of the outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the EGM and otherwise will have no effect on a particular proposal under Cayman Islands law. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

As of the Record Date, the Prior Sponsor, the New Sponsor and the Representatives owned approximately           %,           % and           %, respectively, of the issued and outstanding SPAC Ordinary Shares. As a result, in addition to the approval by the Prior Sponsor, the New Sponsor and the Representatives, approval of the Adjournment Proposal will require the affirmative vote of at least           Public Shares (or approximately           % of the Public Shares) if all SPAC Ordinary Shares are represented at the EGM and cast votes and the affirmative vote of at least           Public Shares (or approximately           % of the Public Shares) if only such shares as are required to establish a quorum are represented at the EGM and cast votes.

Resolution to be Voted Upon

“RESOLVED, as an ordinary resolution, that the chairman may adjourn the extraordinary general meeting to a later date or dates or another place, if the chairman deems it necessary or desirable, be approved.”

Recommendation of the Board of Directors

The SPAC Board believes that the Adjournment Proposal if presented at the EGM is advisable and in the best interests of SPAC and its shareholders.

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SPAC SHAREHOLDERS VOTE “FOR” THE APPROVAL of the Adjournment Proposal.

The existence of financial and personal interests of one or more of SPAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is advisable and in the best interests of SPAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsors and SPAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination — Interests of Certain Persons in the Transactions” for a further discussion of these considerations.

THE BUSINESS COMBINATION

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Business Combination

On October 13, 2025, SPAC entered into the Business Combination Agreement with GOWell, PubCo and Merger Sub. Subject to the terms and conditions of the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur:

Prior to the First Merger Effective Time:

(i)     each SPAC Unit that is issued and outstanding at such time shall be automatically detached into one SPAC Class A Share and one SPAC Right;

(ii)    each SPAC Class B Share that is issued and outstanding at such time shall be automatically converted into one SPAC Class A Share; and

(iii)   each SPAC Right that is issued and outstanding at such time shall be automatically converted into one-fifth of one SPAC Class A Share (provided, that if a holder of SPAC Rights would be entitled to receive a fraction of a SPAC Class A Share upon the Rights Conversion, the number of SPAC Class A Shares issued to such holder upon the Rights Conversion will be rounded down to the nearest whole number of SPAC Class A Shares without cash settlement for such rounded fraction).

At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holders of securities of SPAC or PubCo:

(iv)   each SPAC Class A Share (including the SPAC Class A Shares issued upon the Unit Separation, SPAC Class B Conversion, and upon exchange of the SPAC Rights, but not including any treasury shares, dissenting shares and Public Shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the First Merger Effective Time, shall be converted into the right to receive one PubCo Ordinary Share; and

(v)    each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time all of which shall be standing in the name of the PubCo Sole Shareholder in the register of members of PubCo shall be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share

The Second Merger is intended to occur at least one Business Day after the First Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party of the holders of securities of GOWell or PubCo:

(vi)   each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive a number of PubCo Ordinary Shares equal to the Exchange Ratio. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares;

(vii)  each Company Preferred Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the aggregate Accrued Value attributable to such Company Preferred Share divided by (ii) the Redemption Price;

(viii) each Company Warrant that is issued and outstanding immediately prior to the Second Merger Effective Time that was issued pursuant to a Signing PIPE Subscription Agreement or Closing PIPE Subscription Agreement, will be converted into the right to receive a PubCo Warrant exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5;

(ix)   each Company Restricted Share that is outstanding and unvested immediately prior to the Second Merger Effective Time will automatically be assumed and converted into one PubCo Restricted Share on the same terms and conditions as are in effect with respect to each such award of Company Restricted Shares immediately prior to the Second Merger Effective Time; and

(x)    each Merger Sub Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Second Surviving Company.

Pursuant to the Business Combination Agreement, the aggregate consideration to be paid in, or in connection with, the Merger in respect of the outstanding equity securities of GOWell (excluding the Company Preferred Shares and the Company Warrants) will be the Initial Merger Consideration plus the Aggregate Earn-out Consideration. The Aggregate Earn-out Consideration is subject to certain customary adjustments as described in the Business Combination Agreement. The Exchange Ratio shall be equal to the quotient of the GOWell Consideration Shares divided by the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time.

Projected Ownership of PubCo Post-Closing

The following table illustrates estimated ownership levels in PubCo, immediately following the consummation of the Business Combination, under (1) the No Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario.

	VOTING INTERESTS IN PUBCO
PRO FORMA OWNERSHIP	No Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding
Public Shares(1)	8,625,000	18.3%	11.1%	6,468,750	14.4%	8.6%	4,312,500	10.1%	5.9%	2,156,250	5.3%	3.0%	—	0.0%	0.0%
Public Rights(2)	1,725,000	3.7%	2.2%	1,725,000	3.8%	2.3%	1,725,000	4.0%	2.4%	1,725,000	4.2%	2.4%	1,725,000	4.5%	2.5%
Founder Shares(3)	990,000	2.1%	1.3%	990,000	2.2%	1.3%	990,000	2.3%	1.4%	990,000	2.4%	1.4%	990,000	2.6%	1.4%
Retained Shares(4)	2,028,750	4.3%	2.6%	2,028,750	4.5%	2.7%	2,028,750	4.7%	2.8%	2,028,750	5.0%	2.9%	2,028,750	5.3%	2.9%
Private Placement Units(5)	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*
PubCo Restricted Shares(6)	4,481,250	9.5%	5.8%	4,481,250	9.9%	5.9%	4,481,250	10.4%	6.1%	4,481,250	11.0%	6.3%	4,481,250	11.6%	6.5%
Company Consideration Shares(7)	29,041,627	61.5%	37.4%	29,041,627	64.5%	38.5%	29,041,627	67.7%	39.6%	29,041,627	71.3%	40.8%	29,041,627	75.3%	42.1%
Total	47,210,377	100.1%		45,054,127	100.0%		42,897,877	99.9%		40,741,627	100.0%		38,585,377	100.1%

Potential Sources of Dilution
Earnout Shares(8)	20,000,000		25.9%	20,000,000		26.4%	20,000,000		27.3%	20,000,000		28.1%	20,000,000		29.0%
PubCo Preferred Shares(9)	7,002,418		9.0%	7,002,418		9.3%	7,002,418		9.6%	7,002,418		9.9%	7,002,418		10.1%
PubCo Warrants(10)	3,431,372		4.4%	3,431,372		4.5%	3,431,372		4.6%	3,431,372		4.8%	3,431,372		5.0%
Fully-Diluted Shares	77,644,167		100.0%	75,487,917		100.0%	73,331,667		100.2%	71,175,417		99.9%	69,019,167		100.0%

____________

*        Less than 1%.

          Percentages may not sum to 100.0% due to rounding.

(1)      Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 2,156,250 Public Shares in the 25% Redemptions Scenario, (iii) 4,312,500 Public Shares in the 50% Redemptions Scenario, (iv) 6,468,750 Public Shares in the 75% Redemptions Scenario, and (v) all 8,625,00 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.

(2)      Represents the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, with all fractional shares rounded down. Following the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(3)      Represents the SPAC Class B Shares held by the New Sponsor. Prior to the First Merger Effective Time, each SPAC Class B Share that is issued and outstanding at such time shall be automatically converted into one SPAC Class A Share. Following the SPAC Class B Conversion, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(4)      Represents the SPAC Class A Shares retained by Prior Sponsor following the Sponsor Transaction. At the SPAC Merger Effective Time, each whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share.

(5)      Prior Sponsor and Representatives purchased 125,000 and 140,625 Private Placement Units, respectively, in a private placement that closed simultaneously with the IPO. Prior to the SPAC Merger Effective Time, the Unit Separation will occur, whereby each SPAC Unit that is issued and outstanding at such time shall be automatically detached into one SPAC Class A Share and one SPAC Right. Then, each SPAC Right will be exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down. Following the Unit Separation and the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(6)      Reflects the 4,481,250 PubCo Restricted Shares to be issued to officers and directors of SPAC as the Closing pursuant to the terms of the Business Combination Agreement.

(7)      The GOWell Shareholder holds 100% of all outstanding Company Ordinary Shares as of the date of this proxy statement/prospectus. At the Second Merger Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares.

(8)      Assumes that PubCo issues the maximum number of Earnout Shares to the GOWell Shareholder and New Sponsor under the Business Combination Agreement due to PubCo and its subsidiaries achieving the 2026 EBITDA Target, 2027 EBITDA Target and 2028 EBITDA Target. The allocation of such Earnout Shares among the GOWell Shareholder and New Sponsor, or their respective designees and assigns, will be mutually determined.

(9)      Represents PubCo Ordinary Shares underlying PubCo Preferred Shares. At the Second Merger Effective Time, the Company Preferred Shares will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price. For illustrative purposes, the Accrued Value is estimated to be $84,029,009 and the Redemption Price is estimated to be $10.33, resulting in the issuance of 8,134,464 PubCo Preferred Shares. Further assumes the conversion in full of all PubCo Preferred Shares, pursuant to their terms, into an aggregate of 7,002,418 PubCo Ordinary Shares.

(10)    Represents PubCo Ordinary Shares underlying PubCo Warrants. At the Second Merger Effective Time, the Company Warrants will be converted into the right to receive PubCo Warrants exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5. For illustrative purposes, assumes the exercise of all such PubCo Warrants for cash at a cash exercise price of $12.00.

Share ownership presented in the tables above is only presented for illustrative purposes and does not necessarily reflect what PubCo’s share ownership will be after the Closing. SPAC and GOWell cannot predict how many of the Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above, and therefore the ownership percentages of Public Shareholders may also differ if the actual redemptions are different from these assumptions. The Public Shareholders that do not elect to redeem their Public Shares will experience immediate dilution as a result of the Business Combination. The Public Shareholders currently own approximately 72.4% of the issued and outstanding SPAC Ordinary Shares. As noted in the above table, even if no Public Shareholders redeem their Public Shares in the Business Combination, the Public Shareholders’ ownership will decrease from approximately 72.4% of the SPAC Ordinary Shares prior to the Business Combination to owning approximately 18.3% of the total outstanding PubCo Ordinary Shares at the Closing (without giving effect to dilutive securities). As redemptions increase, the overall percentage ownership held by the Sponsors, Representatives, the GOWell Shareholder, and the PIPE Investors will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. The table excludes PubCo Ordinary Shares that will be available for issuance under the PubCo Incentive Plan, as such shares will not be outstanding as of the Closing Date and does not include transaction bonus awards and equity incentives which may be issued to GOWell executives, as the amount, timing, and other terms of such grants have not yet been determined. Additionally, assumes no Working Capital Loans are outstanding and that the Sponsor Loan is repaid in cash in accordance with its terms. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Unaudited Pro Forma Combined Financial Information.” See also “Risk Factors — The SPAC’s shareholders will experience dilution due to the issuance of PubCo Ordinary Shares and securities convertible into PubCo Ordinary Shares in the Business Combination and PIPE Investments.”

Ancillary Documents

SPAC and GOWell have entered into or will enter into certain additional agreements pursuant to the Business Combination Agreement. Such agreements are summarized below. For additional information, see “Ancillary Documents.”

Agreement and Closing PIPE Subscription Agreement

In connection with entering into the Business Combination Agreement, on October 13, 2025, GOWell entered into (i) the Signing PIPE Subscription Agreement with New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement, and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time. As previously described, pursuant to the Business Combination Agreement, the Company Preferred Shares and the Company Warrants will convert into PubCo Preferred Shares and PubCo Warrants respectively. Each of the Company Preferred Shares (prior to the Closing) and the PubCo Preferred Shares (following the Closing) will accrue dividends daily at the rate of 10% per annum of the Accrued Value (as defined in the PubCo A&R Articles) (if paid in kind), or 8% per annum of the Accrued Value (if paid in cash). Such dividends will compound semi-annually. For more information, see “Ancillary Documents — Subscription Agreements.”

SPAC Holders Support Agreement

In connection with the execution of the Business Combination Agreement, on October 13, 2025, SPAC entered into the SPAC Holders Support Agreement with the Sponsors, Representatives, the Company and PubCo. Pursuant to the SPAC Holders Support Agreement, the Sponsors and Representatives agreed to, among other things, (a) vote any SPAC Ordinary Shares held by such Sponsor or Representative, as applicable, in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) waive its anti-dilution rights under the SPAC Articles, (c) waive its dissenter rights under Section 238 of the Cayman Companies Act and any other similar statute, (d) be bound by certain other covenants and agreements related to the Transactions, and (e) be bound by certain transfer restrictions with respect to the securities owned by such Sponsor or Representative, as applicable, in each case, on the terms and subject to the conditions set forth in the SPAC Holders Support Agreement. The SPAC Holders Support Agreement also provides that each of the Sponsors and Representatives has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any SPAC Ordinary Shares they may hold. The SPAC Holders Support Agreement expires upon the earlier of the First Merger Effective Time and the termination of the Business Combination Agreement. No consideration has been or will be paid by PubCo, SPAC or GOWell to the Sponsors or Representatives in connection with such agreements. For more information, see “Ancillary Documents — SPAC Holders Support Agreement.”

Company Support Agreement

Concurrently with the execution of the Business Combination Agreement, on October 13, 2025, the GOWell Shareholder entered into the Company Support Agreement with SPAC, GOWell and PubCo, pursuant to which the GOWell Shareholder has agreed to (a) vote the Company Subject Securities in favor of the Business Combination Agreement and the transactions contemplated thereby, (b) be bound by certain other covenants and agreements related to the Transactions, (c) be bound by certain transfer restrictions with respect to the Company Subject Securities and (d) waive its dissenter rights under Section 238 of the Cayman Companies Act and any other similar statute. The Company Support Agreement expires upon the earlier of the Second Merger Effective Time and the termination of the Business Combination Agreement. For more information, see “Ancillary Documents — Company Support Agreement.”

SPAC Lock-Up Agreement

In connection with the Closing, the Sponsors, Representatives and Insiders will enter into the SPAC Lock-Up Agreement providing that each of the Sponsors, Representatives and Insiders will not, subject to certain customary exceptions, transfer (i) the General Lock-Up Securities (as defined below) during the period commencing from the Closing Date until the date that is the earlier of (x) six months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property or (ii) the Private Placement Lock-Up Securities (as defined below) during the period commencing from the Closing Date until the date that is the earliest of (x) 30 days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property. For more information, see “Ancillary Documents — Lock-Up Agreements.”

Company Shareholder Lock-Up Agreement

In addition, in connection with the closing, PubCo will enter into the Company Shareholder Lock-Up Agreement with the GOWell Shareholder providing that the GOWell Shareholder, as the sole shareholder of the Company Ordinary Shares, will not, subject to certain customary exceptions, transfer any PubCo Ordinary Shares received by the GOWell Shareholder pursuant to the Business Combination Agreement (together with any GOWell Lock-Up Securities) during the period commencing from the date of Closing until the earlier of (i) six months after the Closing or (ii) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction in which all of its shareholders have the right to exchange their shares of common stock for cash, securities or other property. For more information, see “Ancillary Documents — Lock-Up Agreements.”

New Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, PubCo, the GOWell Shareholder, the Sponsors, Representatives, SPAC, the PIPE Investors, and the other parties signatory thereto will enter into the New Registration Rights Agreement, pursuant to which PubCo will, from time to time, register for resale the Registrable Securities. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file Shelf Registration Statement registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the New Sponsor and (z) affiliates of the New Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the tenth (10th) anniversary of the date of the New Registration Rights Agreement, the date as of which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. For more information, see “Ancillary Documents — New Registration Rights Agreement.”

Background of the Business Combination

SPAC is a special purpose acquisition company that was incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The terms of the Business Combination with GOWell are the result of negotiations between representatives of SPAC and GOWell. Prior to the Business Combination, SPAC had not entered into a definitive agreement with any target business. Members of the New Sponsor who are now officers and/or directors of SPAC (the “Inflection Point team”) had, however, previously engaged in preliminary discussions with GOWell to negotiate an initial business combination on behalf of a separate SPAC vehicle, IPXX, which parties ultimately decided against, for reasons further described below. However, there was no agreement, arrangement, or understanding between New Sponsor and SPAC, or its or their officers, directors, or affiliates, with respect to determining whether to proceed with the Business Combination with GOWell or any other initial business combination.

IPO and Sponsor Transaction

SPAC completed its IPO of 8,625,000 Units on February 14, 2025, including 1,125,000 Units as a result of the Representatives’ exercise in full of its over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to SPAC of $86,250,000. Prior to the consummation of its IPO, neither SPAC, nor anyone on its behalf, selected any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with SPAC.

In line with its disclosed business strategy, the SPAC identified several general criteria to guide its evaluation of prospective target businesses, including: (i) substantial opportunity for growth following a business combination, supported by favorable sector and market dynamics and large unmet demand; (ii) a leadership position within a defensible or disruptive niche, including differentiated technology or other competitive advantages; (iii) a track record of profitability and long-term sustainable cash flows; (iv) public company readiness, including a proven management team, corporate governance framework and reporting policies; (v) a strong and qualified management team with a demonstrated ability to drive revenue growth and shareholder value; (vi) an initial enterprise value between $200 million and $2 billion with readiness to grow; and (vii) revenues between $50 million and $500 million. Although the criteria mentioned above are not intended to be exhaustive, these factors formed the principal framework for its evaluation of potential business combination opportunities.

From the consummation of its IPO through the leadership transition, SPAC, through the Prior Sponsor and SPAC’s previous management, reviewed numerous potential business combination opportunities across multiple industries and sectors and engaged in discussions with several potential targets. As of the date of the Sponsor Transaction, 24 potential business combination targets had been evaluated by the Prio Sponsor and SPAC’s previous management team, four non-disclosure agreements had been executed, but no non-binding letters of intent were submitted. By September 2025, none of the potential business combination targets identified by the Prior Sponsor and the SPAC’s previous management team remained in consideration by the SPAC.

On September, 9, 2025, pursuant to the Securities Transfer Agreement, the Prior Sponsor sold to the New Sponsor an aggregate of 990,000 Founder Shares, and assigned its rights and obligations under the Sponsor Loan to the New Sponsor. The Prior Sponsor entered into the Sponsor Transaction because the New Sponsor and Inflection Point team brought with them a successful track record of prior de-SPAC transactions and a non-binding letter of intent with GOWell, which the Prior Sponsor team believed was a compelling target business. The Sponsor Transaction allowed the Prior Sponsor to retain a passive investment in SPAC, while avoiding the time, expense and opportunity cost associated with finding and negotiating a business combination. Following the Sponsor Transaction, the Prior Sponsor has had no ongoing involvement with the SPAC. It is a passive holder of Retained Shares and Private Placement Units. It has no right to participate and did not participate in the decision to pursue the Business Combination with GOWell. Of the prior management team of SPAC, only Mr. Wu has retained his membership on the current management of SPAC and the SPAC Board. Mr. Wu does not control, directly or indirectly, the Prior Sponsor and he does not represent the Prior Sponsor’s interests on the SPAC Board. As such, aside from Mr. Wu, other members of the prior management team did not have the right to participate nor did they participate in the decision to pursue the Business Combination with GOWell or the approval of the Business Combination.

In connection with the Sponsor Transaction, Inflection Point principals Michael Blitzer and Kevin Shannon assumed leadership of SPAC, with Mr. Blitzer appointed Chairman and Chief Executive Officer and Mr. Shannon appointed Chief Operating Officer. Zikang Wu, a member of the original SPAC management team, remained in place as Chief Financial Officer and a member of the SPAC Board. In connection with the leadership transition, two new independent directors, William Denkin and Steven Tannenbaum, were added to the SPAC Board, and all other members of the prior management team and board resigned. See “Information About the SPAC — The Sponsor Transaction” for more information. In January 2026, a third independent director, Carolyn Trabuo, was added to the SPAC Board.

Prior Discussions Between New Sponsor and GOWell

Prior to the Sponsor Transaction, the Inflection Point team, in performing their roles for other positions and roles they hold at other special purpose acquisition companies, conducted a wide search, leveraging their network of business and investment relationships, which led to the identification of many potential business combination targets. Commencing in November 2023, the Inflection Point team, on behalf of IPXX, initiated discussions with GOWell and its investment banking representatives at Haitong International Securities (USA) Inc. (“Haitong”) regarding a potential business combination. In January and February 2024, the Inflection Point team conducted multiple management meetings and independent diligence on the business, including an in-person diligence trip at GOWell’s facilities in Houston, Texas. In mid-February 2024, IPXX and GOWell signed a non-binding letter of intent. The terms of the proposed transaction included a $40 million minimum cash condition, but no committed financing. In light of the challenging capital markets environment at the time, and the uncertainty of raising a common equity PIPE, the parties had agreed that such minimum cash condition would be deemed satisfied if GOWell received market-based term sheet(s) with a commitment of at least $40 million available at the closing, even if GOWell were to choose not to accept financing on such offered terms. However, in March 2024, GOWell decided to discontinue negotiations to pursue a potential business combination at that time and instead pursue other sources of potential financing. IPXX subsequently entered into a business combination agreement with USARE on August 21, 2024, which was consummated on March 13, 2025.

GOWell and the Inflection Point team remained in periodic contact thereafter. During such time, GOWell considered alternatives to a de-SPAC transaction, including raising capital via traditional debt or equity financing, given there was less certainty during this period to retain and raise capital via a de-SPAC transaction due to the challenging SPAC market. In April 2024, Kevin Shannon, the Chief Operating Officer of SPAC, emailed Mike Reed, Chief Financial Officer of GOWell, and Kevin Colby, General Counsel of GOWell, with an update that the Inflection Point team was forming an investment fund that would have the ability to deploy a larger amount of capital in de-SPAC transactions. Inflection Point Fund I LP was formed in August 2024. On May 8, 2025, Mike Reed, Chief Financial Officer of GOWell, emailed the Inflection Point team to re-engage on the possibility of pursuing a business combination in light of improved market conditions. This outreach catalyzed the discussions initially with IPCX, a separate SPAC vehicle, discussed in more detail below. There was no agreement, arrangement, or understanding between GOWell and the Inflection Point team to enter into a business combination with any special purpose acquisition company, and no agreement, arrangement, or understanding between the SPAC and the Inflection Point team with respect to determining whether to explore a potential business combination with GOWell or to proceed with the Business Combination. However, both parties recognized that the SPAC market appeared to be better positioned from a capital raising position that provided more certainty as to the ability to obtain financing in connection with de-SPAC transactions and to retain public shareholders and trust account capital. Further, based on discussions with GOWell management during this time, GOWell remained an attractive target to the Inflection Point team due to its strategic positioning, technology portfolio, and potential to access global capital markets, and had an additional year of operations and historical financials, which the Inflection Point team reviewed during the course of its due diligence.

In order to capitalize on the opportunity with GOWell, the Inflection Point team needed to find a vehicle to complete a business combination. Following the Sponsor Transaction in September 2025, New Sponsor and the current management team of SPAC, on behalf of SPAC, officially commenced negotiations between SPAC and GOWell to enter into the Business Combination Agreement.

Chronology of the Current Transaction

On May 9, 2025, IPCX and GOWell entered into a non-disclosure agreement, and on May 14, 2025, Mr. Reed and Mr. David MacNeill (then Chief Operating Officer of GOWell) held a re-introduction call with Messrs. Blitzer and Shannon. The parties discussed the current state of the business, reviewed key developments since their 2024 discussions, including improvements in the capital markets and the recent launch of the Inflection Point team’s investment fund, Inflection Point Fund I LP, which could be used to raise and deploy capital to GOWell, and reflected on lessons learned from the prior interaction of the Inflection Point Team, such as the importance of raising additional capital in connection with the transaction and crafting an effective investor relations and marketing strategy to afford the post-combination company with continued access to the capital markets. Both GOWell’s and the Inflection Point team’s businesses had matured. For example, in the period between March 2024 and May 2025, the Inflection Point team had completed a business combination between IPXX and USARE, in which Inflection Point’s affiliates and other pre-funded PIPE investors invested nearly $50 million. Both teams were excited about the opportunity to bring capital and a public listing to GOWell.

On May 15, 2025, Mr. Shannon spoke with representatives of Haitong regarding the transaction structure, including SPAC mechanics, Singapore incorporation, and Foreign Private Issuer status and reporting considerations.

On May 27, 2025, Mr. Shannon spoke again with representatives of Haitong about the proposed transaction timeline and Haitong’s request that New Sponsor, on behalf of IPCX, submit a letter of intent by the end of the week. Given IPCX’s uncertainty of the actionability and timeline of the GOWell opportunity at that time and given other time-sensitive opportunities, IPCX entered into exclusivity and eventually signed a business combination agreement with Air Water Ventures Limited.

On July 7, 2025, Mr. Shannon, representatives from Haitong and Cantor Fitzgerald & Co. (“Cantor”) held a call to explore the potential acquisition of an existing SPAC to facilitate the Business Combination with GOWell.

On July 10, 2025, Messrs. Blitzer and Shannon met Ms. Wenhua (Wendy) Liu, a founder of GOWell, at GOWell’s Dubai office to conduct diligence of its offices and operations in anticipation of a potential business combination.

On July 16, 2025, the Inflection Point team, based on its existing plans to acquire and take over the management of SPAC, submitted an initial letter of intent (“LOI”) and indicative term sheet for the proposed Signing PIPE Investment (the “PIPE Term Sheet”) to Haitong and GOWell. The initial LOI proposed, among other things, a pre-money equity valuation of GOWell of $300 million, excluding the earnout and assuming no debt and a normalized level of working capital, which was derived based on a multiple of GOWell’s projected 2026 EBITDA of $33 million Inflection Point believed this valuation was attractive in light of the valuation of selected technology-enabled energy companies (see the section of the proxy statement/prospectus entitled “The Business Combination — Opinion of SPAC’s Financial Advisor — Financial Analyses”). The initial LOI also proposed that the number of shares issuable as initial consideration to GOWell be based on the Redemption Price of the Public Shares, which Inflection Point believed would appropriately align the effective per share purchase price for PubCo Ordinary Shares as between Public Shareholders and the GOWell Shareholder, thereby mitigating incremental dilution to Public Shareholders that could otherwise result solely from any difference between the Redemption Price and the effective per share price applicable to the GOWell Shareholder. Additionally, the LOI proposed (i) an earnout lasting through 2027 via which existing shareholders of GOWell could earn up to 20,000,000 additional shares, only if annual EBITDA surpassed fixed targets of $35 million, $40 million, $50 million and $60 million respectively through December 31, 2027, (ii) the granting of approximately 5,000,000 additional shares to the New Sponsor upon the consummation of the transaction, to bring the total New Sponsor share ownership to 7,500,000 shares, or approximately 19.0% of the post-closing company (not including the impacts of the Earnout or conversion of any PIPE Investment), which SPAC believed was an appropriate equity stake for the New Sponsor, (iii) a Minimum Cash Condition of $50,000,000 which provided that, if term sheets on substantially the same terms as the PIPE Term Sheet, totaling at least $50,000,000, were offered to and rejected by GOWell, the Minimum Cash Condition would be deemed satisfied, and (iv) for the PubCo Board to be declassified and have two directors designated by the New Sponsor. The PIPE Term Sheet proposed, among other things, a PIPE investment by the New Sponsor to be consummated substantially concurrently with the Closing, pursuant to which the New Sponsor would purchase PubCo Preferred Shares which would accrue dividends a rate per annum of (i) 8% in cash, or (ii) 10% in payment-in-kind, at the election of GOWell, to be purchased at a 15% original issue discount. The PIPE Term Sheet also provided that investors would also receive warrants, with an initial exercise price of $12.00 per share, to purchase a number of Company Ordinary Shares equal to the number of Company Ordinary Shares into which the Company Preferred Shares are initially convertible. The conversion price of the Company Preferred Shares and Company Warrants would be subject to a one-time downward adjustment equal to the volume-weighted average price (“VWAP”) of the 20-trading day period commencing six-months after the Closing, subject to a price floor of $5.00 per share, which New Sponsor believe was necessary to ensure price stability (the “VWAP Reset”). On July 17, 2025, Messrs. Colby, Reed and MacNeill, and a representative of Haitong met with Mr. Shannon in Houston to discuss the LOI provisions.

On July 21, 2025, representatives of Haitong sent the New Sponsor markups of the LOI and PIPE Term Sheet. The revised LOI proposed, among other things, to (i) fix the Redemption Price per share at approximately $10.00 per share to stabilize its post-closing ownership percentage, (ii) lengthen the earnout period from 2027 to 2028, (iii) cap transaction expenses, including legal fees, to be paid by PubCo’s capital, and (vi) reduce the number of PubCo Directors designated by New Sponsor from two to one. The revised PIPE Term Sheet proposed, among other things, to (i) remove the Company Warrants as compensation to the PIPE Investors and (ii) remove the VWAP Reset. On July 22, 2025, Messrs. MacNeill, Blitzer, Shannon, and a representative of Haitong attended an in-person meeting in New York to discuss Haitong’s LOI markup received the prior day.

On July 25, 2025, GOWell revised its markup of the LOI and PIPE Term Sheet, of which the revisions to the LOI concerned, among other things, (i) capping the price per share as initial consideration to GOWell at $10.50, with the price to be determined at the signing of the Business Combination Agreement, (ii) adjusting the fixed EBITDA targets to provide for different earnouts based on partial achievement of each of the EBITDA targets of $30 million, $50 million and $70 million is achieved in 2026, 2027 and 2028 respectively, and (iii) a cap on the transaction expenses at $10 million with an additional $2 million for marketing and promotion. The PIPE Term Sheet agreed to reintroduce the Company Warrants as compensation to the PIPE Investors, with an exercise price of $12.00 per two shares.

Between July 26 and 28, 2025, Sponsor and GOWell discussed the details of GOWell’s markup to finalize the terms of the LOI and PIPE Term Sheet. On July 29, 2025, GOWell further revised its markup to propose, among other things, that (i) any interim debt raised by GOWell be paid through the proceeds of any PIPE investment arising out of the Business Combination, (ii) the number of shares issuable as initial consideration be based on the equity value divided by a price set at the time of the Business Combination, capped at $10.50 per share, (iii) the earnout targets be changed to be based on Adjusted EBITDA rather than EBITDA, and (iv) the PubCo Board consist of Mr. Xi Zhang, Ms. Wenhua (Wendy) Liu, and a board member appointed by the New Sponsor, among others. The final markup also reflected the cumulative negotiations and agreements between the parties with regards to (i) the original proposed equity value of $300 million, (ii) an earnout lasting through 2028 via which existing shareholders of GOWell could earn up to 20,000,000 additional shares, and (iii) the Minimum Cash Condition. The revised PIPE Term Sheet (i) re-introduced the VWAP Reset, though now commencing at one year after Closing, subject to a floor of $6.50 per share, to prevent excessive dilution to GOWell, (ii) agreed to an initial exercise price of $12.00 per share in respect to the Company Warrants, and (iii) adjusted the Company Warrants to allow the purchase of the number of Company Ordinary Shares equal to one half of the total number of Company Ordinary Shares into which the Company Preferred Shares are initially convertible. On the same day, the parties executed the LOI and the Term Sheet. New Sponsor’s decision to enter into the LOI was based on, among other things, GOWell’s differentiated technology uniquely positioned to address growing industry needs” rather than “GOWell’s exclusive technology and industry needs.

On July 30, 2025, Messrs. Reed, MacNeill, Colby, Shannon and Ms. Liu, and a representative of Haitong, held a call to discuss the structure of a potential pre-funded PIPE investment.

In early August 2025, Inflection Point initiated discussions to acquire Maywood Acquisition Corp. as a SPAC platform for the transaction. On August 8, 2025, Mr. Shannon held a call with Mr. Zikang Wu of SPAC and a representative of Cohen, and on August 15, 2025, Messrs. Wu and Shannon held a follow-up call on the topic. On August 17, 2025, SPAC and Inflection Point came to terms on the SPAC takeover at $1.3 million for 990,000 Founder Shares, control of the SPAC, control of the SPAC’s existing working capital account, and the rights to the existing $500,000 Promissory Note due to the Prior Sponsor.

On August 26, 2025, Messrs. Blitzer and Shannon held an introductory call with Mr. Guillaume Borrel, GOWell’s newly appointed Chief Executive Officer, alongside Ms. Liu, and Haitong representatives.

On September 1, 2025, representatives of White & Case LLP (“White & Case”), legal counsel to the New Sponsor, sent Hunter Taubman Fisher & Li LLC (“HTFL”), GOWell’s legal counsel, and GOWell a legal due diligence request list for purposes of completing its legal due diligence review of GOWell. On September 3, 2025, GOWell provided SPAC and representatives of White & Case with access to an online data room containing further business, financial, operational, accounting, legal, intellectual property and other documentation with respect to GOWell and its business.

Between September 3, 2025 and October 12, 2025, SPAC’s legal advisors conducted due diligence with respect to GOWell and its business, in each case, based on information available in the data room and written responses from representatives of GOWell.

On September 3, 2025, Messrs. Borrel, Reed, MacNeill, Colby, Ms. Liu, Haitong representatives, and representatives of HTFL held the first weekly transaction call with Messrs. Blitzer and Shannon and representatives of White & Case. Topics covered included updates on the change in management of SPAC in connection with the Sponsor Transaction, anticipated timeline of the signing of the Business Combination Agreement, corporate structure, diligence requests, PIPE documentation, ancillary documentation, press release and investor presentation drafts. From September 3, 2025, six recurring calls, taking place on September 3, September 10, September 17, September 24, October 1 and October 8, respectively, were held to discuss the Business Combination Agreement and its terms, the structure of the transaction, diligence progress and potential PIPE investments from interested investors, among other things.

On September 9, 2025, Messrs. Blitzer and Shannon met with Mr. Xi Zhang, Founder and Chairman of GOWell, along with Ms. Liu, Mr. Borrel, and representatives of Haitong at Haitong’s New York office for a business overview discussion. Mr. Zhang outlined GOWell’s strategic vision and growth initiatives.

On September 10, 2025, White & Case circulated an initial draft of the Business Combination Agreement to HTFL, which included terms that were consistent with the term sheet.

Between September 10, 2025 and October 13, 2025, White & Case and Conyers LLP (“Conyers”), on behalf of SPAC, and HTFL, Ogier (Cayman) LLP (“Ogier”), King & Wood Mallesons, U.S. tax counsel to GOWell, on behalf of GOWell, exchanged numerous revised drafts of the Business Combination Agreement. Items negotiated included, among other things, the Company Restricted Shares to be granted to certain of the officers and directors of SPAC as consideration for services to be provided to PubCo, the structuring of the Business Combination as a reverse merger, interim operating covenants, the ratio at which shares of Company Preferred Shares would be exchanged for PubCo Preferred Shares, the terms of the Earnout Shares, the fees and expenses to be shared by SPAC and GOWell, and material tax considerations and representations.

On September 11, 2025, Messrs. Borrel, MacNeill, Reed and Colby, Ms. Liu, Haitong representatives and HTFL held a working session with Mr. Shannon to review the draft investor presentation ahead of PIPE investor meetings. The group walked through the key messaging, slides, and data points to ensure the deck aligned with the transaction strategy and timetable, and identified a focused set of edits to tighten the narrative and highlight commercial traction. On September 24, 2025, Messrs. Shannon and Colby, and representatives of Haitong, HTFL and White & Case participated in a virtual meeting to discuss due diligence matters relating to the investor presentation, including, among other things, GOWell’s intellectual property, clientele and market share.

On September 15, 2025, Messrs. Reed and Shannon discussed the potential engagement of Gateway Group for public relations support. On September 16, 2025, the SPAC Board held its first meeting following the change in management in connection with the Sponsor Transaction, attended by Messrs. Blitzer, Shannon, Wu, Denkin and Tannenbaum and representatives of White & Case, to discuss the progress of the Business Combination and agree upon the selection of a fairness opinion provider. The Board determined to seek a fairness opinion in light of the New Sponsor’s participation in the Signing PIPE Investment, as it would become a shareholder of GOWell immediately prior to the signing of the Business Combination Agreement. On September 17, 2025, SPAC engaged Newbridge Securities Corporation to provide an opinion to the SPAC Board as to the fairness, from a financial point of view, to the SPAC Unaffiliated Shareholders of the Initial Merger Consideration to be paid by SPAC in the Business Combination pursuant to the Business Combination Agreement. Of various providers, Newbridge was selected because of its experience in similar transactions and its reputation in the investment community.

On September 17, 2025, White & Case circulated the initial drafts relating to the Signing PIPE Investment and the Closing PIPE Investment to HTFL, including the subscription agreements and the forms of warrant agreement. Between September 10, 2025 and October 13, 2025, W&C and HTFL engaged in negotiations regarding the ratio at which shares of Company Preferred Shares would be exchanged for PubCo Preferred Shares, the governing law and jurisdiction of the subscription agreements, and the issuance of Company Restricted Shares. HTFL and White & Case exchanged drafts on September 30, October 6, October 10 and October 12. Ultimately, the parties agreed on the current conversion ratio of preferred shares, and that the subscription agreements would be governed by Delaware law. Additionally, GOWell agreed to issue an aggregate of 4,481,250 Company Restricted Shares to certain officers and directors of SPAC as consideration for services rendered to PubCo.

On September 19, 2025, the management team of GOWell held an investor presentation dry run with Inflection Point. GOWell executed NDAs with two potential PIPE investors on September 23, 2025, and September 30, 2025.

On September 30, 2025, White & Case circulated drafts of the Lock-Up Agreements and the New Registration Rights Right Agreement to HTFL and GOWell. In accordance with the terms of the LOI, the Company Lock-Up Agreement reflected that the GOWell Shareholder would be subject to a lock-up of six months and the Sponsor Lock-Up Agreement reflected a lock-up of six months for the Founder Shares and Retained Shares held by the New Sponsor and Prior Sponsor, respectively, and a 30-day lock-up for the Private Placement Units held by the Prior Sponsor. The New Registration Rights Agreement provided that holders of at least 10% of Registrable Securities would be entitled to demand registration rights. HTFL and White & Case exchanged drafts on October 7, October 10 and October 12, after which parties ultimately agreed to the terms originally proposed with respect to the Lock-Up Agreements, and the Registration Rights Agreement provided demand rights to holders of at least a majority of the then-outstanding Registrable Securities, the New Sponsor and affiliates of the New Sponsor.

On October 3, 2025, Messrs. Blitzer and Shannon met with a potential PIPE investor to pre-screen the GOWell opportunity. On October 6, 2025, GOWell’s management team, joined by Mr. Shannon and the investor, held a one-hour pitch and Q&A session covering GOWell’s organic growth, M&A strategy, and an overview of the business. That same day, GOWell presented to another potential PIPE investor.

On October 9, 2025, Messrs. Reed and Colby spoke with Mr. Shannon regarding remaining terms of the Business Combination Agreement subject to finalization, including Redemption Price mechanics, a permissible quantum of debt GOWell could incur without the consent of the PIPE investors, anticipated transaction expenses, and the size of the employee equity incentive plan pool for PubCo.

On October 10, 2025, Messrs. Reed, MacNeill and Colby spoke with Mr. Shannon regarding pro forma board composition, including the potential inclusion of certain members of the New Sponsor as board members of PubCo.

On October 12, 2025, a final meeting was held via teleconference among the management team of GOWell, Haitong, HTFL, SPAC and White & Case to address the remaining minor open points on the transaction documents, including tax structuring, pro forma board composition, and expected transaction expenses.

On October 13, 2025, the SPAC Board met via video conference and reviewed the principal terms of the definitive agreements for a transaction between SPAC and GOWell. Prior to the meeting, the SPAC Board was provided with a copy of the substantially final draft of the Business Combination Agreement and each ancillary agreement. Representatives of White & Case present at the meeting summarized the principal terms of the Business Combination Agreement and each ancillary agreement, the key findings of legal due diligence conducted by White & Case, and the directors’ fiduciary duties under Cayman Islands law in the context of the proposed Business Combination. Newbridge rendered an oral opinion (which was subsequently confirmed in writing) to the effect that, as of that date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge as set forth in its written opinion, the Initial Merger Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders. Later in the day, the SPAC Board and members of the SPAC Audit Committee were provided with updated versions of the Business Combination Agreement, each ancillary agreement, and a copy of Newbridge’s final opinion. Due to the related party interests arising from the securities that the New Sponsor would receive pursuant to the Signing PIPE Investment and the Company Restricted Shares to be received by certain officers and directors of SPAC as consideration for services to PubCo, pursuant to the SPAC Related Party Transaction Policy which required the SPAC Audit Committee to approve or ratify related party transactions, the SPAC Audit Committee was asked to determine, after due investigation, that the Transactions were advisable and in the best interests of SPAC and its shareholders, and make such recommendation to the SPAC Board to approve the Business Combination. Following review of each of the agreements and opinion, the SPAC Audit Committee resolved that the Business Combination was advisable and in the best interests of the SPAC and its shareholders and approved in light of the SPAC Related Party Transaction Policy, and recommended that the Board approve, and the Board did so approve and adopt, the Business Combination Agreement, each ancillary agreement and the Business Combination upon the determination that each were advisable and in the best interests of SPAC and its shareholders. The SPAC Board also determined that the aggregate fair market value of the Business Combination is equal to at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) as of the date of the Business Combination Agreement.

On October 13, 2025, SPAC, GOWell, Merger Sub, PubCo and the other parties executed the Business Combination Agreement, SPAC Holders’ Support Agreement and Company Support Agreement. The New Sponsor and Closing PIPE Investor executed the Signing PIPE Subscription Agreement and Closing PIPE Subscription Agreement respectively.

On October 14, 2025, the transactions were publicly announced prior to market opening, following which SPAC filed the Business Combination Agreement, ancillary agreements, the press release, investor presentation, and certain financial projections with the SEC as exhibits to a Current Report on Form 8-K. Later that day, New Sponsor wired $20 million to GOWell pursuant to the Signing PIPE Investment.

On December 22, 2025, SPAC and GOWell entered into an amendment to the Business Combination Agreement to clarify the mechanism for converting the Company Warrants into PubCo Warrants exercisable for PubCo Ordinary Shares at the Closing.

On January 7, 2026, the SPAC and New Sponsor entered into an amendment to the Promissory Note which increased the aggregate principal amount of the Promissory Note to $700,000 to reflect a $200,000 advance made by the New Sponsor to the SPAC for working capital. The Promissory Note is non-interest bearing and repayable in cash, with respect to the initial $500,000 Sponsor Loan, only upon the closing of the SPAC’s initial business combination and, with respect to the additional $200,000 loan, upon the earlier of the closing of the SPAC’s initial business combination and its liquidation. The Promissory Note may not be prepaid and no proceeds held in the Trust Account would be used to repay the Promissory Note.

On February 7, 2026, GOWell engaged Roth Capital Partners, LLC to act as its non-exclusive capital markets advisor in connection with the Business Combination.

The SPAC Board’s Reasons for the Approval of the Business Combination

The SPAC Board considered a wide variety of factors in connection with their evaluation of the Business Combination. In light of the complexity of the factors, the SPAC Board, as a whole, did not consider it practicable to, nor did they attempt to, quantify or otherwise assign relative weight to the specific factors they took into account in reaching their decision. Rather, the SPAC Board based their evaluation, negotiation and recommendation of the Business Combination on the totality of the information presented to and considered by them. The SPAC Board considered all of these factors as a whole and, on balance, concluded they supported a favorable determination that the Business Combination Agreement and the Transactions are advisable and in the best interests of SPAC and its shareholders. The SPAC Board evaluated the reasons described below with the assistance of SPAC’s outside advisors. Individual members of the SPAC Board may have given different weight to different factors. The explanation of the reasons for the SPAC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching their decision, the SPAC Board reviewed the results of the due diligence conducted by SPAC’s management, which included:

•        meetings with GOWell’s management team to understand and analyze GOWell’s business and prospects;

•        legal due diligence conducted by White & Case;

•        multiple due diligence trips to GOWell’s facilities and operational due diligence;

•        review of GOWell’s financial statements and certain projections provided by GOWell;

•        review of the proposed structure of the Business Combination and drafts of definitive documents.

The factors considered by the SPAC Board included, but were not limited to, the following (which are not weighted or in any order of significance):

•        Future Business and Financial Condition and Prospects.    The SPAC Board had knowledge of, and were familiar with, GOWell’s future business and growth prospects. The SPAC Board considered GOWell’s current prospects for growth in executing upon and achieving GOWell’s business objectives, and noted its innovative award-winning technology, its unique position as supplier of customers including the “Big 4” global OFS, opportunities for sustained growth, given recurring revenue contributed more than 57% of overall revenue in 2024, and widely applicable technology, which the SPAC Board believes provides GOWell with the opportunity to become a market leader in wireline logging solutions.

•        Market Opportunity.    The SPAC Board believes that GOWell has a large opportunity given the substantial size of the wireline market, which was valued at $7.4 billion in 2023 according to the research and analysis conducted by Rystad Energy in 2023, and GOWell’s ability to service clients in over 50 countries. It believed that GOWell’s well-integrity technology will become increasingly important as wells age and deteriorate, particularly as GOWell is the largest independent well-integrity logging equipment supplier.

•        Unique Product Offering.    The SPAC Board considered the fact that GOWell, which holds 12 patents in the U.S. and 2 patents in Norway, offers the world’s first combinable thru-tubing well integrity logging tool suite which is uniquely positioned to win market share.

•        Experienced Management Team.    The SPAC Board believes that GOWell has an experienced management team, including officers and directors who have served at the “Big 4” global OFS and the China National Petroleum Corporation, that is positioned to successfully lead the post-business combination entity.

•        Attractive Valuation.    The SPAC Board believed that the $300 million implied valuation for GOWell relative to current valuations experienced by selected companies is favorable for SPAC and its shareholders.

•        Opinion of SPAC’s Financial Advisor.    The SPAC Board also reviewed the financial analysis and oral opinion delivered by Newbridge to the SPAC Board on October 13, 2025 (which was subsequently confirmed in writing) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge as set forth in its written opinion, (i) the Initial Merger Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders, and (ii) the Transaction has an aggregate fair market value of at least 80.0% of the value of the assets held by SPAC in its Trust Account (excluding deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time the Business Combination Agreement was signed, as more fully described in “The Business Combination — Opinion of SPAC’s Financial Advisor.”

In the course of its deliberations, the SPAC Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation of SPAC.    The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SPAC being unable to effect a business combination by the end of the completion window, and force SPAC to liquidate.

•        Exclusivity.    The fact that the Business Combination Agreement includes a provision that generally restricts SPAC from soliciting other business combination proposals, which limits SPAC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SPAC’s control, including obtaining SPAC Shareholder Approval, approval by Nasdaq of the initial listing application in connection with the Business Combination, and meeting the Minimum Cash Condition.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        External Risks.    Economic downturns and political and market conditions beyond GOWell’s control could adversely affect its business, financial condition, results of operations and prospects.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Exchange Listing.    The potential inability to list PubCo’s securities on Nasdaq or another national securities exchange in connection with the Closing or to maintain the listing of PubCo’s securities on a national securities exchange following Closing.

•        Interests of Certain Persons.    The SPAC Board was aware that the Sponsors and SPAC’s officers and directors may have interests in the Business Combination that are in addition to, and that may be different from, the interests of the SPAC Unaffiliated Shareholders. For instance, the Sponsors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to such shareholders. Such interests are described in more detail under the section “The Business Combination — Interests of Certain SPAC Persons in the Business Combination.” The SPAC Board took several steps to mitigate these potential conflicts of interest, including requiring the Audit Committee to approve the Business Combination. The SPAC Board also engaged Newbridge to render an opinion to the effect that (i) the Initial Merger Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders, and (ii) the Transaction has an aggregate fair market value of at least 80.0% of the value of the assets held by SPAC in its Trust Account (excluding deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time the Business Combination Agreement was signed.

•        Public Shareholders Will Have a Minority Ownership Interest in PubCo.    The fact that current Public Shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares as consideration in the Business Combination and, as a result, such Public Shareholders will collectively own a minority interest in PubCo after the Closing. As redemptions increase, the overall percentage ownership and voting percentage held by the Sponsors, GOWell Shareholder and Closing PIPE Investor will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. Having a minority ownership interest may reduce the influence that current Public Shareholders have on the management of PubCo. For more information, see “The Business Combination — Projected Ownership of PubCo Post-Closing” and “Dilution”.

•        Absence of Possible Structural Protections for Minority Shareholders.    The Business Combination does not require approval of a majority of unaffiliated securityholders, and the SPAC Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated securityholders for purposes of negotiating the terms of the Business Combination or to prepare a report concerning the approval of the Business Combination.

•        Other Risks.    Various other risks associated with the Business Combination, the business of SPAC and the business of GOWell described under the section entitled “Risk Factors.”

In recommending the Business Combination to the SPAC Shareholders, the SPAC Board considered each of the above factors along with Newbridge’s opinion described below under the heading “Opinion of SPAC’s Financial Advisor.”

The SPAC Board concluded that the potential benefits that they expected SPAC and its shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the SPAC Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable and in the best interests of SPAC and its shareholders.

Benefits and Detriments of the Business Combination and PIPE Investments

The following describes the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination and PIPE Investments:

•        SPAC:    The SPAC Board determined that the Business Combination presents an attractive business opportunity in light of a variety of factors, including but not limited to GOWell’s future business and financial condition and prospects, market opportunity, unique product offering, experienced management team and attractive valuation. The SPAC Board also reviewed the financial analysis and opinion of Newbridge to the effect that, as of October 13, 2025, subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge as set forth in its written opinion, (i) the Initial Merger Consideration to be paid by SPAC in the Merger pursuant to the Business Combination Agreement was fair, from a financial point of view, to the SPAC Unaffiliated Shareholders, and (ii) the Transaction has an aggregate fair market value of at least 80.0% of the value of the assets held by SPAC in its Trust Account (excluding deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time the Business Combination Agreement was signed. The SPAC Board also considered the potential detriments of the Business Combination to SPAC, including the uncertainty of potential benefits of the Business Combination being achieved, macroeconomic risks, and the risks and costs to SPAC if the Business Combination is not achieved, including the risk that it may result in SPAC being unable to complete a business combination and force SPAC to liquidate. For more information, see “— The SPAC Board’s Reasons for the Approval of the Business Combination,” and various risks described under the section entitled “Risk Factors.”

•        New Sponsor:    The New Sponsor expects to receive substantial consideration in the Business Combination, including: (i) 990,000 PubCo Ordinary Shares upon the exchange of 990,000 Founder Shares, which were initially purchased in the Sponsor Transaction for $1.31 per share, (ii) approximately 2,440,027 PubCo Preferred Shares (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33) convertible into 2,100,457 PubCo Ordinary Shares (at an initial conversion price of $12.00 per share), (iii) 980,392 PubCo Warrants (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 PubCo Ordinary Shares at an initial exercise price of $12.00, and (iv) its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing. The New Sponsor is also entitled to the repayment of any out-of-pocket expenses, advances or loans made by the New Sponsor, including $700,000 principal amount outstanding under the Sponsor Loan as of the date of this proxy statement/prospectus. For more information, see “— Compensation to be Received by the Sponsors and SPAC’s Officers and Directors in Connection with the Business Combination and Signing PIPE Investment.” The New Sponsor will only be able to realize a return on its equity in SPAC (which may be materially higher than the return realized by Public Shareholders) if SPAC completes a business combination. In addition, the New Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the New Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, SPAC may be unable to consummate a business combination and be forced to liquidate, resulting in the New Sponsor’s investment being worthless.

•        SPAC Officers and Directors:    In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up. The SPAC’s officers and directors are also entitled to the repayment of any out-of-pocket expenses, advances or loans made by them (of which there are none of the date of this proxy statement/prospectus). Accordingly, in the event that SPAC liquidates, the SPAC’s officers and directors may lose their entire investment. In addition, the SPAC directors face potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or such directors’ roles in the Business Combination.

•        Prior Sponsor:    The Prior Sponsor expects to receive substantial consideration in the Business Combination, including (i) 2,028,750 PubCo Ordinary Shares upon the exchange of 2,028,750 Retained Shares, which were initially purchased prior to the IPO for $0.008 per share, and (ii) 150,000 PubCo Ordinary Shares upon the exchange of 125,000 Private Placement Units purchased for $10.00 per Unit in a private placement. In addition, the Prior Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Prior Sponsor’s role in SPAC’s activities prior to the Sponsor Transaction, and the risk that if the Business Combination is not achieved, SPAC may be unable to consummate a business combination and be forced to liquidate, resulting in the Prior Sponsor’s investment being worthless.

•        GOWell Shareholder:    In reaching its decision to approve the Transactions, including the Business Combination, the GOWell Board consulted with GOWell’s management and advisors and considered a wide variety of factors, including the significant factors listed here as generally supporting its decision: greater liquidity for the GOWell Shareholder as well as increased access to capital and an expanded range of potential investors for GOWell as a public company; the synergies associated with anticipated cooperation between GOWell and Inflection Point team; enhanced institutional visibility and credibility, as well as increased public market awareness of GOWell and its business model; and the advantages of the Business Combination over a traditional IPO, including greater speed of execution and higher certainty of closing. The GOWell Board also considered a variety of risks and potentially negative factors, including the following: (i) the possibility that the Transactions may not be completed on the terms or the timeline contemplated by GOWell and SPAC, or at all; and the risk that any failure to complete the Transactions could itself negatively affect GOWell’s future business and financial results, including by diverting management attention and resources that have already been committed to the transaction process, impairing GOWell’s ability to pursue alternative financing or strategic opportunities, and creating uncertainty among GOWell’s customers, employees, and business partners that could adversely affect GOWell’s operations and competitive position; (ii) the risk that the completion of the Transactions could negatively affect GOWell’s future financial results and that GOWell may incur significant expenses and may not accurately forecast the financial impact of the completion of the Transactions, including unforeseen accounting charges, tax liabilities, or exposure to undisclosed contractual obligations or legal claims; and (iii) following the completion of the Transactions, the post-combination company will incur significant additional legal, accounting, and other expenses that GOWell did not incur as a private company. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain the post-combination company’s resources and divert management’s attention from GOWell’s core business operations and strategic priorities. GOWell’s management team may face significant challenges in adapting to the heightened regulatory, financial reporting, and investor relations demands of operating as a publicly listed company. Furthermore, if the future growth and operating performance of the post-combination company fail to meet investor or analyst expectations, this could make it difficult to evaluate the post-combination company’s current business and future prospects and could have a material adverse effect on GOWell’s future business, financial condition, and results of operations. The foregoing discussion of the factors considered by the GOWell Board is not exhaustive and is intended only to reflect the principal factors considered by the GOWell Board. In view of the wide variety of factors considered by the GOWell Board in connection with its evaluation of the Transactions and the complexity of these matters, the GOWell Board did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. After considering the various potentially positive and negative factors, including the foregoing, the GOWell Board determined that, in the aggregate, the potential benefits of the Transactions outweigh the risks and uncertainties of the Transactions.

•        SPAC Unaffiliated Shareholders:    The unaffiliated Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their Public Shares in connection with the consummation of the Business Combination. Non-redeeming Public Shareholders will have the opportunity to participate in the potential future growth of GOWell, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the SPAC Board described more fully in “— The SPAC Board’s Reasons for the Approval of the Business Combination”, the various other risks associated with the Business Combination, the business of SPAC and the business of GOWell, as described further under the section entitled “Risk Factors,” the potential conflicts of interest described under “— Interests of Certain SPAC Persons in the Business Combination,” and the potential material dilution they may experience as described more fully in the section entitled “Dilution.” Redeeming Public Shareholders have the opportunity to receive their pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable), divided by the number of then issued Public Shares. However, redeeming Public Shareholders face the potential of not realizing any future growth in value of GOWell following the Business Combination.

Certain Projected Financial Information

GOWell does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with SPAC’s consideration of the Transactions and certain investors’ assessment of a potential investment in GOWell, GOWell provided its internally-derived forecasts for its operations to SPAC and such investors for use as a component of their overall evaluation of GOWell. Those forecasts included certain performance metrics for 2025 and 2026 (the “GOWell Projections”). The GOWell Projections were also provided to Newbridge, which was authorized and directed by SPAC to use and rely upon the GOWell Projections in connection with the rendering of its Fairness Opinion.

The GOWell Projections were prepared solely for internal use and not with a view toward public disclosure or compliance with the published guidelines of the SEC regarding projections or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of GOWell’s management, the GOWell Projections were prepared on a reasonable basis and reflected the then current information reasonably available to GOWell’s management with respect to the expected future financial performance of GOWell.

Certain of the measures included in the GOWell Projections may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by GOWell may not be comparable to similarly titled amounts used by other companies. Financial measures included in forecasts (including the GOWell Projections) provided to a financial advisor are excluded from the definition of “non-IFRS financial measures” under the rules of the SEC if and to the extent such financial measures are included in the forecasts provided to the financial advisor for the purpose of rendering an opinion that is materially related to a business combination transaction and the forecasts are being disclosed in order to comply with the SEC rules or requirements under state or foreign law, including case law regarding disclosure of the financial advisor’s analyses. Therefore, the GOWell Projections are not subject to the SEC rules regarding disclosures of non-IFRS financial measures, which would otherwise require a reconciliation of a non-IFRS financial measure to an IFRS financial measure. Reconciliations of non-IFRS financial measures were not relied upon by Newbridge for purposes of its opinion to the SPAC Board, or by the SPAC Board in connection with its consideration of the Transaction. Accordingly, no reconciliation of the financial measures included in the GOWell Projections is provided.

The GOWell Projections are not included in this proxy statement/prospectus to induce any shareholders to vote in favor of any of the proposals presented at the extraordinary general meeting and should not be regarded as an indication that SPAC, GOWell, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The GOWell Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The GOWell Projections are not fact and should not be viewed as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information in making a decision regarding the transaction, as actual results may be materially different than the GOWell Projections.

The primary assumptions made in connection with the GOWell Projections are discussed below, but you should note that the GOWell Projections reflect numerous assumptions, including general business, economic, market, regulatory and financial conditions, competitive uncertainties, operational assumptions and other future events, in addition to matters specific to GOWell’s business, all of which are difficult to predict and many of which are beyond GOWell’s and SPAC’s control, such as assumptions with respect to the consummation of the Business Combination, and the other risks and uncertainties contained in the sections titled “Risk Factors,” “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” Accordingly, the GOWell Projections are inherently subject to significant uncertainties and contingencies, many of which are beyond GOWell’s and SPAC’s control. There will be differences between actual and projected results. Furthermore, the GOWell Projections do not take into account any circumstances or events occurring after the date they were prepared.

GOWell has not made, and does not intend to make, any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the GOWell Projections to anyone, including SPAC. None of GOWell or its board of directors, officers, management or any other representative of GOWell has made or makes any representation to any person regarding GOWell’s ultimate performance compared to the information contained in the GOWell Projections. Although presented with numerical specificity, the GOWell Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of GOWell’s management including:

•        Projected revenues included in the GOWell Projections were based on numerous assumptions specifically considered for GOWell’s different revenue streams, namely equipment sales, equipment leases and services. The revenues for the remainder of 2025 and through the end of 2026 were based upon the detailed business plan provided by the sales organization. This plan is based upon the specific projects and budgets that have been communicated to GOWell by our customers. The plan is prepared by country, by customer, and by product family. Therefore the assumptions involved were the judgement of the local sales team in terms of the probability that a project would occur and the probability that we would be awarded the order in favor of competitors. These judgements were made based upon personal relationships, knowledge of the local market, including the competitive landscape. Additionally, customers also perform an annual business plan exercise and communicate their expected need for the equipment that we provide.

•        The 2026 Revenue forecast include a major contract for TurkmenGas (“TG”, a Turkmenistan government entity). The project includes cased-hole, equipment, open-hole equipment and software. Approximately $2.1million of the total $18.9 million project was delivered and revenue was recognized in Q4 of 2025. Therefore, we expect to recognize revenue for this project of approximately $16.9 million in 2026, which equates to a $14.9 million incremental revenue for the project in 2026 versus 2025. The TG contract is the largest value project in the Company’s history and this is the primary contributor to the record high backlog value at September 30, 2025. The recent Backlog values are presented in our key operating and financial metrics on page 181. The Company believes that we are in a strong position to compete for projects of this magnitude due to the breadth of cased-hole, open-hole, and software products, which has been expanded over the last three years. Furthermore, we are currently preparing to tender in 2026 for a new TG project expected at a similar scope and value, to our current project that is in processed of being fulfilled. The company has a line of sight to tenders for projects with an aggregate value of approximately $90 million that are expected to be awarded in the next several years. This project pipeline represents a significant increase over our previous large project pipeline values. We have tendered, are preparing to tender, or are in active discussions regarding several of these projects. However, prior success in competitive tender processes of the Company is not indicative of, and does not guarantee, success in future tenders or procurement opportunities.

•        Equipment sales revenue:    In our equipment sales line, GOWell supplies wireline logging equipment to service companies that seek competitively priced yet reliable products through one-time purchases. GOWell’s annual equipment sales can be “lumpy” depending on market conditions which drive our customers capital spending budgets. The timing of projects awarded to our customers also drives the timing of their need for new equipment from GOWell. Budget constraints and project timing may delay orders which we have in our forecasts. These planned orders may be cancelled or lost to competitors however they often are delivered by the Company but in a future month or quarter than the original forecast.

•        Equipment leases revenue:    In the leasing line, we lease wireline logging tools on a monthly or annual basis, allowing customers to access advanced equipment without incurring significant upfront capital expenditures. Typical leasing arrangements include: (1) per-job leases, under which tools are returned following completion of one or more jobs; (2) daily leases, under which tools are returned after a specified number of days; (3) monthly leases, under which tools are returned after an agreed number of months, with a minimum three-month period required for tools deployed outside the jurisdiction where we operate; (4) yearly leases, available only under contract; (5) revenue-share leases, under which the client pays a percentage of the payments received from the end user; and (6) revenue-share hybrid leases, under which a minimum monthly fee applies if revenue-share payments fall below an agreed threshold. Leasing arrangements may be made pursuant to either a purchase order or a standard written contract, depending on the customer’s location, size, and level of sophistication. Lease prices vary by region, usage, and tool availability. The lease revenues have historically been more stable, less lumpy, than the equipment sales and therefore easier to forecast based on the installed fleet of equipment in the possession of our customers, and the recent revenue trends. Although leases may have monthly rental periods, the same equipment will often remain with the customer for several months if not years. The customers authorization requirements dictate that we may receive a new PO each month even though the intention is for our equipment to comprise or augment their fleet of tools to fulfil ongoing market requirements. Importantly, our newest technologies, i.e., ePDT, DEC, MPAC, and TTCE tools, are only leased and not sold to customers. This enables us to protect our Intellectual Property, to adjust pricing more often, and to maximize GOWell’s return on investment. The Company tries to maintain a sufficient inventory of tools to meet customer demand by performing annual reviews of our leasing fleet.

•        Service revenues:    As service companies face increasing constraints on capital investment, our leasing model provides them with an efficient and scalable alternative to ownership. Our logging data interpretation services integrates proprietary software with the expertise of our global geoscience team to deliver continuous quality control, data processing, and professional interpretation reports. While we offer tailored training for clients wishing to perform their own analysis, we retain exclusive in-house interpretation for our newest technologies, i.e., ePDT, DEC, MPAC, and TTCE tools, to ensure the accuracy of final interpretations. In addition, we provide 24/7 repair and maintenance services through local teams in Houston, Dubai, Jakarta, Airdrie (Calgary metro area), and Stavanger. We prioritize rapid remote troubleshooting to minimize downtime, while also offering on-site engineering support and facility repairs upon request. Our Service revenues are closely aligned with the leasing business. Therefore, a historical percentage of Services was applied based upon equipment lease revenue forecast.

•        Cost of Sales:    For the projection period the estimated gross margin percentage for 2025 was based upon the preliminary interim financials for the nine months ended September 30, 2025 and the fourth quarter estimate based upon the detailed sales forecast. The gross margin assumption for future years was based upon the historical averages by product family and therefore effected by the revenue mix between sales, leases, and services, included in the 2026 business plan.

•        SG&A Expenses:    Selling & Marketing, General & Administrative, and R&D expenses were projected based on the analysis of expenses for the nine months ended September 30, 2025 and the headcount additions planned during 2026. The SG&A expenses for future years were based upon the historical SG&A percentage of revenue.

•        Other/Tax Expenses:    Other expenses were negligible for the forecast period, consistent with the 2023-2024 audit figures. Income tax expense was projected at the 17% statutory tax rate utilized in footnote 16. Income Taxes in the 2023-2024 audited financial statements of GOWell.

GOWell believes that the assumptions relating to the GOWell Projections were reasonable at the time the GOWell Projections were prepared, given the information GOWell had at the time. Further, GOWell affirmed to SPAC that the GOWell Projections reflect the view of GOWell management about its future performance as of March 23, 2026. However, important factors may affect actual results and cause the GOWell Projections to not be achieved. Such factors include, but are not limited to, risks and uncertainties relating to the businesses of GOWell (including, among other things, its ability to achieve strategic goals, objectives and targets, its ability to execute product development and delivery plans, its ability to maintain and strengthen its brand, in each case, over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The GOWell Projections also reflect assumptions as to certain business strategies or plans that are subject to change. Assumptions underlying the GOWell Projections may prove to not have been, or may no longer be, accurate. As a result, the inclusion of the GOWell Projections in this proxy statement/prospectus should not be relied on as “guidance” or otherwise indicative or predictive of actual future events. The GOWell Projections may not be realized, and actual results may be significantly higher or lower than projected in the GOWell Projections or otherwise differ materially from the GOWell Projections. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative, and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them. See “Risk Factors — The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or PubCo’s future results.”

The GOWell Projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond GOWell’s control. GOWell has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including Newbridge. Neither GOWell’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of GOWell compared to the information contained in the GOWell Projections. Accordingly, the GOWell Projections should not be looked upon as “guidance” or “fact” of any sort and should not be viewed as being necessarily indicative of future results. We do not plan to refer back to the GOWell Projections in our future reports filed under the Exchange Act.

The GOWell Projections were prepared by, and are the responsibility of, GOWell’s management. No financial projections and assumptions were separately prepared by SPAC management, but SPAC’s management and advisors reviewed the GOWell Projections and underlying assumptions provided by GOWell. Neither Marcum Asia CPAs LLP, GOWell’s independent registered public accounting firm, nor Bush & Associates CPA LLC, SPAC’s independent registered public accounting firm, have reviewed, examined, compiled or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim association with, the information. The report of Marcum Asia CPAs LLP included in this proxy statement/prospectus relates to GOWell’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS), NONE OF PUBCO, GOWELL OR SPAC INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE GOWELL PROJECTIONS. THE GOWELL PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE PREPARATION OF THE GOWELL PROJECTIONS ON OCTOBER 5, 2025. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE GOWELL PROJECTIONS SET FORTH BELOW, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF PUBCO, GOWELL OR SPAC OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES

HAS MADE OR MAKES ANY REPRESENTATION TO ANY SPAC SHAREHOLDER, ANY GOWELL SHAREHOLDER OR ANY OTHER PERSON REGRADING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE GOWELL PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. ACCORDINGLY, THE GOWELL PROJECTIONS SHOULD NOT BE LOOKED UPON AS “GUIDANCE” OF ANY SORT. PUBCO DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

The following table sets forth a summary of the material elements of the GOWell Projections and the Fairness Opinion DCF Calculations that SPAC’s management reviewed with the SPAC Board:

GOWell Income Statement $000	Projected 2025	Projected 2026
Revenue	52,621	80,203
COGS	(18,732)	(30,757)
Gross Profit	33,889	49,446
Total SG&A	(21,440)	(22,562)
Operating Profit	12,449	26,884
Total Other Income (Expense)	34	53
Taxable Income	12,483	26,937
Tax	(2,172)	(4,687)
Total comprehensive Income	10,311	22,250
Depreciation and amortization	5,483	6,088
EBITDA	18,017	33,057
Adjustments	2,937	1,715
Adjusted EBITDA	$20,954	$34,772
GOWell Income Statement $000	Projected 2025	Projected 2026
Reported EBITDA	18,017	33,057
Extraordinary Expenses
Professional Fees	635	500
New Mfg/Startup	2,302	1,215
Total Adjustments	2,937	1,715
Adjusted EBITDA	20,954	34,772

GOWell’s management prepared the GOWell Projections on October 5, 2025 for the years ending December 31, 2025 and December 31, 2026 by assessing GOWell’s then current business and the quickly evolving nature of GOWell’s industry. In developing the GOWell Projections, numerous significant assumptions were made with respect to GOWell’s business through the year ending December 31, 2026, including the assumed completion of the Business Combination in the first half of 2026 with proceeds from the Trust Account and from the Closing PIPE Investment to help implement GOWell’s growth strategy after the Business Combination. Similarly, costs projected at the time were made based on the best information available to GOWell’s management at the time.

The statement “the quickly evolving nature of GOWell’s industry” refers to numerous events and industry changes that have shifted activity, attention, and focus to the cased hole logging market over the past 10 years with specific changes happening post-covid with the acceleration of energy transition initiatives.

Shift from Deepwater drilling to production optimization

Prior to 2014 and the downward cycle in oil prices driven by increasing capacity of shale gas and oil from the US, the industry was focused on large deepwater exploration and development projects, offshore field extensions and exploration and the drilling of tens of thousands new wells per year. After the shale oil production increase, the industry shifted their focus from drilling activity to more production related activities to secure more oil and gas from their existing asset base. This shift required increase well integrity and production logging technology to be deployed and give operators more visibility into their older assets and ability to extract additional production.

Increasing regulatory requirements for well integrity

In this same period, we have seen much more focus by regulators and operators to ensure that the oil and gas assets are environmentally secure and that any issues with a well are identified and cured before issues like BP Macondo1 or Aliso Canyon Gas Storage2 leak are not repeated. This increase in well integrity scrutiny matches our strategic vision to provide highly accurate equipment that can diagnose these issues. For further details on the regulatory landscape, please see the section titled “Changing Regulatory Landscape” on page 183.

Aging Infrastructure

The rising number and average age of the existing well stock, coupled with the cost of new well construction, is driving greater demand for cased-hole and well integrity logging. The number of new wells in the world has declined in the past 10 years and more attention is being given to the maintenance and abandonment of aging wells, especially in the mature production regions such as the Middle East and the U.S. Particularly, in the U.S., the number of operating wells over twenty years old continues to increase, according to the U.S. Energy Information Administration. With appropriate management, aging wells offer the opportunity to increase ultimately recoverable reserves, however aging wells also require more frequent and sophisticated integrity testing equipment to assess corrosion, pressure, temperature, and overall system health. This aging profile is creating sustained demand for advanced integrity evaluation tools to ensure safe, efficient, and extended well lifespans.

End of life Plug and Abandonment

All wells ultimately need to be permanently sealed and surface infrastructure removed, a process termed Plug and Abandonment (“P&A”). A critical part of P&A activity is the final evaluation of well integrity to select the most appropriate method for P&A. The number of wells that have reached their useful life and are waiting to for P&A is growing and pressure has been mounting on the Oil and Gas companies to accelerate this work.

Market Re-entry

A number of countries that have had oil and gas production in the past but have seen that production slow or stop due to war, political sanctions, or lack of investment is significant. As of the date of this proxy statement/prospectus, the re-emergence of Venezuela, Libya, and Syria all require significant well intervention efforts to bring this production online. In many cases a well integrity inspection will be one of the first operations that will need to be done to ensure these wells can be brought back online safely.

The GOWell Projections were prepared to provide the SPAC management team and the SPAC Board with an outlook for GOWell’s revenue path over the two-year period and to identify critical resources necessary to grow revenue from key markets. The two-year forecast period was selected because GOWell’s management believed this period supported primarily forecasts continuing work with its existing client base before accounting for expansion in new markets, which is more difficult to predict. This two-year forecast period allowed GOWell’s management to consider trends based on more recent data, which GOWell’s management believed to be more representative of current market conditions.

EBITDA is defined as net income excluding results from non-operating sources including interest and other (income) expenses, depreciation, and amortization expenses. Adjusted EBITDA is defined as EBITDA excluding non-recurring or unusual charges that are not expected to occur in the normal course of future operations, as determined by management. Adjusted EBITDA was included in the GOWell Projections to show the effect of these items on operating performance. The most directly comparable IFRS financial measure is Net Income. Non-recurring and unusual charges included in Adjusted EBITDA calculation are or will include the following:

1.      Professional fees for audit, consulting, valuation, legal, consulting and tax advisory, financial advisory services related to the de-SPAC process and make-ready to be public. These professional fees will include the services to restructure the operating companies under the Singapore Headquarters and Cayman holding company, and to restructure the China legal entities and the global manufacturing supply chain.

____________

1        On April 20, 2010, the oil drilling rig Deepwater Horizon, exploded and sank in the Gulf of Mexico (rebranded Gulf of America in the US), resulting in the death of 11 workers and the largest spill of oil in the history of marine oil drilling operations. See Deepwater Horizon — BP Gulf of America Oil Spill|US EPA (last updated: April 23, 2025, access in March 2026.

2        The Aliso Canyon Natural Gas Storage Facility located close to Los Angeles is the largest natural gas storage facility where, in October 2015, crews discovered a leak which consequently became a full blow out in a matter of days. Eight well kill attempts were made and finally successful in February 2016. More than 8,000 households were relocated due to the disaster. See Background on Aliso Canyon and Actions to Date, accessed in March 2026.

2.      New manufacturing location start-up and transition costs, including implementation of a new manufacturing ERP system, to diversify the supply chain and manufacturing from Xi’an Gewei to entities that will be directly or indirectly held by PubCo following the consummation of the Business Combination.

3.      Income or expense relating to the changes in fair value of assets and liabilities remeasured to fair value on a recurring basis, expense related to costs associated with mergers, acquisitions, divestitures and capital raising activities, legal, tax and regulatory reserves or settlements. Significant non-ordinary course asset impairment charges and, to the extent applicable, any impact of discontinued operations, restructuring charges, and other gains and losses on operating assets, as well as stock-based compensation costs.

4.      Significant non-cash expenses such as insurance run-off period/tail coverage policy or amortized insurance costs.

5.      Going public and de-SPAC costs, including legal, tax, financial advisory fees, and the other de-SPAC costs incurred by both the SPAC and GOWell.

As described above, the GOWell Projections were based on GOWell’s estimates and assumptions as of October 5, 2025 concerning the various factors noted above, which were subject to significant risks and uncertainties. GOWell’s actual results through the period covered by the GOWell Projections may differ materially from the GOWell Projections. Accordingly, you are cautioned not to place undue reliance on the financial projections set out above in making a decision regarding the Business Combination. For further information, see the section titled “Risk Factors.”

The GOWell Projections formed only a part of the diligence undertaken by SPAC’s management and the SPAC Board in connection with the approval of the Business Combination and the SPAC Board’s recommendation to the SPAC Shareholders. The GOWell Projections were only some of several inputs in the evaluation of the Business Combination that were considered by the SPAC Board. In light of the number and variety of factors considered by the SPAC Board, the SPAC Board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to any of the foregoing inputs and based its decision on all of the information available and the factors presented to and considered by it.

At the time of the approval of the Business Combination, the SPAC Board was fully aware of the subjective nature of the GOWell Projections, and the fact that the GOWell Projections reflect numerous assumptions including, but not limited to, general market conditions, operational costs and regulatory changes. The SPAC Board was also aware that the GOWell Projections did not provide a guarantee of GOWell’s ultimate performance as GOWell has not made and does not intend to make representations or warranties regarding the accuracy, reliability, appropriateness, or completeness of the GOWell Projections to anyone. As discussed elsewhere in this proxy statement/prospectus, the GOWell Projections represented only some of the various factors considered by the SPAC Board in approving the Business Combination and recommending that SPAC Shareholders approve the transaction, and the SPAC Board did not place an undue reliance on the GOWell Projections. Other inputs considered by the SPAC Board are described in the section of this proxy statement/prospectus titled “The Business Combination — SPAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Opinion of SPAC’s Financial Advisor

SPAC retained Newbridge to act as its financial advisor in connection with entering into a Business Combination Agreement. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. SPAC selected Newbridge to act as its financial advisor in connection with entering into a Business Combination Agreement on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On October 13, 2025, at a meeting of the SPAC Board held to evaluate the Business Combination Agreement, Newbridge delivered to the SPAC Board a presentation, which was confirmed by delivery of a written opinion, dated October 13, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, that each of (i) the Initial Merger Consideration to be paid by SPAC in the Business Combination is fair, from a financial point of view, to the SPAC Unaffiliated Shareholders (defined as SPAC’s shareholders other than (A) the Prior Sponsor, (B) the New Sponsor, (C) officers, directors or affiliates of SPAC, the Prior Sponsor or the New Sponsor, (D) holders of Public Shares who elect to redeem their Public Shares prior to or in connection with the Business Combination, and (E) holders of SPAC Dissenting Shares (as defined in the Business Combination Agreement) and (ii) the Business Combination has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by SPAC in its Trust Account for the benefit of holders of SPAC’s Public Shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

The full text of Newbridge’s written opinion to the SPAC Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex M hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the SPAC Board for the benefit and use of the SPAC Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Business Combination Agreement from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination Agreement as compared to any alternative business strategies or transactions that might exist for SPAC, or the underlying business decision of SPAC whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        considered general economic, market and financial conditions as well as Newbridge’s experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed documents related to the Business Combination, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•        reviewed SPAC’s publicly available last two fiscal quarters of historical financial results, (Q1-2025 – Q2-2025);

•        reviewed publicly available financial information of SPAC filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between February 13, 2025, through October 10, 2025;

•        conducted discussions with SPAC’s management team to better understand GOWell’s recent business history;

•        conducted discussions with GOWell’s management team to better understand its business, recent business history, reviewed its corporate presentation, drivers of future growth, and near-term financials;

•        reviewed GOWell’s projected revenue, net income, EBITDA, adjusted EBITDA, and margin for 2025, 2026, and last 12 months second quarter 2026, prepared by GOWell management;

•        performed a public company comparable analysis of similar companies to GOWell, which included variables such as companies trading on a U.S. Stock Exchange, and companies that have businesses in either the “Oil & Gas Equipment and Services” or “Industrial Software” sectors to attain the Q2-2026E Enterprise Value/Revenue multiples and the Enterprise Value/EBITDA multiples; and

•        performed an M&A transaction comparable analysis of similar companies to GOWell that operate globally, and operate in either the “Oil & Gas Equipment and Services” or “Industrial Software” sectors, to derive certain implied historical Enterprise Value/Revenue multiples and Enterprise Value/EBITDA multiples.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of SPAC that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, GOWell, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted any physical inspection of the properties or facilities of GOWell.

Given SPAC’s nature as a special purpose acquisition company, for purposes of its Opinion and with SPAC’s consent, Newbridge assumed a Redemption Price of $10.15 per share when determining the Exchange Ratio, which is based on SPAC’s approximate cash in the Trust Account per outstanding Public Share as of June 30th, 2025. In rendering its Opinion, Newbridge did not express any view or opinion as to what the value of the Initial Merger Consideration will be when issued pursuant to the Business Combination or the price or range of prices at which the SPAC or PubCo securities may trade or otherwise be transferrable at any time before or after announcement or consummation of the Business Combination.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of SPAC, GOWell, PubCo and their successors. Further, Newbridge expressed no opinion as to what the value of the SPAC Ordinary Shares actually will be when the Business Combination Agreement is consummated or the prices at which SPAC Ordinary Shares or PubCo Ordinary Shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the SPAC Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses.

Newbridge employed various methods to analyze the range of Implied Equity Values of GOWell, including comparable public company analyses and precedent transaction analyses.

Comparable Public Company Analysis

To calculate the implied equity value of GOWell, Newbridge first obtained the FY-2026E Enterprise Value/Revenue and FY-2026E Enterprise Value/EBITDA multiples from a total of fifteen (15) comparable public companies, in two different industry sub-sectors, identified by Newbridge, based on its experience and professional judgment, that, on a blended basis, most resembled GOWell’s business, and applied to GOWell’s FY-2026E Revenue and EBITDA estimates.

The public company comparables were selected using the following criteria: (i) companies listed on a major stock exchange in the United States; (ii) companies that operate in the “Oil & Gas Equipment and Services”, or “Industrial Application Software” sectors; and (iii) companies that had forecasted Revenue and EBITDA data for FY-2026.

It should be noted that there are some differences between the selected companies and GOWell, specifically that some have a larger equity values, and slightly different rates of sales growth and EBITDA margins. While no individual company is identical to GOWell, all the companies selected in the two different business verticals are those that Newbridge deemed relevant based on its experience and professional judgment. None of the companies listed in the public comparable set went public via a Special Purpose Acquisition Company merger.

Public Comparables (EV/Revenue):    The average 2026E EV/Revenue multiple for the “Oil & Gas Equipment and Services” sector was 2.2x, and the average 2026E EV/Revenue multiple for the “Industrial Application Software” sector was 7.0x. The average of these sector multiples (4.6x) was then multiplied by GOWell’s 2026E Revenue estimate of $80.2 million, to derive an Enterprise Value of $368.9 million.

GOWell’s Net Debt (of $0.7 million) was added (+1.4 million in cash and -$0.7 million in debt) to the Enterprise Value to obtain an Implied Equity Value using this analysis of $369.6 million.

Public Comparables (EV/EBITDA):    The average 2026E EV/EBITDA multiple for the “Oil & Gas Equipment and Services” sector was 9.7x, and the average 2026E EV/EBITDA multiple for the “Industrial Application Software” sector was 20.9x. The average of these sector multiples (15.3x) was then multiplied by GOWell’s 2026E EBITDA estimate of $34.8 million, to derive an Enterprise Value of $532.4 million.

GOWell’s Net Debt (of $0.7 million) was added (+1.4 million in cash and -$0.7 million in debt) to the Enterprise Value to obtain an Implied Equity Value using this analysis of $533.1 million.

The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies, sourced from S&P Capital IQ data as of October 10, 2025.

Comparable Public Company Analysis	10/10/2025		Balance Sheet		Income Statement	Valuation Multiples
Oil & Gas Equipment and Services Company Name	Stock Symbol	Stock Price	Market Capitalization	Enterprise Value	Revenue 2026E	EV/Revenue 2026E
Parker-Hannifin Corporation	NYSE:PH	$716.7	$90,689	$99,717	$20,713.6	4.8x
SLB N.V.	NYSE:SLB	$31.7	$47,386	$57,865	$37,212.8	1.6x
Baker Hughes Company	NASDAQGS:BKR	$45.0	$44,404	$47,938	$27,824.7	1.7x
Halliburton Company	NYSE:HAL	$22.0	$18,732	$25,316	$21,429.7	1.2x
Crane Company	NYSE:CR	$175.0	$10,072	$9,684	$2,541.2	3.8x
Flowserve Corporation	NYSE:FLS	$49.1	$6,420	$7,515	$5,004.8	1.5x
Weatherford International plc	NASDAQ:WFRD	$61.5	$4,414	$5,198	$4,792.9	1.1x
Cactus, Inc.	NYSE:WHD	$33.4	$2,290	$2,128	$1,306.4	1.6x
					Average	2.2x
Comparable Public Company Analysis	10/10/2025		Balance Sheet		Income Statement	Valuation Multiples
Industrial Application Software Company Name	Stock Symbol	Stock Price	Market Capitalization	Enterprise Value	Revenue 2026E	EV/Revenue 2026E
Emerson Electric Co.	NYSE:EMR	$126.0	$70,918.4	$83,584.4	$19,062.1	4.4x
Autodesk, Inc.	NasdaqGS:ADSK	$303.5	$64,572.2	$65,070.2	$7,066.2	9.2x
PTC Inc.	NasdaqGS:PTC	$196.9	$23,587.2	$24,799.6	$2,805.0	8.8x
Trimble Inc.	NasdaqGS:TRMB	$75.6	$17,997.6	$19,244.1	$3,771.3	5.1x
Fortive Corporation	NYSE:FTV	$47.8	$16,172.5	$19,324.2	$4,241.5	4.6x
Bentley Systems, Incorporated	NasdaqGS:BSY	$49.4	$15,523.0	$16,716.2	$1,644.4	10.2x
Procore Technologies, Inc.	NYSE:PCOR	$69.6	$10,451.9	$9,903.4	$1,471.0	6.7x
					Average	7.0x
Comparable Public Company Analysis	10/10/2025		Balance Sheet		Income Statement	Valuation Multiples
Oil & Gas Equipment and Services Company Name	Stock Symbol	Stock Price	Market Capitalization	Enterprise Value	EBITDA 2026E	EV/EBITDA 2026E
Parker-Hannifin Corporation	NYSE:PH	$716.7	$90,689	$99,717	$5,498.5	18.1x
SLB N.V.	NYSE:SLB	$31.7	$47,386	$57,865	$8,900.1	6.5x
Baker Hughes Company	NASDAQGS:BKR	$45.0	$44,404	$47,938	$4,927.9	9.7x
Halliburton Company	NYSE:HAL	$22.0	$18,732	$25,316	$3,983.0	6.4x
Crane Company	NYSE:CR	$175.0	$10,072	$9,684	$562.7	17.2x
Flowserve Corporation	NYSE:FLS	$49.1	$6,420	$7,515	$817.4	9.2x
Weatherford International plc	NASDAQ:WFRD	$61.5	$4,414	$5,198	$1,042.3	5.0x
Cactus, Inc.	NYSE:WHD	$33.4	$2,290	$2,128	$382.2	5.6x
					Average	9.7x

Comparable Public Company Analysis	10/10/2025		Balance Sheet		Income Statement	Valuation Multiples
Industrial Application Software Company Name	Stock Symbol	Stock Price	Market Capitalization	Enterprise Value	EBITDA 2026E	EV/EBITDA 2026E
Emerson Electric Co.	NYSE:EMR	$126.0	$70,918.4	$83,584.4	$5,479.3	15.3x
Autodesk, Inc.	NasdaqGS:ADSK	$303.5	$64,572.2	$65,070.2	$2,748.5	23.7x
PTC Inc.	NasdaqGS:PTC	$196.9	$23,587.2	$24,799.6	$1,326.8	18.7x
Trimble Inc.	NasdaqGS:TRMB	$75.6	$17,997.6	$19,244.1	$1,088.8	17.7x
Fortive Corporation	NYSE:FTV	$47.8	$16,172.5	$19,324.2	$1,256.0	15.4x
Bentley Systems, Incorporated	NasdaqGS:BSY	$49.4	$15,523.0	$16,716.2	$597.2	28.0x
Procore Technologies, Inc.	NYSE:PCOR	$69.6	$10,451.9	$9,903.4	$356.4	27.8x
					Average	20.9x

Source: S&P Capital IQ (as of 10/10/2025)

Precedent Transaction Company Analysis

Newbridge analyzed the last approximately six years (since January 2019) of M&A transaction data in the “Oil & Gas Equipment and Services” and “Industrial Application Software” sectors to find similar transactions where the targets being acquired most resembled GOWell’s business, based on Newbridge’s experience and professional judgment.

The criteria used for the selected transactions were those in which the targets Newbridge deemed relevant to the GOWell transaction, based on Newbridge’s experience and professional judgment, and included (i) targets that were in the “Oil & Gas Equipment and Services” and “Industrial Application Software” sectors, (ii) no geographical limitations to where the targets had corporate headquarters, and (iii) transactions wherein the EV/Revenue and EV/EBITDA multiple was known. None of the selected M&A transactions that Newbridge reviewed involved a special purpose acquisition company. Although none of the selected M&A transactions is directly comparable to the Business Combination, Newbridge used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operational, business and/or financial characteristics that, for purposes of this analysis, may be considered similar to those of GOWell.

However, because none of the target companies in the selected M&A transactions used in this analysis is identical to GOWell, Newbridge believed that it was inappropriate to rely solely on the quantitative results of the selected transactions analysis. Accordingly, Newbridge also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of GOWell and each target company as well as the Business Combination and the selected M&A transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.

M&A Comparables (EV/Revenue):    The average 2026E EV/Revenue multiple for the “Oil & Gas Equipment and Services” sector was 1.4x, and the average 2026E EV/Revenue multiple for the “Industrial Application Software” sector was 10.9x. The average of these sector multiples (6.1x) was then multiplied by GOWell’s 2026E Revenue estimate of $80.2 million, to derive an Enterprise Value of $489.2 million.

GOWell’s Net Debt (of $0.7 million) was added (+1.4 million in cash and -$0.7 million in debt) to the Enterprise Value to obtain an Implied Equity Value using this analysis of $489.9 million.

M&A Comparables (EV/EBITDA):    The average 2026E EV/EBITDA multiple for the “Oil & Gas Equipment and Services” sector was 9.7x, and the average 2026E EV/EBITDA multiple for the “Industrial Application Software” sector was 34.8x. The average of these sector multiples (22.3x) was then multiplied by GOWell’s 2026E EBITDA estimate of $34.8 million, to derive an Enterprise Value of $776.0 million.

GOWell’s Net Debt (of $0.7 million) was added (+1.4 million in cash and -$0.7 million in debt) to the Enterprise Value to obtain an Implied Equity Value using this analysis of $776.7 million.

The table below summarizes certain observed historical multiples of the selected M&A comparable transactions companies that were sourced from S&P Capital IQ data and PitchBook as of October 10, 2025.

M&A Comparables Analysis (2019 – Present) | Industry: Oil & Gas Equipment and Services
M&A Closed Date	Target/Issuer	Transaction Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/Revenue (x)	Geographic Region
1/20/2019	ZCL Composites Inc.	$243.1	Mattr Corp.	1.7x	USA
1/29/2021	CSI Compressco LP	$17.1	Spartan Energy Partners, LP	2.4x	USA
3/9/2021	Tervita Corporation	$1,035.6	SECURE Waste Infrastructure Corp.	0.9x	USA
12/13/2021	Nuverra Env. Solutions	$56.0	Select Water Solutions, Inc.	0.5x	USA
4/8/2022	Aker Solutions ASA	$92.8	Aker Kværner Holding AS	0.5x	Europe
11/10/2022	Magseis Fairfield ASA	$47.7	TGS ASA	0.7x	Europe
12/19/2023	CSI Compressco LP	$885.7	Kodiak Gas Services, LLC	2.3x	USA
3/7/2024	Superior Drilling Products, Inc.	$38.9	Drilling Tools International Corp.	1.7x	USA
4/2/2024	ChampionX Corporation	$8,634.3	Schlumberger Limited	2.2x	USA
8/21/2024	Beerenberg AS	$116.3	Altrad Investment Authority S.A.S.	0.5x	Europe
10/29/2024	Profire Energy, Inc.	$123.2	CECO Environmental Corp.	1.9x	USA
			Average	1.4x
M&A Comparables Analysis (2019 – Present) | Industry: Industrial Application Software
M&A Closed Date	Target/Issuer	Transaction Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/Revenue (x)	Geographic Region
11/20/2019	PIXIA Corp.	$200.0	Cubic Corporation	10.5x	USA
2/13/2020	RIB Software GmbH	$1,433.6	Schneider Electric Investment AG	6.2x	Europe
6/10/2021	RIB Software GmbH	$265.9	Schneider Electric Investment AG	8.7x	Europe
1/16/2024	ANSYS, Inc.	$35,791.5	Synopsys, Inc.	13.2x	USA
2/14/2024	Altium LLC	$5,871.8	Renesas Electronics Corporation	20.2x	USA
11/5/2024	Aspen Technology, Inc.	$7,350.6	Emerson Electric Co.	15.0x	USA
2/19/2025	Baze Technology AS	$32.3	Hawk Infinity Software AS	2.4x	Europe
			Average	10.9x

M&A Comparables Analysis (2019 – Present) | Industry: Oil & Gas Equipment and Services
M&A Closed Date	Target/Issuer	Transaction Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/EBITDA (x)	Geographic Region
1/20/2019	ZCL Composites Inc.	$243.1	Mattr Corp.	13.9x	USA
1/29/2021	CSI Compressco LP	$17.1	Spartan Energy Partners, LP	6.8x	USA
3/9/2021	Tervita Corporation	$1,035.6	SECURE Waste Infrastructure Corp.	6.7x	USA
12/13/2021	Nuverra Env. Solutions	$56.0	Select Water Solutions, Inc.	20.3x	USA
4/8/2022	Aker Solutions ASA	$92.8	Aker Kværner Holding AS	8.8x	Europe
11/10/2022	Magseis Fairfield ASA	$47.7	TGS ASA	6.5x	Europe
12/19/2023	CSI Compressco LP	$885.7	Kodiak Gas Services, LLC	6.3x	USA
3/7/2024	Superior Drilling Products, Inc.	$38.9	Drilling Tools International Corp.	10.7x	USA
4/2/2024	ChampionX Corporation	$8,634.3	Schlumberger Limited	10.3x	USA
8/21/2024	Beerenberg AS	$116.3	Altrad Investment Authority S.A.S.	6.2x	Europe
10/29/2024	Profire Energy, Inc.	$123.2	CECO Environmental Corp.	10.2x	USA
			Average	9.7x
M&A Comparables Analysis (2019 – Present) | Industry: Industrial Application Software
M&A Closed Date	Target/Issuer	Transaction Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/EBITDA (x)	Geographic Region
11/20/2019	PIXIA Corp.	$200.0	Cubic Corporation	18.6x	USA
2/13/2020	RIB Software GmbH	$1,433.6	Schneider Electric Investment AG	39.6x	Europe
6/10/2021	RIB Software GmbH	$265.9	Schneider Electric Investment AG	42.6x	Europe
1/16/2024	ANSYS, Inc.	$35,791.5	Synopsys, Inc.	38.4x	USA
2/14/2024	Altium LLC	$5,871.8	Renesas Electronics Corporation	58.8x	USA
11/5/2024	Aspen Technology, Inc.	$7,350.6	Emerson Electric Co.	37.2x	USA
2/19/2025	Baze Technology AS	$32.3	Hawk Infinity Software AS	8.5x	Europe
			Average	34.8x

Source: S&P Capital IQ and PitchBook (as of 10/10/2025)

Satisfaction of 80% Test

Nasdaq rules require that SPAC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. As of October 13, 2025, the date the Business Combination Agreement was executed, the fair value of the funds held in the Trust Account was approximately $88.6 million, and 80% thereof represents approximately $70.9 million.

The Initial Merger Consideration to be received by the shareholders of GOWell of $300.0 million exceeds 80% of the fair value of the funds held in the Trust Account as of October 13, 2025.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the SPAC Board in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

The estimates of the future performance of SPAC in or underlying Newbridge’s analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analysis. The analysis does not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the valuations resulting from, the analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual value of the SPAC Ordinary Shares or PubCo Ordinary Shares.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $369.6 million to $776.7 million, with a midpoint of $542.3 million. The Initial Merger Consideration to be received by the shareholders of GOWell of $300.0 million is below the midpoint of the valuation range of Newbridge’s analyses.

Based upon and subject to the foregoing, it is Newbridge’s Opinion that, as of the date of October 13, 2025, each of (i) the Initial Merger Consideration to be paid by SPAC in the Business Combination is fair, from a financial point of view, to the SPAC Unaffiliated Shareholders and (ii) the Business Combination has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by SPAC in its Trust Account for the benefit of holders of SPAC’s Public Shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

The type and amount of consideration payable in the Business Combination Agreement was determined through negotiations between SPAC and GOWell, and was approved by the SPAC Board. The decision to enter into the Business Combination Agreement was solely that of the SPAC Board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the SPAC Board in its evaluation of the Business Combination Agreement and should not be viewed as determinative of the views of the SPAC or GOWell’s management with respect to the Business Combination Agreement.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the Board, SPAC agreed to pay Newbridge a fee of $75,000. $10,000 of the fee was paid as a retainer, $55,000 was paid upon delivery of the Opinion, and $10,000 was paid upon the initial filing of the Registration Statement of which this proxy statement/prospectus forms a part. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion. In addition, SPAC agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of the Opinion, and to reimburse Newbridge for certain expenses in connection with its services.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. Newbridge does not perform tax, accounting or legal services, nor do we render such advice. In the past, Newbridge and its affiliates have provided advisory services to the New Sponsor management team and its affiliates unrelated to the proposed Business Combination for which Newbridge and its affiliates received compensation, specifically working on the Bleichroeder Acquisition Corp. (BACQ) merger with Merlin Labs, and the Inflection Point Acquisition Corp. III (IPCX) merger with A1R Water. In both of these transactions, Newbridge was paid $75,000.

Sources and Uses of Funds for the Proposed Transaction

The following tables summarize the anticipated sources and uses of funds in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

Sources and Uses of Proceeds (No Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	89	Cash to Balance Sheet	149
Closing PIPE Investment	70	Transaction Costs	10

Total Sources	$459	Total Uses	$459
Sources and Uses of Proceeds (25% Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	67	Cash to Balance Sheet	127
Closing PIPE Investment	70	Transaction Costs	10

Total Sources	$437	Total Uses	$437
Sources and Uses of Proceeds (50% Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	45	Cash to Balance Sheet	105
Closing PIPE Investment	70	Transaction Costs	10

Total Sources	$415	Total Uses	$415
Sources and Uses of Proceeds (75% Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	22	Cash to Balance Sheet	82
Closing PIPE Investment	70	Transaction Costs	10

Total Sources	$392	Total Uses	$392
Sources and Uses of Proceeds (Full Redemptions Scenario) (in millions)
Sources		Uses
Initial Merger Consideration	$300	Initial Merger Consideration	$300
Investments held in Trust Account	0	Cash to Balance Sheet	60
Series A Redeemable Preference Shares Investment	70	Transaction Costs	10

Total Sources	$370	Total Uses	$370

Satisfaction of 80% Test

It is a requirement under the SPAC Articles and Nasdaq listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the SPAC Board determined that the fair market value of GOWell is $300 million, based on, among other things, comparable company revenue and other financial performance multiples. As of the execution of the Business Combination Agreement on October 13, 2025, the value of the net assets held in the Trust Account was $88.6 million and 80% thereof represents $70.9 million.

Interests of Certain SPAC Persons in the Business Combination

When you consider the recommendation of the SPAC Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsors and SPAC’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the SPAC Shareholders generally. These interests include, among other things:

•        The Prior Sponsor holds 2,028,750 Founder Shares, initially purchased for $0.008 per share. Such 2,028,750 PubCo Ordinary Shares that the Prior Sponsor and its permitted transferees will receive upon conversion of such Retained Shares in the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $21.04 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        The New Sponsor purchased 990,000 Founder Shares and the assignment of the Sponsor Loan for an aggregate of $1,800,000, in a private placement consummated on September 9, 2025. Such 990,000 PubCo Ordinary Shares that the New Sponsor and its permitted transferees will receive upon conversion of such Founder Shares in the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $10.27 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        Given the differential in the purchase price that the each of the Sponsors paid for the Founder Shares as compared to the price of the SPAC Class A Shares included in the SPAC Units sold in the IPO, the Sponsors may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsors diverge from the economic interests of Public Shareholders because the Sponsors will realize a gain on their investment at times when the Public Shareholders realize a loss.

•        The Prior Sponsor purchased 125,000 Private Placement Units for $1,250,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Each Private Placement Unit consists of one SPAC Class A Share and one SPAC Right exchangeable for one-fifth of one SPAC Class A Share. Following the Business Combination, the 150,000 PubCo Ordinary Shares that the Prior Sponsor will receive upon conversion of such Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.56 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        Each of the Sponsors will lose its entire investment in us, valued at approximately $1,275,000 for the Prior Sponsor and $1,800,000 for the New Sponsor, if we do not complete a business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO). If we do not consummate a business combination by such date, as promptly as reasonable but not more than ten business days thereafter, we will redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 2,153,750 and 990,000 SPAC Ordinary Shares held New Sponsor, respectively, may be worth very little, because following the redemption of Public Shares, we would likely have few, if any, net assets and because the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 125,000 SPAC Rights underlying the Private Placement Units held by the Prior Sponsor will expire and become worthless.

•        In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination

Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up. Following the Business Combination, the 4,481,250 PubCo Restricted Shares received upon the conversion of such Company Restricted Shares, if unrestricted and freely tradable, would have had an aggregate market value of approximately $46.47 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Restricted Shares will be subject to vesting, we believe such shares will have less value.

•        Pursuant to the Signing PIPE Subscription Agreement, the New Sponsor purchased (i) 2,352,941 Company Preferred Shares and (ii) Company Warrants exercisable for 980,392 Company Ordinary Shares, for an aggregate investment amount of $20,000,000. At Closing, each of the Company Preferred Shares and the Company Warrants will be converted into the right to receive 2,440,027 PubCo Preferred Shares (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33) convertible into 2,100,457 PubCo Ordinary Shares (at an initial conversion price of $12.00 per share) and 980,392 PubCo Warrants (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 PubCo Ordinary Shares at an initial exercise price of $12.00. Calculated on an as-converted basis, the 3,080,849 PubCo Ordinary Shares, would have an aggregate market value of approximately $31.95 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, and such shares will not be subject to a lock-up. However, given such securities are not in-the-money as of the date of this proxy statement/prospectus, we believe such securities will have less value.

•        New Sponsor will receive its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing.

•        The Sponsors and the SPAC’s officers and directors have agreed not to redeem any of the SPAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        If the Trust Account is liquidated, the New Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a letter of intent, confidentiality or similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us (other than our independent registered public accounting firm and the Representatives), but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The SPAC’s existing and former officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination. Additionally, pursuant to the A&R Letter Agreement and the Indemnification Agreement, the indemnification of the Prior Sponsor and New Sponsor, respectively, will survive the Closing.

•        In connection with the Closing, the New Sponsor and the SPAC’s current officers and directors would be entitled to the repayment of any outstanding working capital loans and advances that have been made to the SPAC. In order to finance transaction costs in connection with a business combination, the New Sponsor or certain of the SPAC’s officers or directors may, but are not obligated to, loan the SPAC Working Capital Loans. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans are outstanding.

•        Additionally, the New Sponsor would be entitled to the repayment of any loans that have been made to the SPAC pursuant to Sponsor Loan. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Sponsor Loan, but no proceeds from the Trust Account would be used to repay the Sponsor Loan. As of the date of this proxy statement/prospectus, $700,000 is outstanding under the Sponsor Loan.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the New Sponsor, and the SPAC’s current officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans. As of the date of this proxy statement/prospectus, no reimbursable out-of-pocket expenses, advances, and other loans were outstanding.

•        Pursuant to the Registration Rights Agreement, the SPAC’s officers and directors, and the Sponsors and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties following the consummation of the Business Combination. It is estimated that each of the Prior Sponsor and New Sponsor will hold 2,178,750 and 13,706,544 (excluding the PubCo Ordinary Shares underlying the PubCo Warrant) PubCo Ordinary Shares, respectively, eligible for registration.

•        The continued indemnification of former and current directors and officers of SPAC and the New Sponsor and the continuation of directors’ and officers’ liability insurance after the Business Combination.

•        The fact that Kevin Shannon is expected to be a director of PubCo following the Business Combination. As such, in the future, he may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the PubCo Board determines to pay its non-employee directors.

•        The fact that the New Sponsor and SPAC’s current directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, which would cause the New Sponsor to lose its entire investment. As a result, the New Sponsor may have a conflict of interest in determining whether GOWell is an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to the SPAC, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar legal obligations to other entities did not impact our search for a business combination target. For more information, see “Information About the SPAC — Conflicts of Interest.”

Interests of Certain GOWell Persons in the Business Combination

GOWell’s board of directors, officers, and related parties, may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of the SPAC. These interests include, among other things:

•        in connection with and upon the closing of the Business Combination, certain executive officers and directors of GOWell will receive an aggregate bonus awards of $950,000 in recognition of their services in facilitating the consummation of the Business Combination Agreement. These bonus awards are contingent upon and payable only upon the consummation of the Business Combination, which means that GOWell’s executive officers have a direct personal financial incentive to close the transaction. This incentive may not be aligned with the interests of unaffiliated SPAC shareholders;

•        in connection with the Business Combination, GOWell entered into the Addendum with its chief executive officer, Mr. Guillaume Borrel. Pursuant to the Addendum, upon the consummation of the Business Combination, Mr. Borrel will be granted: (i) restricted shares representing 1% of the fully diluted outstanding

PubCo Ordinary Shares; and (ii) shares options representing 0.6% of the fully diluted outstanding PubCo Ordinary Shares. The restricted shares are subject to a five-year vesting schedule, contingent upon Mr. Borrel’s continued employment and the achievement of certain annual performance targets. The restricted shares are subject to transfer restrictions prior to vesting and a subsequent two-year lock-up period. Both the restricted shares are and any shares acquired upon exercise of the options are subject to customary clawback and forfeiture provisions in the event of termination for cause, voluntary resignation prior to the end of the term, or other specified misconduct. The equity awards to be granted to Mr. Borrel are contingent upon the consummation of the Business Combination and therefore will not be received if the Business Combination is not completed. This may further incentivize him to support the completion of the Business Combination;

•        GOWell’s management team and board are expected to continue to hold their respective positions with PubCo upon the Closing and will receive such compensation and benefits as determined by the PubCo Board from time to time. The GOWell management team and board will also benefit from directors’ and officers’ insurance and indemnification agreements with PubCo. The cost of such directors’ and officers’ insurance and indemnification arrangements will be borne by the post-Business Combination company and, indirectly, by all of PubCo’s shareholders, including unaffiliated SPAC shareholders, while the direct benefit of such arrangements accrues solely to GOWell’s directors and officers; and

•        after the Closing, it is expected that the GOWell Shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions, including the Signing PIPE Securities and Closing PIPE Securities, and excluding the Earnout Shares. This level of ownership will give the GOWell Shareholder the ability to control the outcome of virtually all matters submitted to PubCo’s shareholders for approval, including the election and removal of directors, approval of significant corporate transactions, and amendments to PubCo’s governing documents, subject to certain limitations described elsewhere in this proxy statement/prospectus. The interests of the GOWell Shareholder, as the controlling shareholder of PubCo, may not always align with the interests of unaffiliated SPAC shareholders, who will hold a minority interest in PubCo and will have limited ability to influence the direction and management of the post-closing company. Unaffiliated SPAC shareholders should be aware that, as minority shareholders in a controlled company, their ability to seek changes in corporate governance, management, or strategic direction will be significantly constrained.

Compensation to be Received by the Sponsors and SPAC’s Officers and Directors in Connection with the Business Combination and Signing PIPE Investment

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor and SPAC’s officers and directors in connection with the Business Combination.

	Securities to be Received	Other Compensation
New Sponsor

(i) 990,000 PubCo Ordinary Shares upon the exchange of 990,000 Founder Shares, which were initially purchased in the Sponsor Transaction for $1.31 per share, (ii) approximately 2,440,027 PubCo Preferred Shares (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33) convertible into 2,100,457 PubCo Ordinary Shares (at an initial conversion price of $12.00 per share), (iii) 980,392 PubCo Warrants (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 PubCo Ordinary Shares at an initial exercise price of $12.00, and (iv) its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing.

Repayment of the $700,000 principal amount outstanding under the Sponsor Loan.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

	Securities to be Received	Other Compensation
Prior Sponsor

(i) 2,028,750 PubCo Ordinary Shares upon the exchange of 2,028,750 Retained Shares, which were initially purchased prior to the IPO for $0.008 per share, and (ii) 150,000 PubCo Ordinary Shares upon the exchange of 125,000 Private Placement Units purchased for $10.00 per Unit in a private placement.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.
SPAC Officers and Directors

In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up.

Kevin Shannon, the Chief Operating Officer of the SPAC, is expected to serve as a director of PubCo after the Closing and, as such, in the future, may receive compensation for his service as a director of PubCo as determined by the PubCo Board.

Reimbursement for any out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

The securities to be issued to the Sponsors and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. None of the funds in the Trust Account will be used to compensate our officers or directors. Except as set forth above, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsors, SPAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsors and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders.

GOWell Board’s Reasons for the Approval of the Business Combination

In the course of reaching its decision to approve the Business Combination, the GOWell Board consulted with GOWell’s management and advisors and considered a wide variety of factors, including the significant factors listed here as generally supporting its decision:

•        greater liquidity for the GOWell Shareholder as well as increased access to capital and an expanded range of potential investors for GOWell as a public company;

•        the synergies associated with anticipated cooperation between GOWell and Inflection Point team; and

•        enhanced institutional visibility and credibility, as well as increased public market awareness of GOWell and its business model; and the advantages of the Business Combination over a traditional IPO, including greater speed of execution and higher certainty of closing.

The GOWell Board also considered a variety of risks and potentially negative factors, including the following:

•        the possibility that the Transactions may not be completed on the terms or the timeline contemplated by GOWell and SPAC, or at all; and the risk that any failure to complete the Transactions could itself negatively affect GOWell’s future business and financial results, including by diverting management attention and resources that have already been committed to the transaction process, impairing GOWell’s ability to pursue alternative financing or strategic opportunities, and creating uncertainty among GOWell’s customers, employees, and business partners that could adversely affect GOWell’s operations and competitive position;

•        the risk that the completion of the Transactions could negatively affect GOWell’s future financial results and that GOWell may incur significant expenses and may not accurately forecast the financial impact of the completion of the Transactions, including unforeseen accounting charges, tax liabilities, or exposure to undisclosed contractual obligations or legal claims;

•        following the completion of the Transactions, the post-combination company will incur significant additional legal, accounting, and other expenses that GOWell did not incur as a private company. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain the post-combination company’s resources and divert management’s attention from GOWell’s core business operations and strategic priorities. GOWell’s management team may face significant challenges in adapting to the heightened regulatory, financial reporting, and investor relations demands of operating as a publicly listed company. Furthermore, if the future growth and operating performance of the post-combination company fail to meet investor or analyst expectations, this could make it difficult to evaluate the post-combination company’s current business and future prospects and could have a material adverse effect on GOWell’s future business, financial condition, and results of operations;

The foregoing discussion of the factors considered by the GOWell Board is not exhaustive and is intended only to reflect the principal factors considered by the GOWell Board. In view of the wide variety of factors considered by the GOWell Board in connection with its evaluation of the Transactions and the complexity of these matters, the GOWell Board did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. After considering the various potentially positive and negative factors, including the foregoing, the GOWell Board determined that, in the aggregate, the potential benefits of the Transactions, including enhanced access to capital, greater liquidity, and increased institutional visibility, outweigh the risks and uncertainties of the Transactions, including the transition costs, regulatory burdens, and operational disruptions described above.

Interests of the GOWell Shareholder and GOWell’s Officers and Directors in the Business Combination

When you consider the recommendation of the SPAC Board to vote in favor of the proposals set forth in this proxy statement/prospectus, you should keep in mind that the GOWell Shareholder and GOWell’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) those of SPAC Shareholders. These interests include, among other things:

•        in connection with and upon the closing of the Business Combination, certain executive officers and directors of GOWell will receive an aggregate bonus awards of $950,000 in recognition of their services in facilitating the consummation of the Business Combination Agreement;

•        in connection with the Business Combination, GOWell entered into an Addendum to the employment agreement with its chief executive officer, Mr. Guillaume Borrel. Pursuant to the Addendum, upon the consummation of the Business Combination, Mr. Borrel will be granted: (i) restricted stock representing 1% of the fully diluted outstanding PubCo Ordinary Shares; and (ii) stock options representing 0.6% of the fully diluted outstanding PubCo Ordinary Shares. The restricted stock is subject to a five-year vesting schedule, contingent upon Mr. Borrel’s continued employment and the achievement of certain annual performance targets. The restricted stock is subject to transfer restrictions prior to vesting and a subsequent two-year lock-up period. Both the restricted stock and any shares acquired upon exercise of the options are subject to customary clawback and forfeiture provisions in the event of termination for cause, voluntary resignation prior to the end of the term, or other specified misconduct;

•        GOWell’s management team and board are expected to continue to hold their respective positions with PubCo upon the Closing and will receive such compensation and benefits as determined by the PubCo Board from time to time. The GOWell management team and board will also benefit from directors’ and officer’s insurance and indemnification agreements with PubCo.

•        after the Closing, it is expected that the GOWell Shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions, including the Signing PIPE Securities and Closing PIPE Securities, and excluding the Earnout Shares. Accordingly, the GOWell Shareholder is expected to be able to control the outcome of certain matters submitted to PubCo’s shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this proxy statement/prospectus).

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse merger within the scope of IFRS 2, since SPAC does not meet the definition of a business in accordance with IFRS 3. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of GOWell issuing stock for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GOWell.

This determination was primarily based on the current shareholders of GOWell having a majority of the voting power of the post-combination company, GOWell’s senior management comprising all of the senior management of the post-combination company, the relative size of GOWell compared to SPAC, and GOWell’s operations comprising the ongoing operations of the post-combination company.

THE BUSINESS COMBINATION AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary. For the purposes of this section “The Business Combination Agreement”, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. PubCo, SPAC and GOWell do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about PubCo, SPAC or GOWell or any other matter.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of GOWell, SPAC, Merger Sub and PubCo, certain of which are qualified by materiality and material adverse effect and knowledge and, as applicable, are further modified and limited by the Schedules. The representations and warranties of SPAC are also qualified by information included in SPAC’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of GOWell

Under the Business Combination Agreement, GOWell has made customary representations and warranties (on behalf of itself and its subsidiaries) to SPAC relating to, among other things, organization and standing, due authorizations to executive and deliver the Business Combination Agreement and ancillary documents, capitalization, company subsidiaries, governmental approvals and consents required in connection with the execution, delivery and performance of the Business Combination Agreement and ancillary documents, absence of conflicts with organizational documents, applicable laws or certain agreements and instruments and the absence of liens as a result of entering into the Business Combination Agreement or the ancillary documents or consummating the Business Combination, financial statements, absence of certain changes, compliance with laws, permits, litigation, material contracts, intellectual property, taxes and returns, matters relating to real property and personal property, employee matters, benefit plans, compliance in all material respects with environmental laws, transactions with related persons, insurance, material customers and suppliers, data protection and cybersecurity matters, compliance with applicable anti-corruption and anti-bribery laws and certain business practices, the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), TID U.S. business status, finders’ and brokers’ fees, acknowledgement of no further representations and warranties and no misleading information supplied.

The warranties of GOWell identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to the following sections of the Business Combination Agreement: in Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), Section 7.4 (Company Subsidiaries), Section 7.6 (Non-Contravention) and Section 7.26 (Finders and Brokers).

Representations and Warranties of SPAC

Under the Business Combination Agreement, SPAC has made customary representations and warranties to GOWell and PubCo relating to, among other things, organization and standing, due authorizations to executive and deliver the Business Combination Agreement and ancillary documents, governmental approvals and consents required in connection with the execution, delivery and performance of the Business Combination Agreement and ancillary documents, absence of conflicts with organizational documents, non-contravention, capitalization, Securities and Exchange Commission (the “SEC”) filings, financial statements, internal controls, absence of conflicts with organizational documents, applicable laws or certain agreements and instruments and the absence of liens as a result of entering into the Business Combination Agreement or the ancillary documents or consummating the Business Combination, compliance with laws, actions, orders and permits, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with related persons, the Investment Company Act, and the Jumpstart Our Business Startups Act of 2012, finders’ and brokers’ fees, compliance with applicable anti-corruption and anti-bribery laws and certain business practices, private placements, insurance, no misleading information supplied, the Trust Account, acknowledgement of no further representations and warranties and receipt of a fairness opinion.

The warranties of SPAC identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to the following sections of the Business Combination Agreement: Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.4(a) (Non-Contravention), Section 4.17 (Finders and Brokers), Section 4.22 (Trust Account) and Section 4.24 (Fairness Opinion).

Representations and Warranties of PubCo

Under the Business Combination Agreement, PubCo has made customary representations and warranties to SPAC relating to, among other things, organization and standing, due authorizations to executive and deliver the Business Combination Agreement and ancillary documents, governmental approvals and consents required in connection with the execution, delivery and performance of the Business Combination Agreement and ancillary documents, absence of conflicts with organizational documents, applicable laws or certain agreements and instruments and the absence of liens as a result of entering into the Business Combination Agreement or the ancillary documents or consummating the Business Combination, capitalization, limited activities, finders’ and brokers’ fees, the Investment Company Act and no misleading information supplied.

The warranties of PubCo identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to the following sections of the Business Combination Agreement: Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.5 (Capitalization) and Section 6.7 (Finders and Brokers).

Representations and Warranties of Merger Sub

Under the Business Combination Agreement, Merger Sub has made customary representations and warranties (with respect to itself only) to SPAC, PubCo and GOWell relating to, among other things, organization and standing, due authorizations to executive and deliver the Business Combination Agreement and ancillary documents, share ownership, governmental approvals and consents required in connection with the execution, delivery and performance of the Business Combination Agreement and ancillary documents, absence of conflicts with organizational documents, applicable laws or certain agreements and instruments and the absence of liens as a result of entering into the Business Combination Agreement or the ancillary documents or consummating the Business Combination, litigation, certain investment representations, finders’ and brokers’ fees and no misleading information supplied.

The warranties of Merger Sub identified as fundamental under the terms of the Business Combination Agreement are those made pursuant to the following sections of the Business Combination Agreement: Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

Survival of Representations and Warranties

No representations and warranties of GOWell, SPAC, PubCo or Merger Sub contained in the Business Combination Agreement, including any rights arising out of any breach of such representations and warranties, will survive the Closing.

Material Adverse Effect

Pursuant to the Business Combination Agreement, a material adverse effect (a “Material Adverse Effect”) means, with respect to any specified person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries to consummate the Transactions or to perform its obligations under the Business Combination Agreement or the ancillary documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such person or any of its subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such person and its subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of the Business Combination Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement, (ix) in respect of GOWell, any action taken by, or at the written request of, SPAC and in respect of SPAC or PubCo, any action taken by, or at the written request of, GOWell, (x) with respect to SPAC, the consummation and effects of the Redemption Rights and (xi) any breach of any covenants, agreements or obligations of any Signing PIPE Investor or Closing PIPE Investor under the Signing PIPE Subscription Agreement or the Closing PIPE Subscription Agreement, as applicable (including any breach of such person’s obligations to fund any amounts thereunder when required); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person and its subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such person or any of its subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.

Covenants

Conduct of Business by GOWell

GOWell has agreed that, from the date of the Business Combination Agreement through the earlier of the termination of the Business Combination Agreement and the Closing (the “Interim Period”), except as otherwise contemplated by the Business Combination Agreement, the ancillary documents, the Schedules or as required by applicable law, GOWell will use its commercially reasonable efforts and shall cause its subsidiaries to use their respective commercially reasonable efforts to (i) conduct their respective businesses, in all material respects, in the ordinary course of business or consistent with past practices and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, preserve the possession, control and condition of their respective material assets, and preserve intact its relationships with all material customers and suppliers, in each case consistent with past practice.

During the Interim Period, GOWell has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Business Combination Agreement, the ancillary documents, the Schedules or as required by applicable law, or as consented to by SPAC in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•        amend, waive or otherwise change, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

•        split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money in excess of $5,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party in excess of $1,000,000 individually or $2,000,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any indebtedness for borrowed money in excess of $1,000,000 individually or $2,000,000 in the aggregate, in each case, except for (x) any such transactions among GOWell and its subsidiaries and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

•        except as required pursuant to any GOWell benefit plan, GOWell collective bargaining agreement or other written agreement, (A) materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, change in control or termination or similar pay, other than in the ordinary course of business or as required by applicable law, (D) establish any trust or take any other action to secure the payment of any compensation payable by GOWell, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any material GOWell benefit plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $300,000 or engage any person as an independent contractor with annual payments greater than or equal to $300,000, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $300,000 or due to death or disability other than for cause or in the ordinary course of business;

•        waive any restrictive covenant obligations of any employee or individual independent contractor of GOWell or any of its subsidiaries;

•        unless required by applicable law, a GOWell benefit plan or GOWell collective bargaining agreement, (A) modify, extend or enter into any GOWell collective bargaining agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of GOWell or its subsidiaries;

•        (A) make, change or rescind any election in respect of taxes, (B) settle any material action in respect of taxes, (C) make any material change to its methods of tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension resulting from an extension to file any tax return obtained in the ordinary course of business), (E) enter into a tax sharing agreement, tax indemnification agreement, tax allocation agreement or similar Contract (other than customary commercial contracts not primarily related to taxes), (F) file any amended material tax return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. tax law) pertaining to taxes with any governmental authority, (H) change its jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation or organization, as applicable, or (I) surrender or allow to expire any right to claim a refund of material taxes;

•        (i) other than in the ordinary course of business or between GOWell and/or any of its subsidiaries, (a) sell, assign, transfer or license any GOWell owned intellectual property to any person, other than incidental licenses, or (b) abandon, permit to lapse, or otherwise dispose of any material GOWell registered intellectual property, or (ii) disclose any material trade secrets owned or held GOWell and/or its subsidiaries to any person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

•        (i) other than in the ordinary course of business or between GOWell and/or any of its subsidiaries, (a) sell, assign, grant immunity (including a covenant not to assert), transfer or license any GOWell owned intellectual property to any person, other than incidental licenses, or (2) abandon, encumber, permit to lapse, or otherwise dispose of any material GOWell registered intellectual property; (ii) disclose any material trade secrets owned or held GOWell and/or its subsidiaries to any person who has not entered into a reasonable written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations; or (iii) subject any GOWell software to any copyleft terms;

•        fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

•        enter into (A) any new line of business or (B) jurisdiction with respect to its current line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        waive, release, assign, settle or compromise any claim or action (including any action relating to the Business Combination Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any liabilities or obligations, unless such amount has been reserved in the GOWell financial statements, as applicable;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such person in each case, if the aggregate amount of consideration paid or transferred by GOWell and/or its subsidiaries would exceed $2,000,000 in the aggregate;

•        make any capital expenditures in excess of $5,000,000 (individually for any project (or set of related projects) or $10,000,000 in the aggregate);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of GOWell or its subsidiaries, taken as a whole, other than in the ordinary course of business;

•        enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of GOWell or any of its subsidiaries;

•        make any change in accounting methods, principles or practices, except as required by IFRS or GOWell’s auditors;

•        (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any contract or arrangement that would have been required to be listed in the SPAC Schedules if entered into prior to the date of the Business Combination Agreement (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

•        authorize or agree to do any of the foregoing actions.

Conduct of Business of SPAC

SPAC has agreed that, during the Interim Period, except as contemplated by the terms of the Business Combination Agreement, the Schedules or any ancillary document, or as required by applicable law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice.

During the Interim Period, SPAC has also agreed not to, except as otherwise contemplated by the Business Combination Agreement, any ancillary documents, the SPAC Schedules or as required by applicable law or as consented to by GOWell in writing (which consent will not be unreasonably withheld, conditioned or delayed):

•        amend, waive or otherwise change its organizational documents, other than for administrative or de minimis changes;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the units, ordinary shares and rights of SPAC) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the units, ordinary shares and rights of SPAC) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

•        split, combine, recapitalize, subdivide or reclassify any of its shares or other equity interests (including the ordinary shares, redeemable warrants and private warrants of SPAC) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO prospectus;

•        (A) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any indebtedness for borrowed money of any person, subject to limited exceptions;

•        amend, waive or otherwise change the Trust Agreement in any manner;

•        terminate, waive or assign any material right under any material agreement to which it is a party, or enter into any contract that would be a material agreement if entered into prior to the date of the Business Combination Agreement;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•        waive, release, assign, settle or compromise any claim or action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $300,000 (individually or in the aggregate) unless such amount has been reserved in SPAC’s financial statements;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any assets of any such person, in each case if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000 in the aggregate;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

•        enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the ordinary shares rights of SPAC);

•        (A) make, change or rescind any election in respect of taxes, (B) settle any material action in respect of taxes, (C) make any material change to its methods of tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension resulting from an extension to file any tax return obtained in the ordinary course of business), (E) enter into a tax sharing agreement, tax indemnification agreement, tax allocation agreement or similar contract (other than customary commercial contracts not primarily related to taxes), (F) file any amended material tax return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to taxes with any governmental authority, (H) change its jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation or organization, as applicable, or (I) surrender or allow to expire any right to claim a refund of material Taxes;

•        adopt or enter into any benefit plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC);

•        incur any expenses other than in connection with the implementation of the Transactions;

•        (A) appoint any director to the board of directors of SPAC, (B) hire any employee or engage any individual independent contractor or other individual service provider, (C) enter into or amend any contract or transaction with any current or former employee, officer, director or other individual service provider of SPAC or (D) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than advancement of expenses, in each case, provided in the ordinary course of business); or

•        authorize or agree to do any of the foregoing actions.

Conduct of Business of PubCo during the Interim Period

PubCo has agreed that, during the Interim Period, except as contemplated by the terms of the Business Combination Agreement or any ancillary document, or as required by applicable law, PubCo shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice.

During the Interim Period, PubCo has also agreed not to, except as otherwise contemplated by the Business Combination Agreement or any ancillary documents or as required by applicable law, or as consented to by SPAC in writing (which consent will not be unreasonably withheld, conditioned or delayed);

•        amend, waive or otherwise change its organizational documents, other than for administrative or de minimis changes;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

•        split, combine, recapitalize, subdivide or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        (i) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, (ii) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (iii) guarantee or endorse any indebtedness for borrowed money, except for any such transactions with GOWell and its subsidiaries;

•        establish any subsidiary or enter into any new line of business;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

•        make any capital expenditures;

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•        enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities;

•        take any action or knowingly fail to take any action that would reasonably be expected to cause certain representations of PubCo not to be true, correct and complete in all respects as of immediately prior to the First Merger Effective Time; or

•        authorize or agree to do any of the foregoing actions.

Other Covenants of GOWell

Pursuant to the Business Combination Agreement, GOWell has agreed, among other things, to use reasonable best efforts to deliver to SPAC: (i) the audited consolidated statements of financial position, statements of profit or loss and other comprehensive income, statement of changes in equity and cash flows of GOWell and its subsidiaries as of and for the years ended December 31, 2023 and December 31, 2024, each audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”) not later than October 31, 2025, (ii) the unaudited condensed consolidated statements of financial position, statements of profit or loss and other comprehensive income, statement of changes in equity and cash flows of GOWell and its subsidiaries as of and for the nine-month period ending September 30, 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Interim Financial Statements”) not later than November 30, 2025; (iii) any other financial statements of GOWell and its subsidiaries required to be delivered by applicable law in connection with the registration statement, as promptly as reasonably practicable; and (iv) use its reasonable best efforts to solicit and obtain shareholder approval by way of unanimous written resolution or, in the event GOWell is not able to obtain such written consent, GOWell shall duly and promptly convene a meeting of its shareholders for the purpose of voting solely upon the GOWell shareholder matters.

Other Covenants of SPAC

Pursuant to the Business Combination Agreement, SPAC has agreed, among other things, to: (i) (A) keep current and timely file all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities laws and shall use commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Securities to remain listed on, Nasdaq and (B) cooperate with the other parties and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Securities to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Closing; (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of (A) as an ordinary resolution, the adoption and approval of the Business Combination Agreement, the Mergers and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Cayman Companies Law and the rules and regulations of the SEC and Nasdaq (including any items required by laws to effect the Mergers and any other proposals as are required to implement the foregoing), (B) as a special resolution, the entry into the First Plan of Merger, (C) as an ordinary resolution (or if required by applicable law or the SPAC Articles, as a special resolution) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the registration statement or correspondence related thereto and (D) as an ordinary resolution (or if required by applicable law or the SPAC Articles, as a special resolution) the adoption and approval of such other matters GOWell and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions; and (iii) terminate certain agreements.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements made among the various parties, including that each of the parties will use its commercially reasonable efforts, and will cooperate fully with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the Transactions and to comply as promptly as practicable with all requirements of governmental authorities applicable to the Proposed Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all permits, consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, governmental authorities to satisfy the consummation of the Transactions and to fulfill the conditions to the Mergers and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.

Furthermore, the Business Combination Agreement contains additional customary covenants and agreements among the various parties pertaining to, among other matters:

•        taking all necessary action within its power so that, with effect from the Closing, the board of directors of PubCo is comprised of seven members of which (A) one shall be designated by SPAC, (B) three shall be designated by GOWell and shall include Xi Zhang, Wenhua Liu, and Guillaume Borrel and (C) at least three will qualify as “independent directors” as defined in Nasdaq rules and be eligible to serve on an audit committee, one of whom shall be appointed by SPAC;

•        the preparation and filing of this registration statement on Form F-4 and the proxy statement/prospectus included herein (and any amendments and supplements) for the purpose of soliciting proxies or votes from SPAC Shareholders for the matters to be acted upon at the extraordinary general meeting and providing SPAC Shareholders an opportunity to exercise their redemption rights;

•        confidentiality and public release, filing, announcement and other communications regarding the Business Combination Agreement, the ancillary documents and the transactions contemplated thereby and related matters;

•        promptly giving notice to the other party of any action related to the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement, keeping the other party reasonably informed with respect to its status and providing the other party with the opportunity to participate in the defense of any such action;

•        development of the terms of a new equity incentive plan to be adopted by PubCo no later than the Closing, the total size of which shall equal no more than 10% of PubCo’s outstanding capital stock as of immediately after the Closing;

•        director and officer indemnification; and

•        GOWell and SPAC shall reasonably cooperate with each other and provide reasonable assistance and information as reasonably requested by the other in connection with any PIPE Investment.

Exclusivity

Each party to the Business Combination Agreement has agreed that during the Interim Period, each party will not, without the prior written consent of GOWell and SPAC, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined in the Business Combination Agreement), (ii) furnish any non-public information regarding such party or its affiliates (or, with respect to GOWell, its subsidiaries) or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a Party to the Business Combination Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to consummate an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing. Each party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such party or any of its representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each party shall, and shall cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any Acquisition Proposal and shall, and shall direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.

Conditions to Closing

The respective obligations of each party to consummate the Transactions, including the Mergers, are subject to the satisfaction, or written waiver (where permissible), by GOWell and SPAC of the following conditions:

•        SPAC’s shareholders having approved and adopted the Required Shareholder Approval (as defined in the Business Combination Agreement);

•        GOWell’s shareholder having approved the Company Shareholder Approval.

•        the absence of any law or governmental order, inquiry, proceeding or other action that would prohibit the Transactions;

•        the PubCo Ordinary Shares (including those to be issued pursuant to the Business Combination Agreement and the Subscription Agreements) having been conditionally approved for listing on Nasdaq, subject only to official notice thereof; and

•        the Registration Statement (and any amendments and supplements) shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

Conditions to the Obligations of GOWell

The obligations of GOWell to consummate the Transactions are subject to the satisfaction, or written waiver (by GOWell, where permissible) of the following conditions:

•        the representations and warranties of SPAC being true and correct as determined in accordance with the Business Combination Agreement;

•        SPAC having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•        SPAC having delivered to GOWell a certificate dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•        no Material Adverse Effect shall have occurred with respect to SPAC that is continuing and uncured;

•        SPAC having made all necessary and appropriate arrangements with the trustee to have all of the funds held in the Trust Account disbursed to SPAC on the Closing Date, and all such funds released from the Trust Account be available to the surviving company; and

•        the ancillary documents required to be executed by SPAC according to the Business Combination Agreement at or prior to the Closing Date shall have been executed and delivered to GOWell.

Conditions to the Obligations of SPAC

The obligations of SPAC to consummate the Transactions are subject to the satisfaction, or written waiver (by SPAC where permissible) of the following conditions:

•        the representations and warranties of GOWell being true and correct as determined in accordance with the Business Combination Agreement;

•        each of GOWell and PubCo having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

•        GOWell having delivered to SPAC a certificate dated as of the Closing Date, signed by each of GOWell and PubCo, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement but in each case, solely with respect to themselves;

•        no Material Adverse Effect shall have occurred with respect to GOWell that is continuing and uncured;

•        the ancillary documents required to be executed by GOWell and PubCo according to the Business Combination Agreement at or prior to the Closing Date shall have been executed and delivered to SPAC; and

•        all of the indebtedness due and outstanding under certain contracts of GOWell will have been discharged in full.

Termination

The Business Combination Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of the Business Combination Agreement and the Transactions by the shareholders of any party, as follows:

•        by mutual written consent of SPAC and GOWell;

•        by written notice by either SPAC or GOWell to the other if any of the closing conditions set forth in the Business Combination Agreement have not been satisfied or waived by August 25, 2026 (the “Outside Date”); provided, however, that the right to terminate the Business Combination Agreement under such provision shall not be available to a party if the breach or violation by such party or its affiliates (or with respect to GOWell, its shareholders or PubCo) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of such closing condition on or before the Outside Date; provided, further, that, the “Outside Date” shall automatically be extended by one calendar day for each day after October 31, 2025 that the PCAOB Financial Statements or the Interim Financial Statements are not delivered pursuant to the Business Combination Agreement;

•        by written notice by either SPAC or GOWell if any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement pursuant to such section will not be available to a party if the failure by such party or its affiliates (or with respect to GOWell, its shareholders or PubCo) to comply with any provision of the Business Combination Agreement was the principal cause of such order, action or prohibition;

•        by written notice by GOWell to SPAC upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in the Business Combination Agreement, or if any representation or warranty of SPAC becomes untrue or inaccurate, in any case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

•        by written notice by SPAC to GOWell upon a breach of any warranty, covenant or agreement on the part of GOWell or PubCo set forth in the Business Combination Agreement, or if any representation or warranty of such parties becomes untrue or inaccurate, in any case such that the related closing conditions contained in the Business Combination Agreement are not satisfied, subject to customary exceptions and cure rights;

•        by written notice by GOWell to SPAC if the Company Funding Threshold has not been achieved on or prior to the date that is two Business Days following the date of the Business Combination Agreement;

•        by written notice by GOWell to SPAC if the SPAC Securities are no longer listed on the Nasdaq or another national securities exchange;

•        by written notice by either SPAC or GOWell if the extraordinary general meeting of shareholders is held and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval is not obtained; or

•        by written notice by SPAC to GOWell if the Company Shareholder Approval is not obtained within 10 Business Days after the Registration Statement Effective Date (subject to certain conditions).

Fees and Expenses

Subject to the terms and conditions of the Business Combination Agreement, the fees and expenses incurred in connection with the Business Combination Agreement will be paid by the party incurring such fees or expenses. However, if the Business Combination Agreement is terminated in accordance with its terms, GOWell will pay, or cause to be paid, all unpaid GOWell expenses and SPAC will pay, or cause to be paid, all unpaid SPAC expenses. If the Closing occurs, then PubCo will pay, or cause to be paid, all unpaid GOWell and SPAC expenses as of such time.

Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and performed in the State of Delaware.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed by GOWell and SPAC.

ANCILLARY DOCUMENTS

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents. Shareholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the EGM. For the purposes of this section “Ancillary Documents”, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement and/or Ancillary Documents as relevant.

SPAC Holders Support Agreement

In connection with the execution of the Business Combination Agreement, on October 13, 2025, the Sponsors and Representatives entered into the SPAC Holders Support Agreement with Company and PubCo, pursuant to which the Sponsors and Representatives agreed to vote, at any meeting of the SPAC Shareholders, (i) in favor of the Condition Precedent Proposals, and any matters or actions in furtherance thereof, (ii) in favor of any Adjournment Proposal, if proposed, and (iii) against any Alternative Transaction, any proposal, action, transaction, or agreements that may frustrate any provision of the Business Combination Agreement, and any proposal that may result in a change in the SPAC’s management team, business, or the SPAC Board. In addition, the SPAC Holders Support Agreement prohibits the Sponsors and Representatives from, among other things, selling, assigning or transferring any SPAC Ordinary Shares held by them except to certain permitted transferees, until the earliest of (x) the Second Merger Effective Time and (y) such date or time as the Business Combination Agreement is validly terminated.

Pursuant to the SPAC Holders Support Agreement, each of the Sponsors irrevocably and unconditionally agreed not to submit any SPAC Class A Shares owned by them for redemption in connection with the Business Combination, and the Sponsors agreed to comply with their non-redemption obligations as specified in the A&R Letter Agreement entered into in connection with the Sponsor Transaction.

No consideration has been or will be paid by PubCo, SPAC or GOWell to the Sponsors and Representatives in connection with such agreements.

A copy of the SPAC Holders Support Agreement is attached as Annex E to this proxy statement/prospectus.

Company Support Agreement

Concurrently with and immediately prior to the signing of the Business Combination Agreement, on October 13, 2025, the GOWell Shareholder entered into the Company Support Agreement with SPAC, Company and PubCo, pursuant to which the GOWell Shareholder agreed to vote, at any meeting of GOWell’s shareholders, (i) in favor of the Condition Precedent Proposals, and any matters or actions in furtherance thereof, (ii) in favor of any Adjournment Proposal, if proposed, and (iii) against any Alternative Transaction, any proposal, action, transaction, or agreements that may frustrate any provision of the Business Combination Agreement, and any proposal that may result in a change in GOWell’s management team, business, or its board of directors. Additionally, the GOWell Shareholder agreed not to modify or amend any contract between or among the GOWell Shareholder or its affiliates, on the one hand, and GOWell or any of its subsidiaries, on the other hand (other than, in each case, as contemplated by the Business Combination Agreement or Ancillary Documents). Solely to the extent the GOWell Shareholder fails or refuses to take any of the actions previously described, the GOWell Shareholder appoints, as its proxy and attorney-in-fact, SPAC or its designees, with full power of substitution and re-substitution, to vote and represent at any shareholder meeting of GOWell, and to execute and deliver by written consent of GOWell’s shareholders, with respect to all Company Ordinary Shares held by the GOWell Shareholder.

In addition, the Company Support Agreement prohibits the GOWell Shareholder from, among other things, selling, assigning or transferring any Company Ordinary Shares held by it except to certain permitted transferees, until the earliest of (x) the Second Merger Effective Time and (y) such date or time as the Business Combination Agreement is validly terminated.

No consideration has been or will be paid by PubCo, SPAC or GOWell to the GOWell Shareholder in connection with such agreements.

A copy of the Company Support Agreement is attached as Annex D to this proxy statement/prospectus.

New Registration Rights Agreement

In connection with the Closing, PubCo, the GOWell Shareholder, the Sponsors, Representatives, SPAC, the PIPE Investors, and the other parties signatory thereto will enter into the New Registration Rights Agreement. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree that, within 30 calendar days following the Closing Date, PubCo will file with the SEC (at PubCo’s sole cost and expense) a Shelf Registration Statement to register the sale or resale of all of the Registrable Securities, and PubCo will use its commercially reasonable efforts to have the Shelf Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but in any case no later than, (a) if the SEC informs PubCo that it will “review” the Shelf Registration Statement, the 90th calendar day after filing the Shelf Registration Statement, or (b) if the SEC informs PubCo that it will not “review” the Shelf Registration Statement, the tenth (10th) business day after PubCo is so notified.

Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the New Sponsor and (z) affiliates of the New Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions.

PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

The New Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SPAC, the Prior Sponsor and the Representatives in connection with the IPO, to which the New Sponsor executed a joinder to become party thereto. The New Registration Rights Agreement will terminate on the earlier of (a) the tenth (10th) anniversary of the date of the New Registration Rights Agreement, (b) the date of which no Registrable Securities remain outstanding, and (c) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

We estimate that approximately 67,238,047 PubCo Ordinary Shares will be subject to registration rights pursuant to the New Registration Rights Agreement and the Subscription Agreements, representing 143% of the total issued and outstanding PubCo Ordinary Shares following the Business Combination.

A copy of the Form of New Registration Rights Agreement is attached as Annex H to this proxy statement/prospectus.

Lock-Up Agreements

In connection with the Closing, the Sponsors, Representatives, and any Insiders (if applicable) will enter into the SPAC Lock-Up Agreement with PubCo, pursuant to which each of the parties will agree not to transfer any PubCo Ordinary Shares from the Closing Date until, (i) with respect to the General Lock-Up Securities, the earlier of (x) the six (6) months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) with respect to the Private Placement Lock-Up Securities, the earlier of (x) thirty (30) days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Also in connection with the Closing, the GOWell Shareholder will enter into the Company Lock-Up Agreement with PubCo, pursuant to which the GOWell Shareholder will agree not to transfer any PubCo Ordinary Shares it receives in connection with the Business Combination Agreement until the earlier of (x) six (6) months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

We estimate that approximately 32,323,007 PubCo Ordinary Shares will be subject to lock-up pursuant to the Lock-Up Agreements, representing approximately 69% of the total issued and outstanding PubCo Ordinary Shares following the Business Combination.

Copies of the Form of Sponsor Lock-Up Agreement and Form of Company Lock-Up Agreement are attached as Annex F and Annex G, respectively, to this proxy statement/prospectus.

Set forth below is a tabular presentation of the post-closing lock-ups.

Lock-Up Party	Number and Type of Securities	Lock-Up Period	Permitted Transferees
Prior Sponsor

(a) 2,028,750 PubCo Ordinary Shares upon the exchange of 2,028,750 Retained Shares in the First Merger, and (b) 150,000 PubCo Ordinary Shares upon the separation of the Private Placement Units in the Unit Separation and exchange of SPAC Class A Shares in the First Merger.

		With respect to (a), the General Lock-Up Period(1), and with respect to (b) the Private Placement Lock-Up Period(2)	Permitted Transferees(3)
New Sponsor	990,000 PubCo Ordinary Shares upon the exchange of 990,000 Founder Shares in the First Merger.	General Lock-Up Period(1)	Permitted Transferees(3)
Representatives	168,750 PubCo Ordinary Shares upon the separation of Private Placement Units in the Unit Separation and exchange of SPAC Class A Shares in the First Merger.	Private Placement Lock-Up Period(2)	Permitted Transferees(3)
GOWell Shareholder

Company Consideration Shares, representing the consideration payable to the GOWell Shareholder, shall consist of PubCo Ordinary Shares in an amount equal to the quotient of (x) $300,000,000 divided by (y) the Redemption Price.

		General Lock-Up Period(1)	Permitted Transferees(3)

____________

(1)      The General Lock-Up Period is the period commencing immediately following the Closing Date until the earlier of (x) the six (6) months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

(2)      The Private Placement Lock-Up Period is the period commencing immediately following the Closing Date until the earlier of (x) thirty (30) days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

(3)     The lock-up restrictions will not apply to the following: (a) to PubCo’s officers or directors, any Affiliates or immediate family members of any of PubCo’s officers or directors, any members or partners of either of the Sponsors or their Affiliates, any Affiliates of either of the Sponsors, or any employees of such Affiliates; (b)in the case of an individual, to any immediate family members of such individual; (c) to any investment funds or vehicles controlled or managed by the securityholder or any of its Affiliates; (d) by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under the Permitted Transfers (as defined below), or to a charitable organization; (e) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (f) in the case of an individual, pursuant to a qualified domestic relations order; (g) in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the family members of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (h) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (a); (i) pursuant to any legal, regulatory or other order; (j) in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (k) in the case of an entity, as part of a distribution to members, partners, shareholders or equityholders of the entity; (l) by virtue of the laws of an entity’s jurisdiction of incorporation or organization, an entity’s organizational documents or the rights attaching to the equity interests in the entity upon dissolution of such entity; (m) in connection with the exercise of any options, warrants or other convertible securities to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) to the extent that any PubCo Ordinary Shares issued upon such exercise are GOWell Lock-Up Securities; (n) in the case of an entity, to satisfy tax withholding obligations in connection with such entity’s equity incentive plans or arrangements; (o) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution, as collateral or security in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (p) in connection with a transfer pursuant to a bona fide third party tender offer, merger, consolidation, liquidation, share exchange or other similar transaction made to all holders of PubCo Ordinary Shares involving a change of control of PubCo or which results in all of the holders of PubCo Ordinary Shares having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the consummation of such transaction; (q) the entry, by the securityholder, at any time on or after the Closing Date, of any trading plan providing for the sale of GOWell Lock-Up Securities, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any GOWell Lock-Up Securities during the applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the applicable Lock-Up Period; and (r) to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the Code or Regulations after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; provided, that in each of clauses (a) through (l) and o), the transferee must enter into a written agreement in substantially the same form as the Lock-Up Agreements, as applicable, agreeing to be bound by the same lock-up restrictions (unless the transferee is PubCo). If dividends are declared and payable on any of the GOWell Lock-Up Securities, such dividends will also be GOWell Lock-Up Securities subject to the applicable lock-up restrictions.

Subscription Agreements

In connection with the transactions contemplated by the Business Combination Agreement, the Company entered into (i) the Signing PIPE Subscription Agreement with the New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement and (ii) the Closing PIPE Subscription with the Closing PIPE Investor, pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time.

The Subscription Agreements include customary representations and warranties from the Company and the investors and customary closing conditions. The Subscription Agreements also include customary covenants and agreements related to transfer restrictions and indemnification. In addition, as described above, PubCo and the PIPE Investors will enter into the New Registration Rights Agreement.

Dividends:    Pursuant to the Business Combination Agreement, the Company Preferred Shares and the Company Warrants will convert into the PubCo Preferred Shares and PubCo Warrants respectively. Each of the Company Preferred Shares (prior to the Closing) and the PubCo Preferred Shares (following the Closing) will accrue dividends daily at the rate of 10% per annum of the Accrued Value (if paid in kind), or 8% per annum of the Accrued Value (if paid in cash). Such dividends will compound semi-annually.

Liquidation Preference:    Upon a Deemed Liquidation Event (as defined in the PubCo A&R Articles), disposal of all, or a substantial part of, the business and assets of the Company or PubCo, or on a distribution of assets on a liquidation, dissolution or winding up of the Company or PubCo (whether voluntarily or involuntarily) or a return of capital (other than a conversion, redemption, buyback or purchase of Company or PubCo securities), the holders of Company Preferred Shares (prior to the Closing) and PubCo Preferred Shares (following the Closing) will be entitled to receive out of the available proceeds, before any distribution is made to holders of ordinary shares or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value, provided that if there are insufficient surplus assets remaining after payment of or provision for its liabilities, together with any other assets available for distribution to its members, to the extent lawfully permitted to do so (“Surplus Assets”), to distribute the amounts per Company Preferred Share or PubCo Preferred Share equal to the Accrued Value, the remaining Surplus Assets will be distributed to each holder of Company Preferred Shares or PubCo Preferred Shares pro rata to their respective aggregate Accrued Value, and (ii) such amount per share as would have been payable had all shares of Company Preferred Shares or PubCo Preferred Shares been converted into Company Ordinary Shares or PubCo Ordinary Shares immediately prior to such event.

Voting:    Each of the Company Preferred Shares (prior to the Closing) and the PubCo Preferred Shares (following the Closing) votes together with the Company Ordinary Shares or PubCo Ordinary Shares, as applicable, except as required by law and as noted below under “Protective Provisions.” Each holder of Company Preferred Shares or PubCo Preferred Shares (for the avoidance of doubt, counted on an as-converted basis) will be entitled to cast one vote for each Company Preferred Share or PubCo Preferred Share held by such holder as of the record date for determining shareholders entitled to vote on such matter.

Protective Provisions:    For as long as Inflection Point Entities hold at least 20% of the PubCo Preferred Shares on issue, PubCo will not, without the consent of the holders of more than 50%, by number, of the issued and outstanding Preferred Shares (the “Series A Majority”), take any of the following actions: (a) liquidate, dissolve or wind-up the affairs of PubCo, (b) create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the PubCo Preferred Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), (c) increase the authorized share capital of the PubCo Preferred Shares, (d) purchase or redeem or pay any cash dividend on any PubCo security ranking junior to the PubCo Preferred Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), except for PubCo securities being repurchased by the Company at cost from employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan adopted by PubCo, (e) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under an incentive plan, equity plan or equity-based compensation plan adopted by PubCo, or with respect to employment, consulting or award agreements with respect to executive officers or directors of PubCo, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of PubCo, or (f) incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business. Holder(s) of the Company Preferred Shares are also entitled to similar rights described above.

Copies of the form of Signing PIPE Subscription Agreement and Closing PIPE Subscription Agreement are attached as Annex I and Annex J, respectively, to this proxy statement/prospectus, and the form of PubCo Warrant is attached as Annex K to this proxy statement/prospectus.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations to U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of SPAC Class A Shares and SPAC Rights, as a consequence of (i) electing to have your shares redeemed for cash pursuant to the redemption provisions described in the section entitled “The Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” (a “Redemption”), (ii) the conversion of your SPAC Rights into SPAC Class A Shares or the cancellation of your SPAC Rights, (iii) the First Merger, and/or (iv) the ownership and disposition of PubCo Ordinary Shares after the Business Combination. With respect to the ownership and disposition of PubCo Ordinary Shares, this discussion is limited to PubCo Ordinary Shares received in the Business Combination solely as a result of holding SPAC Class A Shares. This discussion addresses only those U.S. Holders that hold SPAC Class A Shares and/or SPAC Rights as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

This discussion does not address the U.S. federal income tax consequences to SPAC’s founders, the Sponsors or any other sponsors, officers or directors of SPAC, or to any holders of SPAC Class B Shares, and/or Private Placement Units. In addition, this summary does not address any U.S. federal income tax consequences to investors that directly or indirectly hold equity interests in GOWell prior to the Business Combination, including direct or indirect holders of equity interests in SPAC that also hold, directly or indirectly, equity interests in GOWell. Moreover, this discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        pension funds;

•        mutual funds;

•        regulated investment companies;

•        real estate investment trusts;

•        persons that acquired SPAC Class A Shares or SPAC Rights pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        “specified foreign corporations” (including controlled foreign corporations), passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•        tax-exempt organizations (including private foundations);

•        persons that hold SPAC Class A Shares or SPAC Rights or who will hold PubCo Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale,” or other integrated or similar transaction for U.S. federal income tax purposes;

•        persons that have a functional currency other than the U.S. dollar;

•        U.S. expatriates or former long-term residents of the U.S.;

•        persons owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of the SPAC Class A Shares, or, following the Business Combination, PubCo Ordinary Shares;

•        persons who acquire or acquired shares, warrants, rights, or other securities as part of or in connection with the Signing PIPE Investment, the Closing PIPE Investment, or any similar arrangement;

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

•        persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds SPAC Class A Shares, SPAC Rights, or PubCo Ordinary Shares, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding SPAC Class A Shares, SPAC Rights, or PubCo Ordinary Shares, you are urged to consult your tax advisor regarding the tax consequences to you of a Redemption, the conversion of your SPAC Rights into SPAC Class A Shares or the cancellation of your SPAC Rights, the First Merger, and/or the ownership and disposition of PubCo Ordinary Shares by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Neither SPAC nor PubCo has sought, or intends to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH A REDEMPTION, THE CONVERSION OF YOUR SPAC RIGHTS INTO SPAC CLASS A SHARES OR THE CANCELLATION OF YOUR SPAC RIGHTS, THE FIRST MERGER, AND THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF A REDEMPTION, THE CONVERSION OF YOUR SPAC RIGHTS INTO SPAC CLASS A SHARES OR THE CANCELLATION OF YOUR SPAC RIGHTS, THE FIRST MERGER, AND THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

No statutory, administrative or judicial authority directly addresses the treatment of a unit or instruments similar to a unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. For purposes of this discussion, because any SPAC Unit consisting of one SPAC Class A Share and one SPAC Right is separable at the option of the holder, SPAC is treating any SPAC Class A Share and SPAC Right held by a U.S. Holder in the form of a single SPAC Unit as separate instruments and is assuming that the SPAC Unit itself will not be treated as an integrated instrument. Accordingly, the separation of a SPAC Unit in connection with the consummation of the Business Combination should not be a taxable event for U.S. federal income tax purposes. For U.S. federal income tax purposes, each U.S. Holder of a SPAC Unit must allocate the purchase price paid by such holder for such SPAC Unit between the one SPAC Class A Share and the one SPAC Right based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each U.S. Holder must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, each U.S. Holder is strongly urged to consult his or her tax advisor regarding the determination of value for these purposes. The price allocated to the SPAC

Class A Share and the one SPAC Right should be the U.S. Holder’s initial tax basis in such SPAC Class A Share or SPAC Right, as applicable. The foregoing treatment of the SPAC Units, SPAC Class A Shares and SPAC Rights and a U.S. Holder’s purchase price allocation are not free from doubt and are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the SPAC Unit, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each U.S. Holder is urged to consult its tax advisors regarding the tax consequences with respect to their SPAC Units. The balance of this discussion assumes that the characterization of the SPAC Units described above is respected for U.S. federal income tax purposes.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of SPAC Class A Shares or SPAC Rights, or of PubCo Ordinary Shares, as the case may be, that is:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

If you are a U.S. Holder and elect to redeem some or all of your SPAC Class A Shares in a Redemption, subject to the discussion below of the rules applicable to a PFIC, the treatment of the transaction for U.S. federal income tax purposes generally will depend on whether the Redemption qualifies as a sale of the SPAC Class A Shares under Section 302 of the Code that is taxable as described below under the heading “— Taxable Sale or Exchange of SPAC Class A Shares,” or rather as a distribution that is taxable as described below under the heading “ — Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of SPAC Class A Shares held or treated as held by the U.S. Holder immediately after the Redemption (including any shares constructively owned by the U.S. Holder and taking into account any ownership in PubCo Ordinary Shares immediately after the Business Combination) relative to the total number of SPAC shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of SPAC Class A Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SPAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also SPAC shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of outstanding voting stock of SPAC (including the PubCo Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the SPAC shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the SPAC shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if such Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SPAC. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SPAC will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders of SPAC Class A Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.

Taxable Sale or Exchange of SPAC Class A Shares

Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a SPAC Class A Share (rather than a distribution with respect to such SPAC Class A Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such SPAC Class A Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such SPAC Class A Share exceeds one year. A U.S. Holder’s adjusted tax basis in a SPAC Class A Share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such SPAC Class A Share was acquired as part of a SPAC Unit, is the portion of the purchase price of the SPAC Unit allocated to such SPAC Class A Share. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from SPAC’s current or accumulated earnings and profits, in each case, as determined under U.S. federal income tax principles. Distributions in excess of SPAC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its SPAC Class A Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the SPAC Class A Shares and will be treated as described above under “— Taxable Sale or Exchange of SPAC Class A Shares.” PubCo (which, as discussed below, should be a continuation of SPAC for U.S. federal income tax purposes) does not expect that it will maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is expected that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes. Amounts treated as dividends that SPAC pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the SPAC Class A Shares are readily tradable on an established securities market in the United States, SPAC is not treated as a PFIC at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. Because SPAC believes that it likely was a PFIC for its taxable year preceding the taxable year of the Business Combination (as discussed below under “— PFIC Considerations in the Business Combination”), dividends that SPAC pays to a non-corporate U.S. Holder may not constitute “qualified dividends” that would be taxable at a reduced rate.

IF YOU ARE A HOLDER OF SPAC CLASS A ORDINARY SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Treatment of SPAC Rights

The treatment of the SPAC Rights is uncertain. The SPAC Rights may be viewed as a forward contract, derivative security or similar interest in SPAC (analogous to an option with no exercise price), and thus the holder of the right would not be viewed as owning SPAC Class A Shares issuable pursuant to the SPAC Rights until such SPAC Class A Shares are actually issued. There may be other alternative characterizations of the SPAC Rights that the IRS may successfully assert, including that the SPAC Rights are treated as equity in the SPAC at the time the rights were issued.

The tax consequences of an acquisition of SPAC Class A Shares pursuant to SPAC Rights, as well as the cancellation of any SPAC Rights not converted in SPAC Class A Shares, are unclear. For example, depending on which characterization is successfully applied to the SPAC Rights, different PFIC consequences may result for U.S. Holders. It is also likely that a U.S. Holder would not be able to make a QEF or mark-to-market election (discussed below) with respect to such U.S. Holder’s SPAC Rights. Accordingly, U.S. Holders should consult their tax advisors regarding the tax treatment of the SPAC Rights and the consequences with respect to the acquisition, ownership, and the conversion of the SPAC Rights into SPAC Class A Shares or cancelation of the SPAC Rights. U.S. Holders should also consult with their tax advisors regarding the tax treatment with respect to any SPAC Class A Shares into which any SPAC Rights were converted, including in connection with the First Merger and ownership and disposition of PubCo Ordinary Shares in the First Merger in exchange for SPAC Class A Shares.

Tax Consequences of the First Merger to U.S. Holders

The U.S. federal income tax consequences of the First Merger will depend primarily upon whether such transaction qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Section 368(a)(1)(F) of the Code describes a reorganization as a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the First Merger, SPAC will merge with and into PubCo, with PubCo surviving.

White & Case LLP will deliver an opinion that, based on customary assumptions, representations and covenants, the First Merger should qualify as an F Reorganization, which opinion will be filed by amendment as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part. The obligations of SPAC to undertake the Business Combination are not conditioned on the receipt of an opinion regarding the qualification of the First Merger as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. SPAC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the First Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the First Merger qualifying as an F Reorganization. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the First Merger to such U.S. Holder.

Assuming that the First Merger qualifies as an F Reorganization, the tax consequences of the First Merger to U.S. Holders of SPAC Class A Shares might vary depending on whether SPAC is treated as a PFIC for U.S. federal income tax purposes (discussed in detail below).

If SPAC is not treated as a PFIC, a U.S. Holder that exchanges its SPAC Class A Shares in the First Merger for PubCo Ordinary Shares should not recognize any gain or loss on such exchange. The aggregate adjusted tax basis of the PubCo Ordinary Shares received in the First Merger by a U.S. Holder should be equal to the adjusted tax basis of the SPAC Class A Shares surrendered in exchange therefor. The holding period of the PubCo Ordinary Shares should include the period during which the SPAC Class A Shares surrendered in the First Merger in exchange therefor were held (or deemed held) by a U.S. Holder, although the running of the holding period for the SPAC Class A Shares may be suspended as a result of the redemption rights with respect thereto (as described above in this proxy statement/prospectus).

If SPAC is treated as a PFIC, the tax consequences of the First Merger to U.S. Holders should generally be similar to those described above. Under proposed Treasury Regulations, if the First Merger otherwise qualifies as an F Reorganization, the treatment of SPAC as a PFIC would not adversely impact the tax consequences of the First Merger to U.S. Holders. The proposed Treasury Regulations, if finalized in their current form, would be effective as of April 1, 1992. Thus, it is expected that consequences similar to those described above should apply if SPAC is a PFIC, in the absence of any final Treasury Regulations to the contrary. It is difficult to predict, however, if the proposed Treasury Regulations will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be effective retroactive to the date of the First Merger.

If the First Merger does not qualify as an F Reorganization, it is not clear how the transactions would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the First Merger to U.S. Holders may depend, among other things, on whether the First Merger would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code and whether PubCo and/or SPAC are treated as PFICs, and U.S. Holders might be required to recognize any gain realized on SPAC Class A Shares, although possibly not any loss realized. If SPAC is treated as a PFIC, the nature and character of any gain required to be recognized would be similar to those described below.

The tax matters described above are very complicated and U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them if the First Merger does not qualify as an F Reorganization.

PFIC Considerations in the Business Combination

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “Start-Up Year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation establishes to the satisfaction of the IRS that it will not be a PFIC for either of the first two taxable years following the Start-Up Year; and (3) the corporation is not in fact a PFIC for either of those years (the “Start-Up Exception”).

Assuming the First Merger qualifies as an F Reorganization, PubCo will be treated as SPAC’s successor for U.S. federal income tax purposes and SPAC’s current taxable year will not close and will continue under PubCo. Thus, for purposes of the PFIC rules, PubCo Ordinary Shares generally will be treated as the SPAC Class A Shares exchanged in the First Merger. Following the Business Combination, the annual PFIC income and asset tests in respect of PubCo will be applied based on the assets and activities of the combined business. To determine whether the PFIC asset test has been met, a calendar-year corporation generally divides the average of the values of passive assets at the end of each quarter by the average value of all assets at the end of each quarter. Because SPAC is a blank-check company with no current active business, based upon the composition of SPAC’s income and assets for its first taxable year (ending December 31, 2024) and because (as discussed below) GOWell may be a PFIC, SPAC believes that it may be a PFIC for the taxable years ending December 31, 2024 and December 31, 2025 and that PubCo may be a PFIC for the taxable year ending December 31, 2026.

However, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of SPAC or PubCo for any taxable year until after the close of the taxable year. In addition, SPAC’s U.S. counsel expresses no opinion with respect to SPAC and PubCo’s PFIC status for any taxable year.

If SPAC is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its SPAC Class A Shares redeemed would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for SPAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”). These rules are described more fully below under “— Tax Consequences of Ownership and Disposition of PubCo Ordinary Shares — Passive Foreign Investment Company Rules.”

The rules dealing with PFICs discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisors concerning the application of the PFIC rules to their particular circumstances, including as a result of PFIC Elections that such U.S. Holders may have made (or may wish to make for the taxable year including the Business Combination).

Tax Consequences of Ownership and Disposition of PubCo Ordinary Shares

Dividends and Other Distributions on PubCo Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on PubCo Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its PubCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares.” PubCo (which, as discussed above, should be a continuation of SPAC for U.S. federal income tax purposes) does not expect that it will maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is expected that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes. The amount of any distribution will include any amounts withheld by PubCo (or another applicable withholding agent). Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that PubCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the PubCo Ordinary Shares are readily tradable on an established securities market in the United States (which should include Nasdaq), and PubCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met.

Subject to applicable limitations, any foreign taxes withheld from dividends on the PubCo Ordinary Shares may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of any PubCo Ordinary Share, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such PubCo Ordinary Share(determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such PubCo Ordinary Share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of PubCo Ordinary Shares could be materially different from that described above if PubCo is treated as a PFIC for U.S. federal income tax purposes. As discussed below, SPAC believes that it may be a PFIC for the taxable years ending December 31, 2024 and December 31, 2025 and that PubCo may be a PFIC for the taxable year ending December 31, 2026.

Although the PFIC status of PubCo is determined annually, an initial determination that PubCo (or, before the Business Combination, SPAC) is a PFIC generally will apply for subsequent years to a U.S. Holder who held shares in such company while such company was a PFIC, whether or not such company meets the test for PFIC status in those subsequent years. If SPAC is determined to be a PFIC (for any taxable year) with respect to a U.S. Holder who exchanges SPAC Class A Shares in the First Merger, and such U.S. Holder did not timely make any of the PFIC Elections with respect to such shares, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its PubCo Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the PubCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for such shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the PubCo Ordinary Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of PubCo’s first taxable year in which PubCo is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if PubCo is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above with respect to PubCo Ordinary Shares by making (or having made) a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of PubCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which PubCo’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its PubCo Ordinary Shares in a year after PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) PubCo Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s PubCo Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such PubCo Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the PubCo Ordinary Shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from PubCo. In general, PubCo shall reasonably cooperate with shareholders of SPAC to make available to any such shareholder who so requests information reasonably necessary for such shareholder (or its direct or indirect owners) to timely compute any income or gain arising, if applicable, as a result of the status of SPAC or PubCo as a PFIC for any taxable period ending in, with or prior to the taxable year in which Business Combination occurs, including timely publicly posting a PFIC Annual Information Statement to enable such shareholder (or their direct or indirect owners) to make a QEF election for such taxable period. However, there is no assurance that PubCo will timely provide such required information. There is also no assurance that PubCo will have timely knowledge of its status as a PFIC in the future or of such information in order for U.S. Holders to make or maintain a QEF election.

If a U.S. Holder has made a QEF election with respect to the PubCo Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for PubCo’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of PubCo Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if PubCo is a PFIC for any taxable year, a U.S. Holder of PubCo Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of PubCo’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if PubCo is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to PubCo Ordinary Shares for such a taxable year.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) PubCo Ordinary Shares and for which PubCo is determined to be a PFIC, such U.S. Holder generally will not be subject to the excess distribution rules described above with respect to its PubCo Ordinary Shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of its taxable year over its adjusted basis in its PubCo Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its PubCo Ordinary Shares over the fair market value of its PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which the PubCo Ordinary Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the PubCo Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to PubCo Ordinary Shares under their particular circumstances.

If PubCo is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if PubCo receives a distribution from, or dispose of all or part of PubCo’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that PubCo will have timely knowledge of the status of any such lower-tier PFIC. In addition, PubCo may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance that PubCo will be able to cause the lower-tier PFIC to provide such information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of PubCo Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to PubCo Ordinary Shares under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to PubCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such

U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include PubCo Ordinary Shares if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in PubCo Ordinary Shares.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to PubCo Ordinary Shares, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

Dividend payments with respect to PubCo Ordinary Shares and proceeds from the sale, exchange or redemption of PubCo Ordinary Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

U.S. Federal Income Tax Consequences of the Second Merger

At present, the Company is organized outside of the United States and its sole shareholder (other than the PIPE Investors) is Hegro Well PTE. Ltd., which is also organized outside of the United States. Accordingly, the Company does not intend to provide a discussion of the U.S. federal income tax consequences of the Second Merger. Such persons and their beneficial owners should consult with their own tax advisors regarding the U.S. federal, state, local, and non-U.S. tax consequences of the Second Merger.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands tax consequences of the acquisition, ownership and disposition of PubCo Ordinary Shares or PubCo Preferred Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase PubCo Ordinary Shares or PubCo Preferred Shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder as of the date hereof, which are subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Cayman Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any PubCo Ordinary Shares or PubCo Preferred Shares under the laws of their country of citizenship, residence or domicile.

Under Existing Cayman Islands Laws

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax, gift tax or estate duty. There are no other taxes likely to be material to PubCo levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax.

No stamp duty is payable in respect of the issue of PubCo Ordinary Shares or PubCo Preferred Shares. An instrument of transfer in respect of a PubCo Ordinary Share or PubCo Preferred Share is stampable if executed in or brought into the Cayman Islands.

PubCo has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands on 22 October 2025 in a form substantially similar to the following:

The Tax Concessions Act
(Revised)
Undertaking as to Tax Concessions

In accordance with The Tax Concessions Act (Revised), the following undertaking is hereby given to Averin Capital Acquisition Corp. (the “Company”):

1.      That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.      In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1    On or in respect of the shares, debentures or other obligations of the Company; or

2.2    by way of the withholding in whole or part of any relevant payment as defined in the Tax Concessions Act (Revised).

These concessions shall be for a period of 30 years from the 22nd day of October 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of SPAC and GOWell, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025, combines the historical unaudited condensed consolidated statements of financial position of GOWell as of September 30, 2025, included elsewhere in this proxy statement/prospectus, with the historical unaudited balance sheet of SPAC as of September 30, 2025, filed with the Securities and Exchange Commission on November 12, 2025, giving pro forma effect to the Business Combination as if it had occurred as of September 30, 2025.

PubCo will act as the publicly-traded holding company of its subsidiaries — including GOWell — after the closing of the Business Combination. PubCo financials were not considered in the pro forma presentation as PubCo was formed after the presented balance sheet date.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, combines the historical unaudited condensed consolidated statements of profit or loss and other comprehensive income of GOWell for the nine months ended September 30, 2025, included elsewhere in this proxy statement/prospectus, and the historical unaudited statement of operations of SPAC for the nine months ended September 30, 2025, included elsewhere in this proxy statement/prospectus, on a pro forma basis as if the Business Combination had occurred on January 1, 2024.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, combines the historical audited consolidated statements of profit or loss and other comprehensive income of GOWell for the year ended December 31, 2024, included elsewhere in this proxy statement/prospectus, and the historical audited statement of operations of SPAC for the period from May 31, 2024 (inception) to December 31, 2024, on a pro forma basis as if the Business Combination had occurred on January 1, 2024.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, was derived from:

•        the historical unaudited financial statements of SPAC as of September 30, 2025, and the related notes thereto, filed with the Securities and Exchange Commission on November 12, 2025; and

•        the historical unaudited condensed consolidated financial statements of GOWell as of September 30, 2025, and the related notes thereto, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, was derived from:

•        the historical unaudited financial statements of SPAC for the nine months ended September 30, 2025 and for the period from May 31, 2024 (inception) to September 30, 2024, and the related notes thereto, filed with the Securities and Exchange Commission on November 12, 2025. Refer to Note 2 — “Basis of Presentation” for more detail; and

•        The historical unaudited condensed consolidated financial statements of GOWell for the nine months ended September 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been derived from:

•        the historical audited financial statements of SPAC for the period from May 31, 2024 (inception) to December 31, 2024, and the related notes thereto, included elsewhere in this proxy statement/prospectus. Refer to Note 2 — “Basis of Presentation” for more detail; and

•        The historical audited consolidated financial statements of GOWell for the year ended December 31, 2024, and the related notes thereto, included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus, which incorporates Transaction Accounting Adjustments. GOWell and SPAC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of GOWell and SPAC included in this proxy statement/prospectus, and each of GOWell’s and SPAC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On October 13, 2025, SPAC, GOWell, PubCo and Merger Sub, entered into a Business Combination Agreement. Pursuant to terms of the Business Combination Agreement and subject to the terms and conditions set forth therein: (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company, and (b) Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo.

Consideration

At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holders of securities of the GOWell or PubCo, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price, subject to a cap of $10.50 per share; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time.

In addition to the Company Consideration Shares, following the Closing, PubCo will issue to the GOWell Shareholder and the New Sponsor, or their successors and assigns, their allocable portion of up to an aggregate of 20,000,000 Earnout Shares in three tranches respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the SEC:

•        2026 EBITDA (x) equal to or greater than 94% of $35,000,000 but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

•        2027 EBITDA (x) equal to or greater than 80% of $50,000,000 but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

•        2028 EBITDA (x) equal to or greater than 80% of $70,000,000 but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

In connection with entering into the Business Combination Agreement, on October 13, 2025, GOWell entered into (i) the Signing PIPE Subscription Agreement with New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement, and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time.

For a description of the Business Combination and certain agreements executed in connection therewith, see “The Business Combination” and “Ancillary Documents.”

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse capitalization, in accordance with IFRS 2. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes, and GOWell will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        the GOWell Shareholder will hold a majority of the voting power of PubCo post-Business Combination;

•        effective upon the Business Combination, GOWell will appoint the majority of the members of the PubCo Board;

•        GOWell’s operations will substantially comprise the ongoing operations of PubCo;

•        GOWell is the larger entity in terms of substantive operations and employee base; and

•        GOWell’s senior management will comprise the majority of the senior management of PubCo.

Another determining factor was that SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse capitalization, within the scope of IFRS 2. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to SPAC over the fair value of SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

SPAC has elected to provide the unaudited pro forma condensed combined financial information under five different redemption scenarios of the Public Shares into cash as more fully described below:

•        Assuming No Redemptions:    This presentation assumes no Public Shares exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination (“No Redemptions Scenario”).

•        Assuming Maximum Redemptions:    This presentation assumes Public Shareholders holding 8,625,000 SPAC Class A Shares will exercise their redemption rights for $89,074,820 upon consummation of the Business Combination at a Redemption Price of approximately $10.33 per share, or 100% of the outstanding Public Shares (“Maximum Redemptions Scenario”). The maximum redemptions amount reflects the maximum number of the Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of SPAC on a pro forma basis assuming the No Additional Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario, 75% Redemptions Scenario and the Maximum Redemptions Scenario:

	VOTING INTERESTS IN PUBCO
PRO FORMA OWNERSHIP	No Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding
Public Shares(1)	8,625,000	18.3%	11.1%	6,468,750	14.4%	8.6%	4,312,500	10.1%	5.9%	2,156,250	5.3%	3.0%	—	0.0%	0.0%
Public Rights(2)	1,725,000	3.7%	2.2%	1,725,000	3.8%	2.3%	1,725,000	4.0%	2.4%	1,725,000	4.2%	2.4%	1,725,000	4.5%	2.5%
Founder Shares(3)	990,000	2.1%	1.3%	990,000	2.2%	1.3%	990,000	2.3%	1.4%	990,000	2.4%	1.4%	990,000	2.6%	1.4%
Retained Shares(4)	2,028,750	4.3%	2.6%	2,028,750	4.5%	2.7%	2,028,750	4.7%	2.8%	2,028,750	5.0%	2.9%	2,028,750	5.3%	2.9%
Private Placement Units(5)	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*
PubCo Restricted Shares(6)	4,481,250	9.5%	5.8%	4,481,250	9.9%	5.9%	4,481,250	10.4%	6.1%	4,481,250	11.0%	6.3%	4,481,250	11.6%	6.5%
Company Consideration Shares(7)	29,041,627	61.5%	37.4%	29,041,627	64.5%	38.5%	29,041,627	67.7%	39.6%	29,041,627	71.3%	40.8%	29,041,627	75.3%	42.1%
Total	47,210,377	100.1%		45,054,127	100.0%		42,897,877	99.9%		40,741,627	100.0%		38,585,377	100.1%

Potential Sources of Dilution
Earnout Shares(8)	20,000,000		25.9%	20,000,000		26.4%	20,000,000		27.3%	20,000,000		28.1%	20,000,000		29.0%
PubCo Preferred Shares(9)	7,002,418		9.0%	7,002,418		9.3%	7,002,418		9.6%	7,002,418		9.9%	7,002,418		10.1%
PubCo Warrants(10)	3,431,372		4.4%	3,431,372		4.5%	3,431,372		4.6%	3,431,372		4.8%	3,431,372		5.0%
Fully-Diluted Shares	77,644,167		100.0%	75,487,917		100.0%	73,331,667		100.2%	71,175,417		99.9%	69,019,167		100.0%

____________

*        Less than 1%.

          Percentages may not sum to 100.0% due to rounding.

(1)      Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 2,156,250 Public Shares in the 25% Redemptions Scenario, (iii) 4,312,500 Public Shares in the 50% Redemptions Scenario, (iv) 6,468,750 Public Shares in the 75% Redemptions Scenario, and (v) all 8,625,00 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.

(2)      Represents the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, with all fractional shares rounded down. Following the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(3)      Represents the SPAC Class B Shares held by the New Sponsor. Prior to the First Merger Effective Time, each SPAC Class B Share that is issued and outstanding at such time shall be automatically converted into one SPAC Class A Share. Following the SPAC Class B Conversion, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(4)      Represents the SPAC Class A Shares retained by Prior Sponsor following the Sponsor Transaction. At the SPAC Merger Effective Time, each whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share.

(5)      Prior Sponsor and Representatives purchased 125,000 and 140,625 Private Placement Units, respectively, in a private placement that closed simultaneously with the IPO. Prior to the SPAC Merger Effective Time, the Unit Separation will occur, whereby each SPAC Unit that is issued and outstanding at such time shall be automatically detached into one SPAC Class A Share and one SPAC Right. Then, each SPAC Right will be exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down. Following the Unit Separation and the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(6)      Reflects the 4,481,250 PubCo Restricted Shares to be issued to officers and directors of SPAC as the Closing pursuant to the terms of the Business Combination Agreement.

(7)      The GOWell Shareholder holds 100% of all outstanding Company Ordinary Shares as of the date of this proxy statement/prospectus. At the Second Merger Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares.

(8)      Assumes that PubCo issues the maximum number of Earnout Shares to the GOWell Shareholder and New Sponsor under the Business Combination Agreement due to PubCo and its subsidiaries achieving the 2026 EBITDA Target, 2027 EBITDA Target and 2028 EBITDA Target. The allocation of such Earnout Shares among the GOWell Shareholder and New Sponsor, or their respective designees and assigns, will be mutually determined.

(9)      Represents PubCo Ordinary Shares underlying PubCo Preferred Shares. At the Second Merger Effective Time, the Company Preferred Shares will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price. For illustrative purposes, the Accrued Value is estimated to be $84,029,009 and the Redemption Price is estimated to be $10.33, resulting in the issuance of 8,134,464 PubCo Preferred Shares. Further assumes the conversion in full of all PubCo Preferred Shares, pursuant to their terms, into an aggregate of 7,002,418 PubCo Ordinary Shares.

(10)    Represents PubCo Ordinary Shares underlying PubCo Warrants. At the Second Merger Effective Time, the Company Warrants will be converted into the right to receive PubCo Warrants exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5. For illustrative purposes, assumes the exercise of all such PubCo Warrants for cash at a cash exercise price of $12.00.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2025, and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, and the year ended December 31, 2024, are based on the historical financial statements of SPAC and GOWell. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2025(1)

	GOWell (IFRS Historical)	Inflection Point V (US GAAP Historical)	GOWell Energy Technology (PubCo)	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
					Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,494,134	$289,580	$—	$—	$89,074,820	A	$147,483,534	$(89,074,820)	C	$58,408,714
					(9,425,000)	B
					(3,450,000)	I
					(500,000)	K
					70,000,000	N
Accounts receivable	15,542,648	—		—	—		15,542,648	—		15,542,648
Inventories, net	16,625,565	—		—	—		16,625,565	—		16,625,565
Amounts due from related parties	—	—		—	—		—	—		—
Deferred offering costs	100,000	—			—		100,000	—		100,000
Long-term receivables, current	603,628						603,628			603,628
Prepaid expenses and other current assets, net	1,610,822	60,506		—			1,671,328	—		1,671,328
Total current assets	35,976,797	350,086	—	—	145,699,820		182,026,703	(89,074,820)		92,951,883

Non-current assets
Rental equipment, net	22,751,149	—		—	—		22,751,149	—		22,751,149
Property and equipment, net	1,086,502	—		—			1,086,502	—		1,086,502
Intangible assets, net	2,970,300	—		—			2,970,300	—		2,970,300
Operating lease right-of-use assets, net	5,576,391	—		—			5,576,391	—		5,576,391
Long-term receivables, net	44,013	—		—			44,013	—		44,013
Deferred tax assets	3,181,455						3,181,455			3,181,455
Long-term equity investment	—	—		—			—	—		—
R&D expenditure	—	—		—			—	—		—
Other non-current assets	399,551						399,551	—		399,551
Investments held in Trust Account	—	88,485,688		—			—	—		—
					(89,074,820)	A
					589,132	G
Total non-current assets	36,009,361	88,485,688	—	—	(88,485,688)		36,009,361	—		36,009,361
Total assets	$71,986,158	$88,835,774	$—	$—	$57,214,132		$218,036,064	$(89,074,820)		$128,961,244

LIABILITIES
Current liabilities
Trade payables	1,415,107	1,000			(212,000)	B	1,204,107	—		1,204,107
Trade payables – related party	3,840,289						3,840,289			3,840,289
Advance from customer	—
Income tax payable	2,176,754	—		—	—		2,176,754	—		2,176,754
Accruals and other payables	2,596,804	659,725		—			3,256,529	—		3,256,529
Loans payable, current	695,702	—		—			695,702	—		695,702
Dividend payable to shareholder	5,000,000	—		—			5,000,000	—		5,000,000
Operating lease liabilities, current	1,566,010	—		—	—		1,566,010	—		1,566,010
Amount due to related parties, current	80,231	—			—		80,231	—		80,231
Excise taxes payable	—	—		—	—		—	—		—
Total current liabilities	17,370,897	660,725	—	—	(212,000)		17,819,622	—		17,819,622

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2025(1) — (Continued)

	GOWell (IFRS Historical)	Inflection Point V (US GAAP Historical)	GOWell Energy Technology (PubCo)	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario				Scenario 2: Maximum Redemption Scenario
					Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Non-current liabilities
Loans payable, non-current	42,991	500,000	—	—		(500,000)	K	42,991	—		42,991
Long-term payable	—							—			—
Amount due to a related party-non-current	4,570,567							4,570,567			4,570,567
Operating lease liabilities, non-current	4,558,736	—		—		—		4,558,736	—		4,558,736
Deferred tax liability	—	—		—		—		—	—		—
Deferred underwriting fee payable	—	3,450,000		—		(3,450,000)	I	—	—		—
Earnout liability						107,448,000	M	107,448,000	—		107,448,000
Financial Liability – Series A Redeemable Preference Shares						63,028,292	N	63,028,292			63,028,292
Financial Liability – Warrants						6,971,708	N	6,971,708			6,971,708
Ordinary shares subject to possible redemption	—	—		88,485,688		(89,074,820)	C	—	—		—
						589,132	G
Total non-current liabilities	9,172,294	3,950,000	—	88,485,688		85,012,312		186,620,294	—		186,620,294
Total liabilities	26,543,191	4,610,725	—	88,485,688		84,800,312		204,439,916	—		204,439,916
Class A Ordinary shares subject to possible redemption	—	88,485,688		(88,485,688)		—		—	—		—

EQUITY
Ordinary Shares	$50,000	$—		$—	$			$—	$—		$—
						(50,000)	L
Subscription receivable				—				—	—		—
PubCo ordinary shares				—		1,370	H	4,722	(863)	C	3,859
						2,904	L
						448	O
Inflection Point V preferred stock		—		—		—	—	—			—
Inflection Point V ordinary shares Class A		230		—		—		—	—		—
						863	C
						178	F
						(1,370)	H
						99	E
Inflection Point V ordinary shares Class B		99				(99)	E	—	—		—
								—	—		—
Additional paid-in capital	29,164,781	—		—		(2,213,000)	B	210,371,677	(89,073,957)	C	121,276,290
						42,571,427	O		(21,430)	D
						(11,850,100)	J
						89,073,957	C
						63,577,694	D
						(178)	F
						47,096	L
Accumulated deficit	16,228,186	(4,260,968)		—		(7,000,000)	B	(196,780,251)	21,430	D	(196,758,821)
						11,850,100	J
						(63,577,694)	D
						(107,448,000)	M
						(42,571,875)	O
						—	G
Total equity	45,442,967	(4,260,639)	—	—		(27,586,180)		13,596,148	(89,074,820)		(75,478,672)
Total equity and liabilities	$71,986,158	$88,835,774	$—	$—		$57,214,132		$218,036,064	$(89,074,820)		$128,961,244

____________

(1)      The unaudited pro forma condensed combined balance sheet as of September 30, 2025, combines the historical unaudited condensed consolidated statement of financial position of GOWell as of September 30, 2025, with the historical unaudited balance sheet of SPAC as of September 30, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025(1)

	GOWell (IFRS Historical)	Inflection Point V (US GAAP Historical)		GOWell Energy Technology (PubCo)	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
						Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$33,852,441	$			$—	$—		$33,852,441	$—	$33,852,441
Cost of sales	(13,361,846)		—		—	—		(13,361,846)	—	(13,361,846)
Gross profit	20,490,595		—	—	—	—		20,490,595	—	20,490,595

Other income (expense)	—		—		—				—	—
Selling and marketing expenses	(4,757,238)		—		—	—		(4,757,238)		(4,757,238)
General and administrative expenses	(6,636,156)		(946,410)		—	—		(7,582,566)	—	(7,582,566)
Research and development expenses	(3,098,126)		—		—	—		(3,098,126)	—	(3,098,126)
Finance income	137,122		—			—		137,122	—	137,122
Finance costs	(367,634)		—		—	—		(367,634)	—	(367,634)
Other expense, net	(69,284)		—		—	—		(69,284)	—	(69,284)
Interest earned (expense) on Bank Account			10,559					10,559		10,559
Forgiveness of debt	—		12,502		—	—		12,502	—	12,502
Interest income on marketable securities held in Trust Account	—		2,235,688	—	—	(2,235,688)	AA	—	—	—

(Loss) income before income tax	5,699,279		1,312,339	—	—	(2,235,688)		4,775,930	—	4,775,930

Income tax expense	(1,126,243)		—	—	—	—		(1,126,243)	—	(1,126,243)

Net (loss) income	$4,573,036		$1,312,339	—	$—	$(2,235,688)		$3,649,687	$—	$3,649,687

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	40,323							40,323		40,323
Total comprehensive income	$4,613,359		1,312,339	—	—	(2,235,688)		3,690,010	—	3,690,010

Basic and diluted net loss per share, Class A Ordinary shares redeemable			$0.13

Basic and diluted net loss per share, Class B Ordinary shares and Class A Ordinary shares non redeemable			$0.13

Pro forma weighted average number of shares outstanding – basic and diluted								47,154,257 (2)		38,529,257 (2)

Pro forma loss per share – basic and diluted								$0.08		$0.09

____________

(1)      The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, combines the historical unaudited condensed consolidated statement of profit or loss and other comprehensive income of GOWell for nine months ended September 30, 2025, with the historical unaudited statement of operations of SPAC for the nine months ended September 30, 2025.

(2)      Please refer to Note 8 — “Net Loss per Share” for details

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024(1)

	GoWell (IFRS Historical)	Inflection Point V (US GAAP Historical)	GOWell Energy Technology (PubCo)	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
					Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$49,325,292	$—		$—	$—		$49,325,292	$—		$49,325,292
Cost of sales	(19,511,774)	—		—	—		(19,511,774)	—		(19,511,774)
Gross profit	29,813,518	—	—	—	—		29,813,518	—		29,813,518
Other income (expense)	—	—		—				—		—
Selling and marketing expenses	(6,569,953)	—		—	—		(6,569,953)			(6,569,953)
General and administrative expenses	(5,765,352)	(7,712)		—	(63,577,694)	BB	(69,624,508)	21,430	BB	(69,430,578)
Research and development expenses	(3,569,145)	—		—	—		(3,569,145)	—		(3,569,145)
Finance income	231,900
Finance costs	(477,704)	—		—	—		(477,704)	—		(477,704)
Other expense, net	(1,229)	—			—		(1,229)	—		(1,229)
Compensation expense					(42,571,875)	CC	(42,571,875)	—		(42,571,875)
Forgiveness of debt	—	—		—	—		—	—		—
Interest income on marketable securities held in Trust Account	—	—	—	—	—		—	—		—
(Loss) income before income tax	13,662,035	(7,712)	—	—	(106,149,569)		(92,727,146)	21,430		(92,705,716)
Income tax expense	(2,511,248)	—	—	—	—		(2,511,248)	—		(2,511,248)
Net (loss) income	$11,150,787	$(7,712)	—	$—	$(106,149,569)		$(95,238,394)	$21,430		$(95,216,964)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	(188,714)						(188,714)			(188,714)
Total comprehensive income	$10,962,073	(7,712)	—	—	(106,149,569)		(95,427,108)	21,430		(95,405,678)

Basic and diluted net loss per share, Class A Ordinary shares redeemable		$—

Basic and diluted net loss per share, Class B Ordinary shares and Class A Ordinary shares non redeemable		$—

Pro forma weighted average number of shares outstanding – basic and diluted							47,210,377 (2)			38,585,377 (2)

Pro forma loss per share – basic and diluted							$(2.02)			$(2.47)

____________

(1)      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, combines the historical audited consolidated statement of profit or loss and other comprehensive income of GOWell for the year ended December 31, 2024, with the historical audited statement of operations of SPAC for the period from May 31, 2024 (inception) to December 31, 2024.

(2)      Please refer to Note 8 — “Net Loss per Share” for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On October 13, 2025, SPAC, GOWell, PubCo and Merger Sub, entered into a Business Combination Agreement. Pursuant to terms of the Business Combination Agreement and subject to the terms and conditions set forth therein: (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company, and (b) Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo.

Consideration

At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holders of securities of the GOWell or PubCo, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price, subject to a cap of $10.50 per share; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time.

In addition to the Company Consideration Shares, following the Closing, PubCo will issue to the GOWell Shareholder and the New Sponsor, or their successors and assigns, their allocable portion of up to an aggregate of 20,000,000 Earnout Shares in three tranches respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the SEC:

•        2026 EBITDA (x) equal to or greater than 94% of $35,000,000 but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

•        2027 EBITDA (x) equal to or greater than 80% of $50,000,000 but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

•        2028 EBITDA (x) equal to or greater than 80% of $70,000,000 but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

In connection with entering into the Business Combination Agreement, on October 13, 2025, GOWell entered into (i) the Signing PIPE Subscription Agreement with New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement, and (ii) the Closing PIPE Subscription Agreement with the Closing PIPE Investor, pursuant to which the Closing PIPE Investor agreed to purchase approximately $50 million of Company Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time.

For a description of the Business Combination and certain agreements executed in connection therewith, see “The Business Combination” and “Ancillary Documents.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that GOWell will experience. GOWell and SPAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. SPAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

SPAC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of GOWell have been prepared in accordance with IFRS as issued by the IASB. The historical financial statements of SPAC have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by GOWell. SPAC’s historical financial statements have been converted from U.S. GAAP to IFRS to align with the basis of accounting used by GOWell. See Note 4 — IFRS Conversion and Presentation Alignment.

SPAC has elected to provide the unaudited pro forma condensed combined financial information under five different redemption scenarios of the Public Shares into cash as more fully described below:

•        Assuming No Redemptions:    This presentation assumes no Public Shares exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes Public Shareholders holding 8,625,000 SPAC Class A Shares will exercise their redemption rights for $89,074,820 upon consummation of the Business Combination at a Redemption Price of approximately $10.33 per share, or 100% of the outstanding Public Shares. The maximum redemptions amount reflects the maximum number of the Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of SPAC on a pro forma basis assuming the No Additional Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario, 75% Redemptions Scenario and the Maximum Redemptions Scenario:

	VOTING INTERESTS IN PUBCO
PRO FORMA OWNERSHIP	No Redemptions			25% Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding	No. of Shares	Percent Outstanding	Fully Diluted Percent Outstanding
Public Shares(1)	8,625,000	18.3%	11.1%	6,468,750	14.4%	8.6%	4,312,500	10.1%	5.9%	2,156,250	5.3%	3.0%	—	0.0%	0.0%
Public Rights(2)	1,725,000	3.7%	2.2%	1,725,000	3.8%	2.3%	1,725,000	4.0%	2.4%	1,725,000	4.2%	2.4%	1,725,000	4.5%	2.5%
Founder Shares(3)	990,000	2.1%	1.3%	990,000	2.2%	1.3%	990,000	2.3%	1.4%	990,000	2.4%	1.4%	990,000	2.6%	1.4%
Retained Shares(4)	2,028,750	4.3%	2.6%	2,028,750	4.5%	2.7%	2,028,750	4.7%	2.8%	2,028,750	5.0%	2.9%	2,028,750	5.3%	2.9%
Private Placement Units(5)	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*	318,750	*	*
PubCo Restricted Shares(6)	4,481,250	9.5%	5.8%	4,481,250	9.9%	5.9%	4,481,250	10.4%	6.1%	4,481,250	11.0%	6.3%	4,481,250	11.6%	6.5%
Company Consideration Shares(7)	29,041,627	61.5%	37.4%	29,041,627	64.5%	38.5%	29,041,627	67.7%	39.6%	29,041,627	71.3%	40.8%	29,041,627	75.3%	42.1%
Total	47,210,377	100.1%		45,054,127	100.0%		42,897,877	99.9%		40,741,627	100.0%		38,585,377	100.1%

Potential Sources of Dilution
Earnout Shares(8)	20,000,000		25.9%	20,000,000		26.4%	20,000,000		27.3%	20,000,000		28.1%	20,000,000		29.0%
PubCo Preferred Shares(9)	7,002,418		9.0%	7,002,418		9.3%	7,002,418		9.6%	7,002,418		9.9%	7,002,418		10.1%
PubCo Warrants(10)	3,431,372		4.4%	3,431,372		4.5%	3,431,372		4.6%	3,431,372		4.8%	3,431,372		5.0%
Fully-Diluted Shares	77,644,167		100.0%	75,487,917		100.0%	73,331,667		100.2%	71,175,417		99.9%	69,019,167		100.0%

____________

*        Less than 1%.

Percentages may not sum to 100.0% due to rounding.

(1)      Represents the unredeemed Public Shares in a variety of redemption scenarios. Assumes the redemption of (i) 0 Public Shares in the No Redemptions Scenario, (ii) 2,156,250 Public Shares in the 25% Redemptions Scenario, (iii) 4,312,500 Public Shares in the 50% Redemptions Scenario, (iv) 6,468,750 Public Shares in the 75% Redemptions Scenario, and (v) all 8,625,00 Public Shares in the Maximum Redemptions Scenario, representing the redemption of 100% of the Public Shares.

(2)      Represents the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, with all fractional shares rounded down. Following the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(3)      Represents the SPAC Class B Shares held by the New Sponsor. Prior to the First Merger Effective Time, each SPAC Class B Share that is issued and outstanding at such time shall be automatically converted into one SPAC Class A Share. Following the SPAC Class B Conversion, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(4)      Represents the SPAC Class A Shares retained by Prior Sponsor following the Sponsor Transaction. At the SPAC Merger Effective Time, each whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share.

(5)      Prior Sponsor and Representatives purchased 125,000 and 140,625 Private Placement Units, respectively, in a private placement that closed simultaneously with the IPO. Prior to the SPAC Merger Effective Time, the Unit Separation will occur, whereby each SPAC Unit that is issued and outstanding at such time shall be automatically detached into one SPAC Class A Share and one SPAC Right. Then, each SPAC Right will be exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down. Following the Unit Separation and the exchange of the Public Rights, each resulting whole SPAC Class A Share will be cancelled and exchanged for one PubCo Ordinary Share at the First Merger Effective Time.

(6)      Reflects the 4,481,250 PubCo Restricted Shares to be issued to officers and directors of SPAC as the Closing pursuant to the terms of the Business Combination Agreement.

(7)      The GOWell Shareholder holds 100% of all outstanding Company Ordinary Shares as of the date of this proxy statement/prospectus. At the Second Merger Effective Time, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the Redemption Price; divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares.

(8)      Assumes that PubCo issues the maximum number of Earnout Shares to the GOWell Shareholder and New Sponsor under the Business Combination Agreement due to PubCo and its subsidiaries achieving the 2026 EBITDA Target, 2027 EBITDA Target and 2028 EBITDA Target. The allocation of such Earnout Shares among the GOWell Shareholder and New Sponsor, or their respective designees and assigns, will be mutually determined.

(9)     Represents PubCo Ordinary Shares underlying PubCo Preferred Shares. At the Second Merger Effective Time, the Company Preferred Shares will be converted into the right to receive a number of PubCo Preferred Shares equal to (i) the Accrued Value, divided by (ii) the Redemption Price. For illustrative purposes, the Accrued Value is estimated to be $84,029,009 and the Redemption Price is estimated to be $10.33, resulting in the issuance of 8,134,464 PubCo Preferred Shares. Further assumes the conversion in full of all PubCo Preferred Shares, pursuant to their terms, into an aggregate of 7,002,418 PubCo Ordinary Shares.

(10)    Represents PubCo Ordinary Shares underlying PubCo Warrants. At the Second Merger Effective Time, the Company Warrants will be converted into the right to receive PubCo Warrants exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company Articles) attributable to the applicable PIPE Investor’s Company Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company Articles) applicable to such Company Preferred Share, multiplied by (B) 0.5. For illustrative purposes, assumes the exercise of all such PubCo Warrants for cash at a cash exercise price of $12.00.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse capitalization, in accordance with IFRS 2. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes, and GOWell will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        the GOWell Shareholder will hold a majority of the voting power of PubCo post Business Combination;

•        effective upon the Business Combination, GOWell will appoint a majority of the members of the PubCo Board;

•        GOWell’s operations will substantially comprise the ongoing operations of PubCo;

•        GOWell is the larger entity in terms of substantive operations and employee base; and

•        GOWell’s senior management will comprise the majority of the senior management of PubCo.

Another determining factor was that SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse capitalization, within the scope of IFRS 2. The net assets of SPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to SPAC over the fair value of SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial information of SPAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The adjustment required to convert SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify SPAC’s ordinary shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require SPAC to redeem the ordinary shares and SPAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2025

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2025, are as follows:

A.     Reflects the liquidation and reclassification of $89,074,820 of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

B.      Represents preliminary estimated transaction costs expected to be incurred by SPAC and GOWell of approximately $9,950,000 for legal, accounting, and advisory fees incurred as part of the Business Combination.

         For the $7,500,000 of SPAC transaction costs, $425,000 of these fees have been paid, and $75,000 has been accrued as of the pro forma balance sheet date. The remaining amount of $7,000,000 is reflected as an adjustment to accumulated losses.

         For the $2,450,000 of GOWell transaction costs, $100,000 of these fees have been paid as of the pro forma balance sheet date and $137,000 has been accrued as of the pro forma balance sheet date. The remaining amount of 2,213,000 is reflected as an adjustment to additional paid in capital.

C.     In Scenario 1, reflects the no redemption scenario. In Scenario 2, reflects the maximum redemption of 8,625,000 SPAC Ordinary Share for aggregate redemption payments of $89,074,820 at a Redemption Price of approximately $10.33 per share.

D.     In Scenario 1, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the fair value of SPAC’s identifiable net assets at the date of the Business Combination, resulting in a $63,577,694 increase to accumulated loss. In Scenario 2, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs the fair value of SPAC’s identifiable net assets at the date of the Business Combination, resulting in a $63,556,264 increase to accumulated loss. The fair value of shares issued was estimated based on a market price of $10.33 per share. The value is preliminary and will change based on fluctuations in the share price of SPAC’s Ordinary shares through the closing date. In Scenario 1, a one percent change in the market price per share would result in a change of $1,413,919 in the estimated expense. In Scenario 2, a one percent change in the market price per share would result in a change of $522,956 in the estimated expense.

	No Redemptions Scenario		Maximum Redemptions Scenario
	Shares	Dollars	Shares	Dollars
SPAC Shareholders
Public Shareholders(1)	10,350,000		1,725,000
Sponsors and Representatives	3,337,500		3,337,500
Fair value of PubCo Ordinary Shares to be issued to SPAC shareholders		$141,391,875		$52,295,625
Net assets of SPAC as of September 30, 2025		84,222,049		84,225,049
Less: SPAC transaction costs		(7,000,000)		(7,000,000)
Add: Effect of interest earned on Trust Account		589,132		589,132
Less: Effect of maximum redemption of SPAC Ordinary Shares		—		(89,074,820)
Adjusted net assets of SPAC as of September 30, 2025		77,814,181		(11,260,839)
Difference – being IFRS 2 charge for listing services		$63,577,694		$63,556,264

____________

(1)      The shares presented reflect the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares.

E.      Reflects the conversion of SPAC Class B Shares to SPAC Class A Shares on a one-for-one basis at a par value of $0.0001.

F.      Reflects the conversion of 8,625,000 Public Rights into 1,725,000 SPAC Class A Shares, and 265,625 SPAC Rights underlying the Private Placement Units into 53,125 SPAC Class A Shares at the First Merger Effective Time.

G.     Reflects the interest income earned of $589,132 in the Trust Account as subsequent to September 30, 2025.

H.     Reflects the exchange of the SPAC Class A Shares into PubCo Ordinary Shares.

I.       Reflects the settlement of deferred underwriting commissions upon the closing of the Business Combination.

J.       Represents the elimination of SPAC historical accumulated losses after recording the transaction costs to be incurred by SPAC of $7,000,000 as described in (B) above and the interest earned in the Trust account of $589,132 as described in (G) above.

K.     Represents the repayment of the $500,00 Sponsor Loan on SPAC balance sheet.

L.      Represents conversion of the Company Consideration Shares into 29,041,627 PubCo Ordinary Shares at the Second Merger Effective Time.

M.     Represents the recording of the earnout liability at a fair value of $107,448,000. The shares will be accounted for as a liability in accordance with IAS 32 following the consummation of the Business Combination.

         The Earnout Shares were valued with a Monte Carlo Model simulation. Below are the significant assumptions used in the simulation:

(i)     Revenue projections:

Year 1	Year 2	Year 3
25,234,000	54,097,000	78,138,000

(ii)    Underlying metric volatility 30.1%.

(iii)   Stock volatility 41.0%

(iv)   Pro forma stock price $10.00

N.     Represents the recording the cash of $70,000,000 and liability allocated between the PubCo Preferred Shares in the amount of $63,028,292 and PubCo Warrants in the amount of $6,971,708 in connection with the PIPE Investments.

The Pubco Preferred shares are comprised of the closing PIPE agreement and the prefunded PIPE agreement. The prefunded PIPE agreement fail the “fixed-for-fixed” criterion in IAS 32 because the number of shares issuable upon conversion varies based on inputs to the conversion formula or are subject to reasonably possible adjustments. These features, however, are embedded in a debt host contract and are considered not clearly and closely related to that host, consistent with IFRS 9.4.3.3. Accordingly, the Series A Shares are separated into derivative and host components. The host instrument is recognized as a non-derivative financial liability.

The PubCo Warrants meet all criteria of a derivative liability under IFRS 9, which include (i) redemption rights exercisable at the option of the Series A Majority at a redemption price equal to 100% of the Accrued Value, (ii) priority cash distributions upon the occurrence of Deemed Liquidation Events, and (iii) the accrual of interest on unpaid redemption amounts. The Deemed Liquidation Event provisions are genuine and more likely than remote and therefore preclude equity classification under IAS 32.25.

The value of the warrants was determined to be $4.01 per warrant using a Black Scholes model with the following significant inputs:

(i)     Stock volatility 46.2%.

(ii)    Term 5.0

(iii)   Risk free rate 4.08%

(iv)   Exercise price $12.00

The value of the shares was determined to be $15.12 per share using a lattice model with the following significant inputs:

(i)     Stock volatility 47.4%.

(ii)    Term 10.0

(iii)   Risk free rate 4.08%

(iv)   Exercise price $12.00

**     The total proceeds of the PIPE are allocated to the relative fair values, as the PIPE transaction is an arms-length transaction.

O.     Represents the issuance of 4,481,250 PubCo Restricted Shares to existing officers and directors of SPAC at a par value of $0.0001, $448. The shares were determined to be a compensation expense and recorded at a fair value of $42,571,875 or $9.50 per share. The shares were valued using $10.00 per share and applied a discount for lack of marketability.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025, are as follows:

AA.  To eliminate interest income earned on funds in the Trust Account which will be released upon the Closing.

Note 7 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, are as follows:

BB.   Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of shares issued by GOWell over the fair value of SPAC’s identifiable net assets at the date of the Business Combination. This cost is a non-recurring item.

CC.   Represents the compensation expense in connection with the issuance of 4,481,250 PubCo Restricted Shares to existing officers and directors of SPAC at a fair value of $42,571,875 or $9.50 per share. The shares were valued using $10.00 per share and applied a discount for lack of marketability.

Note 8 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were issued and outstanding since January 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of Public Shares described under the “Maximum Redemptions Scenario” described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared, assuming two alternative levels of redemption of Public Shares:

	For the Nine Months Ended September 30, 2025, and the Year Ended December 31, 2024
	No Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
Company Consideration Shares	29,041,627	29,041,627
Public Shares	8,625,000	—
Public Rights	1,725,000	1,725,000
Founder Shares	990,000	990,000
Retained shares	2,028,750	2,028,750
Private Placement Shares	318,750	318,750
PubCo Restricted Shares	4,481,250	4,481,250
Total	47,210,377	38,585,377
	Nine Months Ended September 30, 2025
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net income	$3,649,687	$3,649,687
Weighted average shares outstanding of PubCo Ordinary Shares – basic and diluted	47,210,377	38,585,377
Net income per share – basic and diluted	$0.08	$0.09
	Year Ended December 31, 2024
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(95,238,394)	$(95,216,964)
Weighted average shares outstanding of ordinary shares – basic and diluted	47,210,377	38,585,377
Net loss per share – basic and diluted	$(2.02)	$(2.47)

DILUTION

SPAC Shareholders who acquired Public Shares in the IPO will have their ownership interests diluted to the extent of the difference between the initial public offering price of $10.00 per Public Share sold in the IPO and the net tangible book value per share at the time of the Business Combination assuming various sources of material probable dilution described below but excluding the effects of the consummation of the Business Combination itself.

As of September 30, 2025, SPAC’s net tangible book value was $(4.3) million, calculated as total assets of $88.8 million less total liabilities of $4.6 million, and less Public Shares subject to redemption classified in mezzanine equity of $88.5 million. The number of SPAC Ordinary Shares outstanding as of September 30, 2025, was 11,909,375, which includes 10,919,315 SPAC Class A Shares and 990,000 SPAC Class B Shares.

The following table presents the net tangible book value per share at various redemption levels that may occur in connection with the consummation of the Business Combination assuming various sources of material probable dilution, but excluding the effects of the Business Combination transaction itself.
	Assuming No Redemption	Assuming 25% Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Redemption
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Pro forma net tangible book value, as adjusted(1)	$77,314,181	$55,045,476	$32,776,771	$10,508,066	$(11,760,639)
Total Shares(2)	13,687,500	11,531,250	9,375,000	7,218,750	5,062,500
Net tangible book value per share as of September 30, 2025	$5.65	$4.77	$3.50	$1.46	$(2.32)
Dilution per share to Public Shareholders	$(4.35)	$(5.23)	$(6.50)	$(8.54)	$(12.32)

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted.

(2)      See table below for reconciliation of as adjusted shares.

The following table illustrates the as adjusted net tangible book value to the SPAC Shareholders and increase in net tangible book value to the SPAC Shareholders as a result of transaction costs incurred by SPAC, funds released from the Trust Account at the Closing, and reflects the issuance of PubCo Ordinary Shares to holders of SPAC Rights in connection with the SPAC Rights issued as part of the SPAC Units offered at the IPO.
	Assuming No Redemption(1)	Assuming 25% Redemption(2)	Assuming 50% Redemption(3)	Assuming 75% Redemption(4)	Assuming Maximum Redemption(5)
As adjusted net tangible book value per share after giving effect to the issuance of PubCo Ordinary Shares in connection with SPAC Rights issued at IPO to SPAC’s right holders	$5.65	$4.77	$3.50	$1.46	$(2.32)

Numerator adjustments
SPAC’s net tangible book value	$(4,260,639)	$(4,260,639)	$(4,260,639)	$(4,260,639)	$(4,260,639)
Transaction costs attributed to SPAC	(7,500,000)	(7,500,000)	(7,500,000)	(7,500,000)	(7,500,000)
Funds released from Trust Account	89,074,820	66,806,115	44,537,410	22,268,705	—
As adjusted net tangible book value	$77,314,181	$55,045,476	$32,776,771	$10,508,066	$(11,760,639)

Denominator adjustments
Public Shares	8,625,000	6,648,50	4,312,500	2,156,250	—
Public Rights	1,725,000	1,725,000	1,725,000	1,725,000	1,725,000
Founder Shares	990,000	990,000	990,000	990,000	990,000
Retained shares	2,028,750	2,028,750	2,028,750	2,028,750	2,028,750
Private Placement Units	318,750	318,750	318,750	318,750	318,750
As adjusted SPAC’s shares outstanding	13,678,500	11,531,250	9,375,000	7,218,750	5,062,500

____________

(1)      Reclassification of shares subject to redemption assumes that no Public Shareholders exercise their redemption rights with respect to their SPAC Class A Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Shareholders, holding 2,156,250 SPAC Class A Shares, exercise their redemption rights for an aggregate payment of approximately $22,268,705 (based on the estimated per-share Redemption Price of approximately $10.33 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $68,806,115 is reclassified to equity.

(3)      Assumes that 50% of Public Shareholders, holding 4,312,500 SPAC Class A Shares, exercise their redemption rights for an aggregate payment of approximately $44,537,410 (based on the estimated per-share Redemption Price of approximately $10.33 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $44,537,410 is reclassified to equity.

(4)      Assumes that 75% of Public Shareholders, holding 6,468,750 SPAC Class A Shares, exercise their redemption rights for an aggregate payment of approximately $66,806,115 (based on the estimated per-share Redemption Price of approximately $10.33 per share) from the Trust Account. The remaining amount held in the Trust Account of approximately $22,268,705 is reclassified to equity.

(5)      Assumes that all Public Shareholders, holding 8,625,000 SPAC Class A Shares, exercise their redemption rights for an aggregate payment of approximately $89,074,820 (based on the estimated per-share Redemption Price of approximately $10.33 per share) from the Trust Account.

SPAC issued 8,625,000 SPAC Units, each consisting of one SPAC Class A Share and one SPAC Right, at a price of $10.00 per unit in its IPO. Following the IPO, there are 8,625,000 Public Shares underlying the SPAC Units issued and outstanding. In connection with the Business Combination, there will be 29,041,627 shares issued to the GOWell Shareholder. The No Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario, 75% Redemptions Scenario and Maximum Redemptions Scenario have been disclosed in the table below as required by Item 1604(c).

For purposes of Item 1604(c)(1) of Regulation S-K, PubCo would have 47,210,377 PubCo Ordinary Shares issued and outstanding after giving effect to the Business Combination under the No Redemptions Scenario. Where there are no redemptions, the valuation of SPAC is based on the offering price each SPAC Class A Share underlying the SPAC Units in the IPO of $10.00 and is therefore calculated as: $10.00 (Per share price at IPO) times 47,210,377 shares, or $472,103,773. The following table illustrates the valuation based on the offering price of the securities at the IPO price of $10.00 per share under each redemption scenario:

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
SPAC Class A Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$136,875,000	$115,312,500	$93,750,000	$72,187,500	$50,625,000
SPAC Public Shareholder shares outstanding post-Closing	13,687,500	11,531,250	9,375,000	7,218,750	5,062,500
Company Ordinary Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$335,228,773	$335,228,773	$335,228,773	$335,228,773	$335,228,773
GOWell Shareholder shares outstanding post-Closing	33,522,877	33,522,877	33,522,877	33,522,877	33,522,877
Total valuation based on offering price of the securities in IPO of $10.00 per share	$472,103,773	$450,541,273	$428,978,773	$407,416,273	$385,853,773
Total shares outstanding post-Closing	47,210,377	45,054,127	42,897,877	40,741,627	38,585,377

____________

          This required disclosure is not a guarantee that the trading price of the PubCo Ordinary Shares will not be below the IPO offering price of SPAC, nor is the disclosure a guarantee that the valuation of PubCo will attain one of the stated levels of valuation.

(1)      Includes 1,725,000 SPAC Class A Shares to be issued at Closing upon the conversion of the 8,625,000 Public Rights outstanding and 53,125 SPAC Class A Shares to be issued at Closing upon conversion of the 265,625 rights from the Private Placement Units.

After taking into account the effects of the consummation of the Business Combination itself, for each of the No Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario, 75% Redemptions Scenario, and Maximum Redemptions Scenario, the valuation of GOWell would need to equal $472 million, $451 million, $429 million, $407 million, and $386 million, respectively, in order for the non-redeeming shareholders’ interest per share to be at least equal to the IPO price per Public Share ($10.00 per share).

INFORMATION ABOUT THE COMPANY

Unless the context otherwise requires, all references to the “Company,” “GOWell,” “we,” “us” or “our” refer GOWell Technology Limited, a Cayman Islands holding company, and its subsidiaries prior to the consummation of the Business Combination and refer to GOWell Energy Technology, a Cayman Islands holding company, and its subsidiaries (including GOWell Technology Limited) immediately following the consummation of the Business Combination. All information and data presented in the sub-section titled “Our Market Opportunity,” “What Differentiates Us,” and “Competition” has been derived from the BCB EVERGREEN PTE. LTD (“B-Core”) industry report commissioned by us in 2024 and updated in 2025 (the “B-Core Interviews and Analysis”) unless otherwise noted, and includes projections for future growth, which may not occur at the rates that are projected or at all.

Overview

GOWell is a global provider of integrated wireline logging technology and solutions focused on advancing well evaluation, integrity and performance. The Company serves the full energy spectrum, including oil and gas, geothermal, underground storage, and carbon sequestration, across the entire asset lifecycle, from construction and production to rejuvenation and permanent abandonment. As an integrated developer, manufacturer, and service provider, we deliver the equipment, logging data interpretation, and repair and maintenance services that position us to redefine industry standards in formation evaluation, well integrity, and production analysis. Our mission is to enable a safe, efficient, and sustainable lifecycle for global energy infrastructure.

Founded in 2007 with the vision of building a technology-driven international enterprise, GOWell now operates across eight business regions and serves customers in over fifty countries. GOWell Technology Limited is a Cayman Islands holding company that conducts substantially all of its operations through its operating subsidiaries. Our operations are anchored by a new global headquarters in Singapore, with regional hubs in Dubai, UAE, and Houston, U.S., other subsidiaries in Canada, Norway and the PRC, a related-party manufacturing center in Xi’an, China, and twelve additional local offices worldwide. Supported by a team of 176 employees and consultants, we leverage this global network to deliver flexible and cost-effective solutions tailored to our clients’ diverse needs.

GOWell's Global Footprint

GOWell operates in more than 50 countries from our new global headquarters in Singapore, with major hubs in Dubai and Houston

Regional Hubs:

Singapore- HQ

US - Houston

UAE - Dubai

Related Party

Xi'an - China

Beijing - China

Geoscience Hub:

Egypt - Cairo

Regional Office:

Norway - Stavanger

Canada - Calgary

Indonesia - Jakarta

UK - Aberdeen

Rep Office

Algeria - Algiers

Azerbaijan - Baku

Australia - Perth

France - Chateau-Renard

Saudia Arabia - Damman

Mexico - Villahermosa

Oman - Muscat

Malaysia - Kemaman

NAM 16%
EUR 12%
CIS 13%
MENA 41%
SSAF 3%
SAM 4%
APAC 11%
Legend
HQ & Mfg. Center
Major Hub inc. Mfg, R&D, Geoscience
Hub inc. Mfg, Geoscience
Related party
Regional/Rep Office
Geoscience Hub
%
FY24 Revenue Contribution by Region (%)

GOWell generates revenue primarily from four business lines: equipment sales, equipment leases, logging data interpretation services, and repair and maintenance services. In our equipment sales line, GOWell supplies wireline logging equipment to service companies that seek competitively priced yet reliable products through one-time purchases. In the leasing line, we lease wireline logging tools on a monthly or annual basis, allowing customers to access advanced equipment without incurring significant upfront capital expenditures. As service companies face increasing constraints on capital investment, our leasing model provides them with an efficient and scalable alternative to ownership. Our logging data interpretation services integrates proprietary software with the expertise of our global geoscience team to deliver continuous quality control, data processing, and professional interpretation reports. While we offer tailored training for clients wishing to perform their own analysis, we retain exclusive in-house interpretation for our newest technologies, i.e., ePDT, DEC, MPAC, and TTCE tools (each defined below, together “newest technologies”), to ensure the accuracy of final interpretations. In addition, we provide 24/7 repair and maintenance services through local teams in Houston, Dubai, Jakarta, and Stavanger. We prioritize rapid remote troubleshooting to minimize downtime, while also offering on-site engineering support and facility repairs upon request.

GOWell is a technology-driven company underpinned by strong research and development capabilities. Our main R&D center in Houston employs 28 scientists and engineers with diverse technical backgrounds and is further supported by two R&D engineers in Singapore. We also maintain an R&D team of 5 persons in Norway dedicated to advancing our newest tractor technology. Since 2012, we have focused on developing and commercializing innovative technologies that have gained rapid acceptance in global markets. Our proprietary technologies have received multiple awards, including the 2024 OTC Spotlight on New Technology awards for our Enhanced Pipe Detection Tool (“ePDT”) and Through-Tubing Cement Evaluation (“TTCE”) tools, and the 2023 award for our Deformation and Eccentricity Tool (“DEC”). We were also a finalist in the 2025 Gulf Energy Excellence Awards for our Multi Pipe Azimuthal Corrosion (“MPAC”) technology. Our portfolio, including the ePDT, TTCE, DEC, and MPAC, is protected by twelve U.S. patents and two Norwegian patents.

GOWell is recognized as a preferred provider of open-hole and cased-hole wireline logging solutions for both international and regional energy service companies, including the provision of custom surface acquisition systems and analytical software required. We also collaborate directly with upstream operators, i.e., the end users of our products, through R&D partnerships and service engagements. Since inception, GOWell has served over 400 enterprise clients (including their branches and offices) and successfully completed more than 10,000 projects worldwide.

We recognized revenues of $49 million for the year ended December 31, 2024, and $45 million for the year ended December 31, 2023. For the nine months ended September 30, 2025 and 2024, our revenues were $34 million and $35 million, respectively. In addition, we reported net profit of $11 million in 2024 and $14 million in 2023. For the nine months ended September 30, 2025, we generated net profit of $5 million, compared to $8 million for the same period in 2024. This decrease was caused by slightly lower revenues, lower gross margin, and higher expenses. For further analysis on the net profit, see “The Company’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

The following table highlights our key operating and financial metrics for the periods presented, which we monitor regularly to assess our performance and inform strategic decision-making.

Metric	Fiscal Year 2024	Fiscal Year 2023	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
Recurring Revenue Mix %(1)	57 🡑%	52%	65 🡑%	63%
Leasing Asset Revenue Ratio (US$ per dollar invested in equipment leases)(2)	$1.32 🡑	$1.18	$1.44 🡑	$1.33
R&D Spend % of Revenue(3)	7.2 🡒%	7.2%	9.2 🡑%	8.3%
New Technology Revenue Mix %(4)	21 🡑%	15%	23 🡑%	19%
New Technology Revenue Growth %(5)	60 🡑%	17%	-2 🡓%	31%
Backlog(6) (US$ in thousands)	$5,846 🡓	$9,797	$23,176🡑	$7,425

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Notes: Arrows indicate period-over-period directional trends for the applicable metric: 🡑 denotes an increase, 🡓 denotes a decrease, and 🡒 denotes no material change or relative stability compared to the immediately preceding comparable period. Arrows are intended as visual indicators only and do not reflect the magnitude of change, which is shown in the corresponding numerical values.

(1)      Recurring Revenue Mix refers to the percentage of total revenue derived from leasing, logging data interpretation repair and maintenance service (“Services”) versus sales. Increases in this metric reflect a growing installed base and a higher proportion of recurring revenue. It is important for us to track our customers spending which is often driven by their internal capital expenditure CAPEX (“CAPEX”) approvals process. A shift to higher leasing and services revenue may indicate that customers are reducing their CAPEX spending, which could result in increased leasing fleet asset additions and internal CAPEX requirements.

(2)      Leasing Asset Revenue Ratio reflects annual Service revenue generated per dollar invested in equipment leases, based on the two-point average net book value for the period. Higher ratios indicate improved utilization and stronger returns on the leasing fleet. This metric is used to calculate ROCI and is an indicator of asset utilization, which is one driver in manufacturing demand planning and asset redistribution to locations with higher utilization.

(3)      R&D Spend as a percentage of revenue measures ongoing investment in the Company’s technology moat. The Company is committed to maintaining leadership in technological innovation and has set guidelines on R&D spending, which have historically facilitated the development of our technologies. Tracking this spending will also enable to assessment of the return on R&D investment, based on the commercialization of products developed by our team.

(4)      New Technology Revenue Mix represents the share of revenue generated by our newest technologies.

We track this metric to assess the rate of technology adoption and identify the geographic locations where it is occurring. Newest technologies adoption may also result in the obsolescence of older technologies, which could impact manufacturing demand planning and inventory adjustments. Our definition of newest technologies includes the following product families, as further described above:

•         ePDT

•         TTCE

•         DEC

•         MPAC

(5)      New Technology Revenue Growth measures period-over-period growth in revenue from our newest technology. Acceleration in this metric indicates increased market adoption and share gains. This metric is also used to help with pricing trends, identify training needs, determine inventory requirements, and address potential obsolescence issues.

(6)      Backlog consists of open sales orders that have not yet been delivered at period end. Backlog serves as a leading indicator of future revenue and contributes to improved forecast visibility. This metric is used to inform and manage manufacturing demand planning, cash needs, and staffing needs.

Our Market Opportunities

The well logging industry operates through an interconnected ecosystem of exploration and production (“E&P”) operators, oilfield service (“OFS”) companies, and equipment providers. Operators, including geothermal developers, rely on logging services to evaluate, develop, and maintain their wells. OFS companies deliver these services by purchasing or leasing specialized equipment from providers, integrating such tools into their service offerings. Equipment providers, in turn, design, manufacture, and sell or lease the tools required for well logging operations, often collaborating directly with operators through research and development partnerships or specialized service contracts.

This market structure supports spending across both OFS offerings and direct operator relationships. As of the date of the B-Core Interview and Analysis, the global well logging market was valued at approximately $7.5 to $8.5 billion, with an expected annual growth rate of 2 to 3 percent from 2024 to 2029, according to B-Core. GOWell engaged B-Core for its market research. Within this ecosystem, GOWell serves both OFS companies and upstream operators. The Company designs, engineers, manufactures, sells, and leases and supports wireline logging equipment while maintaining direct relationships with end users through R&D collaboration and technical service offerings. This dual-channel approach enables the Company to capture value from both equipment provision and service support within its addressable market.

According to B-Core Interviews and Analysis, the wireline logging equipment market is positioned for steady growth, supported by three major factors: aging infrastructure, an increasingly stringent regulatory environment, and ongoing technological innovation.

Aging Infrastructure

The rising number and average age of the existing well stock, coupled with the cost of new well construction, is driving greater demand for cased-hole and well integrity logging. The number of new wells in the world has declined in the past 10 years and more attention is being given to the maintenance and abandonment of aging wells, especially in the mature production regions such as the Middle East and the U.S. Particularly, in the U.S., the number of operating wells over twenty years old continues to increase, according to the U.S. Energy Information Administration. With appropriate management, aging wells offer the opportunity to increase ultimately recoverable reserves, but aging wells also require more frequent and sophisticated integrity testing to assess corrosion, pressure, temperature, and overall system health. This aging profile is creating sustained demand for advanced integrity evaluation tools to ensure safe, efficient, and extended well lifespans. Additionally, all wells ultimately need to be permanently sealed and surface infrastructure removed, a process termed Plug and Abandonment (“P&A”). A critical part of P&A activity is the final evaluation of well integrity to select the most appropriate method for P&A.

Changing Regulatory Landscape

Governments and industry regulators have strengthened well integrity standards globally, increasing requirements for regular monitoring and certification. In the U.S., states such as Colorado and Pennsylvania have enacted comprehensive wellbore integrity and testing regulations, while Norway and the United Kingdom have established national guidelines that mandate lifecycle integrity management and documentation.

At the same time, international standards, such as ISO 9001, which outlines requirement for a quality management system for organization of all sizes and sectors, and API Q1, tailored to organizations that manufacture equipment and components used in oil and gas operations, have become industry benchmarks. GOWell currently holds both certifications, demonstrating compliance with recognized standards governing manufacturing quality and well integrity management. The tightening global standards and regulatory oversight will continue to expand demand for the well integrity products and services.

Innovation as a Catalyst for Market Expansion

GOWell continues to prioritize innovation as a key driver of market growth. The company has developed several proprietary technologies designed to address longstanding challenges in well integrity assessment. These include the commercial ePDT and the DEC, together with the TTCE and MPAC services that are currently in advanced field test.

The ePDT tool enables evaluation of corrosion and pipe conditions across multiple concentric pipe strings from within the production tubing. This wireline-conveyed inspection capability allows assessment of up to five concentric tubulars without requiring a rig or interrupting production and represents a significant advancement in the industry. The DEC tool utilizes focused magnetic density technology to measure casing deformation and tubing eccentricity, which we have patented, and allow 3-D visualization of well geometry. Meanwhile, our patented TTCE system facilitates evaluation of cement integrity behind casing without removing production tubing. This breakthrough technology is particularly transformative for P&A operations, offering operators a means to reduce total well costs while enhancing safety.

Collectively, these innovations address critical limitations in traditional well evaluation methods and support operators in lowering operational costs, managing environmental risks, and extending the productive life of wells. We believe these advancements will continue to drive adoption of GOWell’s technologies as the industry evolves toward greater efficiency and sustainability.

What Differentiates Us

We believe GOWell is well-positioned to continue our long-term growth trajectory via opportunities in the global wireline logging and other oilfield service markets. Our competitive strengths include:

Our diversified and resilient business model supports stable performance across industry cycles.

Our revenue structure is inherently resilient against industry cyclicality and oil price volatility due to a highly diversified business model and flexible commercial approach. We are an independent technology provider to the global OFS industry, offering equipment, logging data interpretation, repair, and maintenance services across key phases: well construction, monitoring, intervention, and plug and abandonment. This broad scope is supported by a customer base that spans the largest international players, medium sized independents, regional players, and small local operators globally.

Crucially, our focus on well integrity and maintenance logging makes us less exposed to oil price fluctuations. When oil prices decline, operators typically maintain or increase spending on these services, as production from existing, mature wells becomes critical. This stable demand is facilitated by our flexible commercial models including equipment sales, leasing, and revenue sharing which allow us to secure revenue from the entire customer spectrum and enable operators to fund necessary integrity work through operational expenditure processes, sustaining a stable revenue base regardless of the prevailing market environment.

Our technology leadership is driven by robust R&D capabilities and a commercially proven IP portfolio.

GOWell is a technology driven company supported by robust research and development capabilities. Our R&D center in Houston, Texas, employs 28 scientists and engineers who collaborate closely with our manufacturing teams to ensure high quality product delivery and customized client solutions.

This commitment to innovation has produced a proven track record of creating new, commercially viable products and a strong, expanding intellectual property portfolio. To date, the Company holds twelve U.S. patents and two Norwegian patents, with four additional international patents pending, covering technologies in magnetic focus tubular imaging, resonance-based cement evaluation, and electromagnetic passive noise analysis.

Our ability to transform research into award winning, commercially successful innovations is demonstrated by our market leadership. We pioneered three-barrier corrosion logging technology and today command a leading presence in Saudi Arabia, an important market for this technology. We also led the development of technology for magnetic deformation and eccentricity measurements, securing a limited exclusivity agreement with the largest OFS company. Furthermore, we have developed entirely new methods for ‘looking through’ a first wellbore tubular to determine the condition of an outer tubular and cement sheath, which are currently in active field trial and commercialization. These successes are built upon our proprietary platforms, including PegasusStar (well integrity), GallopStar (open-hole logging), and Aurora (fiber optic sensing), which have achieved rapid acceptance in international markets.

We drive growth by linking our technology and operations to the industry’s changing needs.

We are strategically placed to lead growth in a transforming industry by fundamentally aligning our technology and operations as the global energy sector’s priorities shift toward safety, efficiency, and sustainability. The market for advanced well integrity solutions continues to expand as the energy transition accelerates and regulatory authorities prioritize preventative maintenance and technological renewal. Our proprietary portfolio has a critical role across all infrastructure, whether managing conventional assets, facilitating the rejuvenation of oil and gas assets, or supporting new energy applications like carbon sequestration and geothermal. We are positioned to capture this growth, with most of our core product lines expected to grow by approximately 20% annually over the next three years in key regions.

This market leadership is supported by our comprehensive integration of environmental, social, and governance (“ESG”) principles. We utilize systematic measures to minimize the environmental impact of our production and OFS activities, and our U.S. R&D center drives innovation through products such as the ePDT, DEC, and TTCE, which combine social responsibility with sustained technological progress. Furthermore, our commitment to quality is upheld through in-house product development and manufacturing, ensuring continuous improvement and compliance with international API standards, while we prioritize employee welfare through comprehensive benefits and occupational safety programs.

We are led by an experienced global management team with deep industry expertise.

We are led by an experienced global management team comprising seasoned industry professionals. Our leadership team possesses decades of experience gained from field operations through to executive leadership roles at the most recognizable names in the global oilfield market. This diverse background provides extensive expertise across OFS, technology development, and international operations. The team’s ability to combine deep technical expertise with proven leadership in building and scaling energy technology businesses allows the company to focus on best practices and navigate complex organizational challenges effectively. For example, our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer each bring more than 25 years of experience in the energy industry, including prior service as chief executives within leading energy and energy-technology organizations. This team’s global perspective and operational discipline underpin our strategic growth and innovation. For further details regarding our executive officers, please refer to “Management of PubCo after the Business Combination” in this proxy statement/prospectus.

Our Growth Strategies

We intend to pursue the following growth strategies:

Strengthening Our Conventional Tool Offerings

We plan to expand our presence in conventional wireline tools by offering competitive, high-performance alternatives to products currently supplied by TGT, Sondex, Probe, and other competitors. We believe that by broadening our product portfolio through advanced, AI-enabled solutions and extending our geographic reach into new markets, we can enhance our competitive position. Our objective is to become a preferred supplier to oilfield service companies seeking reliable, cost-effective, and technically advanced products.

Driving Innovation Across Our Product Portfolio

We are committed to maintaining our position as a technology-driven company. Our innovation strategy focuses on commercializing advanced thru-tubing technologies, including the DEC, MPAC, ePDT, and TTCE. We also plan to introduce customized solutions and AI-based data interpretation products designed to enhance performance and operational efficiency. We believe these initiatives will enable us to provide differentiated, high-value solutions for our customers while reinforcing our technology leadership in the wireline logging market.

Deepening Strategic Partnerships with Key Customers

We plan to strengthen our relationships with major OFS companies by offering customized equipment manufacturing and collaborative product development opportunities. At the same time, we expect to continue engaging directly with exploration and production operators through technical roadshows, knowledge-sharing workshops, and co-development projects. We believe that deepening these partnerships will enhance customer retention, improve our understanding of operational requirements, and create new opportunities for product adoption.

Leveraging Opportunities in the Energy Transition

As the global energy industry continues to shift toward lower-carbon solutions, we believe there are significant opportunities for us to apply our core technologies to support this transition. We intend to enhance plug-and-abandonment workflows with next-generation thru-tubing measurement technologies and to collaborate with plug-and-abandonment teams at major operators worldwide. In addition, we plan to expand our high-temperature tool portfolio to serve the growing geothermal market. We believe that participation in these business lines will diversify our revenue base and position us for long-term growth beyond traditional oil and gas applications, such as geothermal, underground storage, and carbon sequestration.

Pursuing Targeted Acquisitions to Accelerate Growth

We plan to expand our equipment and service offerings through selective acquisitions that complement our existing capabilities and geographic footprint. We believe these transactions, if completed, would strengthen our technology portfolio, and broaden our market access. In addition, we are focused on scaling GOWell Technology Norway AS, a tractor business we acquired from a bankruptcy estate in March 2025, which we believe enhances our capabilities in well intervention and contributes to our long-term growth strategy.

What We Offer

GOWell’s products and services are used throughout the entire lifecycle of wells and increasingly in emerging energy sectors. Our technologies support well construction, production optimization, and late-life management across the following operating conditions:

•        Diagnostics and Monitoring:    We provide real-time wellbore assessment to detect corrosion, deformation, and isolation issues early. This minimizes unplanned downtime and secures long-term well integrity.

•        Production Optimization:    By combining flow profiling, noise and temperature sensing, and sand detection, we help operators identify fluid sources and monitor flow behavior to maximize production efficiency.

•        Evaluation:    Our open-hole logging and petrophysical analysis characterize reservoir formations. These insights determine rock properties and hydrocarbon zones to guide effective well construction and field management.

•        Extreme Environments:    Our tools are engineered for reliability in high-pressure, high-temperature and highly deviated wells, ensuring consistent data quality in complex geometries.

•        Late-Life and Abandonment:    We assist in decommissioning and repurposing wells through multi-tubular validation and annular barrier verification, ensuring structural integrity and regulatory compliance prior to closure.

•        Energy Transition:    We adapt our technology for renewable applications, including high-temperature logging for geothermal wells and containment verification for carbon capture and storage projects.

We generate revenue primarily from the following four business lines: equipment sales, equipment leases, logging data interpretation, and repair and maintenance services.

Equipment Sales and Equipment Leases

GOWell designs, manufactures, sells, and leases a comprehensive suite of wireline logging equipment to OFS companies and upstream operators. Our equipment supports both cased-hole and open-hole applications, with tools capable of delivering formation evaluation, production analysis, and well integrity diagnostics. Products are available for sale through one-time purchases or for lease under monthly or annual leasing terms, enabling customers to manage capital expenditure more efficiently.

Sales of Products

We sell our products primarily through direct purchase orders or contracts, depending on the nature of the transaction and the customer relationship. When sold pursuant to a purchase order, the customer is generally bound by our standard terms and conditions, subject to limited exceptions. Certain specialized tools, such as the TTCE and the MPAC, are not available for sale and may only be leased.

Sales of new tools typically require a 30% down payment at the time of order, with the remaining balance payable upon delivery and/or acceptance. Title to the products transfers to the buyer only upon receipt of full payment. The decision to use a standard written contract rather than a purchase order depends on several factors, including: (1) the sophistication of the buyer, (2) the volume of sales with the buyer, (3) whether the products are exported and require customs clearance, (4) whether the products are sold in jurisdictions where we do not maintain a subsidiary or representative office, (5) whether the arrangement involves lease-to-own terms, (6) whether the expected duration of the arrangement exceeds one year, (7) the number of tools being sold, and (8) the total value of the purchase. Our standard warranty period is twelve months from the date of delivery and/or acceptance.

Leases of Products

Most of our tools that are offered for purchase are also offered for lease at the option of the client, subject to availability. When leasing our products, title to all leased tools always remains with the Company, and clients are generally responsible for any damages or losses, including instances in which a tool becomes irretrievable within the wellbore, commonly referred to as “lost-in-hole.”

Lease prices vary by region, usage, and tool availability. The Company tries to maintain a sufficient inventory of tools to meet customer demand by performing annual reviews of our leasing fleet. Leasing arrangements may be made pursuant to either a purchase order or a standard written contract, depending on the customer’s location, size, and level of sophistication.

Typical leasing arrangements include: (1) per-job leases, under which tools are returned following completion of one or more jobs; (2) daily leases, under which tools are returned after a specified number of days; (3) monthly leases, under which tools are returned after an agreed number of months, with a minimum three-month period required for tools deployed outside the jurisdiction where we operate; (4) yearly leases, available only under contract; (5) revenue-share leases, under which the client pays a percentage of the payments received from the end user; and (6) revenue-share hybrid leases, under which a minimum monthly fee applies if revenue-share payments fall below an agreed threshold.

SLB Framework Agreement

On October 21, 2024, the Company entered into the SLB Framework Agreement with Schlumberger Oilfield Holdings Limited and Schlumberger Technology Corporation, subsidiaries of SLB, which included several documents pursuant to which the SLB Affiliates granted the Company a license to manufacture the SLB Tools. Under the SLB Framework Agreement, the Company is permitted to lease or sell the SLB Tools to the SLB Affiliates and to sell the SLB Tools to third parties. For any sales to third parties, the Company is required to pay royalties to SLB based on an agreed-upon royalty structure. The SLB Framework Agreement sets forth the principal terms regarding the scope of the license, the Company’s manufacturing obligations, the pricing and commercial terms applicable to sales to the SLB Affiliates and third parties, and the royalty obligations payable to the SLB Affiliates.

For the fiscal years ended December 31, 2024 and 2023, we recognized revenues of $21.2 million and $21.6 million, respectively, from equipment sales. For the nine months ended September 30, 2025 and 2024, we recognized revenues of $11.8 million and $13.0 million, respectively, from equipment sales. Revenue from equipment leases was $22.4 million and $17.2 million for the years ended December 31, 2024 and 2023, respectively, and $17.3 million and $17.5 million for the nine months ended September 30, 2025 and 2024, respectively.

For the fiscal year ended December 31, 2024, our customer, Schlumberger Middle East S.A. exceeded the 10% threshold, contributing approximately 13% of our total revenue. For the same period ended December 31, 2023, Schlumberger Middle East S.A. and SOCAR (Geophysical and Geological Department of State Oil Company of Azerbaijan Republic) each accounted for more than 10% of our total revenue, contributing approximately 11% and 11%, respectively.

Our product portfolio includes cased-hole tools, open-hole tools, distributed fiber optic sensing equipment, and well integrity software. Together, these systems form an integrated solution that enables operators to monitor, analyze, and optimize well performance throughout its lifecycle.

Cased-Hole Products

GOWell’s cased-hole portfolio incorporates the vast majority of tools, ranging from standard correlation to complex well integrity and production logging tools. Our tools contain two or more sensors, reducing the toolstring length and providing accurate results to our customers. We have 6 categories of cased-hole products: (1) Well Integrity; (2) Correlation; (3) Production Logging; (4) PegasusStar; (5) Cables, and (6) Accessories.

Our well integrity tools provide a continuous profile of the wellbore, enabling comprehensive inspection of downhole conditions and the early identification of issues such as leaks, poor cement placement, or compromised tubular integrity across multiple barriers. These tools are available for both sale and lease and are designed to address four primary objectives. Multi-Pipe Integrity delivers evaluation of up to five concentric casing strings deployed through tubing. Cement Evaluation applies advanced resonance-based technology to assess cement quality through tubing. Leak Detection employs high-fidelity array spectral noise analysis to accurately locate and characterize fluid movement. Finally, Tractor Conveyance enables reliable access to the most geometrically complex wells, including highly deviated and horizontal completions. We sell and lease the following cased-hole well integrity tools*:

Array Noise Tool (ANT)

Uses spectral noise analysis to detect and precisely locate fluid leaks and movement (identifying the depth and direction of barrier failures). It operates in flexible continuous/stationary modes using surface readout or memory deployment.

Magnetic Thickness Detector (MTD Detects and quantifies corrosion in up to 3 concentric tubulars using a Pulsed Eddy Current Electromagnetic technique	Sand Detection Tool (SDT) Detects location of sand ingress into a wellbore by analysing the high frequency noise events occurring when sand particles impact the outer housing of the tool itself.	Acoustic Leak Flow Analyser (ALFA) A highly compact, high resolution noise tool for the evaluation of leaking tubulars and fluid flow behind casing. It is a memory only tool.

Radial Bond Tool (RBL)

An acoustic service that evaluates the cement bond in the first annulus of a tubular. It uses acoustic wave attenuation to determine cement sheath characteristics across multiple radial sectors

Acoustic Leak Flow Analyzer (ALFA UHT) Highly compact, high-resolution noise tool for evaluating leaking tubulars and fluid flow behind casing. Memory-only operation at elevated temperatures (UHT).	Enhanced Pipe Detection Tool (ePDT) Uses Pulsed Eddy Current Electromagnetic technique to detect and quantify corrosion in up to 5 concentric tubulars.	Stationary Noise Tool (SNT) Detects fluid movement and identifies leaks using spectral noise analysis. Makes stationary measurements; runs in surface readout or memory modes.	Multi-Finger Caliper (MFC) Mechanically measures internal tubing and casing geometry to assess corrosion and wear.	Deformation & Eccentricity Tool (DEC) Uses magnetic flux density mapping to determine the degree and direction of inner tubular eccentricity and second concentric tubular deformation.

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*        Unless otherwise indicated, the images, diagrams, and illustrations contained in this prospectus are not to scale and are provided solely for illustrative purposes to facilitate understanding of our products and operations.

Our correlation tools provide accurate depth correction and reliable leakage detection to ensure precise evaluation of downhole conditions. By integrating key parameters such as Gamma Ray, CCL, Temperature, and Pressure, these tools enable effective correlation across multiple operations and can be seamlessly combined with any Pegasus Series tools. We sell and lease the following cased-hole correlation tools*:

Gamma Ray-Wellbore Temperature-Ccl (GTC43C-E) Detects natural Gamma Ray emissions, wellbore temperature and the location of tubular casing collars for accurate wellbore positioning and correlation.	Pressure Temperature Capacitance Ccl (MCS) Used in a PLT string to determine wellbore temperature and pressure and to identify the water content of fluids in the wellbore	Gamma Ray-Wellbore Temperature (PGT43C-A) Detects natural Gamma Ray emissions, and wellbore temperature for accurate wellbore positioning and correlation.	Pressure-Temp-Ccl Tool (PTC43C-A) Detects wellbore temperature, pressure and the location of tubular casing collars for accurate wellbore positioning and correlation.	Memory Gamma Ray Tool (GRT) Detects natural Gamma Ray emissions for accurate wellbore positioning and correlation.

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*        Unless otherwise indicated, the images, diagrams, and illustrations contained in this prospectus are not to scale and are provided solely for illustrative purposes to facilitate understanding of our products and operations.

Our production logging tools deliver accurate measurements of fluid flow, pressure, temperature, density, and wellbore geometry to support comprehensive evaluation of production and injection profiles. Designed for flexibility, these tools can be combined into compact PLT strings with Pegasus Series modules to provide reliable diagnostics for leak detection, reservoir performance, and wellbore condition monitoring. We sell and lease the following cased-hole production logging tools*:

Continuous Flowmeter (CFM) Measures fluid flow profiles for production and injection analysis.	Inline Flowmeter Sub (IFS) Measures fluid flow profiles for production and injection analysis.	Pressure-Temperature- Flowmeter (PTF43) Measures fluid flow profiles for production and injection analysis, together with wellbore pressure and temperature.	Fullbore Flowmeter (FBM43) Measures fluid flow profiles for production and injection analysis.

Combined Water Holdup Tool/ Density Tool (QCD) Measure the amount of water in produced fluids and the density of the fluids, allowing the identification of gas phases vs liquid phases.	XY Caliper Determines the ID of wellbore tubulars for the identification of tubing deformation and scale buildup.	Quartz Pressure Tool (QPS) Accurate measurement of wellbore pressure for fluid ingress identification and pressure transient analysis.

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*        Unless otherwise indicated, the images, diagrams, and illustrations contained in this prospectus are not to scale and are provided solely for illustrative purposes to facilitate understanding of our products and operations.

PegasusStar integrates high-speed telemetry, memory recording, and versatile auxiliary modules to deliver a flexible and efficient solution for wireline and memory operations. Fully compatible with the Pegasus Series tools and industry-standard Warrior™ 8 software, PegasusStar ensures seamless surface-to-downhole communication, reliable data acquisition, and simplified system integration. From power supply and data control to load measurement, centralization, and third-party tool compatibility, PegasusStar provides the foundation for efficient logging operations in even the most challenging well conditions. We offer the following PegasusStar system tools and accessories*:

Tension Compression Sub (TCS 43)

Measures the tensile and compressive forces acting at the top of a tool-string. This is an important diagnostic measurement for the safe deployment and retrieval of tools together with being a key quality indicator.

	High Speed Telemetry (WTS43C-C) Provides communications link between downhole tools and surface system	Roller Centralizers Used to position tools in the center of wellbores. Rollers at apex of arms serve to reduce friction caused by force of arms pushing outward.	CAN-USB Box (MRL.GJ5) Provides for the on surface communication with downhole tools for calibration and troubleshooting.	Surface Panel (CSS107) Provides the uphole communication link for tool-strings and interfaces with surface acquisition system

Memory Controller (MRL43C-C) Provides the autonomous downhole tool control and data storage for memory conveyed services.	Battery Pack Unit (BPU43C) Provides the downhole tool power for memory conveyed services.	GO7 Battery Battery for use in the Battery Pack Unit	Pegasus Protocol Adapter (XPA43J-A) Telemetry protocol adapter	Flex Joint Tool (FJT) Provides mechanical flexibility for navigating tortuous wellbores

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*        Unless otherwise indicated, the images, diagrams, and illustrations contained in this prospectus are not to scale and are provided solely for illustrative purposes to facilitate understanding of our products and operations

Open-Hole Products

GOWell provides a comprehensive portfolio of open-hole products, supported by field-proven equipment, high-quality measurements, and extensive technical expertise. These solutions focus on four key areas. Data Analytics supports the underground storage and management of large volumes of natural gas in suitable wells. Proprietary Interpretation Software is developed in-house to perform advanced diagnostics and deliver accurate evaluations. Precision instruments enable reliable formation evaluation across reservoirs worldwide. Finally, Advanced Evaluation Technologies provide enhanced capabilities for formation imaging and anisotropic acoustic analysis, offering deeper insights into subsurface conditions.

The solutions incorporate GallopStar, our wireline logging acquisition system, which includes our proprietary logging software, a compact surface system and high-speed telemetry. Our Gallop series of downhole tools are modular and fully compatible with our TIGR telemetry sub and offer a range of standard measurements. Our solutions include complete set of accessories, calibration equipment and all supplies. GOWell is also able to offer logging trucks complete with GallopStar and PegasusStar systems pre-installed and ready for wellsite operations. GOWell’s experienced technical support team can provide operations and maintenance training and assistance for projects globally. Our measurements are typically compatible with most customers’ existing petrophysical software for full processing and log analysis, or we can provide recommended analysis solution. We have 5 categories of open-hole products: (1) GallopStar; (2) Resistivity Tools; (3) Nuclear Tools; (4) Sonic Tools; and (5) Ancillary Tools.

GOWell’s GallopStar Surface Acquisition system is a modern, high-speed, modular logging data acquisition system. The GallopStar system comprises a compact set of hardware panels and WindowsTM based acquisition software which is compatible with GOWell’s Gallop series of Open-Hole tools. When coupled with the GallopStar downhole GR-Telemetry sub the system is capable state-of-the-art uplink speeds reaching 1Mbit/s. The surface system is modular and supports optional plug-in modules. A perforating module which is fully API RP67 compliant is available. Our resistivity tools provide accurate formation conductivity and resistivity measurements under a wide range of borehole conditions. By combining induction, lateral, spherical, and imaging technologies, these tools deliver multi-depth investigations that enable identification of permeable zones, evaluation of invasion effects, and determination of true formation resistivity. With both conventional resistivity measurements and high-resolution imaging, our portfolio supports reliable reservoir characterization and fluid saturation analysis. We offer the following resistivity tools*:

Array Induction Logging Tool (AILT) Provides multi-depth formation resistivity measurements for fluid saturation and reservoir evaluation.	Dual Induction Logging Tool (DILT) Provides two-depth formation resistivity measurements for fluid saturation and reservoir evaluation.	Dual Lateral Logging Tool (DLLT) Provides two-depth formation resistivity measurements for fluid saturation and reservoir evaluation. Used in conductive mud systems only.	Micro Resistive Imaging tool (MRIT) Used in conductive mud systems to measure micro resistivity traces for the determination of geological characteristics of the formations surrounding the wellbore.	Micro-Spherical Logging Tool (MSFL) Shallow resistivity measurement in conductive mud systems to evaluate flushed zone fluids and hydrocarbon movability.

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*        Unless otherwise indicated, the images, diagrams, and illustrations contained in this prospectus are not to scale and are provided solely for illustrative purposes to facilitate understanding of our products and operations.

Our nuclear tools deliver critical porosity, density, and spectral gamma measurements that are fundamental to formation evaluation. By integrating neutron, density, and gamma ray technologies, these tools provide insights into lithology, shale content, clay typing, and hydrocarbon saturation. With advanced compensation for borehole conditions and high-resolution spectral analysis, our nuclear logging tools ensure accurate data for reservoir characterization and production optimization. We offer the following nuclear tools*:

Compensated Neutron Logging Tool (CNLT)** Uses emitted neutrons to determine Hydrogen Index of formations around wellbore which is calibrated to formation porosity	Gamma Ray Spectral Tool (GRST) Performs spectral gamma logging for formation lithology identification.	Telemetry/Inclinometer Gamma Ray Tool (TIGR) & TTM Tool Provides Telemetry to surface for downhole tools, together with Gamma ray for correlation and wellbore inclination.	Litho Density Logging Tool (LDLT)** Uses high energy Gamma Rays to determine formation bulk densities which are calibrated to formation porosity

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*        Unless otherwise indicated, the images, diagrams, and illustrations contained in this prospectus are not to scale and are provided solely for illustrative purposes to facilitate understanding of our products and operations.

**      Our CNLT and LDLT tools contain certain radioactive materials. For more information see “Risk Factors — Risks Related to Our Business and Industry — Certain products of ours require the use of radioactive sources or incorporate radioactive materials, which subject us and our customers to regulations, related costs and delays, and potential liabilities for injuries or violation of environmental and health and safety laws.”

Our sonic tools provide high-quality acoustic measurements essential for porosity evaluation, seismic calibration, and geo-mechanical analysis. By employing monopole, dipole, and cross-dipole acoustic acquisition, these tools deliver a complete dataset for formation characterization, fracture identification, and cement bond evaluation. With advanced design and multiple receiver configurations, GOWell’s sonic logging tools help ensure accurate travel-time measurements and comprehensive acoustic data under a wide range of borehole conditions. We offer the following sonic tools*:

High-Definition Sonic Logging Tool (HDSL) Acquires full-waveform acoustic data for formation and cement evaluation.	X-Dipole Logging Tool (XDLT) Acquires full-waveform monopole and shear acoustic data for comprehensive mechanical properties evaluation and acoustic anisotropy for geomechanical applications

____________

*        Unless otherwise indicated, the images, diagrams, and illustrations contained in this prospectus are not to scale and are provided solely for illustrative purposes to facilitate understanding of our products and operations

GOWell has one ancillary product for open-hole projects: our Six-Arm Caliper. The Six-Arm Caliper tool has independent arms measuring 6 radii of the borehole wall. The 6-arms are spaced at 60 degrees leading to a more accurate measurement of the borehole cross-section compared to 2 or 4-arm tools. The tool has six independent arms measuring an accurate set of radii via 6 electrical sensors. Borehole diameter is measured by the three sets of opposite arms.

Distributed Fiber Optic Sensing

Our Distributed Fiber Optics (“DFO”) technology makes it possible to continuously monitor the entire wellbore continuously over extended periods of time. Unlike logging tools that can survey only a limited interval of the well at one specific time, DFO captures data several times per second, providing a complete wellbore profile. As a result, dynamic events moving along the wellbore can be tracked, which provides a better insight into the wellbore dynamics and added confidence to well integrity decisions. For example, a gas leak migrating upwards can be followed and its speed measured, and intermittent events that would otherwise escape detection by traditional point measurement logging tools can be observed and diagnosed.

Well Integrity Software

The SmartLog Well Integrity Software Platform (the modern evolution of ViewWell) provides a unified and comprehensive interface designed for advanced data processing and visualization. It evaluates well integrity by integrating and analyzing data related to cement, casing, and tubing conditions. The platform supports multiple industry-standard data formats (including Log ASCII Standard and Digital Log Interchange Standard) and offers essential data handling capabilities like depth correction, data merging, and mathematical operations. Key features include a 3D visualization environment and a standalone viewer that can be distributed to clients. SmartLog’s modular, scalable design is configurable to accommodate client-specific requirements and is utilized extensively internally under a flexible licensing model to generate high-quality analytical outputs daily.

Logging Data Interpretation Service

Our logging data interpretation business transforms complex logging data into actionable insights through a combination of proprietary software, specialized expertise, and advanced analytics. This business line provides three primary categories of services: well integrity analysis, production log analysis, and open-hole log processing.

Well Integrity Analysis

Our well integrity analysis services focus on diagnosing corrosion, casing deformation, cement quality, and leakage issues across multiple well barriers. We use proprietary ViewWell™ software to process and integrate data from multiple tool types, including the Magnetic Thickness Detector (“MTD”), ePDT, and DEC. These datasets are analyzed to identify corrosion progression, assess cement bonding integrity, and evaluate overall tubular health. Our reports include time-lapse analyses showing corrosion evolution over time, supporting operators in preventive maintenance and tubing replacement planning. We also process data from Multi-Finger Caliper, Leak Detection, and Cement Bond tools, consolidating results into comprehensive well integrity reports tailored to each client.

Production Log Analysis

Our production log analysis services assist operators in evaluating well performance and identifying production inefficiencies. GOWell’s Advanced Production Team (“APT”), composed of experienced geoscientists, provides detailed assessments of reservoir behavior, zonal inflow, and production anomalies. Using array flowmeter, pressure, temperature, and density measurements, we deliver insights into water source identification, productivity and injectivity index analysis, crossflow identification, and temperature and pressure gradient modeling. These analyses help clients optimize production and enhance recovery strategies.

For the fiscal years ended December 31, 2024 and 2023, we recognized revenues of $4.8 million and $5.0 million, respectively, from logging data interpretation services. For the nine months ended September 30, 2025 and 2024, we recognized revenues of $3.6 million and $3.5 million, respectively.

Repair and Maintenance Services

GOWell provides comprehensive repair and maintenance services for wireline logging tools to ensure optimal operational performance and equipment longevity. Our operations are supported by maintenance laboratories and local service teams based in key markets, including Houston, Dubai, Jakarta, and Stavanger. These facilities are equipped with advanced calibration and diagnostic systems capable of performing complex repairs, reconditioning, and quality testing for both our own equipment and that of our clients.

Our teams are available around the clock to provide rapid remote troubleshooting, ensuring minimal downtime and mitigating financial losses caused by equipment failures. When further assistance is required, we can deploy engineers for in-person support or route equipment to our nearest maintenance facility. We believe this high level of responsiveness and lifecycle support differentiates GOWell from many independent equipment manufacturers that focus solely on production and sales.

For the fiscal years ended December 31, 2024 and 2023, we recognized revenues of $1.0 million and $1.1 million, respectively, from repair and maintenance services. For the nine months ended September 30, 2025 and 2024, we recognized revenues of $1.2 million and $0.7 million, respectively.

Our Technology and Innovation

Technology is a central pillar of our competitive differentiation and underpins our overall business strategy. GOWell’s innovation framework is driven by robust research and development capabilities that facilitate the design, manufacturing, and commercialization of our well logging technologies. These capabilities enable us to deliver comprehensive solutions to operators across the full lifecycle of a well, from initial formation evaluation, through well completions, ongoing production optimization, and well integrity management.

Research and Development Capabilities

Our research and development capabilities form the foundation of GOWell’s technology leadership. We operate a R&D center in Houston, Texas, and another in Sandnes, Norway, for our tractor conveyance products. We also have an engineering team through our related party in Xi’an, China, to further develop and streamline our manufacturing capabilities and certain products purchased by the Company. Together, these R&D centers drive innovation in both product design and applied physics. The Houston center focuses on research and prototyping and has been the source of multiple U.S. patents awarded for our electromagnetic and acoustic measurement technologies. The Xi’an center specializes in product development, sustaining engineering, and software design, and collaborates closely with our manufacturing facilities to ensure consistent quality and reliability. We expect that, by the end of December 2026, the engineering team at our related party in Xi’an will transition to our new formed, fully integrated China-based subsidiaries.

Our R&D team in Houston comprises 28 scientists and engineers with diverse expertise in materials science, electromagnetics, acoustics, and data analytics and is further supported by two R&D engineers in Singapore. We also maintain an R&D team of 5 persons in Norway dedicated to advancing our newest tractor technology. These teams work collaboratively across regions to accelerate the translation of research into commercial products, with a focus on scalability, durability, and field performance. In addition to internal research projects, we engage in joint development programs with customers to create customized solutions that address specific well conditions or operational challenges.

Our innovation framework emphasizes both incremental improvement of existing technologies and the pursuit of breakthrough developments that extend the boundaries of well logging. Recent initiatives have produced the PegasusStar and GallopStar platforms, which deliver advanced telemetry and data acquisition capabilities for cased-hole and open-hole applications, respectively. We have also developed the Aurora line of distributed fiber-optic sensing technologies for continuous wellbore monitoring.

GOWell’s intellectual property portfolio includes twelve U.S. patents, two Norwegian patents, and multiple pending international applications covering core areas such as sensor physics, signal processing, and tool design. Our proprietary technologies have received multiple awards, including the 2024 OTC Spotlight on ePDT and TTCE tools, and the 2023 award for our DEC. We were also a finalist in the 2025 Gulf Energy Excellence Awards for our MPAC technology. We continue to expand our patent holdings in emerging fields including magnetic focus downhole tubular imaging, resonance-based cement evaluation, and advanced electromagnetic passive noise technologies. Our continued investment in R&D underpins our strategy to maintain long-term technological leadership and enhance our competitive positioning globally.

Integrated Technology Suites

GOWell’s technology portfolio integrates a broad spectrum of systems and capabilities designed to enhance operational performance, reduce risk, and improve decision-making efficiency. These technologies span well integrity, flow profiling, conveyance, and accessories, open-hole logging, and interpretation and software solutions.

Well Integrity

Our well integrity technology provides a comprehensive range of diagnostic solutions designed to ensure the structural and operational integrity of wellbores throughout their lifecycle. The suite includes our Electromagnetic Multipipe Thickness Assessment tools that use pulsed eddy current technology to quantify metal loss across up to five concentric tubulars, and Multi-Finger Calipers that deliver precise physical measurements of internal tubing diameters from 2 3/8” tubing to 16” casing. It also features Second-Pipe Deformation and Metal Loss Mapping, which simultaneously maps flux density in the first and second tubulars to detect eccentricity, deformation, and variations in pipe thickness. For cement evaluation, the suite offers both Sonic Cement Evaluation for assessing first-annulus cement integrity and Resonance-Based Second-Pipe Cement Evaluation for determining zonal isolation in the second annulus.

Flow Profiling

Our flow profiling technology provides advanced solutions for understanding the origin, nature, and volume of fluids produced from a well, critical information for effective reservoir and production management. The flow profiling suite includes Production Logging tools, available in both centerline and array configurations, enabling precise evaluation of multiphase and segregated flow regimes. Spectral Noise and Distributed Fiber technologies deliver detailed flow characterization by analyzing acoustic signatures throughout the wellbore, while High-Resolution Temperature sensors offer rapid-response thermal measurements for accurate flow profiling. Additionally, Sand Detection technology utilizes passive acoustic monitoring to identify sand grain ingress into producing wellbores.

Conveyance and Accessories

Our conveyance and accessories technologies deliver advanced solutions for efficiently deploying and optimizing wellbore diagnostic tools. Recognizing that the method of conveyance and configuration of downhole technologies are critical to acquiring accurate wellbore data, the suite features a latest-generation, high-efficiency electro-mechanical tractor designed for reliable and controlled tool movement in complex well trajectories. Complementing this, we offer a comprehensive range of accessories engineered to measure essential downhole properties and enable optimal configuration of logging tool strings, ensuring precise data acquisition and operational efficiency across a wide range of well conditions.

Open-Hole

Our open-hole technology represents one of the most comprehensive portfolios available from an independent provider, offering a complete range of tools for formation evaluation and wellbore analysis. The suite includes Acoustic Services, featuring monopole and dipole measurements for assessing the physical properties of formations, and Nuclear Services, which utilize neutron and density tools to determine porosity and fluid characteristics. Resistivity Services employ both galvanic and induction methods to evaluate fluid saturations in conductive and non-conductive mud systems, while Imaging Services provide high-resolution electrical borehole imaging for detailed geological interpretation. Complementing these capabilities, our Auxiliary Tool offerings ensure optimal wellbore positioning and diagnostics, delivering precise and reliable data for informed reservoir decision-making.

Interpretation and Software

Our interpretation and software suite integrates advanced analytical capabilities with cutting-edge software tools to maximize the value of wellbore data. Positioned at the forefront of emerging analytical techniques, these solutions leverage GOWell’s extensive understanding of wellbore environments and sensor physics to deliver precise and actionable insights. The suite includes comprehensive Interpretation Services, providing expert analytical support across all cased-hole and open-hole technologies, and SmartLog, a fully featured analytics software package designed specifically for cased-hole applications. Together, these tools empower operators to interpret complex data with accuracy, optimize production decisions, and enhance overall well performance.

Manufacturing and Production

GOWell operates a globally integrated manufacturing and supply chain network designed to ensure quality, flexibility, and responsiveness. Our global operational footprint is strategically organized, with principal facilities in Singapore, Norway, the U.S. (Houston, TX), and the United Arab Emirates (Dubai), each specializing in specific product lines and providing regional support.

Our facilities are specialized by function:

Singapore

The Singapore headquarters, housing our newest manufacturing facility (expected to be fully operational by Q2 2026), serves as the central hub for advanced assembly, testing, and logistics coordination. This facility is designed for scalable production of our cased-hole product lines, strengthening supply continuity across Asia and the Middle East.

Houston, Texas In Houston, Texas, we prototype and manufacture thru-tubing tools, collaborating closely with our R&D centers on product development.

Dubai, UAE Our Dubai, UAE, facility provides essential final assembly, system integration, and field support for customers throughout the Middle East and Africa.
Sandnes, Norway Operations in Sandnes, Norway, specialize in tractor conveyance prototyping.

Currently, our related party facility in Xi’an, China, operated by Xi’an Gewei, is responsible for most of our traditional wireline logging equipment, which it does not manufacture for third parties. We expect that, by the end of December 2026, the manufacturing activities at our related party in Xi’an will transition to our Singapore headquarters as well as our to be formed subsidiaries in both Xi’an and Beijing. See diagram below under “Our Corporate History and Structure.”

The GOWell Global Manufacturing System (“GGMS”) governs our production standards worldwide, ensuring consistency in design, assembly, testing, and quality assurance. We utilize lean manufacturing principles and continuous process improvement initiatives to enhance efficiency and maintain competitive production costs. Our Quality Management System is certified under ISO 9001, and all products are manufactured, assembled, and tested according to these certified procedures.

We prioritize supply chain diversification to reduce dependence on single-source suppliers and mitigate geopolitical and logistics risks. Through local sourcing, redundant component qualification, and standardized production methods across facilities, we maintain operational continuity and the ability to respond rapidly to shifts in customer demand.

Our Suppliers and Partners

Key Suppliers

GOWell procures certain key materials, components, and services used in our operations from a global supplier base. Suppliers are identified and approved through our internal sourcing program, which includes technical and quality qualification in conformance to ISO9001 QMS standards, and onsite audits for key suppliers. Our sourcing program includes cost and lead-time evaluations, and evaluation of multiple vendors where applicable. We periodically reassess approved suppliers and qualify alternates to mitigate supply risk.

For the fiscal years ended December 31, 2024 and 2023, GOWell purchased material for approximately $20.4 million and $20.1 million from suppliers, respectively. Our supplier relationships are non-exclusive, and we are not subject to minimum purchase commitments with any supplier, including those listed below. Xi’an Gewei, our top supplier that provides petroleum equipment and components, accounted for approximately 62% and 62% of total purchases in 2024 and 2023, respectively. Transactions with Xi’an Gewei are conducted on an arm’s-length basis. Because Xi’an Gewei accounts for a meaningful portion of our purchases, delays, capacity constraints, quality issues, regulatory changes, geopolitical events, logistics interruptions, or other disruptions at these suppliers could materially affect our operations. See “Risk Factors — Risks Related to Our Business and Industry — We rely on a related party in China for manufacturing of certain traditional wireline logging equipment, and our planned migration of these operations may expose us to significant execution, geopolitical, and intellectual property risks.”

The Company is diversifying its supply chain by adding new manufacturing capacity in its Houston, Singapore, Norway, and UAE facilities. In addition, we are working to reduce concentration and continuity risk through multi-sourcing where feasible, maintaining safety stock for critical items, and qualifying alternative vendors and designs.

We generally purchase on a purchase-order basis rather than under long-term supply agreements. Purchase orders typically specify: (i) item description and quantity; (ii) pricing and validity period; (iii) delivery schedule and method; (iv) payment terms; (v) shipping terms; and (vi) dispute resolution provisions. As a result, suppliers are not obligated to continue supplying us beyond accepted purchase orders, and pricing and availability may change.

Aramco Partnership

We have established a strategic relationship with Saudi Arabian Oil Company (Aramco), one of the world’s largest integrated energy companies. Our collaboration with Aramco has centered on the joint development and deployment of several of our technologies. The Aramco — GOWell partnership is a multi-phase, multi-year research partnership focused on developing well-integrity diagnostic tools. Beginning in 2018 with joint development of the ePDT and continuing through 2026 with joint development of the TTCE system, the partnership demonstrates Aramco’s strategic engagement with specialized technology developers like GOWell to address downhole evaluation challenges. Through various agreements over the course of the partnership, GOWell has provided engineering, design, sensor development, and testing expertise, while Aramco contributes funding and field validation. Intellectual property generated under the respective agreements is jointly owned between GOWell and Aramco, and grants Aramco with (1) an exclusive option to negotiate a royalty-bearing commercial license for deployment across its operations, and a royalty-free license for internal use. The associated research and development work is performed at our Houston, Texas office, with field testing being performed in Saudi Arabia.

Our Customers, Sales, and Marketing

Our Customers

GOWell is recognized as a preferred provider of open-hole and cased-hole wireline logging solutions for international and regional energy service companies, to whom we also provide custom surface acquisition systems and analytical software. We also collaborate directly with upstream operators, the end users of our products, through R&D partnerships and service engagements. Since inception, GOWell has served over 400 enterprise clients (including their branches and offices) and successfully completed more than 10,000 projects worldwide. Regarding significant customers, for the fiscal year ended December 31, 2024, our customer, SLB, exceeded the 10% threshold, contributing approximately 13% of our total revenue. For the same period ended December 31, 2023, SLB and SOCAR each contributed approximately 11% of our total revenue.

Our Sales and Marketing

Our marketing efforts are built around positioning GOWell as a thought leader in select disciplines, where we can clearly differentiate ourselves with our combination of leading and unique technologies and our seamless data analytics. We actively participate in major industry conferences and exhibitions, splitting our focus between presenting technical papers to reinforce our thought leadership and exhibiting our technologies. In 2025 we hosted exhibits at over 10 tradeshows, including the Offshore Technology Conference in Houston, Texas, and ADIPEC in the UAE, and presented at key events such as the SPWLA Annual Conference in the UAE, Deepwater Symposium in New Orleans, Louisiana, Petrophysics for Abandonment in Scotland, OPES exhibition in Oman, and the IIGCE geothermal event in Indonesia.

We maintain a focused and active social media outreach, primarily via LinkedIn, currently boasting over 12,000 followers, which serves as a key tool for corporate visibility and promoting specific technology applications and new product updates.

Our sales teams, currently 16 people, are integrated into our operating structure and are geographically distributed to ensure comprehensive territory coverage. The sales force is composed exclusively of industry veterans, with an average experience level upon joining GOWell exceeding 15 years, and all members have served with at least one major OFS company. They are selected for their strong mix of local market knowledge, technical acumen, and accumulated industry networks. Our sales process is built around the Odoo CRM platform, which serves as the repository for all customer interactions and the formal tool for managing business development opportunities and forecasting.

Competition

According to B-Core Interviews and Analysis, Competition is mainly shaped by incumbent providers such as Sondex Limited and Probe Technologies Holdings, Inc., among several others, whose primary focus is supplying internal demand from their respective corporate parents or affiliates. GOWell benefits from a distinct competitive position in the case-hole wireline logging equipment market as one of the only independent providers. By contrast, Sondex Limited and Probe Technologies Holdings, Inc. have been integrated into large OFS companies, and because they are owned by major OFS firms, their tools tend to be less attractive to other OFS providers that prefer not to source critical equipment from direct competitors. TGT represents another competitor, though its business model is centered on noise-logging technologies and direct engagement with operators, placing it in competition with major OFS companies rather than serving as a supplier to them. In this environment, GOWell’s independence enables us to avoid the conflicts inherent in vertically integrated competitors and to position the Company as a preferred supplier to the broader OFS market.

As we continue to expand our global footprint and enhance our technology portfolio, we expect additional competition from other established or emerging players in the wireline logging equipment sector. We believe our independent positioning, technical capabilities and established customer relationships enable us to compete effectively in this environment. However, some of our current or future competitors, especially those integrated into major OFS conglomerates, may have greater financial, technical, or marketing resources than we do. See “Risk Factors — Risks Related to Our Business and Industry — Competition within the energy tool and equipment industry may adversely affect our ability to market our services.”

Employees

Our total headcount, including employees and consultants (retained via payroll services), was 110 as of December 31, 2023, increased to 156 as of December 31, 2024, and grew further to 176 by September 30, 2025. For a detailed breakdown of employees and consultants by role, please see the graphic below.

Function	Number of Employees and Consultant as of September 30, 2025	Number of Employees as of September 30, 2025	Number of Consultants as of September 30, 2025
Research and Development	28	28	0
Services (R&M and Geoscience)	51	28	23
Sales (Sales and Operations)	41	21	20
Manufacturing (Manufacturing and Supply Chain)	25	25	0
Administrative (Marketing, Finance, Legal, HR, Executive Management, etc.)	31	31	0
Total	176	133	43

Other than direct standard labor contracts with our employees under our companies in the U.S., Norway, Canada, Dubai, and Singapore, we also have consultant agreements with individuals globally as well as staffing agreements in Egypt, Oman, Indonesia, and other countries.

GOWell maintains a variety of internal policies related to anti-harassment, health and safety, substance use, and equal employment to ensure good governance, ethics, and to bolster our compliance framework. Our Code of Conduct (the “Code of Conduct”) applies to all directors, officers, and employees of GOWell worldwide. The Code of Conduct establishes conduct guidelines relating to anti-bribery, trade controls, fair competition, and human rights. The Code of Conduct further focuses on accurate recordkeeping, avoidance of conflicts of interest, and the protection of both confidential and proprietary information. The Code of Conduct aids representatives of GOWell with respect to workplace safety, equal opportunity, and expressly prohibits bribery, retaliation, harassment, and discrimination. Employees are required to report violations through our internal compliance channels and are subject to a non-retaliation policy. Administration and implementation of the Code of Conduct are jointly managed by our legal and human resources departments.

Depending on an employee’s location and role, GOWell provides a range of benefits. In the U.S., employees receive employer-paid term life and accidental death and dismemberment insurance coverage, with optional voluntary life, disability, and supplemental worksite insurance available. Employees may also choose from medical, dental, and vision insurance plans. GOWell also sponsors a 401(k)-retirement plan.

Employees based in Dubai receive various benefits including transportation, housing, airfare, medical insurance, and optional dental insurance. In Canada, employees are provided with life insurance coverage, as well as medical, dental, and vision insurance. Additionally, Canadian employees may participate in a retirement savings program. Our Singapore employees are provided with medical insurance, term life insurance, and personal accident insurance. Our Norwegian employees are provided with medical insurance, group life insurance, travel insurance and participation in the company’s pension scheme.

Intellectual Property

We pursue an integrated IP strategy that aligns with our product roadmap and commercialization priorities. The Company has adopted a defensive and conservative IP strategy where the primary purpose of our patent, copyright, and trademark filings is to protect our core technologies and minimize the risk of potential infringement claims against us. We seek protection for core technologies through patents while also relying on copyrights, trademarks, trade secrets, and contractual safeguards (including confidentiality and invention-assignment agreements).

Our patent portfolio is built to defend key technologies rather than aggressively pursue broad coverage. We carefully evaluate the value and strategic importance of each application against cost constraints and overall business priorities, limiting our budget for patent prosecution. We periodically conduct portfolio reviews to prioritize filings, manage maintenance and annuity costs, and assess freedom-to-operate in key markets. We also evaluate defensive publications and continuation practice, as appropriate, to preserve claim scope around platform innovations. Altogether, this strategy provides defensive value by preventing other companies from obtaining intellectual property rights on similar technologies and reducing the risk of being sued for infringement. We continually review our development efforts to assess the existence and patentability of new intellectual property.

Patents

As of December 10, 2025, 2025, we hold twelve U.S. patents and two Norwegian patents and we are in the processing of obtaining 1 additional patent. Where a patent has been issued in multiple jurisdictions, it has been treated as a single patent for purposes of the table below. We continue to prosecute pending applications and may pursue continuation and divisional filings to protect improvements and adjacent use cases. The following table lists representative issued patents:

Patent Title	Patent No.	Date Published	Status	Expiration Date
Apparatus and Method for a Matrix Acoustic Array	U.S. Patent No. 9,982,527 B2	1/5/2017	Granted (May 29, 2018)	06/01/2036
System and Method for a Bonded Differential Magnetic Sensor Array Using Pulsed Eddy Current for Cased-Hole Applications	U.S. Patent No. 10,082,017 B2	3/23/2017	Granted (September 25, 2018)	03/15/2036
Method and Apparatus for Synthetic Magnetic Sensor Aperture Using Eddy Current Time Transient Measurement for Downhole Applications	U.S. Patent No. 10,082,593 B2	9/7/2017	Granted (September 25, 2018)	03/01/2036
Fractal Magnetic Sensor Array Using Mega Matrix Decomposition Method for Downhole Application	U.S. Patent No. 10,061,050 B2	2/8/2018	Granted (August 28, 2018)	08/08/2036
Apparatus and Method for Propagation and Spatial Location Analysis	U.S. Patent No. 10,655,457 B2	4/26/2018	Granted (May 19, 2020)	09/10/2038

Patent Title	Patent No.	Date Published	Status	Expiration Date
Apparatus and Method for Hybrid Sonic Transmitter Integrated with Centralizer for Cement Bond Log Cased-Hole Application	U.S. Patent No. 10,662,756 B2	7/25/2019	Granted (May 26, 2020)	07/16/2038
Method and System of Evaluating Cement Bonds Through Tubing	U.S. Patent No. 10,801,997 B2	8/29/2019	Granted (October 13, 2020)	10/12/2038
Multi-Synthetic Aperture Inductive Coil Transducer	U.S. Patent No. 11,543,553 B2	8/11/2022	Granted (January 3, 2023)	01/11/2041
Hybrid Magnetic Core for Inductive Transducer	U.S. Patent No. 11,842,840 B2	5/12/2022	Granted (December 12, 2023)	10/07/2039
Apparatus and Method for Measuring Thickness of Tubings in Downhole Applications	U.S. Patent No. 12,188,995 B2	7/13/2023	Granted (January 7, 2025)	06/21/2043
Apparatus and Method for Evaluating Lightweight Cement Bonds in Downhole Applications	U.S. Patent No. 12,320,247 B2	7/13/2023	Granted (June 3, 2025)	11/22/2043
Pulling Tool	U.S. Patent No. 11,970,918 B2	7/27/2023	Granted (April 30, 2024)	05/25/2031
Individual or Paired Arm Control in a Wellbore Tractor	Norway Patent No. NO348235B1	7/8/2024	Granted (October 21, 2024)	01/06/2043
Method and System of Evaluating Cement Bonds Through Tubing	Canada CA3034907A1	8/27/2019	Related to US10,801,997B2 Pending
Generative AI-Based System with Learning and Imagination Capabilities for Domain Expert Applications	U.S. Application No. 19/193,858	Filed 4/29/2025	Pending

Trademarks

We hold several trademarks that protect our brand identity. The company owns the GOWELL word and design marks, both registered on the U.S. Principal Register. The GOWELL design mark (Reg. No. 4726620, registered April 28, 2015) covers International Classes 9 and 42 for oil and gas well downhole survey and measurement equipment, as well as drilling, telemetry, and well-logging services. The GOWELL standard-character word mark (Reg. No. 4681590, registered February 3, 2015) provides similar protection for the name in textual form. Both marks are owned by GOWell International, LLC, and remain active and in good standing.

We have also filed an application for the GOTRAC standard-character mark, also owned by GOWell International, LLC. The application covers the Company’s proprietary downhole logging and telemetry technologies and related software systems.

Properties and Facilities

GOWell maintains a global footprint of leased offices and warehouse facilities in regions that are highly associated with our industry. Our principal sites are in Singapore as our headquarters, Canada, Norway, the U.S., and Dubai, UAE. We also maintain geoscience hubs in Cairo, Egypt and regional offices in Stavanger, Norway, Jakarta, Indonesia; and Aberdeen, United Kingdom and representative offices in Algiers, Algeria; Perth, Australia; Baku, Azerbaijan; Chateau-Renard, France; Damman, Saudia Arabia; Muscat, Oman; and Kemaman, Malaysia. The table below summarizes our significant leased properties.

Entity	Country/State	Details
GOWell Technology Singapore PTE. Ltd.	Singapore	A commercial office and warehouse space pursuant to a lease that expires on December 31, 2027.
GOWell International, LLC	Texas, USA	A 27,578 square foot commercial office and warehouse space pursuant to a lease that is estimated to expire in 2030
	Texas, USA	A 6,950 square foot commercial office and warehouse space pursuant to a lease that expires on February 28, 2027.
GOWell Oilfield Technology FZE (UAE)	Dubai, UAE	A commercial office and warehouse space pursuant to a lease that expires on August 9, 2026.
	Dubai, UAE	A commercial office and warehouse space pursuant to a lease that expires on August 9, 2026.
	Dubai, UAE	An office space pursuant to a lease that expires on August 24, 2026.
	Dubai, UAE	An office space pursuant to a lease that expires on January 31, 2026.
GOWell Oilfield Technology Canada Ltd.	Canada	A commercial office and warehouse space pursuant to a lease that is estimated to expire in 2026.
GOWell Technology Norway AS	Norway	A commercial office and warehouse space pursuant to a lease, as amended, that expires on August 31, 2028.

We believe that our existing facilities are sufficient for our current needs, and we will obtain additional facilities, principally through leasing, to accommodate our future expansion plans.

Insurance

We maintain a range of insurance policies customary for our industry. The policies that we maintain generally provide protection against certain liabilities or losses that may arise in connection with our operations. However, we do not currently maintain business interruption insurance, cybersecurity insurance, or key-man insurance, and our property coverage is limited in scope. As a result, we could be exposed to risks of loss that may not be fully covered by existing insurance policies or that could have a material adverse effect on our business, financial condition, or results of operations.

Type of Policy	Insured Party
Domestic General Liability	GOWell International, LLC
Domestic Umbrella/Excess General Liability	GOWell International, LLC
Foreign General Liability	GOWell International, LLC GOWell Oilfield Technology Canada Ltd. GOWell Oilfield Technology FZE (UAE)
Commercial Auto Insurance Coverage	GOWell International, LLC
Property Insurance	GOWell International, LLC
Worker’s Compensation and Employer’s Liability Policy	GOWell International, LLC
Commercial Auto Insurance Coverage	GOWell International, LLC
Commercial Auto Insurance Coverage	GOWell Oilfield Technology Canada Ltd.
Third Party Liability Insurance	GOWell Oilfield Technology FZE (UAE)
Workman Compensation Insurance	GOWell Oilfield Technology FZE (UAE)

Directors and Executive Officers; Biographies

Our officers and directors are as follows:

Name	Age	Title
Guillaume Borrel	55	Chief Executive Officer
Adrian Mendoza	51	Chief Operating Officer
Mike Reed	61	Chief Financial Officer
Sébastien Roche	46	Chief Technology Officer
Kevin Colby	61	General Counsel
Xi Zhang	63	Director
Wenhua Liu	60	Director

Guillaume Borrel has served as our Chief Executive Officer since 2025 and will serve as the Chief Executive Officer and a director of PubCo following the closing of the Business Combination. Mr. Borrel has over 30 years in the energy industry, primarily in the oil and gas sector. Prior to his current role, Mr. Borrel was the chief executive officer of Lithium de France, a new energy company leveraging technology innovation in the energy transition space from September 2021 to March 2025. Previously, he served in various senior leadership positions in the oil & gas industry with Schlumberger (SLB), including vice president of marketing & technology between April 2018 and September 2020, and vice president of production services between July 2014 and April 2018. Mr. Borrel began his career in 1994 as a wireline field engineer with SLB and later held international roles across operations, sales, manufacturing, and technology development. Mr. Borrel holds an engineering degree from École Polytechnique in Paris, France.

Adrian Mendoza has served as our Chief Operating Officer since 2026 and will serve as the Chief Operating Officer of PubCo following the closing of the Business Combination. Mr.  Mendoza possesses over 25 years of experience in the oil and gas industry. From December 2020 to January 2026, Mr. Mendoza served as the regional general manager of operations at International SOS, a health and security service firm. Prior to this, Mr.  Mendoza was vice president of southeast Asia in the Cameron Group, a division of SLB, between July 1998 and September 2020. He holds an engineering degree from University of Waterloo in Ontario, Canada.

Mike Reed has served as our Chief Financial Officer since 2023 and will serve as the Chief Financial Officer of PubCo following the closing of the Business Combination. Mr. Reed is a seasoned financial leader with over 30 years of experience in the oil and gas industry. Prior to joining the Company, Mr. Reed held leadership roles at HDI Instruments, LLC from June 2018 to May 2023, and at NOV Inc. (formerly National Oilwell Varco) from July 2000 to April 2015. Throughout his career, Mr. Reed has served in both chief executive officer and chief financial officer capacities, where he primarily focused on capital raises, investor relations, and M&A transactions. Mr. Reed began his career as an auditor at Pricewaterhouse LLP. Mr. Reed received a Master of Business Administration with a concentration in finance from Rice University in 1998 and a Bachelor’s degree in Accounting from the University of Akron in 1989.

Kevin Colby has served as our General Counsel since 2013 and will serve as the General Counsel of PubCo following the closing of the Business Combination. Mr. Colby has extensive experience in domestic and international corporate and commercial transactions, compliance and risk management, M&A, securities, and corporate governance. Prior to joining the Company, between 2009 and 2011, Mr. Colby worked in-house and on special projects with Worley Parsons (now Worley Limited), Parker Drilling Company, and HCC Insurance Holdings, Inc. (now a member of the Tokio Marine Group) and later was Counsel at the boutique law firm Camara & Sibley, LLP in Houston, Texas, from August 2011 to August 2013. Mr. Colby began his career in New York, working on numerous corporate, securities, and M&A transactions at various global law firms, including Paul, Weiss, Rifkind, Wharton & Garrison LLP, Dewey Ballantine LLP, and Fullbright & Jaworski (now Norton Rose Fulbright). Mr. Colby received a Juris Doctorate from Fordham University School of Law in 2003, a Master of Theatre Arts from Hunter College in 1997, and a Bachelor’s degree in Communications with a concentration in film studies from Hofstra University in 1987.

Sébastien Roche has served as our Chief Technology Officer since 2026 and will serve as the Chief Technology Officer of PubCo following the closing of the Business Combination. Mr. Roche possesses over 10 years of experience in digital strategy. From October 2021 to February 2026, Mr. Roche was the founder and president of JLL SPEAR SAS, a firm focused on preventive maintenance and extending the life of industrial infrastructures, as well as the development of IoT and AI technologies. Mr. Roche remains on the board of JLL SPEAR SAS. Prior to this, Mr. Roche was a product and strategy manager, focusing on digital strategy, at SLB, between October 2018 and September 2021. He holds an Master’s degree in engineering from Ecole nationale supérieure d’Arts et Métiers de Bordeaux, France.

Mr. Roche remains on the board of JLL SPEAR SAS. Prior to this, Mr. Roche was a product and strategy manager, focusing on digital strategy, at SLB, between October 2018 and September 2021. He holds an engineering degree from Ecole nationale supérieure d’Arts et Métiers in Lille, France.

Xi Zhang is our co-founder and the Chairman of the Board of Directors. He will serve as the Chairman of the board of directors of PubCo following the closing of the Business Combination. Mr. Zhang has been instrumental in shaping the Company’s global strategy and resource optimization. In addition to his role with the Company, Mr. Zhang has served as the executive director of HAN Petroleum Engineering Company since 2007. Prior to founding the Company, Mr. Zhang founded Tong Oil Tools, an oil and gas company specializing in perforating technology development and services. As the founder, president, and chairman of Tong Oil Tools in 1992, he led the innovation and commercialization of the perforation technology and sold the business in 2004 which became public in 2011 on the Chinese stock exchange. Mr. Zhang studied organic chemistry at Xi’an Radio and TV University.

Wenhua Liu is our co-founder and serves as our President, a position she will hold until the closing of the Business Combination. Following the closing, Ms. Liu will serve as a director of PubCo. In addition to her roles with the Company, Ms. Liu has served as a director of HAN Petroleum Engineering Company since 2007. Prior to founding the Company, Ms. Liu served as the business development director at Tong Oil Tools from September 2001 to May 2004. Earlier in her career, she worked at the research institute of the upstream division of the China National Petroleum Corporation (“CNPC”) between September 1989 and September 1996. At CNPC, Ms. Liu gained extensive knowledge of the oil and gas industry through information research, data gathering, and translation work. Ms. Liu obtained a Bachelor’s degree in English Literature from Xi’an Petroleum University in 1989.

Executive and Director Compensation

For the year ended December 31, 2024, GOWell paid an aggregate of $1,510,727 in cash and bonus to its executive officers, and GOWell and paid compensation of $45,000 to the non-executive directors during that period. We did not grant any stock options or other equity-based awards to our directors or executive officers during this period.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   duty to not improperly fetter the exercise of future discretion;

(iv)   duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Company’s memorandum and articles of association or alternatively by shareholder approval at general meetings.

GOWell’s board of directors, officers, and related parties, may have interests in the Business Combination that are different from, in addition to, or in conflict with, the unaffiliated shareholders of the SPAC. These interests include, among other things:

•        in connection with and upon the closing of the Business Combination, certain executive officers and directors of GOWell will receive an aggregate bonus awards of $950,000 in recognition of their services in facilitating the consummation of the Business Combination Agreement. These bonus awards are contingent upon and payable only upon the consummation of the Business Combination, which means that GOWell’s executive officers have a direct personal financial incentive to close the transaction. This incentive may not be aligned with the interests of unaffiliated SPAC shareholders;

•        in connection with the Business Combination, GOWell entered into the Addendum with its chief executive officer, Mr. Guillaume Borrel. Pursuant to the Addendum, upon the consummation of the Business Combination, Mr. Borrel will be granted: (i) restricted shares representing 1% of the fully diluted outstanding PubCo Ordinary Shares; and (ii) shares options representing 0.6% of the fully diluted outstanding PubCo Ordinary Shares. The restricted shares are subject to a five-year vesting schedule, contingent upon Mr. Borrel’s continued employment and the achievement of certain annual performance targets. The restricted shares are subject to transfer restrictions prior to vesting and a subsequent two-year lock-up period. Both the restricted shares are and any shares acquired upon exercise of the options are subject to customary clawback and forfeiture provisions in the event of termination for cause, voluntary resignation prior to the end of the term, or other specified misconduct. The equity awards to be granted to Mr. Borrel are contingent upon the consummation of the Business Combination and therefore will not be received if the Business Combination is not completed. This may further incentivize him to support the completion of the Business Combination;

•        GOWell’s management team and board are expected to continue to hold their respective positions with PubCo upon the Closing and will receive such compensation and benefits as determined by the PubCo Board from time to time. The GOWell management team and board will also benefit from directors’ and officers’ insurance and indemnification agreements with PubCo. The cost of such directors’ and officers’ insurance and indemnification arrangements will be borne by the post-Business Combination company and, indirectly, by all of PubCo’s shareholders, including unaffiliated SPAC shareholders, while the direct benefit of such arrangements accrues solely to GOWell’s directors and officers; and

•        after the Closing, it is expected that the GOWell Shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions and excluding any dilutive instruments, which consist of the Signing PIPE Securities, Closing PIPE Securities, and the Earnout Shares. This level of ownership will give the GOWell Shareholder the ability to control the outcome of virtually all matters submitted to PubCo’s shareholders for approval, including the election and removal of directors, approval of significant corporate transactions, and amendments to PubCo’s governing documents, subject to certain limitations described elsewhere in this proxy statement/prospectus. The interests of the GOWell Shareholder, as the controlling shareholder of PubCo, may not always align with the interests of unaffiliated SPAC shareholders, who will hold a minority interest in PubCo and will have limited ability to influence the direction and management of the post-closing company. Unaffiliated SPAC shareholders should be aware that, as minority shareholders in a controlled company, their ability to seek changes in corporate governance, management, or strategic direction will be significantly constrained.

Our Corporate History and Structure

GOWell was established in 2007 with the goal to develop an international technology company. Our international business activities began by offering multi-finger calipers and integrated open-hole logging tools.

In 2011, GOWell expanded its presence in the Americas through the establishment of GOWell International LLC in Houston, Texas, which now serves as the Company’s principal sales and support hub for the Western Hemisphere, as well as part of its corporate management and research and development center.

In 2013, GOWell Oilfield Technology FZE was formed in Dubai, United Arab Emirates, to act as the Company’s primary sales and support center for MENA region and a launching pad to our Eastern Hemisphere support.

Also in 2013, GOWell Oilfield Technology Canada Ltd. was established to serve as a sales and support center for the Canadian and Alaskan markets.

In 2015, GOWell further expanded its global presence with a representation office in Jakarta, Indonesia, to support the Asia-Pacific region.

On April 12, 2024, our new global headquarters GOWell Technology Singapore PTE. LTD. was incorporated in Singapore.

On February 28, 2025, we established GOWell Technology Norway AS, our newest company in Norway focusing on tractor conveyance.

On July 11, 2025, GOWell Technology Limited, an exempted company incorporated in the Cayman Islands with limited liability, was established in anticipation of the Business Combination and future capital raising from international investors.

On July 9, 2025, Inbridge Limited was incorporated in Hong Kong as a limited company and wholly owned subsidiary of our global headquarters, and was subsequently renamed GOW Limited (“GOW Limited”) in December 2025.

On July 29, 2025, ShenZhen Dipson Energy Technology Co., Ltd. was incorporated in Shenzhen, China, as a wholly owned subsidiary of GOW Limited (“ShenZhen GOWell”). We expect to rename this entity GOWell Energy Technology (Shenzhen) Co., Ltd. by the end of March. Concurrently, we are establishing wholly owned subsidiaries in Xi’an and Beijing under Shenzhen GOWell. Over the next 12 months, we intend to transition our manufacturing capability from a related party to GOWell Technology Singapore PTE, Ltd, and these new Xi’an and Beijing subsidiaries.

On November 27, 2025, GOWell officially opened its second UAE company, GOWell Global Solutions FZE, which will be used for our manufacturing capabilities in Dubai.

The following diagram illustrates our corporate structure, including our new global headquarters, our two regional hubs, other subsidiaries as well as new subsidiaries of the date of this proxy statement/prospectus:

Recent Sales of Unregistered Securities

The following description sets forth information regarding all securities of GOWell that were sold during the three years prior to the date of this proxy statement/prospectus without registration under the Securities Act. None of these transactions involved any underwriter. We believe that each of the following issuances was exempt from registration pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. The descriptions below reflect private placements effected by GOWell in connection with and prior to the Business Combination:

•        on October 13, 2025, GOWell entered into the Signing PIPE Subscription Agreement with New Sponsor, pursuant to which New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement.

GOWell used or intends to use the net proceeds from the foregoing unregistered offerings for general corporate purposes, including, among other things, research and development activities, working capital, and transaction-related expenses.

For the avoidance of doubt, the Closing PIPE Securities consisting of approximately $50 million of Company Preferred Shares and Company Warrants, are expected to be issued at Closing pursuant to the Closing PIPE Subscription Agreement dated October 13, 2025, and, accordingly, do not constitute historical unregistered sales of GOWell’s securities prior to the Business Combination for purposes of this Item 701 disclosure of the target’s recent sales. Summary information regarding such arrangements is provided elsewhere in this proxy statement/prospectus under “Ancillary Documents — Subscription Agreements.”

Regulations

Compliance with various governmental regulations has an impact on our business, including our capital expenditures, earnings, and competitive position, which can be material. We incur or will incur costs to monitor and take actions to comply with governmental regulations that are or will be applicable to our business, which include, among others, federal securities laws and regulations, applicable stock exchange requirements, export and import control, economic sanctions and trade embargo laws and restrictions and regulations applicable to our business.

Singapore Regulatory Overview

Our Singapore operations are subject to various regulations:

Tax Incentives.    Singapore applies a corporate income tax with partial tax exemptions available for smaller amounts of taxable income. Singapore also administers various incentive programs, such as the Development and Expansion Incentive — International Headquarters Award granted by the Singapore Economic Development Board, which permits qualifying activities to be taxed at a concessionary rate subject to meeting specified conditions.

Employment and Safety.    We are subject to the Employment Act 1968, the key legislation governing employment practices in Singapore, and the Employment of Foreign Manpower Act 1990, which governs the employment of foreign workers. Under the latter, all foreign employees must hold a valid work pass to work in Singapore. The Workplace Safety and Health Act 2006 applies to all businesses in Singapore. Under this legislation, we are required to adhere to stringent health and safety protocols to protect our staff, including maintaining work environments that are safe and without risks to health, ensuring proper waste disposal, implementing emergency procedures, and training all staff members in basic health and safety measures.

Patents.    Section 34 of the Patents Act 1994 of Singapore (the “Singapore Patents Act”) provides that a person residing in Singapore is required to obtain written authorization from the Singapore Registrar of Patents (the “Registrar”) before filing an application for a patent for an invention outside of Singapore, unless all of the following conditions have been satisfied: (a) the person has filed an application for a patent for the same invention in the Singapore Registry of Patents at least two months before the filing of the patent application outside Singapore, and (b) the Singapore Registrar of Patents has not, in respect of this patent application, given directions to prohibit or restrict the publication of information contained in the patent application. A violation of Section 34 is a criminal offense. There have been some instances where we have undertaken filings outside of Singapore without first obtaining written authorization from the Registrar.

Data Protection.    An organization collecting, using, or disclosing personal data is subject to the Personal Data Protection Act 2012 of Singapore (“PDPA”). Any information, whether true or not, that may be used to identify a natural person either directly from the data, or from the data and other information that the organization has access to, is considered “personal data.” When an organization processes personal data, it must procure the individual’s consent for the collection, use and/or disclosure of his/her personal data, subject to certain exceptions.

Under the PDPA, individuals have clearly defined rights, such as the right to access their personal data and correct any inaccuracies. Furthermore, when transferring personal data outside of Singapore, care must be taken to ensure that the recipient organization is bound by legally enforceable obligations to afford the personal data with a standard of protection that is comparable to that established by the PDPA.

Where a data breach involving the disclosure of personal data has occurred, the organization is required to take reasonable and expeditious steps to assess the data breach. In some cases, the organization may be required to report the data breach to the Personal Data Protection Commission and the affected individuals.

U.S. Regulatory Overview

Export Controls and Sanctions.    Our business is subject to, and we must comply with, stringent U.S. import and export control laws and regulations, including the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”). The EAR primarily imposes license requirements and other restrictions on exports, reexports, and transfers (in-country) of items that are “subject to the EAR.” Items are generally subject to the EAR if they are located or originate in the US, incorporate more than a de minimis quantity of US-origin controlled content, or are the direct product of certain software, technology, or equipment that is subject to the EAR. Our U.S. subsidiary, as a U.S. person, is also subject to U.S. sanctions jurisdiction and must comply with relevant laws and regulations, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State.

Anti-Corruption.    The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits bribery of public officials to obtain or retain business in foreign jurisdictions and requires us to keep accurate books and records and to maintain internal accounting controls to detect and prevent bribery and to ensure that transactions are properly authorized. We make sales and operate in countries known to experience corruption that are rated as high-risk nations. Our business activities in such countries create the risk of unauthorized conduct by one or more of our employees, customs brokers, freight forwarders, distributors, or intermediaries that could be in violation of various laws including the FCPA or similar local regulations.

Radioactive Materials and Environmental Regulations.    Our operations involving the use of radioactive isotopes for well logging purposes are subject to strict regulation by the U.S. Nuclear Regulatory Commission (“NRC”) under 10 CFR Part 39, as well as the laws of the “Agreement States” in which we operate. While we do not manufacture radioactive sources, we are responsible for coordinating transportation and compliance when handling tools containing such materials. We must adhere to strict safety protocols regarding the storage, transport, and recovery of tools containing radioactive sources. We are also subject to federal and state laws regarding the handling of hazardous materials, including the Resource Conservation and Recovery Act (“RCRA”) and the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”). These regulations govern the generation, transportation, and disposal of hazardous wastes, such as lithium batteries and explosive components used in certain downhole tools.

Supply Chain and Trade Restrictions.    We and our suppliers and service providers could be affected by tariffs, embargoes, or other trade restrictions, as well as laws and regulations enacted in response to concerns regarding responsible sourcing practices or public health crises, which could limit the supply of our materials and increase their cost. In addition, compliance with trade regulations may result in disruptions in logistics, which could delay our receipt of materials.

UAE Regulatory Overview

Our United Arab Emirates entities are subject to UAE tax laws. The UAE has implemented a federal corporate tax regime under Federal Decree-Law No. 47 of 2022 on the Taxation of Corporations and Businesses, which applies to financial years beginning on or after June 1, 2023, and imposes a 9% corporate tax on taxable income above AED 375,000 for UAE legal persons, subject to a preferential 0% rate for qualifying free zone persons on their qualifying income. Although our entities operating in the UAE have historically not been subject to tax on income or capital gains, they are now subject to this framework unless they meet the statutory criteria for treatment as qualifying free zone persons. The UAE has also adopted a withholding tax regime under the same law; however, the applicable rate is currently 0%, and dividend payments to shareholders are presently not subject to withholding tax.

Norwegian Regulatory Overview

Dividend Constraints.    The Norwegian Private Limited Companies Act (PLCA), chapter 8 includes certain constraints on the distribution of dividends from Norwegian subsidiaries. Section 8-1 of the PLCA provides that a Norwegian company may distribute dividends up to its distributable equity, to the extent that its net assets following the distribution covers the (i) share capital, (ii) reserve for valuation variances and (iii) reserve for unrealized gains. The total nominal value of treasury shares which the Norwegian company has acquired for ownership or as security prior to the balance sheet date shall be deducted from the distributable equity. Dividends can only be distributed to the extent that the Norwegian company’s equity and liquidity following the distribution is considered sound.

Foreign Exchange.    There are currently no foreign exchange control restrictions in Norway that would potentially restrict the payment of dividends to a shareholder outside Norway, although transferring banks are required to submit reports on foreign currency exchange transactions into and out of Norway into a central data register maintained by the Norwegian customs and excise authorities.

Intellectual Property.    Norway adheres to key international agreements for the protection of intellectual property rights, hereunder the Paris Union Convention for the Protection of Industrial Property, Berne Copyright Convention, Universal Copyright Convention of 1952 and Rome Convention. The main acts governing intellectual property rights in Norway are the Patents Act, Designs Act, Trademarks Act, Copyrights Act, and Marketing Act. The latter also protects trade secrets.

Data Protection.    The principal data protection legislation in Norway is the Personal Data Act, which incorporated the EU General Data Protection Regulation (GDPR) into Norwegian law. The purpose of the act is to protect natural persons from violation of their right to privacy through the processing of personal data. The Personal Data Act imposes strict requirements on the collection, processing, and transfer of personal data.

Use of Radioactive Materials

As noted in our Risk Factors, certain open-hole tools of ours require radioactive sources in order to operate and are offered for sale only. Occasionally, we sell the tools to our customers, usually as part of a larger set of open-hole tool purchases. While we do not manufacture, handle, store, or use such radioactive sources, we are in charge of coordinating transportation from the manufacturing location of the tools containing radioactive materials to the customer’s country, and therefore are subject to strict regulations and rules regarding such international transportation. Customers are subject to the local transportation, handling, storage and use regulations applicable to the tools containing radioactive materials. For further information, please see the Risk Factor titled “Certain products of ours require the use of radioactive sources or incorporate radioactive materials, which subject us and our customers to regulations, related costs and delays, and potential liabilities for injuries or violation of environmental and health and safety laws.”

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to GOWell and its subsidiaries. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Information about GOWell” and our consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma combined financial information in the section of this proxy statement/prospectus titled “Summary Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

GOWell is a global provider of integrated wireline logging solutions technology and solutions focused on advancing well evaluation, integrity and performance. The Company serves the full energy spectrum, including oil and gas, geothermal, underground storage, and carbon sequestration across the entire asset lifecycle, from construction and production to rejuvenation and permanent abandonment. As an integrated developer, manufacturer, and service provider, we deliver the equipment, logging data interpretation, and repair and maintenance services that position us to redefine industry standards in formation evaluation, well integrity, and production analysis. Our mission is to enable a safe, efficient, and sustainable lifecycle for global energy infrastructure.

Founded in 2007 with the vision of building a technology-driven international enterprise, GOWell now operates across eight business regions and serves customers in over fifty countries. GOWell Technology Limited is a Cayman Islands holding company that conducts substantially all of its operations through its operating subsidiaries. Our operations are anchored by a new global headquarters in Singapore, with regional hubs in Dubai, UAE, and Houston, U.S., other subsidiaries in Canada, Norway and the PRC, a related-party manufacturing center in Xi’an, China, and twelve additional local offices worldwide. Supported by a team of 176 employees and consultants, we leverage this global network to deliver flexible and cost-effective solutions tailored to our clients’ diverse needs.

GOWell generates revenue from four primary activities: equipment sales, equipment leases, logging data interpretation services, and repair and maintenance services. In our equipment sales line, GOWell supplies wireline logging equipment to service companies that seek competitively priced yet reliable products through one-time purchases. In the leasing line, we lease wireline logging tools on a monthly or annual basis, allowing customers to access advanced equipment without incurring significant upfront capital expenditures. As service companies face increasing constraints on capital investment, our leasing model provides them with an efficient and scalable alternative to ownership. Our logging data interpretation services integrates proprietary software with the expertise of our global geoscience team to deliver continuous quality control, data processing, and professional interpretation reports. While we offer tailored training for clients wishing to perform their own analysis, we retain exclusive in-house interpretation for our newest technologies, i.e., ePDT, DEC, MPAC, and TTCE tools, to ensure the accuracy of final interpretations. In addition, we provide 24/7 repair and maintenance services through local teams in Houston, Dubai, Jakarta, and Stavanger. We prioritize rapid remote troubleshooting to minimize downtime, while also offering on-site engineering support and facility repairs upon request.

Our total revenues decreased by $0.8 million, or 2.3%, to $33.9 million for the nine months ended September 30, 2025, compared with $34.7 million for the nine months ended September 30, 2024. Our net profit decreased by $3.2 million, or 41.6%, to $4.6 million for the nine months ended September 30, 2025, compared with $7.8 million for the nine months ended September 30, 2024. Our total revenues increased by $4.4 million, or 9.8%, to $49.3 million for the year ended December 31, 2024, compared with $44.9 million for the year ended December 31, 2023. Our net profit decreased by $3.2 million, or 22.3%, to $11.2 million for the year ended December 31, 2024, compared with $14.3 million for the year ended December 31, 2023.

Recent Developments

The Business Combination

On October 13, 2025, we entered into a Business Combination Agreement with the SPAC, PubCo, and the Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, (a) at the First Merger Effective Time, SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company, and (b) at the Second Merger Effective Time, Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly owned direct subsidiary of PubCo. See “The Business Combination” for more information.

On December 22, 2025, SPAC and GOWell entered into an amendment to the Business Combination Agreement to make an administrative change to correct the mechanism for converting the Company Warrants into PubCo Warrants exercisable for PubCo Ordinary Shares at the Closing.

Amended and Restated Memorandum and Articles of Association

On October 13, 2025, the Company’s shareholders approved, through a special resolution, to amend its memorandum and articles of association to restructure the authorized share capital of the Company from US$50,000 divided into 50,000 ordinary shares of a nominal or par value of US$1.00 to US$50,000 divided into (i) US$45,000 divided into 450,000,000 ordinary shares of a nominal or par value of US$0.0001 each; and (ii) US$5,000 divided into 50,000,000 series A redeemable preference shares of a nominal or par value of US$0.0001 each.

Key Factors Affecting Our Results

Externally, our results are affected by general market conditions in the global hydrocarbon industry, the compounded growth in the total global well count, both active and idle and the nascent growth in the permanent abandonment of aging infrastructure. Internally, we believe our operational and financial results are underpinned by the following strategic drivers:

Global Service Expansion

GOWell global services have grown steadily in recent years, as new and enhanced products have been delivered into our established and new operating locations. Over the last few years, we have benefited from a growing absorption of differentiated products, particularly our Electro-Magnetic corrosion services, which have become benchmark technologies in several key markets.

We also view global service expansion as an accelerator for market share growth. Our primary competitors are formerly independent technology developers who were focused on capital sales. The largest of these entities now belong to large service companies, which continue to focus on strategic sales rather than service enablement as a method of capital discipline, while also limiting technology availability to areas with lesser competition to their own services. This situation is advantageous to GOWell, where our independence is valued, our focus is assured and our ability to move quickly and deliver products in a timely manner is well-established.

Monitoring our global service revenue as a percentage of total revenue is a key indicator for assessing the success of our service expansion, as well as the overall health of our products and commercial operation, given that it represents a competitive choice and is underpinned by repeat orders.

To underpin this trajectory going forward, the majority of our new products undergoing commercialization will only be offered in a service model. This approach is strategically advantageous, as it gives us more control over the geographic prioritization of technology, while retaining the ability to control pricing and delivery of analyzed data products to end users. This point is an important differentiator, as vertically integrating hardware development, service provision and answer product delivery to the end user enables the clearest and fastest feedback for product improvement and enhancement.

Technology Commercialization

As a technology-driven company, our R&D policy for the recent years was based on a strategy that focuses on creating new and differentiated products, and where feasible, blue-ocean solutions to address recognized market demand. This policy is supported by a significant commitment to R&D investment, equivalent to about 9.2% of our revenue for the first nine months of 2025, while prioritizing market and technology needs that are lacking in the major OFS company powerhouses, such as corrosion and thru-tubing evaluation tools. This policy is complementary to our overall commitment to introduce new technologies that focus on (i) maintaining the integrity of the well infrastructures while protecting the environment; (ii) offering cost-effective solutions to our customers and (iii) creating competencies in different segments of the industry including in underdeveloped sectors such as P&A.

This approach has resulted in the development of our industry leading ePDT, designed for the quantitative corrosion monitoring of up to five concentric ferrous tubulars, a key challenge in monitoring the health of aging oil and gas infrastructure. Additionally, it has led to our unique DEC service, which SLB have licensed exclusively for certain applications.

Currently, two unique well integrity services, namely TTCE and MPAC (Multi Pipe Azimuthal Corrosion) technologies are in final stages of testing and validation. Both technologies use novel methods to access cement and casing conditions in the market that are either underserved or lack a solution. Our TTCE technology was recently invited to participate, and was successfully benchmarked in, a European Net Zero technology trial. We anticipate these technologies will be commercial by the first half of the year 2026.

Another area of focus for our innovation is the enhancements of our geoscience and answer product delivery. In 2026, we plan to commercialize our cloud based SmartLog processing and interpretation package, which will replace our desktop ViewWell application. Complimenting these analytics efforts, we will introduce new AI plug-ins design to reduce data turnaround times while improving the repeatability of results.

Targeted Technology and Acquisitions

Complementing our organic R&D developments are our efforts at technology insourcing and selective mergers and acquisitions. The drivers here are to quickly fill portfolio gaps, gain access to adjacent markets, and establish clear technology leadership positions.

In 2024, we signed a pioneering agreement with SLB to insource a proprietary and differentiated new service developed internally by SLB. Under this agreement, we will manage the technology throughout its lifecycle. Furthermore, our agreement allows us to further adapt this service to meet our own needs and offer it to customers beyond SLB.

Also, in 2025, we acquired an advanced wellbore tractor technology in Norway. This strategic acquisition marks a deliberate step into the increasing conveyance and intervention business, where market consolidation has resulted in a scarcity of independent providers. We expect both initiatives to yield commercial benefit during the second half of the year 2026.

Strategic Collaboration

In recent years, we have successfully partnered with industry leaders to develop and adapt new technologies for mutually beneficial outcomes and to build a foundational and robust supply chain organization to support our growth.

In the Middle East, we successfully partnered with Aramco to develop our ePDT service under a joint technology development agreement. This service has become the industry benchmark for multi-casing corrosion evaluation. Additionally, through a separate joint agreement with Aramco, we developed our TTCE system, using a revolutionary resonance technique to measure multi annulus cement condition.

As previously described, our recent agreement with SLB to insource their own technology, under which we are licensed to manufacture, lease, and sell the SLB Tool, is not only accretive to our operations but also a strategically important commitment to one of our largest customers.

For many years, we have been a technology partner to a downhole video camera service provider leading in visual analytics, maintaining close collaboration as their own products are developed to ensure seamless integration with the relevant GOWell technologies.

In 2026, we are collaborating with a Dutch conveyance technology provider, Paradigm, to integrate our services on to their platform. This integration will open the door to several new and important customers for our technology.

There are no material cash requirements for GOWell in conjunction with any of the strategic collaboration initiatives.

Even prior to recent supply chain turmoil, GOWell was pursuing a strategy of supply chain diversification. Our distributed manufacturing centers, together with a global sourcing infrastructure, provide us with an efficient cost basis for our technology.

In 2025, we initiated the build out of manufacturing facilities in Dubai and Singapore, with Dubai expected to become operational in the fourth quarter of 2025 and Singapore in the second quarter of 2026. These two new locations, together with our China related party and Houston manufacturing centers, will enable us to pivot with global forces, while still maintaining localized responsiveness.

Key Components of Results of Operations

In assessing our financial performance, we consider a variety of financial performance measures, including growth in net revenue and gross profit, our ability to control costs and operating expenses to improve our operating efficiency and net profit. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater details under “Results of Operations.”

Revenues

We generate revenue primarily from four business lines: equipment sales, equipment leases, logging data interpretation services, and repair and maintenance services. For purpose of this section, we aggregate our revenue generated from logging data interpretation services and repair and maintenance services into a single category. We generated total revenues of $33.9 million and $34.7 million for the nine months ended September 30, 2025 and 2024, respectively. Equipment sales contributed approximately 34.9% of total revenue during the nine months ended September 30, 2025 and 37.4% during the nine months ended September 30, 2024, while equipment leases accounted for approximately 51.0% and 50.5%, and service-related revenues accounted for approximately 14.1% and 12.1%, respectively. We generated total revenues of $49.3 million and $44.9 million for the years ended December 31, 2024 and 2023, respectively. Equipment sales contributed approximately 42.9% of total revenue in 2024 and 48.1% in 2023, while equipment leases accounted for approximately 45.5% and 38.3%, respectively. Service-related revenues represented the remaining approximately 11.6% of total revenue in 2024 and 13.7% in 2023.

Cost of revenues

Cost of revenues represents costs and expenses incurred in order to generate revenue. Our cost of revenues primarily consists of material, supplies and subcontracting costs, staff expenses and wages, depreciation expenses and other associated direct costs. Our cost of revenue was $13.4 million and $13.6 million for the nine months ended September 30, 2025 and 2024, respectively. Our cost of revenue was $19.5 million and $15.7 million for the years ended December 31, 2024 and 2023, respectively.

Research and development expenses

Our R&D expenses primarily consist of staff expenses and wages, material consumption, rental expenses and other miscellaneous R&D expenses.

Selling and marketing expenses

Our selling and marketing expenses primarily consist of staff expenses and wages, travel expenses for our selling and marketing staff, commission fee, professional service fees, rental expenses, marketing and entertainment fee, and other miscellaneous selling expenses.

General and administrative expenses

Our general and administrative expenses primarily consist of staff expenses and wages, professional service fees, rental expenses, depreciation and amortization expenses, expected credit loss and other corporate expenses.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current tax laws of the Cayman Islands, we are not subject to tax on our income or capital gains. In addition, payments of dividends and capital in respect of our shares are not subject to taxation, and no withholding will be required in the Cayman Islands on the payment of any dividend or capital to any holder of our shares, nor will gains derived from the disposal of our shares be subject to the Cayman Islands income or corporation tax.

United States

We file income tax returns with the U.S. Internal Revenue Services (IRS). We are subject to U.S. federal or state income tax examinations by the IRS and relevant state tax authorities. The U.S. corporate tax rate for the years ended December 31, 2023 and 2024 were both 21%. The IRS can include returns filed within the last three years in an audit unless a substantial error is found in which case, the IRS may extend the period to six years.

Canada

Canada’s corporate tax rates include two portions, the federal and the provincial. The Corporate Federal Tax rate is 38%. After a 10% federal tax abatement and a 13% general tax reduction, the net tax for corporations is 15%. Although Canada has a reduced tax rate for small businesses, our Canadian subsidiary, which is registered in Alberta, does not qualify for it. The provincial tax rate beginning from January 1, 2020, was 10% and decreased to 8% starting from July 1, 2020.

The normal reassessment period by the Canada Revenue Agency (CRA) is three years beginning on the date the original Notice of Assessment was issued unless certain situations occur. For suspicion of income or tax evasion, the reassessment period can be extended to six years, whereas for failure to report foreign property, it can be extended to ten years.

UAE

For the year ended December 31, 2023, our subsidiaries incorporated in the UAE were not subject to tax on income or capital gain. The UAE has introduced Federal Decree-Law No.47 of 2022 on the Taxation of Corporations and Businesses (the “CT Law”), which applies to financial years beginning on or after June 1, 2023. Under the CT Law, corporate tax is applicable to (amongst others) legal persons in the UAE at the rate of 9% on taxable income above AED375,000. However, entities incorporated or registered in free zones that are considered qualifying free zone persons are subject to 0% tax on their qualifying income.

Our UAE subsidiary does not meet the criteria of a qualifying free zone person (“QZFP”) for the year ended December 31, 2024 and is subject to the corporate tax at a rate of 9%. We believe that the subsidiary is not likely to satisfy all the conditions for QFZP prescribed in the CT Law. If a free zone person does not meet all the conditions, it will be subject to a rate of 9% on its taxable income.

Additionally, although a withholding tax framework has been introduced in the UAE, the applicable rate is currently set at 0% and although this is subject to change, the UAE does not currently impose a withholding tax on payments of dividends to shareholders.

Singapore

The applicable corporate income tax rate in Singapore is 17%, with 75% of the first approximately SGD 10,000 taxable income and 50% of the next approximately SGD 190,000 taxable income are exempted from income tax.

However, effective February 1, 2025, GOWell Technology Singapore PTE LTD was granted a Development and Expansion Incentive — International Headquarters Award (“DEI-IHQ”) by the Singapore Economic Development Board (“EDB”). This award subjects our qualifying income to a concessionary tax rate, provided we satisfy certain terms and conditions imposed by the EDB. Accordingly, we have applied the preferential 10% tax rate in our income tax calculation.

Results of Operations

This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period. The following table sets forth our consolidated results of operations, together with the period-to-period changes expressed in absolute amounts and as percentages of total revenue for the periods presented.

Comparison of Results of Operations for the Nine Months Ended September 30, 2025 and 2024

	For the Nine Month Ended September 30,		Change
	2025	2024	Amount	%
	$	$	$
Revenues – third parties	31,863,682	33,764,536	(1,900,854)	(5.6)
Revenues – related parties	1,988,759	897,927	1,090,832	121.5
Total revenues	33,852,441	34,662,463	(810,022)	(2.3)
Cost of revenues	(13,361,846)	(13,640,223)	278,377	(2.0)
Gross profit	20,490,595	21,022,240	(531,645)	(2.5)

OPERATING EXPENSES:
Selling and marketing expenses	(4,757,238)	(4,591,721)	(165,517)	3.6
General and administrative expenses	(6,636,156)	(3,860,864)	(2,775,292)	71.9
Research and development expenses	(3,098,126)	(2,871,125)	(227,001)	7.9
Total operating expenses	(14,491,520)	(11,323,710)	(3,167,810)	28.0

Operating profit	5,999,075	9,698,530	(3,699,455)	(38.1)

	For the Nine Month Ended September 30,		Change
	2025	2024	Amount	%
	$	$	$
OTHER EXPENSES:
Finance income	137,122	8,407	128,715	1,531.0
Finance costs	(367,634)	(363,614)	(4,020)	1.1
Other expenses, net	(69,284)	(41,445)	(27,839)	67.2
Total other expenses	(299,796)	(396,652)	96,856	(24.4)

Profit before income tax expense	5,699,279	9,301,878	(3,602,599)	(38.7)

Income tax expense	(1,126,243)	(1,473,468)	347,225	(23.6)
Net profit	4,573,036	7,828,410	(3,255,374)	(41.6)

Revenues

The following table sets forth a breakdown of our revenues for the periods indicated:

	For the Nine Months Ended September 30,		Change
	2025	2024	Amount	%
	$	$	$
Equipment sales	11,804,734	12,957,478	(1,152,744)	(8.9)
Equipment leases	17,265,325	17,517,447	(252,122)	(1.4)
Provision of services	4,782,382	4,187,538	594,844	14.2
Total revenues	33,852,441	34,662,463	(810,022)	(2.3)

Our total revenues slightly decreased by 2.3%, or $0.8 million to $33.9 million for the nine months ended September 30, 2025, compared with $34.7 million for the same period in 2024, which was mainly due to the decrease of $1.2 million in revenues from equipment sales, $0.2 million from equipment leases, and partially offset by an increase of $0.6 million from provision of services. The overall decline was further mitigated by the continued growth of our new technology offerings, particularly the Enhanced Pipe Detection Tool (“ePDT”).

For the nine months ended September 30, 2025, new technology generated $7.9 million in total revenue, representing an increase of 20.0%, or $1.3 million, compared with $6.6 million in the same period in 2024. As a result, the New Technology Revenue Mix reached 23.2% of our total revenues for the nine months ended September 30, 2025, compared to 18.9% in the prior period. This growth reflects both our technological advancements and the market penetration achieved through sustained commercialization efforts in prior periods. The enhanced measurement capabilities and operational efficiency of our new technology products have been broadly validated by customers, serving as a resilient revenue driver that partially offset declines in our traditional business lines and stabilized our overall financial performance during the period.

Our revenues generated from equipment sales decreased by 8.9% or $1.2 million, to $11.8 million for the nine months ended September 30, 2025, from $13.0 million for the same period in 2024, which was primarily attributable to the overall decrease in the OFS activity level, coupled with the inherent lumpiness in the equipment sales space. During lower OFS activity periods, the tendency is to defer capital purchases and to spend more on operating expenses such as repair services.

Our revenues generated from equipment leases remained stable, with a slight decrease by 1.4%, or $0.2 million to $17.3 million for the nine months ended September 30, 2025, compared with $17.5 million for the same period in 2024, due to the overall decrease in the OFS activity level.

Our revenues generated from provision of services increased by 14.2%, to $4.8 million for the nine months ended September 30, 2025, from $4.2 million for the same period in 2024. The increase was mainly attributable to higher service orders, particularly in logging data interpretation services, which benefited from the rebound in the number of logging jobs performed in the Middle East, particularly Kingdom of Saudi Arabia, following a slowdown in the middle of 2024, as well as from an increased number of our leasing customers choosing our interpretation services.

Cost of Revenues

The following table sets forth a breakdown of our cost of revenues by revenue streams for the periods indicated.

	For the Nine Months Ended September 30,		Change
	2025	2024	Amount	%
	$	$	$
Equipment sales	4,550,033	6,145,072	(1,595,039)	(26.0)
Equipment leases	6,785,462	5,737,565	1,044,897	18.3
Provision of services	2,026,351	1,757,586	268,765	15.3
Total cost of revenues	13,361,846	13,640,223	(278,377)	(2.0)

Our total cost of revenues slightly decreased by 2.0%, or $0.2 million to $13.4 million for the nine months ended September 30, 2025, from $13.6 million for the same period in 2024, generally in line with our revenue performance for the period.

Our cost of revenues from equipment sales decreased by 26.0%, from $6.1 million for the nine months ended September 30, 2024, to $4.6 million for the same period in 2025. This decrease was mainly due to a shift in our product mix from lower-margin, one-off orders in favor of higher-margin contracts during the nine months ended September 30, 2025.

Our cost of revenues from equipment leases increased by 18.3%, to $6.8 million for nine months ended September 30, 2025 from $5.7 million for the same period in 2024. The increase was primarily attributable to (i) higher staff costs resulting from the expansion of our engineering team, and (ii) increased depreciation costs driven by the growth of our rental equipment portfolio.

Our cost of revenues from provision of services increased to $2.0 million for the nine months ended September 30, 2025, from $1.8 million for the same period in 2024, representing an increase of 15.3%. This increase was primarily driven by higher personnel costs resulting from the expansion of our logging data interpretation team.

Gross profit and margin

The following table sets forth a breakdown of our gross profit and margin by revenue streams for the periods indicated.

	For the Nine Months Ended September 30,				Change
	2025		2024
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin	Amount	%
	$	%	$	%	$
Equipment sales	7,254,701	61.5	6,812,406	52.6	442,295	6.5
Equipment leases	10,479,863	60.7	11,779,882	67.2	(1,300,019)	(11.0)
Provision of services	2,756,031	57.6	2,429,952	58.0	326,079	13.4
Total gross profit	20,490,595	60.5	21,022,240	60.6	(531,645)	(2.5)

As a result of the foregoing, we recorded a gross profit of $20.5 million and $21.0 million for the nine months ended September 30, 2025 and 2024, respectively, representing gross profit margins of 60.5% and 60.6%. The slight decrease in overall gross profit margin was primarily driven by our equipment lease line, where margins contracted due to increased overhead from the addition of personnel and new service locations intended to support future revenue growth. Conversely, the gross margin for equipment sales increased compared to the same period in 2024. The prior period was negatively impacted by certain one-off lower-margin open hole projects in 2024 that relied heavily on third-party components. These were open hole projects with considerable third-party content. We have since brought more of the open hole manufacturing in-house and expanded our proprietary product line, reducing our reliance on lower-margin outsourced content.

Operating Expenses

Our operating expenses increased by 28.0% or $3.2 million to $14.5 million for the nine months ended September 30, 2025, from $11.3 million for the nine months ended September 30, 2024. The increase is primarily attributable to costs associated with going public, expanding manufacturing capacity, augmenting the management team in connection with going public, IT support, and implementation of a new enterprise resource planning (ERP) system. We have built the foundation to support both rapid growth and the requirements of public company administration. These cost increases are discussed by category below.

Research and Development Expenses

Our research and development expenses increased by 7.9% or $0.2 million to $3.1 million for the nine months ended September 30, 2025, from $2.9 million for the nine months ended September 30, 2024. The increase was mainly driven by a $0.5 million increase in staff expenses and wages due to growth in the headcount of research and development staff, and partially offset by a $0.2 million decrease in material consumption, which was mainly attributable to the completion of the DEC project in April 2025.

Selling and marketing expenses

Our selling and marketing expenses remained stable, with a slight increase of 3.6% or $0.2 million to $4.8 million for the nine months ended September 30, 2025 from $4.6 million for the nine months ended September 30, 2024, primarily due to an increase of $0.5 million in staff expenses and wages due to an increase in the headcount of sales and marketing staff, and partially offset by a $0.3 million decrease in commission fee, which was attributable to fewer agency commission contracts compared with the same period in 2024.

General and Administrative Expenses

Our general and administrative expenses increased by 71.9% or $2.7 million to $6.6 million for the nine months ended September 30, 2025 from $3.9 million for the nine months ended September 30, 2024, primarily due to (i) an increase of $1.8 million in staff expenses and wages, primarily due to the expansion of headcount at our Singapore office, (ii) an increase of $0.3 million in rental fee resulting from new office lease agreements in Singapore and Norway, and (iii) an increase of $0.3 million in office expenses related to the new manufacturing centers in Singapore, Norway, and the UAE. Currently, pre-production operating costs for these facilities are recorded as general and administrative expenses; however, once these facilities commence commercial production, we expect the majority of these costs to be classified as manufacturing overhead and included in the cost of revenues. The remaining increase was attributable to higher costs for audit, compliance, finance, IT support, and legal services in preparation for our initial public offering, as well as costs associated with the implementation of our new Odoo ERP system to strengthen our operational and financial infrastructure.

Other Income (Expenses), Net

Our total other expenses, net, decreased by 24.4% or $0.1 million to $0.3 million for the nine months ended September 30, 2025 from $0.4 million for the nine months ended September 30, 2024. This decrease was primarily driven by a $0.1 million in interest income generated from long-term receivables.

Income Tax Expense

We incurred income tax expenses of $1.1 million and $1.5 million for the nine months ended September 30, 2025 and 2024, respectively. The decrease was mainly due to higher deferred income tax benefits resulting from tax losses generated by our U.S. subsidiary during the nine months ended September 30, 2025.

Net Profit

As a result of the foregoing, we recorded net profit of $4.6 million and $7.8 million for the nine months ended September 30, 2025 and 2024, respectively.

Comparison of Results of Operations for the Years Ended December 31, 2024 and 2023

	For the Years Ended December 31,		Change
	2024	2023	Amount	%
	$	$	$
Revenues – third parties	48,193,972	44,396,486	3,797,486	8.6
Revenues – related parties	1,131,320	523,211	608,109	116.2
Total revenues	49,325,292	44,919,697	4,405,595	9.8
Cost of revenues	(19,511,774)	(15,697,458)	(3,814,316)	24.3
Gross profit	29,813,518	29,222,239	591,279	2.0

OPERATING EXPENSES:
Selling and marketing expenses	(6,569,953)	(5,961,188)	(608,765)	10.2
General and administrative expenses	(5,765,352)	(4,842,488)	(922,864)	19.1
Research and development expenses	(3,569,145)	(3,230,232)	(338,913)	10.5
Total operating expenses	(15,904,450)	(14,033,908)	(1,870,542)	13.3
Operating profit	13,909,068	15,188,331	(1,279,263)	(8.4)

	For the Years Ended December 31,		Change
	2024	2023	Amount	%
	$	$	$
OTHER EXPENSES:
Finance income	231,900	12,457	219,443	1,761.6
Finance cost	(477,704)	(394,311)	(83,393)	21.1
Other expenses, net	(1,229)	(32,515)	31,286	(96.2)
Total other expenses	(247,033)	(414,369)	167,336	(40.4)
Profit before income tax expense	13,662,035	14,773,962	(1,111,927)	(7.5)
Income tax expense	(2,511,248)	(430,063)	(2,081,185)	483.9
Net profit	11,150,787	14,343,899	(3,193,112)	(22.3)

Revenues

The following table sets forth a breakdown of our revenues for the periods indicated.

	For the years ended December 31,		Change
	2024	2023	Amount	%
	$	$	$
Equipment sales	21,163,814	21,591,639	(427,825)	(2.0)
Equipment leases	22,426,732	17,184,993	5,241,739	30.5
Provision of services	5,734,746	6,143,065	(408,319)	(6.6)
Total revenues	49,325,292	44,919,697	4,405,595	9.8

Our revenues increased by 9.8% or $4.4 million to $49.3 million for the year ended December 31, 2024, from $44.9 million for the year ended December 31, 2023, mainly due to a significant increase of $5.2 million in revenues from the equipment leases, partially offset by slight decrease of $0.4 million from equipment sales of logging equipment and $0.4 million from the provision of services.

Our revenues generated from equipment sales remained stable, with a slight decrease of $0.4 million to $21.2 million for the year ended December 31, 2024, from $21.6 million for the year ended December 31, 2023. The slight decrease in equipment sales resulted from a preference from our customers towards leasing versus sales.

Our revenues generated from equipment leases increased by 30.5% to $22.4 million for the year ended December 31, 2024, from $17.2 million for the year ended December 31, 2023, mainly driven by the increased leasing volumes of our innovative core testing equipment. Driven by our significant technological advancements, the core testing equipment achieved substantial market penetration, and demonstrated strong competitive positioning through superior measurement capabilities, parameter adaptability, and data accuracy. Building on sustained commercialization efforts and market development initiatives in prior periods, this equipment gained broad customer validation and adoption, which contributed significantly to our equipment leases revenue growth for the year ended December 31, 2024.

Our revenues generated from the provision of services remained stable with a slight decrease of $0.4 million to $5.7 million for the year ended December 31, 2024 from $6.1 million for the year ended December 31, 2023, mainly due to the decrease in the revenue from the provision of logging data interpretation services. This short-term decrease resulted from a mid-year slowdown in the number of logging jobs performed in the Middle East and delayed revenue due to the reorganization of our new Geosciences Department.

Cost of revenues

The following table sets forth a breakdown of our cost of revenues by revenue streams for the periods indicated.

	For the years ended December 31,		Change
	2024	2023	Amount	%
	$	$	$
Equipment sales	9,129,798	8,240,563	889,235	10.8
Equipment leases	7,254,976	5,588,548	1,666,428	29.8
Provision of services	3,127,000	1,868,347	1,258,653	67.4
Total cost of revenues	19,511,774	15,697,458	3,814,316	24.3

Our cost of revenues increased by 24.3% or $3.8 million to $19.5 million for the year ended December 31, 2024, from $15.7 million for the year ended December 31, 2023, which was generally in line with the increase in our revenue for the same year.

Our cost of revenues from equipment sales remained stable, with a slight increase of 10.8% or $0.9 million to $9.1 million for the year ended December 31, 2024, from $8.2 million for the year ended December 31, 2023. The increase in cost of revenues, despite relatively stable sales was primarily due to a decrease in the gross profit margin of certain products, as both sales prices and profit margins declined in 2024 compared to 2023.

Our cost of revenues from equipment leases increased by 29.8% or $1.7 million to $7.3 million for the year ended December 31, 2024, from $5.6 million for the year ended December 31, 2023, which was generally in line with the increase in the corresponding revenue. The higher growth rate of costs compared with revenues was primarily attributable to the expansion of the maintenance team headcount and higher material consumption related to advanced maintenance equipment.

Our cost of revenues from provision of services increased by 67.4% or $1.2 million to $3.1 million for the year ended December 31, 2024, from $1.9 million for the year ended December 31, 2023, mainly due to higher interpretation services costs, driven by the headcount growth in Dubai interpretation team and increased bonuses for the US interpretation team.

Gross profit and margin

The following table sets forth a breakdown of our gross profit and margin by revenue streams for the periods indicated.

	For the years ended December 31,				Change
	2024		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin	Amount	%
	$	%	$	%	$
Equipment sales	12,034,016	56.9	13,351,076	61.8	(1,317,060)	((9.9)
Equipment leases	15,171,756	67.7	11,596,445	67.5	3,575,311	30.8
Provision of services	2,607,746	45.5	4,274,718	69.6	(1,666,972)	(39.0)
Total gross profit	29,813,518	60.4	29,222,239	65.1	591,279	2.0

As a result of the foregoing, we recorded gross profit of $29.8 million and $29.2 million for the years ended December 31, 2024 and 2023, respectively, representing gross profit margin of 60.4% and 65.1%, respectively. The increase in total gross profit was primarily driven by higher revenues from equipment leases, while the decrease in gross profit margin was primarily attributable to the increased cost associated with the provision of other services and the equipment sales, as discussed above.

Operating expenses

Our operating expenses increased by 13.3% or $1.9 million to $15.9 million for the year ended December 31, 2024 from $14.0 million for the year ended December 31, 2023, primarily due to the following:

Selling and marketing expenses

Our selling and marketing expenses increased by 10.2% or $0.6 million to $6.6 million for the year ended December 31, 2024 from $6.0 million for the year ended December 31, 2023, primarily due to an increase of $0.7 million in salary costs.

General and administrative expenses

Our general and administrative expenses increased by 19.1% or $0.9 million to $5.8 million for the year ended December 31, 2024 from $4.8 million for the year ended December 31, 2023, primarily due to (i) an increase of $0.7 million in staff expenses and wages primarily due to the expansion of headcount at our US office, and (ii) an increase of $0.1 million in professional service fees associated with our organizational restructuring.

Research and development expenses

Our research and development expenses increased by 10.5% or $0.3 million to $3.6 million for the year ended December 31, 2024 from $3.2 million for the year ended December 31, 2023. The increase was primarily attributable to an increase of $0.9 million in salary costs and partly offset by a decrease of $0.8 million in material consumption.

Total other expenses, net

Our total other expenses, net, decreased by 40.4% or $0.2 million to $0.2 million for the year ended December 31, 2024 from $0.4 million for the year ended December 31, 2023, which was primarily due to an increase of $0.2 million in interest income generated from long-term receivables.

Income tax expense

We incurred income tax expenses of $2.5 million and $0.4 million for the years ended December 31, 2024 and 2023, respectively. The increase was mainly due to an increase in taxable income in 2024 compared with 2023, and the impact of the new federal corporate income tax regime implemented in the UAE, which resulted in our Dubai subsidiary becoming subject to corporate income tax beginning January 1, 2024.

Net Profit

As a result of the foregoing, we recorded net profit of $11.2 million and $14.3 million for the years ended December 31, 2024 and 2023, respectively.

Liquidity and Capital Resources

Our liquidity and working capital requirements primarily relate to our operating expenses. Historically, we have managed our working capital and other liquidity requirements mainly from our operations. As of September 30, 2025 and December 31, 2024, we had a total of $1.5 million and $4.0 million in cash and cash equivalents and restricted cash. Our cash and cash equivalents generally consist of cash on hand, time deposits with maturities of three months or less. Our restricted cash mainly represents the guaranteed deposits made by us in accordance with Dubai’s general requirements for all local operating entities, or per request by customers during ordinary course of business. For the nine months ended September 30, 2025 and 2024, we generated net profit of $4.6 million and $7.8 million, respectively, and our cash provided by operating activities was $6.5 million and $8.6 million, respectively. As of December 31, 2024, we had a total of $4.0 million in cash and cash equivalents and restricted cash. Our cash and cash equivalents generally consist of cash on hand, time deposits with maturities of three months or less. Our restricted cash mainly represents the guaranteed deposits made by us in accordance with Dubai’s general requirements for all local operating entities, or per request by customers during ordinary course of business. For the years ended December 31, 2024 and 2023, we generated net profit of $11.2 million and $14.3 million, respectively, and our cash provided by operating activities was $17.2 million and $14.6 million, respectively.

Taking into account cash and cash equivalents on hand and our operating cash flows, we believe that we have sufficient working capital for our present requirements and for at least the next 12 months from the date the financial statements were issued. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand, we may seek to issue debt or equity securities or obtain additional credit facilities.

Cash Flow for the Nine Months Ended September 30, 2025, compared to the Nine Months Ended September 30, 2024

The following table sets forth a summary of our cash flows for the periods presented:

	For the Nine Months Ended September 30,		Change
	2025	2024	Amount	%
	$	$	$
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	6,542,124	8,611,992	(2,069,868)	(24.0)
Net cash used in investing activities	(7,283,891)	(6,155,955)	(1,127,936)	18.3
Net cash used in financing activities	(1,565,045)	(2,013,060)	448,015	(22.3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(202,140)	(324,342)	122,202	(37.7)
Net change in cash, cash equivalents and restricted cash	(2,508,952)	118,635	(2,627,587)	(2,214.8)
Cash, cash equivalents and restricted cash at beginning of the period	4,003,086	2,040,090	1,962,996	96.2
Cash, cash equivalents and restricted cash at end of the period	1,494,134	2,158,725	(664,591)	(30.8)

Operating activities

Net cash provided by operating activities was $6.5 million for the nine months ended September 30, 2025, which was primarily attributable to (1) our net profit of $4.6 million; (2) net adjustments for certain non-cash items of $6.4 million, mainly consisting of depreciation and amortization of $4.7 million and non-cash transfer of rental equipment to inventory for sale of $0.7 million; and (3) changes in working capital that positively affected cash flows, primarily including (i) an increase of $1.4 million in trade payables, mainly due to the cumulative growth of purchases across a broader supplier base to support our expanded operational scale during the period; partially offset by (ii) an increase of $3.9 million in inventories mainly driven by proactive stock mobilization for a new large order, which has started to be fulfilled during the fourth quarter of 2025; (iii) an increase of $1.3 million in trade receivables mainly resulting from slower turnover of receivables and certain order deliveries near the period-end; and (iv) an increase of $0.8 million in prepaid expenses and other current assets, mainly due to higher prepayments to suppliers for the new large order and the procurement of specialized tractors by our Norway subsidiary.

Net cash provided by operating activities was $8.6 million for the nine months ended September 30, 2024, which was primarily attributable to (1) our net profit of $7.8 million; (2) net adjustments for certain non-cash items of $7.1 million, mainly consisting of depreciation and amortization of $4.1 million and non-cash transfer of rental equipment to inventory for sale of $1.7 million; and partially offset by (3) changes in working capital that negatively affected cash flows from operating activities, primarily including (i) a decrease of $3.4 million in trade payables to related parties, mainly due to payments to Xi’an Gewei for logging equipment purchases; (ii) an increase of $2.2 million in inventories due to higher purchase volumes made in anticipation of expected revenue growth; and (iii) an increase of $0.5 million in prepaid expenses and other current assets, resulting from advance payments for intangible assets and medical insurance.

Investing activities

Net cash used in investing activities for the nine months ended September 30, 2025 was $7.3 million, which was attributable to (i) the purchase of property, equipment and rental equipment of $6.3 million; (ii) the purchase of intangible assets of $0.9 million; (iii) advances made on behalf of related parties of $79,728; and partially offset by (iv) proceed from disposal of property and equipment of $61,633.

Net cash used in investing activities for the nine months ended September 30, 2024 was $6.2 million, which was attributable to (i) the purchase of property, equipment and rental equipment of $5.1 million; (ii) the purchase of intangible assets of $0.8 million; (iii) advances made on behalf of related parties of $230,475; and partially offset by (iv) proceed from disposal of property and equipment of $16,945.

Financing activities

Net cash used in financing activities for the nine months ended September 30, 2025 was $1.6 million, which was primarily attributable to (i) the repayment of lease liabilities of $1.0 million; (ii) the repayment of loans from third parties of $0.4 million; and (iii) the payment for deferred offering cost of $0.1 million.

Net cash used in financing activities for the nine months ended September 30, 2024 was $2.0 million, which was primarily attributable to (i) the repayment of lease liabilities of $0.8 million; (ii) the repayment of loans from third parties of $1.0 million; and (iii) interest payments of $0.2 million.

Cash Flow Comparison for the Years Ended December 31, 2024 and 2023

The following table sets forth a summary of our cash flows for the periods presented:

	For the Years Ended December 31,		Change
	2024	2023	Amount	%
	$	$	$
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	17,249,418	14,615,225	2,634,193	18.0
Net cash used in investing activities	(8,003,123)	(9,263,281)	1,260,158	(13.6)
Net cash used in financing activities	(7,109,720)	(4,142,118)	(2,967,602)	71.6
Effect of exchange rate changes on cash and cash equivalents	(173,579)	119,955	(293,534)	(244.7)
Net change in cash and cash equivalents	1,962,996	1,329,781	633,215	47.6
Cash and cash equivalents at beginning of the years	2,040,090	710,309	1,329,781	187.2
Cash and cash equivalents at end of the years	4,003,086	2,040,090	1,962,996	96.2

Operating activities

Net cash provided by operating activities was $17.2 million for the year ended December 31, 2024, which was primarily attributable to (1) our net profit of $11.2 million; (2) net adjustments for certain non-cash items of $10.1 million, mainly consisting of depreciation and amortization of $5.2 million and non-cash transfer of rental equipment to inventory for sale of $2.6 million; and (3) changes in working capital that positively affected cash flows from operating activities, primarily including (i) an increase of $1.1 million in trade payables to related parties, which was due to the increased purchases of logging equipment from Xi’an Gewei; partially offset by (ii) an increase of $3.7 million in inventories due to higher purchase volumes made in anticipation of expected revenue growth; and (iii) an increase of $1.3 million in prepaid expenses and other current assets, primarily reflecting advance payments to suppliers to support our proactive inventory procurement strategy and contractual prepayments required under certain service agreements to ensure project commencement.

Net cash provided by operating activities was $14.6 million for the year ended December 31, 2023, which was primarily attributable to (1) our net profit of $14.3 million; (2) net adjustments for certain non-cash items of $5.8 million, mainly consisting of depreciation and amortization of $4.0 million and non-cash transfer of rental equipment to inventory for sale of $1.2 million; and (3) changes in working capital that positively affected cash flows from operating activities, primarily including (i) an increase of $0.4 million in trade payables to related parties mainly due to the increased purchases of logging equipment from Xi’an Gewei; partially offset by (ii) an increase of $3.4 million in trade receivables, reflecting enhanced collection efficiency as the growth in receivables remained significantly lower than the substantial increase in revenue during 2023; and (iii) an increase of $2.6 million in inventories due to higher purchase volumes made in anticipation of expected revenue growth.

Investing activities

Net cash used in investing activities for the year ended December 31, 2024 was $8.0 million, which was primarily attributable to (i) the purchase of property, equipment and rental equipment of $6.1 million; (ii) the purchase of intangible assets of $1.1 million; and (iii) advances made on behalf of related parties of $0.8 million.

Net cash used in investing activities for the year ended December 31, 2023 was $9.3 million, which was primarily attributable to (i) the purchase of property, equipment and rental equipment of $8.3 million; (ii) the purchase of intangible assets of $0.9 million; and (iii) advances made on behalf of related parties of $0.1 million.

Financing activities

Net cash used in financing activities for the year ended December 31, 2024 was $7.1 million, which was primarily attributable to (i) repayment of loans from related parties of $4.6 million; (ii) repayment of lease liabilities of $1.0 million; (iii) repayment of loans from bank and third parties of $0.7 million and 0.5million, respectively; and (iv) interest paid of $0.3 million.

Net cash used in financing activities for the year ended December 31, 2023 was $4.1 million, which was primarily attributable to (i) repayment of loans from related parties and third parties of $3.5 million and $0.8 million, respectively; (ii) the repayment of lease liabilities of $0.6 million; (iii) interest paid of $0.2 million; partially offset by (iv) proceeds of loans from banks of $0.8 million; and (v) proceeds of loans from related parties and third parties of $50,000 and $64,621.

Capital Expenditures

Our capital expenditures are primarily incurred by purchasing rental equipment, property and equipment, and intangible assets. We had capital expenditures of $7.3 million and $5.9 million for the nine months ended September 30, 2025 and 2024, respectively. We had capital expenditures of $7.3 million and $9.2 million for the years ended December 31, 2024 and 2023, respectively.

Contractual Obligations

The following table sets forth our contractual obligations as of September 30, 2025, December 31, 2024 and 2023:

	Carrying amount	Total contractual undiscounted cash flow	Within 1 year	Over 1 year
	$	$	$
As of September 30, 2025
Trade payables	1,415,107	1,415,107	1,415,107	—
Trade payables – related parties	3,840,289	3,840,289	3,840,289	—
Loans payable	738,693	738,693	695,702	42,991
Lease liabilities	6,124,746	6,731,892	1,782,605	4,949,287

As of December 31, 2024
Trade payables	186,615	186,615	186,615	—
Trade payables – related parties	3,861,971	3,861,971	3,861,971	—
Loans payable	1,374,641	1,374,641	679,626	695,015
Lease liabilities	6,880,212	7,736,682	1,403,172	6,333,510

As of December 31, 2023
Trade payables	1,104,186	1,104,186	1,104,186	—
Trade payables – related parties	3,483,779	3,483,779	3,483,779	—
Loans payable	3,179,613	3,179,613	1,258,083	1,921,530
Lease liabilities	3,141,257	3,867,050	676,189	3,190,861

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us, or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosures About Market Risks

We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, liquidity risk and foreign currency risk. See Note 22 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

Credit Risk

We are exposed to credit risk from our operating activities and from our financing activities, which arise principally from our trade receivables, other receivables and long-term receivables. With respect to trade receivables, other receivables and long-term receivables, we actively monitor and manage credit risk by performing credit checks and optimizing the payment and collection process. With respect to the cash, we place substantially all of our cash with financial institutions with high credit ratings and quality in the jurisdictions we operate in. In the event of bankruptcy of one of these financial institutions, we may not be able to claim our cash back in full. We continue to monitor the financial strength of financial institutions. There has been no recent history of default in relation to these financial institutions.

Liquidity Risk

We are also exposed to liquidity risk which is the risk that we are unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to meet the liquidity shortage.

Currency risk

We are exposed to foreign exchange rate fluctuations as we translate the financial statements of our CAN subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the financial statements of our subsidiaries with into U.S. dollars would result in a gain or loss recorded as a component of other comprehensive income (loss). We are also exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases and receivables, that are denominated in a currency other than our functional currencies. Foreign currency is monitored and managed by us on an ongoing basis as we endeavour to keep the net exposure at an acceptable level.

Critical Accounting Estimates

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates and assumptions based on the most recently available information, historical experience and various other assumptions that are believed to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. We believe that the following accounting estimates are critical to our business operations and understanding our consolidated financial results.

Net realizable value of inventory

We hold inventories consisting of equipment, spare parts and work in progress. We measure our inventories at the lower of cost and net realizable value. We determine the cost of inventories using the monthly weighted average method. For manufactured inventories, we include an appropriate share of production overheads in their cost, based on our normal operating capacity. We define net realizable value as the estimated selling price in the ordinary course of business, less the estimated costs necessary to make the sale. We recognize the amount of any write-down of inventories to net realizable value as a cost of revenue in the period in which the write-down occurs. We recognize the amount of any reversal of such write-down as a reduction in the cost of revenue arising from inventories in the period in which the reversal occurs. As of September 30, 2025, December 31, 2024 and 2023, the balance of the write-downs of inventories was $1,323,700, $1,372,865 and $1,012,875, respectively.

Impairment of non-financial assets

At each reporting date, we review the carrying amounts of our non-financial assets (other than inventories, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, we estimate the asset’s recoverable amount. We recognize an impairment loss if the carrying amount of an asset or its related cash-generating unit (“CGU”) exceeds its estimated recoverable amount.

For impairment testing, we group assets together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. We measure the recoverable amount of an asset or CGU as the greater of its value in use and its fair value less costs of disposal. For value in use, we base it on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

We recognize impairment losses in profit or loss. For impairment losses recognized in respect of CGUs, we allocate them to reduce the carrying amounts of the assets in the CGU on a pro rata basis.

At each reporting date, we assess impairment losses recognized in prior periods for any indication that the loss has decreased or no longer exists. We reverse an impairment loss if there has been a change in the estimates used to determine the recoverable amount. We reverse an impairment loss only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. For the nine months ended September 30, 2025, and the years ended December 31, 2024 and 2023, no impairment loss of non-financial assets was recognized.

Emerging Growth Company Status

Immediately following the consummation of the Business Combination, we will qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Post-Closing, we will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement, (b) in which we have total annual gross revenues of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act. See “Risk Factors — General Risk Factors — The SPAC is, and we expect that PubCo will be, an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.”

Internal Control Over Financial Reporting

As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 regarding the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

In the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2023 and 2024, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2024. The material weakness identified relates to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of the International Financial Reporting Standards (“IFRS”) and SEC reporting requirements to properly address complex IFRS accounting issues and to prepare and review the consolidated financial statements and related disclosures to fulfil IFRS and SEC financial reporting requirements. We have implemented and plan to implement a number of measures as follows to address the material weakness:

•        We will hire additional qualified accounting and financial personnel with appropriate knowledge and experience in IFRS accounting and SEC reporting.

•        We will organize regular training for our accounting staff, especially training related to IFRS and SEC reporting requirements; and

•        We will establish an audit committee and strengthen corporate governance.

However, we cannot assure you that we will remediate our material weakness in a timely manner. See “Risk Factors — Our failure to timely and effectively implement and maintain appropriate internal controls over financial reporting could have a material adverse effect on our business, financial condition, and reputation.”

Recent Accounting Standards

See Note 2.21, “Summary of material accounting policies — Recently Adopted Accounting Pronouncements” to the audited financial statements of GOWell, which are included elsewhere in this proxy statement/prospectus, for more information.

INFORMATION ABOUT THE SPAC

General

We are a blank check company incorporated on May 31, 2024 in the Cayman Islands as an exempted company, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the SPAC is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

The IPO

On June 1, 2024, the Prior Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of our offering and formation costs in exchange for 8,050,000 Founder Shares. On December 19, 2024, the Prior Sponsor forfeited an aggregate of 5,031,250 Founder Shares for no consideration, resulting in there being an aggregate of 3,018,750 Founder Shares outstanding, with up to 393,750 Founder Shares subject to surrender and forfeiture depending on the extent to which the Representatives’ over-allotment option, as discussed in further detail below, was exercised. The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 8,625,000 SPAC Class A Shares if the Representatives’ over-allotment option was exercised in full, and therefore that such Founder Shares would represent approximately 26% of the issued and outstanding SPAC Ordinary Shares after the IPO.

On February 14, 2025, the SPAC consummated its IPO of 8,625,000 Units, including 1,125,000 Units as a result of the Representatives’ exercise in full of its over-allotment option. Each Unit consists of one SPAC Class A Share and one SPAC Right, each Right entitling the holder thereof to receive one-fifth of one SPAC Class A Share upon the completion of the IPO. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the SPAC of $86,250,000.

Simultaneously with the closing of the IPO, pursuant to purchase agreements entered into with the Prior Sponsor and the Representatives respectively (collectively, the “Private Placement Units Purchase Agreements”), the SPAC completed the private sale of 265,625 Private Placement Units at a purchase price of $10.00 per unit to the Sponsor and Representatives, generating gross proceeds of $2,656,250 in the aggregate. Such Private Placement Units are identical to the Public Units sold in the IPO, except that, so long as they are held by the Sponsors, Representatives, and each of their permitted transferees: (i) they may not be transferred, assigned or sold by the holder until thirty (30) days after the completion of a Business Combination, and (ii) they are entitled to registration rights.

In addition, the Prior Sponsor lent the SPAC an aggregate of $500,000 as of the closing date of the IPO bearing no interest pursuant to the Promissory Note. On January 7, 2026, SPAC and the New Sponsor entered into an amendment to the Promissory Note, which increased the aggregate principal amount of the Promissory Note to $700,000 to reflect a $200,000 advance made by the New Sponsor to us for working capital. The Promissory Note is non-interest bearing and repayable in cash, with respect to the initial $500,000 Sponsor Loan, only upon the closing of the SPAC’s initial business combination and, with respect to the additional $200,000 loan, upon the earlier of the closing of the SPAC’s initial business combination and its liquidation. The Promissory Note may not be prepaid and no proceeds held in the Trust Account would be used to repay the Promissory Note.

A total of $86,250,000 of the net proceeds from the IPO, including proceeds of the sale of the Private Placement Units and the Sponsor Loan, was deposited in the Trust Account, located in the United States with Continental acting as trustee and will be held as cash or in demand deposit accounts or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in direct U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the SPAC. Except with respect to interest earned on the funds held in the Trust Account that may be released to the SPAC for taxes payable and up to $100,000 to pay dissolution expenses, the proceeds from the IPO, the sale of the Private Placement Units and the Sponsor Loan will not be released from the Trust Account until the earliest of (i) the completion of an initial business combination, (ii) the redemption of the Public Shares if we are unable to complete an initial business combination within the completion window, subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the SPAC Articles to (A) modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter or to redeem 100% of our Public Shares if we have not consummated an initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

The Sponsor Transaction

On September 9, 2025, the Prior Sponsor entered into the Securities Transfer Agreement with the New Sponsor, pursuant to which the Prior Sponsor agreed to sell, and the New Sponsor agreed to purchase, an aggregate of 990,000 Founder Shares. Simultaneously with the sale by the Prior Sponsor of such Founder Shares, the Prior Sponsor converted the 2,028,750 Founder Shares retained by it on a one-for-one basis into SPAC Class A Shares.

Effecting the SPAC’s Initial Business Combination

On October 13, 2025, we entered into a Business Combination Agreement with GOWell, a Cayman Islands exempted company, PubCo and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, (a) at the First Merger Effective Time, SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company, and (b) at the Second Merger Effective Time, Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly owned direct subsidiary of PubCo. See “The Business Combination” for more information.

We are not presently engaged in, and we will not engage in, any operations until the consummation of the Business Combination. We intend to effectuate the Business Combination using cash held in the Trust Account, the proceeds of the PIPE Investments, and shares issued to GOWell.

If not all of the funds released from the Trust Account are used for redemptions of the SPAC Class A Shares, we may use the balance of the cash released to us from the Trust Account for general corporate purposes, including to pay transaction expenses and for GOWell’s working capital.

Fair Market Value of GOWell’s Business; 80% test

Pursuant to the SPAC Articles and Nasdaq listing rules, the SPAC’s initial business combination must occur with one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the definitive agreement to enter into the business combination. The SPAC will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The SPAC Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of the Business Combination

Under the SPAC Articles, because the SPAC is seeking shareholder approval in connection with the Business Combination, it may only complete such the Business Combination if it receives an ordinary resolution, being the affirmative vote (in person (including virtually) or by proxy) of the holders of a majority of the issued and outstanding SPAC Ordinary Shares that are entitled to vote and are voted at the EGM. Further, pursuant to the SPAC Articles, in connection with such shareholder approval, the SPAC must provide its Public Shareholders with the opportunity to redeem their Public Shares. For more information, please see the section entitled “The Extraordinary General Meeting.”

Potential Purchases of Public Shares

At any time prior to the EGM, during a period when they are not then aware of any material nonpublic information regarding the SPAC or its securities, the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or Public Rights in privately negotiated transactions or in the open market, or take other actions to incentivize non-redemption, although they are under no obligation to do so. There is no limit on the number of Public Shares or Public Rights that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Rights in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of SPAC securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining the SPAC Shareholder Approval of the Business Combination, (2) reduce the amount of Redemptions, or (3) reduce the number of Public Rights outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our securities may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

In the event the Sponsors or the SPAC’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act. To the extent that the Sponsors and the SPAC’s officers and directors or their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination. See “The Business Combination — Potential Purchases of Public Shares” for more information.

Liquidation if No Business Combination

The SPAC Articles provide that we have until the date that is 15 months from the consummation of the IPO (or up to 18 months from the consummation of the IPO if we have executed a definitive agreement for an initial business combination within 15 months from the consummation of the IPO but have not consummated an initial business combination within such 15-month period). If we have not completed our initial business combination within such time period and shareholders have not otherwise approved an amendment to the SPAC Articles to extend such time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our rights, which will expire worthless if we fail to complete our initial business combination within the completion window.

In connection with the IPO, our Sponsors, officers and directors have entered into the A&R Letter Agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination within the completion window, although they will be entitled to liquidating distributions from assets outside the Trust Account. Such redemption rights waiver was provided without any separate consideration paid in connection with providing such waiver. However, if our Sponsors or management team acquire Public Shares in or after the SPAC’s IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the completion window.

The Representatives have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event we do not complete our initial business combination within the completion window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of our Public Shares.

Our Sponsors, officers and directors have agreed, pursuant to the A&R Letter Agreement, that they will not propose any amendment to the SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, in each case unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be paid using available borrowing capacity under the Promissory Note, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO, sale of Private Placement Units, and loans under the Sponsor Loan, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account less taxes payable, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be advisable and in the best interests of the SPAC under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Bush & Associates CPA LLC, our independent registered public accounting firm, and the Representatives will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the New Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for the SPAC’s independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the Representatives against certain liabilities, including liabilities under the Securities Act. However, we have not asked the New Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the New Sponsor have sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that the New Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the New Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our Independent Directors would determine whether to take legal action against the New Sponsor to enforce its indemnification obligations. While we currently expect that our Independent Directors would take legal action on our behalf against the New Sponsor to enforce its indemnification obligations to us, it is possible that our Independent Directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the Independent Directors to be too high relative to the amount recoverable or if the Independent Directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share Redemption Price will not be less than $10.00 per share.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy/insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy or other court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to us or our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the SPAC Articles (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to the SPAC Articles or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event that we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the SPAC Articles, like all provisions of the SPAC Articles, may be amended with a shareholder vote.

Facilities

We maintain executive offices at 167 Madison Avenue Suite 205 #1017, New York, NY 10016 provided by the New Sponsor. We consider our current office space, combined with the office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have three officers: Michael Blitzer, our Chief Executive Officer, Zikang Wu, our Chief Financial Officer, and Kevin Shannon, our Chief Operating Officer. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of an initial business combination.

The Sponsors

Maywood Sponsor LLC, the Prior Sponsor, is a Cayman Islands limited liability company. The Prior Sponsor was formed prior to the IPO for the purpose of acting as the sponsor of the SPAC. It was responsible for organizing, directing, and managing the business and affairs of the SPAC from its incorporation, through the consummation of the IPO. The Prior Sponsor’s activities included identifying and negotiating terms with the Representatives, other third-party service providers such as the SPAC’s auditors and legal counsel, and the SPAC’s directors and officers, and searching for and negotiating with potential business combination targets. Other than its investment in the SPAC and its work on behalf of the SPAC, the Prior Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 to cover certain pre-IPO expenses, in exchange for the issuance of Founder Shares, or approximately $0.008 per share. The Prior Sponsor also purchased 125,000 Private Placement Units in a private placement that consummated simultaneously with the IPO, and loaned the SPAC $500,000 pursuant to the Sponsor Loan.

Inflection Point Fund I LP, the New Sponsor, is a Delaware limited partnership. The business of the New Sponsor is investing in securities. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of the New Sponsor. As a result of an administrative change as of January 1, 2026 in the internal governance documents of Inflection Point Asset Management LLC and Inflection Point GP I LLC, voting and dispositive power over securities beneficially owned by the New Sponsor are vested in an investment committee of three members, including Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, Kevin Shannon, the Chief Operating Officer of SPAC, and a third individual who does not have, and has not had during the past three years, any relationship with SPAC or any of its predecessors or affiliates. Mr. Blitzer owns approximately 36% of the economic rights attributable to the assets of the New Sponsor. A family foundation not affiliated with SPAC or with SPAC’s management team owns approximately 25% of the economic rights attributable to the assets of the New Sponsor. No other person has a direct or indirect material interest in the New Sponsor. Other than SPAC’s management team, none of the members of the New Sponsor participate in the SPAC’s activities. With respect to the SPAC, the New Sponsor is responsible for organizing, directing, and managing the business and affairs of the SPAC from the negotiation of the Business Combination Agreement, and until the consummation of the Business Combination. The New Sponsor’s activities included searching for and negotiating with potential business combination targets.

An affiliate of the New Sponsor founded IPAX, a special purpose acquisition company formed for substantially similar purposes as the SPAC. IPAX completed its initial public offering in September 2021, in which it sold 32,975,000 units, each consisting of one share of IPAX common stock and one-half of one warrant to purchase one share of IPAX common stock, for an offering price of $10.00 per unit, generating aggregate proceeds of $329,750,000. On September 16, 2022, IPAX announced its business combination with LUNR, a diversified space exploration, infrastructure, and services company with marquee contracts supporting NASA’s $93 billion Artemis program. Prior to the extraordinary general meeting of IPAX shareholders to approve the business combination with LUNR, holders of 27,481,818 of IPAX Class A ordinary shares, or 83.34% of the outstanding IPAX Class A ordinary shares and 89.37% of the outstanding IPAX Class A ordinary shares not held by affiliates of IPAX, exercised their right to redeem those shares for cash at a price of approximately $10.1843 per share, for an aggregate of $279,884,313.81. The transaction with LUNR closed on February 13, 2023, and began trading on Nasdaq on February 14, 2023 under the ticker “LUNR”.

In March 2023, Mr. Blitzer and Mr. Shannon founded IPXX, a special purpose acquisition company formed for substantially similar purposes as the SPAC. IPXX completed its initial public offering in May 2023, in which it sold 25,000,000 units, each consisting of one Class A ordinary share of IPXX and one-half of one warrant to purchase one share of IPXX common stock, for an offering price of $10.00 per unit, generating aggregate proceeds of $250,000,000. On August 21, 2024, IPXX entered into a business combination with USARE, a company whose mission is to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in the United States, and establishing domestic rare earth and critical minerals supply, extraction, and processing capabilities to supply its magnet manufacturing plant and market surplus materials to third-parties. IPXX held a vote on November 18, 2024 to extend the date by which IPXX must complete an initial business combination from November 30, 2024 to August 21,

2025. In connection with such extension, holders of 22,794,651 Class A ordinary shares of IPXX, or 91.18% of the outstanding IPXX public shares, exercised their right to redeem those shares for cash at a price of approximately $10.83 per share, for an aggregate of $246.9 million. Prior to the extraordinary general meeting of IPXX shareholders to approve the business combination with USARE, holders of 128,140 IPXX Class A ordinary shares, or 5.8% of the outstanding IPAX Class A ordinary shares, exercised their right to redeem those shares for cash at a price of approximately $11.00 per share, for an aggregate of $1,409,139.27. The transaction with USARE closed on March 13, 2025 and began trading on March 14, 2025 under the ticker “USAR.”

In January 2024, Mr. Blitzer and Mr. Shannon founded IPCX, a blank check company formed for substantially similar purposes as the SPAC. IPCX completed its initial public offering in April 2025, in which it sold 25,300,000 units, each consisting of one Class A ordinary share of IPCX and one right to receive one-tenth of one Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $253,000,000. On August 25, 2025, IPCX announced its business combination with A1R WATER, a global leader in atmospheric water generation. The transaction is expected to close in the first quarter of 2026.

In November 2024, BACQ, a blank check company formed for substantially similar purposes as the SPAC and managed by the New Sponsor, completed its initial public offering, in which it sold 25,000,000 units, each consisting of one Class A ordinary share of BACQ and one right to receive one-tenth of one Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $250,000,0000. On August 14, 2025, BACQ announced its business combination with Merlin Labs, Inc., a leading developer of assured, autonomous flight technology for defense customers. Prior to the extraordinary general meeting of BACQ shareholders to approve the business combination with Merlin Labs, holders of 22,550,551 BACQ Class A ordinary shares, or approximately 90.2% of the outstanding BACQ Class A ordinary shares, exercised their right to redeem those shares for cash at a price of approximately $10.56 per share, for an aggregate of approximately $238.1 million. The transaction with Merlin Labs closed on March 16, 2026 and the combined company’s securities began trading on March 17, 2026 under the ticker “MRLN.”

Past performance by our management team, including with respect to Inflection Point Asset Management, IPAX, IPXX, IPCX and BACQ, is not a guarantee of success with respect to the Business Combination with GOWell. You should not rely on the historical record of the performance of our management team or businesses associated with them as indicative of our future performance of an investment in the SPAC or GOWell or the returns we will, or are likely to, generate going forward.

Directors and Executive Officers; Biographies

Our officers and directors are as follows:

Name	Age	Title
Michael Blitzer	48	Chairman, Chief Executive Officer and Director
Zikang Wu	33	Chief Financial Officer and Director
Kevin Shannon	30	Chief Operating Officer
William Denkin	58	Director
Steven Tannenbaum	65	Director
Carolyn Trabuco	56	Director

Michael Blitzer, our Chairman, Chief Executive Officer and a Director, has served since October 2024 as the Chairman and CEO of IPCX, a special purpose acquisition company which announced the signing of a definitive agreement for its initial business combination with Air Water Ventures Holdings Limited on August 25, 2025. Mr. Blitzer served as President, CEO and a director of BACQ, a special purpose acquisition company, from July 2025 until the completion of its business combination with Merlin Labs, Inc. in March 2026. Mr. Blitzer served as CEO and director of Inflection Point Acquisition Corp. II (“Inflection Point II”), a special purpose acquisition company, from March 2023 until the completion of its business combination with USA Rare Earth, LLC in March 2025, and previously served as co-CEO and director of Inflection Point Acquisition Corp. (“Inflection Point I”), a special purpose acquisition company, from February 2021 until the completion of its business combination with Intuitive Machines, LLC in February 2023. He currently sits on the board of directors of Merlin, Inc. (Nasdaq: MRLN), on the board of directors and audit committee of Intuitive Machines, Inc. (Nasdaq: LUNR) and is the chair of the board of directors of USA Rare Earth, Inc. (Nasdaq: USAR). Mr. Blitzer is the founder and co-CEO of Kingstown Capital Management (“Kingstown”), which he founded in 2006 and grew to a multi-billion asset manager with some of the world’s largest endowments and foundations as clients. Over 19 years, Kingstown has invested in public and private equities, SPACs, PIPEs, and derivatives. At

Kingstown, Mr. Blitzer has overseen and participated in nearly all the firm’s investment decisions including countless public and private investments in disruptive growth industries. Mr. Blitzer brings an in-depth understanding of public markets and has invested in a variety of corporate transactions such as spin-offs, rights offerings, public offerings, privatizations, and mergers & acquisitions. Mr. Blitzer began his Wall Street career at J.P. Morgan Securities in 1999 advising companies globally in private debt and equity capital raises followed by work at the investment fund Gotham Asset Management, which was founded by the author and investor Joel Greenblatt. Mr. Blitzer taught courses in Investing at Columbia Business School for five years in the 2010s. He holds an M.B.A. from Columbia Business School and a B.S. from Cornell University where he received the Cornell Tradition Fellowship. Mr. Blitzer is a trustee of Greens Farms Academy in Westport, CT where he is also Treasurer and Chair of the Investment Committee. We believe Mr. Blitzer is qualified to serve on our board of directors due to his extensive investment, financial, managerial and oversight experience as an investor and board member.

Zikang Wu, our Chief Financial Officer and a Director, previously served as the Chairman and Chief Executive Officer of the SPAC until the completion of the Sponsor Transaction. He is the founder and president of First Cover, Inc., a New York-based risk, compliance, and corporate services provider formed in April 2021. At First Cover, Mr. Wu has advised numerous publicly traded companies, emphasizing his expertise in public company listings, particularly within the SPAC sector. From June 2023 to December 2023, Mr. Wu served as Chief Executive Officer, Chief Financial Officer, and Chairman of Healthcare AI Acquisition Corp., a SPAC that has entered into a business combination agreement with Leading Group Limited, a provider of insurance products in the People’s Republic of China. Additionally, Mr. Wu is the Chief Executive Officer of Tigerless Health, Inc., a US direct-to-consumer Insurtech company that he founded in September 2018. Mr. Wu holds a Bachelor’s degree in accounting and finance from Lehigh University. We believe that Mr. Wu is well qualified to serve on the board of directors due to his experience in the SPAC industry and his relationships and contacts.

Kevin Shannon, our Chief Operating Officer, has served as the COO of Inflection Point III since November 2024 and as the COO of BACQ from July 2025 until the completion of its business combination with Merlin Labs, Inc. in March 2026. He served as Chief of Staff of Inflection Point II from March 2023 to March 2025 and previously served as Chief of Staff of Inflection Point I from March 2021 to February 2023. In his role as Chief of Staff for Inflection Point II and Inflection Point I, Mr. Shannon was an active participant in all target search, negotiation, and due diligence workstreams. Mr. Shannon is a founder and partner of Inflection Point Asset Management, which he co-founded with Michael Blitzer in 2024. Inflection Point Asset Management invests in concentrated SPAC sponsor and PIPE positions, primarily focused on backing the Inflection Point franchise of SPACs. Mr. Shannon also currently serves as Capital Markets Advisor for Intuitive Machines, Inc and as Special Advisor to USA Rare Earth, Inc. Prior to Inflection Point Asset Management, Mr. Shannon was a Principal at The Venture Collective from April of 2023 to March of 2024 helping to source and diligence later stage investments for the venture capital firm. Before that, Mr. Shannon was a Senior Analyst at Kingstown from March of 2021 to March of 2023. Mr. Shannon began his career in Equity Capital Markets at Bank of America, spending time working across the Technology, Industrials, Equity-Linked, and SPAC teams within ECM. Mr. Shannon holds a B.A. from Colgate University.

William Denkin, our Director, currently serves on the board of directors of IPCX. Since April 2019, Mr. Denkin has been retired and managing his personal investments. Mr. Denkin served as Managing Director at Cowen and Company from April 2016 to April 2019. Prior to that, he served as Managing Director at CRT Capital Group (f/k/a Credit Research Trading) from June 1994 to April 2016. Mr. Denkin began his career as a trader at Shearson Lehman in 1989, where worked until 1991. He holds an M.B.A. from Columbia Business School and a B.S. in Economics from Colgate University. We believe Mr. Denkin is qualified to serve on our board of directors due to his extensive investment, trading and financial services experience.

Steven Tannenbaum, our Director, serves as the President of Greenwood Investments, Inc., the general partner of several investment partnerships focusing on investments in public and private equities and development of commercial real estate since 1995. Mr. Tannenbaum began his career as an energy futures contract trader and member of the New York Mercantile Exchange in 1984. Subsequently from 1987 to 1993 he managed physical oil and oil futures trading activities for Astroline Corporation and Tricon, USA. Mr. Tannenbaum received a Bachelor of Science degree in Business Administration from the School of Management at Boston University in 1981. We believe Mr. Tannenbaum is qualified to serve on our board of directors due to his extensive investment and managerial experience.

Carolyn Trabuco has served as our Director since January 2026. Additionally, she has been serving as Founder and CEO of Thistledown Advisory Group, LLC, a USA-based strategic advisory and consulting firm. She also serves as a member of the board of directors of Merlin, Inc. (Nasdaq: MRLN), on which she has served since it went pubic in

March 2026, as a member of the board of directors of USA Rare Earth, Inc. (Nasdaq:USAR), on which she has served since it went public in March 2025, and a member of the board of directors of Athena Technology Acquisition Corp. II (Nasdaq:ATEK) since November 2024. Prior to this, Ms. Trabuco previously served as an independent board member of Shimmick Corporation (Nasdaq:SHIM) from November 2023 to June 2025, as an independent director at Azul Brazilian Airlines (NYSE:AZUL), a commercial passenger airline she co-founded, from 2007 until April 2025, where she served as Compensation Committee Chair and member of the ESG Committee, as the lead independent director and audit committee member of Critical Metals Corp. (Nasdaq:CRML) from November 2022 to December 2024, and as a director at Sizzle Acquisition Corp. (Nasdaq:SZZL) from 2022-23. From 2009-2014, Ms. Trabuco was a portfolio manager and senior advisor at Astenbeck Capital Markets/Phibro Energy Trading LLC, with responsibility for investing in global resources and energy equities. Prior to that, Ms. Trabuco was a portfolio manager and senior equity research analyst at Pequot Capital Management where she established the firm’s investment presence in global metals, mining and steel and in Brazil. Ms. Trabuco began her investment career in Equity Research at Fidelity Investments and later at the Wall Street firms Lehman Brothers, Montgomery Securities and First Union Capital Markets. She is also an adjunct professor of finance at Sacred Heart University. Ms. Trabuco graduated from Georgetown University with a B.A. in Art History and an M.P.A. from Sacred Heart University in Public Administration. She holds certificates in Corporate Sustainability from Yale School of Management and in Compensation Committees from Harvard Business School.

Executive and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us as of the date of this proxy statement/prospectus. Our audit committee will review on a quarterly basis all payments that were made to the Sponsors, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement or payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.

We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to the Sponsors, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid only from funds held outside the Trust Account.

After the completion of the Business Combination with GOWell, directors or members of our management team who remain with us may be paid consulting or management fees from PubCo. All of these fees will be fully disclosed to shareholders, to the extent then known, in this proxy statement/prospectus. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known prior to the Closing, because the directors of PubCo will be responsible for determining executive officer and director compensation.

Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain persons affiliated with the SPAC to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and GOWell will grant Company Restricted Shares in consideration for those services. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up. Except the above, we do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination with GOWell, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with PubCo after the Closing. The existence or terms of any such employment or consulting arrangements to retain their positions with us may have influenced our management’s motivation in selecting GOWell but we do not believe that the ability of our management to remain with PubCo after the consummation of the Business Combination was a determining factor in our decision to proceed with the Business Combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Set forth below is a summary of the amount of compensation and securities received or to be received by each of the Sponsors and the SPAC’s officers and directors in connection with the Business Combination.

	Securities to be Received	Other Compensation
New Sponsor

(i) 990,000 PubCo Ordinary Shares upon the exchange of 990,000 Founder Shares, which were initially purchased in the Sponsor Transaction for $1.31 per share, (ii) approximately 2,440,027 PubCo Preferred Shares (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33) convertible into 2,100,457 PubCo Ordinary Shares (at an initial conversion price of $12.00 per share), (iii) 980,392 PubCo Warrants (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 PubCo Ordinary Shares at an initial exercise price of $12.00, and (iv) its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing.

Repayment of the $700,000 principal amount outstanding under the Sponsor Loan.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Prior Sponsor

(i) 2,028,750 PubCo Ordinary Shares upon the exchange of 2,028,750 Retained Shares, which were initially purchased prior to the IPO for $0.008 per share, and (ii) 150,000 PubCo Ordinary Shares upon the exchange of 125,000 Private Placement Units purchased for $10.00 per Unit in a private placement.

Continued indemnification and the continuation of directors’ and officers’ liability insurance after the Business Combination.
SPAC Officers and Directors

In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up.

Reimbursement for any out-of-pocket expenses incurred related to identifying, negotiating, investigating and completing the Business Combination; no such amounts are outstanding as of the date of this proxy statement/prospectus.

Continued indemnification and the continuation of directors’ and officer’s liability insurance after the Business Combination.

The securities to be issued to the Sponsors and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders. None of the funds in the Trust Account will be used to compensate our officers or directors. Except as set forth above, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsors, SPAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsors and SPAC’s officers and directors may result in a material dilution of the equity interests of non-redeeming Public Shareholders.

Committees of the Board of Directors

Our board of directors has established two standing committees: an audit committee and a compensation committee. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by our board and has the composition and responsibilities described below.

Audit Committee

Our board of directors has established an audit committee of the board of directors. William Denkin, Steven Tannenbaum and Carolyn Trabuco, each an independent director, serve as the members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, beginning one year after the effective date of our IPO registration statement, we are required to have three members of the audit committee, all of whom must be independent.

Each member of the audit committee is financially literate and our board of directors has determined that William Denkin qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Our board of directors has established a compensation committee of our board of directors, all of whom are independent. The members of our compensation committee are William Denkin, Steven Tannenbaum and Carolyn Trabuco. We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Clawback Policy

We have adopted a compensation recovery policy that is compliant with Nasdaq listing rules as required by the Dodd-Frank Act.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are William Denkin, Steven Tannenbaum and Carolyn Trabuco. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for appointment to our board of directors should follow the procedures set forth in the SPAC Articles.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. See the section of this proxy statement/prospectus entitled “Where You Can Find Additional Information.” If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this proxy statement/prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        duty to not improperly fetter the exercise of future discretion;

•        duty to exercise authority for the purpose for which it is conferred and a duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the SPAC Articles or alternatively by shareholder approval at general meetings. Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. The SPAC Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors materially affected our ability to enter into the Business Combination Agreement. Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Michael Blitzer	Kingstown Capital Management, L.P.	Asset management	Founder and Co-Chief Investment Officer
	Kingstown Capital Partners, LLC	Asset management	Managing Member
	Kingstown Management GP LLC	Asset management	Managing Member
	Kingstown Partners Master Ltd, Kingstown Partners II, L.P., Kingstown 1740 Fund, LP and Kingfishers L.P.	Investment Funds	Funds managed by Kingstown Capital Management, LP and Kingstown Management GP LLC
	Inflection Point Asset Management LLC	Asset management	Director and Chief Investment Officer
	Inflection Point GP I LLC	Asset management	Manager and Member
	Inflection Point Fund I LP	Investment Fund	Fund managed by Inflection Point Asset Management LLC and Inflection Point GP I LLC
	Inflection Point Acquisition Corp. III	Special purpose acquisition company	Chairman and Chief Executive Officer
	Merlin, Inc.	Aerospace Defense and Technology	Director
	Intuitive Machines, Inc.	Space exploration, infrastructure and services	Director
	USA Rare Earth, Inc.	Manufacturing	Chairman
Zikang Wu	First Cover, Inc.	Professional Services	Chief Executive Officer
	Tigerless Health, Inc.	Insurance	Director
Kevin Shannon	USA Rare Earth, Inc.	Manufacturing	Special Advisor
	Inflection Point Asset Management LLC	Asset management	Director and Portfolio Manager
	Inflection Point Fund I LP	Investment Fund	Fund managed by Inflection Point Asset Management LLC and Inflection Point GP I LLC
	Inflection Point Acquisition Corp. III	Special purpose acquisition company	Chief Operating Officer
William Denkin	Inflection Point Acquisition Corp. III	Special purpose acquisition company	Director
Steven Tannenbaum	Greenwood Investments	Investment Funds	President

Individual	Entity	Entity’s Business	Affiliation
Carolyn Trabuco	Thistledown Advisory Group, LLC	Advisory and Consultancy	Founder and Chief Executive Officer
	USA Rare Earth, Inc.	Manufacturing	Director
	Athena Acquisition Corp. II	Special purpose acquisition company	Director
	Merlin, Inc.	Aerospace Defense and Technology	Director

The precise duties owed by a director or officer to an entity can vary depending on the law of jurisdiction of the entity’s formation, and in some cases, may be varied by contractual arrangement with the entity and/or its equity holders. However, in general, the typical common law duties owed by a director or officer to an entity are to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director or officer (as applicable) in relation to GOWell and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director or officer (as applicable) without those skills.

In addition, the Sponsors and our executive officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete the Business Combination with GOWell.

Potential investors should also be aware of the following other potential conflicts of interest:

•        The Prior Sponsor holds 2,028,750 Founder Shares, initially purchased for $0.008 per share. Such 2,028,750 PubCo Ordinary Shares that the Prior Sponsor and its permitted transferees will receive upon conversion of such Retained Shares in the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $21.04 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        The New Sponsor purchased 990,000 Founder Shares and the assignment of the Sponsor Loan for an aggregate of $1,800,000, in a private placement consummated on September 9, 2025. Such 990,000 PubCo Ordinary Shares that the New Sponsor and its permitted transferees will receive upon conversion of such Founder Shares in the Business Combination, if unrestricted and freely tradable, would have an aggregate value of approximately $10.27 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        Given the differential in the purchase price that the each of the Sponsors paid for the Founder Shares as compared to the price of the SPAC Class A Shares included in the SPAC Units sold in the IPO, the Sponsors may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsors diverge from the economic interests of Public Shareholders because the Sponsors will realize a gain on their investment at times when the Public Shareholders realize a loss.

•        The Prior Sponsor purchased 125,000 Private Placement Units for $1,250,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Each Private Placement Unit consists of one SPAC Class A Share and one SPAC Right exchangeable for one-fifth of one SPAC Class A Share. Following the Business Combination, the 150,000 PubCo Ordinary Shares that the Prior Sponsor will receive upon conversion of such Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $1.56 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Ordinary Shares will be subject to lock-up restrictions, we believe such shares will have less value.

•        Each of the Sponsors will lose its entire investment in us, valued at approximately $1,275,000 for the Prior Sponsor and $1,800,000 for the New Sponsor, if we do not complete a business combination by May 14, 2026 (or up to August 14, 2026 if the original date is extended as described in the prospectus relating to the IPO). If we do not consummate a business combination by such date, as promptly as reasonable but not more than ten business days thereafter, we will redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for the claims of creditors and the requirements of other applicable law. In such event, the 2,153,750 and 990,000 SPAC Ordinary Shares held by the Prior Sponsor and New Sponsor, respectively, may be worth very little, because following the redemption of Public Shares, we would likely have few, if any, net assets and because the Sponsors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 125,000 SPAC Rights underlying the Private Placement Units held by the Prior Sponsor will expire and become worthless.

•        In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up. Following the Business Combination, the 4,481,250 PubCo Restricted Shares received upon the conversion of such Company Restricted Shares, if unrestricted and freely tradable, would have had an aggregate market value of approximately $46.47 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such PubCo Restricted Shares will be subject to vesting, we believe such shares will have less value.

•        Pursuant to the Signing PIPE Subscription Agreement, the New Sponsor purchased (i) 2,352,941 Company Preferred Shares and (ii) Company Warrants exercisable for 980,392 Company Ordinary Shares, for an aggregate investment amount of $20,000,000. At Closing, each of the Company Preferred Shares and the Company Warrants will be converted into the right to receive 2,440,027 PubCo Preferred Shares (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33) convertible into 2,100,457 PubCo Ordinary Shares (at an initial conversion price of $12.00 per share) and 980,392 PubCo Warrants (which is calculated as the Stated Value, divided by the $12.00 conversion price, multiplied by 0.5) exercisable for 980,392 PubCo Ordinary Shares at an initial exercise price of $12.00. Calculated on an as-converted basis, the 3,080,849 PubCo Ordinary Shares, would have an aggregate market value of approximately $31.95 million based on the closing price of $10.37 per SPAC Class A Share on Nasdaq on March 19, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, and such shares will not be subject to a lock-up. However, given such securities are not in-the-money as of the date of this proxy statement/prospectus, we believe such securities will have less value.

•        New Sponsor will receive its allocable portion of the Earnout Shares (not to exceed 6.25% of the aggregate Earnout Shares), in three tranches respectively, if PubCo and its subsidiaries achieve certain EBITDA targets following the Closing.

•        The Sponsors and the SPAC’s officers and directors have agreed not to redeem any of the SPAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        If the Trust Account is liquidated, the New Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into a letter of intent, confidentiality or similar agreement or business combination agreement or claims of any third party for services rendered or products sold to us (other than our independent registered public accounting firm and the Representatives), but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The SPAC’s existing and former officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination. Additionally, pursuant to the A&R Letter Agreement and the Indemnification Agreement, the indemnification of the Prior Sponsor and New Sponsor, respectively, will survive the Closing.

•        In connection with the Closing, the New Sponsor and the SPAC’s current officers and directors would be entitled to the repayment of any outstanding working capital loans and advances that have been made to the SPAC. In order to finance transaction costs in connection with a business combination, the New Sponsor or certain of the SPAC’s officers or directors may, but are not obligated to, loan the SPAC Working Capital Loans. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans are outstanding.

•        Additionally, the New Sponsor would be entitled to the repayment of any loans that have been made to the SPAC pursuant to Sponsor Loan. In the event that a business combination does not close, the SPAC may use a portion of the working capital held outside the Trust Account to repay the Sponsor Loan, but no proceeds from the Trust Account would be used to repay the Sponsor Loan. As of the date of this proxy statement/prospectus, $700,000 is outstanding under the Sponsor Loan.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the New Sponsor, and the SPAC’s current officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans. As of the date of this proxy statement/prospectus, no reimbursable out-of-pocket expenses, advances, and other loans were outstanding.

•        Pursuant to the Registration Rights Agreement, the SPAC’s officers and directors, and the Sponsors and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the PubCo Ordinary Shares held by such parties following the consummation of the Business Combination. It is estimated that each of the Prior Sponsor and New Sponsor will hold 2,178,750 and 13,706,544 (excluding the PubCo Ordinary Shares underlying the PubCo Warrant) PubCo Ordinary Shares, respectively, eligible for registration PubCo Ordinary Shares, respectively, eligible for registration.

•        The continued indemnification of former and current directors and officers of SPAC and the New Sponsor and the continuation of directors’ and officers’ liability insurance after the Business Combination.

•        The fact that Kevin Shannon is expected to be a director of PubCo following the Business Combination. As such, in the future, he may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the PubCo Board determines to pay its non-employee directors.

•        The fact that the New Sponsor and SPAC’s current directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination, with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, which would cause the New Sponsor to lose its entire investment. As a result, the New Sponsor may have a conflict of interest in determining whether GOWell is an appropriate business with which to complete a business combination and/or in evaluating the terms of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The SPAC Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into indemnification agreements with our officers and directors and have also purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our current and former officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever if we liquidate without completing a business combination, then officers/directors would be paid a pro rata portion of the Trust Account for any Public Shares they hold. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions of the SPAC Articles, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against the SPAC or any members of its management team in their capacity as such, and the SPAC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

The SPAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, the SPAC’s annual reports contain consolidated financial statements audited and reported on by the SPAC’s independent registered public accounting firm.

THE SPAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of the financial condition and results of operations of Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.) (for purposes of this section, “SPAC”, “we”, “us” and “our”) should be read in conjunction with the financial statements and related notes of SPAC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.) is a blank check company incorporated on May 31, 2024 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. On November 19, 2025, the company changed the name from Maywood Acquisition Corp. to Inflection Point Acquisition Corp. V.

As of December 31, 2025, the SPAC had not yet commenced operations. All activity since inception through December 31, 2025, relates to the SPAC’s formation, its IPO, and the identification and evaluation of prospective target businesses for an initial business combination. The SPAC will not generate any operating revenues until the completion of an initial business combination. The SPAC generates non-operating income in the form of interest earned on the funds held in the Trust Account. The SPAC has selected December 31 as its fiscal year end.

Initial Public Offering and Private Placement

The SPAC’s registration statement for the IPO was declared effective on February 13, 2025. On February 14, 2025, the SPAC consummated the IPO of 8,625,000 units, including 1,125,000 units issued pursuant to the full exercise of the Representatives’ over-allotment option, at a price of $10.00 per unit, generating gross proceeds of $86,250,000.

Simultaneously with the closing of the IPO, the SPAC completed a private placement of 265,625 Private Placement Units at a price of $10.00 per unit, generating gross proceeds of $2,656,250. Additionally, the Prior Sponsor provided the Sponsor Loan, which is a non-interest bearing loan of $500,000 pursuant to the Promissory Note, which is expected to be repaid upon the consummation of an initial business combination.

A total of $86,250,000, comprised of proceeds from the IPO, a portion of the private placement, and a portion of the Sponsor Loan, was deposited into a U.S.-based Trust Account maintained by Continental Stock Transfer & Trust SPAC, acting as trustee. These funds will be used to fund redemptions of Public Shares upon the completion of its initial business combination or the liquidation of the SPAC if a business combination is not completed within the required timeframe. The remaining proceeds are held outside the Trust Account and are available to fund working capital needs.

Sponsor Transfer Transaction

On September 9, 2025, the Prior Sponsor entered into the Securities Transfer Agreement with the New Sponsor, pursuant to which the Prior Sponsor sold 990,000 Class B Shares and assigned the Sponsor Loan to the New Sponsor for an aggregate purchase price of $1,300,000 and assigned the Sponsor Loan to the New Sponsor for $500,000, for an aggregate purchase price of $1,800,000. Pursuant to the terms of the Securities Transfer Agreement, the Prior Sponsor converted its remaining 2,028,750 Class B Shares into Class A Shares and agreed to vote and restrict transfer of its retained securities in support of SPAC’s initial business combination and related matters.

Also on September 9, 2025, in connection with the Sponsor Transfer Transaction, SPAC entered into an Indemnification Agreement with the New Sponsor. Pursuant to the Indemnification Agreement, SPAC agreed to indemnify and hold harmless the New Sponsor and its affiliates, officers, directors, and related parties against certain claims and losses arising from SPAC’s operations, business combination activities, or the New Sponsor’s ownership of SPAC’s equity interests, except for claims resulting primarily from the New Sponsor’s breach of another agreement with SPAC or from its willful misconduct, gross negligence, or bad faith.

Also on September 9, 2025, in connection with the Sponsor Transfer Transaction, SPAC entered into a termination agreement, pursuant to which SPAC terminated the Administrative Services Agreement with the Prior Sponsor, dated February 12, 2025, and the Prior Sponsor forgave and fully discharged all outstanding fees thereunder as of the September 9, 2025.

On September 9, 2025, in connection with the Sponsor Transfer Transaction, the Prior Sponsor delivered to the new Sponsor resignation letters from all of SPAC’s officers and directors other than Zikang Wu, the former Chairman, Chief Executive Officer, and Chief Financial Officer. Pursuant to such resignations and the vote of the holder of the Class B Shares, effective September 11, 2025, SPAC’s board of directors consists of Zikang Wu, Michael Blitzer, William Denkin and Steven Tannenbaum and Michael Blitzer was appointed as Chairman of the Board and Chief Executive Officer, and Kevin Shannon was appointed as Chief Operating Officer. Additionally, SPAC, the Prior Sponsor, the New Sponsor, and the current and former officers and directors entered into an amended and restated letter agreement to reflect the change in management of the Company.

On November 19, 2025, SPAC held an extraordinary general meeting of shareholders. At such meeting, SPAC’s shareholders approved a change of SPAC’s name from “Maywood Acquisition Corp.” to “Inflection Point Acquisition Corp. V” and a corresponding amendment and restatement of the SPAC Articles. The purpose of such proposals was to reflect that, following the consummation of the Sponsor Transfer Transaction, SPAC is now led and backed by the management team of Inflection Point Asset Management. In connection with such name change, the SPAC’s Class A Ordinary Shares, Units, and rights began trading under the symbols “IPEX”, “IPEXU” and “IPEXR”, respectively, beginning on November 25, 2025.

Business Combination Agreement

On October 13, 2025, the Company, GOWell Technology Limited, GOWell Energy Technology, and IPCV Merger Sub Limited entered into a Business Combination Agreement pursuant to which the Company will merge with and into PubCo, with PubCo continuing as the surviving entity, and, thereafter, Merger Sub will merge with and into GOWell, with GOWell continuing as a wholly owned subsidiary of PubCo, described more fully elsewhere in this proxy statement/prospectus.

Amendment to Sponsor Loan

On January 7, 2026, the SPAC and New Sponsor entered into an amendment to the Promissory Note which increased the aggregate principal amount of the Promissory Note to $700,000 to reflect a $200,000 advance made by the New Sponsor to the SPAC for working capital. The Promissory Note is non-interest bearing and repayable in cash, with respect to the initial $500,000 Sponsor Loan, only upon the closing of the SPAC’s initial business combination and, with respect to the additional $200,000 loan, upon the earlier of the closing of the SPAC’s initial business combination and its liquidation. The Promissory Note may not be prepaid and no proceeds held in the Trust Account would be used to repay the Promissory Note.

Going Concern Consideration

As of December 31, 2025, the SPAC had $25,745 in its operating bank account and a working capital deficit of $2,079,709. Further, the SPAC has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans in pursuit of a business combination.

In connection with the SPAC’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the SPAC has until August 14, 2026, to consummate a business combination. It is uncertain whether the SPAC will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the SPAC. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about the SPAC’s ability to continue as a going concern. Management intends to consummate the Business Combination with GOWell prior to August 14, 2026. No adjustments have been made to the carrying amounts of assets or liabilities should the SPAC be required to liquidate after August 14, 2026.

Results of Operations

For the year ended December 31, 2025, the SPAC had a net income of $396,872, which consists interest earned on marketable securities held in the Trust Account of $3,089,290, interest income of $12,369, and forgiveness of debt of $12,502, offset by operating costs of $2,717,289.

For the period from May 31, 2024 (inception) to December 31, 2024, the SPAC incurred a net loss of $7,712, primarily consisting of formation and audit-related expenses.

Contractual Obligations

Administrative Services Agreement

On February 14, 2025, the SPAC entered into an agreement to pay the Prior Sponsor a monthly fee of $1,667 for office space and administrative support services. On September 9, 2025, in connection with the Sponsor Transfer Transaction, the SPAC entered into a termination agreement, pursuant to which the SPAC terminated the Administrative Services Agreement, dated February 12, 2025, with the Prior Sponsor, and the Prior Sponsor forgave and fully discharged all outstanding fees thereunder as of the September 9, 2025. Based on the termination of Administrative Services Agreement, no further administrative fees will accrue, and for the year ended December 31, 2025, $12,502 was recorded as forgiveness of debt in the accompanying consolidated statement of operations.

Sponsor Loan

In connection with the IPO, the Prior Sponsor loaned $500,000 to the SPAC under a non-interest bearing, non-convertible promissory note. The Sponsor Loan is expected to be repaid upon the consummation of the SPAC’s initial business combination. The Sponsor Loan is not convertible into any securities of the SPAC. In the event the SPAC does not complete a business combination, the Sponsor Loan will only be repaid using funds held outside of the Trust Account.

On September 9, 2025, pursuant to the Transfer Agreement, the Prior Sponsor sold and assigned the Sponsor Loan to the New Sponsor. The New Sponsor has waived any claim to repayment from the Trust Account with respect to the Sponsor Loan in the event that an initial business combination is not completed.

Deferred Underwriting Fee

The Representatives are entitled to a Deferred Fee of $3,450,000, which will only become payable upon the successful completion of a business combination.

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could materially differ from those estimates. As of December 31, 2025, SPAC did not have any critical accounting estimates to be disclosed.

Recent Accounting Standards

In November 2024, the FASB issued ASU Topic 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), requiring public entities to disclose additional information about specific expense categories in the notes to the consolidated financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the SPAC’s consolidated financial statements.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

References in this section to “PubCo,” the “Company,” “GOWell,” “we”, “us” or “our” refer to GOWell Energy Technology, a Cayman Islands exempted company and its subsidiaries (including GOWell Technology Limited) immediately following the consummation of the Business Combination.

Executive Officers and Directors

The following persons are expected to serve as PubCo’s executive officers and directors following the Business Combination. The biographical information concerning the executive officers and directors has been set forth as below as of the date of this proxy statement/prospectus.

Name	Age	Position
Executive Officers
Guillaume Borrel	55	Chief Executive Officer and Director Nominee
Adrian Mendoza	51	Chief Operating Officer
Mike Reed	61	Chief Financial Officer
Kevin Colby	61	General Counsel
Sébastien Roche	46	Chief Technology Officer

Directors
Xi Zhang	63	Chairman and Director Nominee
Wenhua Liu	60	Director Nominee
Guillaume Borrel	55	Director Nominee
Kevin Shannon	30	Director Nominee
Anna Jones	47	Director Nominee
Wendy Hayes	55	Director Nominee
Imran Kizilbash	59	Director Nominee

Executive Officers

Guillaume Borrel has served as our Chief Executive Officer since 2025 and will serve as the Chief Executive Officer and a director of PubCo following the closing of the Business Combination. Mr. Borrel has over 30 years in the energy industry, primarily in the oil and gas sector. Prior to his current role, Mr. Borrel was the chief executive officer of Lithium de France, a new energy company leveraging technology innovation in the energy transition space from September 2021 to March 2025. Previously, he served in various senior leadership positions in the oil & gas industry with Schlumberger (SLB), including vice president of marketing & technology between April 2018 and September, 2020, and vice president of production services between July 2014 and April 2018. Mr. Borrel began his career in 1994 as a wireline field engineer with SLB and later held international roles across operations, sales, manufacturing, and technology development. Mr. Borrel holds an engineering degree from École Polytechnique in Paris, France.

Adrian Mendoza has served as our Chief Operating Officer since 2026 and will serve as the Chief Operating Officer of PubCo following the closing of the Business Combination. Mr. Mendoza possesses over 25 years of experience in the oil and gas industry. From December 2020 to January 2026, Mr. Mendoza served as the regional general manager of operations at International SOS, a health and security service firm. Prior to this, between July 1998 and September 2020, Mr. Mendoza held several roles in SLB including vice president of South and East Asia in the Cameron Group, a division of SLB, vice president of North America land wireline, global recruiting manager, business operations manager and others. He holds an engineering degree from University of Waterloo in Ontario, Canada.

Mike Reed has served as our Chief Financial Officer since 2023 and will serve as the Chief Financial Officer of PubCo following the closing of the Business Combination. Mr. Reed is a seasoned financial leader with over 30 years of experience in the oil and gas industry. Prior to joining the Company, Mr. Reed held leadership roles at HDI Instruments, LLC from June 2018 to May 2023, and at NOV Inc. (formerly National Oilwell Varco) from July 2000 to April 2015. Throughout his career, Mr. Reed has served in both chief executive officer and chief financial officer capacities, where he primarily focused on capital raises, investor relations, and M&A transactions. Mr. Reed began his career as an auditor at Pricewaterhouse LLP. Mr. Reed received a Master of Business Administration with a concentration in finance from Rice University in 1998 and a Bachelor’s degree in Accounting from the University of Akron in 1989.

Kevin Colby has served as our General Counsel since 2013 and will serve as the General Counsel of PubCo following the closing of the Business Combination. Mr. Colby has extensive experience in domestic and international corporate and commercial transactions, compliance and risk management, M&A, securities, and corporate governance. Prior to joining the Company, between 2009 and 2011, Mr. Colby worked in-house and on special projects with Worley Parsons (now Worley Limited), Parker Drilling Company, and HCC Insurance Holdings, Inc. (now a member of the Tokio Marine Group) and later was Counsel at the boutique law firm Camara & Sibley, LLP in Houston, Texas, from August 2011 to August 2013. Mr. Colby began his career in New York, working on numerous corporate, securities, and M&A transactions at various global law firms, including Paul, Weiss, Rifkind, Wharton & Garrison LLP, Dewey Ballantine LLP, and Fullbright & Jaworski (now Norton Rose Fulbright). Mr. Colby received a Juris Doctorate from Fordham University School of Law in 2003, a Master of Theatre Arts from Hunter College in 1997, and a Bachelor’s degree in Communications with a concentration in film studies from Hofstra University in 1987.

Sébastien Roche has served as our Chief Technology Officer since 2026 and will serve as the Chief Technology Officer of PubCo following the closing of the Business Combination. Mr. Roche possesses over 10 years of experience in digital strategy. From October 2021 to February 2026, Mr. Roche was the founder and president of JLL SPEAR SAS, a firm focused on preventive maintenance and extending the life of industrial infrastructures, as well as the development of IoT and AI technologies. Mr. Roche remains on the board of JLL SPEAR SAS. Prior to this, Mr. Roche was a product and strategy manager, focusing on digital strategy, at SLB, between October 2018 and September 2021. He holds an Master’s degree in engineering from Ecole nationale supérieure d’Arts et Métiers de Bordeaux, France.

Members of the Board of Directors

Xi Zhang is our co-founder and the Chairman of the Board of Directors. He will serve as the Chairman of the board of directors of PubCo following the closing of the Business Combination. Mr. Zhang has been instrumental in shaping the Company’s global strategy and resource optimization. In addition to his role with the Company, Mr. Zhang has served as the executive director of HAN Petroleum Engineering Company since 2007. Prior to founding the Company, Mr. Zhang founded Tong Oil Tools, an oil and gas company specializing in perforating technology development and services. As the founder, president, and chairman of Tong Oil Tools in 1992, he led the innovation and commercialization of the perforation technology and sold the business in 2004 which became public in 2011 on the Chinese stock exchange. Mr. Zhang studied organic chemistry at Xi’an Radio and TV University. We believe Mr. Zhang is qualified to serve on PubCo’s board of directors due to history of experience in the oil and gas industry, as well as his leadership and management experience.

Wenhua Liu is our co-founder and serves as our President, a position she will hold until the closing of the Business Combination. Following the closing, Ms. Liu will serve as a director of PubCo. In addition to her roles with the Company, Ms. Liu has served as a director of HAN Petroleum Engineering Company since 2007. Prior to founding the Company, Ms. Liu served as the business development director at Tong Oil Tools from September 2001 to May 2004. Earlier in her career, she worked at the research institute of the upstream division of the China National Petroleum Corporation (“CNPC”) between September 1989 and September 1996. At CNPC, Ms. Liu gained extensive knowledge of the oil and gas industry through information research, data gathering, and translation work. Ms. Liu obtained a Bachelor’s degree in English Literature from Xi’an Petroleum University in 1989. We believe Mrs. Liu is qualified to serve on PubCo’s board of directors due to her history of experience in the oil and gas industry, as well as her leadership and management experience.

Guillaume Borrel has served as our Chief Executive Officer since 2025 and will serve as the Chief Executive Officer and a director of PubCo following the closing of the Business Combination. Mr. Borrel has over 30 years in the energy industry, primarily in the oil and gas sector. Prior to his current role, Mr. Borrel was the chief executive officer of Lithium de France, a new energy company leveraging technology innovation in the energy transition space from September 2021 to March 2025. Previously, he served in various senior leadership positions in the oil & gas industry with Schlumberger (SLB), including vice president of marketing & technology between April 2018 and September, 2020, and vice president of production services between July 2014 and April 2018. Mr. Borrel began his career in 1994 as a wireline field engineer with SLB and later held international roles across operations, sales, manufacturing, and technology development. Mr. Borrel holds an engineering degree from École Polytechnique in Paris, France. We believe Mr. Borrel is qualified to serve on PubCo’s board of directors due to history of experience in the oil and gas industry, as well as his leadership and management experience.

Kevin Shannon is expected to serve as a director of PubCo following the Business Combination. Mr. Shannon’s biography appears in the section entitled “Information About the SPAC — Directors and Executive Officers; Biographies.”

Anna Jones is expected to serve as a director of PubCo following the Business Combination. Ms. Jones has a range of experience counseling boards and executives on corporate governance, compliance, securities, finance, and transactional matters across several industries. Since April 2023, Ms. Jones has been a senior vice president, chief legal officer, and corporate secretary of Intuitive Machines, Inc. Before joining Intuitive Machines, Ms. Jones was Vice President of Securities and Corporate Counsel at Paysafe Limited from April 2021 through March 2023, where she advised on securities disclosure and compliance matters, corporate governance, finance and treasury transactions, and other transactions. Previously, Ms. Jones served as Assistant General Counsel and Corporate Secretary at Marathon Oil Corporation. Ms. Jones has also held legal positions at ConocoPhillips, Spectra Energy Corp, and Hyatt Hotels Corporation. Ms. Jones began her legal career as a corporate associate at Latham & Watkins LLP where she worked from 2006 through 2012. Ms. Jones a holds a juris doctor degree from Northwestern University School of Law and a bachelor’s degree in business administration. We believe Ms. Jones is qualified to serve on PubCo’s board of directors due to her experience in advising high growth companies, as well as her leadership and management experience.

Wendy Hayes is expected to serve as a director of PubCo following the Business Combination. Ms. Hayes has served on the boards of directors of multiple public companies, including Apollomics Inc. (Nasdaq: APLM) since March 2023, iHuman Inc. (NYSE: IH) since October 2020, and Burning Rock Biotech Limited (Nasdaq: BNR) since June 2020. Between May 2013 and September 2018, Ms. Hayes served as the Inspections Leader at the Public Company Accounting Oversight Board in the United States. Prior to that, Ms. Hayes was an audit partner at Deloitte (China). Ms. Hayes received her bachelor’s degree in international finance from University of International Business and Economics in 1991, and her executive Master of Business Administration from Cheung Kong Graduate School of Business in 2012. Ms. Hayes was a Fellow of Advanced Leadership Initiatives at Harvard University from 2021 to 2022. Ms. Hayes is a Certified Public Accountant in the United States (California) and China. We believe Ms. Hayes is qualified to serve on PubCo’s board of directors due to history of experience in the accounting and auditing industry, as well as her experience with public companies.

Imran Kizilbash is expected to serve as a director of PubCo following the Business Combination. Mr. Kizilbash has over 20 years of experience in venture capital and private equity. Since August 2025, Mr. Kizilbash has the co-founder and managing director of Titanium Innovation Investments, a specialized early-stage digitally focused venture capital fund. Prior to that, Mr. Kizilbash was a managing director at CSL Capital Management between January 2019 and July 2025. Mr. Kizilbash also serves as a director for Stratum Reservoir, Mathevon, and Pontoro. Mr. Kizilbash holds an undergraduate degree in engineering and applied science, as well as a graduate degree in mechanical engineering from the California Institute of Technology. We believe Mr. Kizilbash is qualified to serve on PubCo’s board of directors due to his experience in the venture capital and private equity investment industries, as well as his leadership and management experience.

Board of Directors

Our business and affairs will be managed under the direction of the board of directors of PubCo (the “PubCo Board”). The PubCo Board is expected to be chaired by Mr. Xi Zhang and include as members the individuals named above as director nominees. The PubCo Board is expected to determine that Anna Jones, Wendy Hayes and Imran Kizilbash qualify as independent in accordance with applicable Nasdaq rules. Subject to the terms of the Business Combination Agreement and the PubCo Articles, the number of directors will be fixed by the board of directors of PubCo and is expected to initially be fixed at seven (7) directors.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the PubCo Board to satisfy its oversight responsibilities effectively in light of its business and structure, the PubCo Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Pursuant to the Business Combination Agreement and as set forth above, the PubCo Board will initially consist of seven directors, of whom (a) one will be designated by SPAC, (b) three will be designated by GOWell and will include Xi Zhang, Wenhua Liu, and Guillaume Borrel, and (c) three will qualify as “independent directors” as defined in Nasdaq rules and be eligible to serve on an audit committee, provided that one of those three will be appointed by SPAC subject to the consent of Hegro, with such consent not to be unreasonably withheld, conditioned, or delayed).

Family Relationships

Mr. Xi Zhang and Mrs. Wenhua Liu are married. Other than Mr. Zhang and Mrs. Liu, there are no family relationships among any of the persons who are expected to serve as PubCo’s directors or executive officers.

Independence of our Board of Directors

Based on information provided by each director concerning his or her background, employment, and affiliations, our Board is expected to determine that the Board will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board will consider the current and prior relationships that each non-employee director has with PubCo and all other facts and circumstances our Board deems relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of our Board of Directors

We intend to establish, upon the closing of this Business Combination, an audit committee, a compensation committee, and a nominating and corporate governance committee under our board of directors and adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    Our audit committee will consist of Wendy Hayes, Anna Jones, and Imran Kizilbash, and is chaired by Wendy Hayes. We have determined that each of Wendy Hayes, Anna Jones, and Imran Kizilbash satisfies the requirements of Section 303A of the Corporate Governance Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. We have determined that qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•        approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•        obtaining a written report from our independent auditor describing matters relating to its independence and quality control procedures;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•        reviewing and approving all proposed related party transactions, as defined in Item 7 of Form 20-F;

•        reviewing and recommending the financial statements for inclusion within our quarterly earnings releases and to our board for inclusion in our annual reports;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        periodically, reviewing and reassessing the adequacy of the committee charter;

•        at lease annually, approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•        overseeing and evaluating the handling of complaints and whistleblowing;

•        meeting separately and periodically with management and the independent registered public accounting firm;

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•        reporting regularly to the board.

Compensation Committee.    Our compensation committee will consist of Anna Jones, Wenhua Liu, and Kevin Shannon, and is chaired by Anna Jones. We have determined that Anna Jones satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the Nasdaq. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        overseeing the development and implementation of compensation programs in consultation with our management;

•        reviewing and approving, or recommending to the board for its approval, the compensation for our executive officers;

•        reviewing periodically and submitting for board’s approval of any equity incentive plans, programs or other similar arrangements;

•        overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to directors and executive officers;

•        periodically, reviewing and reassessing the adequacy of the committee charter;

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•        reporting regularly to the board.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Wenhua Liu, Kevin Shannon, and Imran Kizilbash, and is chaired by Wenhua Liu. We have determined that Imran Kizilbash satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the Nasdaq. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•        reviewing periodically the current composition of the board with regards to characteristics such as issues of judgment, diversity, age, skills, background and experience;

•        reviewing candidates’ qualifications for membership on the board or a committee of the board based on the criteria approved by the board;

•        making recommendations to the board as to determinations of director independence;

•        reviewing and reassessing the adequacy of the committee charter;

•        reviewing and approving compensation (including equity-based compensation) for our directors; and

•        evaluating the performance and effectiveness of the board as a whole.

Duties of Directors

Under Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of skill, care and diligence to the Company. Under Cayman Islands law, the fiduciary duties that directors owe include (i) a duty to act loyally, honestly, and in what they consider in good faith to be in the best interests of the company as a whole; (ii) a duty to exercise their powers only for a proper purpose for which those powers were conferred and not for a persons, collateral or other improper purpose; (iii) a duty not to fetter the exercise of future discretion; (iv) a duty to exercise independent judgement; and (v) a duty not to put themselves in a position where there is a conflict between their duty to the company and their personal interests or a duty owed to another person. In fulfilling their duty of care, skill and diligence to us, directors must ensure compliance with the company’s memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages derivatively in GOWell’s name if a duty owed by the directors is breached.

The board of directors has all the powers necessary for managing, and for directing and supervising, GOWell’s business affairs. The functions and powers of the board of directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions, subject to the restrictions and consent requirements set forth in the PubCo Articles;

•        appointing officers and determining the term of office of the officers;

•        exercising the borrowing powers of the company and mortgaging the property of the company; and

•        approving the transfer of shares in the company, including the registration of such shares in the register of members.

Code of Ethics

Following the consummation of the Business Combination, PubCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The code of ethics will be available on PubCo’s website, www.gowell.energy. In addition, PubCo intends to publish on its website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of its code of ethics. The reference to the PubCo website address in this proxy statement/prospectus does not constitute incorporation by reference of the information contained at or available through PubCo’s website, and you should not consider such information to be a part of this proxy statement/prospectus.

Terms of Directors and Officers

Under the PubCo A&R Articles, a director may be appointed by ordinary resolution or by the directors. In addition, for so long as Hegro, its affiliates and any other shareholders that have entered into an acting-in-concert agreement with Hegro, collectively hold not less than forty percent (40%) of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, Hegro shall have the right to appoint and maintain in office such number of directors as shall constitute fifty percent (50%) of the total number of directors on the PubCo Board (rounded up to the next whole number if necessary). Any director so appointed may be removed and replaced at any time by written notice from Hegro to PubCo.

Any appointment may be to fill a vacancy or as an additional director. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board. In addition, a director will cease to be a director if, among other things, the director (i) is prohibited by the law of the Cayman Islands from acting as a director; (ii) is made bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) resigns his office by notice to PubCo; (iv) only held the office as a director for a fixed term and such term expires; (v) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; (vi) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (vii) is made subject to any law relating to mental health or incompetence; whether by court order or otherwise; (viii) without the consent of the other directors, is absent from meetings of directors for a continuous period of six months; or (ix) is removed from office pursuant to any other provision of the PubCo Articles.

Officers are appointed by and serve at the discretion of the board of directors, and may be removed by the board of directors.

Employment Agreements and Indemnification Agreements

PubCo plans to enter into employment agreements with each of the executive officers. PubCo may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to PubCo’s detriment, or misconduct or a failure to perform agreed duties. PubCo may also terminate an executive officer’s employment without cause upon three-month advance written notice and the executive may resign for good reason. In such case of termination by PubCo without cause or a resignation by the executive for good reason, the executive will be eligible to receive severance benefits in the form of (1) a lump-sum cash payment equal to the base salary that would have been payable from the termination date through the expiration date of the employment agreement, calculated at the rate in effect immediately prior to the termination event and discounted at the rate of return on 90-day U.S. Treasury bills in effect on the termination date, payable within 90 days following the termination date and in all events on or before March 15 of the year following the year in which the termination occurs; (2) payment of any formula-based bonus relating to a prior year that has been earned but not paid as of the termination date, payable within 90 days following the termination date and in all events on or before March 15 of the year following the year in which the termination occurs. The executive officer may also resign at any time with a three-month advance written notice; and (3) reimbursement of all unreimbursed business expenses incurred by the executive through the termination date in accordance with the Company’s expense reimbursement policies, payable in a lump-sum cash payment within 30 days following the termination date.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of PubCo’s confidential information or trade secrets, any confidential information or trade secrets of PubCo’s customers or prospective customers, or the confidential or proprietary information of any third-party received by PubCo and for which PubCo have confidential obligations. The executive officers have also agreed to disclose in confidence to PubCo all inventions, designs, and trade secrets which they conceive, develop, or reduce to practice during the executive officer’s employment with PubCo and to assign all right, title and interest in them to PubCo, and assist PubCo in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs, and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically up to two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach PubCo’s customers, service providers, suppliers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of PubCo for the purpose of doing business with such persons or entities that will harm PubCo’s business relationships with these persons or entities; (ii) assume employment with or provide services to any of PubCo’s competitors, or engage, whether as principal, partner, licensor or otherwise, any of PubCo’s competitors, without PubCo’s express consent; (iii) seek directly or indirectly, to solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by PubCo; or (iv) otherwise interfere with PubCo’s business or accounts.

PubCo also plans to enter into indemnification agreements with each of its directors and executive officers. Under these agreements, PubCo agrees to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of PubCo. PubCo will purchase directors and officers liability insurance to cover its indemnification obligations to its directors and executive officers as well as to cover direct claims made against its directors and executive officers.

Compensation of PubCo Executive Officers and Directors

For the year ended December 31, 2024, GOWell paid an aggregate of $1,510,727 in cash and bonus to its executive officers, and GOWell and paid compensation of $45,000 to the non-executive directors during that period. We did not grant any stock options or other equity-based awards to our directors or executive officers during this period.

In addition, in connection with and upon the closing of the Business Combination, certain executive officers and directors of GOWell will receive an aggregate bonus awards of $950,000 in recognition of their services in facilitating the consummation of the Business Combination Agreement.

Equity-Based Awards

Prior to the consummation of the Business Combination, we expect to adopt the 2026 Equity Incentive Plan (the “Incentive Plan”), under which we would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex L. For a summary of the material terms of the Incentive Plan, see “Proposal No. 4 — The Incentive Plan Proposal” section of this proxy statement/prospectus.

In connection with the Business Combination, we entered into an Addendum to the employment agreement with our CEO, Mr. Guillaume Borrel. Pursuant to the Addendum, upon the consummation of the Business Combination, Mr. Borrel will be granted: (i) restricted stock representing 1% of the Company’s total outstanding shares on a fully diluted basis, measured immediately prior to the Business Combination, excluding SPAC Ordinary Shares held by the Sponsors and Representatives and Public Shares (the “Excluded Shares”); and (ii) stock options representing 0.6% of the Company’s total outstanding shares on a fully diluted basis, measured immediately prior to the Business Combination, minus the Excluded Shares. The restricted stock is subject to a five-year vesting schedule, contingent upon Mr. Borrel’s continued employment and the achievement of certain annual performance targets. The restricted stock is subject to transfer restrictions prior to vesting and a subsequent two-year lock-up period. Both the restricted stock and any shares acquired upon exercise of the options are subject to customary clawback and forfeiture provisions in the event of termination for cause, voluntary resignation prior to the end of the term, or other specified misconduct.

Emerging Growth Company

PubCo is an “emerging growth company” as defined in the JOBS Act. PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the effective date of the registration statement of which this proxy statement/prospectus is a part, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of PubCo’s prior second fiscal quarter, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Controlled Company

After the Closing, it is expected that the GOWell Shareholder will hold between 53.6% and 63.7% of the outstanding PubCo Ordinary Shares, depending on the level of Redemptions, including the Signing PIPE Securities and Closing PIPE Securities, and excluding the Earnout Shares. Accordingly, PubCo will qualify as a “controlled company” under the listing rules of Nasdaq.

Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the board of directors consist of independent directors;

•        the requirement that if a listed company has a nominating and governance committee, it be composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement for an annual performance evaluation of the nominating and governance committee, if applicable, and compensation committee.

Controlled companies must comply with Nasdaq’s other corporate governance standards. These include having an audit committee and holding executive sessions of independent or non-management directors.

As permitted for a “controlled company,” following the consummation of the Business Combination, PubCo intends to rely on exemptions from the above Nasdaq corporate governance requirements. Accordingly, the PubCo shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq rules.

If at any time PubCo ceases to be a “controlled company” under the Nasdaq rules, PubCo Board intends to take any action that may be necessary to comply with the Nasdaq rules, subject to a permitted “phase-in” period. These and any other actions necessary to achieve compliance with such rules may increase PubCo’ legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on PubCo’ personnel, systems and resources. See “Risk Factors — PubCo, as a “foreign private issuer” and “controlled company” within the meaning of the rules of Nasdaq, is permitted to follow certain home country corporate governance practices and to rely on certain exemptions from Nasdaq corporate governance requirements that may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

Foreign Private Issuer

As a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that PubCo must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. PubCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company, including: (i) the rules under the Exchange Act requiring the filing with the SEC of Quarterly Reports on Form 10-Q or Current Reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

In addition, as a foreign private issuer, PubCo is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of certain corporate governance standards of Nasdaq applicable to US domestic companies. Following the consummation of the Business Combination, PubCo intends to rely on exemptions from the following Nasdaq corporate governance requirements:

•        a majority of the board of directors consist of independent directors;

•        a compensation committee consisting of independent directors;

•        a nominating committee consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

Accordingly, PubCo’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the Nasdaq rules, and such home country practices may afford less protection to holders of PubCo’s securities than the protections available under Nasdaq’s corporate governance standards. See “Risk Factors — PubCo, as a “foreign private issuer” and “controlled company” within the meaning of the rules of Nasdaq, is permitted to follow certain home country corporate governance practices and to rely on certain exemptions from Nasdaq corporate governance requirements that may afford less protection to shareholders than they would enjoy if PubCo complied fully with the Nasdaq Stock Market corporate governance listing standards.”

DESCRIPTION OF PUBCO SECURITIES

This section of the proxy statement/prospectus includes a description of the material terms of PubCo’s Amended and Restated Memorandum and Articles of Association and applicable Cayman Islands law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of PubCo’s Amended and Restated Memorandum and Articles of Association, which are included as exhibits to this registration statement. The following description of the PubCo Warrants is qualified in its entirety by reference to the complete text of the Form of PubCo Warrant, which is included as an exhibit to this proxy statement/prospectus. We urge you to read the full text of PubCo’s Amended and Restated Memorandum and Articles of Association. For purposes of this section the words “we” “our” “us” and the “Company” refers to PubCo.

General

At the First Merger Effective Time, PubCo will adopt an amended and restated memorandum and articles of association, which is referred to herein as the PubCo A&R Articles. According to the PubCo A&R Articles, the authorized share capital of PubCo will be $50,000 divided into 450,000,000 ordinary shares of a par value of US$0.0001 each and 50,000,000 series A redeemable preference shares of a par value of US$0.0001 each. The following includes a summary of the terms of PubCo securities, based on the PubCo A&R Articles and Cayman Islands law.

PubCo Ordinary Shares

The PubCo A&R Articles authorize PubCo to issue up to 450,000,000 PubCo Ordinary Shares and 50,000,000 PubCo Preferred Shares. All of the issued and outstanding PubCo Ordinary Shares will be fully paid and non-assessable. Certificates representing the PubCo Ordinary Shares (if any) are issued in registered form. An aggregate of 47,210,376 PubCo Ordinary Shares are expected to be issued and outstanding and fully paid as of the Closing, assuming the No Redemption Scenario.

Voting.    Each PubCo Ordinary Share shall entitle the holder thereof to one (1) vote for each PubCo Ordinary Share held by them on all matters subject to vote at general meetings of PubCo. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. A resolution put to the vote of the meeting shall be decided by a poll in such manner as the chairperson directs and the result of the poll shall be deemed to be the resolution of the meeting. In the case of an equality of votes, the chairperson of the meeting shall be entitled to exercise a second or casting vote. Unless specified in the PubCo A&R Articles, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, the affirmative vote by ordinary resolution, being a resolution passed at a general meeting of shareholders by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at such general meeting, is required to approve any such matter voted on by PubCo shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the PubCo A&R Articles, being a resolution passed at a general meeting of shareholders by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at such general meeting. Such actions include amending the PubCo A&R Articles and approving a statutory merger or consolidation with another company.

Dividends.    The holders of PubCo Ordinary Shares are entitled to such dividends as may be declared by its board of directors subject to the PubCo A&R Articles and the Cayman Companies Act. Subject to any rights and restrictions for the time being attached to any shares, the directors of PubCo may from time to time declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by PubCo’s financial position and that such dividends may lawfully be paid. In addition, PubCo’s shareholders may by ordinary resolution (being a resolution passed at a general meeting of shareholders by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at such general meeting) declare a dividend, but no dividend may exceed the amount recommended by its directors. No dividend may be declared and paid unless PubCo’s directors determine that, immediately after the payment, PubCo will be able to pay its debts as they become due in the ordinary course of business and PubCo has funds lawfully available for such purpose. Subject to PubCo’s Articles and applicable Cayman law, PubCo’s available reserves will be distributed among the holders of PubCo Ordinary Shares and PubCo Preferred Shares as follows:

(a)     first to pay each holder of PubCo Preferred Shares in respect of each PubCo Preferred Share held a sum equal to any unpaid Arrears in respect of any Preference Dividend on such Preferred Share; and

(b)    second to apply the balance amongst the holders of the PubCo Ordinary Shares and the PubCo Preferred Shares on a pro rata basis (for the avoidance of doubt, counted on an as-converted basis in accordance with the PubCo A&R Articles).

Where “Arrears” refers to all arrears of any dividend or other sums payable in respect of a PubCo Preferred Share, whether or not earned or declared and irrespective of whether or not PubCo has had at any time sufficient available reserves to pay such dividend or sums, together with all other amounts payable on that PubCo Preferred Share, and “Preference Dividend” refers to the fixed cumulative preferential dividend attaching to the PubCo Preferred Share in accordance with the PubCo A&R Articles.

Transfer of Ordinary Shares.    Subject to applicable laws, including applicable securities laws and the PubCo A&R Articles, any of our shareholders may transfer all or any of their PubCo Ordinary Shares provided that such transfer complies with the rules and regulations of Nasdaq, the SEC and/or any other competent regulatory authority or otherwise under applicable law, by an instrument of transfer. The instrument of transfer shall be in the usual or common form, in a form prescribed by the rules and regulations of Nasdaq, the SEC and/or any other competent regulatory authority or otherwise under applicable law or any other form approved by the board of directors of PubCo. The board of directors of PubCo may, in its sole discretion, decline to register any transfer of any PubCo Ordinary Share which is not fully paid up or on which PubCo has a lien.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of PubCo Ordinary Shares and PubCo Preferred Shares shall be distributed among such holders in accordance with the Cayman Companies Act and the PubCo A&R Articles. The PubCo A&R Articles provide that the Available Proceeds (as defined in the PubCo A&R Articles) shall be distributed (to the extent that PubCo is lawfully permitted to do so):

(a)     first to each of the holders of the PubCo Preferred Shares, in priority to any distribution to the holders of the PubCo Ordinary Shares, an amount per PubCo Preferred Shares held equal to the greater of (i) 100% of Accrued Value (as defined in the PubCo A&R Articles) in respect of such PubCo Preferred Share and (ii) the amount per PubCo Preferred Share as would have been payable had all PubCo Preferred Shares been converted into PubCo Ordinary Shares in accordance with the PubCo A&R Articles immediately prior to such liquidation, dissolution, winding up, Disposal or Deemed Liquidation Event (each as defined in the PubCo A&R Articles) based on the then effective rate of conversion; and

(b)    thereafter, among the holders of PubCo Ordinary Shares pro rata to the number of PubCo Ordinary Shares and PubCo Preferred Shares held.

If upon any such liquidation, dissolution or winding up of PubCo, Disposal or Deemed Liquidation Event (each as defined in the PubCo A&R Articles), the assets of PubCo available for distribution to its shareholders shall be insufficient to pay the holders of the PubCo Preferred Shares the full amount to which they shall be entitled under the PubCo A&R Articles, the holders of the PubCo Preferred Shares shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the PubCo Preferred Shares and the PubCo Ordinary Shares held by them upon such distribution if all amounts payable on or with respect to such PubCo Preferred Shares and the PubCo Ordinary Shares were paid in full.

Other Rights.    Holders of PubCo Ordinary Shares will have no conversion, preemptive or other subscription rights, and there will be no sinking fund or redemption provisions applicable to the PubCo Ordinary Shares.

PubCo Preferred Shares

The PubCo A&R Articles authorize PubCo to issue up to 50,000,000 PubCo Preferred Shares. An aggregate of 8,134,464 PubCo Preferred Shares are expected to be issued outstanding and fully paid as of the Closing, which assumes (i) $25,205,480 of Accrued Value with respect to the Signing PIPE Investment (which represents the Stated Value plus an assumed 6 months of PIK dividends) (ii) $58,823,529 of Accrued Value with respect to the Closing PIPE Investment (which represents the Stated Value), and (iii) a Redemption Price of $10.33.

The issuance of any PubCo Preferred Share may have the effect of delaying, deferring or preventing a change in control of PubCo without any further action by the shareholders. In addition, the issuance of any PubCo Preferred Shares could adversely affect the holders of PubCo Ordinary Shares by, among other things, restricting dividends on the PubCo Ordinary Shares, diluting the voting power of the PubCo Ordinary Shares, or subordinating the liquidation rights of the PubCo Ordinary Shares. As a result of these or other factors, the issuance of PubCo Preferred Shares could have an adverse impact on the market price of the PubCo Ordinary Shares.

Dividends:    The holders of PubCo Preferred Shares are entitled to such dividends as may be declared by its board of directors subject to the PubCo A&R Articles and the Cayman Companies Act. Subject to any rights and restrictions for the time being attached to any shares, the directors of PubCo may from time to time declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the shareholders if it appears to them that they are justified by PubCo’s financial position and that such dividends may lawfully be paid. In addition, PubCo’s shareholders may by ordinary resolution (being a resolution passed at a general meeting of shareholders by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at such general meeting) declare a dividend, but no dividend may exceed the amount recommended by its directors. No dividend may be declared and paid unless PubCo’s directors determine that, immediately after the payment, PubCo will be able to pay its debts as they become due in the ordinary course of business and PubCo has funds lawfully available for such purpose. Subject to PubCo’s Articles and applicable Cayman law, PubCo’s available reserves will be distributed among the holders of PubCo Ordinary Shares and PubCo Preferred Shares as follows:

(c)    first to pay each holder of PubCo Preferred Shares in respect of each PubCo Preferred Share held a sum equal to any unpaid Arrears in respect of any Preference Dividend on such PubCo Preferred Share; and

(d)    second to apply the balance amongst the holders of the PubCo Ordinary Shares and the PubCo Preferred Shares on a pro rata basis (for the avoidance of doubt, counted on an as-converted basis in accordance with the PubCo A&R Articles).

Where “Arrears” refers to all arrears of any dividend or other sums payable in respect of a PubCo Preferred Share, whether or not earned or declared and irrespective of whether or not PubCo has had at any time sufficient available reserves to pay such dividend or sums, together with all other amounts payable on that PubCo Preferred Share, and “Preference Dividend” refers to the fixed cumulative preferential dividend attaching to the PubCo Preferred Share in accordance with the PubCo A&R Articles. The PubCo Preferred Shares will accrue dividends daily at the rate of 10% per annum of the Accrued Value (as defined in the PubCo A&R Articles) (if paid in kind), or 8% per annum of the Accrued Value (as defined in the PubCo A&R Articles) (if paid in cash). Such dividends will compound semi-annually.

Liquidation Preference:    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of PubCo Ordinary Shares and PubCo Preferred Shares shall be distributed among such holders in accordance with the Cayman Companies Act and the PubCo A&R Articles. The PubCo A&R Articles provide that the Available Proceeds (as defined in the PubCo A&R Articles) shall be distributed (to the extent that PubCo is lawfully permitted to do so):

(a)     first to each of the holders of the PubCo Preferred Shares, in priority to any distribution to the holders of the PubCo Ordinary Shares, an amount per PubCo Preferred Shares held equal to the greater of (i) 100% of Accrued Value (as defined in the PubCo A&R Articles) in respect of such PubCo Preferred Share and (ii) the amount per PubCo Preferred Share as would have been payable had all PubCo Preferred Shares been converted into PubCo Ordinary Shares in accordance with the PubCo A&R Articles immediately prior to such liquidation, dissolution, winding up, Disposal or Deemed Liquidation Event (each as defined in the PubCo A&R Articles) based on the then effective rate of conversion; and

(b)    thereafter, among the holders of PubCo Ordinary Shares pro rata to the number of PubCo Ordinary Shares and PubCo Preferred Shares held.

If upon any such liquidation, dissolution or winding up of PubCo, Disposal or Deemed Liquidation Event (each as defined in the PubCo A&R Articles), the assets of PubCo available for distribution to its shareholders shall be insufficient to pay the holders of the PubCo Preferred Shares the full amount to which they shall be entitled under the PubCo A&R Articles, the holders of the PubCo Preferred Shares shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the PubCo Preferred Shares and the PubCo Ordinary Shares held by them upon such distribution if all amounts payable on or with respect to such PubCo Preferred Shares and the PubCo Ordinary Shares were paid in full.

Voting:    The PubCo Preferred Shares will vote together with the PubCo Ordinary Shares, as a single class, except (i) as required by law and (ii) as noted below under “Protective Provisions.” Each PubCo Preferred Share (for the avoidance of doubt, counted on an as-converted basis) shall entitled the holder thereof to one (1) vote for each PubCo

Preferred Share held by them on all matters subject to vote at general meetings of PubCo. A resolution put to the vote of the meeting shall be decided by a poll in such manner as the chairperson directs and the result of the poll shall be deemed to be the resolution of the meeting. In the case of an equality of votes, the chairperson of the meeting shall be entitled to exercise a second or casting vote. Unless specified in the PubCo A&R Articles, or as required by applicable provisions of the Cayman Companies Act or applicable stock exchange rules, the affirmative vote by ordinary resolution, being a resolution passed at a general meeting of shareholders by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote at such general meeting, is required to approve any such matter voted on by PubCo shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the PubCo A&R Articles, being a resolution passed at a general meeting of shareholders by a majority of at least two-thirds (2/3) of such shareholders as, being entitled to do so, vote in person or by proxy at such general meeting. Such actions include amending the PubCo A&R Articles and approving a statutory merger or consolidation with another company.

Protective Provisions:    For as long as the Inflection Point Entities and each of their respective Affiliates hold at least 20% of the PubCo Preferred Shares on issue, PubCo will not, without the consent of the Series A Majority, take any of the following actions: (i) liquidate, dissolve or wind-up the affairs of PubCo, (ii) amend, alter or repeal the PubCo A&R Articles in a manner that materially and adversely affects the powers, preferences or rights attaching to the PubCo Preferred Shares, (iii) create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the PubCo Preferred Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), (iv) increase the authorized share capital of the PubCo Preferred Shares, (v) purchase or redeem or pay any cash dividend on any shares in the capital of PubCo ranking junior to the PubCo Preferred Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), except (a) for shares in the capital of PubCo being repurchased by the Company at cost from employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan adopted by PubCo, or (b) if PubCo has made prior payment of the preference dividend attaching to the PubCo Preferred Shares and so long as the PubCo Preferred Shares participate in such purchase, redemption or payment of cash dividend (in each case on an as-if converted basis) with the junior shares in the capital of PubCo (vi) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under an incentive plan, equity plan or equity-based compensation plan adopted by PubCo, or with respect to employment, consulting or award agreements with respect to executive officers or directors of PubCo, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of PubCo, or (vii) incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business, provided however that the PubCo Preferred Shares shall not be considered indebtedness for purposes of this calculation.

Conversion:    By notice in writing to PubCo at any time and from time to time, any holder of PubCo Preferred Shares shall have the right to convert each fully paid PubCo Preferred Share into such whole number of PubCo Ordinary Shares (subject to the limitations set forth in the PubCo A&R Articles) equal to (x) the Accrued Value of such PubCo Preferred Share divided by (y) $12.00 (subject to equitable adjustment pursuant to the PubCo A&R Articles).

Put Rights:    Unless prohibited by applicable law governing distributions to shareholders, the PubCo Preferred Shares will be redeemable at the option of the Series A Majority at any time on or after the fifth anniversary of the Closing at a price equal to the Accrued Value.

Call Rights:    Unless prohibited by applicable law governing distributions to shareholders, all (but not some) PubCo Preferred Shares will be redeemable at the option of PubCo at any time: (a) prior to the first anniversary of the date of adoption of the PubCo A&R Articles (“Date of Adoption”), at a price equal to 150% of the Accrued Value; (b) after the first anniversary of the Date of Adoption but prior to the second anniversary of the Date of Adoption, at a price equal to 140% of the Accrued Value; (c) after the second anniversary of the Date of Adoption but prior to the third anniversary of the Date of Adoption, at a price equal to 130% of the Accrued Value; (d) after the third anniversary of the Date of Adoption but prior to the fourth anniversary of the Date of Adoption, at a price equal to 120% of the Accrued Value; (e) after the fourth anniversary of the Date of Adoption but prior to the fifth anniversary of the Date of Adoption, at a price equal to 110% of the Accrued Value; and (f) after the fifth anniversary of the Date of Adoption, at a price equal to 100% of the Accrued Value.

PubCo Warrants

An aggregate of 3,431,372 PubCo Warrants are expected to be outstanding as of the Closing, which assumes (i) $23,529,412 of Stated Value with respect to the Signing PIPE Investment, (ii) $58,823,529 of Stated Value with respect to the Closing PIPE Investment, and (iii) a Conversion Price of $12.00.

The PubCo Warrants are immediately exercisable upon issuance at Closing and expire five years from the date of Closing at 5:00 p.m., New York City time (the “PIW Termination Date”). The PubCo Warrants include customary cash and cashless exercise provisions. Each PubCo Warrant is initially exercisable at $12.00 per PubCo Ordinary Share, subject to the same anti-dilution and other adjustments as the PubCo Preferred Shares.

The PubCo Warrants do not include any redemption features. The PubCo Warrants may be exercised on a cashless basis if, at any time after the six-month anniversary of the Closing Date, there is not an effective registration statement with respect to PubCo Ordinary Share issuable upon exercise of the PubCo Warrants. On the PIW Termination Date, the PubCo Warrants will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the PubCo Warrant would pay the exercise price by surrendering the PubCo Warrant (or part thereof) for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the PubCo Warrant, multiplied by the excess of the daily volume weighted average price of PubCo Ordinary Shares on the date specified by the PubCo Warrant less the exercise price of such PubCo Warrant by (y) the daily volume weighted average price of PubCo Ordinary Shares on the date specified by the PubCo Warrant.

The holders of PubCo Warrants will not have the rights or privileges of holders of PubCo Ordinary Shares or any voting rights in respect of the PubCo Warrants or underlying PubCo Ordinary Shares until they exercise their PubCo Warrants and receive PubCo Ordinary Shares. After the issuance of PubCo Ordinary Shares upon exercise of the PubCo Warrants, each holder will be entitled to one vote for each PubCo Ordinary Share held of record on all matters to be voted on by stockholders

Anti-Takeover Provisions.

Some provisions of PubCo A&R Articles may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. However, under Cayman Islands law, PubCo’s directors may only exercise the rights and powers granted to them under the PubCo A&R Articles for a proper purpose and for what they believe in good faith to be in the best interests of PubCo.

Transfer Agent and Registrar

The transfer agent and registrar of PubCo will be [•] and its contact information is:

[•]

Listing of Ordinary Shares

PubCo intends to apply to list the PubCo Ordinary Shares on Nasdaq under the proposed symbol “GOW”, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition, subject to certain exceptions), the PubCo Ordinary shares must have been conditionally approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our EGM, we may not have received from Nasdaq either confirmation of the listing of the PubCo Ordinary Shares or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the PubCo securities would not be listed on any nationally recognized securities exchange.

COMPARISON OF SHAREHOLDER RIGHTS

In connection with the Business Combination, SPAC Shareholders will become shareholders of PubCo and their rights will be governed by the laws of the Cayman Islands and PubCo’s Amended and Restated Memorandum and Articles of Association, which we refer to herein as the PubCo A&R Articles. Currently, the rights of SPAC Shareholders are governed by the laws of the Cayman Islands and its Third Amended and Restated Memorandum and Articles of Association as adopted by special resolution on 19 November 2025, which we refer to herein as the SPAC Articles.

The following table sets forth a summary of the principal changes proposed to be made between the SPAC Articles and the PubCo A&R Articles. The following summaries are qualified by reference to the complete text of the SPAC Articles and the PubCo A&R Articles, a copy of which is attached to this proxy statement/prospectus as Annex C. All SPAC Shareholders are encouraged to read the PubCo A&R Articles in its entirety for a more complete description of their terms.

Rights of SPAC Shareholders (a Cayman Islands exempted company)	Rights of PubCo Shareholders (a Cayman Islands Exempted Company)
Authorized Capital

The authorized share capital of SPAC under the SPAC Articles is US$55,500 divided into 555,000,000 shares, consisting of 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

Subject to applicable law, the terms of the SPAC Articles and the rules of the applicable stock exchange and/or regulatory authority, the directors of SPAC are authorized to issue shares in one or more series without shareholder approval.

PubCo’s authorized share capital will be US$50,000 divided into 450,000,000 ordinary shares of US$0.0001 par value each and 50,000,000 series A redeemable preference shares of US$0.0001 par value each.

Subject to applicable law, the terms of the PubCo A&R Articles and the rules of the applicable stock exchange and/or regulatory authority, the board of directors of PubCo is authorized to issue shares in one or more series without shareholder approval.

Rights of Shares

If at any time the share capital of SPAC is divided into different classes of shares then, unless the terms on which a class of shares was issued state otherwise, the rights attaching to a class of shares may only be varied if one of the following applies: (a) the shareholders holding not less than two-thirds of the issued shares of that class consent in writing to the variation; or (b) the variation is made with the sanction of a special resolution passed by a majority of at least two-thirds of the votes cast at a separate general meeting of the shareholders holding the issued shares of that class.

If the share capital of PubCo is divided into different classes of shares then, unless the terms on which a class of shares was issued state otherwise, the rights attaching to a class of shares may only be varied if one of the following applies: (a) the shareholders holding not less than two-thirds of the issued shares of that class consent in writing to the variation; or (b) the variation is made with the sanction of a special resolution passed by a majority of at least two-thirds of the votes cast at a separate general meeting of the shareholders holding the issued shares of that class.

Holders of shares in the capital of PubCo will not have cumulative voting rights.

Dividends

Subject to any rights and restrictions for the time being attached to any shares, or as otherwise provided for in the Cayman Companies Act and the SPAC Articles, the SPAC directors may resolve to pay interim dividends or recommend final dividends if it appears to them that they are justified by the financial position of SPAC and that such dividends may lawfully be paid.

Subject to any rights and restrictions for the time being attached to any shares, or as otherwise provided for in the Cayman Companies Act and the PubCo A&R Articles, the PubCo directors may resolve to pay interim dividends or recommend final dividends if it appears to them that they are justified by the financial position of PubCo and that such dividends may lawfully be paid.

Rights of SPAC Shareholders (a Cayman Islands exempted company)	Rights of PubCo Shareholders (a Cayman Islands Exempted Company)

Any available reserves which PubCo may determine to distribute in respect of any financial year will be distributed among the holders of the PubCo Ordinary Shares and PubCo Preferred Shares as follows:

(a)     first to pay each holder of PubCo Preferred Shares in respect of each PubCo Preferred Share held a sum equal to any unpaid Arrears (as defined in the PubCo A&R Articles) in respect of any preference dividend on such PubCo Preferred Share; and

(b)    second to apply the balance amongst the holders of the PubCo Ordinary Shares and PubCo Preferred Shares on a pro rata basis (counted on an as-converted basis in accordance with the PubCo A&R Articles).

Number and Qualification of Directors

The minimum number of directors of SPAC is one and SPAC may, by ordinary resolution, increase or reduce the limits in the number of directors of SPAC.

SPAC directors are not required to hold any SPAC Ordinary Shares, unless and until determined otherwise by SPAC in general meeting.

The SPAC directors are divided into three (3) classes designated as Class I, Class II and Class III, respectively. At the first annual general meeting of SPAC, the term of office of the Class I directors expires and the Class I directors shall be elected for a full term of three (3) years. At the second annual general meeting of SPAC, the term of office of the Class II directors expires and the Class II directors shall be elected for a full term of three (3) years. At the third annual general meeting of SPAC, the term of office of the Class III directors expires and the Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of SPAC, the directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing, each director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

The minimum number of directors of PubCo shall be one and the maximum number shall be seven. There is no age limit for directors save that they must be aged at least 18 years.

Directors of PubCo will not be required to hold any shares in PubCo unless determined otherwise by an ordinary resolution of PubCo’s shareholders.

The board of directors of PubCo shall not be divided into classes. All directors of PubCo shall hold office until the expiration of their terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until their successor shall have been elected and qualified.

Appointment/Removal of Directors; Vacancies

Prior to the closing of SPAC’s initial business combination, SPAC may by ordinary resolution of the holders of the SPAC Class B Shares appoint any person to be a SPAC director or may by ordinary resolution of the holders of the SPAC Class B Shares remove any SPAC director.

A director may be appointed or removed by ordinary resolution of the shareholders of PubCo, and may be appointed by the directors of PubCo. Any appointment may be to fill a vacancy or as an additional director.

A director may be removed by ordinary resolution of the shareholders of PubCo.

Rights of SPAC Shareholders (a Cayman Islands exempted company)	Rights of PubCo Shareholders (a Cayman Islands Exempted Company)

The SPAC directors may appoint any person to be a SPAC director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the SPAC Articles as the maximum number of directors.

Subject to the Cayman Companies Act and the PubCo A&R Articles, for so long as the GOWell Shareholder, its affiliates and any other shareholders that have entered into an acting-in-concert agreement with GOWell Shareholder, collectively hold not less than 40% of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, the GOWell Shareholder shall have the right to appoint and maintain in office such number of directors as shall constitute 50% of the total number of directors on the PubCo Board. Any director so appointed may be removed and replaced at any time by written notice from the GOWell Shareholder to PubCo.

The office of any director of SPAC shall be vacated if:

(a)    the director gives notice in writing to SPAC that he resigns the office of director;

(b)    the director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that he has by reason of such absence vacated office; or

(c)    the director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)    the director is found to be or becomes of unsound mind; or

(e)    all of the other directors (being not less than two in number) determine that he should be removed as a director for cause (and not otherwise), either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the SPAC Articles or by a resolution in writing signed by all of the other directors.

The office of any director of PubCo shall be vacated if:

(a)    such director gives notice in writing to the PubCo that he resigns the office of director;

(b)    such director is prohibited by the law of the Cayman Islands from acting as a director;

(c)    such director is made bankrupt or makes an arrangement or composition with their creditors generally;

(d)    such director only held office as a director for a fixed term and such term expires;

(e)    in the opinion of a registered medical practitioner by whom such director is being treated, such director becomes physically or mentally incapable of acting as a director;

(f)     such director is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)    such director is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)    without the consent of the other directors, such director is absent from meetings of directors for a continuous period of six months.

Rights of SPAC Shareholders (a Cayman Islands exempted company)	Rights of PubCo Shareholders (a Cayman Islands Exempted Company)
Limited Liability, and Indemnification, of Directors and Officers

The SPAC Articles provide that, to the extent permitted by applicable law, SPAC shall indemnify every existing and former director and officer of SPAC against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

To the extent permitted by the Cayman Companies Act, SPAC may advance to any existing or former director and officer of SPAC reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such person for which indemnity will or could be sought, and such person shall be required to repay the advanced amount to SPAC if it shall be determined by final judgment or other final adjudication that such person was not entitled to indemnification pursuant to the SPAC Articles.

The PubCo A&R Articles provide that, to the extent permitted by applicable law, PubCo shall indemnify each existing or former director (including alternate director), secretary and other officer of PubCo (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of PubCo’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning PubCo or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of their own actual fraud, willful default or willful neglect.

To the extent permitted by the Cayman Companies Act, PubCo may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of PubCo in respect of any matter identified pursuant to the foregoing provisions on condition that the director (including alternate director), secretary or officer must repay the amount paid by PubCo to the extent that it is ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Quorum and Action
Board of Directors: The quorum for the transaction of the business of the SPAC directors shall be a majority of the directors then in office, unless the directors fix some other number.	Board of Directors: The quorum for the transaction of the business of the PubCo directors shall be two unless the directors fix some other number.

Rights of SPAC Shareholders (a Cayman Islands exempted company)	Rights of PubCo Shareholders (a Cayman Islands Exempted Company)
Shareholders: The holders of one-third of the issued and outstanding SPAC Ordinary Shares entitled to vote at the meeting are represented in person (including virtually) or by proxy shall be a quorum.

Shareholders:    The quorum consists of: (i) if PubCo has only one shareholder, that shareholder; or (ii) if PubCo has more than one shareholder, one or more shareholders holding shares that represent not less than one-third of the issued and outstanding shares carrying the right to vote at such general meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative of proxy.

Shareholder Meetings; Notice of Shareholder Meetings

The directors, the chief executive officer or the chairman of the board of directors of SPAC may call general meetings.

At least five clear days’ notice must be given of any general meeting of SPAC. But a meeting may be convened on shorter notice if it is so agreed (i) in the case of an annual general meeting, by all of the SPAC Shareholders entitled to attend and vote thereat and (ii) in the case of an extraordinary general meeting, by a majority in number of the SPAC Shareholders having a right to attend and vote at the meeting, together holding not less than 95% in par value of the SPAC Ordinary Shares giving that right.

General meetings may be called by:

(a)     the PubCo directors at any time; or

(b)    any shareholder or shareholders entitled to attend and vote at general meetings of PubCo holding at least 10% of the rights to vote at a general meeting.

At least five clear days’ notice must be given of any general meeting of PubCo. But a meeting may be convened on shorter notice with the consent of the shareholder or the shareholders who, individually or collectively, hold at least 75% of the voting rights of all those who have a right to vote at that meeting.

Protective Provisions
N/A.

For as long as the Inflection Point Entities (as defined in the PubCo A& Articles) collectively hold at least 20% of the PubCo Preferred Shares on issue as of the date of adoption of the PubCo A&R Articles, Series A Majority Consent, which requires the holders of more than 50%, by number, of the PubCo Preferred Shares in issue from time to time, is required to:

(a)     liquidate, dissolve or wind-up the affairs of PubCo

(b)    amend, alter or repeal the PubCo A&R Articles in a manner that materially and adversely affects the powers, preferences or rights attaching to the PubCo Preferred Shares;

(c)     create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the PubCo Preferred Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up);

(d)    increase the authorized share capital of the PubCo Preferred Shares;

Rights of SPAC Shareholders (a Cayman Islands exempted company)	Rights of PubCo Shareholders (a Cayman Islands Exempted Company)

(e)     purchase or redeem or pay any cash dividend on any share ranking junior to the PubCo Preferred Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), except (i) for shares in the capital of PubCo being repurchased by PubCo at cost from employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan adopted by PubCo or (ii) if PubCo has made prior payment of the Preference Dividend (as defined in the PubCo A&R Articles) and so long as the PubCo Preferred Shares participate in such purchase, redemption or payment of cash dividend with the junior shares in the capital of PubCo;

(f)     enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under an incentive plan, equity plan or equity-based compensation plan adopted by PubCo, or with respect to employment, consulting or award agreements with respect to executive officers or directors of PubCo, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of PubCo; or

(g)    incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the PubCo Preferred Shares shall not be considered indebtedness for the purposes of this calculation.

Anti-Takeover Provisions

The SPAC Articles provide that the SPAC Board will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of the SPAC Board only by successfully engaging in a proxy contest at two or more annual general meetings.

Subject to the SPAC Articles, the SPAC authorized but unissued SPAC Class A Shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved SPAC Class A Shares and preference shares could render more difficult or discourage an attempt to obtain control of SPAC by means of a proxy contest, tender offer, merger or otherwise.

Some provisions of the PubCo A&R Articles may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that restrict the requisition of general meetings by shareholders holding less than 10% of the rights to vote at a general meeting.

Rights of SPAC Shareholders (a Cayman Islands exempted company)	Rights of PubCo Shareholders (a Cayman Islands Exempted Company)
Amendments to Governing Documents

Pursuant to the Cayman Companies Act and the SPAC Articles, SPAC may by a special resolution passed by a majority of at least two-thirds of the votes cast at a general meeting of the holders of the SPAC Ordinary Shares alter or amend the SPAC Articles in whole or in part, except that any proposal to amend (i) the article in the SPAC Articles regarding the transfer by way of continuation of SPAC to a jurisdiction outside the Cayman Islands prior to an initial business combination or (ii) the article in the SPAC Articles regarding the right to appoint and remove directors prior to SPAC’s initial business combination, in each case, will require a special resolution passed by at least 90% of the SPAC Shareholders as, being entitled to do so, vote in person (including virtually) or, where proxies are allowed, by proxy at a general meeting (or by way of unanimous written resolution).

Pursuant to the Cayman Companies Act and the PubCo A&R Articles, PubCo may by special resolution (which has the meaning given to the term in the Cayman Companies Act) alter or amend the articles of association in whole or in part; provided that any amendment, alteration or repeal of the PubCo A&R Articles that materially and adversely affects the powers, preferences or rights attaching to the PubCo Preferred Shares shall also require the consent of the holders of more than 50%, by number, of the PubCo Preferred Shares in issue from time to time, which shall include the consent of Inflection Point Asset Management LLC and its affiliates.

Liquidation

If SPAC is wound up, the SPAC Shareholders may, subject to the SPAC Articles and any other approval required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (i) to divide in specie among the SPAC Shareholders the whole or any part of the assets of SPAC and, for that purpose, to value any assets and to determine how the division shall be carried out as between the SPAC Shareholders or different classes of SPAC Shareholders; (ii) to vest the whole or any part of the assets in trustees for the benefit of SPAC Shareholders and those liable to contribute to the winding up.

If PubCo is wound up, the shareholders may, subject to the PubCo A&R Articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (i) to divide in specie among the shareholders the whole or any part of the assets of PubCo and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; (ii) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for the winding up of PubCo to the Grand Court of the Cayman Islands on behalf of PubCo without the sanction of a resolution passed at a general meeting.

CAYMAN ISLANDS EXEMPTED COMPANY CONSIDERATIONS

PubCo is an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Cayman Companies Act;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation in the Cayman Islands (such undertakings are usually given for 20 or 30 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under the Cayman Companies Act, PubCo must keep a register of members containing the following information:

•        the names and addresses of the members of PubCo, a statement of the shares held by each member, which:

•        distinguishes each share by its number (so long as the share has a number);

•        confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

•        confirms the number and category of shares held by each member; and

•        confirms whether each relevant category of shares held by a member carries voting rights under the PubCo A&R Articles, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of an exempted company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of the Business Combination, PubCo’s register of members will be immediately updated to reflect the issue of PubCo Ordinary Shares and PubCo Preferred Shares. Once PubCo’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the PubCo Ordinary Shares and PubCo Preferred Shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by an exempted company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of the PubCo Ordinary Shares or PubCo Preferred Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Anti-Money Laundering, Counter Terrorist Financing, Prevention of Proliferation Financing and Financial Sanctions Compliance — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering and terrorist financing, PubCo is required to adopt and maintain anti-money laundering procedures, and will require current or prospective shareholders to provide evidence to verify their identity, address and source of funds. Where permitted, and subject to certain conditions, PubCo may also delegate the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

PubCo reserves the right to request such information and evidence as is necessary to verify the identity, address and source of funds of a current or prospective shareholder.

In the event of delay or failure on the part of the prospective shareholder in producing any information or evidence required for verification purposes, PubCo may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. PubCo will not be liable for any loss suffered by a prospective shareholder arising as a result of a refusal of, or delay in processing, an application from a prospective shareholder if such information and documentation requested has not been provided by the prospective shareholder in a timely manner.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct, is involved with terrorism or terrorist property or proliferation financing or is the business combination partner of a financial sanction and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct, money laundering or proliferation financing or is the business combination partner of a financial sanction; or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Should a shareholder or its duly authorized delegates or agents be, or become (or is believed by the company or its affiliates (“Agents”) to be or become) at any time while it owns or holds an interest in the company, (a) an individual or entity named on any sanctions list maintained by the United Kingdom (including as extended to the Cayman Islands by Orders in Council) or the Cayman Islands or any similar list maintained under applicable law or is otherwise subject to applicable sanctions in the Cayman Islands (a “Sanctions Subject”) or (b) an entity owned or controlled directly or indirectly by a Sanctions Subject, as determined by the company in its sole discretion, then (i) the company or its Agents may immediately and without notice to the shareholder cease any further dealings with the shareholder or freeze any dealings with the interests or accounts of the shareholder (e.g., by prohibiting payments by or to the shareholder or restricting or suspending dealings with the interests or accounts) or freeze the assets of the company (including interests or accounts of other shareholders who are not Sanctions Subjects), until the relevant person ceases to be a Sanctions Subject or a license is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”), (ii) the company and its Agents may be required to report such action or failure to comply with information requests and to disclose the shareholder’s identity (and/or the identity of the shareholder’s beneficial owners and control persons) to the Cayman Islands Monetary Authority, the Cayman Islands Financial Reporting Authority, or other applicable governmental or regulatory authorities (without notifying the shareholder that such information has been so provided) and (iii) the company and its Agents have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the shareholder as a result of a Sanctioned Persons Event.

Economic Substance — Cayman Islands

The International Tax Co-operation (Economic Substance) Act (Revised) (the “Economic Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance and related reporting requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities”). As we are a Cayman Islands exempted company, compliance obligations under the Economic Substance Act include filing annual notifications (and, if required, returns) with the Cayman Islands Tax Information Authority, in which we need to report, among other things, whether we are carrying out any relevant activities and if so, whether we have satisfied the applicable economic substance test (under the Economic Substance Act) in relation to such relevant activities (“ES Test”). It is anticipated that our Company will not be engaging in any “relevant activities” and will therefore not be required to meet the ES Test or will otherwise only be engaged in a relevant activity in its capacity as a pure equity holding company such that it will be subject to a reduced ES Test under and in accordance with the Economic Substance Act. However, the Economic Substance Act has been subject to certain amendments since its commencement and, as it reflects a relatively new regime, it is anticipated that the Economic Substance Act may continue to evolve over time and may be subject to further amendments. Failure to satisfy applicable requirements as set out in the Economic Substance Act may subject us to enforcement action (including administrative penalties) under the Economic Substance Act.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPL”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

We are committed to processing personal data in accordance with the DPL. In our use of personal data, we will be characterized under the DPL as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPL. These service providers may process personal data for their own lawful purposes in connection with services provided to us. For the purposes of this Privacy Notice, “you” or “your” shall mean the shareholder and shall also include any individual connected to the shareholder.

By virtue of your investment in the company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to us with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPL. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•        where this is necessary for the performance of our rights and obligations under any purchase agreements;

•        where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, counter terrorist financing, prevention of proliferation financing, financial sanctions and FATCA/CRS requirements); and/or

•        where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Rights of Individual Data Subjects

Individual data subjects have certain data protection rights, including the right to:

•        be informed about the purposes for which your personal data are processed;

•        access your personal data;

•        stop direct marketing;

•        restrict the processing of your personal data;

•        have incomplete or inaccurate personal data corrected;

•        ask us to stop processing your personal data;

•        be informed of a personal data breach (unless the breach is unlikely to be prejudicial to you);

•        complain to the Data Protection Ombudsman; and

•        require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: ombudsman.ky.

Enforceability of Civil Liabilities

PubCo is an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the U.S. courts against our directors or officers.

Our corporate affairs will be governed by the PubCo A&R Articles, the Cayman Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. We will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

PubCo has been advised by Ogier (Cayman) LLP, its Cayman Islands legal counsel, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of courts of the United States obtained against it or its directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against it predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment (i) must be final and conclusive, (ii) must be given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and (iii) must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, PubCo’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GOWell

The following are the related parties with whom the Company engaged in transactions during the relevant reporting periods:

Name of related parties	Relationship with the Company
Xi’an Gewei Petroleum Equipment Co., Ltd.	Entity controlled by Mr. Xi Zhang
Hegro Well PTE. Ltd.	Subsidiary of Xi’an Gewei
GOWell Wireline Technology de México S de RL de CV	Subsidiary of Xi’an Gewei
GOWell Energy Solutions Inc.	Subsidiary of Xi’an Gewei
Xi’an Offshore Petroleum Equipment Technology Co. Ltd	Subsidiary of Xi’an Gewei
GOWell Energy Technologies LLC*	Subsidiary of Xi’an Gewei

____________

*        Entity dissolved as of February 4, 2025.

Intercompany Commission (Management) Agreement

Xi’an Gewei and certain of its affiliates, including GOWell Technology Singapore PTE. Ltd., GOWell International, LLC, GOWell Oilfield Technology Canada Ltd., and GOWell Oilfield Technology FZE (UAE) (each an “Commission Agreement Affiliate”), are parties to an Intercompany Commission (Management) Agreement (the “Commission Agreement”) dated January 1, 2025. Under the Commission Agreement, Xi’an Gewei retains the Commission Agreement Affiliates to provide sales, rental, and ancillary services to the subsidiaries of Xi’an Gewei’s customers outside of China. In exchange for such services, Xi’an Gewei pays the Commission Agreement Affiliates a commission equal to 20% of any invoice submitted by Xi’an Gewei’s customers for services that are performed by the Commission Agreement Affiliate outside of China. The Commission Agreement has a one-year term and automatically renews for additional one-year periods unless either party provides 30 days’ prior written notice. The Commission Agreement may not be assigned without the prior written consent of the other parties and may be amended only by a written instrument signed by each party. The Commission Agreement terminates automatically if Xi’an Gewei ceases to be a member of the corporate group to which the Commission Agreement Affiliates belong. The governing law of the Commission Agreement is the State of Texas.

Intercompany Management Agreement

GOWell International, LLC and certain of its affiliates, including GOWell Oilfield Technology FZE and GOWell Oilfield Technology Canada Ltd. (each an “Management Agreement Affiliate”) are parties to an Intercompany Management Agreement dated April 1, 2024 (the “Management Agreement”). Under the Management Agreement, GOWell International, LLC provides management and administrative services to the Management Agreement Affiliates (the “Management Services”). Each Management Agreement Affiliate of the Company pays GOWell International, LLC a management fee equal to 6% of such affiliate’s revenues, representing an intercompany charge intended to reflect arm’s-length terms. GOWell International, LLC is not liable for indirect, consequential, or punitive damages arising out of the provision of the Management Services. GOWell International, LLC and the Management Agreement Affiliates must provide reasonable cooperation to enable performance under the Management Agreement. The Management Agreement automatically renews annually unless terminated with 30 days’ prior written notice. Assignments are prohibited without prior written consent. The governing law of the Management Agreement is the State of Texas.

GOWell has historically extended interest-free loans and advances to affiliates and related parties. During the years ended December 31, 2024 and 2023, the Company entered into a series of related party transactions with its subsidiaries and affiliated entities, including Xi’an Gewei, GOWell Wireline Technology de México S de RL de CV, GOWell Energy Technologies LLC, and GOWell Energy Solutions Inc., consisting primarily of (1) the sale and purchase of logging equipment and spare parts, (2) the provision of interpretation and other services, (3) equipment leasing arrangements, (4) advances made on behalf of related parties, (5) loan repayments, (6) net settlement arrangements, and (7) dividends to shareholders. As of the date hereof, there is an outstanding balance with only Xi’an Offshore Petroleum Equipment Technology Co, Ltd and Xi’an Gewei.

As of December 31, 2025, the Company had outstanding trade payables and other balances of $4,490,175 with its related parties arising from ordinary-course transactions and historical financing arrangements. The related parties for the period included: (1) Xi’an Gewei, and (2) Xi’an Offshore Petroleum Equipment Technology Co, Ltd.

As of September 30, 2025, the Company had outstanding trade payables and other balances of $13,491,087 with its related parties arising from ordinary-course transactions and historical financing arrangements. The related parties for the period ended September 30, 2025, included (1) Xi’an Gewei (2) Xi’an Offshore Petroleum Equipment Technology Co, Ltd, and (3) Hegro Well PTE. Ltd.

As of December 31, 2024 and 2023, the Company had outstanding trade payables and other balances of $8,170,337 and $12,434,096, respectively, with its related parties arising from ordinary-course transactions and historical financing arrangements. The related parties for the periods ended December 31, 2024 and 2023 included (1) Xi’an Gewei and (2) Xi’an Offshore Petroleum Equipment Technology Co, Ltd.

The Company also had current amounts due to Xi’an Offshore Petroleum Equipment Technology Co, Ltd, a related party of the Company of $4,104,133 as of December 31, 2025, representing no change as compared to each of September 30, 2025, December 31, 2024, or December 31, 2023, for an unsecured, interest-free loan that is repayable on demand.

The Company also maintained non-current amounts due to related parties consisting of an interest-free loan from Xi’an Gewei, which amounted to $438,042 as of December 31, 2025, compared to $4,570,567, $4,228,135 and $8,870,086 as of September 30, 2025, December 31, 2024 and 2023, respectively. This loan was originally expected to mature in December 2026 but remains subject to early repayment depending on the Company’s liquidity position.

During the nine months ended September 30, 2025, and the years ended December 31, 2024 and 2023, the Company entered into routine net settlement agreements with Xi’an Gewei, GOWell Wireline Technology de México S de RL de CV, and GOWell Energy Technologies LLC, pursuant to which intercompany receivables due from these related parties were offset against amounts payable by the Company to Xi’an Gewei. For the nine months ended September 30, 2025 and 2024, the amount of net settlement of related parties balances was $1,789,843 and $1,079,160, respectively. The net amounts settled under these arrangements totaled approximately $1,796,080 for the year ended 2024, and $343,229 for the year ended 2023.

In the nine-month period ended September 30, 2025, the Company paid a one-tier tax-exempt interim dividend of $5,000,000 to Hegro Well PTE. Ltd., a shareholder of the Company.

Employment Agreements and Indemnification Agreements

See “Management of PubCo after the Business Combination.”

The Incentive Plan

See “Proposal No. 4 — The Incentive Plan Proposal.”

SPAC

Founder Shares

On June 1, 2024, the Prior Sponsor paid $25,000, or approximately $0.003 per share, to cover certain of our offering and formation costs in exchange for 8,050,000 Founder Shares. On December 19, 2024, the Prior Sponsor forfeited an aggregate of 5,031,250 Founder Shares for no consideration, resulting in there being an aggregate of 3,018,750 Founder Shares outstanding, with up to 393,750 Founder Shares subject to surrender and forfeiture depending on the extent to which the Representatives’ over-allotment option is exercised. On February 14, 2025, simultaneously with the closing of the IPO, the Representatives fully exercised their over-allotment option, and accordingly, the 393,750 Founder Shares are no longer subject to surrender and forfeiture. The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 8,625,000 SPAC Class A Shares if the Representatives’ over-allotment option was exercised in full, and therefore that such Founder Shares would represent approximately 26% of the issued and outstanding SPAC Ordinary Shares after the IPO.

On September 9, 2025, the Prior Sponsor entered into the Securities Transfer Agreement with the New Sponsor, pursuant to which the Prior Sponsor agreed to sell, and the New Sponsor agreed to purchase, an aggregate of 990,000 Founder Shares. Simultaneously with the sale by the Prior Sponsor of such Founder Shares, the Prior Sponsor converted the 2,028,750 Founder Shares retained by it on a one-for-one basis into SPAC Class A Shares.

Pursuant to the Amended & Restated Letter Agreement, each of the Sponsors, and directors and officers of the SPAC have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares or SPAC Class A Shares issuable upon conversion thereof until the earliest of (i) one year after the completion of a business combination or earlier if, subsequent to a business combination, the closing price of the SPAC Class A Shares (or shares of common equity of the combined company) equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any consecutive 30-trading day period commencing at least 150 days after the business combination and (ii) subsequent to a business combination, the date on which the SPAC consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the SPAC Shareholders having the right to exchange their SPAC Class A Shares for cash, securities or other property. Upon the Closing of the Business Combination, such lock-up will be superseded and replaced by the General Lock-Up Period included in the Lock-Up Agreement. See “Ancillary Documents — Sponsor Lock-Up Agreement.”

Private Placement of Units

Simultaneously with the closing of the IPO, the Prior Sponsor and the Representatives purchased 265,625 Units in a private placement at a price of $10.00 per unit, or $2,656,250 in the aggregate.

The Private Placement Units purchased in the private placement may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until thirty (30) days after the completion of a business combination. Upon the Closing of the Business Combination, such lock-up will be superseded and replaced by the Private Placement Lock-Up Period included in the Lock-Up Agreement. See “Ancillary Document — Company Lock-Up Agreement.”

Working Capital Loans

On February 12, 2025, the SPAC issued the Sponsor Loan in the form of an unsecured non-convertible Promissory Note to the Prior Sponsor, pursuant to which the SPAC borrowed an aggregate principal amount of $500,000. On September 9, 2025, in connection with the Sponsor Transaction, pursuant to the Securities Transfer Agreement, the Prior Sponsor assigned its rights and obligations under the Sponsor Loan to the New Sponsor. On January 7, 2026, we and the New Sponsor entered into an amendment to the Promissory Note, which increased the aggregate principal amount of the Promissory Note to $700,000 to reflect a $200,000 advance made by the New Sponsor to us for working capital. The Promissory Note is non-interest bearing and repayable in cash, with respect to the initial $500,000 Sponsor Loan, only upon the closing of the SPAC’s initial business combination and, with respect to the additional $200,000 loan, upon the earlier of the closing of the SPAC’s initial business combination and its liquidation. The Promissory Note may not be prepaid and no proceeds held in the Trust Account would be used to repay the Promissory Note.

In addition, in order to finance transaction costs in connection with the Business Combination, the New Sponsor or certain of the SPAC’s officers and directors may, but are not obligated to, provide the SPAC with Working Capital Loans. If the SPAC completes the Business Combination, the SPAC would repay any such Working Capital Loans out of the proceeds of the Trust Account released to the SPAC, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Units at a price of $10.00 per unit. Such units would be identical to the Private Placement Units sold in the private placement consummated simultaneously with the IPO. In the event that we do not consummate an initial business combination during the completion window, and we liquidate and wind up, the SPAC may use a portion of proceeds held outside the Trust Account to repay any such Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of the date of this proxy statement/prospectus, SPAC had no outstanding borrowings under Working Capital Loans.

Administrative Services Agreement

The Administrative Services Agreement, dated February 12, 2025, by and between the SPAC and the Prior Sponsor (the “Administrative Services Agreement”), required the SPAC to pay the Prior Sponsor a total of $1,667 per month for office space, utilities and secretarial and administrative services, commencing on February 12, 2025, and extending through the earlier of the consummation of the SPAC’s initial business combination and the SPAC’s liquidation. On September 9, 2025, the SPAC and the Prior Sponsor entered into the termination agreement (the “Termination Agreement”), pursuant to which the SPAC terminated the Administrative Services Agreement, and the Prior Sponsor forgave and fully discharged all outstanding fees thereunder.

Sponsor Indemnification Agreement

On September 9, 2025, in connection with the Sponsor Transaction, the SPAC and the New Sponsor entered into the Sponsor Indemnification Agreement, pursuant to which the SPAC will indemnify, exonerate and hold harmless the New Sponsor and its shareholders, members, directors, managers, officers, control persons, affiliates, agents, advisors, consultants and representatives (each, an “Indemnified Person”) from and against any and all claims, losses, liabilities, obligations, judgments, settlements, fees, costs, expenses, and the like, arising out of or relating to any pending or threatened claim, action, suit, proceeding, or investigation against any of them or in which any of them may be a participant or may otherwise be involved (including as a witness) that arise out of or relates to the SPAC’s operations or conduct of its business, the SPAC’s initial business combination, the New Sponsor’s ownership of equity interests of the SPAC, and/or any claim against an Indemnified Person alleging any expressed or implied management, control or endorsement of any activities of the SPAC, or any express or implied association with the SPAC or any of its affiliates. The Indemnification Agreement will not however apply to claims arising primarily out of (a) any breach by such Indemnified Person of any other agreement between such Indemnified Person and the SPAC, or (b) the willful misconduct, gross negligence or bad faith of such Indemnified Person.

PubCo Management Team Payments

In connection with the Business Combination Agreement, New Sponsor is negotiating on behalf of certain of SPAC’s officers and directors to enter into consulting agreements with PubCo, pursuant to which those certain persons will provide consulting services to PubCo, and pursuant to the Business Combination Agreement, prior to the Second Merger Effective Time, GOWell will issue an aggregate of 4,481,250 Company Restricted Shares to such persons as consideration for services rendered to PubCo. Such shares are expected to be allocated as follows: 3,315,938 shares to Michael Blitzer, the Chairman and Chief Executive Officer of SPAC, 1,105,312 shares to Kevin Shannon, Chief Operating Officer of SPAC, and 20,000 shares to each of William Denkin, Steven Tannenbaum and Carolyn Trabuco, independent directors of SPAC. At the Second Merger Effective Time, each outstanding Company Restricted Share will be converted into one PubCo Restricted Share. The PubCo Restricted Shares will vest 90 days after the Closing, subject to continued service, and will not be subject to further lock-up.

Additionally, after the Closing, the SPAC’s directors or members of our management team who are engaged or employed by PubCo may be paid further consulting or management fees from PubCo.

We have not established any limit on the amount of such fees that may be paid by PubCo to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the Business Combination, because the PubCo Board will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the SPAC Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the SPAC Board.

Agreements Related to the Business Combination

The SPAC Holders’ Support Agreement

In connection with the execution of the Business Combination Agreement, on October 13, 2025, the SPAC entered into a support agreement with the Sponsors and Representatives. Pursuant to the SPAC Holders’ Support Agreement, each of the Prior Sponsor, New Sponsor, Cohen, and Seaport, agreed to, among other things, (a) vote any SPAC

Ordinary Shares held by such Sponsor or Representative, as applicable, in favor of the Shareholder Approval Matters at any meeting of the SPAC Shareholders to be called for approval of the Transactions (b) waive its anti-dilution rights under SPAC Articles, (c) waive its dissenter rights under Section 238 of the Cayman Companies Act and any other similar statute, (d) be bound by certain other covenants and agreements related to the Transactions, including, among other things, to not exercise their redemption rights with respect to any SPAC Ordinary Shares held by them, to not modify or amend any contract between the applicable Sponsor or Representative and the SPAC and take all actions as reasonably necessary to consummate the Transactions, and (e) be bound by certain transfer restrictions with respect to the securities owned by such Sponsor or Representative, as applicable, in each case, on the terms and subject to the conditions set forth in the SPAC Holders’ Support Agreement. The SPAC Holders’ Support Agreement also provides that each of the Sponsors and Representatives has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any Sponsor Subject Securities they may hold. The SPAC Holders’ Support Agreement expires upon the earlier of the First Merger Effective Time and the termination of the Business Combination Agreement.

Signing PIPE Subscription Agreement

In connection with the transactions contemplated by the Business Combination Agreement, GOWell entered into the Signing PIPE Subscription Agreement with the New Sponsor, pursuant to which the New Sponsor agreed to purchase approximately $20 million of Company Preferred Shares and Company Warrants, which transactions were consummated concurrently with the execution of the Business Combination Agreement.

Lock-Up Agreement

In connection with the Closing, the Sponsors and Representatives will enter into the SPAC Lock-Up Agreement, providing that each of the Sponsors, Representatives and Insiders will not, subject to certain customary exceptions, transfer (i) the General Lock-Up Securities during the General Lock-Up Period or (ii) the Private Placement Lock-Up Securities during the Private Placement Lock-Up Agreement.

The New Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, PubCo, the GOWell Shareholder, the Sponsors, SPAC, the PIPE Investors, and the other parties signatory thereto will enter into the New Registration Rights Agreement, pursuant to which PubCo will, from time to time, register for resale the Registrable Securities. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file a Shelf Registration Statement registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the New Sponsor and (z) affiliates of the New Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the tenth (10th) anniversary of the date of the New Registration Rights Agreement, the date as of which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. For more information, see “Ancillary Documents — New Registration Rights Agreement.”

Policies and Procedures for Related Persons Transactions

PubCo

At the closing of the Business Combination, PubCo will adopt a related party transaction approval policy and PubCo’s audit committee will be responsible for the review, consideration and approval or ratification of related party transactions. A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which PubCo was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of PubCo’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) PubCo’s directors, nominees for director or officers or any person who has served in such roles since the beginning of the most recent fiscal year, even if he or she does not currently serve in that role; (ii) any record or beneficial owner of more than 5% of any class of PubCo’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. It is also anticipated that PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

GOWell

GOWell has not adopted a formal policy regarding the approval of transactions with related parties. To date, all disclosable transactions with related parties have been approved by the directors who are not interested in such transactions, or by interested directors who have duly declared their interests in such transactions, in accordance with the Company’s memorandum and articles of association and applicable Cayman Islands law.

SPAC

The audit committee of the SPAC Board has adopted a policy setting forth the policies and procedures for its review and approval or ratification of transactions with related parties. A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the SPAC was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the SPAC’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) the SPAC’s directors, nominees for director or officers or any person who has served in such roles since the beginning of the most recent fiscal year, even if he or she does not currently serve in that role; (ii) any record or beneficial owner of more than 5% of any class of the SPAC’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes the SPAC’s code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the SPAC and its shareholders and (v) if the related party is a director or an immediate family member of a director, the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, the SPAC’s may consummate related party transactions only if the SPAC’s audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

BENEFICIAL OWNERSHIP OF PUBCO

The following table sets forth information regarding (i) the actual beneficial ownership of SPAC Ordinary Shares as of March 19, 2026, (ii) the actual beneficial ownership of Company Ordinary Shares and Company Preferred Shares as of March 19, 2026, and (ii) expected beneficial ownership of PubCo Ordinary Shares immediately following the Business Combination and Proposed PIPE Investment, assuming that no SPAC Ordinary Shares are redeemed, and alternatively the maximum number of SPAC Ordinary Shares are redeemed, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding PubCo Ordinary Shares immediately after the Closing;

•        each person who will become an executive officer or director of PubCo immediately after the Closing; and

•        all current executive officers and directors of SPAC, as a group, all current executive officers and directors of GOWell, as a group, and all executive officers and directors of PubCo immediately after the Closing, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Beneficial ownership of SPAC Ordinary Shares pre-Business Combination is based on 10,919,375 SPAC Class A Shares and 990,000 SPAC Class B Shares outstanding as of March 19, 2026.

Beneficial ownership of GOWell pre-Business Combination is based on 30,000,000 Company Ordinary Shares outstanding as of March 20, 2026.

The expected beneficial ownership of PubCo Ordinary Shares post-Business Combination is based on 47,210,376 PubCo Ordinary Shares issued and outstanding, assuming No Redemptions and 38,585,377 PubCo Ordinary Shares issued and outstanding, assuming Maximum Redemptions (as more fully described under “Unaudited Pro Forma Condensed Combined Financial Information” herein). If the actual facts are different than these assumptions, the numbers in the below table will be different.

Unless otherwise indicated, PubCo believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To PubCo’s knowledge, no PubCo Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Name and Address of Beneficial Owner(1)	Pre-Business Combination				Post-Business Combination
					Assuming No Redemptions		Assuming Maximum Redemptions
	Number of SPAC Ordinary Shares	% of SPAC Ordinary Shares	Number of GOWell Ordinary Shares	% of GOWell Ordinary Shares	Number of PubCo Ordinary Shares	% of PubCo Ordinary Shares	Number of PubCo Ordinary Shares	% of PubCo Ordinary Shares
Executive Officers and Directors of SPAC
Michael Blitzer(2)	—	—%	—	—%	3,315,938	7.0%	3,35,938	8.6%
Kevin Shannon(3)	—	—%	—	—%	1,105,312	2.3%	1,105,312	2.9%
Zikang Wu	—	—%	—	—%	—	—%	—	—%
William Denkin(4)	—	—%	—	—%	20,000	*	20,000	*
Steven Tannenbaum(4)	—	—%	—	—%	20,000	*	20,000	*
Carolyn Trabuco(4)	—	—%	—	—%	20,000	*	20,000	*
All Executive Officers and Directors of SPAC as a Group (6 persons)	—	—%	—	—%	4,481,250	9.5%	4,481,250	11.6%

Executive Officers and Directors of GOWell
Guillaume Borrel	—	—%	—	—%	—	—%	—	—%
Adrian Mendoza	—	—%	—	—%	—	—%	—	—%
Mike Reed	—	—%	—	—%	—	—%	—	—%
Kevin Colby	—	—%	—	—%	—	—%	—	—%
Sébastien Roche	—	—%	—	—%	—	—%	—	—%
Xi Zhang(5)			30,000,000	100.0%	29,041,626	61.5%	29,041,626	75.3%
Wenhua Liu(5)			30,000,000	100.0%	29,041,626	61.5%	29,041,626	75.3%
All Executive Officers and Directors of GOWell as a Group (7 persons)			30,000,000	100.0%	29,041,626	61.5%	29,041,626	75.3%

5% and Greater Shareholders of GOWell
Hegro Well Pte. Ltd.(5)			30,000,000	100.0%	29,041,626	61.5%	29,041,626	75.3%
Inflection Point Fund I, LP(6)		8.3%	3,080,849	9.3%	4,070,849	8.1%	4,070,849	9.8%

Executive Officers and Directors of PubCo
Guillaume Borrel	—	—%	—	—%	—	—%	—	—%
Adrian Mendoza	—	—%	—	—%	—	—%	—	—%
Mike Reed	—	—%	—	—%	—	—%	—	—%
Kevin Colby	—	—%	—	—%	—	—%	—	—%
Sébastien Roche	—	—%	—	—%	—	—%	—	—%
Xi Zhang(7)	—	—%	30,000,000	100.0%	29,041,626	61.5%	29,041,626	75.3%
Wenhua Liu(7)	—	—%	30,000,000	100.0%	29,041,626	61.5%	29,041,626	75.3%
Kevin Shannon	—	—%	—	—%	1,105,313	2.3%	1,105,313	2.9%
Anna Jones	—	—%	—	—%	—	—%	—	—%
Wendy Hayes	—	—%	—	—%	—	—%	—	—%
Imran Kizilbash	—	—%	—	—%	—	—%	—	—%
All Executive Officers and Directors of PubCo as a Group (11 persons)	—	—	30,000,000	100.0%	30,146,939	63.9%	30,146,939	78.1%

5% and Greater Shareholders
Hegro Well Pte. Ltd.(7)	—	—	300,000,000	100.0%	29,041,626	61.5%	29,041,626	75.3%
Alyeska Master Fund, L.P.(8)	—	—	—	—%	5,180,000	9.9%	4,235,000	9.9%
Inflection Point Fund I, LP(6)	990,000	8.3%	3,080,849	9.3%	4,070,849	8.1%	4,070,849	9.8%
Maywood Sponsor, LLC(9)	2,153,750	18.1%	—	—%	2,153,750	4.6%	2,153,750	5.6%
W. R. Berkley Corporation(10)	757,946	6.4%	—	—%	757,946	1.6%	—	—%
Linden Capital L.P.(11)	840,772	7.1%	—	—%	840,772	1.8%	—	—%
Karpus Management, Inc.(12)	1,016,543	8.5%	—	—%	1,016,543	2.2%	—	—%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each officer and director of SPAC is 167 Madison Avenue, Suite 205 #1017, New York, NY 10016, and the business address of each officer and director of GOWell is 1 BULIM Lane2, #04-51/54, Singapore 648110.

(2)      Post-Business Combination interests include 3,315,938 PubCo Restricted Shares.

(3)      Post-Business Combination interests consist of 1,105,312 PubCo Restricted Shares.

(4)      Post-Business Combination interests consist of 20,000 PubCo Restricted Shares.

(5)      Represents 30,000,000 Company Ordinary Shares held by Hegro. Hegro is wholly owned by Xi’an Gewei, an entity controlled by Mr. Xi Zhang. As a result, both Mr. Xi Zhang and Mr. Wenhua Liu are deemed to be beneficial owners of the shares held of record by Hegro. The address for Hegro is 190 Middle Road, #15-01, Fortune Centre, Singapore 188979.

(6)      Prior to the Business Combination, SPAC interests shown consist solely of Founder Shares, and GOWell interests consist of the New Sponsor’s $20 million investment in the Signing PIPE Investment. Founder Shares will automatically convert into SPAC Class A Shares and subsequently will automatically convert into PubCo Ordinary Shares at the First Merger Effective Time. Post-Business Combination interests consist of, in both the No Redemptions and Maximum Redemptions Scenarios, on an as-converted basis, 4,070,849 PubCo Ordinary Shares held by New Sponsor, which consists of 990,000 Founder Shares, 2,100,457 PubCo Ordinary Shares upon conversion of 2,440,027 PubCo Preferred Shares received upon exchange of the 2,352,941 Company Preferred Shares purchased in the Signing PIPE Investment (assuming $25,205,480 of Accrued Value which represents the Stated Value plus an assumed 6 months of PIK dividends, and using a Redemption Price of $10.33), and 980,392 PubCo Ordinary Shares upon the cash exercise of the 980,392 PubCo Warrants following their exchange for the Company Warrants purchased in the Signing PIPE Investment. The Earnout Shares are not included because they will not be outstanding as of the Closing of the Business Combination. Inflection Point Fund I LP, the New Sponsor, is the record holder of such shares. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of New Sponsor. Voting and dispositive power over securities beneficially owned by New Sponsor are vested in an investment committee of three members, including Michael Blitzer, the Company’s Chief Executive Officer and Chairman of the Company’s Board, Kevin Shannon, the Company’s Chief Operating Officer, and a third individual who does not have, and has not had during the past three years, any relationship with the Company or any of its predecessors or affiliates. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, none of the individuals is deemed a beneficial owner of the entity’s securities. The business address of the New Sponsor is 1680 Michigan Ave, Suite 700 #1016, Miami Beach, FL 33139.

(7)      Represents the Company Consideration Shares issuable to Hegro in the Business Combination. The Company Consideration Shares are derived by dividing $300,000,000 by the Redemption Price. For illustrative purposes, the Redemption Price is estimated to be $10.33 (representing the per share amount held in the SPAC’s trust account as of November 25, 2025). Accordingly, the number of Company Consideration Shares is estimated to be 29,041,627 PubCo Ordinary Shares. The Earnout Shares are not included because they will not be outstanding as of the Closing of the Business Combination. The address for Hegro Well Pte. Ltd. or Hegro is 190 Middle Road, #15-01, Fortune Centre, Singapore 188979. Hegro is wholly owned by Xi’an Gewei, an entity controlled by Mr. Xi Zhang. Xi Zhang and Wenhua Liu are both beneficial owners of the shares held of record by Hegro.

(8)      Consists of PubCo Ordinary Shares issuable upon the conversion of PubCo Preferred Shares purchased in the Closing PIPE Investment (assuming $58,823,529 of Accrued Value which represents the Stated Value, and using a Redemption Price of $10.33), and PubCo Ordinary Shares issuable upon the cash exercise of PubCo Warrants following their exchange for the Company Warrants purchased in the Closing PIPE Investment. Does not include 2,172,941 PubCo Ordinary Shares in the No Redemptions Scenario and 3,117,941 PubCo Ordinary Shares in the Maximum Redemptions Scenario otherwise issuable to the reporting person due to the reporting person’s election to be subject to a 9.9% beneficial ownership limitation pursuant to the terms of the PubCo A&R Articles.

(9)      Interests shown consist of Retained Shares and SPAC Class A Shares underlying the Private Placement Units. Maywood Sponsor, LLC, the Prior Sponsor, is the record holder of such shares. Maywood Master, LLC is the managing member of the Prior Sponsor. Accordingly, it may be deemed to have or share beneficial ownership of the SPAC Ordinary Shares held directly by the Prior Sponsor. Post-Business Combination interests consist of 2,178,750 PubCo Ordinary Shares (including 25,000 PubCo Ordinary Shares received upon the conversion of the 125,000 SPAC Rights underlying the Private Placement Units). The principal business address for Maywood Sponsor, LLC, and Maywood Master, LLC, is 167 Madison Ave, Suite 205 #1017, New York, NY 10016.

(10)    According to a Schedule 13G filed on November 10, 2025, Pre-Business Combination interests shown are held by W. R. Berkley Corporation, a Delaware company and Berkley Insurance Company, a Delaware company. Post-Business Combination interests consist of (i) in the No Redemptions Scenario, 757,946 PubCo Ordinary Shares held by W. R. Berkley Corporation and Berkley Insurance Company, and (ii) in the Maximum Redemptions Scenario, no PubCo Ordinary Shares held by W. R. Berkley Corporation and Berkley Insurance Company. The address for W. R. Berkley Corporation is 475 Steamboat Road, Greenwich, CT 06830.

(11)   According to Amendment No. 1 to Schedule 13G filed by Linden Capital LP (“Linden Capital”) on February 12, 2026, pre-Business Combination interests consist of SPAC Class A Shares held for the account of Linden Capital and one or more separately managed accounts (the “Managed Accounts”). Linden GP LLC (“Linden GP”) is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the Class A Shares held by Linden Capital. Linden

Advisors LP (“Linden Advisors”) is the investment manager of Linden Capital and trading advisor or investment advisor for the Managed Accounts. Mr. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden Advisors and Mr. Wong may each be deemed to beneficially own the Shares held by Linden Capital and the Managed Accounts. Post-Business Combination interests consist of (i) in the No Redemptions Scenario, 800,000 PubCo Ordinary Shares held by Linden Capital and the Managed Accounts, and (ii) in the Maximum Redemptions Scenario, no PubCo Ordinary Shares held by Linden Capital and the Managed Accounts. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(12)    According to Amendment No. 2 to Schedule 13G filed by Karpus Management, Inc., d/b/a Karpus Investment Management (“Karpus”), on February 13, 2026, interests shown relate to SPAC Class A Shares owned directly by accounts managed by Karpus. Karpus is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Karpus is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. Post-Business Combination interests consist of (i) in the No Redemptions Scenario, 1,030,286 PubCo Ordinary Shares held by Karpus, and (ii) in the Maximum Redemptions Scenario, no PubCo Ordinary Shares held by Karpus. The principal business address of Karpus is 183 Sully’s Trail, Pittsford, NY 14534.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, PubCo will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 47,210,376 PubCo Ordinary Shares issued and outstanding, assuming no SPAC Class A Shares are redeemed in connection with the Business Combination, 7,002,418 PubCo Ordinary Shares that are underlying PubCo Preferred Shares and 3,431,372 PubCo Ordinary Shares underlying PubCo Warrants. All of the PubCo Ordinary Shares issued to holders of Public Shares, Founder Shares, Retained Shares and Private Placement Shares will be freely transferable by persons other than by PubCo “affiliates” without restriction or further registration under the Securities Act, but will be subject to the lock-up agreements described below. The PubCo Ordinary Shares issued to the GOWell Shareholder, the Earnout Shares, and the PubCo Restricted Shares are not being registered in the registration statement of which this proxy statement/prospectus forms a part and therefore must either be registered for resale or sold pursuant to an applicable exemption from registration by the holder thereof. Sales of substantial amounts of PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares.

Lock-Up Agreements

In connection with the Closing, the Sponsors, Representatives, and any Insiders (if applicable) will enter into the SPAC Lock-Up Agreement with PubCo, pursuant to which each of the parties will agree not to transfer any PubCo Ordinary Shares from the Closing Date until, (i) with respect to the General Lock-Up Securities, the earlier of (x) the six (6) months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) with respect to the Private Placement Lock-Up Securities, the earlier of (x) thirty (30) days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Also in connection with the Closing, the GOWell Shareholder will enter into the Company Lock-Up Agreement with PubCo, pursuant to which the GOWell Shareholder will agree not to transfer any PubCo Ordinary Shares it receives in connection with the Business Combination Agreement (together with any GOWell Lock-Up Securities) until the earlier of (x) six (6) months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

We estimate that approximately 32,323,007 PubCo Ordinary Shares will be subject to lock-up pursuant to the Lock-Up Agreements, representing approximately 69% of the PubCo Ordinary Shares expected to be outstanding following the Business Combination, assuming the No Redemptions Scenario.

New Registration Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, PubCo, the GOWell Shareholder, the Sponsors, SPAC, the PIPE Investors, and the other parties signatory thereto will enter into the New Registration Rights Agreement, pursuant to which PubCo will, from time to time, register for resale the Registrable Securities. Pursuant to the New Registration Rights Agreement, among other things, PubCo will agree to file a Shelf Registration Statement registering the sale or resale of all of the Registrable Securities no later than 30 days after the Closing. Additionally, (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) the New Sponsor and (z) affiliates of the New Sponsor may make written demands for registration under the Securities Act of all or part of their Registrable Securities, provided that the Registrable Securities are no longer subject to lock-up and at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC. Pursuant to the New Registration Rights Agreement, PubCo will also provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that PubCo will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The New Registration Rights Agreement will terminate upon the earlier of the tenth (10th) anniversary of the date of the New Registration Rights Agreement, the date as of which no Registrable Securities remain outstanding, and with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

We estimate that an aggregate of approximately 67,238,047 PubCo Ordinary Shares will be subject to registration rights immediately following Closing pursuant to the New Registration Rights Agreement, representing approximately 143% of the PubCo Ordinary Shares expected to be outstanding following the Business Combination, assuming the No Redemptions Scenario.

For more information about the New Registration Rights Agreement and the Lock-Up Agreements, see the section entitled “Ancillary Documents.”

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “— Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a Person who has beneficially owned restricted PubCo Ordinary Shares, or PubCo Preferred Shares or PubCo Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of PubCo at the time of, or at any time during the three months preceding, a sale and (b) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as PubCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted PubCo Ordinary Shares, PubCo Preferred Shares or PubCo Warrants for at least six months but who are affiliates of PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the volume limitations set forth in Rule 144.

Sales by affiliates of PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.

All of the PubCo Ordinary Shares that will be issued and outstanding upon the completion of the Business Combination, other than those PubCo Ordinary Shares registered pursuant to the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned restricted PubCo’s securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo. Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following: (i) 1% of the then outstanding equity shares of the same class which, immediately after the Business Combination assuming the No Redemptions Scenario, will equal 471,543 PubCo Ordinary Shares; or (ii) the average weekly trading volume of the PubCo Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K and

•        at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, SPAC had 10,919,375 SPAC Class A Shares issued and outstanding. Of these shares, 8,625,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of SPAC’s affiliates within the meaning of Rule 144 under the Securities Act. All of the 990,000 SPAC Class B Ordinary Shares held by the New Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

We anticipate that following the consummation of the Business Combination, PubCo will not be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of PubCo Ordinary Shares.

Rule 145

The PubCo Ordinary Shares, PubCo Preferred Shares and PubCo Warrants to be issued to certain persons or entities pursuant to the registration statement of which this proxy statement/prospectus forms a part will be subject to the provisions of Rule 145 under the Securities Act (“Rule 145”). Under Rule 145, a person or entity that is an affiliate of a party to the Business Combination at the time that it is submitted for vote or consent is deemed to be an underwriter in connection with any transaction to publicly offer or sell securities acquired in the Business Combination unless the following conditions are met:

•        the conditions set forth under “Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” are met; and

•        either (i) the sale occurs at least 90 days after the securities were acquired in the Business Combination and the conditions applicable to resales under Rule 144(b)(2), other than the notice requirement, are satisfied or (ii) for a person who is not an affiliate of PubCo on the date of sale (and has not been an affiliate of PubCo within three months prior to the date of sale), either (A) at least one year has elapsed since the securities were acquired in the Business Combination or (B) if PubCo satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the securities were acquired in the Business Combination.

Securities subject to Rule 145 may be resold pursuant to a registration statement registering their resale.

PRICE RANGE OF SECURITIES AND DIVIDENDS

SPAC

Price Range of SPAC Securities

The SPAC Class A Shares, SPAC Rights and the SPAC Units are listed on the Nasdaq Stock Market LLC under the symbols “IPEXU”, “IPEX”, and “IPEXR”, respectively.

On October 10, 2025, the last trading date prior to the public announcement of the Business Combination, SPAC Units, SPAC Class A Shares and SPAC Rights closed at $10.65, $10.36 and $0.72, respectively. As of March 19, 2026, the last practicable trading day prior to the date of this proxy statement/prospectus, the closing price for the SPAC Units, SPAC Class A Shares and SPAC Rights was $10.61, $10.37 and $0.49 respectively. As of             , 2026, the Record Date for the EGM, the closing price of the SPAC Units, SPAC Class A Shares, and SPAC Rights was $            , $             and $            , respectively.

Holders

As of             , 2026, the Record Date for the EGM, there were              holders of record of SPAC Class A Shares,              holders of record of SPAC Rights and              holders of record of SPAC Units. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose SPAC Class A Shares, SPAC Rights and SPAC Units are held of record by banks, brokers and other financial institutions.

Dividend Policy

SPAC has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination.

GOWell

Price Range of GOWell Securities and Dividends

Historical market price information regarding GOWell is not applicable because, as of the date of this proxy statement/prospectus, there is no public market for GOWell’s securities.

PubCo

Price Range of PubCo Securities

Historical market price information regarding PubCo securities is not provided because, as of the date of this proxy statement/prospectus, there is no public market for PubCo’s securities.

Dividend Policy

PubCo has not paid any cash dividends on the PubCo Ordinary Shares to date.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the SPAC Board, any committee chairperson or the non-management directors as a group by writing to the SPAC Board or committee chairperson in care of Michael Blitzer, Chairman and Chief Executive Officer, Inflection Point Acquisition Corp. V, 167 Madison Ave, Suite 205 #1017, New York, NY 10016. Following the Closing, such communications should be sent to PubCo at 5050 Westway Park Blvd, Ste. 100, Houston, TX 77041, Attention: Kevin Colby. Each communication will be forwarded, depending on the subject matter, to the board of directors of PubCo the appropriate committee chairperson or all non-management directors.

APPRAISAL RIGHTS

Under the Cayman Companies Act, save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from a merger or consolidation is entitled to payment of the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which they might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. No such dissent rights shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed under the Cayman Companies Act for written notice of an election to dissent.

However, regardless of whether such rights are or are not available, the Public Shareholders are still entitled to exercise the rights of redemption in respect to their Public Shares as detailed in this proxy statement/prospectus, and the redemption proceeds payable to Public Shareholders who exercise such redemption rights will represent the fair value of those shares. Any Public Shareholder who elects to exercise appraisal rights under Section 238 of Cayman Companies Act will lose their right to have their Public Shares redeemed in accordance with the SPAC Articles. The certainty provided by the redemption process may be preferable for Public Shareholders wishing to exchange their Public Shares for cash.

LEGAL MATTERS

The validity of the PubCo Ordinary Shares and PubCo Preferred Shares offered by this proxy statement/prospectus and other matters relating to Cayman Islands law will be passed upon for PubCo by Ogier (Cayman) LLP. The validity of the PubCo Warrants offered by this proxy statement/prospectus will be passed upon for PubCo by Hunter Taubman Fischer & Li LLC.

EXPERTS

The audited financial statements of SPAC as of December 31, 2024 and for the period from May 31, 2024 (inception) through December 31, 2024, and the audited balance sheet of SPAC as of February 14, 2025, each included in this proxy statement/prospectus, which forms a part of this Registration Statement, have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of GOWell Technology Limited as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, included in this Registration Statement/Proxy Statement, have been audited by Marcum Asia CPAs LLP, as set forth in their report thereon (which contains an explanatory paragraph relating to restatement of previously issued financial statements as described in Note 2.21 to the financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The financial statements of GOWell Energy Technology for the period from October 8, 2025 (inception) to October 8, 2025, included in this Registration Statement/Proxy Statement, have been audited by Marcum Asia CPAs LLP, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of GOWell Energy Technology to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

HOUSEHOLDING INFORMATION

Unless SPAC has received contrary instructions, SPAC may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if SPAC believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce SPAC’s expenses. However, if shareholders prefer to receive multiple sets of SPAC’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of SPAC’s disclosure documents, the shareholders should follow these instructions:

•        if the shares are registered in the name of the shareholder, the shareholder should contact SPAC at the following address:

Inflection Point Acquisition Corp. V
167 Madison Ave Suite 205 #1017
New York, NY 10016

•        if a broker, bank or nominee holds the shares, the shareholder should contact the broker, bank or nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

PubCo has filed a Registration Statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. PubCo public filings are also available to the public from the SEC’s website at www.sec.gov.

SPAC files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. SPAC’s public filings are also available to the public from the SEC’s website at www.sec.gov.

As a foreign private issuer, PubCo is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Effective March 18, 2026, the executive officers and directors of PubCo will be required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. The principal shareholders of PubCo who are neither its officers nor directors, however, will remain exempt from Section 16(a) reporting requirements. In addition, PubCo will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or SPAC’s filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the EGM, you should contact SPAC at the following address and telephone number:

167 Madison Ave, Suite 205 #1017
New York, NY 10016
Telephone: 212-476-6908
Attention: Michael Blitzer, Chairman and Chief Executive Officer

or email us at info@inflectionpointacquisition.com

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from SPAC’s proxy solicitation agent at the following address and telephone number:

Tel:         (toll-free) or
             (banks and brokers can call collect)
Email:

Any of the documents you request will be available without charge. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a SPAC Shareholder and would like to request documents, please do so by             , 2026, or five business days prior to the EGM, in order to receive them before the EGM. if you request any documents from SPAC, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of PubCo in addition to being a proxy statement of SPAC for the EGM. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to SPAC has been supplied by SPAC, and all such information relating to GOWell has been supplied by GOWell. information provided by either SPAC or GOWell does not constitute any representation, estimate or projection of any other party. this document is a proxy statement of SPAC for the EGM. SPAC has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including SPAC, that is different from, or in addition to, that contained in this proxy statement/prospectus. therefore, if anyone does give you information of this sort, you should not rely on it. the information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.)
Report of Bush & Associates CPA LLC, Independent Registered Public Accounting Firm (PCAOB ID: 6797)	F-2
Consolidated Balance Sheets as of December 31, 2025 and December 31, 2024	F-3
Consolidated Statements of Operations for the year ended December 31, 2025 and for the period from May 31, 2024 (Inception) through December 31, 2024	F-4
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2025 and for the period from May 31, 2024 (Inception) through December 31, 2024	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2025 and for the period from May 31, 2024 (Inception) through December 31, 2024	F-6
Notes to Consolidated Financial Statements	F-7

Audited Financial Statements of GOWell Technology Limited
Report of Marcum Asia CPAs LLP, Independent Registered Public Accounting Firm (PCAOB ID: 5395)	F-20
Consolidated Statements of Financial Position as of December 31, 2024 and 2023	F-21
Consolidated Statements of Profit or Loss and Other Comprehensive Income for the Years Ended December 31, 2024 and 2023	F-22
Consolidated Statements of Changes in Equity for the Years Ended December 31, 2024 and 2023	F-23
Consolidated Statements of Cash Flows for the Years Ended December 31, 2024 and 2023	F-24
Notes to the Consolidated Financial Statements	F-26

Unaudited Financial Statements of GOWell Technology Limited
Unaudited Condensed Consolidated Statements of Financial Position as of September 30, 2025 and December 31, 2024	F-65
Unaudited Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income for the Nine Months Ended September 30, 2025 and 2024	F-66
Unaudited Condensed Consolidated Statements of Changes in Equity for the Nine Months Ended September 30, 2025 and 2024	F-67
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2025 and 2024	F-68
Notes to the Unaudited Condensed Consolidated Financial Statements	F-70

Audited Financial Statements of GOWell Energy Technology
Report of Independent Registered Public Accounting Firm (Marcum Asia CPAs LLP, PCAOB ID 5395)	F-89
Statement of Financial Position as of October 8, 2025	F-90
Statement of Profit or Loss from October 8, 2025 (inception) through October 8, 2025	F-91
Statement of Equity as of October 8, 2025	F-92
Statement of Cash Flows from October 8, 2025 (inception) through October 8, 2025	F-93
Notes to Financial Statements	F-94

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Inflection Point Acquisition Corp. V

OPINION ON THE CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated balance sheets of Inflection Point Acquisition Corp. V (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, shareholders’(deficit) equity and cash flows for the year ended December 31, 2025, and for the period from May 31, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from May 31, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

SUBSTANTIAL DOUBT ABOUT THE COMPANY’S ABILITY TO CONTINUE AS GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 1 to the consolidated financial statements, as of December 31, 2025, the Company had $25,745 in its operating bank account and a working capital deficit of $2,079,709, and the Company has incurred and expects to continue to incur significant costs in pursuit of a business combination. The Company is required to consummate a business combination by August 14, 2026, or else liquidate and dissolve. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Management’s plans regarding these matters, including its intention to consummate the proposed GOWell Business Combination prior to August 14, 2026, are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINION

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

CRITICAL AUDIT MATTERS

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Las Vegas, Nevada
March 23, 2026

PCAOB ID Number 6797

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
Assets
Cash	$25,745	$—
Prepaid expenses	163,017	—
Deferred offering costs associated with initial public offering	—	131,602
Total current assets	188,762	131,602
Marketable securities held in trust account	89,339,290	—
Total Assets	$89,528,052	$131,602

Liabilities, Ordinary Shares subject to possible redemption, and Shareholders’ (Deficit) Equity
Accounts payable and accrued expenses	$2,268,470	$3,124
Due to related party	—	111,190
Total current liabilities	2,268,470	114,314

Deferred underwriting fee	3,450,000	—
Sponsor Loan Payable	500,000	—
Total non-current liabilities	3,950,000	—
Total Liabilities	6,218,470	114,314

Commitment and Contingencies (Note 7)
Temporary equity – Class A ordinary shares subject to possible redemption
Class A ordinary shares, $0.0001 par value; 8,625,000 shares subject to possible redemption at $10.36 per share as of December 31, 2025 (zero as of December 31, 2024)	89,339,290	—

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,294,375 shares issued and outstanding (excluding 8,625,000 shares subject to possible redemption) as of December 31, 2025 and zero shares issued and outstanding as of December 31, 2024	230	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 990,000 shares issued and outstanding(1)	99	302
Additional paid-in capital	—	24,698
Accumulated deficit	(6,030,037)	(7,712)
Total Shareholders’ (Deficit) Equity	(6,029,708)	17,288
Total Liabilities, Ordinary Shares subject to possible redemption, and Shareholders’ (Deficit) Equity	$89,528,052	$131,602

____________

(1)      Includes up to 393,750 Class B ordinary shares that were subject to forfeiture until the over-allotment option was exercised in full by the underwriters (Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from May 31, 2024 (inception) to December 31, 2024
Formation and operating costs	$2,717,289	$7,681
General and administrative expenses	—	31
Loss from Operations	(2,717,289)	(7,712)
Other Income:
Forgiveness of debt	12,502	—
Interest earned on marketable securities held in trust account	3,089,290	—
Interest Income	12,369	—
Total other income	3,114,161	—
Net Income (loss)	$396,872	$(7,712)

Weighted average shares outstanding of Class A redeemable ordinary shares	7,561,644	—
Basic and diluted net income per share, Class A redeemable ordinary shares	$0.04	$—
Weighted average shares outstanding of Class A non-redeemable ordinary shares	860,955	—
Basic and diluted net income per share, Class A non-redeemable ordinary shares	$0.04	$—
Weighted average shares outstanding of Class B non-redeemable ordinary shares(1)	2,385,113	2,625,000
Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.04	$(0.00)

____________

(1)      Includes up to 393,750 Class B ordinary shares that were subject to forfeiture until the over-allotment option was exercised in full by the underwriters (Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2025
AND
THE PERIOD FROM MAY 31, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – May 31, 2024 (Inception)	—	—	—	$—	$—	$—	$—
Founder shares issued to initial shareholder(1)	—	—	8,050,000	805	24,195	—	25,000
Cancellation of founder shares during the year	—	—	(5,031,250)	(503)	503	—	—
Net loss	—	—			—	(7,712)	(7,712)
Balance – December 31, 2024	—	—	3,018,750	302	24,698	(7,712)	17,288
Sale of private placement units	265,625	27	—	—	2,656,223	—	2,656,250
Conversion of Class B shares to Class A	2,028,750	203	(2,028,750)	(203)	—	—	—
Fair value of rights included in public units	—	—	—	—	7,848,750	—	7,848,750
Allocated value of offering costs to ordinary shares	—	—	—	—	(547,364)	—	(547,364)
Remeasurement of ordinary shares subject to possible redemption	—	—	—	—	(9,982,307)	(3,334,063)	(13,316,370)
Subsequent measurement of ordinary shares subject to possible redemption	—	—	—	—	—	(417,209)	(417,209)
Adjustment in allocated value of offering costs to ordinary shares	—	—	—	—	—	4,156	4,156
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(2,672,081)	(2,672,081)
Net Income	—	—	—	—	—	396,872	396,872
Balance – December 31, 2025	2,294,375	$230	990,000	$99	$—	$(6,030,037)	$(6,029,708)

____________

(1)      Includes an aggregate of up to 393,750 Class B shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the period from May 31, 2024 (inception) through December 31, 2024
Cash Flows from Operating Activities:
Net income (loss)	$396,872	$(7,712)
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on marketable securities held in Trust Account	(3,089,290)	—
Changes in operating assets and liabilities:
Prepaid Expenses	(163,017)	—
Accounts payable and accrued expenses	2,265,347	3,124
Related party payable	(111,190)	111,190
Net cash used in operating activities	(701,278)	106,602

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(86,250,000)	—
Net cash used in investing activities	(86,250,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of founder shares	—	25,000
Deferred offering costs associated with proposed public offering	—	(131,602)
Proceeds received from the initial public offering, gross	86,250,000	—
Proceeds received from private placement	2,656,250	—
Proceeds from Sponsor Loan	500,000	—
Offering costs paid	(2,429,227)	—
Net cash provided by financing activities	86,977,023	(106,602)

Net increase in cash	25,745	—
Cash – beginning of the period	—	—
Cash – ending of the period	$25,745	$—

Supplemental disclosure of noncash investing and financing activities:
Payment of deferred offering costs included in Related party payable balance	$131,602	$—
Proceeds allocated to public rights	$7,848,750	$—
Allocation of offering costs to ordinary shares subject to redemption	$5,467,622	$—
Remeasurement adjustment on ordinary shares subject to possible redemption	$13,316,372	$—
Subsequent measurement of ordinary shares subject to possible redemption	$2,235,688	$—
Deferred underwriting commissions	$3,450,000	$—
Reclassification of value for Class A ordinary shares	$86,250,000	$—
Conversion of Class B shares to Class A shares	$203	$—

The accompanying notes are an integral part of these consolidated financial statements.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Inflection Point Acquisition Corp. V (f/k/a Maywood Acquisition Corp., the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on May 31, 2024. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “business combination”).

The Company became effective on February 12, 2025. On February 14, 2025, the Company consummated its initial public offering of 7,500,000 units (“Units”), generating gross proceeds of $75,000,000, which is described in Note 4. Each Unit consists of one Class A ordinary share (the “Public Shares”) and one right to receive one-fifth (1/5) of one Class A ordinary share upon the consummation of an initial business combination (the “Public Rights”). Additionally, on February 14, 2025, the underwriters fully exercised their over-allotment option, purchasing an additional 1,125,000 Units, generating additional gross proceeds of $11,250,000. As a result, the total gross proceeds from the IPO and over-allotment reached $86,250,000. Simultaneously with the closing of the IPO and over-allotment, the Company completed the sale of 265,625 Units (the “Private Placement Units”, and such sale, the “Private Placement”) at a price of $10.00 per Private Placement Unit in a private placement to Maywood Sponsor, LLC (the “Prior Sponsor”) and the representatives of the underwriters. Each Private Placement Unit consists of one Class A ordinary share and one right to receive one-fifth (1/5) of one Class A ordinary share upon the consummation of an initial business combination (the “Private Rights”, and together with the Public Rights, the “Rights”).

Simultaneously with the closing of the IPO, pursuant to the Prior Sponsor’s promissory note (the “Sponsor Note”), the Prior Sponsor loaned $500,000 to the Company (the “Sponsor Loan”) at no interest. The proceeds of the Sponsor Loan were deposited into the Trust Account (defined below). The Sponsor Loan will be repaid upon the consummation of the Company’s initial business combination. The Sponsor Loan is not convertible into any securities of the Company. In the event the Company does not complete a business combination, the Sponsor Loan will only be repaid using funds held outside of the Trust Account. On January 7, 2026, the Company and the New Sponsor entered into an amendment to the Sponsor Note, as described in further detail below.

Transaction costs of the IPO amounted to $6,010,829, consisting of $2,156,250 of underwriting fees (excluding proceeds of $1,406,250 from underwriter’s purchase of Private Placement Units), $3,450,000 of deferred underwriting commission and $404,579 of other offering costs. These costs were charged to additional paid-in capital or accumulated deficit to the extent additional paid-in capital is fully depleted upon completion of the IPO.

On November 19, 2025, the Company held an extraordinary general meeting. At the extraordinary general meeting, the Company’s shareholders approved (i) a proposal to change the name of the Company from “Maywood Acquisition Corp.” to “Inflection Point Acquisition Corp. V” (the “Name Change Proposal”) and (ii) a proposal that the Company’s third amended and restated memorandum and articles of association (as may be amended from time to time, the “Third A&R M&A”) be adopted in substitution for, and to the exclusion of, the existing second amended and restated memorandum and articles of association, to reflect the change of name (the “Articles Amendment Proposal”). The Name Change Proposal was proposed to reflect that it the Company is now led and back by the management team of Inflection Point Asset Management, LP. Each of the proposals was approved by the requisite vote of the shareholders. Each of the proposals is described in additional detail in the Company’s definitive proxy statement, dated October 27, 2025.

In connection with such name change, the Company’s Class A ordinary shares, units, and rights will begin trading under the symbols “IPEX”, “IPEXU” and “IPEXR”, respectively, beginning on November 25, 2025. The CUSIP numbers of the Company’s securities did not change as a result of the name change.

The Company has a wholly-owned subsidiary, IPCV Merger Sub Limited (“Merger Sub”), a Cayman Islands exempted company, incorporated on October 3, 2025, which was formed solely in contemplation of the proposed Business Combination with GOWell Technology Limited. (the “GOWell Business Combination”). Merger Sub has not commenced any operations and has only nominal assets and no liabilities or contingent liabilities, nor any outstanding commitments other than in connection with the GOWell Business Combination.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from May 31, 2024 (inception) through December 31, 2025, relates to the Company’s formation and the initial public offering (“IPO”) described below, and since the IPO, the Company’s search for a prospective business combination. The Company will not generate any operating revenue until after the completion of its initial business combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

Business Combination

The Company’s amended and restated memorandum and articles of association (the “Articles”) and the prospectus for its IPO provide that the Company will have 15 months from the closing its IPO (or up to 18 months if a definitive agreement for a business combination is signed within 15 months but not yet consummated) to complete a business combination (the “completion window”). If the Company fails to complete a business combination within this period, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay liquidation and dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On October 13, 2025, the Company, GOWell Technology Limited (“GOWell”), GOWell Energy Technology (“PubCo”), and Merger Sub entered into a Business Combination Agreement (as amended by Amendment No. 1 to the Business Combination Agreement, dated December 22, 2025, and as may be amended from time to time, the “Business Combination Agreement”), pursuant to which the Company will merge with and into PubCo, with PubCo continuing as the surviving entity, and, thereafter, Merger Sub will merge with and into GOWell, with GOWell continuing as a wholly owned subsidiary of PubCo.

On December 22, 2025, the Company and GOWell Technology Limited entered into that certain Amendment No. 1 to the Business Combination Agreement in order to clarify the number of PubCo Series A Investor Warrants to be issued upon conversion of the Company Warrants at the Second Merger Effective Time (each as defined therein).

The Trust Account

Upon the closing of the IPO and the Private Placement, $86,250,000 ($10.00 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement and Sponsor Loan were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested only in either (i) United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less, and/or in any open ended investment company registered under the Investment Company Act that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, (ii) as uninvested cash, or (iii) an interest or non-interest bearing demand deposit account at a U.S. chartered commercial bank with consolidated assets of $100 billion or more selected by the trustee that is reasonably satisfactory to the Company. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Articles (A) to modify the substance or timing of obligation to offer redemption rights in connection with any proposed initial business combination or certain amendments to the Articles prior thereto or to redeem 100% of our Public Shares if an initial business combination is not completed within the completion window; or (B) with respect to any other material

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

provision relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, from the closing of IPO, return of the funds held in the Trust Account to Public Shareholders as part of redemption of the Public Shares.

The Nasdaq listing rules require that the Company must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. Management may, however, structure an initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or shareholders or for other reasons, but will only complete such business combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company is required to provide its Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the business combination either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer.

All of the Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with liquidation, if there is a shareholder vote or tender offer in connection with initial business combination and in connection with certain amendments to the Articles. In accordance with SEC guidance on redeemable equity instruments, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Given that the Class A ordinary shares sold as part of the Units in the IPO were issued with other freestanding instruments, the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with ASC 470-20. The accretion or remeasurement is recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Each Public Shareholder may elect to redeem their Public Shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed business combination. In addition, the Company’s initial shareholders, directors and officers have entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares (defined below) and Public Shares held by them in connection with the completion of a business combination.

Sponsor Transaction

On September 9, 2025, the Prior Sponsor entered into a Securities Transfer Agreement (the “Transfer Agreement”) with Inflection Point Fund I LP (the “New Sponsor”), pursuant to which the Prior Sponsor sold, and the New Sponsor purchased, 990,000 Class B ordinary shares for an purchase price of $1,300,000 and assigned the Sponsor Loan to the New Sponsor for $500,000, for an aggregate purchase price of $1,800,000 (such transaction, the “Sponsor Transfer Transaction”). Pursuant to the terms of the Transfer Agreement, the Prior Sponsor converted its remaining 2,028,750 Class B ordinary shares into Class A ordinary shares and agreed to vote and restrict transfer of its retained securities in support of the Company’s initial business combination and related matters.

Also on September 9, 2025, in connection with the Sponsor Transfer Transaction, the Company entered into an Indemnification Agreement with the New Sponsor (the “Indemnification Agreement”). Pursuant to the Indemnification Agreement, the Company agreed to indemnify and hold harmless the New Sponsor and its affiliates, officers, directors, and related parties against certain claims and losses arising from the Company’s operations, business combination activities, or the New Sponsor’s ownership of the Company’s equity interests, except for claims resulting primarily from the New Sponsor’s breach of another agreement with the Company or from its willful misconduct, gross negligence, or bad faith.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Also on September 9, 2025, in connection with the Sponsor Transfer Transaction, the Company entered into a termination agreement, pursuant to which the Company terminated the Administrative Services Agreement with the Prior Sponsor, dated February 12, 2025, and the Prior Sponsor forgave and fully discharged all outstanding fees thereunder as of September 9, 2025.

On September 9, 2025, in connection with the Sponsor Transfer Transaction, the Prior Sponsor delivered to the New Sponsor resignation letters from all of the Company’s officers and directors other than Zikang Wu, the Company’s Chairman, Chief Executive Officer, and Chief Financial Officer, in his capacity as Chief Financial Officer. Pursuant to such resignations and the vote of the holder of the Company’s Class B Ordinary Shares, effective September 11, 2025, the Company’s board of directors consists of Zikang Wu, Michael Blitzer, William Denkin and Steven Tannenbaum and Michael Blitzer was appointed as Chairman of the Board and Chief Executive Officer, and Kevin Shannon was appointed as Chief Operating Officer. Additionally, the Company, the Prior Sponsor, the New Sponsor, and the current and former officers and directors entered into an amended and restated letter agreement to reflect the change in management of the Company.

Going Concern Consideration

As of December 31, 2025, the Company had $25,745 in its operating bank account and a working capital deficit of $2,079,709. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans in pursuit of a business combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 14, 2026, to consummate a business combination. It is uncertain whether the Company will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management intends to consummate the proposed GOWell Business Combination prior to August 14, 2026. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 14, 2026.

Risks and Uncertainties

Management continues to evaluate the impact of significant global events such as the Russia/Ukraine conflict and the ongoing conflicts in the Middle East, on the industry and has concluded that while it is reasonably possible that these could have a negative effect on the Company’s financial position, results of its operations and/or completion of its initial business combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During the preparation of the Company’s consolidated financial statements for the year ended December 31, 2025, the Company identified certain immaterial errors in its previously issued financial statements for the year ended December 31, 2024.

The revisions primarily relate to:

1.      The reclassification of changes in related party payable within the consolidated statement of cash flows from financing activities to operating activities of $111,190;

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

2.      The reclassification of deferred offering costs associated with proposed public offering within the consolidated statement of cash flows from operating activities to financing activities of $131,602;

3.      A correction on December 31, 2024 10-K Note 5 to reflect $111,190 as an advance from a related party, which was previously reported as $131,602.

The Company evaluated the materiality of these items, both individually and in the aggregate, and concluded that they were not material to the previously issued financial statements. Accordingly, the Company has revised the 2025 financial statements to correct these items. The impact of these revisions is reflected in the accompanying consolidated financial statements.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the Company’s securities less attractive as a result, there may be a less active trading market for its securities and the prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standard used. The Company intends to take advantage of the benefits of this extended transition period.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2025 and 2024, the Company had $25,745 and zero in cash, respectively. The Company did not have any cash equivalents as of December 31, 2025 and 2024.

Marketable Securities held in Trust Account

As of December 31, 2025 and 2024, the Company had $89,339,290 and $0, in marketable securities held in the Trust Account, respectively.

Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial business combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of permanent shareholders’ equity on the Company’s balance sheet, as summarized in the following table:

Public offering proceeds	$86,250,000
Less:
Proceeds allocated to public rights	(7,848,750)
Allocation of offering costs related to redeemable shares	(5,463,844)
Add:
Accretion of carrying value to redemption value	13,312,594
Ordinary shares subject to possible redemption, December 31, 2024	86,250,000
Add:
Subsequent measurement of ordinary shares subject to possible redemption	3,089,290
Ordinary shares subject to possible redemption, December 31, 2025	$89,339,290

The Class A ordinary shares that are not subject to redemption and the Class B ordinary shares are classified as a component of shareholder’s equity since they are not subject to possible redemption outside of the Company’s control.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2025, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from May 31, 2024 (inception) through December 31, 2025.

Net Income (Loss) Per Ordinary Share

Net Income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At December 31, 2025, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, the diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the period presented.

	For the period from May 31, 2024 (inception) through December 31, 2024
Particulars	Class A Redeemable	Class A Non- Redeemable	Class B	Class A Redeemable	Class A Non- Redeemable	Class B
Numerators:
Allocation of net income (loss)	$277,673	$31,615	$87,584	$—	$—	$(7,712)

Denominators:
Weighted average shares outstanding	7,561,644	860,955	2,385,113	—	—	7,000,000
Basic and diluted net income (loss) per share	$0.04	$0.04	$0.04	$—	$—	$(0.00)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2025	December 31, 2024
Assets:
Marketable securities held in Trust Account	1	$89,339,290	$—
Cash	1	$25,745	$—

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

In November 2024, the FASB issued Accounting Standards Update (“ASU”) Topic 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), requiring public entities to disclose additional information about specific expense categories in the notes to the consolidated financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 7,500,000 Units at a price of $10.00 per Unit, generating gross proceeds of $75,000,000. Each Unit consists of one Class A ordinary share and one Public Right to receive one-fifth (1/5) of one Class A ordinary share upon the consummation of the Company’s initial business combination. Five Public Rights will entitle the holder to receive one Class A ordinary share (see Note 8). The Company will not issue fractional shares, so unless a holder purchased Units in multiples of five, such holder will not be able to receive or trade the fractional shares underlying the Public Rights.

The Company also granted the underwriters a 45-day option to purchase up to an additional 1,125,000 Units to cover over-allotments, which was fully exercised on February 14, 2025, generating additional gross proceeds of $11,250,000.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PRIVATE PLACEMENT

The Sponsor and the representatives of the underwriters purchased an aggregate of 265,625 Private Placement Units at a price of $10.00 per Unit, for a total purchase price of $2,656,250, in a private placement that occurred simultaneously with the closing of the IPO.

Each Private Placement Unit consists of one Class A ordinary share and one Private Right to receive one-fifth (1/5) of one Class A ordinary share upon the consummation of a business combination.

The Private Placement Units are identical to the Units sold in the IPO, except that they are subject to certain transfer restrictions. A portion of the proceeds from the sale of the Private Placement Units was added to the IPO proceeds and deposited into the Trust Account.

If the Company does not complete a business combination within the completion window (15 months after the closing of the IPO, or up to 18 months after the closing of the IPO if the Company has entered into a definitive agreement for our initial business combination), the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to applicable law).

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On June 1, 2024, the Company approved the acquisition by the Prior Sponsor of an aggregate of 8,050,000 Class B ordinary shares of the Company (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.003 per share. On December 19, 2024, the Prior Sponsor forfeited 5,031,250 Founder Shares for no consideration, resulting in 3,018,750 Founder Shares outstanding. Additionally, up to 420,000 Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was not exercised. Since the underwriters fully exercised the over-allotment option, no Founder Shares were forfeited, and the total Founder Shares outstanding remained at 3,018,750.

On September 9, 2025, pursuant to the terms of the Transfer Agreement and the Articles, the Prior Sponsor converted 2,028,750 Class B ordinary shares into Class A ordinary shares. Following this conversion, the Company had an aggregate of redeemable 8,625,000 Class A ordinary shares, 2,294,375 non-redeemable Class A ordinary shares and 990,000 Class B ordinary shares issued and outstanding.

Administrative Services Agreement

On February 14, 2025, the Company entered into an agreement (the “Administrative Services Agreement”) with the Prior Sponsor stipulating that commencing on February 15, 2025 and through the earlier of the Company’s consummation of a business combination and its liquidation, to pay an aggregate of $1,667 per month for office space, utilities, and secretarial and administrative support.

On September 9, 2025, in connection with the Sponsor Transfer Transaction, the Company entered into a termination agreement, pursuant to which the Company terminated the Administrative Services Agreement, and the Prior Sponsor forgave and fully discharged all outstanding fees thereunder as of September 9, 2025. Based on the termination of the Administrative Services Agreement, no further administrative fees will accrue, and for the year ended December 31, 2025, $12,502 was recorded as forgiveness of debt in the accompanying consolidated statement of operations.

Due to Related Party

The Sponsor paid certain formation, deferred offering, and operating expenses on behalf of the Company, totaling $111,190 during the period from May 31, 2024 (inception) through December 31, 2024. These advances are non-interest-bearing and payable on demand. The amount paid by the Prior Sponsor on behalf of the Company is included within due to related party on the Company’s consolidated balance sheet as of December 31, 2024 and 2025, and was fully settled by February 14, 2025. As of December 31, 2025 and 2024, the outstanding amount due to the related party was $0 and $111,190, respectively.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

Sponsor Loan

In connection with the closing of the IPO, the Prior Sponsor loaned the Company $500,000 pursuant to a non-interest bearing promissory note. The proceeds from the Sponsor Loan were deposited into the Trust Account. The Sponsor Loan is expected to be repaid upon the consummation of the Company’s initial business combination. The Sponsor Loan is not convertible into any securities of the Company. In the event the Company does not complete a business combination, the Sponsor Loan will only be repaid using funds held outside of the Trust Account.

On September 9, 2025, pursuant to the Transfer Agreement, the Prior Sponsor sold and assigned the Sponsor Loan to the New Sponsor, consisting of the promissory note dated February 12, 2025, with a principal balance of $500,000. The New Sponsor has waived any claim to repayment from the Trust Account with respect to the Sponsor Loan in the event that an initial business combination is not completed.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the New Sponsor or an affiliate of the New Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units of the post business combination entity at a price of $10.00 per private placement unit at the option of the lender. Such private placement units would be identical to the Private Placement Units. As of December 31, 2025 and 2024, no such Working Capital Loans were outstanding.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation in the Middle East. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of tensions in the Middle East and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies.

The length and impact of the ongoing conflicts are highly unpredictable, and as such they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of tension in the Middle East and subsequent sanctions or related actions, could adversely affect the Company’s search for and completion of an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Registration Rights

The holders of the Founder Shares, Private Placement Units (including the securities contained therein), and any securities that may be issued upon conversion of Working Capital Loans (if any) will be entitled to registration rights pursuant to a registration rights agreement. This agreement requires the Company to register such securities for resale. In the case of the Founder Shares, registration rights will apply only after they are converted into Class A ordinary shares.

The holders of these securities are entitled to make up to three demands, excluding short-form demands, to register such securities. In addition, these holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,125,000 additional Units at the IPO price, less underwriting discounts and commissions, to cover over-allotments, if any. The underwriters fully exercised this option, bringing the total number of Units sold in the IPO to 8,625,000 Units.

The underwriters were entitled to a cash underwriting discount of $0.25 per Unit, or $2,156,250 in total, payable upon the closing of the IPO.

In addition, the underwriters are entitled to a deferred underwriting commission of $0.40 per Unit, or $3,450,000 in total. The deferred underwriting commission will be payable solely from amounts remaining in the Trust Account following properly submitted shareholder redemptions, less any funds required to be repaid to non-redeeming shareholders upon consummation of the initial business combination. The deferred fee will be paid to the underwriters only if the Company successfully completes a business combination, subject to the terms of the underwriting agreement.

Assignment of Sponsor Loan

On September 9, 2025, pursuant to the Transfer Agreement, the Prior Sponsor sold and assigned the Sponsor Loan to the New Sponsor, consisting of the promissory note dated February 12, 2025, with a principal balance of $500,000. The New Sponsor has waived any claim to repayment from the Trust Account with respect to the Sponsor Loan in the event that an initial business combination is not completed.

Indemnification Agreement

Also on September 9, 2025, in connection with the Sponsor Transfer Transaction, the Company entered into the Indemnification Agreement with the New Sponsor. Pursuant to the Indemnification Agreement, the Company agreed to indemnify and hold harmless the New Sponsor and its affiliates, officers, directors, and related parties against certain claims and losses arising from the Company’s operations, business combination activities, or the New Sponsor’s ownership of the Company’s equity interests, except for claims resulting primarily from the New Sponsor’s breach of another agreement with the Company or from its willful misconduct, gross negligence, or bad faith.

NOTE 8 — STOCKHOLDER’S (DEFICIT) EQUITY

Preferred Shares — The Company is authorized to issue up to 5,000,000 preferred shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2025 and 2024, there were no preferred shares issued or outstanding.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDER’S (DEFICIT) EQUITY (cont.)

Class A Ordinary Shares — The Company is authorized to issue up to 500,000,000 Class A ordinary shares, par value $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote per share.

As of December 31, 2025, the Company had 10,919,375 Class A ordinary shares issued and outstanding, consisting of 8,625,000 Class A ordinary shares sold as part of the Units in the IPO (including 1,125,000 shares issued pursuant to the full exercise of the underwriters’ over-allotment option), 2,028,750 Founder Shares that were converted into Class A ordinary shares on September 9, 2025 pursuant to the Transfer Agreement, and 265,625 Class A ordinary shares issued as part of the Private Placement Units sold to the Prior Sponsor and the representatives of the underwriters. The Class A ordinary shares sold in the IPO are subject to possible redemption and are classified as temporary equity in accordance with ASC 480-10-S99. The Class A ordinary shares issued as Founder Shares and the Class A ordinary shares included in the Private Placement Units are not subject to redemption and are classified as permanent equity. Each Unit consists of one Class A ordinary share and one Public Right to receive one-fifth (1/5) of a Class A ordinary share upon the consummation of the Company’s initial business combination. Only whole shares will be issued in exchange for Public Rights; fractional shares will be forfeited.

Class B Ordinary Shares — The Company is authorized to issue up to 50,000,000 Class B ordinary shares, par value $0.0001 per share. Holders of the Company’s Class B ordinary shares are entitled to one vote per share.

At December 31, 2025, the Company had 990,000 Founder Shares issued and outstanding. On June 1, 2024, the Prior Sponsor purchased 8,050,000 Class B ordinary shares (Founder Shares) for an aggregate purchase price of $25,000. On December 19, 2024, the Prior Sponsor forfeited 5,031,250 Founder Shares for no consideration, resulting in 3,018,750 Class B ordinary shares outstanding. On September 9, 2025, the Prior Sponsor sold, and the New Sponsor purchased, 990,000 Founder Shares for an aggregate purchase price of $1,300,000. Pursuant to the Transfer Agreement and the Articles, the Prior Sponsor elected to convert the remaining 2,028,750 Class B ordinary shares into Class A ordinary shares.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of shareholders, except as required by law; provided that prior to the closing of a business combination, only holders of Class B ordinary shares have the right to vote on the appointment or removal of directors and on continuing the Company in a jurisdiction outside the Cayman Islands.

The Founder Shares will automatically convert into Class A ordinary shares upon the consummation of a business combination, or earlier at the option of the holder, on a one-for-one basis, subject to certain anti-dilution adjustments. These adjustments ensure that the aggregate number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal approximately 26% of the total number of ordinary shares outstanding upon completion of the IPO, excluding certain equity-linked securities issued in connection with a business combination.

Rights — Each Unit sold in the IPO includes one Public Right, and each Private Placement Unit sold in the Private Placement includes one Private Right. Each such Right entitles the holder to receive one-fifth (1/5) of one Class A ordinary share upon the consummation of the Company’s initial business combination. As of December 31, 2025, there were 8,625,000 Public Rights issued in connection with the IPO and 265,625 Private Rights included in the Private Placement Units purchased by the Prior Sponsor and representatives of the underwriters. Fractional shares will not be issued, and holders must hold Rights in multiples of five to receive a full Class A ordinary share. Any Rights not exchangeable into a whole share will expire worthless. The Rights are classified as equity in accordance with ASC 815, as they are indexed to the Company’s own stock and do not require cash settlement. The gross proceeds of the IPO were allocated to the Public Rights based on relative value, with $7,848,750 recorded in shareholders’ equity related to the Public Rights on February 14, 2025. The Rights are not remeasured to fair value on a recurring basis.

INFLECTION POINT ACQUISITION CORP. V
(F/K/A MAYWOOD ACQUISITION CORP.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — STOCKHOLDER’S (DEFICIT) EQUITY (cont.)

Except in circumstances where the Company is not the surviving entity in a business combination, the Rights will automatically convert into Class A ordinary shares at the closing of the initial business combination. If the Company is not the surviving entity, each holder of a Right will be required to affirmatively convert their Rights in order to receive the applicable Class A ordinary shares. If the Company fails to consummate a business combination within the prescribed time frame, the Rights will expire worthless, and holders will not be entitled to receive any distribution from the Trust Account or other Company assets in respect of such Rights.

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their consolidated financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, formation and operational costs and dividend earned on marketable securities held in Trust Account which include the accompanying statements of operations.

The key measures of segment profit or loss reviewed by our CODM are interest earned on marketable securities held in Trust Account and formation and operational costs. The CODM reviews dividends earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Formation and operational costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the completion window. The CODM also reviews formation and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statement was issued. Based upon this review, except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statement, other than noted below.

On January 7, 2026, the Company and Sponsor entered into an amendment (the “Promissory Note Amendment”) to that certain promissory note dated as of February 12, 2025 (as amended, the “Promissory Note”), which increased the aggregate principal amount of the Promissory Note to $700,000 to reflect a $200,000 advance made by Sponsor to the Company for working capital. The Promissory Note is non-interest bearing and repayable in cash, with respect to the initial $500,000 loan, only upon the closing of SPAC’s initial business combination and, with respect to the additional $200,000 loan, upon the earlier of the closing of the Company’s initial business combination and its liquidation. The Promissory Note may not be prepaid by the Company.

On January 20, 2026, the Company increased the size of the Board from four to five directors and appointed Carolyn Trabuco to serve as a Class II director, with a term expiring at the Company’s second annual meeting of shareholders. Ms. Trabuco was also appointed as a member of the audit committee of the Board.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
GOWell Technology Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of GOWell Technology Limited (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of profit or loss and other comprehensive income, change in equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with International Financial Reporting Standards (“IFRS”).

Restatement

As discussed in Note 2.21 to the consolidated financial statements, the ordinary shares and earnings per share disclosed in the accompanying consolidated statements of profit or loss and other comprehensive income and change in equity for the years ended December 31, 2024 and 2023 were restated to reflect the retroactive adjustment of the number of shares issued and outstanding upon the completion of share reorganization.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022.

New York, New York
October 16, 2025, except for Note 2.21, as to which the date is December 22, 2025

GOWell Technology Limited.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Expressed in U.S. dollars)

	As of December 31,
	2024	2023
	$	$
Assets
Current assets
Cash and cash equivalents	3,894,940	1,836,005
Restricted cash	108,146	204,085
Trade receivables, net	13,677,667	14,542,964
Inventories, net	12,635,423	9,293,273
Long-term receivables, current	1,067,474	210,812
Prepaid expenses and other current assets	795,532	223,859
Total current assets	32,179,182	26,310,998

Non-current assets
Rental equipment, net	21,033,047	21,701,121
Property and equipment, net	538,101	486,851
Intangible assets, net	2,373,422	2,236,922
Right-of-use assets, net	6,507,685	3,006,211
Long-term receivables	242,291	47,066
Deferred tax asset, net	2,900,559	2,841,396
Other non-current assets	361,140	298,595
Total non-current assets	33,956,245	30,618,162
Total Assets	66,135,427	56,929,160

LIABILITIES AND EQUITY

LIABILITIES
Current liabilities
Trade payables	186,615	1,104,186
Trade payables – related parties	3,861,971	3,483,779
Accruals and other payables	2,267,634	2,054,570
Loans payable, current	679,626	1,258,083
Amounts due to related parties, current	80,231	80,231
Income tax payable	1,426,380	147,903
Operating lease liabilities, current	1,127,101	477,114
Total current liabilities	9,629,558	8,605,866

Non-current liabilities
Loans payable, non-current	695,015	1,921,530
Amount due to related party, non-current	4,228,135	8,870,086
Operating lease liabilities, non-current	5,753,111	2,664,143
Total non-current liabilities	10,676,261	13,455,759
Total Liabilities	20,305,819	22,061,625

EQUITY
Shares capital*	50,000	50,000
Share premium	29,164,781	29,164,781
Retained earnings	16,762,310	5,611,523
Accumulated other comprehensive (loss)/income	(147,483)	41,231
Total Equity	45,829,608	34,867,535
Total Liabilities and Equity	66,135,427	56,929,160

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

GOWell Technology Limited.
CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	For the Years Ended December 31,
	2024	2023
	$	$
Revenues – third parties	48,193,972	44,396,486
Revenues – related parties	1,131,320	523,211
Total revenues	49,325,292	44,919,697
Cost of revenues	(19,511,774)	(15,697,458)
Gross profit	29,813,518	29,222,239

OPERATING EXPENSES:
Selling and marketing expenses	(6,569,953)	(5,961,188)
General and administrative expenses	(5,765,352)	(4,842,488)
Research and development expenses	(3,569,145)	(3,230,232)
Total operating expenses	(15,904,450)	(14,033,908)

Operating profit	13,909,068	15,188,331

OTHER EXPENSES:
Finance income	231,900	12,457
Finance costs	(477,704)	(394,311)
Other expenses, net	(1,229)	(32,515)
Total other expenses	(247,033)	(414,369)

Profit before income tax expense	13,662,035	14,773,962
Income tax expense	(2,511,248)	(430,063)
Net profit	11,150,787	14,343,899

OTHER COMPREHENSIVE (LOSS)/INCOME
Foreign currency translation adjustments	(188,714)	130,680
Total comprehensive income	10,962,073	14,474,579

Net profit per ordinary share
Basic and Diluted (as restated)	0.37	0.48

Weighted average number of ordinary shares outstanding*
Basic and Diluted (as restated)	30,000,000	30,000,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

GOWell Technology Limited.
CONSOLIDATED STATEMENTS OF CHANGE IN EQUITY
(Expressed in U.S. dollars)

	Share Capital*		Share Premium	(Accumulated Deficit)/ Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Total Equity
	Share (as restated)	Amount
		$	$	$	$	$
Balance as of December 31, 2022	30,000,000	50,000	29,164,781	(8,732,376)	(89,449)	20,392,956
Net profit	—	—	—	14,343,899	—	14,343,899
Foreign currency translation adjustments	—	—	—	—	130,680	130,680
Balance as of December 31, 2023	30,000,000	50,000	29,164,781	5,611,523	41,231	34,867,535
Net profit	—	—	—	11,150,787		11,150,787
Foreign currency translation adjustments	—	—	—	—	(188,714)	(188,714)
Balance as of December 31, 2024	30,000,000	50,000	29,164,781	16,762,310	(147,483)	45,829,608

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

GOWell Technology Limited.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	For the Years Ended December 31,
	2024	2023
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit	11,150,787	14,343,899

Adjustments to reconcile net profit to net cash provided by operating activities
Depreciation	4,000,769	3,204,878
Amortization of intangible assets	262,995	180,759
Amortization of right-of-use assets	980,666	568,437
Non-cash transfer of rental equipment to inventory for sale	2,600,306	1,192,559
Loss on disposal of property and equipment	97,613	27,155
Allowance for credit loss	40,107	53,191
Write-downs of inventories	363,619	371,555
Governmental subsidy	(7,300)	—
Interest on lease liabilities	221,048	88,091
Interest on loan payable	27,673	293,407
Income tax expenses/(benefit)	1,494,508	(180,840)

Changes in operating assets and liabilities:
Trade receivables	684,300	(3,378,852)
Inventories	(3,702,140)	(2,591,481)
Prepaid expenses and other current assets	(1,278,335)	138,632
Other non-current assets	(62,546)	(50,559)
Trade payables	(684,740)	181,472
Accruals and other payables	213,063	(188,875)
Trade payables – related parties	1,096,126	412,488
Cash generated from operating activities:	17,498,519	14,665,916
Income tax paid	(249,101)	(50,691)
Net cash provided by operating activities	17,249,418	14,615,225

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and rental equipment	(6,118,168)	(8,264,657)
Purchase of intangible assets	(1,143,932)	(923,324)
Proceed from disposal of property and equipment	16,826	—
Advance made on behalf of related parties	(757,849)	(120,300)
Settlement from related parties for advances made	—	45,000
Net cash used in investing activities	(8,003,123)	(9,263,281)

GOWell Technology Limited.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Expressed in U.S. dollars)

	For the Years Ended December 31,
	2024	2023
	$	$
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of loans from banks	—	816,341
Repayments of loans from banks	(702,520)	—
Proceeds of loans from third parties	—	64,621
Repayments of loans from third parties	(475,588)	(776,945)
Proceeds of loans from related parties	—	50,000
Repayment of loans from related parties	(4,641,951)	(3,485,350)
Repayments of motor vehicle mortgage loan	(10,942)	(19,347)
Repayment of Lease liabilities	(993,850)	(567,199)
Interest paid	(284,869)	(224,239)
Net cash used in financing activities	(7,109,720)	(4,142,118)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(173,579)	119,955

Net increase in cash, cash equivalents and restricted cash	1,962,996	1,329,781
Cash, cash equivalents and restricted cash at beginning of year	2,040,090	710,309
Cash, cash equivalents and restricted cash at end of year	4,003,086	2,040,090

Reconciliation in amounts on consolidated balance sheets:
Cash and cash equivalents	3,894,940	1,836,005
Restricted cash	108,146	204,085
Total cash, cash equivalents and restricted cash	4,003,086	2,040,090

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Recognition of right-of use assets and operating lease liabilities	4,511,757	3,193,172
Net settlement of related parties balance	1,796,080	343,229

The accompanying notes are an integral part of these consolidated financial statements.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

1. Organization and principal activities

GOWell Technology Limited (the “Company”) was established under the laws of the Cayman Islands as an exempted company with limited liability on July 11, 2025. The principal executive office of the Company is 1 BULIM LANE 2 #04-51/54, 648110 Singapore. The Company, through its wholly-owned subsidiaries (collectively, the “Group”), is a global provider of integrated wireline logging technology and solutions focused on advancing well evaluation, integrity and performance. The Company serves the full energy spectrum, including oil and gas, geothermal, underground storage, and carbon sequestration, across the entire asset lifecycle, from construction and production to rejuvenation and permanent abandonment. As an integrated developer, manufacturer, and service provider, it delivers the equipment, logging data interpretation, and repair and maintenance services that position it to redefine industry standards in formation evaluation, well integrity, and production analysis.

Reorganization

Prior to the incorporation of the Company, the Group commenced its operation in 2007 and mainly carried out its business operations through Xi’an Gewei and its wholly-owned subsidiaries GOWell International, LLC (“GOWell US”), GOWell Oilfield Technology FZE (“GOWell Dubai”) and GOWell Oilfield Technology Canada Ltd (“GOWell Canada”).

Xi’an Gewei was established under the laws of the PRC on November 23, 2007 and controlled by Xi Zhang, who held totally 51% of Xi’an Gewei.

GOWell US was incorporated on April 13, 2011 under the laws of the United States of America. It became a wholly owned subsidiary of Xi’an Gewei on December 26, 2012.

GOWell Dubai was established by Xi’an Gewei on February 3, 2013 under the United Arab Emirates (“UAE”) Federal Decree Law.

GOWell Canada was incorporated on May 22, 2013 under the laws of Canada. It became a wholly owned subsidiary of Xi’an Gewei on November 14, 2013.

The Group has undertaken the following transactions (the “Reorganization”):

On April 12, 2024, GOWell Technology Singapore PTE LTD (“GOWell Singapore”) was incorporated under the laws of the Republic of Singapore (the “Singapore”). At the time of incorporation, it was wholly owned by Xi’an Gewei.

On November 12, 2024, Xi’an Gewei transferred 100% equity shares of GOWell Singapore to Compass Technology for consideration of US$10,000. On February 3, 2025, Compass Technology Co. Ltd (“Compass Technology”) transferred 100% equity shares of GOWell Singapore to Enchanted Smooth Holding Limited (“Enchanted Smooth”) for consideration of US$10,000. Both Compass Technology and Enchanted Smooth are controlled by the same ultimate individual shareholder, Xi Zhang.

On February 5, 2025, Xi’an Gewei transferred 100% equity shares of GOWell Canada to GOWell Singapore with nil consideration. On February 11, 2025, Xi’an Gewei transferred 100% equity shares of GOWell US to GOWell Singapore with nil consideration. On February 12, 2025, Xi’an Gewei transferred 100% equity shares of GOWell Dubai to GOWell Singapore with nil consideration.

On April 16, 2025, Hegro Well Pte. Ltd. (“Hegro Well”) was incorporated under the laws of Singapore. At the time of incorporation, it was wholly owned by Xi’an Gewei.

On April 24, 2025, Enchanted Smooth transferred 100% equity shares of GOWell Singapore to Hegro Well for consideration of US$1,000.

On July 11, 2025, the Company was incorporated under the laws of Cayman Islands, as an exempted company with limited liability. It was wholly owned by Hegro Well.

On July 30, 2025, Hegro Well transferred 100% equity shares of GOWell Singapore to the Company for consideration of US$1,000.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

1. Organization and principal activities (cont.)

On October 13, 2025, 47,000 ordinary shares of the Company, with a par value of US$1.00 per share, held by Hegro Well, were surrendered and cancelled. On the same date, the Company’s shareholders adopted a special resolution to amend the Company’s memorandum and articles of association, thereby restructuring its authorized share capital. Specifically, the authorized share capital was adjusted from US$50,000 (represented by 50,000 ordinary shares) to US$50,000, which is divided into two classes of shares: (i) 450,000,000 ordinary shares with an aggregate par value of US$45,000, representing a par value of US$0.0001 per share; and (ii) 50,000,000 Series A redeemable preference shares with an aggregate par value of US$5,000, representing a par value of US$0.0001 per share.

Subsequent to the aforesaid amendments, the 3,000 existing ordinary shares held by Hegro Well were subdivided, resulting in 30,000,000 ordinary shares with a par value of US$0.0001 per share.

Accordingly, the Company became the ultimate holding company of GOWell Singapore and its wholly-owned subsidiaries. The Group considered the transactions as a reorganization of entities since the ultimate individual shareholder remained unchanged and all entities within the Group were all under common control before and after the Reorganization. The Reorganization has been treated as a corporate restructuring of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure had existed at that time. In accordance with IFRS 10 and IAS 8, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended December 31, 2024 and 2023, the results of these subsidiaries are included in the consolidated financial statements for both periods. The accompanying financial statements have been prepared using the historical cost basis as if the Reorganization had occurred at the beginning of the first period presented. The results of operations for the periods presented reflect the consolidated performance of the previously separate entities from the beginning to the end of each period, with the effects of intra-entity transactions eliminated.

Reorganization of the legal structure of the Company (“Reorganization”) was completed on July 30, 2025, by carrying out a sequence of contemplated transactions, whereby the Company became the holding company of all entities discussed above.

As of December 31, 2024, the Company’s subsidiaries include the following entities:

Entity	Date of Incorporation	Place of incorporation	Ownership	Principal activities
GOWell Technology Singapore PTE LTD (“GOWell Singapore”)	April 12, 2024	Singapore	100%	Headquarter, manufacturing, product sales of logging equipment and equipment lease
GOWell Oilfield Technology FZE (“GOWell Dubai”)	February 3, 2013	Dubai	100%	Manufacturing, product sales of logging equipment, equipment lease and provision of services
GOWell International, LLC (“GOWell US”)	April 13, 2011	United States	100%	Research and development (“R&D”) center, manufacturing, product sales of logging equipment, equipment lease and provision of services
GOWell Oilfield Technology Canada Ltd (“GOWell Canada”)	May 22, 2013	Canada	100%	Product sales of logging equipment, equipment lease and provision of services

2. Summary of material accounting policies

2.1 Basis of preparation

(a) Statement of compliance

These consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) accounting standards as issued by the International Accounting Standards Board (“IASB”). The consolidated financial statements were authorized for issue by the Board of Directors on October 16, 2025 and December 22, 2025.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

(b) Basis of measurement

These consolidated financial statements have been prepared on the historical cost basis except as otherwise indicated in the accounting policies.

(c) Functional and presentation currency

These consolidated financial statements are presented in U.S. dollars (“USD” or “US$” or “$”), which is the functional and reporting currency of the Company, except for GOWell Canada, of which the functional currency is Canadian dollars (“CAD”). The Company and its subsidiaries each determine their functional currency based on the currency of the primary economic environment in which they operate.

(d) Use of estimates and judgements

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

The Company continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Information about critical estimates and judgements in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following:

•        Note 2.6 — impairment of non-financial assets

•        Note 2.8 — net realizable value of inventory

2.2 Basis of consolidation

(a) Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(b) Subsidiaries transactions eliminated on consolidation

Intra balances and transactions, and any unrealized income and expenses arising from intra transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with associates are eliminated against the investment to the extent of the Company’s interest in the associates. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

2.3 Foreign currency transactions and translation

The Consolidated financial statements are presented in United States dollars(“USD”). The functional currency of GOWell Canada is Canadian dollars “CAD”. The functional currencies of GOWell Singapore, GOWell US and GOWell Dubai are USD. GOWell Canada’s assets and liabilities are translated into USD from CAD at year-end exchange

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

rates, and its revenues and expenses are translated at the average exchange rate during the year. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The rates are obtained from H.10 statistical release of the U.S. Federal Reserve Board.

	For the years ended December 31,
	2024	2023
Year end CAD: US$ exchange rate	0.6944	0.7575
Annual average CAD: US$ exchange rate	0.7300	0.7411

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency using the applicable exchange rates at the statements of financial position dates. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date when the fair value was determined. Non-monetary items in a foreign currency that are measured in terms of historical cost are translated at the exchange rate at the date of the transaction. Net gains and losses resulting from foreign exchange transactions are recognized in profit or loss. Foreign currency differences arising from the translation are recognized in OCI.

2.4 Financial instruments

(a) Recognition and initial measurement

Financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus or minus, for an item not at FVTPL transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price. However, if the Company has an unconditional right to an amount that differs from the transaction price (e.g. due to the Company’s refund policy), the trade receivable will be initially measured at the amount of that unconditional right.

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, in which case they are recognized at fair value. They are subsequently measured at amortized cost using the effective interest method, less loss allowances. See note 2.6 for further information about the recognition of loss allowances for expect credit losses on trade receivables.

For trade receivables with a significant financing component, an entity can choose as an accounting policy either to apply the general model for measuring the loss allowance or always to measure the loss allowance at an amount equal to the lifetime expected credit losses (the “ECLs”). The Company has chosen the latter policy.

(b) Classification and subsequent measurement

On initial recognition, a financial asset is classified as measured at: amortized cost; fair value through other comprehensive income (“FVOCI”); or fair value through profit or loss (“FVTPL”).

Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•        it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•        its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•        it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•        its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All financial assets not classified as measured at amortized cost or FVOCI are measured at FVTPL. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets at FVTPL are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Debt investments at FVOCI are subsequently measured at fair value. Interest income is calculated using the effective interest method. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss.

Financial liabilities are measured at amortized cost or FVTPL. A financial liability is measured at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost under the effective interest method. interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

2.5 Measurement of fair value

A number of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

As part of an established control framework, significant unobservable inputs and valuation adjustments are regularly reviewed. If third party information, such as broker quotes or pricing services, is used to measure fair values, such information is assessed to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•        Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•        Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•        Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement (with Level 3 being the lowest). The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting year during which the change has occurred.

2.6 Impairment

(a) Financial instruments

The Company recognizes a loss allowance for expected credit losses (ECLs) on financial assets measured at amortized cost (including cash and cash equivalents, restricted cash, trade receivables and other receivables).

The Company measures loss allowances at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Company’s historical experience and informed credit assessment, that includes forward-looking information.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the Company in accordance with the contract and the cash flows that the Company expects to receive).

ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, the Company assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•        significant financial difficulty of the debtor;

•        a breach of contract such as a default or being more than one year past due;

•        the restructuring of a loan or advance by the Company on terms that the Company would not consider otherwise;

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

•        it is probable that the debtor will enter bankruptcy or other financial reorganization; or

•        the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECLs in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount for these assets.

Write-off

The gross carrying amount of a financial asset is written off when the Company has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof. The Company individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. The Company expects no significant recovery from the amount written off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company’s procedures for recovery of amounts due.

(b) Non-financial assets

At each reporting date, the Company reviews the carrying amounts of its non-financial assets (other than inventories, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. An impairment loss is recognized if the carrying amount of an asset or its related cash-generating unit (“CGU”) exceeds its estimated recoverable amount.

For impairment testing, assets are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated to reduce the carrying amounts of the assets in the CGU on a pro rata basis.

Impairment losses recognized in prior periods are assessed at each reporting date for any indication that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.7 Cash and cash equivalents and restricted cash

Cash and cash equivalents are comprised of cash in bank balances. The Company considers all highly liquid investments purchased with original maturity of three months or less, and unencumbered bank deposits to be cash equivalents. The Company’s restricted cash mainly represents the guarantee deposits made by the Company in accordance with Dubai’s general requirements for all local operating entities, or per request by customers during ordinary course of business.

2.8 Inventories

Inventory consists of logging equipment, spare parts and work in progress.

Inventories are measured at the lower of cost and net realizable value, The cost of inventories is based on the monthly weighted average method. In the case of manufactured inventories, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

of business less the estimated costs necessary to make the sale. The amount of any write-down of inventories to net realizable value is recognized as cost of sales in the period the write-down occurs. The amount of any reversal of any write-down of inventories is recognized as a reduction in the amount of inventories recognized as a cost of revenue in the period in which the reversal occurs.

2.9 Rental equipment, property and equipment, net

Items of rental equipment, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the asset. Capitalized costs for new rental equipment include the purchase cost, inspection and delivery. Repair and maintenance costs that do not extend the lives of the rental equipment are charged to direct operating expenses at the time the costs are incurred. The gain or loss on disposal of an item of property, plant and equipment (calculated as the difference between the net proceeds from disposal and the carrying amount of the item) is recognized in profit or loss.

Depreciation is calculated to write off the cost of items of rental equipment, property, and equipment less their estimated residual values under the straight-line method over their estimated useful lives, and is generally recognized in profit or loss.

The estimated useful lives and residual values of the Company’s rental equipment are based on the Company’s expectations for future used logging equipment sale prices, The Company evaluates estimates used in its depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in its depreciation estimates for useful lives or the assigned residual values of its equipment is warranted.

The costs and related accumulated depreciation of assets sold or otherwise retired are eliminated from the Company’s accounts and any gain or loss is included in the consolidated statements of profit or loss and other comprehensive income. The cost of maintenance and repair is charged to expenses as incurred, whereas significant renewals and betterments are capitalized. Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Estimated useful lives are as follows:

Category	Estimated useful life
Rental equipment	8 years
Motor vehicle	4 years
Office equipment and furniture	3 – 8 years

2.10 Intangible assets

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Amortization is calculated to write off the cost of intangible assets with finite useful lives using straight-line method over their estimated useful lives and is generally recognized in profit or loss. Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Development expenditure is capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable and the Company intends to and has sufficient resources to complete development and to use or sell the asset. Otherwise, it is recognized in profit or loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

Their estimated useful lives of intangible assets are as follows:

Category	Estimated useful life
Software	5 – 10 years

2.11 Contact liabilities

A contract liability is recognized when the customer pays non-refundable consideration before the Group recognizes the related revenue. A contract liability would also be recognized if the Group has an unconditional right to receive non-refundable consideration before the Group recognizes the related revenue. In such cases, a corresponding receivable would also be recognized.

2.12 Related party

For the purpose of these consolidated financial statements, parties are considered to be related to the Company if the Company has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

(a)     A person, or a close member of that person’s family, is related to the Company if that person:

(i)     has control or joint control over the Company; or

(ii)    has significant influence over the Company; or

(iii)   is a member of the key management personnel of the Company or the Company’s parent.

(b)    An entity is related to the Company if any of the following conditions applies:

•        The entity and the Company are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others).

•        One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member).

•        Both entities are joint ventures of the same third party.

•        One entity is a joint venture of a third entity and the other entity is an associate of the third entity.

•        The entity is a post-employment benefit plan for the benefit of employees of either the Company or an entity related to the Company.

•        The entity is controlled or jointly controlled by a person identified in (a).

•        A person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

•        The entity, or any member of a group of which it is a part, provides key management personnel services to the Company or to the Company’s parent.

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

2.13 Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

(a) As a lessee

At commencement or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. The Company has not elected the practical expedient under IFRS 16 for lease of property, not to separate non-lease components from lease components, but accounting for the lease and non-lease components separately. The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Company by the end of the lease term or the cost of the right-of-use asset reflects that the Company will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. The right-of-use asset is subsequently stated at cost less accumulated depreciation and impairment losses if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Most of Company’s lease agreements do not have an interest rate implicit in the lease, and therefore, the Company uses its incremental borrowing rate as the discount rate to calculate the present value of the lease payments.

The Company determines their incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the assets leased.

Lease payments included in the measurement of the lease liability comprise the following:

•        fixed payments, including in-substance fixed payments;

•        variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•        amounts expected to be payable under a residual value guarantee; and

•        the exercise price under a purchase option that the Company are reasonably certain to exercise, lease payments in an optional renewal period if the Company are reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company are reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

revised in-substance fixed lease payment. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Short-term leases and leases of low-value assets

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. Short-term leases are leases with initial term of 12 months or less. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

(b) As a lessor

As a lessor, the Company entered into operating lease agreements with customers for equipment lease. With respect to lessor lease transactions, the Company determines at the commencement of the lease whether each lease is a finance lease or operating lease. A lease is classified as a finance lease if it transfers substantially all of the risks and rewards incidental to the ownership of an underlying asset. Otherwise leases are classified as operating leases. As part of this assessment, the Company considers certain indicators such as whether the lease is for the major part of the economic life of the asset. The Company recognizes the operating lease payments in profit or loss on a straight-line basis over the lease term.

2.14 Revenue

Revenue is recognized when control over the product or service is transferred to the customer, at the amount of promised consideration to which the Group is expected to be entitled in exchange for the satisfaction of a specific performance obligation, excluding those amounts collected on behalf of third parties. Revenue excludes value added tax or other sales taxes and is after deduction of any sales rebates and sales return.

The Company recognizes revenue when goods and services are transferred to customers in an amount that reflects the consideration which it expects to receive in exchange for those goods and services. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Revenue recognition policies for each type of revenue stream are as follows:

Equipment sales

The Company generates revenue from the product sales of logging equipment. There is one performance obligation, which is to sale and deliver the products ordered by customers. The Company provides quality guarantee terms for 12 months after equipment sales, which is an assurance type warranty that the product complies with agreed-upon specifications. The Company does not identify it as a separate performance obligation. Shipping activities are performed before customers obtain control of the goods, and hence, should not be considered a separate performance obligation. As a result, both cost of goods and freight costs are recognized at the same time when products are delivered to the designated location, after shipping activities completed. The Company recognizes revenue for product sales of logging equipment at point in time when the equipment’s control is transferred to customers. The payment terms and conditions vary by contract type and specific customer. Some customers make advance payments, while for the rest, the Company’s terms mainly require payment within 30 to 90 days after the invoice is issued.

Equipment lease

The Company enters into lease agreements with customer for equipment lease. There is one performance obligation, which is to lease the products ordered by customers. The Company accounts for the equipment lease transaction as operating leases and recognizes the leasing revenue over time during the lease term, on a straight-line basis.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

The most typical lease term is one month. The payment terms and conditions vary by contract type and specific customer. Some customers make advance payments, while for the rest, the Company’s terms mainly require payment within 30 to 90 days after the invoice is issued.

Provision of services

The Company provides data interpretation services and maintenance and repair services to customers. Data interpretation services are to analyze the data generated by logging equipment and delivers a report to the customers. The Company provides several maintenance and repair services per customer’s request. There is one performance obligation in these services, which is to deliver data interpretation reports to customers or complete maintenance and repair services. The Company recognizes the revenue from these services at the point in time when the services are accepted by customers.

The transaction price of above three types of revenue streams is not subject to any significant variable consideration, refund, cancellation or termination provision. No noncash payment identified in the arrangements with customers. In the instance that some eligible customers elect installment payment for equipment sales, the Company believes such arrangement contains a significant financing component and as a result adjusts the transaction price to reflect the impact of time value on the transaction price using an appropriate discount rate (i.e. the interest rates of the loan reflecting the credit risk of the borrower). Interest income resulting from arrangements with a significant financing component is presented as interest income and presented separately from revenue from contracts with customers. Receivables related to the installment payment that are expected to be repaid by customers beyond one year of the dates of the financial statements are recognized as non-current assets, while receivables within one year of the dates of the financial statements are recognized as current assets. The difference between the gross receivable and the respective present value is recorded as unrealized finance income.

2.15 Finance income and finance costs

Finance income comprises interest income on bank deposits. Finance costs comprise interest expense on borrowings and foreign currency gain or loss on financial assets and financial liabilities.

Interest income and expense are recognized under the effective interest method. The “effective interest rate” is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to the gross carrying amount of the financial asset; or the amortized cost of the financial liability. In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the financial asset (when the asset is not credit-impaired) or to the amortized of the liability.

2.16 Income tax

Income tax for the period comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except to the extent that they relate to items recognized in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognized in other comprehensive income or directly in equity, respectively.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the end of each reporting period, and any adjustment to tax payable in respect of previous year. The amount of current tax payable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. Current tax assets and liabilities are offset only if certain criteria are met.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax is not recognized for:

•        temporary differences arising from the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting profit nor taxable profit (or deductible loss) and does not give rise to equal taxable and deductible temporary differences;

•        temporary differences relating to investments in subsidiaries to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future; and

The Group recognized deferred tax assets and deferred tax liabilities separately in relation to its lease liabilities and right-of-use assets.

Deferred tax assets also arise from unused tax losses and unused tax credits. Deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, the future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized such reductions are reversed when the probability of future taxable profits improves. Such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and deferred tax liabilities are offset if all of the following conditions are met:

•        the taxable entity has a legally enforceable right to set off current tax assets against current tax liabilities;

•        they relate to income taxes levied by the same taxation authority on either:

•        the same taxable entity; or

•        different taxable entities, which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

The use of estimates is also important in determining provisions for potential losses that may arise from uncertain income tax positions. The Group estimates and provides for potential losses that may arise out of uncertain income tax positions, in accordance with IAS 12, “Income Taxes” and IFRIC 23, “Uncertainty over Income Tax Treatment”. Significant judgment is required in making these estimates and the Group’s final liabilities may ultimately be materially different.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

2.17 Employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.18 Earnings per share

The Company presents basic and diluted earnings per share data for its Ordinary Shares. Basic earnings per share is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted-average number of Ordinary Shares outstanding during the year, adjusted for own shares held, if any. Diluted earnings per share is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted-average number of Ordinary Shares outstanding, adjusted for own shares held, if any, for the effects of all dilutive potential Ordinary Shares. There is no ordinary share equivalent issued to date.

2.19 Provisions and contingent liabilities

Provisions are recognized when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate can be made. Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

2.20 Segment reporting

An operating segment is a component of an entity that engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same entity) whose operating results are regularly reviewed by the entity’s chief operating decision maker (“CODM”) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

Operating segments often exhibit similar long-term financial performance if they have similar economic characteristics. For example, similar long-term average gross margins for two operating segments would be expected if their economic characteristics were similar. Two or more operating segments may be aggregated into a single operating segment if aggregation is consistent with the core principle of this IFRS, the segments have similar economic characteristics, and the segments are similar in each of the following respects:

(a)     the nature of the products and services;

(b)    the nature of the production processes;

(c)     the type or class of customer for their products and services

(d)    the methods used to distribute their products or provide their services; and

(e)     if applicable, the nature of the regulatory environment, for example, banking, insurance or public utilities.

The Company’s CODM, identified as the Company’s Chief Executive Officer (“CEO”), relies upon the Consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Company. As a result of the assessment made by CODM, the Company has one reportable segment as defined by IFRS

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

8. This is because the Company’s operating segments are similar in the three key aspect: (i) the nature of the products and services, (ii) the nature of the production processes, and (iii) the type or class of customer for their products and services. Additionally, these operating segments are regularly reviewed by the CEO on a consolidated basis.

2.21 Restatement of previously issued financial statements

On October 13, 2025, 47,000 ordinary shares of the Company, with a par value of US$1.00 per share, held by Hegro Well, were surrendered and cancelled. On the same date, the Company’s shareholders adopted a special resolution to amend the Company’s memorandum and articles of association, thereby restructuring its authorized share capital. Specifically, the authorized share capital was adjusted from US$50,000 (represented by 50,000 ordinary shares) to US$50,000, which is divided into two classes of shares: (i) 450,000,000 ordinary shares with an aggregate par value of US$45,000, representing a par value of US$0.0001 per share; and (ii) 50,000,000 Series A redeemable preference shares with an aggregate par value of US$5,000, representing a par value of US$0.0001 per share. Subsequent to the aforesaid amendments, the 3,000 existing ordinary shares held by Hegro Well were subdivided, resulting in 30,000,000 ordinary shares with a par value of US$0.0001 per share.

In accordance with IAS 10 Events after the Reporting Period and IAS 33 Earnings per Share, earnings per share is required to be restated to include the effect on the number of shares of certain share transactions that occur after the reporting date even though the transactions themselves are non-adjusting events. The Company believed that it is appropriate to reflect the above share transactions on a retroactive basis pursuant to SAB Topic 4C. All shares and per share amounts presented herein have been retroactively restated to reflect the above transactions. By recognizing the above transactions on a retroactive basis, 30,000,000 ordinary shares were issued and outstanding as of December 31, 2024 and 2023.

Prior to the restatement, the Company calculated basic and diluted earnings per share attributable to shareholders using 50,000 ordinary shares as the basic and diluted weighted-average shares outstanding. The Company revised the calculation of earnings per share for the years ended December 31, 2024 and 2023 by retroactively applying 30,000,000 ordinary shares as the denominator. After giving effect to the retroactive restatement, the basic and diluted earnings per share attributable to shareholders were restated from $223 and $287 to $0.37 and $0.48 for the years ended December 31, 2024 and 2023, respectively.

2.22 Recent accounting pronouncements

(a) New standard and interpretations adopted

As from the fiscal year beginning on January 1, 2024, the Company has first applied certain new and/or amended standards and interpretations as issued by IASB. The Company has not early adopted any standard, interpretation or amendment issued but not yet effective.

A short description of the new and/or amended standards and interpretations adopted by the Company, and their impact on these financial statements is presented below:

Amendments to IAS 1: Classification of liabilities as current and non-current

In January 2020, IASB issued amendments to paragraphs 69 to 76 of IAS 1 “Presentation of Financial Statements” to specify the requirements for the classification of liabilities as current and non-current. The amendments clarify the following:

•        the meaning of the right to defer settlement;

•        that a right to defer must exist at the end of the reporting period;

•        that such classification is not affected by the probability that an entity will exercise its right to defer; and

•        that only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

2. Summary of material accounting policies (cont.)

These amendments are effective for the annual periods beginning on or after January 01, 2024, and are applied to the changes in the accounting policies, and the changes in the accounting estimates occurring as from the beginning of that period. These amendments have had no significant impact on the Company’s financial statements.

(b) New standards issued but not yet effective

The new and amended standards and interpretations already issued, but yet not effective, at the closing of this reporting period are described next. The Company intends to adopt these new and amended standards and interpretations, if applicable, once they become effective:

IFRS 18: Presentation and disclosure in financial statements

IFRS 18 will replace IAS 1 Presentation of Financial Statements and applies for annual reporting periods beginning on or after 1 January 2027. The new standard introduces the following key new requirements.

•        Entities are required to classify all income and expenses into five categories in the statement of profit or loss, namely the operating, investing, financing, discontinued operations and income tax categories. Entities are also required to present a newly-defined operating profit subtotal. Entities’ net profit will not change.

•        Management-defined performance measures (MPMs) are disclosed in a single note in the financial statements.

•        Enhanced guidance is provided on how to group information in the financial statements.

In addition, all entities are required to use the operating profit subtotal as the starting point for the statement of cash flows when presenting operating cash flows under the indirect method.

The Company is still in the process of assessing the impact of the new standard, particularly with respect to the structure of the Company’s statement of profit or loss, the statement of cash flows and the additional disclosures required for MPMs. The Company is also assessing the impact on how information is grouped in the financial statements, including for items currently labelled as “other”.

Other accounting standards

The following new and amended accounting standards are not expected to have a significant impact on the Company’s consolidated financial statements.

•        Lack of Exchange ability (Amendments to IAS 21)

•        Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7)

3. Cash, cash equivalents and restricted cash

As of December 31, 2024 and 2023, cash, cash equivalents and restricted cash consisted of the following:

	As of December 31,
	2024	2023
	$	$
Cash at hand	—	14
Cash on banks	3,894,940	1,835,991
Total cash and cash equivalents	3,894,940	1,836,005

Restricted cash, current	108,146	204,085
Total cash, cash equivalents and restricted cash	4,003,086	2,040,090

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

4. Trade receivables, net

As of December 31, 2024 and 2023, trade receivables consisted of the following:

	As of December 31,
	2024	2023
	$	$
Trade receivables	14,236,014	15,141,165
Less: Allowance for expected credit losses	(558,347)	(598,201)
Trade receivables, net	13,677,667	14,542,964

The changes in the allowance for expected credit losses are as follows:

	For the Years Ended December 31,
	2024	2023
	$	$
Balance at the beginning of the year	(598,201)	(755,235)
Reversal	14,228	132,034
Write-off	25,626	25,000
Balance at the end of the year	(558,347)	(598,201)

5. Inventories, net

As of December 31, 2024 and 2023, inventories, net consisted of the following:

	As of December 31,
	2024	2023
	$	$
Logging equipment	6,215,336	5,447,030
Spare parts	7,134,463	4,493,223
Work in progress	658,489	365,895
Inventories, gross	14,008,288	10,306,148
Less: write-downs of inventories	(1,372,865)	(1,012,875)
Inventories, net	12,635,423	9,293,273

The changes in the write-downs of inventories are as follows:

	For the Years Ended December 31,
	2024	2023
	$	$
Balance at the beginning of the year	(1,012,875)	(641,070)
Additions	(363,619)	(371,555)
Foreign currency translation	3,629	(250)
Balance at the end of the year	(1,372,865)	(1,012,875)

For the years ended December 31, 2024 and 2023, inventory costs of $9,447,086 and $7,518,882, respectively, were recognized as expenses included in “cost of revenues”. For the years ended December 31, 2024 and 2023, an addition to the write-downs of inventories of $363,619 and $371,555, was recognized respectively.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

6. Prepaid expenses and other current assets

As of December 31, 2024 and 2023, prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2024	2023
	$	$
Prepayment to suppliers	505,683	120,741
Prepaid expense	228,255	48,095
Advance to employees	27,859	34,319
Deposits	18,000	18,000
Others	15,735	2,704
Total	795,532	223,859

7. Rental equipment, net

	As of December 31,
	2024	2023
	$	$
Cost:
Balance at the beginning of the year	33,405,424	27,535,911
Additions	5,852,769	7,996,343
Disposal	(3,923,035)	(2,175,212)
Effect of movement in exchange rates	(161,783)	48,382
Balance at the end of the year	35,173,375	33,405,424

Accumulated depreciation:
Balance at the beginning of the year	(11,704,303)	(9,550,288)
Additions	(3,848,091)	(3,112,704)
Disposal	1,322,728	982,653
Effect of movement in exchange rates	89,338	(23,964)
Balance at the end of the year	(14,140,328)	(11,704,303)

Rental Equipment, net	21,033,047	21,701,121

For the years ended December 31, 2024 and 2023, the Company recognized depreciation expenses of $3,848,091 and $3,112,704, respectively.

8. Property and equipment, net

	Office Equipment and Furniture	Motor Vehicle	Total
	$	$	$
Cost:
As of December 31, 2022	370,050	119,984	490,034
Additions	178,757	286,424	465,181
Disposal	(10,169)	—	(10,169)
Effect of movement in exchange rates	1,139	3,480	4,619
As of December 31, 2023	539,777	409,888	949,665
Additions	214,780	50,618	265,398
Disposal	(1,408)	(96,028)	(97,436)
Effect of movement in exchange rates	(3,939)	(10,867)	(14,806)
As of December 31, 2024	749,210	353,611	1,102,821

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

8. Property and equipment, net (cont.)

	Office Equipment and Furniture	Motor Vehicle	Total
	$	$	$
Accumulated depreciation:
As of December 31, 2022	(263,384)	(113,985)	(377,369)
Additions	(60,979)	(31,195)	(92,174)
Disposal	8,678	—	8,678
Effect of movement in exchange rates	(952)	(997)	(1,949)
As of December 31, 2023	(316,637)	(146,177)	(462,814)
Additions	(87,634)	(65,044)	(152,678)
Disposal	852	43,787	44,639
Effect of movement in exchange rates	3,409	2,724	6,133
As of December 31, 2024	(400,010)	(164,710)	(564,720)

Net book value:
As of December 31, 2023	223,140	263,711	486,851
As of December 31, 2024	349,200	188,901	538,101

For the years ended December 31, 2024 and 2023, the Company recognized depreciation expenses of $152,678 and $92,174, respectively. For the years ended December 31, 2024 and 2023, there was no impairment of property and equipment, respectively.

9. Intangible assets, net

	Software	Total
	$	$
Cost:
As of December 31, 2022	1,902,314	1,902,314
Additions	590,000	590,000
Effect of movement in exchange rates	1,164	1,164
As of December 31, 2023	2,493,478	2,493,478
Additions	400,000	400,000
Effect of movement in exchange rates	(3,973)	(3,973)
As of December 31, 2024	2,889,505	2,889,505

Accumulated amortization:
As of December 31, 2022	(74,844)	(74,844)
Additions	(180,759)	(180,759)
Effect of movement in exchange rates	(953)	(953)
As of December 31, 2023	(256,556)	(256,556)
Additions	(262,995)	(262,995)
Effect of movement in exchange rates	3,468	3,468
As of December 31, 2024	(516,083)	(516,083)

Net book value:
As of December 31, 2023	2,236,922	2,236,922
As of December 31, 2024	2,373,422	2,373,422

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

9. Intangible assets, net (cont.)

For the years ended December 31, 2024 and 2023, the Company recognized amortization expenses of $262,995 and $180,759, respectively. For the years ended December 31, 2024 and 2023, there was no impairment of intangible assets, respectively.

10. Leases

As a lessee

Right-of-use assets:

	As of December 31,
	2024	2023
	$	$
Cost:
Balance at the beginning of the year	3,983,171	2,031,698
Additions	4,511,757	3,193,172
Derecognition	(805,882)	(1,226,818)
Effect of movement in exchange rates	(25,662)	(14,881)
Balance at the end of the year	7,663,384	3,983,171

Accumulated depreciation and impairment:
Balance at the beginning of the year	(976,960)	(1,623,570)
Additions	(980,666)	(568,437)
Derecognition	795,719	1,216,655
Effect of movement in exchange rates	6,208	(1,608)
Balance at the end of the year	(1,155,699)	(976,960)

Right-of-use assets, net	6,507,685	3,006,211

Lease liabilities:

	As of December 31,
	2024	2023
	$	$
Lease liabilities, current	1,127,101	477,114
Lease liabilities, non-current*	5,753,111	2,664,143
Total lease liabilities, current	6,880,212	3,141,257

____________

*        Regarding the lease of the Company’s office in Dubai, the Company expects to exercise the renewal option to extend the lease term by three years until 2027. During those three years, the quarterly rent will increase by 10% annually from the current rate of $72,234. Regarding the lease of the Company’s office in Singapore, the Company expects to exercise the renewal option to extend the lease term by three years to 2034. The Company expects monthly rental payments to remain unchanged over this period, as the office is in a newly developed industrial area with relatively low local rental rates to attract tenants. The extension of the lease term was reflected in the right-of-use assets and operating lease liabilities in the consolidated statements of financial position.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

10. Leases (cont.)

The operating lease cost and short-term lease cost for the years ended December 31, 2024 and 2023, were as follows:

	For the Years Ended December 31,
	2024	2023
	$	$
Depreciation charge for right-of-use assets	980,666	568,437
Interest on lease liabilities	221,048	88,091
Expenses relating to short-term lease and low value assets	54,572	50,115

The weighted-average discount rate was calculated using the discount rate for the lease that was used to calculate the lease liability balance for each lease and the remaining balance of the lease payments for each lease as of December 31, 2024 and 2023.

A summary of supplemental information related to operating leases are as follows:

	As of December 31,
	2024	2023
	$	$
Total cash outflow for lease liabilities	993,850	567,199
Total cash outflow for short-term leases	54,572	50,115
Weighted average remaining lease term	5.4 years	6.2 years
Weighted average discount rate	3.92%	5.99%

As a lessor

The revenue generated from equipment lease were $22,426,732 and $17,184,993 for the years ended December 31, 2024 and 2023, respectively.

11. Accruals and Other payables

	As of December 31,
	2024	2023
	$	$
Payroll payable	691,720	869,419
Contract liabilities	488,180	401,300
Rebate payable	441,662	269,310
Other tax payable	174,294	99,319
Interest payable	153,835	31,859
Accrued expenses	150,571	273,690
Credit card bill	109,854	104,726
Others	57,518	4,947
Total	2,267,634	2,054,570

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

12. Loans payable

	As of December 31,
	2024	2023
	$	$
Short-term bank loans(1)	55,685	846,639
Loans from third parties other than banks, current(2)	623,941	411,444
Loans from third parties other than banks, non-current	695,015	1,921,530
Total	1,374,641	3,179,613

____________

(1)      On December 8, 2023, GOWell Dubai entered into a credit loan agreement with a local bank in the total amount of AED2,998,010 (approximately $816,341), matured on December 6, 2024. The interest rate is composed of SME Prime rate which is fixed at 15.5% and floating upward by 2.00%. During the year ended December 31, 2024, the Company repaid $790,954, with the remaining balance fully settled in January 2025.

(2)      Loans from third parties other than banks are loans borrowed from third party entities and individuals. It involves multiple loan agreements with interest rates ranging from 1% to 10%. These loans were unsecured, and will either mature during the year ending December 31, 2025, or are due on demand.

Interest expenses for loans from bank and third parties were $206,066 and $293,308 for the years ended December 31, 2024 and 2023, respectively.

Reconciliation of movements of liabilities to cash flow arising from financing activities:

	Loans payable, current	Operating lease liabilities, current	Loans payable, non-current	Amounts due to related parties, non-current	Operating lease liabilities, non-current	Total
	$	$	$	$	$	$
As of December 31, 2023	1,258,083	477,114	1,921,530	8,870,086	2,664,143	15,190,956
Changes from financing cash flows:
Repayments of loans from banks	(702,520)	—	—	—	—	(702,520)
Repayments of loans from third parties	(52,097)	—	(423,491)	—	—	(475,588)
Repayment of loans from related parties	—	—	—	(4,641,951)	—	(4,641,951)
Repayments of motor vehicle mortgage loan	(10,942)	—	—	—	—	(10,942)
Repayment of Lease liabilities	—	(993,850)	—	—	—	(993,850)
Interest paid	(284,869)	—	—	—	—	(284,869)
Net cash used in financing activities	(1,050,428)	(993,850)	(423,491)	(4,641,951)	—	(7,109,720)
Effect of exchange rate changes on cash and cash equivalents	(7,462)	—	—	—	—	(7,462)
Other changes liabilities-related
Interest on lease liabilities	—	221,048	—	—	—	221,048
Interest on loan payable	24,847	—	2,826	—	—	27,673
Governmental subsidy	(7,300)	—	—	—	—	(7,300)
Loss on disposal of property and equipment	17,137	—	—	—	—	17,137
Recognition of right-of use assets and operating lease liabilities	—	4,511,757	—	—	—	4,511,757
Reclassification	805,850	(3,088,968)	(805,850)	—	3,088,968	—
Purchase of intangible assets	(361,101)	—	—	—	—	(361,101)
As of December 31, 2024	679,626	1,127,101	695,015	4,228,135	5,753,111	12,482,988

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

12. Loans payable (cont.)

	Loans payable, current	Operating lease liabilities, current	Loans payable, non-current	Amounts due to related parties, non-current	Operating lease liabilities, non-current	Total
	$	$	$	$	$	$
As of December 31, 2022	2,526,551	382,555	632,899	12,305,436	44,638	15,892,079
Changes from financing cash flows:
Proceeds of loans from banks	816,341	—	—	—	—	816,341
Proceeds of loans from third parties	64,621	—	—	—	—	64,621
Repayments of loans from third parties	(776,945)	—	—	—	—	(776,945)
Proceeds of loans from related parties	—	—	—	50,000	—	50,000
Repayment of loans from related parties	—	—	—	(3,485,350)	—	(3,485,350)
Repayments of motor vehicle mortgage loan	(19,347)	—	—	—	—	(19,347)
Repayment of Lease liabilities	—	(567,199)	—	—	—	(567,199)
Interest paid	(224,239)	—	—	—	—	(224,239)
Net cash used in financing activities	(139,569)	(567,199)	—	(3,435,350)	—	(4,142,118)
Effect of exchange rate changes on cash and cash equivalents	2,783					2,783
Other changes liabilities-related						—
Interest on lease liabilities	—	88,091	—	—	—	88,091
Interest on loan payable	293,407	—	—	—	—	293,407
Recognition of right-of use assets and operating lease liabilities	—	3,193,172	—	—	—	3,193,172
Reclassification	(1,288,631)	(2,619,505)	1,288,631	—	2,619,505	—
Purchase of property, equipment and rental equipment	196,866	—	—	—	—	196,866
Purchase of intangible assets	(333,324)	—	—	—	—	(333,324)
As of December 31, 2023	1,258,083	477,114	1,921,530	8,870,086	2,664,143	15,190,956

13. Capital and reserves

(a)    Share capital

On July 11, 2025, the Company was incorporated as an Exempted Company incorporated in the Cayman Islands with Limited Liability, with an authorized share capital of 50,000 ordinary shares with a par value of $1.00 per share.

On October 13, 2025, 47,000 ordinary shares of the Company, with a par value of US$1.00 per share, held by Hegro Well, were surrendered and cancelled. On the same date, the Company’s shareholders adopted a special resolution to amend the Company’s memorandum and articles of association, thereby restructuring its authorized share capital. Specifically, the authorized share capital was adjusted from US$50,000 (represented by 50,000 ordinary shares) to US$50,000, which is divided into two classes of shares: (i) 450,000,000 ordinary shares with an aggregate par value of US$45,000, representing a par value of US$0.0001 per share; and (ii) 50,000,000 Series A redeemable preference shares with an aggregate par value of US$5,000, representing a par value of US$0.0001 per share.

Subsequent to the aforesaid amendments, the 3,000 existing ordinary shares held by Hegro Well were subdivided, resulting in 30,000,000 ordinary shares with a par value of US$0.0001 per share.

GOWell Technology Limited.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

13. Capital and reserves (cont.)

As of December 31, 2024 and 2023, the Company’s authorized ordinary shares were 450,000,000, each with a par value of US$0.0001, and the issued ordinary shares were 30,000,000, respectively.

All share numbers and per-share amounts presented in these financial statements and the accompanying notes have been retrospectively adjusted to reflect the cumulative effect of the share subdivision.

(b)    Nature and purpose of reserves

Share premium

Share premium is the difference between the issue price and the par value of the shares.

Foreign currency translation reserve

The foreign currency translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations.

14. Revenue

The following table disaggregates the Company’s revenues by product line for the years ended December 31, 2024 and 2023.

	For the Years Ended December 31,
	2024	2023
	$	$
Equipment sales(1)	21,163,814	21,591,639
Equipment lease	22,426,732	17,184,993
Provision of services(2)	5,734,746	6,143,065
Net revenue	49,325,292	44,919,697

____________

(1)      For the years ended December 31, 2024 and 2023, revenue of $3,537,377 and $2,627,725 was generated from the sale of rental equipment.

(2)      Provision of services mainly represent data interpretation services and maintenance and repair services provided to the customers.

The following table disaggregates the Company’s revenues by primary geographical markets based on customers’ location for the years ended December 31, 2024 and 2023.

	For the Years Ended December 31,
	2024	2023
	$	$
Asia	30,108,710	29,565,816
North America	7,272,474	7,942,784
Europe	5,651,501	2,180,586
Africa	3,747,909	3,230,873
South America	2,276,226	1,152,987
Oceania	268,472	846,651
Total	49,325,292	44,919,697

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

14. Revenue (cont.)

The following table summarizes the Company’s revenue recognition at a point in time or over time:

	For the years ended December 31,
	2024	2023
	$	$
Revenue from contracts with customers
Time of revenue recognition
– At a point in time	26,898,560	27,734,704

Other revenue (over time)
Equipment lease	22,426,732	17,184,993
Total Revenue	49,325,292	44,919,697

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Company’s right to consideration in exchange for goods or services that the Company has transferred to a customer. Contract liabilities represent the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Company’s revenue recognition criteria are met. The Company recorded contract liabilities of $488,180 and $401,300 as of December 31, 2024 and 2023, respectively, included in accruals and other payables. The Company expects to recognize the contract liabilities as of December 31, 2024 as revenue over the next 12 months. Contract liabilities of $267,388 and $613,501 as of December 31, 2023 and 2022 were recognized as revenues in the fiscal years ended December 31, 2024 and 2023, respectively. The Company has no contract assets as of December 31, 2024 and 2023.

Contract costs

Contract costs consist of incremental costs of obtaining a contract with customers, for example, sales commissions. The Company elects to use the practical expedient, allowing to recognize the incremental costs of obtaining a contract as a cost or an expense when incurred if the amortization period, usually the contractual period, would have been one year or less.

15. Income and expenses

Total cost and expenses consisted of the following nature:

	For the Years Ended December 31,
	2024	2023
	$	$
Staff expenses and wages	14,029,793	10,214,632
Carrying amount of inventories sold	8,173,545	7,052,061
Depreciation and amortization expenses	4,129,910	3,335,575
Professional service fees	1,846,422	1,559,495
Consumption of maintenance materials	1,273,541	466,821
Travel expenses	1,002,493	1,001,173
Rental expenses	1,076,313	796,955
Shipment fee	683,757	409,063
Commission fee	567,903	939,108

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

15. Income and expenses (cont.)

	For the Years Ended December 31,
	2024	2023
	$	$
Office expenses	428,031	490,167
Utilities and Property management fee	474,632	328,495
Material consumption	369,181	1,124,917
Write-downs of inventories	363,619	371,555
Marketing and entertainment fee	291,448	178,398
Financial institutions charges	53,907	97,443
Expected credit losses	40,107	53,191
Others	611,622	1,312,317
Total cost and operating expenses	35,416,224	29,731,366

Total other expenses, net consisted of the following nature:

	For the Years Ended December 31,
	2024	2023
	$	$
Financial income	231,900	12,457

Finance cost
Interest expense on loan	(206,066)	(293,308)
Interest expense on lease liability	(221,048)	(88,091)
Foreign exchange loss, net	(50,590)	(12,912)
Total Finance cost	(477,704)	(394,311)

Other expenses, net
Other non-operating income	94,560	12,122
Loss on disposal of assets	(65,661)	(230)
Other non-operating expenses	(30,128)	(44,407)
Total other expenses, net	(1,229)	(32,515)

Total other expenses	(247,033)	(414,369)

16. Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current tax laws of the Cayman Islands, the Company is not subject to tax on the income or capital gains. In addition, payments of dividends and capital in respect of the shares are not subject to taxation, and no withholding will be required in the Cayman Islands on the payment of any dividend or capital to any holder of the shares, nor will gains derived from the disposal of our shares be subject to the Cayman Islands income or corporation tax.

United States

The Company’s U.S. subsidiary files income tax returns with the U.S. Internal Revenue Services (IRS). The Company’s U.S. subsidiary is subject to U.S. federal or state income tax examinations by the IRS and relevant state tax authorities. The U.S. corporate tax rate for the years ended December 31, 2023 and 2024 were both 21%.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

16. Income taxes (cont.)

The IRS can include returns filed within the last three years in an audit unless a substantial error is found in which case, the IRS may extend the period to six years.

Canada

Canada’s corporate tax rates include two portions, the federal and the provincial. The Corporate Federal Tax rate is 38%. After a 10% federal tax abatement and a 13% general tax reduction, the net tax for general corporations is 15%. Although Canada has a reduced tax rate for small businesses, the Company’s Canadian subsidiary, which is registered in Alberta, does not qualified for it. The provincial tax rate beginning from January 1, 2020 was 10%, and decreased to 8% start from July 1, 2020.

The normal re-assessment period by the Canada Revenue Agency (CRA) is three years beginning on the date the original Notice of Assessment was issued unless certain situations occur. For suspicion of income or tax evasion, the re-assessment period can be extended to six years while for failure to report foreign properties, it can be extended to ten years.

UAE

For the year December 31, 2023, the Company’s subsidiaries incorporated in the UAE were not subject to tax on income or capital gain. The UAE has introduced Federal Decree-Law No.47 of 2022 on the Taxation of Corporations and Businesses (the “CT Law”), which applies to financial years beginning on or after June 1, 2023. Under the CT Law, corporate tax is applicable to (amongst others) legal persons in the UAE at the rate of 9% on taxable income above AED375,000. However, entities incorporated or registered in free zones that are considered qualifying free zone persons (“QZFP”) are subject to 0% tax on their qualifying income.

The Company’s UAE subsidiary does not meet the criteria of QZFP for the year ended December 31, 2024, and is subject to the corporate tax at a rate of 9%. The Company believes that the subsidiary is not likely to satisfy all the conditions for QFZP prescribed in the CT Law. If a free zone person does not meet all the conditions, it will be subject to a rate of 9% on its taxable income.

Additionally, although a withholding tax framework has been introduced in the UAE, the applicable rate is currently set at 0% and although this is subject to change, the UAE does not currently impose a withholding tax on payments of dividends to shareholders.

Singapore

The applicable tax rate is 17% in Singapore, with 75% of the first approximately SGD 10,000 taxable income and 50% of the next approximately SGD 190,000 taxable income are exempted from income tax.

Profit before income tax expense is attributable to the following geographic locations:

	For the Years Ended December 31,
	2024	2023
	$	$
US	130,666	(1,829,180)
Canada	928,301	734,866
Dubai	14,205,059	15,714,592
Singapore	(1,601,991)	153,684
Total	13,662,035	14,773,962

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

16. Income taxes (cont.)

(a) Taxation recognized in consolidated profit

	For the Years Ended December 31,
	2024	2023
	$	$
Current tax expenses	1,539,245	190,665
Deferred tax expenses	(44,737)	(371,505)
Withholding Foreign Tax	1,016,740	610,903
Total	2,511,248	430,063

(b) Reconciliation between tax expense and accounting profit at applicable tax rates

	For the Years Ended December 31,
	2024	2023
	$	$
Net profit before provision for income tax	13,662,035	14,773,962
Singapore statutory tax rate*	17%	17%
Income tax expenses at Singapore tax rate	2,322,546	2,511,574
Effect of different tax rates in other jurisdictions	(873,761)	(2,726,682)
Non-deductible item	72,790	190,114
Withholding Foreign Tax	1,016,739	610,903
Foreign tax deduction	(27,066)	(21,124)
Effect of change in tax rates	—	(134,722)
Income tax expense	2,511,248	430,063
Effective tax rate	18.4%	2.9%

____________

*        The Singapore statutory tax rate is used because the Company’s headquarter, and primary management activities are located in Singapore.

(c) Deferred tax assets and liabilities

The following table summarizes deferred tax assets resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	As of December 31,
	2024	2023
	$	$
Deferred tax assets
Net operating losses carryforward	2,340,347	2,412,588
Operating lease liabilities	1,224,595	632,576
R&D expenditures	594,333	494,650
Write-downs of inventories	166,344	127,937
Provision for credit losses	58,326	66,724
Subtotal	4,383,945	3,734,475

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

16. Income taxes (cont.)

	As of December 31,
	2024	2023
	$	$
Deferred tax liabilities
Right of use assets	(1,151,537)	(601,741)
Depreciation for tangible assets	(331,849)	(291,338)
Subtotal	(1,483,386)	(893,079)

Set-off of tax	(1,483,386)	(893,079)

Net deferred tax assets	2,900,559	2,841,396

The Company recognized deferred tax asset for GOWell Singapore and GOWell US for all deductible temporary differences, to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized. In making this assessment, management considered both positive and negative evidence regarding future profitability in these jurisdictions. This evidence included recent profitability as well as expected continuation of revenue growth. In addition, management evaluated the length of the carryforward period for unused tax losses. Based on this analysis, management determined that it is probable that the deferred tax assets recognized will be realized.

During year ended December 31, 2024 and 2023, a roll forward showing the net change in deferred tax assets/deferred tax liabilities and reconciliation with deferred tax expense is as follow:

	As of December 31,
	2024	2023
	$	$
Deferred tax assets arising from:
Balance as of beginning of the year	2,841,396	2,484,070
Charged to profit or loss	46,090	365,513
Effect of movement in exchange rates	13,073	(8,187)
Balance as of end of the year	2,900,559	2,841,396

Tax losses for which deferred tax asset was recognized expire as follows:

	2024	Expiry Date
Expire	7,715,265	2036 – 2038
Never Expire	3,487,586	—
	2023	Expiry Date
Expire	8,307,223	2036 – 2038
Never Expire	3,181,289	—

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

17. Concentration

(a)     Customers

The following table sets forth information as to each customer that accounted for 10% or more of net revenue for the years ended December 31, 2024 and 2023.

Customer	For the Years Ended December 31,
	2024		2023
	$ Amount	% of Total	$ Amount	% of Total
A	6,211,733	13%	4,857,929	11%
B	*	*	5,071,552	11%

____________

*        Represented the percentage below 10%.

The following table sets forth information as to each customer that accounted for 10% or more of total accounts receivable, net as of December 31, 2024 and 2023.

Customer	As of December 31,
	2024		2023
	$ Amount	% of Total	$ Amount	% of Total
C	2,102,283	15%	*	*
A	1,513,716	11%	3,008,030	20%

____________

*        Represented the percentage below 10%.

(b)    Suppliers

For the years ended December 31, 2024 and 2023, the Company’s material suppliers, each of whom accounted for more than 10% of the Company’s total purchases, were as follows:

Supplier	For the Years Ended December 31,
	2024		2023
	$ Amount	% of Total	$ Amount	% of Total
Xi’an Gewei	12,635,104	62%	12,446,762	62%

As of December 31, 2024 and 2023, the Company’s suppliers, each of whom accounted for more than 10% of the Company’s total accounts payable, were as follows:

Supplier	As of December 31,
	2024		2023
	$ Amount	% of Total	$ Amount	% of Total
A	50,913	27%	283,165	26%
B	35,588	19%	*	*
C	30,400	16%	*	*
D	20,943	11%	*	*
E	20,491	11%	*	*
F	*	*	221,000	20%
G	*	*	162,658	15%

____________

*        Represented the percentage below 10%.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

18. Earnings per share

The following table sets forth the basic and diluted earnings per share computation and provides a reconciliation of the numerator and denominator for the years ended December 31, 2024 and 2023 presented:

	For the Years Ended December 31,
	2024	2023
Numerator:
Net profit	11,150,787	14,343,899

Denominator:
Weighted average number of ordinary shares outstanding-basic and diluted (as restated)	30,000,000	30,000,000

Denominator for basic and diluted net profit per share calculation
Basic and diluted net profit per share attributable to ordinary shareholders (as restated)	0.37	0.48

19. Segment reporting

The Company has one reportable segment as defined by IFRS 8. The CODM evaluates operating segments based on revenue from external customers and segment profit (loss). Total revenue for the reportable segment equals consolidated revenue for the Company. Segment profit is defined as net profit or loss before taxation of each operating segment.

Geographic information:

Geographic information about the Company’s external revenue and non-current assets, presented by the geographical locations of the Company’s operations, is as follows:

	Dubai	U.S.	Canada	Singapore	Total
	$	$	$	$	$
For the year ended December 31, 2024
External revenue	39,384,476	7,746,468	2,194,348	—	49,325,292

For the year ended December 31, 2023
External revenue	35,703,922	7,126,018	2,089,757	—	44,919,697

As of December 31, 2024
Rental equipment, net	15,582,778	4,759,060	691,209	—	21,033,047
Property and equipment, net	99,987	342,590	82,694	12,830	538,101
Intangible assets, net	1,680,470	688,812	4,140	—	2,373,422
Right-of-use assets, net	667,648	2,302,151	88,866	3,449,020	6,507,685
Subtotal	18,030,883	8,092,613	866,909	3,461,850	30,452,255

As of December 31, 2023
Rental equipment, net	16,751,572	3,957,538	992,011	—	21,701,121
Property and equipment, net	134,371	230,022	122,458	—	486,851
Intangible assets, net	1,440,427	788,399	8,096	—	2,236,922
Right-of-use assets, net	275,094	2,565,765	165,352	—	3,006,211
Subtotal	18,601,464	7,541,724	1,287,917	—	27,431,105

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

20. Related party transactions

(a)     Key management personnel compensation:

In accordance with IAS 24, key management personnel are those persons who have authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, and are determined to be executive officers (CEO and CFO) and directors (executive and non-executive) of the Company. The remuneration of directors and key executives is determined by the board of directors of the Company having regard to the performance of individuals and market trends.

For the year ended December 31, 2024 and 2023, short-term employee benefits of key management personnel were $1,238,480 and $556,819, respectively.

(b)    The table below sets forth the major related parties and their relationships with the Company:

Name of related parties	Relationship with the Company
Xi’an Gewei	Entity controlled by Mr. Xi Zhang
Xi’an Offshore Petroleum Equipment Technology Co, Ltd	Entity controlled by Xi’an Gewei
GOWell Wireline Technology de México S de RL de CV (“GOWell México”)	Entity controlled by Xi’an Gewei
GOWell Energy Technologies LLC*	Entity controlled by Xi’an Gewei
GOWell Energy Solutions, Inc.	Entity controlled by Xi’an Gewei

____________

*        Entity dissolved as of February 4, 2025.

(c)     The Company had the following balances due to related parties:

	As of December 31,
	2024	2023
	$	$
Trade payables – related parties:
Xi’an Gewei	3,861,971	3,483,779

Amounts due to related parties, current:
Xi’an Offshore Petroleum Equipment Technology Co, Ltd(1)	80,231	80,231

Amounts due to related parties, non-current:
Xi’an Gewei(2)	4,228,135	8,870,086

____________

(1)      The balances represented the interest-free loan provided by related parties to the Company. The loans were unsecured and due on demand.

(2)      The balance represented an interest-free loan from Xi’an Gewei that is due on demand, and the loan is expected to be fully settled by December 2026.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

20. Related party transactions (cont.)

(d)    Transactions

		For the Years Ended December 31,
		2024	2023
		$	$
Xi’an Gewei	Equipment sales of spare parts and logging equipment	1,103,285	479,769
Xi’an Gewei	Provision of Interpretation and other service	646	—
GOWell México	Equipment sales of logging equipment	263	14,633
GOWell México	Provision of Interpretation and other service	—	5,330
GOWell México	Equipment lease	27,126	23,479
		1,131,320	523,211

Xi’an Gewei	Purchase of spare parts and logging equipment	12,628,247	12,423,160
Xi’an Gewei	Purchase of service	6,857	23,602
		12,635,104	12,446,762

Xi’an Gewei	Advance made on behalf of related parties	709,795	—
GOWell México	Advance made on behalf of related parties	—	114,000
GOWell Energy Solutions Inc	Advance made on behalf of related parties	46,404	—
GOWell Energy Technologies LLC	Advance made on behalf of related parties	1,650	6,300
		757,849	120,300

GOWell México	Settlement from related parties for advances made	—	45,000
Xi’an Gewei	Proceeds of loans from related parties	—	50,000

Xi’an Gewei	Repayment of loans from related parties	4,641,951	3,485,350
		4,641,951	3,485,350

Xi’an Gewei	Net settlement of related parties balance	1,765,913	230,640
GOWell México	Net settlement of related parties balance	30,167	106,289
GOWell Energy Technologies LLC	Net settlement of related parties balance	—	6,300
		1,796,080	343,229

____________

(1)      During the years covered by this report, the Company sold logging equipment to Xi’an Gewei, and purchased logging equipment developed by Xi’an Gewei for production purpose.

(2)      During the years ended December 31, 2024 and 2023, the Company entered into net settlement agreements with Xi’an Gewei, GOWell México and GOWell Energy Technologies LLC, to net settle the Company’s amounts due from the aforementioned related parties with the Company’s payables to Xi’an Gewei. For the years ended December 31, 2024 and 2023, the amount of net settlement of related parties balances was $1,796,080 and $343,229, respectively.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

21. Fair value information

The carrying amounts of the Company’s financial instruments carried at amortized cost are not materially different from their fair values as of December 31, 2024 and 2023, because of the short-term maturities of these financial instruments.

22. Financial risks management

The Company’s activities expose it to certain financial risks mainly related to:

•        market risk (interest rate risk and foreign currency risk);

•        credit risk, and

•        liquidity risk.

The board of directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The board will established an audit committee, which will be responsible for overseeing the Company’s risk management policies. The committee will report quarterly to the board of directors on its activities.

The Company’s risk management policies will be established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems will be reviewed regularly to reflect changes in market conditions and the Company’s activities. The Company’s board of directors will oversee how management monitors compliance with the risk management policies and procedures and review the adequacy of the risk management framework in relation to the risks faced by the Company.

(a) Market risk

Interest rate risk

Fluctuations in interest rates impact on the value of investments and financing activities, giving rise to interest rate risk.

The debt of the Company is comprised of different instruments, which bear interest at either fixed or floating interest rates. The ratio of fixed and floating rate instruments in the loan portfolio is monitored and managed, by incurring either variable rate bank loans or fixed rate bonds as necessary.

The interest rate profile of the Company’s interest-bearing financial instruments as reported to the management of the Company is as follows.

	As of December 31,
	2024	2023
	$	$
Fixed interest rate instruments bearing interest
Cash and cash equivalents	3,894,940	1,836,005
Restricted cash	108,146	204,085
Loans payable, current	679,626	1,258,083
Loans payable, non-current	695,015	1,921,530

The Company does not have a material amount of financial instruments with variable interest rates, thereby minimizing the Company’s exposure to cash flow interest rate risk.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

22. Financial risks management (cont.)

Foreign currency risk

The Company is exposed to foreign currency risk because of certain transactions and borrowings which are denominated in foreign currencies. The foreign currencies in which the Company deals primarily are UAE Dirhams and Canadian dollars.

Sensitivity analysis

A reasonably possible strengthening (weakening) of the US dollar, as indicated below, against the UAE Dirhams and Canadian dollars as of December 31, 2024 and 2023, would have increased (decreased) profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecasted sales and purchases.

	As of December 31,
	2024	2023
	$	$
UAE Dirhams (10% strengthening)	96,731	87,027
UAE Dirhams (10% weakening)	(96,731)	(87,027)
Canadian dollars (10% strengthening)	(84,048)	(41,733)
Canadian dollars (10% weakening)	84,048	41,733

(b) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty fails to meet its contractual obligations and arises principally from the Company’s trade receivables, other receivables and long-term receivables.

At the end of each reporting period, the Company’s maximum exposure to credit risk which will cause a financial loss to the Company due to failure to discharge an obligation by the counterparties arises from the carrying amount of the respective recognized financial assets as stated in the statements of financial position.

To minimize credit risk, credit exposure to an individual customer is restricted by the credit limit approved by the management. Customers’ payment profile and credit exposure are continuously monitored by the financial controller and reported to the management and Board of Directors.

The Company’s trade receivables and long-term receivables mainly derive from equipment sales of logging equipment, equipment lease and provision of interpretation service. In addition, the Company has a sizable customer base which minimizes the concentration of credit risk and the aggregate value of transactions concluded is spread amongst approved counterparties. Impairment losses on financial assets recognized in profit or loss.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

22. Financial risks management (cont.)

The following table provides information about the exposure to credit risk and ECLs for trade receivables as of December 31, 2024 and 2023:

	Gross carrying amount	Allowance for credit losses
	$	$
As of December 31, 2024
Within one year	13,082,711	(85,038)
1 – 2 years	798,702	(118,708)
Subtotal	13,881,413	(203,746)
Individually impaired	354,601	(354,601)
Total	14,236,014	(558,347)

As of December 31, 2023
Within one year	14,411,820	(122,500)
1 – 2 years	326,415	(72,771)
Over 2 years	48,329	(48,329)
Subtotal	14,786,564	(243,600)
Individually impaired	354,601	(354,601)
Total	15,141,165	(598,201)

The following table provides information about the exposure to credit risk and ECLs for long-term receivables, including current and non-current portion, as of December 31, 2024 and 2023:

	Gross carrying amount	Allowance for credit losses
	$	$
As of December 31, 2024
Within one year	1,309,765	—
1 – 2 years	—	—
Subtotal	1,309,765	—
Individually impaired	—	—
Total	1,309,765	—

As of December 31, 2023
Within one year	257,878	—
1 – 2 years	—	—
Subtotal	257,878	—
Individually impaired	—	—
Total	257,878	—

(c) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company monitors its liquidity risk, maintains a level of cash and cash equivalents deemed adequate by management to finance the Company’s operations and mitigates the effect of fluctuations in cash flows. Management believes that the repayment of the liabilities will be met out of operating cash flows and the Company will have adequate resources to continue in operational existence for the foreseeable future.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

22. Financial risks management (cont.)

The following tables detail the Company’s remaining contractual maturity for its non-derivative financial liabilities based on the agreed repayment terms or the earliest date on which the Company can be required to pay. The table is based on the undiscounted cash flows of financial liabilities and include both interest and principal cash flows.

	Carrying amount	Total contractual undiscounted cash flow	Within 1 year	Over 1 year
	$	$	$
As of December 31, 2024
Trade payables	186,615	186,615	186,615	—
Trade payables – related parties	3,861,971	3,861,971	3,861,971	—
Loans payable	1,374,641	1,374,641	679,626	695,015
Lease liabilities	6,880,212	7,736,682	1,403,172	6,333,510

As of December 31, 2023
Trade payables	1,104,186	1,104,186	1,104,186	—
Trade payables – related parties	3,483,779	3,483,779	3,483,779	—
Loans payable	3,179,613	3,179,613	1,258,083	1,921,530
Lease liabilities	3,141,257	3,867,050	676,189	3,190,861

23. Contingencies

As of December 31, 2024, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the unaudited interim condensed financial statements, if any.

24. Commitments

The Company entered five contracts for the short-term lease and management and maintenance service to support its operations as of December 31, 2024. These contracts will give rise to annual expenses of $55,879 in the next 12 months.

25. Subsequent events

Asset Acquisition

On February 28, 2025, GOWell Singapore acquired 100% equity interest of GOWell Technology Norway AS for a cash consideration of NOK50,000 (US$4,448).

Dividend Declaration

On June 30, 2025, the Company approved a distribution of one-tier tax exempt interim dividend of amounting to US$5,000,000 be declared payable out of the profits of the Company’s undistributed profits as of June 30, 2025, to the registered Ordinary Shareholder, Hegro Well PTE. Ltd.

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

25. Subsequent events (cont.)

Business Combination

On October 13, 2025, Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”) and the Company (together with SPAC, PubCo, and Merger Sub, the “Group Companies”, or each individually, a “Group Company”), entered into a Business Combination Agreement (the “Business Combination Agreement”).

Pursuant to terms of the Business Combination Agreement, (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company (the “First Merger” and the time of the First Merger, the “First Merger Effective Time”), and (b) at least one Business Day after the First Merger, Merger Sub will merge with and into the Company, as a result of which the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company and a wholly owned direct subsidiary of PubCo (the “Second Merger” and the time of the Second Merger, the “Second Merger Effective Time”).

At the Second Merger Effective Time, by virtue of the Second Merger and without any action required from any party or the securities holders of the Company or PubCo, the Company’s ordinary shares, Series A redeemable preference shares, warrants to purchase ordinary shares, restricted shares (see in below Company Restricted Shares section), and Merger Sub’s ordinary shares will each be converted into the corresponding securities of PubCo.

As for each ordinary share, par value $0.0001 per share, of the Company (each, a “Company Ordinary Share”) that is issued and outstanding immediately prior to the Second Merger Effective Time, will be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 by (y) the price at which each Public Share may be redeemed, subject to a cap of $10.50 per share (the “Redemption Price”) (the quotient obtained from dividing (x) by (y), the “Company Consideration Shares”); divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time (the quotient obtained from dividing (i) and (ii), the “Exchange Ratio”).

The closing of the Transactions is targeted to be consummated in the first quarter of 2026, after receipt of the required approval by the shareholders of SPAC (the “SPAC Shareholder Approval”), the required approval of the shareholders of the Company (the “Company Shareholder Approval”) and the fulfilment of certain other terms and conditions set forth in the Business Combination Agreement.

Earnout

Following the Closing, PubCo will issue to Hegro Well and the investors party to the certain Pre-Funded PIPE subscription agreement entered into concurrently with the Business Combination Agreement their pro rata portion of up to an aggregate of 20,000,000 additional PubCo Ordinary Shares, subject to equitable adjustment (the “Earnout Shares”), in three tranches, respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the Securities and Exchange Commission:

•        2026 EBITDA (x) equal to or greater than 94% of $35,000,000 (the “2026 EBITDA Target”) but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

•        2027 EBITDA (x) equal to or greater than 80% of $50,000,000 (the “2027 EBITDA Target”) but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

GOWell Technology Limited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

25. Subsequent events (cont.)

•        2028 EBITDA (x) equal to or greater than 80% of $70,000,000 (the “2028 EBITDA Target”) but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

Company Restricted Shares

Prior to the Second Merger Effective Time, the Company will issue an aggregate of 4,481,250 Company Restricted Shares to the officers and directors of SPAC who are serving in such capacities at the time of grant. The specific allocation of these shares among the individual recipients shall be determined by SPAC at the time of grant, in accordance with the terms and conditions set forth in the Business Combination Agreement.

Share Capital Changes

On October 13, 2025, 47,000 ordinary shares of the Company, with a par value of US$1.00 per share, held by Hegro Well, were surrendered and cancelled. On the same date, the Company’s shareholders adopted a special resolution to amend the Company’s memorandum and articles of association, thereby restructuring its authorized share capital. Specifically, the authorized share capital was adjusted from US$50,000 (represented by 50,000 ordinary shares) to US$50,000, which is divided into two classes of shares:(i) 450,000,000 ordinary shares with an aggregate par value of US$45,000, representing a par value of US$0.0001 per share; and(ii) 50,000,000 Series A redeemable preference shares with an aggregate par value of US$5,000, representing a par value of US$0.0001 per share.

Subsequent to the aforesaid amendments, the 3,000 existing ordinary shares held by Hegro Well were subdivided, resulting in 30,000,000 ordinary shares with a par value of US$0.0001 per share.

Issuance of Preferred Shares

On October 13, 2025, pursuant to the Business Combination Agreement and the execution of the PIPE Investment Agreement, the Company issued 2,352,941 Series A redeemable preference shares (par value of US$0.0001 per share) to Inflection Point Fund I, LP. These preferred shares were issued in accordance with the terms of the respective agreements and are convertible into or exchangeable for the Company’s ordinary shares subsequent to the completion of the Business Combination.

The Company evaluated subsequent events through October 16, 2025, which is the date that the consolidated financial statements are authorized to be issued, and the management determined that other than those that have been disclosed in the Consolidated financial statements and subsequent events disclosed above, no subsequent events that require recognition and disclosure in the Consolidated financial statements.

GOWell Technology Limited.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Expressed in U.S. dollars)

	As of September 30, 2025	As of December 31, 2024
	$	$
Assets
Current assets
Cash and cash equivalents	1,368,964	3,894,940
Restricted cash	125,170	108,146
Trade receivables, net	15,542,648	13,677,667
Inventories, net	16,625,565	12,635,423
Long-term receivables, current	603,628	1,067,474
Prepaid expenses and other current assets	1,610,822	795,532
Deferred offering costs	100,000	—
Total current assets	35,976,797	32,179,182

Non-current assets
Rental equipment, net	22,751,149	21,033,047
Property and equipment, net	1,086,502	538,101
Intangible assets, net	2,970,300	2,373,422
Right-of-use assets, net	5,576,391	6,507,685
Long-term receivables	44,013	242,291
Deferred tax asset, net	3,181,455	2,900,559
Other non-current assets	399,551	361,140
Total non-current assets	36,009,361	33,956,245
Total Assets	71,986,158	66,135,427

LIABILITIES AND EQUITY

LIABILITIES
Current liabilities
Trade payables	1,415,107	186,615
Trade payables – related party	3,840,289	3,861,971
Accruals and other payables	2,596,804	2,267,634
Loans payable, current	695,702	679,626
Amounts due to a related party, current	80,231	80,231
Dividend payable to shareholder	5,000,000	—
Income tax payable	2,176,754	1,426,380
Operating lease liabilities, current	1,566,010	1,127,101
Total current liabilities	17,370,897	9,629,558

Non-current liabilities
Loans payable, non-current	42,991	695,015
Amount due to a related party, non-current	4,570,567	4,228,135
Operating lease liabilities, non-current	4,558,736	5,753,111
Total non-current liabilities	9,172,294	10,676,261
Total Liabilities	26,543,191	20,305,819

EQUITY
Shares capital*	50,000	50,000
Share premium	29,164,781	29,164,781
Retained earnings	16,335,346	16,762,310
Accumulated other comprehensive loss	(107,160)	(147,483)
Total Equity	45,442,967	45,829,608
Total Liabilities and Equity	71,986,158	66,135,427

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GOWell Technology Limited.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
(Expressed in U.S. dollars)

	For the Nine Months Ended September 30,
	2025	2024
	$	$
Revenues – third parties	31,863,682	33,764,536
Revenues – related parties	1,988,759	897,927
Total revenues	33,852,441	34,662,463
Cost of revenues	(13,361,846)	(13,640,223)
Gross profit	20,490,595	21,022,240

OPERATING EXPENSES:
Selling and marketing expenses	(4,757,238)	(4,591,721)
General and administrative expenses	(6,636,156)	(3,860,864)
Research and development expenses	(3,098,126)	(2,871,125)
Total operating expenses	(14,491,520)	(11,323,710)

Operating profit	5,999,075	9,698,530

OTHER EXPENSES:
Finance income	137,122	8,407
Finance costs	(367,634)	(363,614)
Other expenses, net	(69,284)	(41,445)
Total other expenses	(299,796)	(396,652)
Profit before income tax expense	5,699,279	9,301,878

Income tax expense	(1,126,243)	(1,473,468)
Net profit	4,573,036	7,828,410

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	40,323	(414,282)
Total comprehensive income	4,613,359	7,414,128

Net profit per ordinary share
Basic and diluted	0.15	0.26

Weighted average number of ordinary shares outstanding*
Basic and diluted	30,000,000	30,000,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GOWell Technology Limited.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGE IN EQUITY
(Expressed in U.S. dollars)

	Share Capital*		Share Premium	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total Shareholders’ Equity
	Share	Amount
		$	$	$	$	$
Balance as of December 31, 2023 (as restated)	30,000,000	50,000	29,164,781	5,611,523	41,231	34,867,535
Net profit	—	—	—	7,828,410	—	7,828,410
Foreign currency translation adjustments	—	—	—	—	(414,282)	(414,282)
Balance as of September 30, 2024	30,000,000	50,000	29,164,781	13,439,933	(373,051)	42,281,663

Balance as of December 31, 2024 (as restated)	30,000,000	50,000	29,164,781	16,762,310	(147,483)	45,829,608
Net profit	—	—	—	4,573,036		4,573,036
Foreign currency translation adjustments	—	—	—		40,323	40,323
Distribution to shareholders	—	—	—	(5,000,000)		(5,000,000)
Balance as of September 30, 2025	30,000,000	50,000	29,164,781	16,335,346	(107,160)	45,442,967

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GOWell Technology Limited.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)

	For the Nine Months Ended September 30,
	2025	2024
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit	4,573,036	7,828,410

Adjustments to reconcile net profit to net cash provided by operating activities
Depreciation	3,303,796	3,258,112
Amortization of intangible assets	255,850	192,001
Amortization of right-of-use assets	1,140,406	658,150
Non-cash transfer of rental equipment to inventory for sale	707,457	1,674,926
(Gain)/Loss on disposal of property and equipment	(175)	88,970
Allowance for credit loss	212,436	(21,915)
(Reversal)/Write-downs of inventories	(58,871)	363,619
Governmental subsidy	—	(7,351)
Interest on lease liabilities	194,744	157,689
Interest on loan payable	8,469	19,303
Income tax expenses	613,625	750,998

Changes in operating assets and liabilities:
Trade receivables	(1,323,118)	227
Inventories	(3,931,271)	(2,175,060)
Prepaid expenses and other current assets	(815,289)	(539,197)
Other non-current assets	(38,410)	(60,748)
Trade payables	1,372,038	(335,453)
Accruals and other payables	91,851	378,147
Trade payables – related party	400,478	(3,384,273)
Cash generated from operating activities:	6,707,052	8,846,555
Income tax paid	(165,011)	(234,563)
Net cash provided by operating activities	6,542,041	8,611,992

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and rental equipment	(6,321,413)	(5,113,759)
Purchase of intangible assets	(944,383)	(828,666)
Proceed from disposal of property and equipment	61,633	16,945
Advance made on behalf of related parties	(79,728)	(230,475)
Net cash used in investing activities	(7,283,891)	(6,155,955)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of loans from banks	(53,207)	(546,020)
Repayments of loans from third parties	(368,214)	(461,896)
Repayments of motor vehicle mortgage loan	(27,008)	(9,042)
Repayment of Lease liabilities	(988,233)	(790,043)
Payments for deferred offering cost	(100,000)	—
Interest paid	(28,383)	(206,059)
Net cash used in financing activities	(1,565,045)	(2,013,060)

GOWell Technology Limited.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Expressed in U.S. dollars)

	For the Nine Months Ended September 30,
	2025	2024
	$	$
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(202,057)	(324,342)

Net decrease in cash, cash equivalents and restricted cash	(2,508,952)	118,635

Cash, cash equivalents and restricted cash at beginning of the period	4,003,086	2,040,090
Cash, cash equivalents and restricted cash at end of the period	1,494,134	2,158,725

Reconciliation in amounts on consolidated balance sheets:
Cash and cash equivalents	1,368,964	2,133,749
Restricted cash	125,170	24,976
Total cash, cash equivalents and restricted cash	1,494,134	2,158,725

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Recognition of right-of-use assets and operating lease liabilities	991,672	966,930
Net settlement of related parties balance	1,789,843	1,079,160
Dividend payable and declaration	5,000,000	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

1. Organization and principal activities

GOWell Technology Limited (the “Company”) was established under the laws of the Cayman Islands as an exempted company with limited liability on July 11, 2025. The principal executive office of the Company is 1 BULIM LANE 2 #04-51/54, 648110 Singapore. The Company, through its wholly-owned subsidiaries (collectively, the “Group”), is a global provider of integrated wireline logging technology and solutions focused on advancing well evaluation, integrity and performance. The Company serves the full energy spectrum, including oil and gas, geothermal, underground storage, and carbon sequestration, across the entire asset lifecycle, from construction and production to rejuvenation and permanent abandonment. As an integrated developer, manufacturer, and service provider, it delivers the equipment, logging data interpretation, and repair and maintenance services that position it to redefine industry standards in formation evaluation, well integrity, and production analysis.

Reorganization

Prior to the incorporation of the Company, the Group commenced its operation in 2007 and mainly carried out its business operations through Xi’an Gewei Petroleum Equipment Co., Ltd. (“Xi’an Gewei”) and its wholly-owned subsidiaries GOWell International, LLC (“GOWell US”), GOWell Oilfield Technology FZE (“GOWell Dubai”) and GOWell Oilfield Technology Canada Ltd (“GOWell Canada”).

Xi’an Gewei was established under the laws of the PRC on November 23, 2007 and controlled by Xi Zhang, who held totally 51% of Xi’an Gewei.

GOWell US was incorporated on April 13, 2011 under the laws of the United States of America. It became a wholly owned subsidiary of Xi’an Gewei on December 26, 2012.

GOWell Dubai was established by Xi’an Gewei on February 3, 2013 under the United Arab Emirates (“UAE”) Federal Decree Law.

GOWell Canada was incorporated on May 22, 2013 under the laws of Canada. It became a wholly owned subsidiary of Xi’an Gewei on November 14, 2013.

The Group has undertaken the following transactions (the “Reorganization”):

On April 12, 2024, GOWell Technology Singapore PTE LTD (“GOWell Singapore”) was incorporated under the laws of the Republic of Singapore (the “Singapore”). At the time of incorporation, it was wholly owned by Xi’an Gewei.

On November 12, 2024, Xi’an Gewei transferred 100% equity shares of GOWell Singapore to Compass Technology for consideration of US$10,000. On February 3, 2025, Compass Technology Co. Ltd (“Compass Technology”) transferred 100% equity shares of GOWell Singapore to Enchanted Smooth Holding Limited (“Enchanted Smooth”) for consideration of US$10,000. Both Compass Technology and Enchanted Smooth are controlled by the same ultimate individual shareholder, Xi Zhang.

On February 5, 2025, Xi’an Gewei transferred 100% equity shares of GOWell Canada to GOWell Singapore with nil consideration. On February 11, 2025, Xi’an Gewei transferred 100% equity shares of GOWell US to GOWell Singapore with nil consideration. On February 12, 2025, Xi’an Gewei transferred 100% equity shares of GOWell Dubai to GOWell Singapore with nil consideration.

On February 28, 2025, GOWell Singapore acquired 100% equity interest of GOWell Technology Norway AS (“GOWell Norway”) for a cash consideration of NOK50,000 (US$4,448).

On April 16, 2025, Hegro Well Pte. Ltd. (“Hegro Well”) was incorporated under the laws of Singapore. At the time of incorporation, it was wholly owned by Xi’an Gewei.

On April 24, 2025, Enchanted Smooth transferred 100% equity shares of GOWell Singapore to Hegro Well for consideration of US$1,000.

On July 11, 2025, the Company was incorporated under the laws of Cayman Islands, as an exempted company with limited liability. It was wholly owned by Hegro Well.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

1. Organization and principal activities (cont.)

On July 30, 2025, Hegro Well transferred 100% equity shares of GOWell Singapore to the Company for consideration of US$1,000.

On October 13, 2025, 47,000 ordinary shares of the Company, with a par value of US$1.00 per share, held by Hegro Well, were surrendered and cancelled. On the same date, the Company’s shareholders adopted a special resolution to amend the Company’s memorandum and articles of association, thereby restructuring its authorized share capital. Specifically, the authorized share capital was adjusted from US$50,000 (represented by 50,000 ordinary shares) to US$50,000, which is divided into two classes of shares: (i) 450,000,000 ordinary shares with an aggregate par value of US$45,000, representing a par value of US$0.0001 per share; and (ii) 50,000,000 Series A redeemable preference shares with an aggregate par value of US$5,000, representing a par value of US$0.0001 per share.

Subsequent to the aforesaid amendments, the 3,000 existing ordinary shares held by Hegro Well were subdivided, resulting in 30,000,000 ordinary shares with a par value of US$0.0001 per share.

Accordingly, the Company became the ultimate holding company of GOWell Singapore and its wholly-owned subsidiaries. The Group considered the transactions as a reorganization of entities since the ultimate individual shareholder remained unchanged and all entities within the Group were all under common control before and after the Reorganization. The Reorganization has been treated as a corporate restructuring of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure had existed at that time. In accordance with IFRS 10 and IAS 8, the entities under common control are presented on a consolidated basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the nine months ended September 30, 2025 and 2024, the results of these subsidiaries are included in the unaudited condensed consolidated financial statements for both periods. The accompanying financial statements have been prepared using the historical cost basis as if the Reorganization had occurred at the beginning of the first period presented. The results of operations for the periods presented reflect the consolidated performance of the previously separate entities from the beginning to the end of each period, with the effects of intra-entity transactions eliminated.

Reorganization of the legal structure of the Company (“Reorganization”) was completed on July 30, 2025, by carrying out a sequence of contemplated transactions, whereby the Company became the holding company of all entities discussed above.

As of September 30, 2025, the Company’s subsidiaries include the following entities:

Entity	Date of Incorporation	Place of incorporation	Ownership	Principal activities
GOWell Technology Singapore PTE LTD (“GOWell Singapore”)	April 12, 2024	Singapore	100%	Headquarter, manufacturing, product sales of logging equipment and equipment lease
GOWell Oilfield Technology FZE (“GOWell Dubai”)	February 3, 2013	Dubai	100%	Manufacturing, product sales of logging equipment, equipment lease and provision of services
GOWell International, LLC (“GOWell US”)	April 13, 2011	United States	100%	R&D center, manufacturing, product sales of logging equipment, equipment lease and provision of services
GOWell Oilfield Technology Canada Ltd (“GOWell Canada”)	May 22, 2013	Canada	100%	product sales of logging equipment, equipment lease and provision of services
GOWell Technology Norway AS (“GOWell Norway”)	February 28, 2025	Norway	100%	R&D center and manufacturing

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

2. Basis of accounting

2.1 Basis of preparation

These interim financial statements for the nine months ended September 30, 2025 and 2024 have been prepared in accordance with IAS 34 interim Financial Reporting, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the years ended December 31, 2024 and 2023. They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Accounting Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements. The unaudited condensed consolidated financial statements were authorized for issue by the Board of Directors on December 22, 2025.

2.2 Restatement of previously issued financial statements

On October 13, 2025, 47,000 ordinary shares of the Company, with a par value of US$1.00 per share, held by Hegro Well, were surrendered and cancelled. On the same date, the Company’s shareholders adopted a special resolution to amend the Company’s memorandum and articles of association, thereby restructuring its authorized share capital. Specifically, the authorized share capital was adjusted from US$50,000 (represented by 50,000 ordinary shares) to US$50,000, which is divided into two classes of shares: (i) 450,000,000 ordinary shares with an aggregate par value of US$45,000, representing a par value of US$0.0001 per share; and (ii) 50,000,000 Series A redeemable preference shares with an aggregate par value of US$5,000, representing a par value of US$0.0001 per share. Subsequent to the aforesaid amendments, the 3,000 existing ordinary shares held by Hegro Well were subdivided, resulting in 30,000,000 ordinary shares with a par value of US$0.0001 per share.

In accordance with IAS 10 Events after the Reporting Period and IAS 33 Earnings per Share, earnings per share is required to be restated to include the effect on the number of shares of certain share transactions that occur after the reporting date even though the transactions themselves are non-adjusting events. The Company believed that it is appropriate to reflect the above share transactions on a retroactive basis pursuant to SAB Topic 4C. All shares and per share amounts presented herein have been retroactively restated to reflect the above transactions. By recognizing the above transactions on a retroactive basis, 30,000,000 ordinary shares were issued and outstanding as of December 31, 2024 and December 31, 2023.

3. Use of estimates and judgements

In preparing these interim financial statements, management has made judgements and estimates about the future that affect the application of the Group’s accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.

Measurement of fair values

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

As part of an established control framework, significant unobservable inputs and valuation adjustments are regularly reviewed. If third party information, such as broker quotes or pricing services, is used to measure fair values, such information is assessed to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

3. Use of estimates and judgements (cont.)

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•        Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•        Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•        Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement (with Level 3 being the lowest).

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

4. Changes in accounting policy

The Group did not have any changes to its accounting policies from those applied in the consolidated financial statements as at and for the years ended December 31, 2024 and 2023.

5. Cash, cash equivalents and restricted cash

As of September 30, 2025 and December 31, 2024, cash, cash equivalents and restricted cash consisted of the following:

	As of September 30, 2025	As of December 31, 2024
	$	$
Cash on banks	1,368,964	3,894,940
Total cash and cash equivalents	1,368,964	3,894,940

Restricted cash, current	125,170	108,146
Total cash, cash equivalents and restricted cash	1,494,134	4,003,086

6. Trade receivables, net

As of September 30, 2025 and December 31, 2024, trade receivables, net consisted of the following:

	As of September 30, 2025	As of December 31, 2024
	$	$
Trade receivables	16,313,516	14,236,014
Less: Allowance for expected credit losses	(770,868)	(558,347)
Trade receivables, net	15,542,648	13,677,667

The Company recorded credit losses of $212,521 for the nine months ended September 30, 2025, while it reversed credit losses of $92,416 and wrote off credit losses of $7,074 for the nine months ended September 30, 2024.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

7. Inventories, net

As of September 30, 2025 and December 31, 2024, inventories, net consisted of the following:

	As of September 30, 2025	As of December 31, 2024
	$	$
Logging equipment	8,974,413	6,215,336
Spare parts	8,897,885	7,134,463
Work in progress	76,967	658,489
Inventories, gross	17,949,265	14,008,288
Less: write-downs of inventories	(1,323,700)	(1,372,865)
Inventories, net	16,625,565	12,635,423

For the nine months ended September 30, 2025 and 2024, inventory costs of $5,462,981 and $6,369,358, respectively, were recognized as expenses included in “cost of revenues”. For the nine months ended September 30, 2025 and 2024, a reversal to the write-downs of inventories of $58,871 and an addition to the write-down of inventories of $363,619 was recognized, respectively.

8. Prepaid expenses and other current assets

As of September 30, 2025, and December 31, 2024, prepaid expenses and other current assets consisted of the following:

	As of September 30, 2025	As of December 31, 2024
	$	$
Prepayment to suppliers	1,069,435	505,683
Prepaid expense	411,246	228,255
Deposits	63,113	18,000
Advance to employees	33,714	27,859
Others	33,314	15,735
Total	1,610,822	795,532

9. Rental equipment, net

The depreciation expenses of rental equipment for the nine months ended September 30, 2025 and 2024 were $3,150,155 and $3,147,550, respectively.

The costs of the acquired rental equipment for the nine months ended September 30, 2025 and 2024 were $5,551,505 and $4,969,125, respectively.

There were no impairment provisions of rental equipment for the nine months ended September 30, 2025 and 2024.

10. Property and equipment, net

The depreciation expenses of property and equipment for the nine months ended September 30, 2025 and 2024 were $153,641 and $110,562, respectively.

The costs of the acquired property and equipment for the nine months ended September 30, 2025 and 2024 were $769,908 and $144,634, respectively.

There were no impairment provisions of property and equipment for the nine months ended September 30, 2025 and 2024.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

11. Intangible assets, net

The amortization expenses of intangible assets for the nine months ended September 30, 2025 and 2024 were $255,850 and $192,001, respectively.

The costs of the acquired intangible assets for the nine months ended September 30, 2025 and 2024 were $852,597 and $100,000, respectively.

There were no impairment provisions of intangible assets for the nine months ended September 30, 2025 and 2024.

12. Leases

As a lessee

The operating lease cost and short-term lease cost for the nine months ended September 30, 2025 and 2024 were as follows:

	For the Nine Months Ended September 30,
	2025	2024
	$	$
	Unaudited	Unaudited
Depreciation charge for right-of-use assets	1,140,406	658,150
Interest on lease liabilities	194,744	157,689
Expenses relating to short-term lease and low value assets	71,858	37,548

The costs of the acquired right-of-use for the nine months ended September 30, 2025 and 2024 were $991,672 and $966,930, respectively. There were no impairment provisions of right-of-use assets for the nine months ended September 30, 2025 and 2024.

For the nine months ended September 30, 2025 and 2024, the Group recognized interest expenses on lease liabilities of $194,744 and $157,689, respectively. During the same periods, lease liabilities of $991,672 and $966,930 were initially measured upon the execution of new lease agreements, and the Group made lease liability payments of $988,233 and $790,043, respectively.

As a lessor

The revenue generated from equipment lease were $17,265,325 and $17,517,447 for the nine months ended September 30, 2025 and 2024, respectively.

13. Accruals and other payables

	As of September 30, 2025	As of December 31, 2024
	$	$
Payroll payable	915,134	691,720
Accrued expenses	521,621	150,571
Contract liabilities	421,935	488,180
Interest payable	318,003	153,835
Rebate payable	301,241	441,662
Credit card bill	84,809	109,854
Other tax payable	1,061	174,294
Others	33,000	57,518
Total	2,596,804	2,267,634

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

14. Loans payable

	As of September 30, 2025	As of December 31, 2024
	$	$
Short-term bank loans(1)	—	55,685
Loans from third parties other than banks, current(2)	695,702	623,941
Loans from third parties other than banks, non-current	42,991	695,015
Total	738,693	1,374,641

____________

(1)      On December 8, 2023, GOWell Dubai entered into a credit loan agreement with a local bank in the total amount of AED2,998,010 (approximately $816,341), which matured on December 6, 2024. The interest rate is composed of SME Prime rate which is fixed at 15.5% and floating upward by 2.00%. During the year ended December 31, 2024, the Company repaid $790,954, with the remaining balance fully settled in January 2025. As of September 30, 2025, no outstanding balance of the loan remained.

(2)      Loans from third parties other than banks are loans borrowed from third party entities and individuals. It involves multiple loan agreements with interest rates ranging from 1% to 10%. These loans were unsecured, and will either mature during the year ending December 31, 2025 or are due on demand. As of the date of this report, the Group has repaid $647,542 of these loans.

Interest expenses for loans from bank and third parties were $81,205 and $170,198 for the nine months ended September 30, 2025 and 2024, respectively.

15. Capital and reserves

(a)    Share capital

On July 11, 2025, the Company was incorporated as an Exempted Company incorporated in the Cayman Islands with Limited Liability, with an authorized share capital of 50,000 ordinary shares with a par value of $1.00 per share.

On October 13, 2025, 47,000 ordinary shares of the Company, with a par value of US$1.00 per share, held by Hegro Well, were surrendered and cancelled. On the same date, the Company’s shareholders adopted a special resolution to amend the Company’s memorandum and articles of association, thereby restructuring its authorized share capital. Specifically, the authorized share capital was adjusted from US$50,000 (represented by 50,000 ordinary shares) to US$50,000, which is divided into two classes of shares: (i) 450,000,000 ordinary shares with an aggregate par value of US$45,000, representing a par value of US$0.0001 per share; and (ii) 50,000,000 Series A redeemable preference shares with an aggregate par value of US$5,000, representing a par value of US$0.0001 per share.

Subsequent to the aforesaid amendments, the 3,000 existing ordinary shares held by Hegro Well were subdivided, resulting in 30,000,000 ordinary shares with a par value of US$0.0001 per share.

As of September 30, 2025 and December 31, 2024, the Company’s authorized ordinary shares were 450,000,000, each with a par value of US$0.0001, and the issued ordinary shares were 30,000,000, respectively.

All share numbers and per-share amounts presented in these financial statements and the accompanying notes have been retrospectively adjusted to reflect the cumulative effect of the share subdivision.

(b)    Nature and purpose of reserves

Share premium

Share premium is the difference between the issue price and the par value of the shares.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

15. Capital and reserves (cont.)

Foreign currency translation reserve

The foreign currency translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations.

Dividend Declaration

On June 30, 2025, the Company approved a distribution of one-tier tax exempt interim dividend amounting to $5,000,000 be declared payable out of the profits of the Company’s undistributed profits as of June 30, 2025, to the registered Ordinary Shareholder, Hegro Well PTE. Ltd.

16. Revenue

The following table disaggregates the Group’s revenues by product line for the nine months ended September 30, 2025 and 2024.

	For the Nine Months Ended September 30,
	2025	2024
	$	$
Equipment sales(1)	11,804,734	12,957,478
Equipment lease	17,265,325	17,517,447
Provision of services(2)	4,782,382	4,187,538
Net revenue	33,852,441	34,662,463

____________

(1)      For the nine months ended September 30, 2025 and 2024, revenue of $1,043,257 and $1,922,946 was generated from the sale of rental equipment.

(2)      Provision of services mainly represent data interpretation services and maintenance and repair services provided to the customers.

The following table disaggregates the Group’s revenues by primary geographical markets based on customers’ location for the nine months ended September 30, 2025 and 2024.

	For the Nine Months Ended September 30,
	2025	2024
	$	$
Asia	22,028,148	23,233,540
North America	5,555,095	5,137,853
South America	2,318,112	1,316,018
Europe	2,011,003	2,140,263
Africa	1,535,741	2,603,439
Oceania	404,342	231,350
Total	33,852,441	34,662,463

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

16. Revenue (cont.)

The following table summarizes the Group’s revenue recognition at a point in time or over-time:

	For the Nine Months Ended September 30,
	2025	2024
	$	$
Revenue from contracts with customers
Time of revenue recognition
– At a point in time	16,587,116	17,145,016

Other revenue (over time)
Equipment lease	17,265,325	17,517,447
Total Revenue	33,852,441	34,662,463

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Company’s right to consideration in exchange for goods or services that the Company has transferred to a customer. Contract liabilities represent the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Company’s revenue recognition criteria are met. The Company recorded contract liabilities of $421,935 and $488,180 as of September 30, 2025 and December 31, 2024, respectively, included in accruals and other payables. The Company expects to recognize the contract liabilities as of September 30, 2025, as revenue over the next 12 months. Contract liabilities of $365,038 and $237,178 as of December 31, 2024 and 2023, were recognized as revenues in the nine months ended September 30,2025 and 2024, respectively. The Company has no contract assets as of September 30, 2025 and December 31, 2024.

Contract costs

Contract costs consist of incremental costs of obtaining a contract with customers, for example, sales commissions. The Company elects to use the practical expedient, allowing to recognize the incremental costs of obtaining a contract as a cost or an expense when incurred if the amortization period, usually the contractual period, would have been one year or less.

17. Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands. Under the current tax laws of the Cayman Islands, the Company is not subject to tax on the income or capital gains. In addition, payments of dividends and capital in respect of the shares are not subject to taxation, and no withholding will be required in the Cayman Islands on the payment of any dividend or capital to any holder of the shares, nor will gains derived from the disposal of our shares be subject to the Cayman Islands income or corporation tax.

United States

The Company’s U.S. subsidiary files income tax returns with the U.S. Internal Revenue Services (IRS). The Company’s U.S. subsidiary is subject to U.S. federal or state income tax examinations by the IRS and relevant state tax authorities. The U.S. corporate tax rate for the nine months ended September 30, 2025, and 2024 were both 21%.

The IRS can include returns filed within the last three years in an audit unless a substantial error is found in which case, the IRS may extend the period to six years.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

17. Income taxes (cont.)

Canada

Canada’s corporate tax rates include two portions, the federal and the provincial. The Corporate Federal Tax rate is 38%. After a 10% federal tax abatement and a 13% general tax reduction, the net tax for corporations is 15%. Although Canada has a reduced tax rate for small businesses, the Company’s Canadian subsidiary, which is registered in Alberta, does not currently qualify for it. The provincial tax rate beginning from January 1, 2020 was 10% and decreased to 8% start from July 1, 2020.

The normal re-assessment period by the Canada Revenue Agency (CRA) is three years beginning on the date the original Notice of Assessment was issued unless certain situations occur. For suspicion of income or tax evasion, the re-assessment period can be extended to six years while for failure to report foreign properties, it can be extended to ten years.

UAE

The UAE has introduced Federal Decree-Law No.47 of 2022 on the Taxation of Corporations and Businesses (the “CT Law”), which applies to financial years beginning on or after June 1, 2023. Under the CT Law, corporate tax is applicable to (amongst others) legal persons in the UAE at the rate of 9% on taxable income above AED375,000. However, entities incorporated or registered in free zones that are considered qualifying free zone persons (“QZFP”) are subject to 0% tax on their qualifying income.

The Company’s UAE subsidiary does not meet the criteria of QZFP for the nine months ended September 30, 2024 and 2025 and is subject to the corporate tax at a rate of 9%. The Company believes that the subsidiary is not likely to satisfy all the conditions for QFZP prescribed in the CT Law. If a free zone person does not meet all the conditions, it will be subject to a rate of 9% on its taxable income.

Additionally, although a withholding tax framework has been introduced in the UAE, the applicable rate is currently set at 0% and although this is subject to change, the UAE does not currently impose a withholding tax on payments of dividends to shareholders.

Singapore

The applicable tax rate is 17% in Singapore, with 75% of the first approximately SGD 10,000 taxable income and 50% of the next approximately SGD 190,000 taxable income are exempted from income tax. However, effective February 1, 2025, GOWell Technology Singapore PTE LTD was granted a Development and Expansion Incentive — International Headquarters Award (“DEI-IHQ”) by the Singapore Economic Development Board (“EDB”). This award subjects the qualifying income to a concessionary tax rate, provided that certain terms and conditions imposed by EDB have been satisfied. Accordingly, the Company has applied the preferential 10% tax rate in the Singapore corporate income tax calculation.

(a)    Taxation recognized in consolidated profit

	For the Nine Months Ended September 30,
	2025	2024
	$	$
Current tax expenses	894,521	897,886
Deferred tax benefits	(280,896)	(146,888)
Withholding Foreign Tax	512,618	722,470
Total	1,126,243	1,473,468

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

17. Income taxes (cont.)

(b)    Reconciliation between tax expense and accounting profit at applicable tax rates

	For the Nine Months Ended September 30,
	2025	2024
	$	$
Net profit before provision for income tax	5,699,279	9,301,878
Singapore statutory tax rate*	17%	17%
Computed income tax expense with Singapore statutory income tax rate	968,877	1,581,319
Effect of different tax rates in other jurisdictions	(783,776)	(830,322)
Effect of preferential tax rate	(272,628)	—
Effect of tax loss not recognized	281,151	—
Withholding Foreign Tax	512,619	722,471
Non-taxable income	420,000	—
Income tax expense	1,126,243	1,473,468
Effective tax rate	19.8%	15.8%

____________

*        The Singapore statutory tax rate is used because the Group’s headquarter, and primary management activities are located in Singapore.

18. Concentration

(a)     Customers

The following table sets forth information as to each customer that accounted for 10% or more of net revenue for the nine months ended September 30, 2025 and 2024.

	For the Nine Months Ended September 30,
	2025		2024
Customer	$ Amount	% of Total	$ Amount	% of Total
A	4,415,092	13%	4,691,417	14%

The following table sets forth information as to each customer that accounted for 10% or more of total accounts receivable, net as of September 30, 2025 and December 31, 2024.

	As of September 30, 2025		As of December 31, 2024
Customer	$ Amount	% of Total	$ Amount	% of Total
B	2,812,052	17%	2,102,283	15%
A	*	*	1,513,716	11%

____________

*        Represented the percentage below 10%.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

18. Concentration (cont.)

(b)    Suppliers

For the nine months ended September 30, 2025 and 2024, the Company’s material suppliers, each of whom accounted for more than 10% of the Company’s total purchases, were as follows:

	For the Nine Months Ended September 30,
	2025		2024
Supplier	$ Amount	% of Total	$ Amount	% of Total
A	8,756,889	65%	8,499,870	70%

As of September 30, 2025 and December 31, 2024, the Company’s suppliers, each of whom accounted for more than 10% of the Company’s total accounts payable, were as follows:

	As of September 30, 2025		As of December 31, 2024
Supplier	$ Amount	% of Total	$ Amount	% of Total
B	277,066	20%	35,588	19%
H	254,110	18%	*	*
I	211,678	15%	*	*
A	*	*	50,913	27%
C	*	*	30,400	16%
D	*	*	20,943	11%
E	*	*	20,491	11%

____________

*        Represented the percentage below 10%.

19. Earnings per share

The following table sets forth the basic and diluted earnings per share computation and provides a reconciliation of the numerator and denominator for the nine months ended September 30, 2025 and 2024 presented:

	For the Nine Months Ended September 30,
	2025	2024
Numerator:
Net profit	4,573,036	7,828,410

Denominator:
Weighted average number of ordinary shares outstanding-basic and diluted	30,000,000	30,000,000

Denominator for basic and diluted net profit per share calculation
Basic and diluted net profit per share attributable to ordinary shareholders	0.15	0.26

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

20. Segment reporting

The Company has one reportable segment as defined by IFRS 8. The entity’s chief operating decision maker (“CODM”) evaluates operating segments based on revenue from external customers and segment profit (loss). Total revenue for the reportable segment equals consolidated revenue for the Company. Segment profit is defined as net profit or loss before taxation of each operating segment.

Geographic information:

Geographic information about the Company’s external revenue and non-current assets, presented by the geographical locations of the Company’s operations, is as follows:

	Dubai	U.S.	Canada	Singapore	Norway	Total
	$	$	$	$	$	$
For the Nine-Month Ended September 30, 2025
External revenue	24,260,324	6,858,424	1,635,767	1,092,170	5,756	33,852,441

For the Nine-Month Ended September 30, 2024
External revenue	28,121,139	5,267,761	1,273,563	—	—	34,662,463

As of September 30, 2025
Rental equipment, net	17,463,754	4,530,600	756,795	—	—	22,751,149
Property and equipment, net	244,235	255,914	65,412	372,208	148,733	1,086,502
Intangible assets, net	1,931,537	614,121	2,185	108,969	313,488	2,970,300
Right-of-use assets, net	852,668	1,948,630	43,240	2,731,853	—	5,576,391
Subtotal	20,492,194	7,349,265	867,632	3,213,030	462,221	32,384,342

As of December 31, 2024
Rental equipment, net	15,582,778	4,759,060	691,209	—	—	21,033,047
Property and equipment, net	99,987	342,590	82,694	12,830	—	538,101
Intangible assets, net	1,680,470	688,812	4,140	—	—	2,373,422
Right-of-use assets, net	667,648	2,302,151	88,866	3,449,020	—	6,507,685
Subtotal	18,030,883	8,092,613	866,909	3,461,850	—	30,452,255

21. Related party transactions

(a)     Key management personnel compensation:

In accordance with IAS 24, key management personnel are those persons who have authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly, and are determined to be executive officers (CEO, COO and CFO) and directors (executive and non-executive) of the Company. The remuneration of directors and key executives is determined by the board of directors of the Company having regard to the performance of individuals and market trends. For the nine months ended September 30, 2025 and 2024, short-term employee benefits of key management personnel were $951,912 and $960,425, respectively.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

21. Related party transactions (cont.)

(b)    The table below sets forth the major related parties and their relationships with the Company:

Name of related parties	Relationship with the Company
Xi’an Gewei	Entity controlled by Mr. Xi Zhang
Xi’an Offshore Petroleum Equipment Technology Co, Ltd	Entity controlled by Xi’an Gewei
GOWell Wireline Technology de México S de RL de CV (“GOWell México”)	Entity controlled by Xi’an Gewei
GOWell Energy Technologies LLC*	Entity controlled by Xi’an Gewei
GOWell Energy Solutions Inc.	Entity controlled by Xi’an Gewei
Hegro Well PTE. Ltd.	Entity controlled by Xi’an Gewei

____________

*        Entity dissolved as of February 4, 2025.

(c)     The Company had the following balances due to related parties:

	As of September 30, 2025	As of December 31, 2024
	$	$
Trade payables – related party:
Xi’an Gewei	3,840,289	3,861,971

Amounts due to related party, current:
Xi’an Offshore Petroleum Equipment Technology Co, Ltd(1)	80,231	80,231

Dividend Payable to Shareholder
Hegro Well PTE. Ltd.(2)	5,000,000	—

Amounts due to a related party, non-current:
Xi’an Gewei(3)	4,570,567	4,228,135

____________

(1)      The balances represented the interest-free loan provided by related parties to the Company. The loans were unsecured and due on demand.

(2)      The balances represented the one-tier tax exempt interim dividend payable to Hegro Well PTE. Ltd.

(3)      The balances represent an interest-free loan from Xi’an Gewei that is due on demand, and the loan is expected to be fully settled by December 2026.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

21. Related party transactions (cont.)

(d)    Transactions

		For the Nine Months Ended September 30,
		2025	2024
		$	$
Xi’an Gewei	Equipment sales of spare parts and logging equipment	1,413,465	867,406
Xi’an Gewei	Provision of Interpretation and other service	492,269	646
GOWell México	Equipment sales of logging equipment	53,242	263
GOWell México	Provision of Interpretation and other service	38,867	—
GOWell México	Equipment lease	6,085	20,394
		2,003,928	888,709

Xi’an Gewei	Purchase of spare parts and logging equipment	8,751,175	8,493,013
Xi’an Gewei	Purchase of service	5,714	6,857
GOWell México	Purchase of spare parts and logging equipment	18,418	—
		8,775,307	8,499,870

Xi’an Gewei	Advance made on behalf of related parties	20,857	188,821
GOWell Energy Solutions Inc	Advance made on behalf of related parties	—	41,354
Hegro Well PTE. Ltd.	Advance made on behalf of related parties	58,871	—
GOWell Energy Technologies LLC	Advance made on behalf of related parties	—	300
		79,728	230,475

Xi’an Gewei	Net settlement of related parties balance	1,633,618	1,057,822
GOWell México	Net settlement of related parties balance	97,354	21,338
Hegro Well PTE. Ltd.	Net settlement of related parties balance	58,871	—
		1,789,843	1,079,160
Hegro Well PTE. Ltd.	Dividend distribution	5,000,000	—

____________

(1)      During the reporting periods, the Company sold logging equipment to Xi’an Gewei, and purchased logging equipment developed by Xi’an Gewei for production purpose.

(2)      During the nine months ended September 30, 2025 and 2024, the Company entered into net settlement agreements with GOWell Xi’an, GOWell México and GOWell Energy Technologies LLC, to net settle the Company’s amounts due from the aforementioned related parties with the Company’s payables to Xi’an Gewei. For the nine months ended September 30, 2025 and 2024, the amount of net settlement of related parties balances was $1,789,843 and $1,079,160, respectively.

22. Fair value information

The carrying amounts of the Company’s financial instruments carried at amortized cost are not materially different from their fair values as of September 30, 2025 and December 31, 2024 because of the short-term maturities of these financial instruments.

There were no significant changes in the business or economic circumstances that affect the fair value of the Company’s financial assets and financial liabilities, whether those assets or liabilities are recognized at fair value or amortized cost as compared with those described in the last annual financial statements.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

23. Contingencies

As of September 30, 2025, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company.

24. Commitments

As of September 30, 2025, the Company entered into two contracts for the short-term lease and management and maintenance service to support its operations. These contracts will give rise to annual expense of $7,709 in the next 12 months.

On September 2, 2025, the Company entered into a purchase order with a third-party vendor for oilfield equipment and related accessories with a total contract amount of $1,718,689. As of September 30, 2025, the outstanding payable balance was $1,203,082.

25. Subsequent events

Business Combination

On October 13, 2025, the board of directors of Inflection Point Acquisition Corp. V (the “SPAC Board”), a Cayman Islands exempted company (“SPAC”), unanimously approved the Business Combination Agreement, dated October 13, 2025, by and among SPAC, the Company, GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), and IPCV Merger Sub Limited, a Cayman Islands exempted company and wholly-owned subsidiary of SPAC (“Merger Sub”) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur: (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company (the “First Merger” and the time of the First Merger, the “First Merger Effective Time”), and (b) at least one Business Day after the First Merger, Merger Sub will merge with and into the Company, as a result of which the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company and a wholly-owned direct subsidiary of PubCo (the “Second Merger,” together with the First Merger, referred to collectively as the “Merger” or the “Business Combination,” and the time of the Second Merger, the “Second Merger Effective Time”).

Pursuant to the Business Combination Agreement, one day prior to the date of the First Merger, the following will occur:

(1)    each unit of SPAC (“SPAC Unit”) that is issued and outstanding will be automatically detached into one Class A ordinary share, par value $0.0001, of SPAC (a “SPAC Class A Share”) and one right entitling the holder to one-fifth of one SPAC Class A Share upon the completion of SPAC’s initial business combination (a “SPAC Right”) (the separation of the SPAC Units into SPAC Class A Ordinary Shares and SPAC Rights, the “Unit Separation”);

(2)    each Class B Ordinary Share, par value $0.0001 per share, of the SPAC (each, a “SPAC Class B Share” and together with the SPAC Class A Shares, the “SPAC Ordinary Shares”) that is issued and outstanding will be automatically converted into one SPAC Class A Share (the “SPAC Class B Conversion”); and

(3)    each SPAC Right that is issued and outstanding will be automatically exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

25. Subsequent events (cont.)

At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holders of securities of SPAC or PubCo, after giving effect to the Unit Separation, the SPAC Class B Conversion, and the exchange of the SPAC Rights pursuant to their terms:

(1)    SPAC will effect the redemption of the SPAC Class A Shares issued as part of the SPAC Units issued in SPAC’s initial public offering (the “IPO,” and the SPAC Class A Shares issued therein, the “Public Shares,” and the holders of Public Shares, the “Public Shareholders”) that are validly submitted for redemption and not withdrawn (the “Redemptions”);

(2)    each SPAC Class A Share (other than any treasury shares, dissenting shares and Public Shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into the right to receive one (1) ordinary share, par value $0.0001 per share, of PubCo (each, a “PubCo Ordinary Share”); and

(3)    each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time, all of which will be standing in the name of the sole shareholder of PubCo (the “PubCo Sole Shareholder”) in the register of members of PubCo, will be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share.

At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holders of securities of the Company or PubCo:

(1)    each ordinary share, par value $0.0001 per share, of the Company (each, a “Company Ordinary Share”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 (the “Initial Merger Consideration”) by (y) the price at which each Public Share may be redeemed, subject to a cap of $10.50 per share (the “Redemption Price”) (the quotient obtained from dividing (x) by (y), the “Company Consideration Shares”); divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time (the quotient obtained from dividing (i) and (ii), the “Exchange Ratio”);

(2)    each series A redeemable preference share of $0.0001 of the Company (each, a “Company Preferred Share”, and a holder of such shares, a “Company Preferred Shareholder”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of series A redeemable preference shares, par value $0.0001 per share, of PubCo (each, a “PubCo Preferred Share”) equal to (i) the sum of (x) the aggregate amount, including any nominal value and any premium, paid or deemed to be paid to the Company by or on behalf of the applicable Company Preferred Shareholder in connection with the issuance of such Company Preferred Share, and (y) any unpaid arrears of dividends or other amounts payable (including PIK dividends) in respect of such Company Preferred Share (the aggregate sum of (x) and (y), the “Accrued Value”), divided by (ii) the Redemption Price;

(3)    each warrant to purchase Company Ordinary Shares (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a warrant exercisable for a number of PubCo Ordinary Shares (each, a “PubCo Series A Investor Warrant”) equal to (x) the number of Company Ordinary Shares issuable upon conversion of Inflection Point Fund I LP’s (“New Sponsor’s”) or the Closing PIPE Investor’s (as defined below) Company Preferred Shares upon a hypothetical conversion of such Company Preferred Shares immediately prior to the Second Merger Effective Time multiplied by (y) the Exchange Ratio;

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

25. Subsequent events (cont.)

(4)    each Company Ordinary Share subject to vesting, forfeiture, or other restrictions (each, a “Company Restricted Share”) that is outstanding and unvested immediately prior to the Second Merger Effective Time will automatically be assumed and converted into one PubCo Ordinary Share subject to vesting, forfeiture, or other restrictions (each, a “PubCo Restricted Share”) on the same terms and conditions as are in effect with respect to each such award of Company Restricted Shares immediately prior to the Second Merger Effective Time; and

(5)    each ordinary share, par value $1.00 per share, of Merger Sub (each, a “Merger Sub Share”) that is issued and outstanding immediately prior to the Second Merger Effective Time will automatically be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Company.

In addition to the Company Consideration Shares to be issued to the Hegro Well PTE. Ltd., a private company organized and existing under the Laws of Singapore, and holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, the “Exchange Act”) of 100% of the issued and outstanding Company Ordinary Shares (the “the Company Shareholder”), following the Closing, PubCo will issue to the the Company Shareholder and the New Sponsor, as signatory to the Signing PIPE Subscription Agreement (as defined below), or their successors and assigns, their pro rata portion of up to an aggregate of 20,000,000 additional PubCo Ordinary Shares, subject to equitable adjustment (the “Earnout Shares”) in three tranches respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the Securities and Exchange Commission (the “SEC”):

•        2026 EBITDA (x) equal to or greater than 94% of $35,000,000 (the “2026 EBITDA Target”) but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

•        2027 EBITDA (x) equal to or greater than 80% of $50,000,000 (the “2027 EBITDA Target”) but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

•        2028 EBITDA (x) equal to or greater than 80% of $70,000,000 (the “2028 EBITDA Target”) but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

Additionally, prior to the Second Merger Effective Time, the Company will issue an aggregate of 4,481,250 Company Restricted Shares to the officers and directors of SPAC who are serving in such capacities at the time of grant. The specific allocation of these shares among the individual recipients shall be determined by SPAC at the time of grant, in accordance with the terms and conditions set forth in the Business Combination Agreement.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties.

GOWell Technology Limited.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. dollars)

25. Subsequent events (cont.)

Share Capital Changes

On October 13, 2025, 47,000 ordinary shares of the Company, with a par value of US$1.00 per share, held by Hegro Well, were surrendered and cancelled. On the same date, the Company’s shareholders adopted a special resolution to amend the Company’s memorandum and articles of association, thereby restructuring its authorized share capital. Specifically, the authorized share capital was adjusted from US$50,000 (represented by 50,000 ordinary shares) to US$50,000, which is divided into two classes of shares: (i) 450,000,000 ordinary shares with an aggregate par value of US$45,000, representing a par value of US$0.0001 per share; and (ii) 50,000,000 Series A redeemable preference shares with an aggregate par value of US$5,000, representing a par value of US$0.0001 per share.

Subsequent to the aforesaid amendments, the 3,000 existing ordinary shares held by Hegro Well were subdivided, resulting in 30,000,000 ordinary shares with a par value of US$0.0001 per share.

Issuance of Preferred Shares

On October 13, 2025, pursuant to the Business Combination Agreement and the execution of the PIPE Investment Agreement, the Company issued 2,352,941 Series A redeemable preference shares (par value of US$0.0001 per share) to Inflection Point Fund I, LP. These preferred shares were issued in accordance with the terms of the respective agreements and are convertible into or exchangeable for the Company’s ordinary shares subsequent to the completion of the Business Combination.

Asset Acquisition

On October 31, 2025, GOWell Singapore acquired 100% of the equity interests of GOW Limited (a limited company incorporated in Hong Kong on July 9, 2025, and formerly known as Inbridge Limited) and its wholly owned subsidiary, ShenZhen Dipson Energy Technology Co., Ltd. (a limited company incorporated in Shenzhen, China on July 29, 2025), for an aggregate consideration of HK$10,000.

Amendment to the Business Combination Agreement

On December 22, 2025, SPAC and the Company entered into that certain amendment to the Business Combination Agreement in order to clarify the number of PubCo Series A Investor Warrants to be issued upon conversion of the Company Warrants at the Second Merger Effective Time.

The Company evaluated subsequent events through December 22, 2025, which is the date that the unaudited condensed consolidated financial statements are authorized to be issued, and the management determined that other than those that have been disclosed in the unaudited condensed consolidated financial statements and subsequent events disclosed above, no subsequent events that require recognition and disclosure in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
GOWell Energy Technology

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of GOWell Energy Technology (the “Company”) as of October 8, 2025, the related statements of profit or loss, statement of equity and cash flows for the period beginning October 8, 2025 (inception) and ended October 8, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 8, 2025, and the results of its operations and its cash flows for the period beginning October 8, 2025 (inception) and ended October 8, 2025, in conformity with International Financial Reporting Standards (“IFRS”).

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2025.

New York, New York
December 22, 2025

GOWELL ENERGY TECHNOLOGY
STATEMENT OF FINANCIAL POSITION
(Amounts in U.S. Dollars, except for number of shares)

As of October 8, 2025
ASSETS
Current assets
Receivable from shareholder	—
Total current assets	—
Total Assets	—

LIABILITIES AND SHAREHOLDER’S DEFICIT
LIABILITIES
Current liabilities
Amounts due to a related party	13,594
Total Liabilities	13,594

Shareholder’s Deficit
Share Capital (par value of US$0.0001 per share; 500,000,000 shares authorized; 1 share issued and outstanding as of October 8, 2025)	—
Accumulated deficit	(13,594)
Total Shareholder’s Deficit	(13,594)
Total liabilities and shareholder’s deficit	—

The accompanying notes are an integral part of these financial statements.

GOWELL ENERGY TECHNOLOGY
STATEMENT OF PROFIT OR LOSS
(In U.S. dollars, except for share and per share data, or otherwise noted)

For the period from October 8 (inception) through October 8, 2025
OPERATING EXPENSES:
General and administrative expenses	13,594
Total operating expenses	13,594

Loss from operations	(13,594)
Income expenses	—
Net Loss	(13,594)

Weighted average number of share outstanding, basic and diluted	1
Basic and diluted net loss per ordinary share	(13,594)

The accompanying notes are an integral part of these financial statements.

GOWELL ENERGY TECHNOLOGY
STATEMENT OF EQUITY
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Share Capital		Accumulated deficit	Total Equity
	Share	Amount
Balance as of October 8, 2025 (inception)	1	—	(13,594)	(13,594)

The accompanying notes are an integral part of these financial statements.

GOWELL ENERGY TECHNOLOGY
STATEMENT OF CASH FLOWS
(In U.S. dollars, except for share and per share data, or otherwise noted)

From October 8, 2025 (inception) through October 8, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(13,594)
Changes in operating assets and liabilities:
Amount due to a related party	13,594
Net cash used in operating activities	—

Net decrease in cash	—
Cash at beginning of the period	—
Cash at end of the period	—

Supplemental disclosure of non-cash operating activities:
General and administrative expenses paid by a related party	(13,594)

The accompanying notes are an integral part of these financial statements.

GOWELL ENERGY TECHNOLOGY
NOTES TO FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

1. Description of Organization and Business Operations

GOWell Energy Technology (the “Company” or “PubCo”) was incorporated under the laws of the Cayman Islands on October 8, 2025. The Company was formed solely for the purpose of effecting the Business Combination described herein. The Company entered into the Business Combination Agreement, dated October 13, 2025, by and among Inflection Point Acquisition Corp. V, a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (“GOWell”), and IPCV Merger Sub Limited, a Cayman Islands exempted company and wholly-owned subsidiary of SPAC (“Merger Sub”) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur, subject to the terms and conditions set forth therein: (a) SPAC will merge with and into PubCo, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company (the “First Merger” and the time of the First Merger, the “First Merger Effective Time”), and (b) at least one Business Day after the First Merger, Merger Sub will merge with and into GOWell, as a result of which the separate corporate existence of Merger Sub will cease and GOWell will continue as the surviving company and a wholly-owned direct subsidiary of PubCo (the “Second Merger,” together with the First Merger, referred to collectively as the “Merger” or the “Business Combination,” and the time of the Second Merger, the “Second Merger Effective Time”).

2. Going concern

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred net losses of US$13,594 for the period from October 8, 2025 (inception) through October 8, 2025, with a working capital deficit of US$13,594 as of October 8, 2025. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Notes 1. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

3. Summary of material accounting policies

3.1 Basis of presentation

(a) Statement of compliance

These financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) accounting standards as issued by the International Accounting Standards Board (“IASB”). The financial statements were authorized for issue by the Board of Directors on December 22, 2025.

(b) Basis of measurement

These financial statements have been prepared on the historical cost basis except as otherwise indicated in the accounting policies.

(c) Functional and presentation currency

These financial statements are presented in U.S. dollars (“USD” or “US$” or “$”), which is the functional and reporting currency of the Company.

The Company determine its functional currency based on the currency of the primary economic environment in which it operates.

GOWELL ENERGY TECHNOLOGY
NOTES TO FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

3. Summary of material accounting policies (cont.)

(d) Use of estimates

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

The Company continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

3.2 Financial instruments

(a) Recognition and initial measurement

Financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

(b) Classification and subsequent measurement

Financial liabilities are measured at amortized cost or FVTPL. A financial liability is measured at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost under the effective interest method. interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

3.3 Measurement of fair value

A number of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

As part of an established control framework, significant unobservable inputs and valuation adjustments are regularly reviewed. If third party information, such as broker quotes or pricing services, is used to measure fair values, such information is assessed to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•        Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•        Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•        Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement (with Level 3 being the lowest). The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting year during which the change has occurred.

GOWELL ENERGY TECHNOLOGY
NOTES TO FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

4. Related party transactions

For the period from October 8, 2025 (inception) through October 8, 2025, the Company’s related parties made several payments as incorporation costs on behalf of the Company. The payments were non-interest bearing and had no due date. The amount due to GOWell Technology Singapore Pte Ltd, an affiliate company, was US$13,594, as of October 8, 2025.

5. Ordinary shares

The authorized number of ordinary shares of the Company is 5,000,000 shares with par value of US$0.0001 each. As of October 8, 2025, the Company had issued one ordinary share.

6. Subsequent events

Business Combination

On October 13, 2025, the board of directors of Inflection Point Acquisition Corp. V (the “SPAC Board”), a Cayman Islands exempted company (“SPAC”), unanimously approved the Business Combination Agreement, dated October 13, 2025, by and among SPAC, the Company, GOWell Technology Limited, a Cayman Islands exempted company (“GOWell”), and IPCV Merger Sub Limited, a Cayman Islands exempted company and wholly-owned subsidiary of SPAC (“Merger Sub”) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the following will occur: (a) SPAC will merge with and into the Company, as a result of which the separate corporate existence of SPAC will cease and PubCo will continue as the surviving company (the “First Merger” and the time of the First Merger, the “First Merger Effective Time”), and (b) at least one Business Day after the First Merger, Merger Sub will merge with and into the Company, as a result of which the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company and a wholly-owned direct subsidiary of PubCo (the “Second Merger,” together with the First Merger, referred to collectively as the “Merger” or the “Business Combination,” and the time of the Second Merger, the “Second Merger Effective Time”).

Pursuant to the Business Combination Agreement, one day prior to the date of the First Merger, the following will occur:

(1)    each unit of SPAC (“SPAC Unit”) that is issued and outstanding will be automatically detached into one Class A ordinary share, par value $0.0001, of SPAC (a “SPAC Class A Share”) and one right entitling the holder to one-fifth of one SPAC Class A Share upon the completion of SPAC’s initial business combination (a “SPAC Right”) (the separation of the SPAC Units into SPAC Class A Ordinary Shares and SPAC Rights, the “Unit Separation”);

(2)    each Class B Ordinary Share, par value $0.0001 per share, of the SPAC (each, a “SPAC Class B Share” and together with the SPAC Class A Shares, the “SPAC Ordinary Shares”) that is issued and outstanding will be automatically converted into one SPAC Class A Share (the “SPAC Class B Conversion”); and

(3)    each SPAC Right that is issued and outstanding will be automatically exchanged for one-fifth of one SPAC Class A Share, with all fractional shares rounded down.

At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any party or the holders of securities of SPAC or PubCo, after giving effect to the Unit Separation, the SPAC Class B Conversion, and the exchange of the SPAC Rights pursuant to their terms:

(1)    SPAC will effect the redemption of the SPAC Class A Shares issued as part of the SPAC Units issued in SPAC’s initial public offering (the “IPO,” and the SPAC Class A Shares issued therein, the “Public Shares,” and the holders of Public Shares, the “Public Shareholders”) that are validly submitted for redemption and not withdrawn (the “Redemptions”);

GOWELL ENERGY TECHNOLOGY
NOTES TO FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

6. Subsequent events (cont.)

(2)    each SPAC Class A Share (other than any treasury shares, dissenting shares and Public Shares validly submitted for redemption and not withdrawn), which is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into the right to receive one (1) ordinary share, par value $0.0001 per share, of PubCo (each, a “PubCo Ordinary Share”); and

(3)    each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time, all of which will be standing in the name of the sole shareholder of PubCo (the “PubCo Sole Shareholder”) in the register of members of PubCo, will be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share.

At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any party or the holders of securities of the Company or PubCo:

(1)    each ordinary share, par value $0.0001 per share, of the Company (each, a “Company Ordinary Share”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of PubCo Ordinary Shares equal to (i) that number of PubCo Ordinary Shares determined by dividing (x) $300,000,000 (the “Initial Merger Consideration”) by (y) the price at which each Public Share may be redeemed, subject to a cap of $10.50 per share (the “Redemption Price”) (the quotient obtained from dividing (x) by (y), the “Company Consideration Shares”); divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time (the quotient obtained from dividing (i) and (ii), the “Exchange Ratio”);

(2)    each series A redeemable preference share of $0.0001 of the Company (each, a “Company Preferred Share”, and a holder of such shares, a “Company Preferred Shareholder”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a number of series A redeemable preference shares, par value $0.0001 per share, of PubCo (each, a “PubCo Preferred Share”) equal to (i) the sum of (x) the aggregate amount, including any nominal value and any premium, paid or deemed to be paid to the Company by or on behalf of the applicable Company Preferred Shareholder in connection with the issuance of such Company Preferred Share, and (y) any unpaid arrears of dividends or other amounts payable (including PIK dividends) in respect of such Company Preferred Share (the aggregate sum of (x) and (y), the “Accrued Value”), divided by (ii) the Redemption Price;

(3)    each warrant to purchase Company Ordinary Shares (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Second Merger Effective Time will be converted into the right to receive a warrant exercisable for a number of PubCo Ordinary Shares (each, a “PubCo Series A Investor Warrant”) equal to (x) the number of Company Ordinary Shares issuable upon conversion of Inflection Point Fund I LP’s (“New Sponsor’s”) or the Closing PIPE Investor’s (as defined below) Company Preferred Shares upon a hypothetical conversion of such Company Preferred Shares immediately prior to the Second Merger Effective Time multiplied by (y) the Exchange Ratio;

(4)    each Company Ordinary Share subject to vesting, forfeiture, or other restrictions (each, a “Company Restricted Share”) that is outstanding and unvested immediately prior to the Second Merger Effective Time will automatically be assumed and converted into one PubCo Ordinary Share subject to vesting, forfeiture, or other restrictions (each, a “PubCo Restricted Share”) on the same terms and conditions as are in effect with respect to each such award of Company Restricted Shares immediately prior to the Second Merger Effective Time; and

(5)    each ordinary share, par value $1.00 per share, of Merger Sub (each, a “Merger Sub Share”) that is issued and outstanding immediately prior to the Second Merger Effective Time will automatically be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Company.

GOWELL ENERGY TECHNOLOGY
NOTES TO FINANCIAL STATEMENTS
(In U.S. dollars, except for share and per share data, or otherwise noted)

6. Subsequent events (cont.)

In addition to the Company Consideration Shares to be issued to the Hegro Well PTE. Ltd., a private company organized and existing under the Laws of Singapore, and holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, the “Exchange Act”) of 100% of the issued and outstanding Company Ordinary Shares (the “the Company Shareholder”), following the Closing, PubCo will issue to the the Company Shareholder and the New Sponsor, as signatory to the Signing PIPE Subscription Agreement (as defined below), or their successors and assigns, their pro rata portion of up to an aggregate of 20,000,000 additional PubCo Ordinary Shares, subject to equitable adjustment (the “Earnout Shares”) in three tranches respectively, if PubCo and its subsidiaries achieve the following EBITDA targets, on a consolidated basis, for the fiscal year then ended, as reported by PubCo in its annual report filed with the Securities and Exchange Commission (the “SEC”):

•        2026 EBITDA (x) equal to or greater than 94% of $35,000,000 (the “2026 EBITDA Target”) but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

•        2027 EBITDA (x) equal to or greater than 80% of $50,000,000 (the “2027 EBITDA Target”) but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

•        2028 EBITDA (x) equal to or greater than 80% of $70,000,000 (the “2028 EBITDA Target”) but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

Additionally, prior to the Second Merger Effective Time, the Company will issue an aggregate of 4,481,250 Company Restricted Shares to the officers and directors of SPAC who are serving in such capacities at the time of grant. The specific allocation of these shares among the individual recipients shall be determined by SPAC at the time of grant, in accordance with the terms and conditions set forth in the Business Combination Agreement.

Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of certain closing conditions of the respective parties.

Target Restricted Shares

Prior to the Second Merger Effective Time, the Company will issue an aggregate of 4,481,250 Company Restricted Shares to the officers and directors of SPAC who are serving in such capacities at the time of grant. The specific allocation of these shares among the individual recipients shall be determined by SPAC at the time of grant, in accordance with the terms and conditions set forth in the Business Combination Agreement.

Amendment to the Business Combination Agreement

On December 22, 2025, SPAC and GOWell entered into that certain amendment to the Business Combination Agreement in order to clarify the number of PubCo Series A Investor Warrants to be issued upon conversion of the Company Warrants at the Second Merger Effective Time.

The Company evaluated subsequent events through December 22, 2025, which is the date that the financial statements authorized to be issued and does not identify any other subsequent events with material financial impact on the Company’s financial statements.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

MAYWOOD ACQUISITION CORP.,

as SPAC,

GOWELL tECHNOLOGY LIMITED,

as the Company,

GOWELL ENERGY tECHNOLOGY,

as PubCo,

and

IPCV Merger Sub Limited,

as Merger Sub

Dated as of October 13, 2025

Annex A Page Nos.
Article I MERGERS		A-3
1.1	Mergers	A-3
1.2	Merger Effective Times	A-3
1.3	Effect of the Mergers	A-4
1.4	Organizational Documents	A-4
1.5	Directors and Officers of Surviving Companies	A-4

Article II CONVERSION AND EXCHANGE OF SECURITIES		A-5
2.1	First Merger	A-5
2.2	Second Merger	A-6
2.3	Satisfaction of Rights	A-7
2.4	Lost, Stolen or Destroyed SPAC or Company Certificates	A-7
2.5	Register of Members	A-7
2.6	Appointment of Transfer Agent	A-8
2.7	Exchange of Book-Entry Shares	A-8
2.8	Taking of Necessary Action; Further Action	A-8
2.9	Tax Consequence	A-9
2.10	Earnout Shares	A-9
2.11	Fractional Shares	A-9
2.12	Release of Funds from Trust Account	A-10
2.13	Withholding	A-10

Article III MERGER CLOSING		A-10
3.1	Closing	A-10

Article IV REPRESENTATIONS AND WARRANTIES OF SPAC		A-10
4.1	Organization and Standing	A-10
4.2	Authorization; Binding Agreement	A-10
4.3	Governmental Approvals	A-11
4.4	Non-Contravention	A-11
4.5	Capitalization	A-11
4.6	SEC Filings; SPAC Financials; Internal Controls	A-12
4.7	Absence of Certain Changes	A-13
4.8	Compliance with Laws	A-13
4.9	Litigation	A-13
4.10	Actions; Orders; Permits	A-14
4.11	Taxes and Returns	A-14
4.12	Employees and Employee Benefit Plans	A-15
4.13	Properties	A-15
4.14	Material Contracts	A-15
4.15	Transactions with Affiliates	A-16
4.16	Investment Company Act; JOBS Act	A-16
4.17	Finders and Brokers	A-16
4.18	Private Placements	A-16
4.19	Certain Business Practices	A-16
4.20	Insurance	A-17
4.21	Information Supplied	A-17
4.22	Trust Account	A-17
4.23	SPAC Acknowledgment	A-18
4.24	Fairness Opinion	A-18

Annex A-i

Annex A Page Nos.
Article V REPRESENTATIONS AND WARRANTIES OF MERGER SUB		A-18
5.1	Organization and Standing	A-18
5.2	Authorization; Binding Agreement	A-18
5.3	Governmental Approvals	A-19
5.4	Non-Contravention	A-19
5.5	Capitalization	A-19
5.6	Merger Sub Activities	A-19
5.7	Finders and Brokers	A-19
5.8	Investment Company Act	A-19
5.9	Information Supplied	A-19

Article VI REPRESENTATIONS AND WARRANTIES OF PUBCO		A-20
6.1	Organization and Standing	A-20
6.2	Authorization; Binding Agreement	A-20
6.3	Governmental Approvals	A-20
6.4	Non-Contravention	A-20
6.5	Capitalization	A-21
6.6	PubCo Activities	A-21
6.7	Finders and Brokers	A-21
6.8	Investment Company Act	A-21
6.9	Information Supplied	A-21
6.10	U.S. Tax Classification	A-21
6.11	Tax Residency	A-21

Article VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-22
7.1	Organization and Standing	A-22
7.2	Authorization; Binding Agreement	A-22
7.3	Capitalization	A-22
7.4	Company Subsidiaries	A-23
7.5	Governmental Approvals	A-24
7.6	Non-Contravention	A-24
7.7	Financial Statements	A-24
7.8	Absence of Certain Changes	A-25
7.9	Compliance with Laws	A-25
7.10	Company Permits	A-25
7.11	Litigation	A-25
7.12	Material Contracts	A-26
7.13	Intellectual Property	A-27
7.14	Taxes and Returns	A-29
7.15	Real Property	A-30
7.16	Personal Property	A-31
7.17	Employee Matters	A-31
7.18	Benefit Plans	A-32
7.19	Environmental Matters	A-32
7.20	Transactions with Related Persons	A-33
7.21	Insurance	A-34
7.22	Customers and Suppliers	A-34
7.23	Data Protection and Cybersecurity	A-34
7.24	Certain Business Practices	A-35

Annex A-ii

Annex A Page Nos.
7.25	Investment Company Act	A-35
7.26	Finders and Brokers	A-35
7.27	TID U.S. Business	A-35
7.28	Information Supplied	A-36
7.29	Company Acknowledgment	A-36

Article VIII COVENANTS		A-36
8.1	Access and Information	A-36
8.2	Conduct of Business of the Company during the Interim Period	A-37
8.3	Conduct of Business of SPAC during the Interim Period	A-40
8.4	Conduct of Business of PubCo during the Interim Period	A-41
8.5	Interim Period Control	A-42
8.6	Preparation and Delivery of Additional Company Financial Statements	A-42
8.7	SPAC Public Filings	A-43
8.8	Stock Exchange Listing	A-43
8.9	Exclusivity	A-43
8.10	No Trading	A-44
8.11	Notification of Certain Matters	A-44
8.12	Further Assurances; Regulatory Approvals	A-44
8.13	Tax Matters	A-45
8.14	The Registration Statement; Special Shareholder Meeting	A-46
8.15	Public Announcements	A-47
8.16	Confidential Information	A-47
8.17	Indemnification of Directors and Officers; Tail Insurance	A-48
8.18	SPAC Transaction Expenses; Trust Account Proceeds	A-49
8.19	New Registration Rights Agreement	A-49
8.20	Lock-Up Agreements	A-49
8.21	PubCo Equity Incentive Plan; PubCo ESPP; Section 280G	A-50
8.22	Litigation	A-50
8.23	Termination of SPAC Agreements	A-51
8.24	PIPE Investment	A-51
8.25	Company Shareholder Approval	A-51
8.26	Employment Agreements	A-51
8.27	Restricted Shares	A-51

Article IX SURVIVAL		A-51
9.1	Survival	A-51

Article X CONDITIONS TO OBLIGATIONS OF THE PARTIES		A-52
10.1	Conditions to Each Party’s Obligations	A-52
10.2	Conditions to Obligations of the Company	A-52
10.3	Conditions to Obligations of SPAC	A-53
10.4	Frustration of Conditions	A-54

Article XI TERMINATION AND EXPENSES		A-54
11.1	Termination	A-54
11.2	Effect of Termination	A-55
11.3	Fees and Expenses	A-55

Annex A-iii

Annex A Page Nos.
Article XII WAIVERS AND RELEASES		A-55
12.1	Waiver of Claims Against Trust	A-55
12.2	Mutual Releases	A-56

Article XIII MISCELLANEOUS		A-57
13.1	Notices	A-57
13.2	Binding Effect; Assignment	A-57
13.3	Third Parties	A-57
13.4	Governing Law; Jurisdiction	A-57
13.5	Waiver of Jury Trial	A-58
13.6	Specific Performance	A-58
13.7	Severability	A-58
13.8	Amendment	A-58
13.9	Waiver	A-58
13.10	Entire Agreement	A-59
13.11	Interpretation	A-59
13.12	Counterparts	A-60
13.13	No Recourse	A-60
13.14	Legal Representation	A-61

Article XIV DEFINITIONS		A-62
14.1	Certain Definitions	A-62
14.2	Section References	A-73

EXHIBITS

Exhibit A Company Warrants
Exhibit B SPAC Holders Support Agreement
Exhibit C Company Support Agreement
Exhibit D Form of First Plan of Merger
Exhibit E Form of Second Plan of Merger
Exhibit F PubCo Series A Investor Warrants
Exhibit G Form of New Registration Rights Agreement
Exhibit H-1 Form of Lock-Up Agreement (Company)
Exhibit I-2 Form of Lock-Up Agreement (Sponsors)
Exhibit J Form of PubCo A&R Articles
Exhibit K Form of Company Charter

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of October 13, 2025, by and among Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”). SPAC, the Company, PubCo and Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company that is owned entirely by a nominee who is not a U.S. citizen or resident (the “PubCo Sole Shareholder”);

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company that is a direct, wholly-owned Subsidiary of SPAC;

WHEREAS, SPAC is a Cayman Islands exempted company structured as a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company, Inflection Point Fund (each, a “Pre-Funded PIPE Investor” and collectively, the “Pre-Funded PIPE Investors”) have executed and delivered that certain subscription agreement, dated as of the date hereof (the “Pre-Funded PIPE Subscription Agreement”), pursuant to which the Pre-Funded PIPE Investors have agreed, among other things, to subscribe and purchase from the Company, and the Company has agreed, among other things, to issue and allot to the Pre-Funded PIPE Investors, a number of Company Series A Preferred Shares and warrants to purchase Company Ordinary Shares in substantially the form attached hereto as Exhibit A (the “Company Warrants”), which transactions will be consummated concurrently with the execution and delivery of this Agreement (such investment the “Pre-Funded PIPE Investment”);

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company and the other investors named therein (each, a “Closing PIPE Investor” and collectively, the “Closing PIPE Investors”) have executed and delivered that certain subscription agreement, dated as of the date hereof (the “Closing PIPE Subscription Agreement”), pursuant to which the Closing PIPE Investors have agreed, among other things, to subscribe and purchase from the Company, and the Company has agreed, among other things, to issue and allot to the Closing PIPE Investors, a number of Company Series A Preferred Shares and Company Warrants, which transactions will be consummated immediately prior to the Second Merger Effective Time (such investment the “PIPE Investment”);

WHEREAS, from time to time following the date hereof and prior to the Closing, the Company may enter into subscription, purchase or similar agreements (each a “Future PIPE Agreement” and collectively, the “Future PIPE Agreements”; and the Future PIPE Agreements, together with the Closing PIPE Subscription Agreement, the “PIPE Agreements”) with certain investors (each a “Future PIPE Investor” and collectively, the “Future PIPE Investors”; and the Future PIPE Investors together with the Closing PIPE Investors, the “PIPE Investors”), pursuant to which, and on the terms and subject to the conditions of which, such Future PIPE Investors will agree to participate in the PIPE Investment;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) SPAC will merge with and into PubCo (the “First Merger”), as a result of which (i) the separate corporate existence of SPAC shall cease and PubCo shall continue as the surviving company, and (ii) each issued and outstanding SPAC Share shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one (1) PubCo Ordinary Share (the “SPAC Per Share Merger Consideration”), and (b) one (1) Business Day after the date of the First Merger Effective Time, Merger Sub will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers,” and the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and a wholly owned direct subsidiary of PubCo, and (ii) each issued and outstanding Company Ordinary Share, Company

Annex A-1

Series A Preferred Share, Company Warrant, and Company Restricted Share shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive the consideration set forth in Section 2.2, in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, PubCo, Inflection Point Fund I LP, a Delaware limited partnership (“IP Sponsor”), Maywood Sponsor, LLC, a Delaware limited liability company (“Maywood Sponsor,” and, collectively with the IP Sponsor, the “Sponsors”), and certain other SPAC Shareholders (collectively with Sponsor, the “SPAC Holders”) have entered into the SPAC Holders Support Agreement, a copy of which is attached hereto as Exhibit B (the “SPAC Holders Support Agreement”), pursuant to which, among other things, (a) IP Sponsor agreed to waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B Ordinary Shares, and (b) the SPAC Holders agreed to vote its interests in favor of the Transactions, in each case, upon the terms and conditions set forth in the SPAC Holders Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, and Hegro Well PTE. Ltd., a private company organized and existing under the Laws of Singapore (“Hegro”), have entered into a Company Support Agreement, in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which, among other things, Hegro agreed to vote its interests in favor of this Agreement, the Second Merger and the Transactions, in each case, upon the terms and conditions set forth in the Company Support Agreements;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party, the Mergers and the other Transactions are in the best interests of the Company, (b) approved this Agreement, the Ancillary Documents to which the Company is party, the Mergers and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is party, the Mergers and the Transactions by the Company Shareholders (the “Company Board Recommendation”);

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Mergers and the other Transactions are in the best interests of SPAC and the holders of the SPAC Shares (the “SPAC Shareholders”) as a whole, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved this Agreement, the Ancillary Documents to which SPAC is party, the Mergers and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which SPAC is a party, the Mergers and the other Transactions by SPAC Shareholders (the “SPAC Board Recommendation”);

WHEREAS, the Board of Directors of PubCo (the “PubCo Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of PubCo, (b) approved this Agreement, the Ancillary Documents to which it is party and the Transactions, and (c) recommended that the PubCo Sole Shareholder approve this Agreement, the Ancillary Documents to which PubCo is party, the Mergers and the other Transactions;

WHEREAS, the PubCo Sole Shareholder has approved this Agreement, the Ancillary Documents to which PubCo is a party, the Mergers and the other Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party, the Second Merger and the other Transactions are in the best interests of Merger Sub and SPAC (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declaring its and their advisability and approving the Second Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Second Merger and the other Transactions by SPAC (as the sole shareholder of Merger Sub);

WHEREAS, SPAC has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Second Merger and the other Transactions;

WHEREAS, the Parties intend that for U.S. federal, and applicable state and local, income Tax purposes, (i) the First Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the SPAC Class B Ordinary Share Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(E)

Annex A-2

of the Code, (iii) the Second Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or, to the extent that the relevant transferors have “control” (as defined in Section 368(c) of the Code) with respect to PubCo, as a contribution governed by Section 351 of the Code, and (iv) this Agreement constitute, and is hereby adopted as, a “plan of reorganization” for the First Merger and the Second Merger within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
MERGERS

1.1 Mergers.

(a) Subject to and upon the terms and conditions of this Agreement and the plan of merger to be filed relating to the First Merger substantially in the form attached hereto as Exhibit D, with such modifications, amendments, or supplements thereto as may be required to comply with the Cayman Companies Law (the “First Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Law, on the Business Day prior to the date of the Second Merger Effective Time, SPAC and PubCo shall consummate the First Merger, pursuant to which SPAC shall be merged with and into PubCo with PubCo being the surviving company, following which the separate corporate existence of SPAC shall cease and PubCo shall continue as the surviving company. PubCo, as the surviving company after the First Merger, is sometimes hereinafter referred to for the periods at and after the First Merger Effective Time as the “First Surviving Company.”

(b) Subject to and upon the terms and conditions of this Agreement and the plan of merger to be filed relating to the Second Merger substantially in the form attached hereto as Exhibit E, with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Companies Law (the “Second Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Law, on the Closing Date, the Company and Merger Sub and PubCo shall consummate the Second Merger, pursuant to which Merger Sub shall be merged with and into the Company with the Company being the surviving company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and a wholly owned direct subsidiary of PubCo. The Company, as the surviving company after the Second Merger, is sometimes hereinafter referred to for the periods at and after the Second Merger Effective Time as the “Second Surviving Company.”

1.2 Merger Effective Times.

(a) SPAC and PubCo shall cause the First Merger to be consummated by filing the executed First Plan of Merger and other documents and declarations as required to effect the First Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The First Merger shall become effective at the time when the First Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time (but at least one (1) Business Day prior to the date of the Second Merger Effective Time) as may be agreed by SPAC and PubCo in writing, subject to the limitations specified in the Cayman Companies Law, and specified in the First Plan of Merger (the “First Merger Effective Time”).

(b) The Company, PubCo and Merger Sub shall cause the Second Merger to be consummated by filing the executed Second Plan of Merger and other documents and declarations as required to effect the Second Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law. The Second Merger shall become effective at the time when the Second Plan of Merger has been registered by the Registrar of Companies of the Cayman Islands or at such later time as may be agreed by the Company and Merger Sub in writing, subject to the limitations specified in the Cayman Companies Law, and specified in the Second Plan of Merger (the “Second Merger Effective Time”).

Annex A-3

1.3 Effect of the Mergers.

(a) At the First Merger Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Plan of Merger, and the applicable provisions of Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, and obligations of SPAC and PubCo shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, and obligations of the First Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the First Surviving Company of any and all agreements, covenants, duties, and obligations of SPAC and PubCo set forth in this Agreement to be performed after the First Merger Effective Time.

(b) At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Plan of Merger, and the applicable provisions of Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, and obligations of the Second Surviving Company, which shall include the assumption by the Second Surviving Company of any and all agreements, covenants, duties, and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Second Merger Effective Time.

1.4 Organizational Documents.

(a) At the First Merger Effective Time, PubCo shall adopt a new amended and restated memorandum and articles of association in substantially the form attached hereto as Exhibit J (the “PubCo A&R Articles”), which PubCo A&R Articles shall be the amended and restated memorandum and articles of association of PubCo until thereafter amended in accordance with the PubCo A&R Articles and applicable Law.

(b) The memorandum and articles of association of Merger Sub as in effect immediately prior to the Second Merger Effective Time shall be the memorandum and articles of association of the Second Surviving Company (except that references to the name of Merger Sub shall be changed to the name of the Company) following the Second Merger Effective Time until thereafter amended in accordance with such memorandum and articles of association and applicable Law.

1.5 Directors and Officers of Surviving Companies.

(a) First Merger.

(i) At the First Merger Effective Time, the directors of PubCo as of immediately prior to the First Merger Effective Time shall resign and, with effect from and after the Closing, and subject to the PubCo A&R Articles, the PubCo Board (the “Post-Closing PubCo Board”) shall initially consist of seven (7) directors, of whom (A) one (1) shall be designated by SPAC, (B) three (3) shall be designated by the Company and shall include Zhang Xi, Wenhua Liu, and Guillaume Borrel, and (C) three will qualify as “independent directors” as defined in Nasdaq rules and be eligible to serve on an audit committee, one (1) of whom shall be appointed by SPAC, subject to the consent of Hegro (such consent not to be unreasonably withheld, delayed, or conditioned) (collectively, the “Post-Closing PubCo Directors”), each Post-Closing PubCo Director to hold office in accordance with the PubCo A&R Articles until his or her respective successor is duly elected or appointed and qualified or his or her earlier death, resignation or removal. Zhang Xi shall serve as the chairman of the Post-Closing PubCo Board. For the avoidance of doubt, following the Second Merger Effective Time, nothing in this Section 1.5(a) shall impose or imply any obligations with respect to any future nomination, appointment, designation or election of directors to the Post-Closing PubCo Board, and all future vacancies on the Post-Closing PubCo Board shall be filled in accordance with the PubCo A&R Articles.

(ii) At the First Merger Effective Time, the officers of PubCo as of immediately prior to the First Merger Effective Time shall resign, and, with effect from and after the Closing, and subject to the PubCo A&R Articles, the individuals set forth in Section 1.5(a)(ii) of the Company Disclosure Schedules shall be appointed as the officers of PubCo (the “Post-Closing PubCo Officers”), each Post-Closing PubCo Officer to hold office in accordance with the PubCo A&R Articles until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal.

Annex A-4

(b) At the Second Merger Effective Time, the directors and officers of the Company shall resign, and with effect from and after the Closing, the officers of the Company shall be the Post-Closing PubCo Officers, each to hold office in accordance with the PubCo’s Organizational Documents until their resignation or removal in accordance with the Organizational Documents or until their respective successors are duly elected or appointed and qualified. At the Second Merger Effective Time, the board of directors and officers of Merger Sub shall automatically cease to hold office.

Article II
CONVERSION AND EXCHANGE OF SECURITIES

2.1 First Merger.

(a) SPAC Unit Separation. One (1) day prior to the date of the First Merger Effective Time, each SPAC Unit that is issued and outstanding at such time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”). The detached SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.1.

(b) SPAC Class B Ordinary Share Conversion. One (1) day prior to the date of the First Merger Effective Time, each SPAC Class B Ordinary Share that is issued and outstanding at such time shall be automatically converted into one (1) SPAC Class A Ordinary Share in accordance with the conversion mechanics set forth in Article 17.2 of the Articles of Association of the SPAC (without giving effect to the adjustments set forth in Article 17.3 thereof) (the “SPAC Class B Ordinary Share Conversion”), and following such conversion, each SPAC Class B Ordinary Share shall no longer be outstanding, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.

(c) SPAC Rights. One (1) day prior to the date of the First Merger Effective Time, but immediately after the Unit Separation, each SPAC Right that is then issued and outstanding at such time shall be automatically converted into one-fifth (1/5) of one (1) SPAC Class A Ordinary Share in accordance with the SPAC Rights Agreement without any action on the part of any Party or the holders of SPAC Rights (the “Rights Conversion”); provided that if a holder of SPAC Rights would be entitled to receive a fraction of a SPAC Class A Ordinary Share upon the Rights Conversion, the number of SPAC Class A Ordinary Shares issued to such holder upon the Rights Conversion shall be rounded down to the nearest whole number of SPAC Class A Ordinary Shares without cash settlement for such rounded fraction.

(d) SPAC Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of securities of SPAC or PubCo, after giving effect to the Unit Separation referred to in Section 2.1(a), each SPAC Class A Ordinary Share (other than any Excluded Shares, SPAC Dissenting Shares and Redeeming SPAC Shares), which is issued and outstanding immediately prior to the First Merger Effective Time, shall thereupon be converted into, and the holder of such SPAC Share shall be entitled to receive, the SPAC Per Share Merger Consideration. All of the SPAC Shares converted into the right to receive the SPAC Per Share Merger Consideration pursuant to this Section 2.1(d) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the First Merger Effective Time, and each holder of a certificate previously representing any such SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the SPAC Per Share Merger Consideration into which such SPAC Shares shall have been converted in the Merger.

(e) Excluded Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the SPAC Shareholders, each Excluded Share that is issued and outstanding immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.

(f) Redeeming SPAC Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the SPAC Shareholders, each Redeeming SPAC Share that is issued and outstanding immediately prior to the First Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Charter.

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(g) PubCo Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or holders of securities of PubCo, each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time all of which shall be standing in the name of the PubCo Sole Shareholder in the register of members of PubCo (excluding, for the avoidance of doubt, any PubCo Ordinary Shares issued at the First Merger Effective Time in accordance with Section 2.1(d)) shall be irrevocably surrendered by the PubCo Sole Shareholder to PubCo for cancellation and for consideration equal to the subscription price (if any) that the PubCo Sole Shareholder paid for such PubCo Ordinary Share, and the Company and PubCo shall cause the PubCo Sole Shareholder (as the sole holder of such ordinary shares of PubCo being surrendered) to irrevocably consent to such surrender.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.1, none of the First Surviving Company, PubCo, the Company, or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(i) SPAC Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, and subject at all times to applicable Law, SPAC Shares issued and outstanding immediately prior to the First Merger Effective Time and held by a SPAC Shareholder who is entitled to demand and has properly exercised in writing dissenter rights in respect of such shares in accordance with Section 238 of the Cayman Companies Law and who has otherwise complied with all of the provisions of the Cayman Companies Law relevant to the exercise and perfection of dissenters’ rights (such SPAC Shares being referred to collectively as the “SPAC Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenter rights under the Cayman Companies Law with respect to such shares) shall not be converted into the right to receive the SPAC Per Share Merger Consideration. Each SPAC Dissenting Share shall no longer be outstanding and shall automatically be cancelled by virtue of the First Merger, and the holder of such SPAC Dissenting Share shall thereafter cease to have any rights with respect to such SPAC Dissenting Share, but instead shall be entitled to the right to be paid the fair value of such SPAC Dissenting Share and such other rights as are granted by Section 238 of the Cayman Companies Law; provided, however, that if, after the First Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to dissent pursuant to Section 238 of the Cayman Companies Law, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, such SPAC Shares shall cease to be SPAC Dissenting Shares and shall be treated as if they had been converted as of the First Merger Effective Time into the right to receive the SPAC Per Share Merger Consideration without interest thereon. During the period from the date of this Agreement through the Interim Period, SPAC shall provide PubCo written notice as promptly as practicable following receipt of any written objections to the First Merger, notices of election to dissent, demands received by SPAC for appraisal of SPAC Shares, any waiver or withdrawal of any such objections, notices or demands, and any other demand, notice, or instrument delivered to SPAC prior to the First Merger Effective Time that relates to the foregoing. Subject at all times to the Cayman Companies Law, except with the prior written consent of PubCo (which consent shall not be unreasonably conditioned, withheld, or delayed), SPAC shall not make any payment with respect to, or settle, or offer to settle, any such demands during the Interim Period.

2.2 Second Merger.

(a) Company Ordinary Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each Company Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall thereupon be converted into, and the holder of such Company Ordinary Share shall be entitled to receive, a number of PubCo Ordinary Shares equal to the quotient of (i) the Company Consideration Shares, divided by (ii) the total number of Company Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time (the “Exchange Ratio”). All of the Company Ordinary Shares converted into the right to receive the Company Consideration Shares pursuant to this Section 2.2(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Company Consideration Shares into which such Company Ordinary Shares shall have been converted in the Second Merger.

(b) Company Series A Preferred Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each holder of Company Series A Preferred Shares shall be entitled to receive, and the Company Series A Preferred Shares held by each such holder immediately prior to the Second Merger Effective Time shall be converted into, a

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number of PubCo Preferred Shares equal to (x) the aggregate Accrued Value attributable to such Company Series A Preferred Shares held by such holder, divided by (y) the Redemption Price. All of the Company Series A Preferred Shares converted into the right to receive the PubCo Preferred Shares pursuant to this Section 2.2(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Series A Preferred Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Preferred Shares into which such Company Series A Preferred Shares shall have been converted in the Second Merger.

(c) Company Warrants. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each Company Warrant that is issued and outstanding immediately prior to the Second Merger Effective Time shall thereupon be converted into, and the holder of such Company Warrant shall be entitled to receive, a PubCo Series A Investor Warrant exercisable for a number of PubCo Ordinary Shares equal to (x) the number of Company Ordinary Shares issuable upon conversion of the applicable Pre-Funded PIPE Investor’s or PIPE Investor’s Company Series A Preferred Shares upon a hypothetical conversion of such Company Series A Preferred Shares immediately prior to the Second Merger, multiplied by (y) the Exchange Ratio, which PubCo Series A Investor Warrant shall be substantially in the form attached hereto as Exhibit F (the “PubCo Series A Investor Warrants”). All of the Company Warrants converted into the right to receive the PubCo Series A Investor Warrants pursuant to this Section 2.2(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Warrant shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Series A Investor Warrants into which such Company Warrant shall have been converted in the Second Merger.

(d) Company Restricted Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or the holder thereof, each Company Restricted Share that is outstanding and unvested immediately prior to the Second Merger Effective Time shall be assumed and converted into one PubCo Restricted Shares on the same terms and conditions (including applicable vesting, settlement, and termination provisions) as are in effect with respect to each such award of Company Restricted Shares immediately prior to the Second Merger Effective Time.

(e) Effect of the Second Merger on Merger Sub Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party hereto or the holders of securities of the Company or Merger Sub, each Merger Sub Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable ordinary share of the Second Surviving Company.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.2, none of the Second Surviving Company, PubCo, SPAC or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

2.3 Satisfaction of Rights. All securities issued upon the surrender of SPAC Securities and Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that, to the extent required by U.S. federal securities law or other contractual arrangements, any restrictions on the sale and transfer of SPAC Securities shall also apply to the PubCo Securities so issued in exchange.

2.4 Lost, Stolen or Destroyed SPAC or Company Certificates. In the event any certificates representing SPAC Securities or Company Securities shall have been lost, stolen, or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen, or destroyed, PubCo shall issue, in exchange for such lost, stolen, or destroyed certificates, as the case may be, such securities, as may be required pursuant to Sections 2.1 and 2.2, as applicable.

2.5 Register of Members. At the First Merger Effective Time, the register of members of SPAC shall be closed, and there shall be no further registration of transfers of SPAC Securities thereafter on the records of SPAC. At the Second Merger Effective Time, the register of members of the Company shall be closed, and there shall be no further registration of transfers of Company Securities thereafter on the records of the Company.

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2.6 Appointment of Transfer Agent. Prior to the Closing, PubCo shall appoint a transfer agent acceptable to SPAC and the Company (the “Transfer Agent”), as its agent, for the purpose of recording the (a) exchange of the SPAC Securities for PubCo Securities, and (b) exchange of Company Securities for PubCo Securities. The Transfer Agent shall take or cause to be taken such actions as are necessary to update PubCo’s register of members to reflect (i) the exchange of the SPAC Securities for PubCo Securities, and (ii) the exchange of the Company Securities for PubCo Securities, in each case in accordance with the terms of this Agreement and, to the extent applicable, the First Plan of Merger, the Second Plan of Merger, the Cayman Companies Law and customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.

2.7 Exchange of Book-Entry Shares.

(a) Issuance of PubCo Securities. At the First Merger Effective Time and Second Merger Effective Time, as applicable, PubCo shall issue all PubCo Securities to be issued as required pursuant to Section 2.1 and 2.2, respectively.

(b) Exchange Procedures for SPAC Shares. As soon as practicable after the First Merger Effective Time (and in no event later than five (5) Business Days after the First Merger Effective Time), PubCo shall cause the Transfer Agent to mail to each holder of record of SPAC Shares which were converted pursuant to Section 2.1(d) into the SPAC Per Share Merger Consideration instructions for use in effecting the surrender of the SPAC Shares in exchange for the SPAC Per Share Merger Consideration in a form acceptable to the Company. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of a SPAC Share which was converted pursuant to Section 2.1(d) into the SPAC Per Share Merger Consideration shall be entitled to receive in exchange therefor, net of any required withholding Taxes, the SPAC Per Share Merger Consideration in book-entry form, without interest, for each SPAC Share surrendered. The PubCo Ordinary Shares to be delivered as the SPAC Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical PubCo Ordinary Share is required by applicable Law, in which case PubCo and the Company shall jointly cause the Transfer Agent to promptly send certificates representing such PubCo Ordinary Shares to such holder. If payment of the SPAC Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered SPAC Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the SPAC Per Share Merger Consideration to a Person other than the registered holder of SPAC Share surrendered or shall have established to the reasonable satisfaction of PubCo and the Company that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged PubCo Ordinary Shares. All PubCo Ordinary Shares to be issued hereunder shall be deemed issued and outstanding as of the First Merger Effective Time or Second Merger Effective Time, as applicable. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole PubCo Ordinary Shares issued pursuant to Section 2.1(d) and 2.2(a) will be promptly paid, without interest and net of any applicable withholding Tax, the amount of dividends or other distributions with a record date after the First Merger Effective Time and Second Merger Effective Time, as applicable, and theretofore paid with respect to such whole PubCo Ordinary Shares.

(d) Adjustments to Per Share Merger Consideration. The SPAC Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares, or other like change with respect to SPAC Shares occurring on or after the date of this Agreement and prior to the First Merger Effective Time and Second Merger Effective Time.

2.8 Taking of Necessary Action; Further Action. If, at any time after the First Merger Effective Time or the Second Merger Effective Time, as applicable, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Surviving Company following the First Merger and the Second Surviving Company following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of SPAC, PubCo, the Company and Merger Sub, as applicable, the officers and directors (or their designees) of SPAC, PubCo, the Company and Merger Sub, as applicable, are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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2.9 Tax Consequence. The Parties hereby agree and acknowledge that for U.S. federal (and applicable state and local) income tax purposes, it is intended that (a) the First Merger qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code, (b) the SPAC Class B Ordinary Share Conversion qualifies as a “reorganization” described in Section 368(a)(1)(E) of the Code, (c) the Second Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and/or, to the extent that the relevant transferors have “control” (as defined in Section 368(c) of the Code) with respect to PubCo, as a contribution governed by Section 351 of the Code, and (d) this Agreement constitute, and hereby is adopted, as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”).

2.10 Earnout Shares.

(a) In addition to the issuance of the PubCo Securities pursuant to Section 2.2, as promptly as reasonably practicable (but in any event, within five (5) Business Days) after the occurrence of an event described in this Section 2.10(a), PubCo shall issue to the Eligible Company Equityholders (or their successors and assigns) the following aggregate number of PubCo Ordinary Shares (subject to Equitable Adjustment, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement:

(i) If PubCo achieves 2026 EBITDA (x) equal to or greater than 94% of the 2026 EBITDA Target but less than 100% of the 2026 EBITDA Target, a one-time issuance of 3,750,000 Earnout Shares, or (y) equal to or greater than 100% of the 2026 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares;

(ii) If PubCo achieves 2027 EBITDA (x) equal to or greater than 80% of the 2027 EBITDA Target but less than 90% of the 2027 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2027 EBITDA Target but less than 100% of the 2027 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2027 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares; and

(iii) If PubCo achieves 2028 EBITDA (x) equal to or greater than 80% of the 2028 EBITDA Target but less than 90% of the 2028 EBITDA Target, a one-time issuance of 4,330,000 Earnout Shares, (y) equal to or greater than 90% of the 2028 EBITDA Target but less than 100% of the 2028 EBITDA Target, a one-time issuance of 5,000,000 Earnout Shares, or (z) equal to or greater than 100% of the 2028 EBITDA Target, a one-time issuance of 7,500,000 Earnout Shares.

(b) The Earnout Shares with respect to each event described in Section 2.10(a) shall be allocated among the Eligible Company Equityholders as set forth in Section 2.10(b) of the Company Disclosure Schedules; provided, however, that in no event shall Inflection Point Fund I LP (or its successors and assigns) receive more than 6.25% of the Earnout Shares.

(c) For the avoidance of doubt, in no event shall the sum of the Earnout Shares described in Section 2.10(a) exceed 20,000,000.

(d) Any issuance and delivery of Earnout Shares to Eligible Company Equityholders shall be treated as an adjustment to the PubCo Ordinary Shares received in the Second Merger by the Parties for all applicable Tax purposes, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), and such issuance and delivery of Earnout Shares to Eligible Company Equityholders that are holders of Company Ordinary Shares is intended to comply with, and shall be effected in accordance with, IRS Rev. Proc. 84-42, 1984-1 C.B. 521.

2.11 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued, in any form, by virtue of this Agreement, the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional PubCo Ordinary Shares that would otherwise be received by such Person) shall instead have the aggregate number of PubCo Ordinary Shares issued to such Person rounded down to the nearest whole PubCo Ordinary Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

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2.12 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

2.13 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, PubCo, Merger Sub, the Company, the Transfer Agent, and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
MERGER CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Transactions (the “Closing”) shall occur no later than the third (3rd) Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Closing), but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from such conditions, or at such other date as SPAC, PubCo and the Company may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place virtually or at such place as SPAC, PubCo and the Company may agree in writing, and at such time on the Closing Date as SPAC, PubCo, and the Company agree in writing.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR, but excluding disclosures referred to in “Special Note Regarding Forward-Looking Statements,” “Risk Factors,” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, or Section 4.5), SPAC represents and warrants to the Company and PubCo, as of the date hereof, and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the SPAC Board, and (b) other than the Required Shareholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of SPAC), other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by the SPAC Charter, has unanimously (i) determined that this Agreement,

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the Ancillary Documents to which it is or is required to be a party and the Transactions, including the Mergers, are advisable, fair to and in the best interests of SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is or is required to be a party, the Mergers and the other Transactions, (iii) issued the SPAC Board Recommendation, and (iv) directed that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Shareholder Approval Matters be submitted to SPAC Shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by SPAC of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq Stock Market (“Nasdaq”) or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by SPAC of the Transactions, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty, or change in delivery schedule, accelerate the maturity or performance, cancel, terminate, or modify any right, benefit, obligation or other term under, any of the terms, conditions, or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth hereto in Section 4.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding preference shares of SPAC. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to (other than the SPAC Rights) or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right, or any similar right under the Cayman Companies Law, the SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Other than the SPAC Rights, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes, or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including SPAC Securities) having such rights, or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary

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Documents), (A) relating to the issued or unissued securities of SPAC (including SPAC Securities), (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including SPAC Securities), or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription, or other right, agreement, arrangement, or commitment for such securities (including SPAC Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem, or otherwise acquire any securities of SPAC (including SPAC Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 4.5(b) of the SPAC Disclosure Schedules, there are no shareholders agreements, voting trusts, or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any securities of SPAC (including SPAC Securities).

(c) All of SPAC’s Indebtedness of the type described in clauses(a) – (c) of the definition thereof and all SPAC Transaction Expenses as of the date of this Agreement are disclosed in Section 4.5(c) of the SPAC Disclosure Schedules.

(d) Since the date of formation of SPAC and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its securities (including SPAC Securities) and has not repurchased, redeemed, or otherwise acquired any of its securities (including SPAC Securities), and the SPAC Board has not authorized any of the foregoing.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements, or supplements thereto (collectively, the “SEC Reports”), and will file all such forms, reports, schedules, statements, and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company or made available copies in the form filed with the SEC of all of the following: (i) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of SPAC; (ii) SPAC’s annual reports on Form 10-K for each fiscal year since the IPO (if applicable) to disclose its annual financial results in each of the fiscal years of SPAC; and (iii) all other forms, reports, registration statements, prospectuses, and other documents (other than preliminary materials) filed by SPAC with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied, or otherwise made available to the SEC.

(b) (i) The SPAC Class A Ordinary Shares, the SPAC Rights and the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, in the ticker of MAYA, MAYAR, and MAYAU, respectively, (ii) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, deregister, prohibit or terminate the quoting of such SPAC Securities on Nasdaq, and (iv) SPAC is in material compliance with all of the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

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(d) Except as and to the extent reflected or reserved against in the balance sheet of SPAC dated June 30, 2025 included in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements of any Person other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Neither SPAC nor SPAC’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC, or (iv) any written claim or allegation regarding any of the foregoing.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to SPAC’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Absence of Certain Changes. From the date of SPAC’s formation to the date of this Agreement, (a) SPAC has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting, and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to SPAC.

4.8 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) SPAC is and since the date of formation of SPAC has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, and (b) SPAC has not received, since the date of formation of SPAC, any written or, to the Knowledge of SPAC, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.

4.9 Litigation. As of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to SPAC’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of SPAC, threatened since the date of formation of SPAC), or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority since the date of formation of SPAC in either case of clause (a) or (b) by or against SPAC, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of SPAC have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to

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the business of SPAC, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to SPAC, or otherwise limit the ability of SPAC to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

4.10 Actions; Orders; Permits. SPAC (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with SPAC), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease, and operate its assets and properties (collectively, the “SPAC Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) all of the SPAC Permits are in full force and effect, and no suspension or cancellation of any of the SPAC Permits is pending or, to SPAC’s Knowledge, threatened, (b) SPAC is not in violation in any material respect of the terms of any SPAC Permit, and (c) since the date of formation of SPAC, SPAC has not received any written, or to the Knowledge of SPAC, oral notice of any Actions relating to the revocation or modification of any SPAC Permit.

4.11 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all income and other material Tax Returns required by applicable Tax Law to be filed by it, which such Tax Returns are true, accurate, correct, and complete in all material respects and accurately reflect all liability for Taxes of SPAC for the periods covered thereby. SPAC has timely paid, or caused to be timely paid, all income and other material Taxes required by applicable Tax Law to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the SPAC Financials in accordance with GAAP.

(b) SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

(c) There are no material claims, assessments, audits, examinations, investigations, or other Actions pending, in progress or threatened in writing against SPAC, in respect of Taxes, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC by a Governmental Authority.

(d) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) SPAC does not have a permanent establishment, branch, or representative office in any country other than the country of its organization (where it carries no activities and only has a registered office), and SPAC is not and has not been treated for any Tax purpose as a resident in a country other than the country of its incorporation.

(f) SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes. SPAC does not have any Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local, or non-U.S. Law), as a transferee or successor, or by Contract (other than Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) SPAC is not the subject of any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum, or agreement with any Governmental Authority with respect to Taxes, and there is no written request by SPAC outstanding for any such ruling, memorandum, or agreement.

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(h) SPAC has not distributed stock of another Person, nor has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or non-U.S. Tax Law addressing tax avoidance transactions).

(j) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by SPAC prior to the Closing, (ii) change in any method of accounting of SPAC for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or use of an improper method of accounting on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local, or non-U.S. Tax Law) executed by SPAC prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing.

(k) SPAC has not taken, and has not agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

4.12 Employees and Employee Benefit Plans. SPAC does not (a) have any employees or independent contractors who are entitled to any compensation, remuneration, fees, or benefits, or (b) maintain, sponsor, contribute to, or otherwise have any Liability with respect to any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will alone or in connection with other events (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any director, officer, or employee of SPAC, (ii) result in the acceleration of the time of payment, vesting, or funding of any such payment or benefit or deceleration of the time of payment, vesting or, funding, or increase of any such payment or benefit, or (iii) cause an amount to be received by any individual to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999.

4.13 Properties. SPAC does not own, license, or otherwise have any right, title, or interest in or to any material Intellectual Property. SPAC does not own or lease any real property or Personal Property.

4.14 Material Contracts.

(a) Other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in any business or from competing with any other Person, or (iv) is a “material contract” (as such term is defined in Regulation S-K of the Securities Act) (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’-length and in the ordinary course of business, (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party thereto, under such SPAC Material Contract, and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination, or acceleration by SPAC under any SPAC Material Contract.

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4.15 Transactions with Affiliates. Section 4.15 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and IP Sponsor, Maywood Sponsor, any other Affiliate of SPAC, or any present or former director, officer, employee, manager, direct equityholder of SPAC, IP Sponsor, Maywood Sponsor, or any other Affiliate of SPAC, or any immediate family member of any of the foregoing, on the other hand.

4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.17 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Sponsors, or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Sponsors, or any of their respective Affiliates.

4.18 Private Placements. Other than the PIPE Agreements, there are no agreements, side letters, arrangements or other Contracts between SPAC, IP Sponsor, Maywood Sponsor, or any of their respective Affiliates, on the one hand, and any PIPE Investor, on the other hand, or, to the Knowledge of SPAC, any of their respective Affiliates that would affect the obligation of such PIPE Investor to pay to the Company the applicable portion of the PIPE Investment set forth in such PIPE Investor’s applicable PIPE Agreement. No fees, consideration (except as contemplated by this Agreement) or other discounts are payable or have been agreed by SPAC, IP Sponsor, Maywood Sponsor, or any of their respective Affiliates to any PIPE Investor or, to the Knowledge of the SPAC, any of their respective Affiliates in respect of its portion of the PIPE Investment.

4.19 Certain Business Practices.

(a) Since the date of formation of SPAC, SPAC has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. SPAC is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of SPAC, suspected violation of any applicable anti-corruption Law.

(b) Since the date of formation of SPAC, neither SPAC nor any of its directors, officers or, to the Knowledge of SPAC, Representatives, when acting on behalf of SPAC, has used any funds for unlawful payments, contributions, gifts, entertainment or other unlawful expenses in violation of the FCPA or other applicable anti-corruption and anti-bribery Laws.

(c) Since SPAC’s formation, the operations of SPAC have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(d) None of SPAC or, to the Knowledge of SPAC, any of its directors, officers, employees or any other Representative acting on behalf of SPAC is a Person that is, or is owned or controlled by Persons that are, currently (i) the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including by being listed on OFAC’s Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in a country, region or territory that is the subject of comprehensive territorial Sanctions (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time) (each a “Sanctioned Jurisdiction”)(collectively, a “Sanctioned Person”). None of SPAC or, to the Knowledge of SPAC, any of its directors, officers, employees or any other Representative acting on behalf of SPAC is a Person with whom transactions are prohibited or restricted under the applicable laws and regulations administered by the United States and other relevant Governmental Authorities with jurisdiction over the Parties relating to the export, reexport, transfer, and import of products, software or technology (“Customs & Export Control Laws”). SPAC has not, since SPAC’s formation, directly or knowingly

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indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Sanctioned Jurisdiction or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Customs & Export Control Laws by any Person. Neither SPAC nor, to the Knowledge of SPAC, any of its directors, officers, or any other Representative acting on behalf of SPAC has, since SPAC’s formation, engaged in any conduct, activity, or practice in violation of any applicable Sanctions or Customs & Export Control Laws. No Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened. Neither SPAC nor, to the Knowledge of SPAC, any of its directors, officers or any other Representative acting on behalf of SPAC has, since SPAC’s formation made any voluntary disclosure with respect to an apparent violation of applicable Sanctions or has been subject to civil or criminal penalties imposed by any Governmental Authority administering Sanctions.

4.20 Insurance. Section 4.20 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium, and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

4.21 Information Supplied. None of the information supplied or to be supplied by SPAC or IP Sponsor or Maywood Sponsor, or their respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.22 Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $87,600,000. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 4.22 of the SPAC Disclosure Schedules or Taxes, (b) SPAC Shareholders prior to the First Merger Effective Time who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Shares pursuant to the SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account

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will not be satisfied or funds available in the Trust Account will not be available to SPAC at the First Merger Effective Time. SPAC has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including deferred underwriting commission) in respect of the IPO, including any amendments or other modifications thereto.

4.23 SPAC Acknowledgment. SPAC acknowledges and agrees that the representations and warranties expressly set forth in (i) Articles VI and VII (as qualified by the Company Disclosure Schedules) and (ii) the certificate delivered pursuant to Section 10.3(c) constitute the sole and exclusive representations and warranties of PubCo and the Company, respectively, to SPAC in connection with or relating to PubCo, the Target Companies, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of any of PubCo or the Target Companies. Except for the representations and warranties expressly set forth in Articles VI and VII (as qualified by the Company Disclosure Schedules) or the certificate delivered pursuant to Section 10.3(c) or in any Ancillary Document, SPAC (A) acknowledges that it is transacting with PubCo and the Company on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including PubCo, the Target Companies or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of PubCo, the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding PubCo or the Target Companies furnished to SPAC or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Articles VI, VII and VIII or in the certificate delivered pursuant to Section 10.3(c) or any Ancillary Document.

4.24 Fairness Opinion. The board of directors of SPAC has received the opinion of Newbridge Securities Corporation, dated as of the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications, and other matters set forth therein, that the SPAC Per Share Merger Consideration to be issued is fair from a financial point of view to the SPAC’s public shareholders.

Article V
REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub represents and warrants to PubCo and the Company, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merger Sub. Merger Sub has made available to PubCo and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholder of Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder or thereunder or to consummate the Transactions.

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This Agreement has been, and each Ancillary Document to which Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution, and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Merger Sub of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by Merger Sub of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq or the SEC with respect to the Transactions, (c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

5.4 Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by Merger Sub of the Transactions, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

5.5 Capitalization. As of the date hereof and as of immediately prior to the Closing, Merger Sub is authorized to issue 50,000 ordinary shares. As of the date hereof through immediately prior to the First Merger Effective Time, Merger Sub has one ordinary share issued and outstanding, which is owned by SPAC. Prior to giving effect to the Second Merger, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Merger Sub Activities. Since its incorporation through immediately prior to the Second Merger Effective Time, Merger Sub (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any Liabilities, (d) other than any de minimis amounts received from SPAC in exchange for the one ordinary share issued thereto, has not had any assets, and (e) other than its Organizational Documents and this Agreement, has not been party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Merger Sub or any of its respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.

5.8 Investment Company Act. Merger Sub is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority

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(including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub does not make any representation, warranty, or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.

Article VI
REPRESENTATIONS AND WARRANTIES OF PUBCO

PubCo represents and warrants to SPAC and the Company, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. PubCo is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on PubCo. PubCo is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PubCo. PubCo has made available to SPAC and the Company accurate and complete copies of its Organizational Documents, as currently in effect. PubCo is not in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. PubCo has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and the PubCo Sole Shareholder and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the PubCo A&R Articles), on the part of PubCo are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which PubCo is a party has been or shall be when delivered, duly and validly executed and delivered by PubCo and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of PubCo is required to be obtained or made in connection with the execution, delivery or performance by PubCo of this Agreement and each Ancillary Document to which it is or is required to be a party, or the consummation by PubCo of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, (b) any filings required with the Registrar of Companies in the Cayman Islands, Nasdaq or the SEC with respect to the Transactions, (c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on PubCo.

6.4 Non-Contravention. The execution and delivery by PubCo of this Agreement and each Ancillary Document to which it is or is required to be a party, the consummation by PubCo of the Transactions, and compliance by PubCo with any of the provisions hereof and thereof, will not (a) subject to the adoption of the PubCo A&R Articles, conflict with or violate any provision of PubCo’ Organizational Documents, (b) subject to obtaining the Consents from

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Governmental Authorities referred to in Section 6.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to PubCo or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PubCo under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of PubCo under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of PubCo, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PubCo.

6.5 Capitalization. As of the date hereof and as of immediately prior to the Closing, PubCo is authorized to issue 50,000,000 PubCo Ordinary Shares. As of the date hereof through immediately prior to the First Merger Effective Time, PubCo has one PubCo Ordinary Share issued and outstanding, which is owned by the PubCo Sole Shareholder. Prior to giving effect to the First Merger, PubCo does not have any Subsidiaries or own any equity interests in any other Person.

6.6 PubCo Activities. Since its incorporation through immediately prior to the First Merger Effective Time, PubCo (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any Liabilities, (d) other than any de minimis amounts received from the PubCo Sole Shareholder in exchange for the one PubCo Ordinary Share issued thereto, has not had any assets, (e) has not had any Tax attributes, including those specified in Section 381(c) of the Code, and (f) other than its Organizational Documents and this Agreement, has not been party to or bound by any Contract.

6.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from PubCo or any of its respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of PubCo.

6.8 Investment Company Act. PubCo is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.9 Information Supplied. None of the information supplied or to be supplied by PubCo expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, PubCo does not make any representation, warranty, or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.

6.10 U.S. Tax Classification. PubCo is, and has been since the date of its incorporation, treated as a corporation for U.S. federal income tax purposes. PubCo has not made any election under Treasury Regulations Section 301.7701-3. PubCo (i) is not, nor has it ever been, treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is not, nor has ever been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, and (iii) is not, nor has it ever been, treated as a “domestic corporation” under Section 7874(b) of the Code.

6.11 Tax Residency. PubCo is not, and has never been, treated as a Tax resident in a country other than the country of its incorporation.

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Article VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Company hereby represents and warrants to SPAC as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing.

(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Each Target Company (other than the Company) is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company (other than the Company) is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has made available to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

7.2 Authorization; Binding Agreement. The Company and each other Target Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s or such other Target Company’s obligations hereunder and thereunder, and to consummate the Transactions, subject to obtaining Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company or any other Target Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the Company Board and the board of directors of such other Target Company (to the extent required) in accordance with the Company’s or such other Target Company’s Organizational Documents and any applicable Law and (b) other than the Company Shareholder Approval, no other corporate proceedings on the part of the Company or such other Target Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the Transactions. The Company Board, at a duly called and held meeting or in writing as permitted by the Organizational Documents of the Company, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Transactions, including the Mergers, are advisable, fair to and in the best interests of the holders of Company Shares, (ii) approved this Agreement and the Ancillary Documents to which it is or is required to be a party, the Mergers and the other Transactions, (iii) issued the Company Board Recommendation and (iv) directed that this Agreement, the Ancillary Documents to which it is or is required to be a party and the Company Shareholder Matters be submitted to Company Shareholders for their approval. This Agreement has been, and each Ancillary Document to which the Company or any other Target Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company or such other Target Company, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company and such other Target Companies in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Capitalization.

(a) As of the date of this Agreement, the issued share capital of the Company consists of 50,000 Company Ordinary Shares (which, for the avoidance of doubt, does not include any Company Securities to be issued in connection with the Pre-Funded PIPE Investment).

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(b) On the date of this Agreement, the Company Shareholders listed on Section 7.3(b) of the Company Disclosure Schedules are the legal and beneficial owners of all of the Company Ordinary Shares, with each such Company Shareholder owning the Company Ordinary Shares set forth opposite the name of such Company Shareholder in the corresponding column of Section 7.3(b) of the Company Disclosure Schedules. The Company Ordinary Shares are owned by each such Company Shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company without penalty or applicable securities Laws.

(c) All of the issued Company Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Cayman Companies Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(d) Except as listed on Section 7.3(d) of the Company Disclosure Schedules, as of the date of this Agreement, no Target Company currently has any stock option or other equity incentive plans. As of the date of this Agreement, other than the securities contemplated in connection with the Pre-Funded PIPE Investment or the PIPE Investment, there are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this Agreement, other than the Pre-Funded PIPE Subscription Agreement, there are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Ordinary Shares other than the Company’s Organizational Documents. As of the date of this Agreement, other than the Pre-Funded PIPE Investment or as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this Agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options, or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e) Except as listed on Section 7.3(e) of the Company Disclosure Schedules, since January 1, 2022, (i) no Target Company has declared or paid any distribution or dividend in respect of its respective equity interests, (ii) no Target Company has repurchased, redeemed, or otherwise acquired any equity interests of such Target Company, and (iii) neither the Company Board nor the board of directors (or its equivalent governing body) of another Target Company has authorized any of the foregoing.

7.4 Company Subsidiaries. Section 7.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary on the date of this Agreement (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the ownership percentage of issued and outstanding shares or other equity interests by the record holders thereof. The foregoing represents all of the issued and outstanding equity interests of the Target Companies as of the date of this Agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws), except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. As of the date of this Agreement, there are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this Agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities, or commitments to which any Company Subsidiary is a party, or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this Agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar

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rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this Agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 7.4 of the Company Disclosure Schedules, as of the date of this Agreement: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

7.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this Agreement or any Ancillary Documents to which the Company or any Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target Companies of the Transactions other than (a) any filings required with Nasdaq or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

7.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

7.7 Financial Statements.

(a) The Company has made available to SPAC true, correct, and complete copies of (i) the unaudited consolidated financial statement of financial position of the Company and its Subsidiaries, and the related audited consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its wholly-owned Subsidiaries as of and for the year ended December 31, 2023 and December 31, 2024 (the “Unaudited Company Financial Statements”), and (ii) the unaudited balance sheets of GOWell Singapore and its Subsidiaries, and the related unaudited consolidated income statement and cash flow statement of GOWell Singapore and its Subsidiaries as of and for the six-month period ended June 30, 2025 (the “Interim Unaudited Company Financial Statements” and, collectively with the Unaudited Company Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the applicable Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and with respect to the Interim Unaudited Company Financial Statements, subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), and (iii) were prepared from, and are in accordance with,

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in all material respects, the books and records of the applicable Target Companies. The PCAOB Financial Statements, when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.6(a), will have been audited in accordance with the standards of the Public Company Accounting Oversight Board and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target Companies, (ii) any fraud, whether or not material, that involves the management or other employees of the Target Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies or (iii) any written claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.

(e) As of the date hereof, the Target Companies do not have any Indebtedness.

(f) Except for those that will be reflected or reserved on or provided for in the statement of financial position of the Target Companies contained in the Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet in accordance with IFRS, except for (i) those that were incurred after June 30, 2025, in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.

7.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, Ancillary Documents, and the Transactions, since December 31, 2024, (a) the Target Companies have conducted their business only in the ordinary course of business, (b) there has not been a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2(b) (without giving effect to Section 8.2(b) of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.

7.9 Compliance with Laws. (a) Each Target Company is and, since January 1, 2022, has been, in compliance in all material respects with, and not in conflict, default, or violation in each case in any material respect of, any applicable Laws and (b) no Target Company has received, since January 1, 2022, any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it is or was bound.

7.10 Company Permits. The applicable Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole or otherwise limit the ability of any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. As of the date of this Agreement, each material Company Permit is in full force and effect, and (a) no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since January 1, 2022, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any Actions relating to the revocation or material modification of any Company Permit.

7.11 Litigation. As of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened in the past three (3) years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or

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assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or otherwise limit the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

7.12 Material Contracts.

(a) Section 7.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 7.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of any Target Company having an outstanding principal amount in excess of $500,000;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $1,000,000;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $3,000,000 per year or $5,000,000 over the life of such Contracts (excluding any Company Benefit Plans);

(viii) pursuant to which any Target Company has been granted from a third party any exclusive or otherwise material license, right, immunity or authorization to use or otherwise exploit any material Intellectual Property, excluding (A) Incidental Licenses, and (B) licenses for “shrink wrap”, “click wrap”, and “off the shelf” software, and (C) licenses for uncustomized software that is commercially available to the public generally on standard terms with one-time or annual license, maintenance, support and other fees of less than $100,000;

(ix) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements in substantially the same form made available to SPAC without any material deviations or exclusions or (B) transferred to any third party any ownership right to any material Intellectual Property;

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(x) pursuant to which any Target Company (A) has granted to any third party any exclusive or otherwise material license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Incidental Licenses or (B) is restricted from using any Company Owned IP;

(xi) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $300,000 other than indemnities or warranties provided in the ordinary course in connection with sales of the Company’s products;

(xii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of the Company or any Target Company who receives annual base cash salary of $200,000 or more;

(xiii) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xiv) other than under its Organizational Documents, is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than any agreement described in Section 7.12(a)(xii) or any other at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all indemnification agreements;

(xv) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xvi) relates to a settlement of any Action requiring payments in excess of $200,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xvii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xviii) is with a Material Customer or Material Supplier; or

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract, (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract, (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies and (vi) no Target Company has waived any rights under any such Company Material Contract.

7.13 Intellectual Property.

(a) Section 7.13(a) of the Company Disclosure Schedules sets forth a true, complete and accurate list of all (i) registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”) and (ii) material unregistered Company Software and material unregistered Trademarks, in each case, that are Company

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Owned IP, specifying as to each item, as applicable: (A) its title; (B) its owner; (C) the jurisdictions in which the item is issued, registered or applied-for; (D) the issuance, registration or application numbers and dates of registration, issuance or application; and (E) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and all registered or issued Company Registered IP is valid and to the Knowledge of the Company enforceable except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Target Company is subject to any outstanding Order that would restrict its use or ownership of any Intellectual Property or would impair the validity or enforceability of any Company Owned IP, and no Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

(b) At least one of the Target Companies (i) possesses and exclusively owns all right, title and interest in and to all material Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) has the right to use all other Intellectual Property and IT Systems that are material to or necessary for the conduct of the business of the Target Companies as currently conducted. The execution, performance and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not require any consent, notification, waiver, or payment or grant of additional amounts or consideration nor result in the material loss, termination, grant, assignment or transfer or impairment of any rights of the Target Companies in any Intellectual Property or IT Systems.

(c) (i) No Target Company nor the conduct or operation of its business (including its products and services) is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect. (ii) To the Knowledge of the Company, no third party is Infringing or has Infringed any Company Owned IP. Since January 1, 2020, no Target Company has received any written or, to the Knowledge of the Company, oral, notice or claim (including any invitation to license), asserting that any Target Company has Infringed the Intellectual Property of any other Person.

(d) All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement in substantially the same form made available to SPAC without any material deviations or exclusions. To the Knowledge of the Company, no Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No such Trade Secret has been disclosed (or authorized or threatened to be disclosed) to any Person (including any past or present employee, officer, advisor, consultant, independent contractor or other third party) other than pursuant to the terms of a valid, written confidentiality agreement with such Person that is sufficient to protect the confidentiality thereof and is in full force and effect, not breached, and legally enforceable by a Target Company. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company Owned IP.

(e) (i) The Target Companies are in compliance in all material respects with all licenses of Open Source Materials; (ii) no source code for any Company Software is subject to any Copyleft Terms; and (iii) no third Person has been granted access to, or has an actual or contingent right to access or possess, a copy in any form of any source code of any Company Software (including pursuant to escrow or similar Contracts or arrangements). None of the source code for any material Company Software has been disclosed or is or would be under any circumstances or conditions required to be disclosed (including under any escrow or similar arrangement) to any third Person. No Target Company (nor any third Person on behalf any Target Company) owns or uses any artificial intelligence or machine learning technologies that are material to its business.

(f) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two (2) years in a manner that has had a material impact on the operations of any Target Company, and (ii) are sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted. The Company has taken commercially reasonable actions designed to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2023, to the Knowledge of the Company, there has been no material unauthorized access to the IT Systems that has resulted in any material unauthorized use, access,

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misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

7.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required by applicable Tax Law to be filed by it, which such Tax Returns are true, accurate, correct, and complete in all material respects and accurately reflect all liability for Taxes of such Target Company for the periods covered thereby. Each Target Company has timely paid, or caused to be timely paid, all income and other material Taxes required by applicable Tax Law to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with IFRS.

(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened in writing against any Target Company, in respect of Taxes, and no Target Company has been notified in writing of any proposed Tax claims or assessments against any Target Company by a Governmental Authority.

(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding written requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes (other than customary extensions requested in the ordinary course of business). No written claim has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return, which claim remains outstanding.

(e) No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation, as applicable.

(f) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes (other than a group the common parent of which is or was the Company or of which the Target Companies were or are the only members). No Target Company has any Liability for the Taxes of another Person (other than a Target Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than Liabilities for Taxes pursuant to customary commercial Contracts not primarily related to Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract with respect to Taxes (other than customary commercial Contracts not primarily related to Taxes).

(g) No Target Company is the subject of any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is there any written request by a Target Company outstanding for any such ruling, memorandum or agreement.

(h) Each Target Company has complied in all material respects with all applicable requirements concerning Value Added Tax, as applicable.

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(i) No Target Company incorporated or organized in a jurisdiction outside of the United States (i) is, or has ever been, treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is, or has ever been, treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is, or has ever been, treated as a “domestic corporation” under Section 7874(b) of the Code.

(j) GOWell International is the only Target Company that is incorporated or organized in the United States. GOWell International is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k) No Target Company has distributed stock of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) No Target Company has been a party to a transaction that is a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision under any U.S. state or local or foreign Tax Law addressing tax avoidance transactions).

(m) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by any Target Company prior to the Closing, (ii) change in any method of accounting of any Target Company for any taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or use of an improper method of accounting on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax Law) executed by any Target Company prior to the Closing, or (iv) any prepaid amount or deferred revenue received or accrued prior to the Closing.

(n) No Target Company has taken, or agreed to take, any action that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of each Target Company, there are no facts or circumstances that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for the Intended Tax Treatment.

(o) Neither the execution, nor the performance of any obligations under this Agreement, nor completion of this Agreement, will result in a charge to Tax to arise on a Target Company or in any claw back of any Tax relief previously given to a Target Company.

(p) Each Target Company is and has been in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Company (as required under Section 482 of the Code and any other applicable U.S. federal, state or local or non-U.S. Laws).

(q) Each of the Company and GOWell International is and has been since the date of its formation or incorporation, as applicable, treated as a corporation of U.S. federal income tax purposes.

7.15 Real Property. Section 7.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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7.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $100,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of the Target Companies. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than Permitted Liens.

7.17 Employee Matters.

(a) (i) As of the date of this Agreement, no Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.

(b) The Company has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. Since January 1, 2022, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.

(c) No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the consummation of the Transactions.

(d) Except as would not reasonably be expected to be material to any Target Company, to the Knowledge of the Company, each Target Company is and, since January 1, 2022, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company. There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law.

(e) No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, since January 1, 2022, no written allegations of sexual harassment or other discrimination have been made against any officer of a Target Company.

(f) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, restrictive covenant or other similar obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.

(g) As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.

(h) Since January 1, 2022, except as would not reasonably be expected to be material to any Target Company, the Target Companies have not engaged in any layoffs, furloughs, or group employment terminations (excluding terminations for cause), whether temporary or permanent.

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7.18 Benefit Plans.

(a) Set forth on Section 7.18(a) of the Company Disclosure Schedules is an accurate and complete list, as of the date hereof, of each material Benefit Plan of the Target Companies (each, a “Company Benefit Plan”). No Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability on account of an ERISA Affiliate under or with respect to: (1) any “multiemployer plan” as defined under Section 3(37) of ERISA, (2) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 302 or Title IV of ERISA or similar non-U.S. Laws or (3) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC accurate and complete copies of the current plan documents and all material non-routine communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) With respect to each material Company Benefit Plan: (i) such material Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities, (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred, (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all material contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All non-U.S. Company Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each material Company Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States is registered as such to the extent required by applicable Law and has been documented and operated in all material respects in compliance with all requirements of such special tax status.

(e) The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation or benefits, in respect of, any director, employee or independent contractor of a Target Company or (iii) cause an amount to be received by any director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.

7.19 Environmental Matters.

(a) Each Target Company is, and since January 1, 2022 has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required under Environmental Laws for its business and operations (“Environmental Permits”) and no Action is pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

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(b) No Target Company is subject to, or has received written notice of an investigation that would lead to, any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, in each case, that has given rise or would reasonably be expected to give rise to any material Liability under Environmental Laws of any Target Company.

(c) No Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities, or obligations under any Environmental Laws of any other Person except, in each case, for such Liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

(d) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material Liability under any Environmental Law, and to the Company’s Knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such Action.

(e) (i) No Target Company has manufactured, used, treated, stored, disposed of, arranged for or permitted the transportation or disposal of, generated, handled or released any Hazardous Material, or owned, leased or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation of any Target Company under applicable Environmental Laws and (ii) to the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation of any Target Company under applicable Environmental Laws.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) per- and polyfluoroalkyl substances, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or material obligation under applicable Environmental Laws.

(g) The Company has made available to SPAC all material environmental assessments and reports in its, or any of the Target Companies’, possession or control relating to the operations of the Target Companies, or the condition of their respective properties and assets, and their compliance with Environmental Laws and Environmental Permits.

7.20 Transactions with Related Persons. No Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2022, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

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7.21 Insurance.

(a) Section 7.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers, and employees (excluding those constituting or funding Company Benefit Plans), copies of which have been provided to SPAC. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since January 1, 2022, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.

(b) Since January 1, 2022, no Target Company has made any insurance claim in excess of $250,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2022, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

7.22 Customers and Suppliers.

(a) Section 7.22(a) of the Company Disclosure Schedules sets forth a list of Contracts with the top five (5) customers of the Company and the other Target Companies based on revenue received by the Company or any Target Company from such customers during the calendar year 2024 (each such customer, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or adversely modify in any material respect any existing Material Customer Agreement with the Company or the Target Companies.

(b) Section 7.22(b) of the Company Disclosure Schedules sets forth a list of the top five (5) suppliers of the Company and the other Target Companies based on expenditures made by the Company and the other Target Companies during the calendar year 2024 (each such supplier, a “Material Supplier” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any other Target Company has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreements with the Company or the other Target Companies.

7.23 Data Protection and Cybersecurity.

(a) For the purposes of this Section 7.23, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them under applicable Data Protection Laws.

(b) Each Target Company (i) has implemented and maintains commercially reasonable technical and organizational measures designed to protect IT Systems and Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents, (ii) complies in all material respects with all Data Protection Laws, internal and external Company policies, and contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data, and (iii) has suffered no material incidents negatively affecting the confidentiality, integrity, or availability of its IT Systems, or the data thereon.
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(c) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2022, no Target Company has (i) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, or (ii) received any actual, pending or, to the Knowledge of the Company, threatened claims from individuals alleging any breach of Data Protection Laws.

7.24 Certain Business Practices.

(a) For the past five (5) years, each Target Company has been in compliance with the FCPA and all other applicable anti-corruption and anti-bribery Laws. No Target Company is subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of the Company, suspected violation of any applicable anti-corruption Law.

(b) For the past five (5) years, no Target Company nor any of its directors, officers, or, to the Knowledge of each Target Company, employees or Representatives, when acting on behalf of a Target Company, has used any funds for unlawful payments, contributions, gifts, entertainment or other unlawful expenses in violation of the FCPA or other applicable anti-corruption and anti-bribery Laws.

(c) The Target Companies maintain in effect policies and procedures reasonably designed to promote and achieve compliance by the Target Companies and their directors, officers, employees and Representatives with the FCPA and other applicable anti-corruption and anti-bribery Laws.

(d) No Target Company or any of their respective directors, officers, or employees or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently, or has been since February 12, 2019, a Sanctioned Person, or is subject to debarment or is a restricted end user under Customs & Export Control Laws which include, but are not limited to parties designated on the US Commerce Department’s Entity List and Military End Users and Military Intelligence End Users, in both cases as defined in the US Export Administration Regulations (“EAR”). No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Sanctioned Jurisdiction or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Customs & Export Control Laws by any Person. No Target Company or any of their respective directors, officers employees or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, since February 12, 2019, engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction in a manner that would violate applicable Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. The Target Company has (1) where required by Law, secured, maintained, and maintained compliance with any obligations for all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Customs & Export Control Laws for the operation of each Target Companies business and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Customs & Export Control Laws, and has not been notified of any such pending or threatened actions. The Target Company and its directors, officers, and employees, and, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, are, and have been since February 12, 2019, in compliance with Sanctions and Customs & Export Control Laws.

7.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

7.26 Finders and Brokers. Other than as set forth on Schedule 7.26 of the Company Disclosure Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

7.27 TID U.S. Business. As of the date of this Agreement, to the Company’s Knowledge, none of the Target Companies qualifies as a “TID U.S. business” as that term is defined in 31 C.F.R. § 800.248.

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7.28 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference prior to Closing: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (i) any information supplied by or on behalf of SPAC, PubCo or any of its respective Affiliates specifically for inclusion in the Registration Statement, Proxy Statement or any of the other documents identified in clauses (a) through (c) above and (ii) any forward-looking statements supplied or to be supplied by or on behalf of the Company in writing expressly for inclusion or incorporation by reference prior to Closing in the Registration Statement or the Proxy Statement.

7.29 Company Acknowledgment. The Company acknowledges and agrees that the representations and warranties expressly set forth in (i) Article IV (as qualified by the SPAC Disclosure Schedules) (ii) the certificate delivered pursuant to Section 10.2(c) and (iii) any Ancillary Document, constitute the sole and exclusive representations and warranties of SPAC, respectively, to the Company in connection with or relating to SPAC, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of SPAC. Except for the representations and warranties expressly set forth in Article IV (as qualified by the SPAC Disclosure Schedules), the certificate delivered pursuant to Section 10.2(c) or in any Ancillary Document the Company (A) acknowledges that it is transacting with SPAC and PubCo on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including SPAC or any Affiliate or Representative of SPAC) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of SPAC including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding SPAC furnished to the Company or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Article IV, in the certificate delivered pursuant to Section 10.2(c) or any Ancillary Document.

7.29 Dormant Entity. GOWell Oilfield de Mexico S. de R.L. is a 98% subsidiary of GOWell Oilfield Technology FZE and 2% subsidiary of GOWell International LLC and does not (a) have or hold any assets of any kind or nature, (b) have any liabilities, obligations or Indebtedness of any kind, or (c) have any operations or employees.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.16, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, each of the Company and PubCo shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information as are reasonably necessary for the consummation of the Transactions (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or PubCo, as SPAC or its Representatives may reasonably request regarding the Target Companies or PubCo and their respective businesses, assets, Liabilities, Tax affairs, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that

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SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or PubCo. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business, or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(b) During the Interim Period, subject to Section 8.16, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information as are reasonably necessary for the consummation of the Transactions (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC, as the Company or its Representatives may reasonably request regarding SPAC and its business, assets, Liabilities, Tax affairs financial condition, operations, management, employees and other aspects and cause each of the Representatives of SPAC to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).

(c) During the Interim Period, each of the Company and SPAC shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary to facilitate due diligence by any investor, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SPAC or their respective Representatives.

(d) All information provided pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement dated May 9, 2025 by and between Inflection Point Acquisition Corp. III, a Cayman Islands exempted company and GOWell Singapore (as amended from time to time, the “Confidentiality Agreement”).

8.2 Conduct of Business of the Company during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 8.2(a) of the Company Disclosure Schedules, or as required by applicable Law, the Company shall use its commercially reasonable efforts to, and shall cause the other Target Companies to use their respective commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business or consistent with past practices and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, preserve the possession, control and condition of their respective material assets, and preserve intact its relationships with all material customers and suppliers, in each case consistent with past practice; provided that no action or inaction by the Company with respect to matters specifically addressed by

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clauses 8.2(b)(i) through (xxii) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of 8.2(b)(i) through (xxii) below; provided, further, that no failure to comply with this Section 8.2(a) shall constitute a breach to the extent arising from any fact, event, occurrence, change or effect attributable to a condition that is not taken into account when determining whether a Material Adverse Effect has occurred under this Agreement.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2(b) of the Company Disclosure Schedules, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed, and which shall be deemed granted if SPAC fails to respond in writing within 5 Business Days following a written request therefor), the Company shall not, and shall cause the other Target Companies not to:

(i) amend, waive or otherwise change, the Organizational Documents of any of the Company or the Target Companies;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $5,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party in excess of $1,000,000 individually or $2,000,000 in the aggregate (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $2,000,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v) except as required pursuant to any Company Benefit Plan, Company Collective Bargaining Agreement or Law or other written agreement, (A) materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (Cs) grant any severance, change in control or termination or similar pay, other than in the ordinary course of business or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any material Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $300,000 or engage any person as an independent contractor with annual payments greater than or equal to $300,000, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $300,000 or due to death or disability other than for cause or in the ordinary course of business;

(vi) waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;

(vii) unless required by applicable Law, a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;

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(viii) (A) make, change or rescind any election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, (H) change its jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation or organization, as applicable, or (I) surrender or allow to expire any right to claim a refund of material Taxes;

(ix) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

(x) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, grant immunity (including a covenant not to assert), transfer or license any Company Owned IP to any Person, other than Incidental Licenses, or (2) abandon, encumber, permit to lapse, or otherwise dispose of any material Company Registered IP; (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a reasonable written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations; or (C) subject any Company Software to any Copyleft Terms;

(xi) fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;

(xii) enter into (A) any new line of business or (B) jurisdiction with respect to its current line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements, as applicable;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by the Target Companies would exceed $2,000,000 in the aggregate;

(xvi) make any capital expenditures in excess of $5,000,000 (individually for any project (or set of related projects) or $10,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole, other than in the ordinary course of business;

(xix) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;

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(xx) make any change in accounting methods, principles or practices, except as required by IFRS or the Company’s auditors;

(xxi) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on Section 4.15 of the SPAC Disclosure Schedules if entered into prior to the date hereof (in the case of clauses (A) and (B), other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

(xxii) authorize or agree to do any of the foregoing actions in each case, pursuant to a binding agreement, arrangement or commitment, whether oral or in writing (and for the avoidance of doubt, excluding non-binding discussions, negotiations, or exploratory activities).

8.3 Conduct of Business of SPAC during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Charter and the IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete its Business Combination (each, an “Extension”).

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change its Organizational Documents, other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SPAC Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SPAC Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SPAC Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person, provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing up to $2,000,000 from IP Sponsor to finance its ordinary course administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions, so long as any such loans are made on a non-interest bearing basis in a customary manner between IP Sponsor and SPAC;

(v) amend, waive or otherwise change the Trust Agreement in any manner;

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(vi) terminate, waive or assign any material right under any material agreement (including any SPAC Material Contract) to which it is a party, or enter into any Contract that would be a SPAC Material Contract if entered into prior to the date hereof;

(vii) establish any Subsidiary or enter into any new line of business;

(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the SPAC Financials;

(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000 in the aggregate;

(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(xii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SPAC Securities);

(xiii) (A) make, change or rescind any election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change to its methods of Tax accounting, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension resulting from an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract (other than customary commercial Contracts not primarily related to Taxes), (F) file any amended material Tax Return, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax Law) pertaining to Taxes with any Governmental Authority, (H) change its jurisdiction of tax residence or establish a permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation or organization, as applicable, or (I) surrender or allow to expire any right to claim a refund of material Taxes;

(xiv) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC);

(xv) incur any expenses other than in connection with the implementation of the Transactions;

(xvi) (A) appoint any director to the board of directors of SPAC, (B) hire any employee or engage any individual independent contractor or other individual service provider, (C) enter into or amend any Contract or transaction with any current or former employee, officer, director or other individual service provider of SPAC or (D) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than advancement of expenses, in each case, provided in the ordinary course of business); or

(xvii) authorize or agree to do any of the foregoing actions.

8.4 Conduct of Business of PubCo during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, PubCo shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business consistent with

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past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice.

(b) Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), PubCo shall not:

(i) amend, waive or otherwise change, its Organizational Documents, other than for administrative or de minimis changes;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A), in each case, except for any such transactions with the Target Companies;

(v) establish any Subsidiary or enter into any new line of business;

(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

(vii) make any capital expenditures;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix) enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities;

(x) take any action or knowingly fail to take any action that would reasonably be expected to cause any representation in Section 6.5, Section 6.6, Section 6.10 or Section 6.11 not to be true, correct and complete in all respects as of immediately prior to the First Merger Effective Time; or

(xi) authorize or agree to do any of the foregoing actions.

8.5 Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, PubCo, the Company or any other Target Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC, PubCo, the Company and each other Target Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

8.6 Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall use commercially reasonable efforts to deliver, by no later than October 31, 2025, true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023 and December 31, 2024, each audited in accordance with the auditing standards

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of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”).

(b) The Company shall use commercially reasonable efforts to deliver, by no later than November 30, 2025, unaudited reviewed consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the nine-month period ending September 30, 2025, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Interim Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to SPAC any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the Registration Statement.

8.7 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for the SPAC Securities to remain listed on, Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the other parties and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Securities to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Closing.

8.8 Stock Exchange Listing. Each of SPAC, the Company and PubCo will use its commercially reasonable efforts to cause (a) PubCo’s initial listing application(s) with Nasdaq in connection with the Transactions to have been approved, (b) PubCo to satisfy all applicable initial listing requirements of Nasdaq and (c) the PubCo Ordinary Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case prior to the Closing Date.

8.9 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and the other Target Companies, a transaction (other than the transactions contemplated by this Agreement) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets (other than the sale of goods or services in the ordinary course of business consistent with past practice or other immaterial sales of assets) of the Target Companies on a consolidated basis, (y) any of the issued and outstanding shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of any of the Target Companies, and (B) with respect to SPAC, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company or SPAC, as applicable, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the other Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to consummate an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

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(c) Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.10 No Trading. The Company and PubCo each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company and PubCo each hereby agree that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected, in the good faith judgment of such Party, to be reasonably likely to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Any notice provided pursuant to this Section 8.11 shall not (x) be deemed to supplement or amend the SPAC Disclosure Schedules or the Company Disclosure Schedules, or (y) in and of itself, give rise to any right of termination or failure of a condition to Closing, unless the underlying matter would independently constitute such a breach or failure under this Agreement.

8.12 Further Assurances; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

(b) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC, PubCo and the Company shall use its reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC, PubCo and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

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8.13 Tax Matters.

(a) Tax Treatment. No Party shall, and no such Person shall cause its Affiliates to, take any action, or knowingly fail to take any action, that would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for the Intended Tax Treatment. Each Party hereby agrees to file, and to cause its Affiliates to file, all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law. The Parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the relevant portions of the Transactions consistent with the Intended Tax Treatment, including providing factual support letters.

(b) Notwithstanding anything to the contrary herein, if, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in connection therewith, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such Tax counsel, to the extent requested by such counsel, customary Tax representation letters reasonably satisfactory to such counsel and such Party, dated and executed as of the date as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement; provided, that, notwithstanding anything to the contrary in this Agreement, (x) nothing in this Agreement shall require (1) any counsel or Tax advisor to the Company to provide an opinion with respect to any Tax matters relating to or affecting SPAC or the SPAC Shareholders or (2) any counsel or Tax advisor to SPAC, PubCo or Merger Sub to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of equity or other securities of the Company, including the Company Shareholders and (y) no Party or their counsel or Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatment or any other Tax treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of the Transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC); provided, further, that, for the avoidance of doubt, neither this Section 8.13(b) nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, VAT, non-resident capital gains and other such similar Taxes, fees and costs (“Transfer Taxes”) that become payable by any of the Parties in connection with the Transactions shall constitute Company Transaction Expenses (if incurred by or on behalf of the Company or any other Target Company) or SPAC Transaction Expenses (if incurred by or on behalf of the SPAC). The Party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed within the time limits required by applicable Law, and if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns.

(d) Following the Closing Date, PubCo and the Company shall reasonably cooperate with the SPAC Shareholders to make available to any such SPAC Shareholder who so requests information reasonably necessary for such SPAC Shareholder (or its direct or indirect owners) to timely compute any income or gain arising (i) if applicable, as a result of the status of SPAC or PubCo as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending in, with or prior to the taxable year in which Closing occurs, including timely (A) publicly posting a PFIC Annual Information Statement to enable such SPAC Shareholder (or their direct or indirect owners) to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) providing information to enable applicable SPAC Shareholders (or their direct or indirect owners) to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder as a result of the Transactions.

(e) Any reference in this Section 8.13 to any Person shall be deemed to also include a reference to any successor of such Person.

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8.14 The Registration Statement; Special Shareholder Meeting.

(a) As promptly as reasonably practicable after the date hereof, SPAC, the Company and PubCo shall jointly prepare, and PubCo shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Ordinary Shares, PubCo Preferred Shares and PubCo Series A Investor Warrants to be issued in connection with the Mergers, which Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from SPAC Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing SPAC Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement, the Mergers and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Cayman Companies Law and the rules and regulations of the SEC and Nasdaq (including any items required by Laws to effect the Mergers and any other proposals as are required to implement the foregoing), (ii) as a special resolution, the entry into the First Plan of Merger, (iii) as an ordinary resolution (or if required by applicable Law or the SPAC Charter, as a special resolution) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iv) as an ordinary resolution (or if required by applicable Law or the SPAC Charter, as a special resolution) the adoption and approval of such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) to (iv), collectively, the “Shareholder Approval Matters”) and (v) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with PubCo.

(b) SPAC, acting through its board of directors (or a committee thereof), shall (i) make the SPAC Board Recommendation and include such SPAC Board Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders in accordance with SPAC’s Organizational Documents as promptly as practicable following the date upon which the Registration Statement is declared effective under the Securities Act (the “Registration Statement Effective Date”) and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, SPAC may, in consultation with PubCo and in accordance with the SPAC Charter, make one or more successive postponements, or with the consent of the Special Shareholder Meeting, adjournments of the Special Shareholder Meeting, subject to applicable Law and the SPAC Charter; provided that when the Special Shareholder Meeting is postponed or adjourned for thirty days or more, notice of the postponed or adjourned meeting shall be given as in the case of an original meeting. In connection with the Registration Statement, SPAC and PubCo will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Cayman Companies Law and the rules and regulations of the SEC and Nasdaq.

(c) SPAC, the Company and PubCo shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption Rights. Each of SPAC, PubCo and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, PubCo, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, the Company and PubCo shall amend or supplement the Registration Statement and PubCo shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. No filing of, or amendment or supplement to the Registration Statement will be made by SPAC, PubCo or the Company without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).

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(d) Each of SPAC, PubCo and the Company shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by PubCo, the Company or SPAC without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC, the Company and PubCo, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) SPAC, in consultation with PubCo, shall call the Special Shareholder Meeting in accordance with the SPAC’s Organizational Documents for a date that is no later than 30 Business Days following the effectiveness of the Registration Statement or such other date as agreed between SPAC and Company.

(f) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption Rights.

(g) All expenses incident to the Company’s filing of the Registration Statement pursuant to this Section 8.14 (including, without limitation, all registration, qualification and filing fees, printing expenses, transfer agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel, all independent certified public accountants, underwriters and other Persons retained by the Company and SPAC, in each case, including any VAT thereon), shall be paid 50% by the Company and 50% by SPAC.

8.15 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, PubCo and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a joint press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, PubCo shall file a shell company report on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws which SPAC shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).

8.16 Confidential Information.

(a) The Company and PubCo agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written

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consent, and (ii) in the event that the Company, PubCo or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.16(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, and PubCo shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) PubCo and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the applicable Laws as advised by outside counsel, and (2) PubCo shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SPAC and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the applicable Laws as advised by outside counsel, and (2) SPAC shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

8.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, PubCo, and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, PubCo and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company, PubCo or SPAC, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, PubCo shall cause the Organizational Documents of each Target Company, PubCo, and the Second Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified

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Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) For the benefit of SPAC’s directors and officers, SPAC shall be permitted, prior to the Closing, subject to the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing for events occurring prior to the Closing (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, PubCo and the First Surviving Company shall, for a period of six (6) years after the Closing, maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and PubCo and the First Surviving Company shall timely pay or cause to be paid all premiums with respect to the SPAC D&O Tail Insurance.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to Closing, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing for events occurring prior to the Closing (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, PubCo and the Second Surviving Company shall, for a period of six (6) years after the Closing, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and PubCo and the Second Surviving Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.

8.18 SPAC Transaction Expenses; Trust Account Proceeds.

(a) No later than three (3) Business Days prior to the Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the Closing, and (iii) the estimated amount of unpaid SPAC Transaction Expenses as of the Closing. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.

(b) The Parties agree that, simultaneously with or as promptly as practicable after the Closing, the funds held by the Second Surviving Company either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption Rights (collectively, the “Closing Cash”), shall be used to pay (i) first, the accrued SPAC Transaction Expenses, including SPAC’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees, in each case, including any VAT) of the IPO, without double-counting with any accrued SPAC Transaction Expenses that have already been paid prior to the Closing, (ii) second, any loans owed by SPAC to the Sponsors for SPAC Transaction Expenses (including deferred SPAC Transaction Expenses), other administrative costs and expenses (including any VAT) incurred by or on behalf of SPAC, and (iii) third, any remaining cash will be distributed to PubCo. PubCo will be permitted to use any remaining cash received for working capital and general corporate purposes, or for any other use as directed by PubCo. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of PubCo Securities, will be paid or issued, as applicable, at the Closing.

8.19 New Registration Rights Agreement. Concurrently with the Closing, (a) SPAC, IP Sponsor, and Maywood Sponsor shall terminate the registration rights agreement, dated as of February 12, 2025, as it may be amended, by and among SPAC, IP Sponsor, Maywood Sponsor, and the other parties thereto pursuant to a termination agreement in a form reasonably acceptable to the Company and (b) PubCo, the Company Shareholders, IP Sponsor, Maywood Sponsor, and the other parties contemplated therein shall enter into a registration rights agreement in substantially the form attached as Exhibit G hereto (the “New Registration Rights Agreement”).

8.20 Lock-Up Agreements. At the Closing, (a) each holder of Company Ordinary Shares as of immediately prior to the Second Merger Effective Time shall enter into a Lock-Up Agreement with PubCo in substantially the form attached as Exhibit H-1 hereto, and (b) each Sponsor shall enter into a Lock-Up Agreement with PubCo in substantially the form attached hereto as Exhibit I-2 (each, a “Lock-Up Agreement”).

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8.21 PubCo Equity Incentive Plan; PubCo ESPP; Section 280G.

(a) As soon as reasonably practicable following the date of this Agreement, SPAC, the Company and PubCo shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted no later than the Closing (the “PubCo Equity Incentive Plan”); provided that the material terms of such PubCo Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.14(a).

(b) As soon as reasonably practicable following the date of this Agreement, SPAC, the Company and PubCo shall use commercially reasonable efforts to agree to the material terms of a new employee share purchase plan to be adopted no later than the Closing (the “PubCo ESPP”); provided that the material terms of such PubCo ESPP shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.14(a).

(c) The PubCo Equity Incentive Plan and the PubCo ESPP, taken together, shall provide for an initial aggregate share reserve thereunder equal to an amount no greater than 10% of PubCo’s issued share capital as of immediately after Closing.

(d) To the extent required to avoid the imposition of Taxes under Section 4999 of the Code and/or the loss of deductions under Section 280G of the Code, in each case, with respect to any payment or benefit that could constitute a “parachute payment” under Section 280G of the Code with respect to the transactions contemplated by this Agreement and any events closely associated therewith, the Company shall use best efforts to ensure that each Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) (each, a “Disqualified Individual”) shall execute a waiver of such Disqualified Individual’s right to receive any payments and/or benefits in connection with the transactions contemplated by this Agreement and any events closely associated therewith that could reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code (such waived portion of any payments and/or benefits, “Waived 280G Benefits”), such that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”). No later than the day prior to the Closing, the Company shall submit to the applicable shareholders entitled to vote a written consent to the payments and benefits due in connection with the Transactions, as disclosed therein (the “Section 280G Vote”). Any such shareholder approval shall be sought in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. At least five (5) Business Days prior to Section 280G Vote, the Company shall provide SPAC with drafts of the documentation relating to the 280G Vote, including (i) the shareholder consent, (ii) the disclosure statement, (iii) the form of waiver, and (iv) a written analysis or spreadsheet showing the calculations of potential “parachute payments” (the “Section 280G Materials”). Upon delivery of the drafts of the Section 280G Materials, SPAC shall review and comment on all such materials, which comments the Company shall consider in good faith and incorporate any of SPAC’s reasonable comments thereto. To the extent that any arrangements are entered into at the direction of SPAC or between SPAC and its Affiliates, on the one hand, and a Disqualified Individual, on the other hand, following the date hereof (“SPAC Arrangements”), the Company shall include such SPAC Arrangements in the parachute payment analysis to the extent informed of such SPAC Arrangements at least five (5) Business Days prior to the Section 280G Vote and SPAC shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment.” For the avoidance of doubt, (a) the Company shall not be required to provide any additional value to a Disqualified Individual in order to receive a waiver of the applicable payments and (b) the Company’s failure to obtain shareholder approval of the Waived 280G Benefits shall not constitute a breach of this Section 8.21. Prior to the Closing, the Company shall deliver to SPAC evidence that the Section 280G Vote was solicited in accordance with the foregoing provisions of this Section 8.21 and notification that either (i) shareholder approval was obtained, or (ii) shareholder approval was not obtained and, as a consequence, the Waived 280G Benefits shall not be made or provided.

8.22 Litigation.

(a) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of SPAC, threatened, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint

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defense agreement), but not control, the defense of any such Action shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

(b) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of PubCo or the Company, threatened, against PubCo or the Company or the Company Board by any Company Shareholders prior to the Closing, PubCo or the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

8.23 Termination of SPAC Agreements. Prior to the Closing, SPAC shall terminate pursuant to a Contract reasonably acceptable to the Company each Contract listed in Section 8.23 of the SPAC Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on PubCo, the Second Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.

8.24 PIPE Investment. Each of the Company and SPAC shall use, and shall cause its Affiliates to use their, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the PIPE Investment, including using its, and causing its Affiliates to use their, commercially reasonable efforts to (a) enforce its or their rights under the PIPE Agreements, (b) cause the PIPE Investors to pay to (or as directed by) the Company, the applicable purchase price under each PIPE Investor’s applicable PIPE Agreement in accordance with its terms and (c) satisfy their obligations under each PIPE Investors’ applicable PIPE Agreement and the conditions of closing contained in each PIPE Investor’s applicable PIPE Agreement. The Company will not amend the PIPE Agreements or waive any provision thereto in any manner that is materially and disproportionately adverse to SPAC without the prior written consent of SPAC.

8.25 Company Shareholder Approval. The Company shall, in accordance with the Cayman Companies Law and the Organizational Documents of the Company, (i) promptly following the Registration Statement Effective Date (and in any event within five (5) Business Days after the Registration Statement Effective Date) use its reasonable best efforts to solicit and obtain the Company Shareholder Approval by way of unanimous written resolution (the “Written Resolution”) or (ii) in the event the Company is not able to obtain the Written Resolution, the Company shall duly and promptly convene a meeting of the Company Shareholders for the purpose of voting solely upon the Company Shareholder Matters. The Company shall promptly notify SPAC upon receipt of the Company Shareholder Approval. The Company covenants that the Company Board shall not (and no committee or subgroup thereof shall) withdraw or modify, or propose publicly or by formal action of the Company Board to withdraw or modify, in a manner adverse to SPAC, the Company Board Recommendation.

8.26 Employment Agreements. Prior to the Closing, the Key Personnel shall, as a condition to their continued employment with the Target Companies, execute and deliver to the Company and the SPAC an employment agreement, which will contain non-solicitation and non-compete agreements, in substantially the form set forth in Section 8.26 of the Company Disclosure Schedules (each, an “Employment Agreement”).

8.27 Restricted Shares. Prior to the Second Merger Effective Time, the Company shall grant an aggregate of 4,481,250 Company Restricted Shares to the individuals set forth in Section 8.27 of the Company Disclosure Schedules and pursuant to the terms and conditions set forth in Section 8.27 of the Company Disclosure Schedules.

Article IX
SURVIVAL

9.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that

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by their terms expressly apply in whole or in part after the Closing (including, for the avoidance of doubt, Section 8.13) and then only with respect to any breaches occurring after the Closing, (b) Article XIII and any corresponding definitions set forth in Article XIV and (c) Fraud Claims.

Article X
CONDITIONS TO OBLIGATIONS OF THE PARTIES

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, SPAC’s Organizational Documents and the applicable provisions of the Cayman Companies Law and Nasdaq (the “Required Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(c) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Legal Restraint”).

(d) Listing. The PubCo Ordinary Shares shall have been conditionally approved for listing on Nasdaq or any other major U.S. national securities exchange, subject only to official notice thereof.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.

(f) Closing Proceeds. The Closing Proceeds shall equal or exceed $50,000,000.

10.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 10.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the SPAC Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of SPAC set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(iii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

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(iv) All of the Merger Sub Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(v) All of the other representations and warranties of Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d).

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(e) Trust Account. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Trust Account disbursed to SPAC in accordance with this Agreement on the Closing Date, and all such funds released from the Trust Account shall be available to the First Surviving Company.

(f) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SPAC at or prior to the Closing Date shall have been executed and delivered to the Company.

10.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 10.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC where permissible) of the following conditions:

(a) Representations and Warranties.

(i) All of the Company Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of particular date (which representations and warranties shall have been so true and correct as of the such date).

(ii) The representations and warranties of the Company contained in Section 7.3 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(iii) All of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(iii)) and (B) other than representations and warranties set forth in Section 7.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(iv) All of the PubCo Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

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(v) All of the other representations and warranties of PubCo set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on PubCo.

(b) Agreements and Covenants. Each of the Company and PubCo shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer Certificate. The Company shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of each of the Company and PubCo, certifying as to the satisfaction of the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(d), but in each case, solely with respect to themselves.

(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company, PubCo and the Key Personnel at or prior to the Closing shall have been executed and delivered to the SPAC.

(f) Payoff. All of the indebtedness due and outstanding under the Contracts listed on Section 7.7(e) of the Company Disclosure Schedules will have been discharged in full.

10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or PubCo) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by September 30, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or PubCo) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article X on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or PubCo) to comply with any provision of this Agreement was the principal cause of such Legal Restraint;

(d) by written notice by the Company to SPAC if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(a)(iii) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time SPAC would be entitled to terminate this Agreement pursuant to Section 11.1(e);

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(e) by written notice by SPAC to the Company if (i) there has been a breach by the Company or PubCo of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 11.1(d);

(f) by written notice by the Company to SPAC if the SPAC Securities are no longer listed on Nasdaq or another national securities exchange;

(g) by written notice by either SPAC or the Company to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained; or

(h) by SPAC, by written notice to the Company, if the Company Shareholder Approval shall not have been obtained within ten (10) Business Days after the Registration Statement Effective Date; provided that SPAC shall have no right to terminate this Agreement pursuant to this Section 11.1(h) at any time following the delivery to SPAC of the Company Shareholder Approval, even if the Company Shareholder Approval is delivered following such ten (10) Business Day period after the Registration Statement Effective Date.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.15, 8.16, 11.3, 12.1, Article XII, Article XIII and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any willful and material breach by such Party of any term of this Agreement prior to the date of termination or pursuant to any Fraud Claim against such Party, (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement in each case prior to the valid termination of this Agreement or (iii) terminate or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.

11.3 Fees and Expenses. Subject to Section 8.13(c), Section 8.14(g) and Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, debt, costs and expenses, and Taxes incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses, and Taxes. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, PubCo shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate SPAC Transaction Expenses exceed $8,000,000, provided that an additional amount mutually determined by the SPAC and the Company may be incurred for marketing and promotion expenses specifically related to the Transactions. For purposes of this Section 11.3, the deferred underwriting commissions set forth in Section 4.22 of the SPAC Disclosure Schedules shall not be considered a SPAC Transaction Expense.

Article XII
WAIVERS AND RELEASES

12.1 Waiver of Claims Against Trust. Each Party acknowledges and agrees that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to SPAC Shareholders in the event they elect to redeem their shares of SPAC Shares (or PubCo Ordinary Shares upon the First Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus, the “Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to SPAC Shareholders if the SPAC fails to consummate a Business

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Combination within the time period specified in the SPAC Organizational Documents after the closing of the IPO, subject to further extension as described by the IPO Prospectus, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any withholding or other Taxes and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of PubCo and the Company, on behalf of themselves and the other Company Affiliates, acknowledge and agree that they do not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to SPAC’s public shareholders, or make any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company or PubCo or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). Each of the Company and PubCo, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company and PubCo each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and each of the Company and PubCo further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company or PubCo or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and PubCo hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company from (i) pursuing a claim against SPAC, Merger Sub or any other person for (A) specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 8.18(b).

12.2 Mutual Releases.

(a) Effective as of the Closing, each of SPAC and PubCo, PubCo on behalf of all its Subsidiaries (including the Target Companies) and SPAC on behalf of each other SPAC Affiliate, hereby irrevocably releases and discharges, each other Company Affiliate or SPAC Affiliate, and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the Target Companies or SPAC and their respective businesses, operations, assets and liabilities, the service by any such Company Affiliate or SPAC Affiliate as an officer, director, manager, employee or Representative of the Target Companies or SPAC or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.2(a) shall not release or discharge (i) any liability of the Company or SPAC under this Agreement, any Ancillary Document or the Confidentiality Agreement, (ii) any liability of any current or former employee of the Target Companies or SPAC or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or SPAC or any of their respective Subsidiaries, (iii) any Fraud Claim by SPAC against the Company or SPAC or (iv) any claims that cannot be waived under applicable Law.

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(b) The Parties acknowledge and agree that the Company Affiliates and the SPAC Affiliates are intended third-party beneficiaries of this Section 12.2.

Article XIII
MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC or Merger Sub at or prior to the Closing, to: Maywood Acquisition Corp. 167 Madison Avenue Suite 205 #1017 New York, New York 10016 Attn: Michael Blitzer Email: blitzer@kingstowncapital.com with a copy (which will not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020

Attn: Joel Rubinstein and Jason Rocha
Email: joel.rubinstein@whitecase.com;
jason.rocha@whitecase.com

If to the Company or, after the Closing, PubCo or SPAC, to: GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowell.energy	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Louis Taubman Email: ltaubman@htflawyers.com
If, prior to the Closing, to PubCo, to: GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowell.energy	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Louis Taubman Email: ltaubman@htflawyers.com

13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SPAC, PubCo and the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3 Third Parties. Except for (a) the rights of the D&O Indemnified Persons set forth in Section 8.17, (b) the rights of the Company Affiliates set forth in Section 12.2, (c) the rights of the SPAC Affiliates set forth in Section 12.2, (d) the rights of the Nonparty Affiliates set forth in Section 13.13, and (e) the rights of such relevant Persons set forth in Section 8.13(d), respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

13.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands are mandatorily applicable. All legal actions and proceedings arising out of or relating to

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this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC and the Company.

13.9 Waiver. Each of SPAC, PubCo and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable Parties providing such extension or waiver, and any such extension or waiver shall only be binding upon the Party or Parties so providing (or on whose behalf it is

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so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

13.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:

(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS or any other accounting principles used by the applicable Person;

(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;

(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;

(i) in Article IV through Article XII to (i) “SPAC” shall refer to Maywood Acquisition Corp. for all periods prior to the completion of the First Merger and to the First Surviving Company for all periods after the completion of the First Merger; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 4.2, 4.4 and 4.5, and (ii) “SPAC Class A Ordinary Shares”, “SPAC Class B Ordinary Shares” and “SPAC Shares” shall refer to such securities solely for periods prior to the First Merger;

(j) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;

(k) the word “day” means calendar day unless Business Day is expressly specified;

(l) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

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(m) any reference to a US legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States, be deemed to include a reference to that which most nearly approximates to the US legal term in that jurisdiction;

(n) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;

(o) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;

(p) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(q) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(r) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(s) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(t) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(u) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;

(v) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(w) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.

The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by PubCo or the Company to be given, delivered, provided or made available by PubCo or the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders). If there is an inconsistency between any of the provisions of this Agreement and the provisions of any Ancillary Document or the Confidentiality Agreement, the provisions of this Agreement shall prevail as between the Parties to the extent of the inconsistency.

13.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing

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of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 13.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 13.13.

13.14 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that White & Case LLP (“W&C”) may have, prior to the Closing, jointly represented SPAC and IP Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, W&C will be permitted in the future, after the Closing, to represent the IP Sponsor or its Affiliates in connection with matters in which such Persons are adverse to PubCo, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and PubCo, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with W&C’s future representation of one or more of the IP Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of PubCo, SPAC and the Company or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by W&C of IP Sponsor, SPAC, or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, IP Sponsor shall be deemed the client of W&C with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to IP Sponsor, shall be controlled by IP Sponsor and shall not pass to or be claimed by PubCo or SPAC; provided further, that nothing contained herein shall be deemed to be a waiver by PubCo, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Hunter Taubman Fischer & Li LLC (“HTFL”) may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, HTFL will be permitted in the future, after the Closing, to represent PubCo, the Company or any of their respective Affiliates in connection with matters in which such Persons are adverse to IP Sponsor, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. IP Sponsor and SPAC, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with HTFL’s future representation of one or more of PubCo, the Company or its Affiliates in which the interests of such Person are adverse to the interests of IP

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Sponsor and SPAC or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by HTFL of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of HTFL with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or IP Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC, IP Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XIV
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2026 EBITDA” means the EBITDA of PubCo and its subsidiaries on a consolidated basis for the fiscal year ended December 31, 2026, as reported by PubCo in its annual report for the fiscal year ended December 31, 2026 filed with the SEC pursuant to the rules of the Exchange Act.

“2026 EBITDA Target” means $35,000,000.

“2027 EBITDA” means the EBITDA of PubCo and its subsidiaries on a consolidated basis for the fiscal year ended December 31, 2027, as reported by PubCo in its annual report for the fiscal year ended December 31, 2027 filed with the SEC pursuant to the rules of the Exchange Act.

“2027 EBITDA Target” means $50,000,000.

“2028 EBITDA” means the EBITDA of PubCo and its subsidiaries on a consolidated basis for the fiscal year ended December 31, 2028, as reported by PubCo in its annual report for the fiscal year ended December 31, 2028 filed with the SEC pursuant to the rules of the Exchange Act.

“2028 EBITDA Target” means $70,000,000.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, enquiry, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.

“Accrued Value” has the meaning set forth in the Company Charter.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, IP Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument, certificate or document including the SPAC Disclosure Schedules, the Company Disclosure Schedules, the First Plan of Merger, the Second Plan of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the SPAC Holders Support Agreement, the Pre-Funded PIPE Subscription Agreement, the PIPE Agreements, and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Antitrust Laws” means all applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has or could reasonably be expected to have any Liability.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, or George Town, Cayman Islands, are authorized to close for business.

“Cayman Companies Law” means the Companies Act (Revised) of the Cayman Islands.

“Closing Proceeds” shall mean the sum of: (i) the funds contained in the Trust Account after giving effect to the all properly submitted redemptions by the SPAC Shareholders, (ii) any cash on SPAC’s balance sheet immediately prior to Closing, (iii) the aggregate amount of gross proceeds actually received by the Company or Pubco (as applicable) from the Pre-Funded PIPE Investment and PIPE Investment (including for the avoidance of doubt, any Future PIPE Investors who agree to participate in the PIPE Investment), and (iv) without duplicating any amounts in clause (iii) immediately above, the aggregate amount of gross proceeds set forth in any PIPE Term Sheets, in each case before payment of SPAC Transaction Expenses and Company Transaction Expenses. Notwithstanding anything else in this Agreement to the contrary, if the aggregate amounts described in clauses (iii) and (iv) of this definition total at least $50,000,000 at any time on or prior to the Closing, then the condition set forth in Section 10.1(f) shall be deemed to be satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner or other equityholder of PubCo or the Company and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) PubCo or (2) the Company or any of its Subsidiaries or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns.

“Company Charter” means the amended and restated memorandum and articles of association of the Company in substantially the form attached hereto as Exhibit K.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or PubCo or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to SPAC or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Consideration Shares” means that number of PubCo Ordinary Shares equal to the quotient of (x) $300,000,000 divided by (y) the Redemption Price.

“Company Fundamental Warranties” means the representations and warranties contained in Section 7.1(a) (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), Section 7.4 (Company Subsidiaries), Section 7.6(a) (Non-Contravention) and Section 7.26 (Finders and Brokers).

“Company Ordinary Shares” means the ordinary shares of a nominal or par value of $1.00 per share of the Company.

“Company Owned IP” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by any Target Company, including the Company Registered IP.

“Company Restricted Share” means each Company Ordinary Share subject to vesting, forfeiture, or other restrictions pursuant to the terms described on Section 8.27 of the Company Disclosure Schedules.

“Company Securities” means the Company Ordinary Shares, Company Series A Preferred Shares, and Company Warrants.

“Company Series A Preferred Shares” means the series A redeemable preference shares of a nominal or par value of $0.0001 per share of the Company.

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“Company Shareholder” means a holder of Company Shares.

“Company Shareholder Approval” means the vote of Company Shareholders (voting together as a single class and not as a separate series, and on an as-converted basis) required to approve the Company Shareholder Matters in accordance with the Cayman Companies Law and the applicable Organizational Documents of the Company.

“Company Shareholder Matters” means the approval of: (i) as an ordinary resolution, the adoption and approval of this Agreement and the Mergers, (ii) as a special resolution, the Second Plan of Merger and the execution thereof by a duly authorized signatory of the Company, and (iii) as an ordinary resolution (or if required by applicable Law or the Company Organizational Documents, as a special resolution) the other Transactions, by Company Shareholders in accordance with the Cayman Companies Law and the applicable Organizational Documents of the Company (including any items required by Laws to effect the Mergers and any other proposals as are required to implement the foregoing).

“Company Shares” means the Company Ordinary Shares and the Company Series A Preferred Shares.

“Company Software” means any and all Software that is owned (or purported to be owned), in whole or in part, by any Target Company and includes all Software required to be set forth on Section 7.13(a) of the Company Disclosure Schedules.

“Company Subsidiaries” means GOWell Technology Singapore PTE, Ltd., a private company organized and existing under the laws of Singapore (“GOWell Singapore”), GOWell International, LLC, a manager-managed limited liability company organized under the laws of the state of Texas (“GOWell International”), GOWell Global Solutions FZE, a free zone establishment organized and existing under the laws of the United Arab Emirates, GOWell Oilfield Technology FZE, a free zone establishment organized and existing under the laws of the United Arab Emirates, GOWell Oilfield Technology Canada Ltd., a limited company organized and existing under the laws of Canada, and GOWell Technology Norway AS, a private limited liability company organized and existing under the laws of Norway.

“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses, in each case including any VAT thereon, (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributor” means all Persons (including all past or present employees, officers, advisors, consultants, independent contractors or other third parties) who created, developed, or contributed to any Intellectual Property purported to be owned by a Target Company.

“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor validly and presently assigns to a Target Company all of the Contributor’s right, title and interest in and to (i) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with or within the scope of the employment or engagement of such Contributor by such Target Company, or (ii) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property owned (or purported to be owned), in whole or in part, by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyleft Terms” means any terms of any license for Open Source Materials that requires, as a condition of or in connection with any Target Company’s use, incorporation, linking, reproduction, modification or distribution of such Open Source Materials as currently used, incorporated, linked, reproduced, modified, or distributed, that (a) the source code for any Company Software or other Company Owned IP be disclosed, made available, offered, delivered, or distributed in source code form; (b) any Company Software or other Company Owned IP be redistributable at no or minimal charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof; (c) authorization is granted allowing for the creation of modifications to or derivatives works of any Company Software or other Company Owned IP; or (d) any Company Software or other Company Owned IP be subject to a requirement that any Patents related to such Company Software or other Company Owned IP are either licensed to or may not be asserted against, any Person.

“Copyrights” means any and all intellectual property rights in works of authorship, copyrightable works, databases, collections of data, and mask works, including all copyrights and sui generis rights therein (including all associated moral rights and special rights of authorship or attribution), and all registrations, renewals, extensions, or reversions thereof.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019; (c) Section 5 of the Federal Trade Commission Act; (d) the Department of Justice Bulk Sensitive Data Rule; (e) all applicable U.S. federal and state data privacy Laws, and (f) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data including the Data Protection Act (Revised) of the Cayman Islands.

“EBITDA” means the amount calculated in accordance with the principles set forth on Section 14.1(a) of the Company Disclosure Schedules, including the sample EBITDA calculation set forth on such schedule.

“Eligible Company Equityholders” means each holder of an issued and outstanding Company Share as of the date hereof, together with the Pre-Funded PIPE Investors. For the avoidance of doubt, “Eligible Company Equity holders” shall not include the PIPE Investors.

“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) to the extent relating to Releases of Hazardous Materials or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.

“Environmental Permits” has meaning set forth in Section 7.19(a).

“Equitable Adjustment” means, in the event that, (a) following the date hereof but prior to the Closing (with respect to holders of Company Ordinary Shares) or (b) following the Closing but prior to an applicable event described in Section 2.10(a) (with respect to Eligible Company Equityholders), the number of outstanding PubCo Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a reverse share split), reorganization, recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a share dividend or share distribution with a record date within said period, an equitable adjustment as necessary to provide the holders of Company Ordinary Shares or the Eligible Company Equityholders, as applicable, with the same economic effect as contemplated by this Agreement prior to such event.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.

“Excluded Shares” means SPAC Shares, if any, held in the treasury of SPAC.

“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means the generally accepted accounting principles of the United States of America, as in effect from time to time.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, Tax, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement, (b) Contributor Agreements and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof, (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer, (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental non-exclusive license to Intellectual Property; or (iv) non-exclusive license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in

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Company Transaction Expenses (with respect to Indebtedness the Company) or SPAC Transaction Expenses (with respect to Indebtedness of SPAC), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.

“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.

“Intellectual Property” means any and all intellectual or industrial property and all rights, titles and interest therein or thereto, whether registered or unregistered, including any and all of the following in any jurisdiction: (a) Patents; (b) Trademarks; (c) rights of privacy and publicity; (d) Copyrights; (e) design rights; (f) Trade Secrets; (g) rights in Software and other technology; and (h) applications, registrations, and issuances of any of the foregoing.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of February 12, 2025, and filed with the SEC on February 13, 2025 (File No. 333-284082).

“IT Systems” means any and all computers, computer firmware, computer hardware, middleware, servers, workstations, routers, hubs, switches, databases, websites (including the content thereon), platforms, devices, data communications lines, telecommunications and network equipment, and all other informational technology assets and equipment, Software and industrial control systems that are owned, leased, licensed, used or held for use by or for any Target Company.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Personnel” means Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel.

“Knowledge” means, with respect to (a) the Company, the actual knowledge of any person set forth on Section 14.1(b) of the Company Disclosure Schedules, (b) SPAC, the actual knowledge of any person set forth on Section 14.1 of the SPAC Disclosure Schedules or (c) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.

“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards).

“Lien” means any mortgage, pledge, security interest, license, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however,

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that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the written request of, SPAC and in respect of SPAC or PubCo, any action taken by, or at the written request of, the Company, (x) with respect to SPAC, the consummation and effects of the Redemption Rights and (xi) any breach of any covenants, agreements or obligations of any Pre-Funded PIPE Investor or Closing PIPE Investor under the Pre-Funded PIPE Subscription Agreement or the PIPE Agreements, as applicable (including any breach of such Person’s obligations to fund any amounts thereunder when required); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.

“Merger Sub Fundamental Warranties” means the warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).

“Merger Sub Shares” means the ordinary shares of US$1.00 par value per share of Merger Sub.

“Open Source Materials” shall mean any Software or other Intellectual Property that is distributed under an open source license, including (by way of example only) the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, Netscape Public License, the Open Software License, the Common Development and Distribution License, Server Side License, Creative Commons Share Alike License, Sybase Open Watcom Public License, Design Science License, MongoDB Server Side Public License, or any other license approved as an open source license by the Open Source Initiative or any similar license commonly referred to as an “open source”, “free software”, “copyleft”, or “community source code” license.

“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

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“Patents” means any and all patents, utility models, invention disclosures, patent disclosures and improvements thereto, together with all applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, revisions, extensions, reexaminations or reissues thereof) and all non-U.S. counterparts and all rights in any of the foregoing.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, in each case and for which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the Target Companies granted to customers or service providers in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated statement of financial position of the Target Companies.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Term Sheets” means term sheets related to a potential Pre-Funded PIPE Investment or PIPE Investment that are delivered to the Company or Pubco and are on substantially the same terms as those set forth in the term sheet included with the letter of intent dated July 29, 2025 between the Company and Inflection Point Acquisition Corp V, but which are not accepted by the Company. For the avoidance of doubt, PIPE Term Sheets shall not include any amounts that are included in a Pre-Funded PIPE Investment or PIPE Investment and actually paid to the Company or Pubco (as applicable).

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“PubCo Fundamental Warranties” means the warranties contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.5 (Capitalization) and Section 6.7 (Finders and Brokers).

“PubCo Ordinary Shares” means the ordinary shares of $0.0001 par value per share of PubCo.

“PubCo Preferred Shares” means the series A preferred shares of US $0.0001 par value per share of PubCo.

“PubCo Restricted Share” means each PubCo Ordinary Share subject to vesting, forfeiture, or other restrictions pursuant to the terms described on Section 8.27 of the Company Disclosure Schedules.

“PubCo Securities” means the PubCo Ordinary Shares, PubCo Preferred Shares and the PubCo Series A Investor Warrants, collectively.

“Redeeming SPAC Share” means each SPAC Class A Ordinary Share in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the SPAC Charter and applicable Law).

“Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.

“Redemption Price” means the lesser of (a) $10.50 and (b) the quotient of (x) the Redemption Amount divided by (y) the total number of Redeeming SPAC Shares.

“Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Ordinary Shares to redeem all or a portion of its SPAC Class A Ordinary Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Charter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any and all (a) computer software programs, including any and all software compilers, middleware, development tools, files, records, algorithms, heuristics, models methodologies, systems and code, whether in source code, object code or human readable form, including, for the avoidance of doubt, patches, new versions or updates thereto; (b) database rights, databases, and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts, and other work product used to design, plan, organize and develop any of the foregoing; (d) artificial intelligence or machine learning code, algorithms, or systems; and (e) source code annotations, and all related documentation relating to any of the foregoing, including user and installation manuals and training software.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner, other equityholder of SPAC or any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with SPAC, including IP Sponsor, (B) after the Closing, PubCo, the Company or any of its Subsidiaries and (C) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to (1) SPAC, (2) after

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the Closing, PubCo or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (3) any person referred to in the foregoing clause (i)A) or (ii) any of their respective heirs, executors, administrators, successors or assigns. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of SPAC or such Person.

“SPAC Charter” means the amended and restated memorandum and articles of association of SPAC dated February 11, 2025, as the same may be amended or modified from time to time after the date hereof.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company, PubCo or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Fundamental Warranties” means the warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.4(a) (Non-Contravention), Section 4.17 (Finders and Brokers), Section 4.22 (Trust Account) and Section 4.24 (Fairness Opinion).

“SPAC Public Unit” means a unit consisting of one SPAC Class A Ordinary Share and one SPAC Right issued in the SPAC IPO.

“SPAC Right” means a right to receive one-fifth (1/5) of one Class A Ordinary Share in accordance with the terms of the SPAC Rights Agreement.

“SPAC Rights Agreement” means the Rights Agreement between SPAC and Continental Stock Transfer & Trust Company, dated February 12, 2025.

“SPAC Securities” means the SPAC Units, SPAC Shares and the SPAC Rights, collectively.

“SPAC Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares, collectively.

“SPAC Transaction Expenses” means the aggregate amount of all fees, debts, costs and expenses, in each case including any VAT thereon, (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of SPAC, which SPAC has agreed to pay or is otherwise liable for (including, if applicable, fees, debts, costs and expenses of the managers, directors, officers, employees and consultants of SPAC which SPAC has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO). For the avoidance of doubt, no fees, debts, costs and expenses incurred by SPAC in connection with the negotiation, execution, performance or consummation of any transaction or other activities of SPAC other than the Transactions shall be considered SPAC Transaction Expenses hereunder.

“SPAC Unit” means a unit consisting of one SPAC Class A Ordinary Share and one SPAC Right, including the units initially issued in the SPAC IPO, the private placement conducted concurrently with the SPAC IPO, and any units issued upon conversion of SPAC working capital loans pursuant to the terms thereof.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any

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Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company and all of the Company Subsidiaries and “Target Company” means any of them.

“Tax Law” means all applicable Laws relating to Taxes.

“Tax Return” means any return, computation, self-assessment, submission, notice, election, form, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or submitted or required to be filed or submitted with a Governmental Authority in connection with the determination, assessment, payment or collection of any Taxes or the administration, implementation, or enforcement of, or compliance with, any Laws or administrative requirements relating to any Taxes.

“Taxes” or “Tax” means any and all national, federal, state, local, or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, Value Added Tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, or registration taxes and other governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges, in each case, wherever and whenever imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Trade Secrets” means any and all trade secrets, and any other intellectual property rights arising under applicable Law, including any confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae, technical information, personal information, customer lists, supplier lists, business plans, specifications, methods (whether or not patentable), compositions, invention disclosures, know-how, data, databases, data collections and related information, drawings, analyses, source code, object code, discoveries, and inventions (whether patentable or unpatentable and whether or not reduced to practice, but excluding any Patents or Copyrights therein).

“Trademarks” means any and all trademarks, service marks, trade dress, domain names, certification marks, business names, slogans, trade names, brand names, designs, logos, or corporate names and other indicia of origin (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” means the trust account established by SPAC for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 1, 2025, as it may be amended (including to accommodate the First Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“Value Added Tax” or “VAT” means any value added or similar Tax.

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14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	8.9(a)
Agreement	Preamble
Alternative Transaction	8.9(a)
Business Combination	12.1
Closing	3.1
Closing Cash	8.18(b)
Closing Date	3.1
Closing Filing	8.15(b)
Closing PIPE Investor	Recitals
Closing PIPE Subscription Agreement	Recitals
Closing Press Release	8.15(b)
Company	Preamble
Company Benefit Plan	7.18(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Collective Bargaining Agreement	7.17(a)
Company D&O Tail Insurance	8.17(c)
Company Disclosure Schedules	Article VII
Company Financial Statements	7.7(a)
Company Material Contract	7.12(a)
Company Permits	7.10
Company Real Property Leases	7.15
Company Registered IP	7.13(a)
Company Support Agreements	Recitals
Company Warrants	Recitals
Confidentiality Agreement	8.1(c)
Contracting Parties	13.13
Customs & Export Control Laws	4.19(d)
D&O Indemnified Persons	8.17(a)
Disqualified Individual	8.21(d)
DTC	2.6
Earnout Shares	2.10(a)
Enforceability Exceptions	4.2
Environmental Permits	7.19(a)
Exchange Ratio	2.2(a)
Extension	8.3(a)
FCPA	4.19(a)
Federal Securities Laws	8.10
First Merger	Recitals
First Merger Effective Time	1.2(a)
First Plan of Merger	1.1
First Surviving Company	1.1(a)
Future PIPE Agreements	Recitals
Future PIPE Investor	Recitals
Hegro	Recitals
Inflection Point Fund	Recitals
Intended Tax Treatment	2.9

Annex A-73

Term	Section
Interim Financial Statements	8.6(b)
Interim Unaudited Company Financial Statements	7.7(a)
Interim Period	8.1(a)
IP Sponsor	Preamble
Legal Restraint	10.1(c)
Lock-Up Agreement	8.20
Material Customer	7.22(a)
Material Customer Agreement	7.22(a)
Material Supplier	7.22(b)
Material Supplier Agreement	7.22(b)
Maywood Sponsor	Recitals
Merger	Recitals
Merger Sub	Preamble
Nasdaq	4.3
New Registration Rights Agreement	8.19
Nonparty Affiliates	13.13
OFAC	4.19(d)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PIPE Agreements	Recitals
PIPE Investment	Recitals
PIPE Investors	Recitals
Post-Closing PubCo Board	1.5(a)(i)
Post-Closing PubCo Directors	1.5(a)(i)
Post-Closing PubCo Officers	1.5(a)(ii)
Pre-Funded PIPE Investment	Recitals
Pre-Funded PIPE Investors	Recitals
Pre-Funded PIPE Subscription Agreement	Recitals
Proxy Statement	8.14(a)
PubCo	Preamble
PubCo A&R Articles	1.4(a)
PubCo Board	Recitals
PubCo Equity Incentive Plan	8.21(a)
PubCo ESPP	8.21(b)
PubCo Series A Investor Warrants	2.2(c)
PubCo Sole Shareholder	Recitals
Registration Statement	8.14(a)
Registration Statement Effective Date	8.14(b)
Related Person	7.20
Required Shareholder Approval	10.1(a)
Rights Conversion	2.1(c)
Sanctioned Jurisdiction	4.19(d)
Sanctioned Person	7.24(a)
Sanctions	4.19(d)
SEC Reports	4.6(a)
Second Merger	Recitals
Second Merger Effective Time	1.2(b)
Second Plan of Merger	1.1(b)

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Term	Section
Second Surviving Company	1.1(b)
Section 280G Materials	8.21(d)
Section 280G Payments	8.21(d)
Section 280G Vote	8.21(d)
Shareholder Approval Matters	8.14(a)
Signing Filing	8.15(b)
Signing Press Release	8.15(b)
SPAC	Preamble
SPAC Arrangements	8.21(d)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Class B Ordinary Share Conversion	2.1(b)
SPAC D&O Tail Insurance	8.17(b)
SPAC Disclosure Schedules	Article IV
SPAC Dissenting Shares	2.1(i)
SPAC Financials	4.6(c)
SPAC Material Contract	4.14(a)
SPAC Permits	4.10
SPAC Per Share Merger Consideration	Recitals
SPAC Shareholders	Recitals
Special Shareholder Meeting	8.14(a)
Sponsors	Preamble
SPAC Holders Support Agreement	Recitals
Transactions	Recitals
Transfer Agent	2.6
Transfer Taxes	8.13(c)
Trust Account Released Claims	12.1
Unaudited Company Financial Statements	7.7(a)
Unit Separation	2.1(a)
W&C	13.14(a)
Waived 280G Benefits	8.21(d)
Written Resolution	8.25

[Signature Pages Follow]

Annex A-75

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.

SPAC:
MAYWOOD ACQUISITION CORP.
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to the Business Combination Agreement]

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Merger Sub:
IPCV Merger Sub Limited
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Director

[Signature Page to the Business Combination Agreement]

Annex A-77

PubCo:
GOWELL ENERGY TECHNOLOGY
By:	/s/ Yap Yong Sheng
Name:	Yap Yong Sheng
Title:	Director

[Signature Page to the Business Combination Agreement]

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Company:
GOWell Technology Limited
By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to the Business Combination Agreement]

Annex A-79

Exhibit A

Company Warrants

Attached.

Annex A-80

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

ORDINARY SHARE PURCHASE WARRANT

Original Issue Date: October 13, 2025	Initial Exercise Date:

Number of Warrant Shares: [•]

FOR VALUE RECEIVED, GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), hereby certifies that [NAME OF HOLDER], a [JURISDICTION] [TYPE OF ENTITY], or its registered assigns (the “Holder”) is entitled to subscribe for and purchase from the Company [•] duly authorized and validly issued ordinary shares (the “Warrant Shares”), par value $[0.000] per share, of the Company (the “Ordinary Shares”) at a purchase price per share of $12.00 (subject to adjustment as provided herein, the “Exercise Price”), all subject to the terms, conditions, and adjustments set forth below in this Warrant.

This Ordinary Share Purchase Warrant (this “Warrant”) is one of a series of ordinary share purchase warrants (collectively, the “Warrants”) issued pursuant to that certain Subscription Agreement dated October 13, 2025 (as may be amended from time to time, the “Subscription Agreement”), by and among the Company and the purchasers named therein. The terms of the Warrants (including this Warrant) are and will be identical except as to the name of the Holder thereof, the date of issuance thereof (where applicable), and the original number of Warrant Shares thereof. Capitalized terms not defined herein have the meanings ascribed to such terms in the Subscription Agreement.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Warrant.

“Board” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain business combination agreement, to be entered into on October 13, 2025, by and among the Company, Maywood Acquisition Corp., GOWell Energy Technology (“PubCo”) and IPCV Merger Sub Limited.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York and the Cayman Islands are authorized or required to close.

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

Annex A-81

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the subscription agreements or the Business Combination Agreement, or in connection with the transactions contemplated thereby, including this Warrant and the other warrants to be entered into in connection with the Business Combination, and/other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the Closing Date, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, and (c) the actions set forth on Schedule 8.2 attached to the Business Combination Agreement.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York, New York time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Agreement, the Warrant, and the Aggregate Exercise Price.

“Fair Market Value” means, as of any particular date, the fair market value as determined by the Board in its good faith.

“Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes model reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to 100%, (iii) the underlying price per share used in such calculation shall be equal to the highest price per share at which the Company has sold (or has been deemed to have sold) Ordinary Shares, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

2. Term of Warrant. If the Business Combination Agreement has been terminated in accordance with its terms, then at any time or from time to time after the date of such termination (the “Initial Exercise Date”) and prior to 5:00 p.m., New York, New York time, on the fifth (5th) anniversary of the date of the termination of the Business Combination Agreement or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

3. Exercise of Warrant.

(a) Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i) surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft, or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Agreement, by the following methods:

(i) by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price; or

(ii) by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price.

Annex A-82

In the event of any withholding of Warrant Shares pursuant to clause (ii) above where the number of Ordinary Shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of Ordinary Shares withheld by or surrendered to the Company shall be rounded down to the nearest whole Ordinary Share.

(c) Record Keeping of Exercise of Warrant. Upon receipt by the Company of the Exercise Agreement, surrender of this Warrant, and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within 5 Business Days thereafter, deliver (or cause to be delivered) a share certificate for such Warrant Shares and cash in lieu of any fraction of a share, as provided in Section 3(d) hereof and instruct the maintainer of the register of members of the Company to update the register of members to reflect the issuance of such Warrant Shares.

(d) Fractional Share. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f) Valid Issuance of Warrant and Warrant Shares. With respect to the exercise of this Warrant, the Company hereby represents, covenants, and agrees that:

(i) this Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued;

(ii) all Warrant Shares issuable upon the proper exercise of this Warrant pursuant to the terms hereof shall be, upon issuance and once registered in the Company’s register of members, and the Company shall take all such actions as may be necessary or reasonably appropriate in order that such Warrant Shares are, duly authorized, validly issued, and non-assessable, free and clear of all taxes, liens, and charges, and issued without violation of any preemptive or similar rights of any member of the Company;

(iii) the Company shall take all such actions as may be reasonably necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation to the extent that such applicable law or governmental regulation would prevent the issuance of such Warrant Shares or materially and adversely impact the Company; and

(iv) the Company shall pay all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(g) Conditional Exercise. If an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of shares, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h) Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue Ordinary Shares upon the exercise of this Warrant.

Annex A-83

4. Certain Adjustment to Exercise Price and Number of Warrant Shares.

(a) Dividends and Share Splits. If the Company at any time while this Warrant is outstanding: (i) pays a dividend or otherwise makes a distribution or distributions on Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of the Warrants or any cash distributions), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Ordinary Shares any shares of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the Aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 4(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Adjustment Upon Issuance of Ordinary Shares. If, while this Warrant is outstanding the Company issues or sells, or in accordance with this Section 4(b) is deemed to have issued or sold, Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company but excluding Ordinary Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the Exercise Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price; save that the Exercise Price shall at all times be equal to or greater than the par value of the Ordinary Shares. For purposes of determining the adjusted Exercise Price under this Section 4(b), the following shall be applicable:

(i) Options and Convertible Securities. The consideration per share received by the Company for Ordinary Shares deemed to have been issued pursuant to Section 4(b)(ii), relating to Options and Convertible Securities, shall be determined by dividing: (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 4(b)(ii) upon the issuance of such Options or Convertible Securities.

(ii) Deemed Issuance of Options and Convertible Securities. If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(iii) Change in Option Price. If, after the Original Issue Date, the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 4(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be

Annex A-84

adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 4(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Original Issue Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease.

(iv) Calculation of Consideration Received. In case one or more Options is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of such Option. If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of the Warrants then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of the Warrants then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 4(b), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(vii) Except as set forth in Section 4(b)(vi), no adjustment pursuant to this Section 4(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 4(a) above, if at any time after the Original Issue Date the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights, provided, however, unless

Annex A-85

and until the Business Combination Agreement has been terminated without the Business Combination having closed, all Purchase Rights shall be held in abeyance for the Holder until such time, if ever, as the Termination Event occurs, provided, further, that the Purchase Rights shall not survive, and shall be extinguished upon, conversion upon closing of the Business Combination. To the extent that the issue price of such Purchase Rights would result in an adjustment of the Exercise Price pursuant to Section 4(b), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(d) Business Combination. Upon the closing of the Business Combination, without any action on the part of the Holder, the Company or any other party to the Business Combination Agreement, this Warrant shall convert into a warrant of PubCo, in substantially the form attached hereto as Exhibit B, in accordance with Section 2.2(d) of the Business Combination Agreement.

(e) Fundamental Transaction. If the Business Combination Agreement has been terminated without the Business Combination having closed, and following such termination the Company closes a Change of Control, then, at the effective time of the Change of Control, the Holder shall be entitled to receive, in cash, the Option Value of this Warrant (the “CoC Price”). This Warrant shall terminate immediately upon a Change of Control, subject to Holder’s receipt of the CoC Price. As used herein, a “Change of Control” means: (i) a Deemed Liquidation Event (as defined in the Company’s amended and restated memorandum and articles of association as in effect on the initial issuance date of this Warrant) or (ii) the closing of the Company’s first firm commitment underwritten initial public offering of its Ordinary Shares pursuant to a registration statement filed under the Act; provided, that the Business Combination shall not constitute a Change of Control hereunder.

(f) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

(g) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 4, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(h) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the records of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their shares of the Ordinary Shares for securities, cash or other property deliverable upon such

Annex A-86

reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein. This Section 4(h)(ii) shall not apply to the transactions contemplated by the Business Combination Agreement.

5. Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and only after termination of the Business Combination Agreement pursuant to and in accordance with its terms, this Warrant and all rights hereunder shall be transferable, in whole or in part, by the Holder to an Affiliate of the Holder or if Holder is a partnership, corporation, trust, joint venture, unincorporated organization or other entity to its members, stockholders, partners and/or equityholders (or, with the Company’s prior written consent, to a non-Affiliate of the Holder), without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit C. Upon such compliance, surrender, and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

6. Holder Not Deemed a Shareholder; Limitations on Liability. Prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a member of the Company or any right to vote, give, or withhold consent to any action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the members of the Company generally, contemporaneously with the giving thereof to the members.

7. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated, or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant and the Company Agreement as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

8. No Impairment. The Company shall not, by amendment of its amended and restated memorandum and articles of association or Shareholders’ Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder.

Annex A-87

9. Compliance with the Securities Act.

(a) Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 9 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(b) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.

10. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination, or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

11. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with evidence or confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such

Annex A-88

communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12). Actual notice is effective as notice in all instances.

If to the Company:	GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowell.energy
with a copy (which will not constitute notice) to:	Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attention: Louis Taubman Email: ltaubman@htflawyers.com
If to the Holder:	[HOLDER ADDRESS] Email: [EMAIL ADDRESS] Attention: [TITLE OF OFFICER]
with a copy (which will not constitute notice to):	[HOLDER LAW FIRM] Email: [EMAIL ADDRESS] Attention: [ATTORNEY NAME]

12. Cumulative Remedies. Except to the extent expressly provided in Section 6 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise. Without limiting any other provision of this Warrant or the Subscription Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

13. Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.

14. Entire Agreement. This Warrant, together with the Subscription Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Subscription Agreement, the statements in the body of this Warrant shall control.

15. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

16. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Warrant.

Annex A-89

17. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

18. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19. Severability. If any term or provision of this Warrant is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Governing Law. This Warrant, and all claims or causes of action based upon, arising out of, or related to this Warrant, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

21. Submission to Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Warrant must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Warrant or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 22.

22. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT.

23. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

24. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[signature page follows]

Annex A-90

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

GOWell Technology Limited
By:
Wenhua Liu
Director

[Signature Page to Warrant for Ordinary Shares]

Annex A-91

Accepted and agreed,
[HOLDER NAME]
By:
[NAME]
[TITLE]

[Signature Page to Warrant for Ordinary Shares]

Annex A-92

EXHIBIT A
NOTICE OF EXERCISE

To:
Attn:
Email:

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted by the Company, the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 3(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 3(b).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:_________________________________________________________________________________

Signature of Authorized Signatory of Investing Entity:_________________________________________________________________________________

Name of Authorized Signatory:_______________________________________________________________

Title of Authorized Signatory:________________________________________________________________

Date:___________________________________________________________________________________

Annex A-93

EXHIBIT B
FORM OF PUBCO WARRANT

Annex A-94

EXHIBIT C
ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
Address:
Phone Number:
Email Address:
Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

Annex A-95

Exhibit B

SPAC Holders Support Agreement

(See Annex E to the proxy statement/prospectus)

Annex A-96

Exhibit C

Company Support Agreement

(See Annex D to the proxy statement/prospectus)

Annex A-97

Exhibit D

Form of First Plan of Merger

(See Annex B to this proxy statement/prospectus)

Annex A-98

Exhibit E

Form of Second Plan of Merger

Attached.

Annex A-99

Dated [•], 2025

GOWell Technology Limited

IPCV Merger Sub Limited

and

GOWell Energy Technology

____________________________________

plan of merger

____________________________________

Annex A-100

Contents

Page
1	Definitions and Interpretation	A-102
2	Name and registered office of each Constituent Company	A-103
3	Shares in the Constituent Companies	A-103
4	Effective Date	A-103
5	Terms and conditions of the Merger	A-103
6	Rights and restrictions attaching to the shares of the Surviving Company	A-104
7	Constitutional documentation of the Surviving Company	A-104
8	Director benefits	A-104
9	Secured creditors	A-104
10	Directors of the Surviving Company	A-104
11	Authorisations	A-105
12	Termination or amendment	A-105
13	Counterparts	A-105
14	Governing law	A-105
Schedule 1		A-107
Schedule 2		A-108

Annex A-101

This plan of merger (this Plan of Merger) is made on [•] 2025.

parties:

1       GOWell Technology Limited, an exempted company incorporated in the Cayman Islands with registered number 423700 and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company);

2       IPCV Merger Sub Limited, an exempted company incorporated in the Cayman Islands with registered number 426488 and having its registered office at Conyers Trust Company (Cayman) Limited, PO Box 2681, George Town, Cricket Square, Hutchins Drive, Grand Cayman, KY1-1111, Cayman Islands (the Merging Company),

(the Surviving Company and the Merging Company are together known as the Constituent Companies); and

3       GOWell Energy Technology, an exempted company incorporated in the Cayman Islands with registered number 426663 and having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the PubCo).

recitals:

A      The directors of each Constituent Company have approved a merger of the Constituent Companies so that the Merging Company will merge with and into the Surviving Company (the Merger). Immediately upon the Merger becoming effective the undertaking, property and liabilities of the Constituent Companies will automatically vest in the Surviving Company, the Merging Company will cease to exist and the Surviving Company will continue as the surviving company.

B      Part 16 of the Companies Act (Revised) of the Cayman Islands (the Companies Act) provides for the statutory mechanics by which the Merger can be effected. Amongst other matters, the Companies Act requires that a written plan of merger be approved by each of the Constituent Companies and their shareholders and that such plan of merger be signed by a director on behalf of each Constituent Company and be filed with the Registrar of Companies in the Cayman Islands (the Registrar). Section 233(4) of the Companies Act provides a list of prescribed matters which must be addressed in the plan of merger.

C      Each Constituent Company wishes to enter this Plan of Merger in accordance with Part 16 of the Companies Act.

D      The directors of each Constituent Company have also approved the terms and conditions of a business combination agreement dated 13 October 2025 by and among the Surviving Company, the Merging Company, PubCo and Maywood Acquisition Corp. (the Merger Agreement attached at Schedule 2 hereto).

E       PubCo wishes to enter into this Plan of Merger solely for the purposes of clause 5.2 of this Plan of Merger.

It is agreed as follows:

1       Definitions and Interpretation

1.1    Terms not otherwise defined in this Plan of Merger will have the meanings given to them in the Merger Agreement.

1.2    In this Plan of Merger:

(a)     except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

(b)    references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

Annex A-102

(c)     the recitals and the Schedules form part of this Plan of Merger and will have the same force and effect as if they were expressly set out in the body of this Plan of Merger and any reference to this Plan of Merger will include the recitals and the Schedules;

(d)    any reference to this Plan of Merger or to any agreement or document referred to in this Plan of Merger will be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)     any reference to any statute or statutory provision will, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)     clause headings and the index are inserted for convenience only and will not affect the construction of this Plan of Merger.

2       Name and registered office of each Constituent Company

2.1    The Merging Company and the Surviving Company are the constituent companies (as defined in section 232 of the Companies Act) participating in the Merger.

2.2    The Surviving Company will be the surviving company (as defined in section 232 of the Companies Act) following the Merger.

2.3    Following the Merger the Surviving Company will continue to be named GOWell Technology Limited.

2.4    The registered office of the Surviving Company is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.5    The registered office of the Merging Company is Conyers Trust Company (Cayman) Limited, PO Box 2681, George Town, Cricket Square, Hutchins Drive, Grand Cayman, KY1-1111, Cayman Islands.

2.6    Following the Merger the registered office of the Surviving Company will be c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

3       Shares in the Constituent Companies

3.1    Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be US$50,000 divided into 450,000,000 series A redeemable preference shares of a nominal or par value of US$0.0001 each and 50,000,000 ordinary shares of a nominal or par value of US$0.0001 each, of which 450,000,000 series A redeemable preference shares of a nominal or par value of US$0.0001 each and 50,000,000 ordinary shares of a nominal or par value of US$0.0001 each are issued and outstanding.

3.2    Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be USD50,000 divided into 50,000 Ordinary Shares of par value of USD1.00 each, of which one Ordinary Share of par value USD1.00 is issued and outstanding.

3.3    Immediately following the Merger, the authorised share capital of the Surviving Company will be USD50,000 divided into 450,000,000 series A redeemable preference shares of a nominal or par value of US$0.0001 each and 50,000,000 ordinary shares of nominal or par value of US$0.0001 each.

4       Effective Date

The Merger will be effective on the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and section 234 of the Companies Act (the Effective Date).

5       Terms and conditions of the Merger

5.1    The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement (including, without limitation, Article II of the Merger Agreement).

Annex A-103

5.2    PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the PubCo Ordinary Shares, the PubCo Preferred Shares and the PubCo Series A Investor Warrants in accordance with the terms of the Merger Agreement.

5.3    On the Effective Date:

(a)     the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies will immediately vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act; and

(b)    the Surviving Company will become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies in accordance with section 236(1)(c) of the Companies Act.

5.4    On the Effective Date, the Registrar will strike off the Merging Company from the Register of Companies of the Cayman Islands in accordance with section 236(3) of the Companies Act.

6       Rights and restrictions attaching to the shares of the Surviving Company

Following the Merger, the rights and restrictions attaching to the shares in the capital of the Surviving Company will be as detailed in the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

7       Constitutional documentation of the Surviving Company

On the Effective Date (but not before), the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

8       Director benefits

No director of the Surviving Company or the Merging Company has received or will receive any amount or benefit consequent upon the Merger.

9       Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors nor has either the Surviving Company or the Merging Company granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

10     Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company immediately following the Merger will be as follows:

Name	Address
Xi Zhang	[address]
Wenhua Liu	[address]
Guillaume Borrel	[address]
[SPAC Designee]	[address]
[Independent Board Member]	[address]
[Independent Board Member]	[address]
[Independent Board Member]	[address]

Annex A-104

11     Authorisations

11.1  The directors of each Constituent Company have approved this Plan of Merger in accordance with section 233(3) of the Companies Act.

11.2  The shareholders of each Constituent Company have authorised this Plan of Merger by way of a special resolution in accordance with section 233(6) of the Companies Act.

12     Termination or amendment

12.1  In accordance with section 235(1) of the Companies Act, at any time prior to the Effective Date, subject to the Merger Agreement, this Plan of Merger may be:

(a)     terminated by the directors of either of the Constituent Companies; or

(b)    amended by the directors of both of the Constituent Companies to:

(i)     change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of the Plan of Merger with the Registrar; or

(ii)    to make any other changes to this Plan of Merger which the directors of both the Constituent Companies consider, in their sole and absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and the Merging Company, respectively.

12.2  If this Plan of Merger is terminated or amended in accordance with clause 12.1 after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

13     Counterparts

This Plan of Merger may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

14     Governing law

This Plan of Merger is governed by and will be construed in accordance with the laws of the Cayman Islands.

[Signature page follows.]
Annex A-105

This Plan of Merger has been entered into by the parties on the date first written above.

Surviving Company

Signed for and on behalf of	)
GOWell Technology Limited	)
by:	)

Name: Wenhua Liu	)
Title: Director	)

Merging Company

Signed for and on behalf of	)
IPCV Merger Sub Limited	)
by:	)

Name:	)
Title: Director	)

PubCo

Signed for and on behalf of	)
GOWell Energy Technology	)
by:	)

Name: Yap Yong Sheng	)
Title: Director	)

[Signature Page to Plan of Merger (Second Merger)]

Annex A-106

Schedule 1

Amended and Restated Memorandum and Articles of Association
of the Surviving Company

Annex A-107

Schedule 2

Merger Agreement

Annex A-108

Exhibit F

PubCo Series A Investor Warrants

(See Annex K to the proxy statement/prospectus)

Annex A-109

Exhibit G

Form of New Registration Rights Agreement

(See Annex H to the proxy statement/prospectus)

Annex A-110

Exhibit H-1

Form of Lock-Up Agreement (Company)

(See Annex G to the proxy statement/prospectus)

Annex A-111

Exhibit I-2

Form of Lock-Up Agreement (Sponsors)

(See Annex F to the proxy statement/prospectus)

Annex A-112

Exhibit J

Form of PubCo A&R Articles

(See Annex C to the proxy statement/prospectus)

Annex A-113

Exhibit K

Form of Company Charter

Attached.

Annex A-114

COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

GOWell Technology Limited

(Adopted by special resolution passed on December [•], 2025)

1.           The name of the Company is GOWell Technology Limited.

2.           The registered office of the Company shall be at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman, KY1-1209, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3.           Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4.           Subject to the following provisions of this Memorandum, the Company has unrestricted corporate capacity. Without limitation to the foregoing, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act (Revised).

5.           Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed, namely:

a.           the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

b.           insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

c.           the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6.           Unless licensed to do so, the Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.           The liability of each member is limited to the amount from time to time unpaid (if any) on such member’s shares.

8.           The share capital of the Company is the aggregate of US$50,000 divided into 450,000,000 ordinary shares of a nominal or par value of US$0.0001 each, 50,000,000 series A redeemable preference shares of a nominal or par value of US$0.0001 each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

a.           to redeem or repurchase any of its shares;

b.           to increase or reduce its capital;

Annex A-115

c.           to issue any part of its capital (whether original, redeemed, increase or reduced):

(i)          with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)         subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

d.           to alter any of those rights, privileges, conditions, limitations or restrictions.

9.           The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

Annex A-116

COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

GOWell Technology Limited

(Adopted by special resolution passed on December [•], 2025)

Table A

The regulations in Table A in the First Schedule to the Act (as defined below) do not apply to the Company.

interpretation

1.           Definitions

1.1.        In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Acceptance Period	the period during which an offer made under Article 15.7 is open for acceptance;
Accrued Value

in relation to any Series A Share, the Stated Value together with any unpaid Arrears in respect of that Series A Share (if applicable, adjusted as referred to in Article 1.7, Article 26.2 and/or Article 11.4);

Act	the Companies Act (Revised) of the Cayman Islands;
Acting in Concert

in relation to any person, persons who, pursuant to an agreement or understanding (whether formal or informal), cooperate to obtain or consolidate a Controlling Interest in a company or to frustrate a successful outcome of a Share Sale for a company, a person and each of its affiliates will be deemed to be acting in concert with each other;

Affiliate	any person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a person;
Alternate Director	an alternate director appointed in accordance with these Articles;
Arrears

in relation to any Share, all arrears of any dividend or other sums payable in respect of that Share, whether or not earned or declared and irrespective of whether or not the Company has had at any time sufficient Available Reserves to pay such dividend or sums, together with all other amounts payable on that Share;

Articles	as appropriate: (i) these Articles of Association as amended from time to time; or (ii) two or more particular articles of these Articles;
Auditor	the person or firm for the time being appointed as auditor of the Company and shall include an individual or partnership (or if none are appointed the accountants of the Company from time to time);

Annex A-117

Available Proceeds

as appropriate, (i) consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Company), (ii) consideration received in connection with a Share Sale (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with such Share Sale) or (iii) Surplus Assets, in each case as determined in good faith by the Board, together with any other assets of the Company available for distribution to its Members, all to the extent permitted by the Act;

Available Reserves

any funds legally available for distribution in accordance with the Act, including out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law;

Bad Leaver

a Management Shareholder who:

(a)   becomes a Departing Shareholder as a result of him having been dismissed or resigning where he has committed any act of fraud or dishonestly;

(b)   becomes a Departing Shareholder where he has been summarily dismissed for Cause (including for gross misconduct) or he could have been summarily dismissed for Cause had he not already resigned;

(c)   becomes a Departing Shareholder and is in breach of any restrictive covenants to which he is subject either in these Articles or in his contract of employment/service agreement with a Group Company; or

(d)   becomes a Departing Shareholder within a period of two years from the date that he is first issued Shares or until an IPO occurs (whichever event occurs first).

Board

the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Bonus Issue or Reorganisation

any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves (other than a capitalisation issue in substitution for or as an alternative to a cash dividend which is made available to the Series A Shareholders) or any consolidation or sub-division or redenomination or any repurchase or redemption of shares (other than Series A Shares) or any variation in the conversion rate applicable to any other outstanding shares of the Company in each case other than shares issued as a result of the events set out in Article 11 or Article 23.4 (other than Article 23.4(d));

Business Combination

a transaction for all or substantially all of the assets or Shares of Company, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with an Inflection Point Entity at Fair Combination Value.

Annex A-118

Business Combination Agreement

a business combination agreement entered by and among Maywood Acquisition Corp., the Company, PubCo and IPCV Merger Sub Limited, on October 13, 2025, as amended, restated or otherwise modified from time to time.

Business Day	a day other than a Saturday, Sunday or public holiday in England and Wales and the Cayman Islands when banks in the Cayman Islands are open for business;
Cause

(a)   the lawful termination of a Management Shareholder’s contract of employment or consultancy agreement with a Group Company without notice or payment in lieu of notice as a consequence of gross misconduct or as otherwise permitted as grounds for summary dismissal pursuant to the terms of the contract of employment/consultancy agreement; and/or

(b)   fair dismissal pursuant to the applicable local law;

Combined Shareholder Consent

the consent of the holders of more than 50% by number of the Ordinary Shares and Series A Shares in issue from time to time (as if such shares constituted one class), and the term “Combined Shareholder Majority” shall have the corresponding meaning;

Company	the above named company;
Control

(a)   the ability to control the composition of the board of directors or equivalent body, directly or indirectly, whether through ownership of voting capital, by contract or otherwise;

(b)   the ownership of a majority of the shares or the right to acquire a majority of the shares directly or indirectly; or

(c)   the power to directly or indirectly exercise a majority of the total voting rights,

and the terms “Controlled by” or “under common Control with” have corresponding meanings;

Controlling Interest	an interest in shares giving to the holder or holders Control;
Conversion Price	means initially $12.00 (if applicable, adjusted as referred to in Article 1.7);
Conversion Ratio	with respect to each Series A Share, the number of Ordinary Shares determined by dividing the Accrued Value by the Conversion Price;
Date of Adoption	the date on which the First Amended and Restated Memorandum and Articles of Association of the Company were adopted, being 13 October 2025;
Deemed Liquidation Event

(a)   a merger or consolidation in which: (A) the Company is a constituent party; or (B) a subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Company or a subsidiary in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or

Annex A-119

(b)   (A) the sale, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Company;

Deemed Transfer Notice	a Transfer Notice that is deemed to have been served under any provisions of these Articles;
Departing Shareholder

(a)   a Management Shareholder who is an Employee and who ceases to be an Employee; or

(b)   a Permitted Transferee, where the Shareholder from whom he or she acquired Shares was an Employee but ceases to be an Employee;

Departure Date	the date on which a Shareholder becomes a Departing Shareholder;
Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director, and the expression “Directors” shall be construed accordingly;
Disposal

the disposal by the Company of all, or a substantial part of, its business and assets (where disposal may include the grant by the Company of an exclusive licence of intellectual property not entered into in the ordinary course of business);

Eligible Director

a Director who would be entitled to vote on the matter at a Board meeting (but excluding any director whose vote is not to be counted in respect of the particular matter), and the expression “Eligible Directors” shall be construed accordingly;

Employee	a Shareholder who is either: (a) an employee of a Group Company; or (b) a consultant of a Group Company;
Exit	a Share Sale, IPO or a Disposal;
Fair Combination Value	$300,000,000;
Fair Value	in relation to a Share, the fair value as determined in accordance with Article 20;
Family Trust	in relation to a Shareholder, a trust set up wholly for the benefit of that Shareholder and/or that Shareholder’s Privileged Relations;
Fund Group

as regards any Investment Fund:

(a)   such Investment Fund;

(b)   any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but in each case only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

Annex A-120

(c)   any other Investment Fund whose business is managed or advised by such Fund Manager or by a member of the same Group as such Investment Fund or Fund Manager;

(d)   a member of the same Group as such Investment Fund or Fund Manager; and

(e)   any trustee, nominee or custodian of such Investment Fund and vice versa,

(and, in each case, with respect to the holding of interests in Shares, any nominee or custodian of such interests in Shares);

Good Leaver

either:

(a)   a Management Shareholder who becomes a Departing Shareholder in circumstances where he is not a Bad Leaver; or

(b)   a Management Shareholder who becomes a Departing Shareholder but is determined by the Board (acting with Combined Shareholder Consent) to be a Good Leaver;

Group

as regards any body corporate, partnership or unincorporated association carrying on a trade or business with or without a view to profit(other than a Qualifying Company) (a “Principal Undertaking”):

(a)   such Principal Undertaking;

(b)   each Parent Undertaking of such Principal Undertaking; and

(c)   each subsidiary undertaking of (a) such Principal Undertaking or (b) any parent undertaking of such Principal Undertaking,

(and in each case, with respect to the holding of interests in Shares, any nominee or custodian of such interests in Shares);

Group Company	the Company, any subsidiary from time to time of the Company, and any subsidiary from time to time of a subsidiary of the Company;
Inflection Point Entities	collectively, Inflection Point Asset Management LLC, and their respective Affiliates (including, for the avoidance of doubt, Maywood Acquisition Corp. and the Investment Funds any of them manage);
Investment Fund

a fund, partnership, company, investment trust, unit trust, investment company, collective investment scheme (as defined by the Financial Services and Markets Act 2000), syndicate or other entity (excluding any Qualifying Company or Family Trust) whose principal business is to make investments or whose business is managed or advised by an investment manager (being a person whose principal business is to make, arrange or advise upon investments);

IPO

the admission of all or any of the Shares or securities representing those shares (including depositary interests, American depositary receipts, American depositary shares and/or other instruments) on the New York Stock Exchange, NASDAQ or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or overseas investment exchange (as defined in section 313 of the Financial Services and Markets Act 2000);

Annex A-121

Management Shareholder	a Shareholder who is an individual and who is, or has been, a director and/or an employee of, or who does provide or has provided consultancy services to, a Group Company;
Member or Shareholder

the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires, and the terms “Members” and “Shareholders” shall be construed accordingly;

month	calendar month;
New Securities

any shares in the capital of the Company or Relevant Securities granted or issued (or to be granted or issued) by the Company after the Date of Adoption (other than shares or securities issued as a result of the events set out in Article 23.4) excluding for the avoidance of doubt any treasury shares transferred by the Company after the Date of Adoption;

notice	written notice as further provided in these Articles unless otherwise specifically stated;
Officer	any person appointed by the Board to hold an office in the Company, and the terms “Officers” shall be construed accordingly;
ordinary resolution

a resolution passed at a duly constituted general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast whereby every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each Ordinary Share and each Series A Share (for the avoidance of doubt, voting on as converted basis in accordance with Article 1.6(b)), or a unanimous written resolution of all Members entitled to vote thereon;

Ordinary Share	an ordinary share of US$0.0001 in the capital of the Company from time to time, having the rights provided for in these Articles, and the term “Ordinary Shares” shall be construed accordingly;
Ordinary Shareholder	any holder of Ordinary Shares, and the term “Ordinary Shareholder(s)” shall be construed accordingly;
Ordinary Shareholder Consent	the consent of the Ordinary Shareholder Majority;
Ordinary Shareholder Majority	the holders of more than 50%, by number, of the Ordinary Shares in issue from time to time;
paid-up	the par value for that Share and any premium payable in respect of the issue of that Share has been fully paid or credited as paid in money or money’s worth;
Permitted Group

in relation to a company, any wholly owned subsidiary of that company, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a Permitted Group is a member of the Permitted Group. Unless the context otherwise requires, the application of the definition of Permitted Group to a company at any time will apply to the company as it is at that time;

Permitted Transfer	a transfer of Shares made in accordance with Article 16;

Annex A-122

Permitted Transferee

(a)   in relation to a Shareholder who is an individual, any of his Privileged Relations or the trustees of his Family Trust(s);

(b)   in relation to a Shareholder which is a company (other than a Qualifying Company), any member of the same Permitted Group as that Shareholder; or

(c)   in relation to a Shareholder which is an Investment Fund (other than a Qualifying Company), any other member of the same Fund Group,

save that, for the purposes of the definition of “Departing Shareholder” a Permitted Transferee shall include any persons to whom a Management Shareholder has transferred Shares;

Privileged Relation	the spouse of a Shareholder and the Shareholder’s children and grandchildren (including step and adopted children and grandchildren);
Qualifying Company

as regards any individual, a company the entire issued share capital of which is held (legally and beneficially) by such individual (together with their Privileged Relations and Family Trusts) and over which that individual exercises Control;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;
Register of Members	the register of members maintained by the Company in accordance with the Act and includes (except where otherwise stated) any branch or duplicate register of the Members;
Relevant Security

any security, option, warrant, agreement or instrument which confers any right to subscribe for any share(s) in the capital of the Company (and the term “Relevant Securities” shall be construed accordingly);

Seal	the common seal or any official or duplicate seal of the Company;
Secretary

the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Series A Majority	the holders of more than 50% percent, by number, of the Series A Shares in issue from time to time;
Series A Majority Consent	the consent of the Series A Majority;
Series A Shareholder	any holder of Series A Shares, and the term “Series A Shareholder(s)” shall be construed accordingly;
Series A Share

a series A redeemable preference share of US$0.0001 each in the capital of the Company from time to time, having the rights set out in these Articles, and the term “Series A Shares” shall be construed accordingly;

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Share Sale

the sale or transfer of (or the grant of a right to acquire or to dispose of) any Shares (in one transaction or as a series of transactions) which would, if completed, result in the buyer of those Shares (or grantee of that right) and persons Acting in Concert with him together acquiring a Controlling Interest in the Company, except where the identities of the shareholders in the buyer and the proportion of shares of the buyer held by each of them following completion of the sale, transfer or grant are the same as the identities of the Shareholders and their respective shareholdings in the Company immediately before the sale, transfer or grant. For the avoidance of doubt, a Business Combination shall not constitute a Share Sale;

Shares	the Ordinary Shares and the Series A Shares from time to time, and the term “Share” shall be construed accordingly;
Special Resolution

(a)   a resolution passed by a majority of at least two-thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given (and for the avoidance of doubt, unanimity qualifies as a majority) and whereby every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each Ordinary Share and each Series A Share (for the avoidance of doubt, voting on as converted basis in accordance with Article 1.6(b)); or

(b)   a written resolution passed by unanimous consent of all Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members;

Stated Value

in relation to each Series A Share, the aggregate amount, including nominal and any premium, paid to the Company by or on behalf of the relevant Series A Shareholder in connection with the issue of such Series A Share (if applicable, as adjusted as referred to in Article 1.7 or Article 11.5). “Stated Value” shall take into account any original issue discount applied at the time of issuance. As of the Date of Adoption, the Stated Value for each outstanding Series A Share is $10.00 and the aggregate Stated Value for all outstanding Series A Shares is $23,529,412;

Surplus Assets

surplus assets of the Company remaining after payment of or provisioning for its liabilities, together with any other assets of the Company available for distribution to its Members, to the extent that the Company is lawfully permitted to do so.

Valuers

an independent firm of accountants jointly appointed by the relevant Shareholder and the Board as expert or, in the absence of agreement on the identity of the expert within 10 Business Days of the relevant Shareholder or the Board (as the case may be) serving details of a suggested expert on the other, an independent firm of accountants appointed by the President, for the time being, of the Cayman Islands Society of Professional Accountants (in each case acting as an expert and not as an arbitrator);

written resolution	a resolution passed in accordance with Article 47 or 71; and
year	calendar year.

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1.2.        In these Articles, where not inconsistent with the context:

(a)         words denoting the plural number include the singular number and vice versa;

(b)         words denoting the masculine gender include the feminine and neuter genders;

(c)         words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)         the words:-

(i)          “may” shall be construed as permissive; and

(ii)         “shall” shall be construed as imperative;

(e)         a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)          the word “corporation” means corporation whether or not a company within the meaning of the Act; and

(g)         unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.

1.3.        In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.        Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

1.5.        A reference to the transfer of a Share includes the transfer or assignment of a beneficial or other interest in that Share or the creation of a trust or encumbrance over that Share, or in each case of a beneficial or other interest in a Share and the terms “transferring”, “transferor” and other derivatives shall be construed accordingly.

1.6.        With respect to the calculation of any number of Shares:

(a)         each Ordinary Share shall be counted as one Ordinary Share; and

(b)         each Series A Share shall be counted as a number of Ordinary Shares (including fractional entitlements) equal to one multiplied by the quotient obtained from dividing the Accrued Value by the Stated Value (if applicable, adjusted as referred to in Article 1.7).

1.7.        In the event of any Bonus Issue or Reorganisation, the Accrued Value, Stated Value and/or Conversion Price, as applicable, shall be adjusted as determined by the Board equitably so as to ensure that each Series A Shareholder is in no better or worse position (with respect to each Series A Share held) as a result of such Bonus Issue or Reorganisation provided that if a doubt or dispute arises concerning such adjustment, the Board shall, if requested by the Series A Majority, refer the matter to the Auditors (or such independent firm of accountants as the Board may decide) whose determination shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders (and the costs of the Auditors (or such independent firm of accountants) shall be borne by the Company). Any adjustment made pursuant to this Article shall become effective immediately after the effective date of the Bonus Issue or Reorganisation, as applicable.

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SHARES

2.           Power to Issue Shares

Subject to the provisions of the Act, these Articles and to any resolution of the Members to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Act.

3.           Redemption, Purchase, Surrender and Treasury Shares

3.1.        Subject to the Act, a notice in writing (“Redemption Notice”) may be delivered by either:

(a)         the Series A Majority to the Company; or

(b)         the Company to all (but not some) of the Series A Shareholders,

in each case, at any time on or after the first anniversary of the termination date of the Business Combination Agreement, at a redemption price per share equal to 100% of the Accrued Value specifying that the Company shall redeem all or some of the Series A Shares on a date in accordance with Article 3.2.

3.2.        The “Redemption Date” shall be not more than the date that is 20 days after the Redemption Notice is delivered. The Redemption Notice shall state:

(a)         the number of Series A Shares held by the Series A Shareholder that the Company shall redeem on the Redemption Date;

(b)         the Redemption Date and the redemption price calculated in accordance with Article 3.1; and

(c)         for Series A Shares in certificated form, that the Series A Shareholder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series A Shares to be redeemed.

3.3.        On each Redemption Date, the Company shall redeem the number of Series A Shares set out in the Redemption Notice and the relevant holder of Series A Shares shall deliver to the Company at its registered office the certificate(s) for the Series A Shares to be redeemed (or an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)) and on such delivery (and against the receipt by the holder of Series A Shares for the redemption moneys payable in respect of his Series A Shares) the Company shall pay each holder of Series A Shares (or, in the case of joint holders, to the holder of Series A Shares whose name stands first in the register of Shareholders in respect of those Series A Shares) the Accrued Value for each Series A Share being redeemed.

3.4.        The Company shall, in the case of a redemption in full, cancel the share certificate of the holder of Series A Shares concerned, and, in the case of a redemption of part of the holding of Series A Shares included in a certificate, either (a) note the amount and date of redemption on the original certificate; or (b) cancel the original certificate and without charge issue a new certificate to the holder for the balance of the Series A Shares not redeemed on that occasion.

3.5.        Following receipt, or in connection with the delivery (as the case may be), by the Company of a Redemption Notice, the Company shall take all necessary steps to the extent permitted by applicable law to facilitate the creation of sufficient profits available for distribution in order to complete the redemption of the Series A Shares pursuant to the Redemption Notice as soon as practicable, which shall include, where necessary, an obligation:

(a)         to procure that the other Group Companies distribute any profits available for distribution to the Company, including by voting any shares held by the Company in any such Group Company to achieve such a distribution;

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(b)         to procure a reduction of its share premium account and/or other available non-distributable reserves as is required for the purposes of creating sufficient profits available for distribution to complete such redemption (and procure the same with respect to other Group Companies);

(c)         not to make any distribution or return of capital to Shareholders prior to completion of such redemption (save that the Preference Dividend shall continue to accrue up to the date of redemption); and

(d)         not to take steps to intentionally reduce its profits available for distribution (other than with respect to the discharge of expenses or the satisfaction of third party payment obligations, in each case in the ordinary course of business).

3.6.        If, having complied with its obligations in Article 3.5, on any due date for redemption of Series A Shares the Company is prohibited by law from redeeming all or any of the Series A Shares then due to be redeemed, it shall:

(a)         on the due date, redeem that number of the Series A Shares as it may then lawfully redeem, and if there is more than one holder whose Series A Shares are due to be redeemed then the Series A Shares shall be redeemed in proportion as nearly as may be to their existing holdings of Series A Shares and the Company shall redeem the balance of those shares as soon as practical after it is not so prohibited and, for so long as the prohibition remains and any Series A Shares have not been redeemed (and notwithstanding any other provisions of these Articles) the Preference Dividend shall continue to accrue up to the date of redemption and the Company shall not pay any dividend or otherwise make any distribution of capital or otherwise (except in the ordinary course of business) decrease its profits available for distribution. If the Company fails to make any partial redemption of Series A Shares on any due date for redemption, then subsequent redemptions of Series A Shares shall be deemed to be of those Series A Shares which first became due for redemption; and

(b)         subject to applicable law, use its best endeavours (without under any circumstances being required to dispose of any part of its assets and/or business) to procure that the Series A Shareholders shall receive payment in cash of an amount equal to the aggregate Accrued Value of the Series A Shares held by it through a redemption by the Company of the Series A Shares, a buyback by the Company of the Series A Shares, or a third party purchase of the Series A Shares.

3.7.        The Company is authorised to purchase any share in the Company (including a redeemable share) by agreement with the holder and may make payments in respect of such purchase in accordance with the Act.

3.8.        Subject to Articles 3.1 to 3.6, the Company authorises the Board to determine the manner or any of the terms of any redemption or purchase.

3.9.        The Company authorises the Board pursuant to section 37(5) of the Act to make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

3.10.      In the event that any portion of the redemption price has not been paid within five (5) Business Days following the Redemption Date and the Company is not prohibited by law from paying the redemption price, interest on such unpaid portion of the redemption price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law. Such interest shall be paid by the Company in cash.

3.11.      No share may be redeemed or purchased unless it is fully paid-up.

3.12.      The Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

3.13.      The Company is authorised to hold treasury shares in accordance with the Act.

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3.14.      The Board may designate as treasury shares any of its shares that it purchases or redeems, or any shares surrendered to it, in accordance with the Act.

3.15.      Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred in accordance with the Act.

4.           CONVERSION OF SERIES A SHARES

4.1.        Any Series A Shareholder shall be entitled, by notice in writing to the Company (a “Conversion Notice”), to require conversion into Ordinary Shares of all (or such number as stated in such notice) of the fully paid Series A Shares held by them at any time and those Series A Shares shall convert automatically on the date of (or such other date as may be specified as the date of conversion in) the Conversion Notice (the “Conversion Date”) at the Conversion Ratio, provided that the holder may in such Conversion Notice state that conversion of the relevant Series A Shares into Ordinary Shares is conditional upon the occurrence of one or more events (the “Conditions”).

4.2.        To effect conversions of Series A Shares, a Series A Shareholder shall surrender the certificate(s) representing the Series A Shares to the Company (or an indemnity for a lost certificate in a form acceptable to the Board). The Company shall, in the case of a conversion of all of the holding of Series A Shares included in a certificate, cancel the certificate so delivered and, in the case of a conversion of part of the holding of Series A Shares included in a certificate, either (a) note the amount and date of conversion on the original certificate or (b) cancel the original certificate and without charge issue a new certificate to the holder for the balance of the Series A Shares not converted.

4.3.        On the Conversion Date, subject to Article 4.2, the relevant Series A Shares shall without further authority than is contained in these Articles stand converted into Ordinary Shares at the then applicable Conversion Ratio and the Ordinary Shares resulting from that conversion shall in all respects rank pari passu with the existing issued Ordinary Shares.

4.4.        The Company shall on the Conversion Date enter the holder of the converted Series A Shares on the Register of Members of the Company as the holder of the appropriate number of Ordinary Shares and, subject to the relevant holder delivering its certificate(s) (or an indemnity for lost certificate in a form acceptable to the Board) in respect of the Series A Shares in accordance with this Article, the Company shall within 10 Business Days of the Conversion Date forward to such holder of converted Series A Shares by post to their address shown in the register of members, free of charge, a definitive certificate for the appropriate number of fully paid Ordinary Shares.

4.5.        If such Ordinary Shares are not delivered to or as reasonably directed by the applicable Series A Shareholder by the Conversion Date, the Series A Shareholder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Ordinary Shares, to rescind such conversion, in which event the Company shall promptly return to the Series A Shareholder any original Series A Share certificate delivered to the Company pursuant to the rescinded Conversion Notice.

4.6.        The Directors shall at all times reserve and keep available out of the Company’s authorised but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Shares; and if at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Shares, in addition to such other remedies as shall be available to the holders of such Series A Shares, the Directors will take such action as may be necessary to increase its authorised but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purpose. The Directors are hereby empowered to authorise by resolution or resolutions from time to time and without the approval of Members to re-designate authorised but unissued Series A Shares from time to time as authorised shares of Ordinary Shares in order to effect the conversion of the Series A Shares.

4.7.        Without prejudice to the provisions of this Article 4 and subject to the Act and applicable law, the Company’s obligation to issue and deliver the Ordinary Shares upon conversion of Series A Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Series A Shareholder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment

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against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Series A Shareholder or any other person of any obligation to the Company or any violation or alleged violation of law by such Series A Shareholder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Series A Shareholder in connection with the issuance of such Ordinary Shares upon conversion; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Series A Shareholder.

5.           Rights Attaching to Shares

5.1.        Subject to Article 2, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Series A Shares with the following rights and restrictions attaching.

5.2.        Except as otherwise provided in these Articles, the Series A Shares and the Ordinary Shares shall rank pari passu in all respects but shall constitute separate classes of shares.

5.3.        Subject to the further provisions of these Articles, the Ordinary Shares and the Series A Shares shall confer on each holder thereof (in that capacity) the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive, vote on and constitute an eligible member for the purposes of proposed written resolutions of the Company.

5.4.        Subject to Article 41.3, each Ordinary Share and each Series A Share (for the avoidance of doubt, counted on an as-converted basis in accordance with Article 1.6(b)) shall carry a single vote and for all matters (other than where a class consent is specifically required by these Articles) the Shares shall be treated as a single class.

6.           Calls on Shares

6.1.        The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

6.2.        The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

6.3.        The terms of any issue of shares may include different provisions with respect to different Members in the amounts and times of payments of calls on their shares.

7.           Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

8.           Forfeiture of Shares

8.1.        If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

[_________] (the “Company”)

You have failed to pay the call of [amount of call] made on [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on [date], the day appointed for payment of such call.

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You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

______________________________________

[Signature of Secretary] By Order of the Board

8.2.        If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Act.

8.3.        A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

8.4.        The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

9.           Share Certificates

9.1.        Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

9.2.        If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

9.3.        Share certificates may not be issued in bearer form.

10.         Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

11.         ANTI-DILUTION PROTECTION

11.1.      Subject to Article 11.3 and Article 11.4, if New Securities are granted or issued after the Date of Adoption by the Company at a price per New Security which equates to less than the Conversion Price then in effect (a “Qualifying Issue”) which in the event that the New Security is not granted or issued for cash shall be a price agreed by the Board and the Series A Majority (and failing such agreement a price certified by Valuers acting as experts and not as arbitrators as being in their opinion the current cash value of the new consideration for the New Securities) then the Company shall, unless the Series A Majority shall have specifically waived the rights of all of the holders of Series A Shares under this Article 11.1 in respect of the Qualifying Issue

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(in whole or in part), issue to each Series A Shareholder at the time of such Qualifying Issue (each an “Exercising Investor”) a number of new Series A Shares determined by applying the following formula, subject to adjustment in accordance with Article 11.4 (the “Anti-Dilution Shares”):

where:

N =        the number of Anti-Dilution Shares to be issued to the Exercising Investor;

W =       the aggregate Accrued Value of the Series A Shares held by the Exercising Investor immediately prior to the Qualifying Issue;

X =        the average equivalent price per Share in respect of the New Securities granted or issued pursuant to the Qualifying Issue (and for which purpose any non-cash consideration shall be valued at a cash equivalent sum agreed by the Board and the Series A Majority and failing such agreement a sum certified by Valuers acting as experts and not as arbitrators as being in their opinion the cash equivalent value of such non-cash consideration); and

Z =        the number of Series A Shares held by the Exercising Investor immediately prior to the Qualifying Issue.

In the event of multiple Qualifying Issues on the same date, whether at a single issue price or at different issue prices, whether for new money or as a consequence of outstanding convertible securities or similar instruments, the calculations set out in this Article 11.1 will be made with respect to each Qualifying Issue independently and simultaneously such that none of such Qualifying Issues are deemed to be outstanding for purposes of the calculations in this Article 11.1 for any of the other Qualifying Issues.

11.2.      The Anti-Dilution Shares shall:

(a)         be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or the Series A Majority shall agree otherwise, in which event the Exercising Investors shall be entitled to subscribe for the Anti-Dilution Shares in cash at nominal value. In the event of any dispute between the Company and any Exercising Investor as to the effect of Article 11.1 or this Article 11.2, the matter shall be determined between the Board and the Series A Majority and the Board may (and at the request of the Series A Majority will) refer (at the cost of the Company) to the Valuers for certification of the number of Anti-Dilution Shares to be issued. The Valuers’ certification of the matter shall in the absence of manifest error be final and binding on the Company and each Exercising Investor; and

(b)         subject to the payment of any cash payable pursuant to Article 11.2(a) (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects (save as to (i) the date from which those Shares rank for dividend and (ii) the amount paid up or credited as paid up on each Share) with the existing Series A Shares, within five Business Days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to Article 11.2(a).

11.3.      If the number of Shares issuable in respect of any Relevant Securities is not then ascertainable (because, for example but without limitation, the exercise or conversion price is variable according to a formula) then, for the purpose of any calculation under this Article 11, the equivalent number of Shares the subject of such Relevant Securities shall be deemed to be such number of Shares as the Board (acting reasonably and in good faith) shall estimate to be the number of Shares reasonably likely be issued thereunder.

11.4.      In the event of any grant or issue of New Securities other than Shares (“Rights To Acquire Shares”), then unless the Board determines otherwise with Series A Majority Consent the grant or issue of such Rights To Acquire Shares shall constitute a Qualifying Issue.

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11.5.      The Accrued Value and Stated Value of each Series A Share held by each Exercising Investor following the issue of Anti-Dilution Shares under this Article 11 shall be adjusted to be equal to the quotient of (i) the aggregate Accrued Value or aggregate Stated Value (as applicable) of the Series A Shares held by such Exercising Investor immediately prior to the issuance of the Anti-Dilution Shares and (ii) the number of Series A Shares held by such Exercising Investor immediately afterwards (including the Anti-Dilution Shares) provided that such aggregate adjusted Accrued Value or aggregate adjusted Stated Value (as applicable) shall be no less than, and no greater than, the aggregate Accrued Value or aggregate Stated Value (as the case may be) for all Series A Shares held by such Exercising Investor prior to the issue of the Anti-Dilution Shares.

11.6.      For the purposes of this Article 11 any Shares held as treasury shares by the Company shall not be included when calculating the number of Shares in issue (but may, for the avoidance of doubt, be included if and to the extent such treasury shares are the subject of any Rights To Acquire Shares granted or issued by the Company).

REGISTRATION OF SHARES

12.         Register of Members

12.1.      The Company shall maintain or cause to be maintained the Register of Members in accordance with the Act.

12.2.      The following particulars shall be entered in the Register of Members of the Company:

(a)         the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)         whether the shares held by a Member carry voting rights under the Articles and, if so, whether such voting rights are conditional;

(c)         the date on which each person was entered in the Register of Members as a member; and

(d)         the date on which any person ceased to be a Member.

12.3.      The Board may cause to be kept in any country or territory one or more branch registers of such category or categories of members as the Board may determine from time to time and any branch register shall be deemed to be part of the Company’s Register of Members.

12.4.      Any register maintained by the Company in respect of listed shares may be kept by recording the particulars set out in Article 12.1 in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the relevant approved stock exchange.

13.         Registered Holder Absolute Owner

13.1.      The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

13.2.      No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:

(a)         such notice shall be deemed to be solely for the holder’s convenience;

(b)         the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

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(c)         the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)         the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

14.         Transfer of Registered Shares

14.1.      In these Articles, reference to the transfer of a Share includes the transfer, assignment or other disposal of a beneficial or other interest in that Share, or the creation of a trust or encumbrance over that Share, and reference to a Share includes a beneficial or other interest in a Share.

14.2.      No Shareholder shall transfer any share except in accordance with these Articles or with Combined Shareholder Consent and any purported transfer otherwise than in accordance with these Articles or with Combined Shareholder Consent shall be null and void.

14.3.      An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

[_________] (the “Company”)

FOR VALUE RECEIVED……………….. [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [date]
Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

14.4.      Such instrument of transfer shall be signed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

14.5.      The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

14.6.      The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

14.7.      The Board shall register any duly stamped or certified exempt transfer made in accordance with these Articles or with Combined Shareholder Consent and shall not have any discretion to register any transfer of Shares which has not been made in compliance with these Articles or with Combined Shareholder Consent, unless it suspects that the proposed transfer may be fraudulent.

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15.         PRE-EMPTION RIGHTS ON THE TRANSFER OF SHARES

15.1.      Except where the provisions of Article 16, Article 17 or Article 21 apply, any transfer of Shares by a Shareholder shall be subject to the pre-emption rights in this Article 15.

15.2.      A Shareholder who wishes to transfer Shares (a “Seller”) shall, before transferring or agreeing to transfer any Shares, give notice in writing (a “Transfer Notice”) to the Company specifying:

(a)         the number, class and (where applicable) Accrued Value of the Shares he wishes to transfer (the “Sale Shares”);

(b)         the name of the proposed transferee, if any; and

(c)         the price per Sale Share (in cash), if any, at which he wishes to transfer the Sale Shares (the “Proposed Sale Price”) (and for which purpose a different price may be stated with respect to different classes of Shares and/or (where applicable) Series A Shares with a different Accrued Value).

15.3.      Once given, a Transfer Notice may only be withdrawn by the Seller:

(a)         with the consent of the Board; or

(b)         where the Transfer Price of the Sale Shares agreed by the Board pursuant to Article 15.4 or the Fair Value is less than the Proposed Sale Price. In such case, the Seller may, within 5 Business Days of receipt of notification of the agreed price by the Board pursuant to Article 15.4 or the Fair Value, withdraw the Transfer Notice.

A Deemed Transfer Notice may not be withdrawn.

15.4.      The transfer price (the “Transfer Price”) for each Sale Share the subject of a Transfer Notice shall, save where expressly provided otherwise in these Articles, be the bona fide price per Sale Share (in cash) agreed by the Board on arm’s length terms (excluding any director Seller and any director Seller pursuant to a Deemed Transfer Notice) or, in the absence of agreement within 10 Business Days of the date of service of the Transfer Notice, the Fair Value of each Sale Share determined in accordance with Article 20 (Valuation). For the purposes of the foregoing, it is expressly acknowledged that there may be different Transfer Prices with respect to different classes of Shares and/or (where applicable) Series A Shares with a different Accrued Value.

15.5.      A Transfer Notice (or Deemed Transfer Notice) constitutes the Company the agent of the Seller for the sale of the Sale Shares at the relevant Transfer Price.

15.6.      As soon as practicable following the later of:

(a)         receipt of a Transfer Notice (or in the case of a Deemed Transfer Notice, the date such notice is deemed to be served); and

(b)         the determination of the relevant Transfer Price,

the Directors shall (unless the Transfer Notice is withdrawn in accordance with Article 15.3) offer the Sale Shares for sale to the Shareholders in the manner set out in the remaining provisions of this Article 15.7 at the relevant Transfer Price. Each offer shall be in writing and shall give details of the number, class, Accrued Value (where applicable) and Transfer Price of the Sale Shares offered.

15.7.      An offer of Sale Shares made in accordance with this Article 15.7 shall remain open for acceptance for a period from the date of the offer to the date 20 Business Days after the offer (both dates inclusive). Any Sale Shares not allocated within that period shall be dealt with in accordance with Article 15.8.

15.8.      Subject to Article 15.7, the directors shall offer the Sale Shares in the following order of priority, in each case in proportion to the number of Shares held by them:

(a)         first, to the Ordinary Shareholders and the Series A Shareholders (on an as-converted basis in accordance with Article 1.6(b)); and

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(b)         second, to the remaining Shareholders (excluding the Seller) to take up the Sale Shares not taken up pursuant to Article 15.8(a),

and in each case, the Sale Shares shall be offered on the following basis:

(c)         any Shareholder to whom the Sale Shares are offered may accept all or some only of the Sale Shares offered to him (the “Purchaser”), and shall be invited to indicate whether, if he accepts all such Sale Shares, he wishes to purchase any Sale Shares which other Shareholders decline to accept (the “Excess Shares”) and, if so, the maximum number of Excess Shares he wishes to purchase;

(d)         any Excess Shares shall be allocated between Shareholders who have indicated that they wish to purchase Excess Shares pro rata to the proportion of the total number of Shares held by those Shareholders but so that no Shareholder shall be required or entitled to receive more than the maximum indicated by him pursuant to 15.8(c); and

(e)         subject to the provisions of this Article and Article 15.9, the Purchaser shall be bound to purchase the Sale Shares properly allocated to them under the provisions of this Article 15.7 at the relevant Transfer Price in accordance with the provisions of Article 15.9.

15.9.      Not later than 7 days following the expiration of the Acceptance Period the Company shall give written notice to the Seller stating:

(a)         if it is the case, that no Shareholder has sought to purchase any of the Sale Shares; or

(b)         the number of Sale Shares which Shareholders have sought to purchase, giving the name and address of each Purchaser and the number of Sale Shares to be purchased by him.

15.10.    If, within the Acceptance Period, Purchasers have been found for some only of the Sale Shares or if no Purchaser has been found for any of the Sale Shares, the Seller may within 7 days of service on him of notice under Article 15.9:

(a)         revoke his Transfer Notice by written notice to the Company; or

(b)         sell any balance of the Sale Shares to a third party/parties at the higher of the Transfer Price or the Proposed Sale Price within 45 days of the date notice under Article 15.9 has been served.

15.11.    If the Seller is given notice under Article 15.9(b) (and subject to his not revoking his Transfer Notice in accordance with Article 15.10(a)) he shall be bound on payment of the relevant Transfer Price to transfer the Sale Shares in question to the respective Purchasers in accordance with the remaining provisions of this Article 15.7.

15.12.    Where allocations have been made in respect of all the Sale Shares the directors shall, when no further offers or allocations are required to be made under Article 15.7 to Article 15.11 (inclusive), give notice in writing of the allocations of Sale Shares (an “Allocation Notice”) to the Seller and each Purchaser. The Allocation Notice shall specify the number of Sale Shares allocated to each Purchaser and the place and time for completion of the transfer of the Sale Shares (which shall be at least 10 Business Days, but not more than 20 Business Days, after the date of the Allocation Notice).

15.13.    On the date specified for completion in the Allocation Notice, the Seller shall, against payment from a Purchaser, transfer the Sale Shares allocated to such Purchaser, in accordance with any requirements specified in the Allocation Notice.

15.14.    If the Seller fails to comply with Article 15.13:

(a)         the chairman (or, failing him, any other director or some other person nominated by a resolution of the directors) may, as agent and attorney on behalf of the Seller:

(i)          complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Purchasers;

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(ii)         receive the relevant Transfer Price and give a good discharge for it (and no Purchaser shall be obliged to see to the distribution of the Transfer Price); and

(iii)        (subject to the transfer being duly stamped) enter the Purchasers in the register of Shareholders as the holders of the Shares purchased by them; and

(b)         the Company shall pay the relevant Transfer Price into a separate bank account in the Company’s name on trust (but without interest) for the Seller until he has delivered his certificate(s) for the relevant Shares (or an indemnity, in a form reasonably satisfactory to the directors, in respect of any lost certificate, together with such other evidence (if any) as the Board may reasonably require to prove good title to those Shares) to the Company. Failure to produce a share certificate shall not impede the registration of Shares under this Article 15.7.

16.         PERMITTED TRANSFERS

16.1.      A Shareholder (who has not, unless otherwise approved by the Board, previously received by way of Permitted Transfer the Shares it now proposes to transfer) (the “Original Shareholder”) may transfer some or all of its Shares (or an interest in Shares) to any of its Permitted Transferees without being required to follow the steps set out in Article 15.7 without restriction as to price or otherwise.

16.2.      Any Shareholder holding shares as a result of a Permitted Transfer made by an Original Shareholder in accordance with Article 16.1 may, at any time, transfer its Shares back to that Original Shareholder or to another Permitted Transferee of such Original Shareholder, without being required to follow the steps set out in Article 15.7 and without restriction as to price or otherwise.

16.3.      If a Permitted Transfer has been made to a Privileged Relation of the Original Shareholder, that Privileged Relation shall within 40 Business Days of ceasing to be a Privileged Relation of the Original Shareholder (whether by reason of divorce, dissolution of a civil partnership or otherwise but not by reason of death) execute and deliver to the Company a transfer of the Shares held by him to the Original Shareholder (or, if so directed by the Original Shareholder, to a Permitted Transferee of the Original Shareholder) for such consideration which shall be determined as follows (unless otherwise agreed between the Permitted Transferee and the Original Shareholder):-

(a)         if the Permitted Transferee paid the Original Shareholder at the point he acquired the Shares from the Original Shareholder pursuant to Article 16.1, the fair market value for the Shares then the consideration for the Shares shall be the fair value as agreed between the Permitted Transferee and the Original Shareholder or, in the absence of agreement within 10 Business Days of ceasing to be a Privileged Relation of the Original Shareholder, the Fair Value of the Shares as determined in accordance with Article 20; or

(b)         if the Permitted Transferee did not pay fair market value for the Shares, then the consideration for the Shares shall be the higher of:

(i)          the nominal value for the Shares; and

(ii)         the price paid by the Permitted Transferee for the Shares,

(the “PT Price”), failing the delivery of such transfer within the 40 Business Day period set out above, the Permitted Transferee shall be deemed to have given a Transfer Notice in respect of the Shares in accordance with Article 15.7 and the Transfer Price shall be the PT Price.

16.4.      On the death or bankruptcy of a Privileged Relation (other than a joint holder), his personal representatives or trustee in bankruptcy (as the case may be) shall offer the Shares held by the Privileged Relation for transfer to the Original Shareholder or, if so directed by the Original Shareholder, to a Permitted Transferee of the Original Shareholder, within twenty Business Days after the grant of probate or the making of the bankruptcy order (as the case may be), at the PT Price. If:

(a)         a transfer of the Shares has not been executed and delivered within forty Business Days of the grant of probate or the making of the bankruptcy order (as the case may be); or

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(b)         the Original Shareholder is himself the subject of a bankruptcy order,

the personal representatives or trustee in bankruptcy (as the case may be) shall be deemed to have given a Transfer Notice in respect of the Shares in accordance with Article 17.1 and the Transfer Price shall be the PT Price.

16.5.      If a Permitted Transfer has been made to the trustees of a Family Trust, the trustees of that Family Trust shall within forty Business Days of that Family Trust ceasing to be wholly for the benefit of the Original Shareholder and/or the Original Shareholder’s Privileged Relations execute and deliver to the Company a transfer of the Shares held by them or the Family Trust to the Original Shareholder or, if so directed by the Original Shareholder, to a Permitted Transferee of the Original Shareholder, at the PT Price, failing which the trustees shall be deemed to have given a Transfer Notice in respect of the Shares in accordance with Article 17.1.

16.6.      If a Permitted Transfer has been made by an Original Shareholder to a member of the same Permitted Group or a member of the same Fund Group, that Permitted Transferee shall within five Business Days of ceasing to be a member of the same Permitted Group or a member of the same Fund Group (as the case may be) transfer all of the Shares in the Company held by it to:

(a)         the Original Shareholder from whom it received those shares; or

(b)         another member of the same Permitted Group or a member of the same Fund Group (as the case may be) of that Original Shareholder,

(which in either case is not in liquidation), without any price or other restriction. If the Permitted Transferee fails to make a transfer in accordance with this Article 16.6, the Company may execute a transfer of the Shares on behalf of the Permitted Transferee and register the Original Shareholder as the holder of such Shares.

17.         COMPULSORY TRANSFERS

17.1.      Subject to Article 17.5, the Board may at any time serve a Transfer Notice on a Management Shareholder in respect of all of the Shares held by him under this 17.1 immediately before any of the following events:

(a)         a bankruptcy petition being presented or an arrangement or composition being proposed with any of his creditors, or where he otherwise takes the benefit of any statutory provision for the time being in force for the relief of insolvent debtors (or such equivalent procedure in any jurisdiction outside the Cayman Islands);

(b)         the death of that Management Shareholder;

(c)         if a Management Shareholder lacks capacity (in the opinion of a registered medical practitioner by whom he or she is being treated) to make decisions in relation to the Company or his shareholding; and

(d)         on becoming a Departing Shareholder.

17.2.      The Transfer Price in respect of a Compulsory Transfer shall be:

(a)         where the Departing Shareholder is a Bad Leaver, the lower of the nominal value of each Sale Share and the Fair Value of each such Sale Share; or

(b)         where the Departing Shareholder is a Good Leaver and in all other circumstances, the higher of the nominal value of each Sale Share and the Fair Value of each such Sale Share.

17.3.      The Deemed Transfer Notice has the same effect as a Transfer Notice, except that the Deemed Transfer Notice takes effect on the basis that it does not identify a proposed buyer or state a price for the Sale Shares and the price for the Sale Shares shall be in the case of Articles 17.1(a)-(d), the higher of the Issue Price and Fair Value of those Shares, determined by the Valuers in accordance with Article 15.7.

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17.4.      A Deemed Transfer Notice shall immediately and automatically revoke:

(a)         a Transfer Notice served by the relevant Shareholder before the occurrence of the relevant event giving rise to the Deemed Transfer Notice; and

(b)         a Deemed Transfer Notice deemed to be served by the relevant Shareholder under any of the events set out in Article 17.1(a)-(d) (inclusive) before the occurrence of the relevant event giving rise to the Deemed Transfer Notice under Article 17.1(a)-(d).

17.5.      The compulsory transfer provisions in this Article 17 may be waived with Ordinary Shareholder Consent.

17.6.      All voting rights attaching to the Shares held by Departing Shareholders shall be suspended from the Departure Date. From the Departure Date until such date as the Departing Shareholder’s Shares are transferred pursuant to this Article 17, the Departing Shareholder shall have the right to receive a notice of and attend all general meetings of the Company but shall have no right to vote either in person or by proxy or to vote on any proposed written resolution.

17.7.      Each Departing Shareholder shall be deemed to have irrevocably appointed the Company to be its agent and/or its attorney to execute all documents (including any transfer(s)) on his or her behalf and considered necessary to give effect to this Article 17 against receipt by the Company (on trust for such holder) of the purchase price payable for any Shares in accordance with this Article 17.

17.8.      The Company shall be authorised to execute such documents on behalf of any Departing Shareholder that may be required to legally give effect to any transfer of Shares in accordance with this Article 17.

18.         Transmission of Registered Shares

18.1.      In the case of the death of a Member and subject always to Article 16 and Article 17, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Act, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

18.2.      Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

[_________] (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold

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the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]
Signed by: In the presence of:	In the presence of:

Transferor	Witness

Transferee	Witness

18.3.      On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

18.4.      Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

19.         Listed Shares

Notwithstanding anything to the contrary in these Articles, shares that are listed or admitted to trading on an approved stock exchange may be evidenced and transferred in accordance with the rules and regulations of such exchange.

20.         VALUATION

20.1.      The Valuers shall be requested to determine the Fair Value within 10 Business Days of their appointment and to notify the Company and the Seller in writing of their determination.

20.2.      The Fair Value for any Sale Share shall be the price per share determined in writing by the Valuers on the following bases and assumptions:

(a)         valuing each of the Sale Shares as a proportion of the total value of all the issued shares in the capital of the Company without any premium or discount being attributable to the percentage of the issued share capital of the Company which they represent or for the rights or restrictions applying to the Sale Shares;

(b)         if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so;

(c)         the sale is to be on arms’ length terms between a willing seller and a willing buyer;

(d)         the Sale Shares are sold free of all encumbrances;

(e)         the sale is taking place on the date the Valuers were requested to determine the Fair Value; and

(f)          to take account of any other factors that the Valuers reasonably believe should be taken into account (which may include any rights of the Sale Shares under Articles 26 to 31).

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20.3.      The Shareholders are entitled to make submissions to the Valuers including oral submissions and will provide (or procure that the Company provides) the Valuers with such assistance and documents as the Valuers reasonably require for the purpose of reaching a decision, subject to the Valuers agreeing to give such confidentiality undertakings as the Shareholders may reasonably require.

20.4.      To the extent not provided for by this Article 20, the Valuers may, in their reasonable discretion, determine such other procedures to assist with the valuation as they consider just or appropriate, including (to the extent they consider necessary) instructing professional advisers to assist them in reaching their valuation.

20.5.      The Valuers shall act as expert and not as arbitrator and their written determination shall be final and binding on the Shareholders in the absence of manifest error or fraud.

20.6.      The cost of obtaining the Valuers’ valuation shall be borne by the Company and the Seller unless the Seller withdraws the relevant Transfer Notice in accordance with Article 15.3, in which case the Seller shall bear the cost.

21.         DRAG ALONG

21.1.      If the Combined Shareholder Majority (the “Selling Shareholders”) wish to transfer all (but not some only) of their respective Shares (the “Sellers’ Shares”) to a bona fide purchaser on arm’s length terms (the “Proposed Buyer”), the Selling Shareholders shall have the option to compel all other holders of Shares in the Company (the “Called Shareholders”) to sell and transfer all their Shares (the “Called Shares”) to the Proposed Buyer (or as the Proposed Buyer directs) in accordance with the provisions of this Article (the “Drag Along Option”).

21.2.      The Selling Shareholders may exercise the Drag Along Option by giving written notice to that effect to the Called Shareholders (the “Drag Along Notice”) at any time before the transfer of the Sellers’ Shares to the Proposed Buyer. The Drag Along Notice shall specify:

(a)         that the Called Shareholders are required to transfer all their Called Shares pursuant to this Article 21;

(b)         the person to whom the Called Shares are to be transferred;

(c)         the consideration for which the Called Shares are to be transferred which shall, for each Called Share, be in accordance with Article 21.4; and

(d)         the proposed date of the transfer.

21.3.      Once issued, a Drag Along Notice shall be irrevocable. However, a Drag Along Notice shall lapse if, for any reason, the Selling Shareholders have not sold the Sellers’ Shares to the Proposed Buyer within ten Business Days of serving the Drag Along Notice. The Selling Shareholders may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

21.4.      The consideration (in cash or otherwise) for which each Selling Shareholder and each Called Shareholder shall transfer Shares pursuant to the Dragged Share Sale shall be the consideration per Share, determined by reference to the total consideration payable in respect of all Shares to be transferred to the Drag Purchaser pursuant to the Dragged Share Sale (the “Drag Consideration”), provided always that any Available Proceeds shall be distributed in accordance with Articles 30.

21.5.      No Drag Along Notice shall require the Called Shareholder to agree to any terms except those specifically set out in this Article 21.

21.6.      Completion of the sale of the Called Shares shall take place on the Completion Date. Completion Date means the date proposed for completion of the sale of the Sellers’ Shares unless the Sellers and the Called Shareholder agree otherwise in which case the Completion Date shall be the date agreed in writing by them (“Completion Date”).

21.7.      Neither the proposed sale of the Sellers’ Shares by the Selling Shareholders to the Proposed Buyer nor the sale of the Called Shares by the Called Shareholders shall be subject to the rights of pre-emption set out in Article 15.7.

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21.8.      On or before the Completion Date, the Called Shareholders shall execute and deliver a share transfer form(s) for the Called Shares, together with the relevant share certificate(s) (or a suitable indemnity for any lost share certificate(s)) to the Company. On the Completion Date, the Company shall pay the Called Shareholders, on behalf of the Proposed Buyer, the amounts due pursuant to Article 21.2 to the extent that the Proposed Buyer has put the Company in the requisite funds. The Company’s receipt for the price shall be a good discharge to the Proposed Buyer. The Company shall hold the amounts due to the Called Shareholders in trust for the Called Shareholders without any obligation to pay interest.

21.9.      To the extent that the Proposed Buyer has not, on the Completion Date, put the Company in funds to pay the purchase price due in respect of the Called Shares, the Called Shareholders shall be entitled to the return of the stock transfer form(s) and share certificate(s) (or suitable indemnity) for the relevant Called Shares and the Called Shareholders shall have no further rights or obligations under this Article 21 in respect of their Shares.

21.10.    If any Called Shareholder does not, on or before the Completion Date, execute and deliver (in accordance with Article 21.8) transfer(s) in respect of all of the Called Shares held by him, that Called Shareholder shall be deemed to have irrevocably appointed any person nominated for the purpose by the Selling Shareholders to be his agent to execute all necessary transfer(s) on his behalf, against receipt by the Company (on trust for such holder) of the purchase price payable for the Called Shares, and to deliver such transfer(s) to the Proposed Buyer (or as he may direct) as the holder thereof. After the Proposed Buyer (or its nominee) has been registered as the holder of the Called Shares, the validity of such proceedings shall not be questioned by any such person. Failure to produce a share certificate shall not impede the registration of Shares under this Article 21.10.

22.         TAG ALONG

22.1.      Except in the case of transfers pursuant to Article 16, and after going through the pre-emption procedure set out in Article 15, the provisions of Article 22.3 to Article 22.6 shall apply if, in one or a series of related transactions, one or more Sellers (except for a holder of Series A Shares with respect to such shares) propose to transfer any of the Shares (the “Proposed Transfer”) which would, if carried out, result in any person (the “Buyer”), acquiring a Controlling Interest in the Company.

22.2.      Before making a Proposed Transfer, a Seller (except for a holder of Series A Shares with respect to such shares) shall procure that the Buyer makes an offer (the “Offer”) to the other Shareholders to purchase all of the Shares held by them for a consideration in cash per Share that is at least equal to the highest price per Share offered or paid by the Buyer, in the Proposed Transfer or in any related previous transaction in the 2 months preceding the date of the Proposed Transfer (the “Specified Price”), provided always that any Available Proceeds shall be distributed in accordance with Article 30.

22.3.      The Offer shall be made by written notice (the “Offer Notice”), at least ten Business Days before the proposed sale date (the “Sale Date”). To the extent not described in any accompanying documents, the Offer Notice shall set out:

(a)         the identity of the Buyer;

(b)         the Specified Price and other terms and conditions of payment;

(c)         the Sale Date; and

(d)         the number and class of Shares proposed to be purchased by the Buyer (the “Offer Shares”).

22.4.      If the Buyer fails to make the Offer to all of the holders of Shares in the Company in accordance with Article 22.2 and Article 22.3, the Seller shall not be entitled to complete the Proposed Transfer and the Company shall not register any transfer of Shares effected in accordance with the Proposed Transfer.

22.5.      If the Offer is accepted by any Shareholder (the “Accepting Shareholder”) in writing within fourteen Business Days of receipt of the Offer Notice, the completion of the Proposed Transfer shall be conditional on completion of the purchase of all the Offer Shares held by Accepting Shareholders.

22.6.      The Proposed Transfer is subject to the pre-emption provisions of Article 15 , but the purchase of Offer Shares from Accepting Shareholders shall not be subject to those provisions.

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23.         PRE-EMPTION RIGHTS ON A FURTHER ISSUE OF SHARES

23.1.      Unless otherwise agreed by Series A Majority Consent, if the Company proposes to allot any New Securities those New Securities shall not be allotted to any person unless the Company has in the first instance offered each Series A Shareholder its pro rata share of the New Securities (the “Subscribers”) on the same terms and at the same price as those New Securities are being offered to other persons on a pari passu and pro rata basis to the number of Shares held by such Series A Shareholder divided by the number of Series A Shares then in issue (together with any outstanding Relevant Securities then exercisable or convertible into Shares (to which the provisions of Article 11.3 shall apply if applicable)) (as nearly as may be without involving fractions). The offer:

(a)         shall be in writing, be open for acceptance from the date of the offer to the date 10 Business Days after the date of the offer (inclusive) (the “Subscription Period”) and give details of the number and subscription price of the New Securities and material terms of such offer; and

(b)         may stipulate that any Subscriber who wishes to subscribe for a number of New Securities in excess of the proportion to which each is entitled shall in their acceptance state the number of excess New Securities for which they wish to subscribe.

23.2.      If, at the end of the Subscription Period, the number of New Securities applied for is equal to or exceeds the number of New Securities being offered to the Subscribers, such New Securities shall be allotted to the Subscribers who have applied for New Securities on a pro rata basis to the number of Shares held by such Subscribers which procedure shall be repeated until all of the New Securities being offered to the Subscribers have been allotted (as nearly as may be without involving fractions or increasing the number allotted to any Subscriber beyond that applied for by them).

23.3.      If, at the end of the Subscription Period, the number of New Securities applied for is less than the number of New Securities being offered to the Subscribers, the New Securities shall be allotted to the Subscribers in accordance with their applications and any remaining New Securities may be offered to any other person as the Board may determine at the same price and on the same terms as the offer to the Subscribers for a period of up to 60 Business Days.

23.4.      The provisions of Articles 23.1 to 23.3 (inclusive) shall not apply to:

(a)         Ordinary Shares, restricted stock units, or options to subscribe for Ordinary Shares, issued or granted under any share option plan(s) of the Company or pursuant to a award agreement from the Company to a service provider of the Company, from time to time and Ordinary Shares issued pursuant to the exercise of such options, in each case in accordance with the terms of the relevant share option plan or award agreement;

(b)         Shares or Relevant Securities issued or granted by the Company in order for it to comply with its obligations under these Articles including the Anti-Dilution Shares;

(c)         Shares or Relevant Securities issued or granted by the Company in consideration of the acquisition by the Company of any company or business approved by the Board and a Series A Majority;

(d)         Shares or Relevant Securities issued or granted by the Company as a result of a Bonus Issue or Reorganisation;

(e)         Shares issued pursuant to any Relevant Securities issued or granted prior to the Date of Adoption or which were issued or granted in accordance with the provisions of Articles 23.1 to 23.3 (inclusive) or issued or granted pursuant to this Article 23.4;

(f)          Shares issued to investors pursuant to a subscription agreement dated on or around the Date of Adoption; and

(g)         Shares or Relevant Securities issued or granted by the Company in connection with an equity financing in anticipation of a business combination by the Company (including following a corporate reorganisation by the Company), provided such Shares or Relevant Securities rank junior to the rights of the Series A Shares.

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ALTERATION OF SHARE CAPITAL

24.         Power to Alter Capital

24.1.      Subject to the Act, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)         increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)         consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

(c)         convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)         subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

(e)         cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

24.2.      For the avoidance of doubt it is declared that paragraph 24.1(b), (c) and (d) do not apply if at any time the shares of the Company have no par value.

24.3.      Subject to the Act, the Company may from time to time by Special Resolution reduce its share capital.

25.         Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS, CAPITALISATION AND OTHER DISTRIBUTIONS

26.         Dividends

26.1.      Subject to Article 3.6 and Article 26.2, any Available Reserves which the Company may determine to distribute in respect of any Financial Year will be distributed among the holders of the Series A Shares and the Ordinary Shares as follows:

(a)         first to pay to each Series A Shareholder in respect of each Series A Share held a sum equal to any unpaid Arrears in respect of any Preference Dividend on such Series A Share; and

(b)         second to apply the balance amongst the holders of the Series A Shares and the Ordinary Shares on a pro rata basis.

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26.2.      The Company will, before application of any profits to reserve or for any other purpose, pay in respect of each Series A Share a fixed cumulative preferential dividend (the “Preference Dividend”) at the Annual Rate of the Accrued Value per Series A Share, accruing daily and compounding on a semi-annual basis and payable to the registered holder in two equal instalments on 31 December and 30 June each year, or upon an Exit or conversion of the relevant Series A Shares into Ordinary Shares. The Board may elect from time to time for any Preference Dividend to be satisfied by either (i) a cash payment to the registered holder of the relevant Series A Share (“Cash Option”) or (ii) the Accrued Value of the relevant Series A Share being increased to include the value of the relevant Preference Dividend (“PIK Option”). For the purposes of the foregoing, the “Annual Rate”, in respect of a particular period, shall be: (a) 8% per annum where the Board elects to satisfy the relevant Preference Dividend via the Cash Option or (b) 10% per annum where the Board elects to satisfy the relevant Preference Dividend via the PIK Option.

26.3.      Where the Board determines that a dividend shall be paid wholly or partly by the distribution of specific assets, the Board may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Board may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Board thinks fit.

26.4.      Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Board determines is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Act.

26.5.      No unpaid dividend shall bear interest as against the Company.

26.6.      The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

26.7.      The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

26.8.      The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

27.         Power to Set Aside Profits

27.1.      The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Board may also, without placing the same to reserve, carry forward any profit which it decides not to distribute.

27.2.      Subject to any direction from the Company in general meeting, the Board may on behalf of the Company exercise all the powers and options conferred on the Company by the Act in regard to the Company’s share premium account.

28.         Method of Payment

28.1.      Any dividend, interest, or other monies payable in cash in respect of the shares may be paid to such person and in such manner (including, without limitation, cheque, draft, electronic transfer etc.) as the Member may in writing direct.

28.2.      In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid to such person and in such manner (including, without limitation, cheque, draft, electronic transfer etc.) as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

28.3.      The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

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29.         Capitalisation

29.1.      The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

29.2.      The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

30.         LIQUIDATION PREFERENCE

30.1.      Upon a Deemed Liquidation Event, Share Sale, Disposal or on a distribution of assets on a liquidation, dissolution or winding up of the Company (whether voluntarily or involuntarily) or a return of capital (other than a conversion, redemption, buyback or purchase of Shares), unless waived by Series A Majority Consent, the Available Proceeds shall be distributed (to the extent that the Company is lawfully permitted to do so):

(a)         first to each of the Series A Shareholders, in priority to any distribution pursuant to Article 30.1(b), an amount per Series A Share held equal to the greater of (i) 100% of Accrued Value in respect of such Series A Share, provided that if there are insufficient Surplus Assets to distribute the amounts per Series A Share equal to the Accrued Value for each Series A Share, the remaining Surplus Assets shall be distributed to the Series A Shareholders pro rata to their respective aggregate Accrued Value and (ii) the amount per Share as would have been payable had all Series A Preferred Shares been converted into Ordinary Shares in accordance with these Articles immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion; and

(b)         thereafter, among the holders of Ordinary Shares pro rata to the number of Shares held.

If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its Members shall be insufficient to pay the Series A Shareholders the full amount to which they shall be entitled under Article 30.1, the Series A Shareholders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the Shares held by them upon such distribution if all amounts payable on or with respect to such Shares were paid in full.

30.2.      In the event that any distributions under Article 30.1 are made on more than one occasion:

(a)         each distribution shall be made in accordance with Article 30.1 as if it were the only amount to be distributed and without regard to the expected amount of any distributions expected to made on any further occasions; and

(b)         a distribution on any further occasion shall be made in accordance with Article 30.1 after taking into account any previous distributions made under Article 30.1.

30.3.      If any distribution under Article 30.1 includes any non-cash assets, proceeds or other amounts (“Non-Cash Consideration”) the cash equivalent value of any such Non-Cash Consideration shall be determined in such manner as the Board (acting reasonably and in good faith and with Series A Majority Consent) may determine.

30.4.      In the event of a Deemed Liquidation Event, the Available Proceeds shall be distributed as if such Available Proceeds were Surplus Assets being applied in the order of priority set out in Article 30.1.

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30.5.      No Shareholder shall sell (or otherwise transfer) any Shares as part of a Share Sale unless (and the Board shall not register any transfer of Shares pursuant to a Share Sale unless the Board is reasonably satisfied that) the terms of such Share Sale provide that the Available Proceeds are distributed in accordance with this Article 30 to those Shareholders selling or otherwise transferring Shares pursuant to such Share Sale, provided always that if the Available Proceeds are not settled in their entirety upon completion of the Share Sale:

(a)         the Board shall not be prohibited from registering the transfer of the relevant Shares so long as the Available Proceeds that are settled have been (or will, under the terms of the Share Sale, be) distributed in the order of priority set out in this Article 30; and

(b)         the Shareholders shall take any action required by the Board to ensure that the Available Proceeds in their entirety are distributed in the order of priority set out in this Article 30.

31.         EXIT PROVISION

31.1.      In the event of an Exit on bona fide arm’s length terms approved by the Board acting with Combined Shareholder Consent (“Proposed Exit”), all Shareholders shall consent to, vote for, raise no objections to and waive any applicable rights in connection with the Proposed Exit. The Shareholders shall be required to take all lawful actions with respect to the Proposed Exit as are reasonably required by the Board to facilitate the Proposed Exit. If any Shareholder fails to comply with the provisions of this Article 31.1:

(a)         the Company shall be constituted the agent and attorney of each defaulting Shareholder for taking such actions as are necessary to effect the Proposed Exit;

(b)         the Board may authorise an officer of the Company or a Shareholder to execute and deliver on behalf of such defaulting Shareholder all or any necessary documents; and

(c)         the Company may receive any purchase money due to the defaulting Shareholder in trust for each of the defaulting Shareholders (without any obligation to pay interest).

MEETINGS OF MEMBERS

32.         Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman of the Company (if there is one) (the “Chairman”) or any two Directors or any Director and the Secretary or the Board shall appoint.

33.         Extraordinary General Meetings

33.1.      General meetings other than annual general meetings shall be called extraordinary general meetings.

33.2.      The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting whenever in their judgment such a meeting is necessary.

34.         Requisitioned General Meetings

34.1.      The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene an extraordinary general meeting. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the registered office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

34.2.      If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

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35.         Notice

35.1.      At least five days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

35.2.      At least five days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

35.3.      The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

35.4.      A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

35.5.      The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

36.         Giving Notice and Access

36.1.      A notice may be given by the Company to a Member:

(a)         by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)         by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)         by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)         by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)         by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website), such notification being given by any of the methods set out in paragraphs (a) through (d) hereof, in which case the notice shall be deemed to have been served at the time when the instructions for access and the posting on the website are complete.

36.2.      Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

36.3.      In proving service under paragraphs 36.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

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37.         Postponement of General Meeting

The Board may postpone any general meeting called in accordance with these Articles provided that notice of postponement is given to the Members before the time for such meeting. Notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with Article 36 of these Articles.

38.         Electronic Participation in Meetings

Members may participate in any general meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

39.         Quorum at General Meetings

39.1.      At any general meeting two or more persons present in person or by proxy, one of which must be Hegro Well Pte. Ltd., shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time.

39.2.      If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Articles.

40.         Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence, a chairman of the meeting shall be appointed or elected by those present at the meeting and entitled to vote.

41.         Voting on Resolutions

41.1.      Subject to the Act and these Articles, any question proposed for the consideration of the Members at any general meeting shall be decided by either an Ordinary Resolution or a Special Resolution as may be required pursuant to the Act and/or these Articles and in the case of an equality of votes the resolution shall fail.

41.2.      No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

41.3.      Subject to Article 5.4, at a general meeting:

(a)         on a show of hands every Ordinary Shareholder and every Series A Shareholder who is present in person or by proxy shall have one vote, unless the proxy is himself an Ordinary Shareholder or Series A Shareholder entitled to vote;

(b)         on a poll every Ordinary Shareholder and every Series A Shareholder present in person or by proxy shall have one vote for each Ordinary Share and each Series A Share of which he is the holder; and

(c)         on a vote on a written resolution every Ordinary Shareholder and every Series A Shareholder has one vote for each Ordinary Share and each Series A Share of which he is the holder.

41.4.      At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a poll and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote for each Ordinary Share and each Series A Share (for the avoidance of doubt, voting on as converted basis in accordance with Article 1.6(b)).

41.5.      At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

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41.6.      At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Articles, be conclusive evidence of that fact.

42.         Power to Demand a Vote on a Poll

42.1.      Notwithstanding the foregoing, a poll may be demanded by the chairman of the meeting or at least one Member.

42.2.      Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share (for the avoidance of doubt, with each Series A Share voting on as converted basis in accordance with Article 1.6(b)) of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

42.3.      A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

42.4.      Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone, electronic or other communication facilities or means shall cast his vote in such manner as the chairman of the meeting shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

43.         Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

44.         Instrument of Proxy

44.1.      An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

[_________] (the “Company”)

I/We, [insert names here], being a Member of the Company with [insert] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here].

Signed this [date]

____________________________

Member(s)

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44.2.      The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by a duly authorised officer or attorney.

44.3.      A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

44.4.      The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

45.         Representation of Corporate Member

45.1.      A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

45.2.      Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

46.         Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

47.         Written Resolutions

47.1.      Subject to these Articles, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may be done without a meeting by written resolution in accordance with this Article.

47.2.      A written resolution is passed when it is signed by (or in the case of a Member that is a corporation, on behalf of) all the Members, or all the Members of the relevant class thereof, entitled to vote thereon and may be signed in as many counterparts as may be necessary.

47.3.      A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

47.4.      A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Act.

47.5.      For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Member that is a corporation, on behalf of) the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

47.6.      If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

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48.         Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

49.         Election of Directors

49.1.      The Directors shall be appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by Special Resolution.

49.2.      The Board may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to these Articles.

49.3.      The Company may from time to time by ordinary resolution appoint any person to be a Director.

50.         Number of Directors

The Board shall consist of not less than one Director and no more than three Directors. Any additional appointments in excess of such maximum will require Combined Shareholder Consent.

51.         APPOINTMENT AND REMOVAL OF DIRECTORS

51.1.      The holders of a majority of the Ordinary Shares (including the Series A Shares voting on an as converted basis in accordance with Article 1.6(b)) in issue shall have the right to appoint and maintain in office up to three natural persons as Directors (the “Ordinary Directors”), one of whom shall be the chief executive officer of the Company, and the other holders of Shares shall not vote their Shares so as to remove that director from office.

51.2.      The appointment or removal of an Ordinary Director in accordance with this Article 51 shall be by written notice from their appointer(s) to the Company, which shall take effect on delivery of such notice at the Company’s registered office or at any meeting of the Board or committee of the Board.

52.         Alternate Directors

              52.1.      Any Director, with Ordinary Shareholder Consent, may appoint a person or persons to act as a Director in the alternative to himself by notice deposited with the Secretary.

52.2.      Any person elected or appointed pursuant to this Article shall have all the rights and powers of the Director or Directors for whom such person is elected or appointed in the alternative, provided that such person shall not be counted more than once in determining whether or not a quorum is present.

52.3.      An Alternate Director shall be entitled to receive notice of all Board meetings and to attend and vote at any such meeting at which a Director for whom such Alternate Director was appointed in the alternative is not personally present and generally to perform at such meeting all the functions of such Director for whom such Alternate Director was appointed.

52.4.      An Alternate Director’s office shall terminate -

(a)         on the occurrence in relation to the Alternate Director of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor’s directorship;

(b)         when the Alternate Director’s appointor revokes the appointment by notice to the Company in writing specifying when the appointment is to terminate; or

(c)         if the Alternate Director’s appointor ceases for any reason to be a Director.

52.5.      If an Alternate Director is himself a Director or attends a Board meeting as the Alternate Director of more than one Director, his voting rights shall be cumulative.

Annex A-151

52.6.      Unless the Board determines otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Board on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to Board meetings.

52.7.      Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

53.         Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Board as it may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from Board meetings, any committee appointed by the Board, general meetings, or in connection with the business of the Company or their duties as Directors generally.

54.         Defect in Appointment

All acts done in good faith by the Board, any Director, a member of a committee appointed by the Board, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

55.         Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles and the provisions of the Act.

56.         Powers of the Board of Directors

The Board may:

(a)         appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)         exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)         appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(d)         by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(e)         procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(f)          delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Board for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

Annex A-152

(g)         delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit;

(h)         present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(i)          in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(j)          authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

57.         Register of Directors and Officers

The Board shall keep and maintain a Register of Directors and Officers in accordance with the Act.

58.         Officers

The Officers shall consist of a chief executive officer and chief financial officer and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

59.         Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

60.         Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

61.         Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

62.         Conflicts of Interest

62.1.      Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

62.2.      A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest.

62.3.      An Interested Director who has complied with the requirements of the foregoing Article may:

(a)         vote in respect of such contract or proposed contract; and/or

(b)         be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on,

and no such contract or proposed contract shall be void or voidable by reason only that the Interested Director voted on it or was counted in the quorum of the relevant meeting and the Interested Director shall not be liable to account to the Company for any profit realised thereby.

63.         Indemnification and Exculpation of Directors and Officers

63.1.      The Directors, Secretary and other Officers (such term to include any person appointed to any committee by the Board) acting in relation to any of the affairs of the Company or any subsidiary thereof, and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly) and their heirs, executors, administrators and personal representatives (each an “indemnified party”) shall be indemnified and secured harmless out of the assets of

Annex A-153

the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

63.2.      The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

64.         Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a Board meeting shall be carried by the affirmative votes of all Eligible Directors.

65.         Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a Board meeting by providing not less than five Business Days’ notice of the Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

66.         Electronic Participation in Meetings

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

67.         Representation of Director

67.1.      A Director which is a corporation may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Director, and that Director shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

67.2.      Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at Board meetings on behalf of a corporation which is a Director.

67.3.      A Director who is not present at a Board meeting, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

Annex A-154

68.         Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be two Eligible Directors provided that if a properly called meeting is not quorate it shall be reconvened for the same time and place the following week (Reconvened Meeting) and at that meeting provided there are two Eligible Directors present the meeting will be quorate.

69.         Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

70.         Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all Board meetings at which such person is present. In his absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

71.         Written Resolutions

71.1.      Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by written resolution in accordance with this Article.

71.2.      A written resolution may be signed by (or in the case of a Director that is a corporation, on behalf of) all the Eligible Directors in as many counterparts as may be necessary.

71.3.      A written resolution made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

71.4.      A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Act.

71.5.      For the purposes of this Article, the date of the resolution is the date when the resolution is signed by (or in the case of a Director that is a corporation, on behalf of) the last Eligible Director to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

72.         Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

73.         Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)         of all elections and appointments of Officers;

(b)         of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)         of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

74.         Register of Mortgages and Charges

74.1.      The Board shall cause to be kept the Register of Mortgages and Charges required by the Act.

74.2.      The Register of Mortgages and Charges shall be open to inspection in accordance with the Act, at the registered office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

Annex A-155

75.         Form and Use of Seal

75.1.      The Company may adopt a seal, which shall bear the name of the Company in legible characters, and which may, at the discretion of the Board, be followed with or preceded by its dual foreign name or translated name (if any), in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman and, if the Board thinks fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be issued.

75.2.      The Seal (if any) shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that behalf and, until otherwise determined by the Board, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Board or the committee of the Board.

75.3.      Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

76.         Books of Account

76.1.      The Board shall cause to be kept proper books of account including, where applicable, material underlying documentation including contracts and invoices, and with respect to:-

(a)         all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)         all sales and purchases of goods by the Company; and

(c)         all assets and liabilities of the Company.

76.2.      Such books of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

76.3.      Such books of account shall be retained for a minimum period of five years from the date on which they are prepared.

76.4.      No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

77.         Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDITS

78.         Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

79.         Appointment of Auditors

79.1.      The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

79.2.      Whenever there are no Auditors appointed as aforesaid the Board may appoint Auditors to hold office for such period as the Board may determine or earlier removal from office by the Company in general meeting.

Annex A-156

79.3.      The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

80.         Remuneration of Auditors

80.1.      The remuneration of an Auditor appointed by the Members shall be fixed by the Company in general meeting.

80.2.      The remuneration of an Auditor appointed by the Board in accordance with these Articles shall be fixed by the Board.

81.         Duties of Auditor

The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor’s tenure of office.

82.         Access to Records

82.1.      The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

82.2.      The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

83.         Winding-Up

83.1.      Subject to Article 89, the Company may be voluntarily wound-up by a Special Resolution.

83.2.      If the Company shall be wound up, the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)         divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members:

(b)         vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

83.3.      The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

CHANGES TO Memorandum and articles

84.         Changes to Articles

Subject to the Act and to the conditions contained in its Memorandum of Association, these Articles shall not be varied or abrogated except with Series A Majority Consent (provided that if such variation or abrogation would disproportionately, materially and adversely affect any rights of a Series A Shareholder, as compared to the rights of the other Series A Shareholders, then the consent of any affected Series A Shareholder shall be required, provided such Series A Shareholder holds more than 2% of all Series A Shares then in issue) and by Special Resolution.

Annex A-157

85.         Changes to the Memorandum of Association

Subject to the Act and these Articles, the Company may from time to time by Special Resolution change its name or alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

86.         Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Act.

87.         Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Act) upon such terms as the Board may determine and (to the extent required by the Act) with the approval of a Special Resolution.

SERIES A MAJORITY RESERVED MATTERS

88.         Series A Majority reserved matters

For as long as the Inflection Point Entities hold at least 20% of the Series A Shares on issue, the Company shall not, without Series A Majority Consent, take any of the following actions (in each case, except to the extent that such requirement for consent in respect of a particular matter might reasonably be expected to restrict the ability of the Company to raise additional financing in connection with the redemption of the Series A Shares pursuant to these Articles):

(a)         liquidate, dissolve or wind-up the affairs of the Company;

(b)         create any equity security, authorise the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Series A Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up);

(c)         increase the authorised share capital of the Series A Shares;

(d)         except as set forth in Article 26, purchase or redeem or pay any cash dividend on any Share ranking junior to the Series A Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), except (i) for Shares being repurchased by the Company at cost from Employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan adopted by the Company, (ii) if the Company has made prior payment of the Preference Dividend and so long as the Series A Shares participate in such purchase, redemption or payment of cash dividend (in each case on an as-if converted basis) with the junior Shares or (iii) as expressly contemplated in Section 7.3(e) of the Company Disclosure Schedules (as defined in the Business Combination Agreement) to the Business Combination Agreement;

(e)         enter into any transaction with an Affiliate, other than the issuance of equity or awards to eligible participants under an incentive plan, equity plan or equity-based compensation plan adopted by the Company, or with respect to employment, consulting or award agreements with respect to executive officers or directors of the Company, in each case regardless of whether such person (or such person’s Affiliates) would be considered an Affiliate of the Company; or

(f)          incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Series A Shares shall not be considered indebtedness for purposes of this calculation.

Annex A-158

Annex A-1

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Amendment to Business Combination Agreement (this “Amendment”), dated as of December 22, 2025 (the “Amendment Date”), amends that certain Business Combination Agreement, dated as of October 13, 2025 (the “Agreement”), by and among Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.), a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), GOWell Energy Technology, a Cayman Islands exempted company and IPCV Merger Sub Limited, a Cayman Islands exempted company. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 13.8 of the Agreement, SPAC and the Company (the “Parties”) may amend the Agreement by executing an amendment in writing; and

WHEREAS, the Parties desire to amend the Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.           Amendment to the Agreement.

(i)          Section 2.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c)         Company Warrants.    At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of securities of the Company or PubCo, each Company Warrant that is issued and outstanding immediately prior to the Second Merger Effective Time shall thereupon be converted into, and the holder of such Company Warrant shall be entitled to receive, a PubCo Series A Investor Warrant exercisable for a number of PubCo Ordinary Shares equal to the product of (A) the quotient of (x) the aggregate Stated Value (as such term is defined in the Company’s amended and restated memorandum and articles of association in effect immediately prior to the Second Merger) attributable to the applicable Pre-Funded PIPE Investor’s or PIPE Investor’s Company Series A Preferred Shares immediately prior to the Second Merger, divided by (y) the Conversion Price (as such term is defined in the Company’s amended and restated memorandum and articles of association in effect immediately prior to the Second Merger) applicable to such Company Series A Preferred Share, multiplied by (B) 0.5, which PubCo Series A Investor Warrant shall be substantially in the form attached hereto as Exhibit F (the “PubCo Series A Investor Warrants”). All of the Company Warrants converted into the right to receive the PubCo Series A Investor Warrants pursuant to this Section 2.2(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Second Merger Effective Time, and each holder of a certificate previously representing any such Company Warrant shall thereafter cease to have any rights with respect to such securities, except the right to receive the PubCo Series A Investor Warrants into which such Company Warrant shall have been converted in the Second Merger.

2.           Full Force and Effect. Except as expressly amended hereby, the Agreement remains unchanged and in full force and effect, and this Amendment shall be governed by the terms of the Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

3.           Provisions Incorporated by Reference. The provisions of Article XIII of the Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

Annex A-1-1

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

SPAC:
INFLECTION POINT ACQUISITION CORP. V
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chief Executive Officer
COMPANY:
GOWELL TECHNOLOGY LIMITED
By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

Annex A-1-2

Annex B

Form of First Plan of Merger

Attached.

Dated [•], 2025

Inflection Point Acquisition Corp. V

and

GOWell Energy Technology

__________________________________

plan of merger

__________________________________

Contents

Page
1	Definitions and Interpretation	B-1
2	Name and registered office of each Constituent Company	B-2
3	Shares in the Constituent Companies	B-2
4	Effective Date	B-2
5	Terms and conditions of the Merger	B-2
6	Rights and restrictions attaching to the shares of the Surviving Company	B-3
7	Constitutional documentation of the Surviving Company	B-3
8	Director benefits	B-3
9	Secured creditors	B-3
10	Directors of the Surviving Company	B-3
11	Authorisations	B-3
12	Termination or amendment	B-4
13	Counterparts	B-4
14	Governing law and jurisdiction	B-4
Schedule 1		B-6
Schedule 2		B-7

Annex B-i

This plan of merger (this Plan of Merger) is made on [•] 2025.

parties:

1       GOWell Energy Technology, an exempted company incorporated in the Cayman Islands with registered number 426663 and having its registered office at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company); and

2       Inflection Point Acquisition Corp. V, an exempted company incorporated in the Cayman Islands with registered number 410520 and having its registered office at Conyers Trust Company (Cayman) Limited, PO Box 2681, George Town, Cricket Square, Hutchins Drive, Grand Cayman, KY1-1111, Cayman Islands (the Merging Company),

(the Surviving Company and the Merging Company are together known as the Constituent Companies).

recitals:

A      The directors of each Constituent Company have approved a merger of the Constituent Companies so that the Merging Company will merge with and into the Surviving Company (the Merger). Immediately upon the Merger becoming effective the undertaking, property and liabilities of the Constituent Companies will automatically vest in the Surviving Company, the Merging Company will cease to exist and the Surviving Company will continue as the surviving company.

B      Part 16 of the Companies Act (Revised) of the Cayman Islands (the Companies Act) provides for the statutory mechanics by which the Merger can be effected. Amongst other matters, the Companies Act requires that a written plan of merger be approved by each of the Constituent Companies and their shareholders and that such plan of merger be signed by a director on behalf of each Constituent Company and be filed with the Registrar of Companies in the Cayman Islands (the Registrar). Section 233(4) of the Companies Act provides a list of prescribed matters which must be addressed in the plan of merger.

C      Each Constituent Company wishes to enter this Plan of Merger in accordance with Part 16 of the Companies Act.

D      The directors of each Constituent Company have also approved the terms and conditions of a business combination agreement dated October 13, 2025 by and among the Surviving Company, the Merging Company, GOWell Technology Limited and IPCV Merger Sub Limited (the Merger Agreement attached at Schedule 2 hereto).

It is agreed as follows:

1       Definitions and Interpretation

1.1    Terms not otherwise defined in this Plan of Merger will have the meanings given to them in the Merger Agreement.

1.2    In this Plan of Merger:

(a)     except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

(b)    references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

(c)     the recitals and the Schedules form part of this Plan of Merger and will have the same force and effect as if they were expressly set out in the body of this Plan of Merger and any reference to this Plan of Merger will include the recitals and the Schedules;

Annex B-1

(d)    any reference to this Plan of Merger or to any agreement or document referred to in this Plan of Merger will be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)     any reference to any statute or statutory provision will, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)     clause headings and the index are inserted for convenience only and will not affect the construction of this Plan of Merger.

2       Name and registered office of each Constituent Company

2.1    The Merging Company and the Surviving Company are the constituent companies (as defined in section 232 of the Companies Act) participating in the Merger.

2.2    The Surviving Company will be the surviving company (as defined in section 232 of the Companies Act) following the Merger.

2.3    Following the Merger the Surviving Company will continue to be named GOWell Energy Technology.

2.4    The registered office of the Merging Company is c/o Conyers Trust Company (Cayman) Limited, PO Box 2681, George Town, Cricket Square, Hutchins Drive, Grand Cayman, KY1-1111, Cayman Islands.

2.5    The registered office of the Surviving Company is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.6    Following the Merger the registered office of the Surviving Company will continue to be c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

3       Shares in the Constituent Companies

3.1    Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be USD55,500 divided into 500,000,000 Class A Ordinary Shares of par value of USD0.0001 each, 50,000,000 Class B Ordinary Shares of par value of USD0.0001 each and 5,000,000 preference shares of par value of USD0.0001 each, of which [•]1 Class A Ordinary Shares of par value USD0.0001 are issued and outstanding and there being no Class B Ordinary Shares or preference shares issued and outstanding.

3.2    Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be USD50,000 divided into 500,000,000 Ordinary shares of par value of USD 0.0001 each, of which one ordinary share of par value USD0.0001 is issued and outstanding.

3.3    Immediately following the Merger, the authorised share capital of the Surviving Company will be USD[50,000] divided into 450,000,000 ordinary shares of USD[0.0001] par value each and [50,000,000] series A redeemable preference shares of USD[0.0001] par value each, of which [•] ordinary shares of USD[•] par value each and [•] series A redeemable preference shares of USD[•] par value each will be issued and outstanding2.

4       Effective Date

The Merger will be effective on the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and section 234 of the Companies Act (the Effective Date).

5       Terms and conditions of the Merger

5.1    The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement (including, without limitation, Article II of the Merger Agreement).

____________

1        NTD: To be confirmed prior to Closing, following redemptions, if any.

2        NTD: Intended authorised share capital of Pubco following the merger to be confirmed.

Annex B-2

5.2    On the Effective Date:

(a)     the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies will immediately vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act; and

(b)    the Surviving Company will become liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies in accordance with section 236(1)(c) of the Companies Act.

5.3    On the Effective Date, the Registrar will strike off the Merging Company from the Register of Companies of the Cayman Islands in accordance with section 236(3) of the Companies Act.

6       Rights and restrictions attaching to the shares of the Surviving Company

Following the Merger, the rights and restrictions attaching to the shares in the capital of the Surviving Company will be as detailed in the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

7       Constitutional documentation of the Surviving Company

On the Effective Date (but not before), the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto.

8       Director benefits

No director of the Surviving Company or the Merging Company has received or will receive any amount or benefit consequent upon the Merger.

9       Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors nor has either the Surviving Company or the Merging Company granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

10     Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company immediately following the Merger will be as follows:

Name	Address
[Xi Zhang]	[address]
[Wenhua Liu]	[address]
[Guillaume Borrel]	[address]
[Inflection Point Designee]	[address]
[Independent Board Member]	[address]
[Independent Board Member]	[address]
[Independent Board Member]	[address]

11     Authorisations

11.1  The directors of each Constituent Company have approved this Plan of Merger in accordance with section 233(3) of the Companies Act.

11.2  The shareholders of each Constituent Company have authorised this Plan of Merger by way of a special resolution in accordance with section 233(6) of the Companies Act.

Annex B-3

12     Termination or amendment

12.1  In accordance with section 235(1) of the Companies Act, at any time prior to the Effective Date, subject to the Merger Agreement, this Plan of Merger may be:

(a)     terminated by the directors of either of the Constituent Companies; or

(b)    amended by the directors of both of the Constituent Companies to:

(i)     change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of the Plan of Merger with the Registrar; or

(ii)    to make any other changes to this Plan of Merger which the directors of both the Constituent Companies consider, in their sole and absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and the Merging Company, respectively.

12.2  If this Plan of Merger is terminated or amended in accordance with clause 12.1 after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

13     Counterparts

This Plan of Merger may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

14     Governing law

This Plan of Merger is governed by and will be construed in accordance with the laws of the Cayman Islands.

[Signature page follows.]

Annex B-4

This Plan of Merger has been entered into by the parties on the date first written above.

Surviving Company

Signed for and on behalf of	)
GOWell Energy Technology	)
by:	)

Name: Yap Yong Sheng	)
Title: Director	)

Merging Company

Signed for and on behalf of	)
Inflection Point Acquisition Corp. V	)
by:	)

Name:	)
Title: Director	)

[Signature Page to Plan of Merger (First Merger)]

Annex B-5

Schedule 1

Amended and Restated Memorandum and Articles of Association
of the Surviving Company

Annex B-6

Schedule 2

Merger Agreement

Annex B-7

Annex C

Form of PubCo A&R Articles

Companies Act (Revised)

Company Limited by Shares

amended and restated memorandum of association OF GOWELL ENERGY TECHNOLOGY

Adopted by special resolution on [ ] and effective on [ ]

Companies Act (Revised)

Company Limited by Shares

Amended and Restated

Memorandum of Association

of

GOWell Energy Technology

Adopted by special resolution on [ ] and effective on [ ]

1            The name of the Company is GOWell Energy Technology.

2            The registered office of the Company shall be at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3            Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4            Subject to the following provisions of this Memorandum, the Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27(2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5            Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)         the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)         insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

(c)         the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6            Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7            The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8            The share capital of the Company is US$50,000 divided into 450,000,000 ordinary shares of US$0.0001 par value each and 50,000,000 series A redeemable preference shares of US$0.0001 par value each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)         redeem or repurchase any of its shares;

(b)         increase or reduce its capital;

(c)         issue any part of its capital (whether original, redeemed, increased or reduced):

(i)          with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)         subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; and

(d)         alter any of those rights, privileges, conditions, limitations or restrictions.

9            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Companies Act (Revised)

Company Limited By Shares

AMENDED AND RESTATED articles of association of GOWell Energy Technology

(Adopted by special resolution passed on [ ] and effective on [ ])

Contents

Annex C Page Nos.
1 Definitions, interpretation and exclusion of Table A	C-1
Definitions	C-1
Interpretation	C-5
Exclusion of Table A Articles	C-6

2 Shares	C-6
Rights attaching to Ordinary Shares and Series A Shares	C-6
Power to issue Shares and options, with or without special rights	C-6
Power to pay commissions and brokerage fees	C-7
Trusts not recognised	C-7
Security interests	C-7
Power to vary class rights	C-7
Effect of new Share issue on existing class rights	C-8
Capital contributions without issue of further Shares	C-8
No bearer Shares or warrants	C-8
Treasury Shares	C-8
Rights attaching to Treasury Shares and related matters	C-8
Register of Members	C-9
Annual Return	C-9

3 Share certificates	C-9
Issue of share certificates	C-9
Renewal of lost or damaged share certificates	C-9

4 Lien on Shares	C-10
Nature and scope of lien	C-10
Company may sell Shares to satisfy lien	C-10
Authority to execute instrument of transfer	C-10
Consequences of sale of Shares to satisfy lien	C-10
Application of proceeds of sale	C-11

5 Calls on Shares and forfeiture	C-11
Power to make calls and effect of calls	C-11
Time when call made	C-11
Liability of joint holders	C-11
Interest on unpaid calls	C-11
Deemed calls	C-11
Power to accept early payment	C-11
Power to make different arrangements at time of issue of Shares	C-12
Notice of default	C-12
Forfeiture or surrender of Shares	C-12
Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	C-12
Effect of forfeiture or surrender on former Member	C-12
Evidence of forfeiture or surrender	C-13
Sale of forfeited or surrendered Shares	C-13

6 Transfer of Shares	C-13
Form of Transfer	C-13
Power to refuse registration for Shares not listed on a Designated Stock Exchange	C-13
Suspension of transfers	C-14
Annex C-i

Annex C Page Nos.
Company may retain instrument of transfer	C-14
Notice of refusal to register	C-14

7 Transmission of Shares	C-14
Persons entitled on death of a Member	C-14
Registration of transfer of a Share following death or bankruptcy	C-14
Indemnity	C-14
Rights of person entitled to a Share following death or bankruptcy	C-15

8 Alteration of capital	C-15
Increasing, consolidating, converting, dividing and cancelling share capital	C-15
Dealing with fractions resulting from consolidation of Shares	C-15
Reducing share capital	C-15

9 Redemption and purchase of own Shares	C-16
Power to issue redeemable Shares and to purchase own Shares	C-16
Power to pay for redemption or purchase in cash or in specie	C-16
Effect of redemption or purchase of a Share	C-16
Redemption of Series A Shares – Put Option	C-16
Redemption of Series A Shares – Call Option	C-17

10 Conversion of Series A Shares	C-19

11 Adjustment of Conversion Price	C-23

12 Meetings of Members	C-29
Annual and extraordinary general meetings	C-29
Power to call meetings	C-29
Content of notice	C-30
Period of notice	C-30
Persons entitled to receive notice	C-30
Accidental omission to give notice or non-receipt of notice	C-30

13 Proceedings at meetings of Members	C-31
Quorum	C-31
Lack of quorum	C-31
Chairman	C-31
Right of a Director to attend and speak	C-31
Accommodation of Members at meeting	C-31
Security	C-32
Adjournment and Postponement	C-32
Method of voting	C-32
Taking of a poll	C-32
Chairman’s casting vote	C-32
Amendments to resolutions	C-33
Sole-Member Company	C-33

14 Voting rights of Members	C-33
Right to vote	C-33
Rights of joint holders	C-33
Representation of corporate Members	C-33
Member with mental disorder	C-34
Objections to admissibility of votes	C-34

Annex C-ii

Annex C Page Nos.
Form of proxy	C-34
How and when proxy is to be delivered	C-35
Voting by proxy	C-36

15 Number of Directors	C-36

16 Appointment, disqualification and removal of Directors	C-36
No age limit	C-36
Corporate Directors	C-36
No shareholding qualification	C-36
Appointment of Directors	C-36
Board’s power to appoint Directors	C-37
Removal of Directors	C-37
Resignation of Directors	C-37
Termination of the office of Director	C-37

17 Alternate Directors	C-38
Appointment and removal	C-38
Notices	C-38
Rights of alternate Director	C-38
Appointment ceases when the appointor ceases to be a Director	C-39
Status of alternate Director	C-39
Status of the Director making the appointment	C-39

18 Powers of Directors	C-39
Powers of Directors	C-39
Directors below the minimum number	C-39
Appointments to office	C-39
Provisions for employees	C-40
Exercise of voting rights	C-40
Remuneration	C-40
Disclosure of information	C-40

19 Delegation of powers	C-41
Power to delegate any of the Directors’ powers to a committee	C-41
Local boards	C-41
Power to appoint an agent of the Company	C-41
Power to appoint an attorney or authorised signatory of the Company	C-42
Borrowing Powers	C-42
Corporate Governance	C-42

20 Meetings of Directors	C-42
Regulation of Directors’ meetings	C-42
Calling meetings	C-42
Notice of meetings	C-42
Use of technology	C-43
Quorum	C-43
Chairman or deputy to preside	C-43
Voting	C-43
Recording of dissent	C-43
Written resolutions	C-43
Validity of acts of Directors in spite of formal defect	C-44

Annex C-iii

Annex C Page Nos.
21 Permissible Directors’ interests and disclosure	C-44

22 Minutes	C-44

23 Accounts and audit	C-44
Auditors	C-45

24 Record dates	C-45

25 Dividends	C-45
Source of dividends	C-45
Declaration of dividends by Members	C-45
Payment of interim dividends and declaration of final dividends by Directors	C-45
Apportionment of dividends	C-46
Right of set off	C-46
Power to pay other than in cash	C-46
How payments may be made	C-47
Dividends or other monies not to bear interest in absence of special rights	C-47
Dividends unable to be paid or unclaimed	C-47

26 Capitalisation of profits	C-47
Capitalisation of profits or of any share premium account or capital redemption reserve;	C-47
Applying an amount for the benefit of Members	C-48

27 Share Premium Account	C-48
Directors to maintain share premium account	C-48
Debits to share premium account	C-48

28 Seal	C-48
Company seal	C-48
Duplicate seal	C-48
When and how seal is to be used	C-48
If no seal is adopted or used	C-49
Power to allow non-manual signatures and facsimile printing of seal	C-49
Validity of execution	C-49

29 Indemnity	C-49
Release	C-50
Insurance	C-50

30 Notices	C-50
Form of notices	C-50
Electronic communications	C-50
Persons entitled to notices	C-51
Persons authorised to give notices	C-51
Delivery of written notices	C-51
Joint holders	C-51
Signatures	C-51
Giving notice to a deceased or bankrupt Member	C-52
Date of giving notices	C-52
Saving provision	C-52

Annex C-iv

Annex C Page Nos.
31 Authentication of Electronic Records	C-52
Application of Articles	C-52
Authentication of documents sent by Members by Electronic means	C-52
Authentication of document sent by the Secretary or Officers of the Company by Electronic means	C-53
Manner of signing	C-53
Saving provision	C-53

32 Transfer by way of continuation	C-54

33 Winding up	C-54
Distribution of assets in specie	C-54
No obligation to accept liability	C-54

34 Liquidation preference and exit provisions	C-54
Liquidation preference	C-54

35 Amendment of Memorandum and Articles	C-55
Power to change name or amend Memorandum	C-55
Power to amend these Articles	C-55

36 Mergers and Consolidations	C-55

37 Certain Tax Filings	C-55

38 Business Opportunities	C-55

39 Exclusive Jurisdiction and Forum	C-56

40 Series A Majority reserved matters	C-56

Annex C-v

Companies Act (Revised)

Company Limited by Shares

Amended and Restated
Articles of Association

of

GOWell Energy Technology

(Adopted by special resolution passed on [ ] and effective on [ ])

1            Definitions, interpretation and exclusion of Table A

Definitions

1.1         In these Articles, the following definitions apply:

Accrued Value means, in relation to any Series A Share, the Stated Value together with any unpaid Arrears in respect of that Series A Share (subject to Equitable Adjustment and any adjustment pursuant to Article 25.8);

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

Affiliate means any person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with a person;

Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;

Arrears means, in relation to any Share, all arrears of any dividend or other sums payable in respect of that Share, whether or not earned or declared and irrespective of whether or not the Company has had at any time sufficient Available Reserves to pay such dividend or sums, together with all other amounts payable on that Share;

Articles means, as appropriate:

(a)         these amended and restated articles of association as amended, restated, supplemented and/or otherwise modified from time to time: or

(b)         two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Auditors means the auditor or auditors for the time being of the Company;

Available Proceeds means, as appropriate: (i) consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Company), or (ii) Surplus Assets, in each case as determined in good faith by the Board, together with any other assets of the Company available for distribution to its Members, all to the extent permitted by the Act;

Available Reserves means any funds legally available for distribution in accordance with the Act, including out of the realised or unrealised profits of the Company, out of the share premium account, or as otherwise permitted by law;

Board means the board of Directors from time to time;

Business Combination Agreement means that certain Business Combination Agreement, dated as of October 13, 2025, by and among the Company, Maywood Acquisition Corp., IPCV Merger Sub Limited, and GOWell Technology Limited, as it may be further amended, modified or supplemented from time to time;

Annex C-1

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

Clear Days, in relation to a period of notice, means that period of calendar days excluding:

(a)         the calendar day when the notice is given or deemed to be given; and

(b)         the calendar day for which it is given or on which it is to take effect;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Control means:

(a)         the ability to control the composition of the board of directors or equivalent body, directly or indirectly, whether through ownership of voting capital, by contract or otherwise;

(b)         the ownership of a majority of the shares or the right to acquire a majority of the shares directly or indirectly; or

(c)         the power to directly or indirectly exercise a majority of the total voting rights,

and the terms Controlled by or under common Control with have corresponding meanings;

Controlling Interest means an interest in shares giving to the holder or holders Control;

Conversion Price means, in relation to each Series A Share, US$12.00 (subject to Equitable Adjustment and, if applicable, adjusted as referred to in Articles 11.3 to 11.7);

Conversion Ratio means, with respect to each Series A Share, the number of Ordinary Shares determined by dividing the Accrued Value by the Conversion Price;

Conversion Shares means, collectively, the Ordinary Shares issuable upon conversion of the Series A Shares in accordance with the terms hereof;

Date of Adoption means the date on which these Articles were adopted;

Deemed Liquidation Event means:

(d)         a merger or consolidation in which: (A) the Company is a constituent party; or (B) a subsidiary of the Company is a constituent party and the Company issues Shares pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Company or a subsidiary in which the Shares outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or

(e)         (A) the sale, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Company;

Annex C-2

Default Rate means ten per cent per annum;

Designated Stock Exchanges means The Nasdaq Stock Market LLC in the United States of America for so long as the Company’s Shares are there listed and any other stock exchange on which the Company’s Shares are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges;

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Disposal means the disposal by the Company of all, or a substantial part of, its business and assets (where disposal may include the grant by the Company of an exclusive licence of intellectual property not entered into in the ordinary course of business);

Effective Date means the date that the Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission;

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Equitable Adjustment means, in the event that the number of outstanding Series A Shares or Ordinary Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of any reclassification, subdivision, consolidation, reorganisation, recapitalization, combination, exchange of shares, readjustment, or other similar transaction, or a share dividend or share distribution has been effectuated, an equitable adjustment as necessary to provide the holders of Series A Shares with the same economic effect as is contemplated by these Articles prior to such event;

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

Floor Price means the lesser of (i) $6.50 (subject to Equitable Adjustment) and (ii) the Conversion Price then in effect;

Fully Paid Up means:

(a)         in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

General Meeting means a general meeting of the Company duly constituted in accordance with the Articles;

Group Company means the Company, any subsidiary from time to time of the Company, and any subsidiary from time to time of a subsidiary of the Company;

Hegro means Hegro Well Pte. Ltd and its Affiliates;

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

Inflection Point means Inflection Point Asset Management LLC and its Affiliates;

Annex C-3

Inflection Point Entities means, collectively, [________________________]

Member means any person or persons entered on the register of Members from time to time as the holder of a Share;

Memorandum means the amended and restated memorandum of association of the Company as amended, restated, supplemented and/or otherwise modified from time to time;

month means a calendar month;

New Securities means any Shares granted or issued (or to be granted or issued) by the Company after the Date of Adoption excluding for the avoidance of doubt any treasury shares transferred by the Company after the Date of Adoption;

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of a General Meeting passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon in person or by proxy or, in the case of corporations, by their duly authorised representatives, at that General Meeting;

Ordinary Share means an ordinary share of a par value of US$0.0001 each in the capital of the Company, and having the rights provided for in these Articles;

Partly Paid Up means:

(a)         in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)         in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

Registration Rights Agreement means the Registration Rights Agreement, dated as of the Date of Adoption, among the Company, the original Series A Shareholders and certain other Members;

Registration Statement means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering, among other things, the resale of the Conversion Shares by each original Series A Shareholder as provided for in the Registration Rights Agreement;

Rule 144 means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Series A Majority means the holders of more than 50%, by number, of the Series A Shares in issue from time to time, which shall include the consent of Inflection Point;

Series A Majority Consent means the consent of the Series A Majority;

Series A Share means a series A redeemable preference share of a par value of US$0.0001 each in the capital of the Company, and having the rights provided for in these Articles;

Series A Shareholder means any holder of Series A Shares from time to time;

Share means a share in the share capital of the Company and the expression:

(a)         includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)         where the context permits, also includes a fraction of a Share;

Annex C-4

Special Resolution has the meaning given to that term in the Act;

Stated Value means, in relation to each Series A Share, [______________];1

Surplus Assets means surplus assets of the Company remaining after payment of or provisioning form its liabilities, together with any other assets of the Company available for distribution to its Members, to the extent that the Company is lawfully permitted to do so;

Tax Filing Authorised Person means such person as any director shall designate from time to time, acting severally;

Trading Day means a day on which the Designated Stock Exchange is open for business.

Treasury Shares means Shares held in treasury pursuant to the Act and Article 2.19; and

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Interpretation

1.2         In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)         A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)         any statutory modification, amendment or re-enactment; and

(ii)        any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)         Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)         If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)         A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)         A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)          Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)         All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)         The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)          The words including, and include or any similar expression are to be construed without limitation.

____________

1       NTD: to be filled in, which shall equal to the Redemption Price as defined in the Business Combination Agreement entered as of October 13, 2025.

Annex C-5

(j)          Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.

(k)         Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

(l)          The term “holder” in relation to a Share means a person whose name is entered in the register of Members as the holder of such Share.

1.3         The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

1.4         With respect to the calculation of any number of Shares:

(a)         each Ordinary Share shall be counted as one Ordinary Share; and

(b)         each Series A Share shall be counted as a number of Ordinary Shares (including fractional entitlements) equal to one multiplied by the then applicable Conversion Ratio (provided that if the relevant calculation is being made when a doubt or dispute has arisen in relation to the adjustment to the Conversion Ratio, then the applicable Conversion Ratio for the purposes of this Article shall be the Conversion Ratio as determined by the Board. If the Board has not determined the applicable adjusted Conversion Ratio, then it shall be deemed to be the most recent determined applicable Conversion Ratio, or, in the absence of the same, the unadjusted Conversion Ratio).

Exclusion of Table A Articles

1.5         The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2            Shares

Rights attaching to Ordinary Shares and Series A Shares

2.1         Subject to Article 2.5, the Memorandum of Association and any resolution of the Members to the contrary, and without prejudice to any special rights conferred thereby on the holders of any shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Series A Shares with the following rights and restrictions attaching.

2.2         The Series A Shares and the Ordinary Shares shall rank pari passu in all respects (other than Accrued Value) but, save where expressly set out herein to the contrary, shall constitute separate classes of shares.

2.3         Subject to the further provisions of these Articles, the Ordinary Shares and the Series A Shares shall confer on each holder thereof (in that capacity) the right to receive notice of and to attend, speak and vote at all general meetings of the Company and to receive, vote on and constitute an eligible member for the purposes of proposed written resolutions of the Company.

2.4         Subject to Article 14.3, each Ordinary Share and each Series A Share (for the avoidance of doubt, counted on an as-converted basis in accordance with Article 1.4(b)) shall carry a single vote and for all matters (other than where a class consent is specifically required by these Articles) the Shares shall vote as a single class.

Power to issue Shares and options, with or without special rights

2.5         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in General Meeting), these Articles (including, without limitation, Article 40) and, where applicable, the rules and regulations of the Designated Stock Exchanges, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

Annex C-6

2.6         Without limitation to the preceding Article, but subject to Article 40, the Directors may so deal with the unissued Shares:

(a)       either at a premium or at par; or

(b)       with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

2.7         Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

2.8         Subject to Article 40, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide.

2.9         Subject to Article 40, the Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the directors may decide.

Power to pay commissions and brokerage fees

2.10       The Company may, in so far as the Act permits, pay a commission to any person in consideration of that person:

(a)         subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)         procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

2.11       The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.12       Except as required by the Act:

(a)         no person shall be recognised by the Company as holding any Share on any trust; and

(b)         no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

2.13       Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Power to vary class rights

2.14       If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)         the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

(b)         the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

Annex C-7

2.15       For the purpose of Article 2.14(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)         the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)         any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

2.16       Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.17       With the consent of a Member, the Directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)         It shall be treated as if it were a share premium.

(b)         Unless the Member agrees otherwise:

(i)         if the Member holds Shares in a single class of Shares, it shall be credited to the share premium account for that class of Shares;

(ii)        if the Member holds Shares of more than one class, it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)         It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

No bearer Shares or warrants

2.18       The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.19       Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)         the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)         the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.20       No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

2.21       The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)         the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)         a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

Annex C-8

2.22       Nothing in Article 2.21 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.23       Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Register of Members

2.24       The Directors shall keep or cause to be kept a register of Members as required by the Act and may cause the Company to maintain one or more branch registers as contemplated by the Act, provided that where the Company is maintaining one or more branch registers, the Directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of Members and updated within such number of days of any amendment having been made to such branch register as may be required by the Act.

2.25       The title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the register of Members may be maintained in accordance with Section 40B of the Act.

Annual Return

2.26       The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

3            Share certificates

Issue of share certificates

3.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)         without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)         upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

3.2         Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

3.3         Every certificate shall bear legends required under the Applicable Laws, including the U.S. Securities Act (to the extent applicable).

3.4         The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.5         If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)         evidence;

(b)         indemnity;

(c)         payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)         payment of a reasonable fee, if any for issuing a replacement share certificate,

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

Annex C-9

4            Lien on Shares

Nature and scope of lien

4.1         The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)         either alone or jointly with any other person, whether or not that other person is a Member; and

(b)         whether or not those monies are presently payable.

4.2         At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3         The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)         the sum in respect of which the lien exists is presently payable;

(b)         the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)         that sum is not paid within fourteen Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 4.3 applies shall be referred to as Lien Default Shares.

4.4         The Lien Default Shares may be sold in such manner as the Board determines.

4.5         To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

4.6         To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser.

4.7         The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.8         On a sale pursuant to the preceding Articles:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Lien Default Shares; and

(b)         that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

4.9         Notwithstanding the provisions of Article 4.8, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Annex C-10

Application of proceeds of sale

4.10       The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)         if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)         if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

5            Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1         Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2         Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3         A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4         A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

5.5         Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6         If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)         at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)         if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

Deemed calls

5.7         Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8         The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Annex C-11

Power to make different arrangements at time of issue of Shares

5.9         Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10       If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)         the amount unpaid;

(b)         any interest which may have accrued; and

(c)         any expenses which have been incurred by the Company due to that person’s default.

5.11       The notice shall state the following:

(a)         the place where payment is to be made; and

(b)         a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12       If the notice given pursuant to Article 5.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

5.13       The directors may accept the surrender for no consideration of any Fully Paid Up Share.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.14       A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

5.15       On forfeiture or surrender:

(a)         the name of the Member concerned shall be removed from the register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)         that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.16       Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)         all expenses; and

(b)         interest from the date of forfeiture or surrender until payment:

(i)         at the rate of which interest was payable on those monies before forfeiture; or

(ii)        if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Annex C-12

Evidence of forfeiture or surrender

5.17       A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)         that the person making the declaration is a Director or Secretary of the Company, and

(b)         that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.18       Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

6            Transfer of Shares

Form of Transfer

6.1         Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the directors, executed:

(a)         where the Shares are Fully Paid, by or on behalf of that Member; and

(b)         where the Shares are partly paid, by or on behalf of that Member and the transferee.

6.2         The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to refuse registration for Shares not listed on a Designated Stock Exchange

6.3         Where the Shares in question are not listed on or subject to the rules of any Designated Stock Exchange, the Directors may in their absolute discretion decline to register any transfer of such Shares which are not Fully Paid Up or on which the Company has a lien. The Directors may also, but are not required to, decline to register any transfer of any such Share unless:

(a)         the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)         the instrument of transfer is in respect of only one class of Shares;

(c)         the instrument of transfer is properly stamped, if required;

(d)         in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)         the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and

(f)          any applicable fee of such maximum sum as the Designated Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Annex C-13

Suspension of transfers

6.4         The registration of transfers may, on 14 Clear Days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of Members closed for more than 30 Clear Days in any year.

Company may retain instrument of transfer

6.5         All instruments of transfer that are registered shall be retained by the Company.

Notice of refusal to register

6.6         If the Directors refuse to register a transfer of any Shares not listed on a Designated Stock Exchange, they shall within one month after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

7            Transmission of Shares

Persons entitled on death of a Member

7.1         If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)         where the deceased Member was a joint holder, the survivor or survivors; and

(b)         where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2         Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3         A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)         to become the holder of the Share; or

(b)         to transfer the Share to another person.

7.4         That person must produce such evidence of his entitlement as the Directors may properly require.

7.5         If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6         If the person elects to transfer the Share to another person then:

(a)         if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)         if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

7.7         All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8         A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Annex C-14

Rights of person entitled to a Share following death or bankruptcy

7.9         A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

8            Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1         Subject to the rights of the holders of Series A Shares contemplated by these Articles, to the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)         increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)         sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)         cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

8.2         Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share, the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)         sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(b)         distribute the net proceeds in due proportion among those Members.

8.3         For the purposes of Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.4         Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Annex C-15

9            Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1         Subject to the Act, to Article 40 and to any rights for the time being conferred on the Members holding a particular class of Shares, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law the Company may by its Directors:

(a)         issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)         with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)         purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.2         When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

9.3         Upon the date of redemption or purchase of a Share:

(a)         the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)          the price for the Share; and

(ii)         any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)         the Member’s name shall be removed from the register of Members with respect to the Share; and

(c)         the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

9.4         For the purpose of Article 9.3, the date of redemption or purchase is the date when the redemption or purchase falls due.

Redemption of Series A Shares – Put Option

9.5         Subject to the Act, a notice in writing (a Put Notice) may be delivered by a Series A Majority to the Company at any time on or after the fifth anniversary of the Date of Adoption, at a redemption price per share equal to 100% of the Accrued Value attributable to such Series A Share specifying that the Company shall make an offer to all of the Series A Shareholders to redeem all of the Series A Shares on a date in accordance with Article 9.6.

9.6         The Put Date shall be not less than the date that is 20 days after the Put Notice is delivered. The Put Notice shall state:

(a)         the Put Date and the redemption price calculated in accordance with Article 9.5; and

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(b)         for Series A Shares in certificated form, that the Series A Shareholder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series A Shares to be redeemed (or deliver an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)).

9.7         Within ten days of receipt of the Put Notice, the Company shall deliver to each Series A Shareholder a notice (the Put Offer Notice) that shall be open for acceptance by any Series A Shareholder within 5 days of deemed service of the Put Offer Notice (the Put Acceptance Date) specifying:

(a)         the terms of the Put Notice (including, for the avoidance of doubt, the Put Date and the redemption price calculated in accordance with Article 9.5); and

(b)         the address to which an acceptance of the Put Offer Notice should be sent.

9.8         On the Put Date, the Company shall redeem all of the Series A Shares held by those Series A Shareholders who had accepted the Put Offer Notice by the Put Acceptance Date (the Accepting Shareholders), and the Accepting Shareholders shall deliver to the Company at its registered office the certificate(s) for the Series A Shares (or an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)) and on such delivery (and against the receipt by Accepting Shareholder for the redemption moneys payable in respect of his Series A Shares) the Company shall pay each Accepting Shareholder (or, in the case of joint holders, to the holder of Series A Shares whose name stands first in the register of Shareholders in respect of those Series A Shares) the Accrued Value for each Series A Share being redeemed.

9.9         The Company shall cancel the share certificate of the Accepting Shareholder concerned.

9.10       Following receipt by the Company of a Put Notice, the Company shall take all necessary steps to the extent permitted by Applicable Law to facilitate the creation of sufficient profits available for distribution in order to complete the redemption of the Series A Shares pursuant to the Put Notice as soon as reasonably practicable.

9.11       If, having complied with its obligations in Article 9.10, on any due date for redemption of Series A Shares the Company is prohibited by law from redeeming all or any of the Series A Shares then due to be redeemed, it shall on the due date, redeem that number of the Series A Shares as it may then lawfully redeem, and if there is more than one holder whose Series A Shares are due to be redeemed then the Series A Shares shall be redeemed in proportion as nearly as may be to their existing holdings of Series A Shares and the Company shall redeem the balance of those shares as soon as reasonably practicable after it is not so prohibited and, for so long as the prohibition remains and any Series A Shares have not been redeemed (and notwithstanding any other provisions of these Articles) the Preference Dividend shall continue to accrue up to the date of redemption and the Company shall not pay any dividend or otherwise make any distribution of capital or otherwise (except in the ordinary course of business) decrease its profits available for distribution. If the Company fails to make any partial redemption of Series A Shares on any due date for redemption, then subsequent redemptions of Series A Shares shall be deemed to be of those Series A Shares which first became due for redemption.

9.12       In the event that any portion of the redemption price has not been paid within five (5) Business Days following the Put Date and the Company is not prohibited by law from paying the redemption price, interest on such unpaid portion of the redemption price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under Applicable Law. Such interest shall be paid by the Company in cash.

9.13       Subject to Articles 9.5 to 9.10, the Company authorises the Board to determine the manner or any of the terms of any redemption or purchase to the extent permitted by the Act.

Redemption of Series A Shares – Call Option

9.14       Subject to the Act, a notice in writing (a Call Notice) may be delivered by the Company to all of the Series A Shareholders at any time:

(a)         after the Date of Adoption but before the first anniversary of the Date of Adoption, at a redemption price per share equal to 150% of the Accrued Value;

(b)         after the first anniversary of the Date of Adoption but before the second anniversary of the Date of Adoption, at a redemption price per share equal to 140% of the Accrued Value;

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(c)         after the second anniversary of the Date of Adoption but before the third anniversary of the Date of Adoption, at a redemption price per share equal to 130% of the Accrued Value;

(d)         after the third anniversary of the Date of Adoption but before the fourth anniversary of the Date of Adoption, at a redemption price per share equal to 120% of the Accrued Value;

(e)         after the fourth anniversary of the Date of Adoption but before the fifth anniversary of the Date of Adoption, at a redemption price per share equal to 110% of the Accrued Value; or

(f)          after the fifth anniversary of the Date of Adoption, at a redemption price per share equal to 100% of the Accrued Value;

specifying that the Company shall redeem all or some of the Series A Shares on a date in accordance with Article 9.15.

9.15       The Call Date shall be not more than the date that is 20 days after the Call Notice is delivered. The Call Notice shall state:

(a)         the number of Series A Shares that the Company shall redeem on the Call Date, provided always that where the Call Notice is in respect of only some and not all of the Series A Shares in issue, the Call Notice shall also specify the adjusted number of Series A Shares that the Company shall redeem from each Series A Shareholder (such adjusted number to represent each Series A Shareholder’s pro rata proportion of the total number of Series A Shares in issue, as a proportion of the total number of Series A Shares the subject of the Call Notice);

(b)         the Call Date and the redemption price calculated in accordance with Article 9.14; and

(c)         for Series A Shares in certificated form, that the Series A Shareholder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the Series A Shares to be redeemed (or deliver an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)).

9.16       On each Call Date, the Company shall redeem the number of Series A Shares set out in the Call Notice and the relevant holder of Series A Shares shall deliver to the Company at its registered office the certificate(s) for the Series A Shares to be redeemed (or an indemnity for lost certificate in a form acceptable to the Board, in respect of any lost certificate(s)) and on such delivery (and against the receipt by the holder of Series A Shares for the redemption moneys payable in respect of his Series A Shares) the Company shall pay each holder of Series A Shares (or, in the case of joint holders, to the holder of Series A Shares whose name stands first in the register of Shareholders in respect of those Series A Shares) the Accrued Value for each Series A Share being redeemed.

9.17       The Company shall, in the case of a redemption in full, cancel the share certificate of the holder of Series A Shares concerned, and, in the case of a redemption of part of the holding of Series A Shares included in a certificate, either (a) note the amount and date of redemption on the original certificate; or (b) cancel the original certificate and without charge issue a new certificate to the holder for the balance of the Series A Shares not redeemed on that occasion.

9.18       Following receipt, or in connection with the delivery (as the case may be), by the Company of a Call Notice, the Company shall take all necessary steps to the extent permitted by Applicable Law to facilitate the creation of sufficient profits available for distribution in order to complete the redemption of the Series A Shares pursuant to the Call Notice as soon as reasonably practicable.

9.19       If, having complied with its obligations in Article 9.18, on any due date for redemption of Series A Shares the Company is prohibited by law from redeeming all or any of the Series A Shares then due to be redeemed, it shall on the due date, redeem that number of the Series A Shares as it may then lawfully redeem, and if there is more than one holder whose Series A Shares are due to be redeemed then the Series A Shares shall be redeemed in proportion as nearly as may be to their existing holdings of Series A Shares and the Company shall redeem the balance of those shares as soon as reasonably practicable after it is not so prohibited and, for so long as the prohibition remains and any Series A Shares have not been redeemed (and notwithstanding any other provisions of these Articles) the Preference Dividend shall continue to accrue up to the date of

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redemption and the Company shall not pay any dividend or otherwise make any distribution of capital or otherwise (except in the ordinary course of business) decrease its profits available for distribution. If the Company fails to make any partial redemption of Series A Shares on any due date for redemption, then subsequent redemptions of Series A Shares shall be deemed to be of those Series A Shares which first became due for redemption; and

9.20       Subject to Articles 9.14 to 9.18, the Company authorises the Board to determine the manner or any of the terms of any redemption or purchase to the extent permitted by the Act.

9.21       To the extent permitted by the Act, the Company may accept the surrender for no consideration of any fully paid share (including a redeemable share) unless, as a result of the surrender, there would no longer be any issued shares of the company other than shares held as treasury shares.

9.22       For the avoidance of doubt, until a Series A Share has been redeemed in full by the Company pursuant to this Article 9, such Series A Shares may be converted, at any time and from time to time, in whole or in part, by any Series A Shareholder into Ordinary Shares pursuant to Article 10.

10          Conversion of Series A Shares

10.1       Each fully paid Series A Share shall be convertible, at any time and from time to time at the option of the holder thereof, into that number of whole Ordinary Shares (subject to the limitations set forth in Article 10.3) determined by dividing the Accrued Value of such Series A Share by the Conversion Price. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a Notice of Conversion), unless the Company directs holders that the Notice of Conversion shall be delivered to the Company’s transfer agent. Each Notice of Conversion shall identify the Series A Shareholders electing to convert some, or all, of their Series A Shares (the Converting Shareholder(s)), specify the number of Series A Shares to be converted by the Converting Shareholder(s), the number of Series A Shares owned by the Converting Shareholder(s) prior to the conversion at issue, the number of Series A Shares owned by the Converting Shareholder(s) subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the by the Converting Shareholder(s) deliver by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Company (such date, the Conversion Date). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Series A Shares, a holder shall not be required to surrender the certificate(s) representing the Series A Shares to the Company unless all of the Series A Shares represented thereby are so converted, in which case such holder shall deliver the certificate representing such Series A Shares promptly following the Conversion Date at issue (or an indemnity for a lost certificate in a form acceptable to the Board). Series A Shares converted into Ordinary Shares or redeemed in accordance with the terms hereof shall be cancelled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Company shall, in the case of all Series A Shares included in a certificate, cancel the certificate so delivered and, in the case of a conversion of part of the holding of Series A Shares included in a certificate, either (a) note the amount and date of conversion on the original certificate, or (b) cancel the original certificate and without charge issue a new certificate to the holder for the balance of the Series A Shares not converted. Notwithstanding the foregoing, the Register of Members shall serve as the prima facie record of issued and outstanding Series A Shares.

10.2       Not later than the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the Share Delivery Date), the Company shall deliver, or cause to be delivered, to the Converting Shareholder(s) the number of Conversion Shares being acquired upon the conversion of the relevant Series A Shares, which on or after the earlier of (i) the one year anniversary of the Date of Adoption or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by any applicable lock-up agreement or similar agreement). On or after the earlier of (i) the one year anniversary of the Date of Adoption or (ii) the Effective Date, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Article 10.2 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

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As used herein, Standard Settlement Period means the standard settlement period, expressed in a number of Trading Days, on the Designated Stock Exchange with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Conversion.

(a)         If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the Converting Shareholder(s) by the Share Delivery Date, the Converting Shareholder(s) shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Company shall promptly return to the relevant Converting Shareholder(s) any original Series A Share certificate delivered to the Company and the relevant Converting Shareholder(s) shall promptly return to the Company the Conversion Shares issued to such Converting Shareholder(s) pursuant to the rescinded Notice of Conversion.

(b)         The Company’s obligation to issue and deliver the Conversion Shares upon conversion of the Series A Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to the Company or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such holder. In the event a holder shall elect to convert any or all of the Accrued Value of its Series A Shares, the Company may not refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of Series A Shares of such holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such holder in the amount of 150% of the Accrued Value of Series A Shares which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a holder such Conversion Shares pursuant to Article 10.2(a) by the 10th Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Series A Shares being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or holder rescinds such conversion. Nothing herein shall limit a holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Series A Shareholder from seeking to enforce damages pursuant to any other Article hereof or under Applicable Law.

(c)         In addition to any other rights available to the holder, if the Company fails for any reason unrelated to the actions of the holder or its Affiliates to deliver to a Converting Shareholder the applicable Conversion Shares by the Share Delivery Date pursuant to Article 10.2(a) and if after such Share Delivery Date such Converting Shareholder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Converting Shareholder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by such Converting Shareholder of the Conversion Shares which such Converting Shareholder was entitled to receive upon the conversion relating to such Share Delivery Date (a Buy-In), then the Company shall (A) pay in cash to such Converting Shareholder (in addition to any other remedies available to or elected by such Converting Shareholder) the amount, if any, by which (x) such Converting Shareholder’s total purchase price (including any brokerage commissions) for the Ordinary Shares so purchased exceeds (y) the product

Annex C-20

of (1) the aggregate number of Ordinary Shares that such Converting Shareholder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Converting Shareholder, either reissue (if surrendered) the Converting Shares equal to the number of Series A Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Converting Shareholder the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements under Article 10.2(a). For example, if a Converting Shareholder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series A Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Converting Shareholder $1,000. The Converting Shareholder shall provide the Company written notice indicating the amounts payable to such Converting Shareholder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If a Converting Shareholder purchases Ordinary Shares having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of Series A Shares with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Converting Shareholder any amount. For the avoidance of doubt, in the event of a Buy-In, the Converting Shareholder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Converting Shareholder shall provide the Company written notice indicating the amounts payable to such Converting Shareholder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Converting Shareholder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the Series A Shares as required pursuant to the terms hereof.

(d)         The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Ordinary Shares for the sole purpose of issuance upon conversion of Series A Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Series A Shareholders (and the other Series A Shareholders), not less than such aggregate number of Ordinary Shares as shall be issuable (taking into account the adjustments and restrictions of Article 11) upon the conversion of the then outstanding Series A Shares (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Series A Shareholder’s compliance with its obligations under the Registration Rights Agreement).

(e)         No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Shares. As to any fraction of a share which a Series A Shareholder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up (for fractions of 0.5 or more) or round down (for fractions of less than 0.5) to the nearest whole share to the nearest whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Series A Shareholder from converting fractional Series A Shares.

(f)          The issuance of Conversion Shares on conversion of Series A Shares shall be made without charge to any Series A Shareholder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series A

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Shareholders of such Series A Shares and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

10.3       A Series A Shareholder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Article 10.3; however, no Series A Shareholder shall be subject to this Article 10.3 unless he, she or it makes such election. If the election is made, (i) the Company shall not effect any conversion of Series A Shares, and such Series A Shareholder shall not have the right to convert all or any portion of the Series A Shares, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Series A Shareholder (together with such Series A Shareholder’s Affiliates, and any persons acting as a group together with such Series A Shareholder or any of such Series A Shareholder’s Affiliates (such persons, Attribution Parties)) would beneficially own in excess of 4.9%, 9.9%, 19.9% of the Company’s Ordinary Shares (or such other amount as a Series A Shareholder may specify) (the Beneficial Ownership Limitation) and (ii) the Company shall not permit the Series A Shareholder to vote, and such Series A Shareholder shall not have the right to vote pursuant to these Articles, all or any portion of the Series A Shares that such Series A Shareholder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Series A Shareholder shall retain the right to vote pursuant to Article 40 to the extent that retaining such right does not cause such Series A Shareholder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by such Series A Shareholder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon conversion of Series A Shares with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Series A Shares beneficially owned by such Series A Shareholder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Shareholder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Article 10.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Article 10.3 applies, the determination of whether the Series A Shares are convertible (in relation to other securities owned by such Series A Shareholder together with any Affiliates and Attribution Parties) and of how many Series A Shares are convertible shall be in the sole discretion of such Series A Shareholder, and the submission of a Notice of Conversion shall be deemed to be such Series A Shareholder’s determination of whether the Series A Shares may be converted (in relation to other securities owned by such Series A Shareholder together with any Affiliates and Attribution Parties) and how many Series A Shares are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Series A Shareholder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Article 10.3 and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Series A Shareholder shall provide the Company with any information reasonably requested by the Company in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Company’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Article 10.3, in determining the number of outstanding Ordinary Shares, a Series A Shareholder may rely on the number of outstanding Ordinary Shares as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the transfer agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request (which may be via email) of a Series A Shareholder, the Company shall within two Trading Days confirm in writing to such Series A Shareholder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Shares, by such Series A Shareholder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, a Series A Shareholder may from time

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to time increase or decrease the Beneficial Ownership Limitation applicable to such Series A Shareholder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this Article 10.3 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Article 10.3 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Series A Shareholder.

11          Adjustment of Conversion Price

11.1       For the purposes of this Article 11, the following definitions shall apply:

(a)         Convertible Securities means any Shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares;

(b)         Exempt Issuance means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan duly adopted for such purpose, by a majority of the Board or a majority of the members of a committee of the Board established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the Date of Adoption, provided that such securities have not been amended since the Date of Adoption to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions in favor of the Series A Holders set forth herein) or to extend the term of such securities, (c) the Conversion Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, including strategic commercial arrangements, technology, supply or distribution, licensing, joint ventures, or M&A consideration, (e) earn-out shares or other contingent consideration issued pursuant to the Business Combination Agreement or any permitted amendment thereto, and (f) any other issuance consented to in writing by Series A Majority in interest of issuance of securities on terms substantially the same as, and in no event more favorable than, the terms of the securities held by the Series A Shareholders; but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

(c)         Options means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities; and

(d)         Option Value means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the

Annex C-23

applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Ordinary Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Ordinary Shares underlying such Option divided by (2) the total number of Ordinary Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

(e)         Series A Issue Date shall mean the Date of Adoption.

11.2       Adjustment of Conversion Price upon issuance of Ordinary Shares. In the event the Company shall at any time after the Series A Issue Date issue or sell, or in accordance with this Article 11.2 is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Treasury Shares and any other Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) in issuances and sales conducted for the purpose of raising capital by the Company for a consideration per share (the New Issuance Price) less than the lesser of (x) $10.00 (subject to Equitable Adjustment) and (y) the Conversion Price then in effect (each such issue, sale or deemed issuance or sale, a Dilutive Issuance), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price, save that the Conversion Price shall at all times be equal to or greater than the par value of the Ordinary Shares. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Article 11.2), the following shall be applicable:

(a)         Options and Convertible Securities. The consideration per share received by the Company for Ordinary Shares deemed to have been issued pursuant to Article 11.2, relating to Options and Convertible Securities, shall be determined by dividing:

(i)          the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)         the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

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(b)         Deemed issue of Ordinary Shares.

(i)          If the Company at any time or from time to time after the Series A Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)         If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Article 11.2, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding (x) proportional changes in conversion or exercise prices, as applicable, in connection with Article 11.3 and Article 11.4, or (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) to provide for either: (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security; or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. For purposes of this Article 11.2(b), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a Series A Share are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. Notwithstanding the foregoing, no readjustment pursuant to this Article 11.2(b)(ii) shall have the effect of increasing the Conversion Price by an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of New Shares (other than deemed issuances of Ordinary Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)         Calculation of Consideration Received.

(i)          In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Option.

(ii)         If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities,

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in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Series A Majority. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the Valuation Event), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Series A Majority. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the reasonable fees and expenses of such appraiser shall be borne by the Company.

(d)         Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(e)         Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Article 11.2, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

11.3       Adjustment for share splits and combinations. If the Company shall at any time or from time to time after the Series A Issue Date effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each Series A Share shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. If the Company shall at any time or from time to time after the Series A Issue Date consolidate the outstanding Ordinary Shares, the Conversion Price in effect immediately before the consolidation shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each Series A Share shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this Article 11.3 shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

11.4       Adjustment for certain dividends and distributions. In the event the Company at any time or from time to time after the Series A Issue Date shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable on the Ordinary Shares, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a)         the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b)         the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

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(c)         Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Article 11.4 as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding Series A Shares had been converted into Ordinary Shares on the date of such event.

11.5       Adjustments for other dividends and distributions. In the event the Company at any time or from time to time after the Series A Issue Date shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Ordinary Shares in respect of outstanding Ordinary Shares) or in other property and the provisions of Articles 25.7 and 25.8 do not apply to such dividend or distribution, then and in each such event the holders of Series A Shares shall receive, simultaneously with the distribution to the holders of Ordinary Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series A Shares had been converted into Ordinary Shares on the date of such event.

11.6       Adjustment for merger or reorganisation, etc.

(a)         If, at any time while any Series A Share is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares or 50% or more of the Shares entitled to vote, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares is effectively converted into or exchanged for other securities, cash or property (other than as a result of a share split, reverse share split, combination or reclassification of Ordinary Shares covered by Article 11.3 or any reorganization or parent-subsidiary merger not requiring shareholder approval), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person whereby such other person acquires 50% or more of the outstanding Ordinary Shares or 50% or more of the Shares entitled to vote, and such event(s) do not constitute a Deemed Liquidation Event (each a Fundamental Transaction), the Series A Shareholders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Article 10.3 on the conversion of the Series A Shares), the number of Series A Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the Alternate Consideration) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which the Series A Shares are convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Article 10.3 on the conversion of the Series A Shares).

(b)         For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Series A Shareholder shall be given the same choice as to the Alternate

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Consideration it receives upon any conversion of the Series A Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file articles of association with the same terms and conditions and issue to the Series A Shareholders new preference shares consistent with the foregoing provisions and evidencing the Series A Shareholders’ right to convert such preference shares into Alternate Consideration.

(c)         The Company shall require any successor entity in a Fundamental Transaction in which the Company is not the survivor (the Successor Entity) to assume in writing all of the obligations of the Company with respect to the Series A Shares under these Articles and the Registration Rights Agreement in accordance with the provisions of this Article 11.6 pursuant to written agreements in form and substance reasonably satisfactory to the Series A Majority and approved by the Series A Majority (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of any Series A Shareholder, deliver to the Series A Shareholders in exchange for the Series A Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series A Shares which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon conversion of the Series A Shares (without regard to any limitations on the conversion of these Series A Shares) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series A Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Series A Majority.

11.7       Conversion Price Reset. If the per ordinary share volume-weighted average price for the twenty trading day period commencing on the date that is twelve months after the Date of Adoption (the Twelve Month VWAP) is less than then the Conversion Price, the Conversion Price will be subject to a one-time downward adjustment equal to the greater of: (i) the Twelve Month VWAP, and (ii) $6.50.

11.8       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Article 11, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Shares (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of Ordinary Shares and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series A Shares.

11.9       Notice to Allow Conversion. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares of rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company (and all of its subsidiaries, taken as a whole), or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Shares, and shall cause to be delivered by email to each Series A Shareholder at its email address as it shall appear upon the Register of Members, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such

Annex C-28

dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their shares of the Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file or furnish such notice with the Commission pursuant to a Current Report on Form 6-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file or furnish such 6-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Series A Shareholder, each Series A Shareholder shall remain entitled to convert the Accrued Value of the Series A Shares (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

12          Meetings of Members

Annual and extraordinary general meetings

12.1       The Company may, but shall not (unless required by the Designated Stock Exchange Rules, the Commission and/or any other competent regulatory authority or otherwise under Applicable Law) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

12.2       All general meetings other than annual general meetings shall be called extraordinary general meetings.

Power to call meetings

12.3       The Directors may call a general meeting at any time.

12.4       If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

12.5       The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

12.6       The requisition must be in writing and given by one or more Members who together holder at least ten per cent of the rights to vote at such general meeting.

12.7       The requisition must also:

(a)         specify the purpose of the meeting;

(b)         be signed by or on behalf of each requisitioner (and for this purpose, each joint holder shall be obliged to sign). The requisition may consist of several documents in line form signed by one or more of the requisitioners; and

(c)         be delivered in accordance with the notice provisions.

12.8       Should the Directors fail to call a general meeting within 21 Clear Days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

12.9       Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least ten per cent of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

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12.10     Members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

12.11     If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

12.12     Notice of a general meeting shall specify each of the following:

(a)         the place, the date and the hour of the meeting;

(b)         if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)         subject to paragraph (d) and the requirements of the Designated Stock Exchange Rules (to the extent applicable), the general nature of the business to be transacted; and

(d)         if a resolution is proposed as a Special Resolution, the text of that resolution.

12.13     In each notice there shall appear with reasonable prominence the following statements:

(a)         that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)         that a proxyholder need not be a Member.

Period of notice

12.14     At least five (5) Clear Days’ notice shall be given to Members for any general meeting.

12.15     Subject to the Act, a meeting may be convened on shorter notice, with the consent of the Member or Members who, individually or collectively, hold not less than 75 per cent of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

12.16     Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)         the Members

(b)         persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)         the Directors; and

(d)         the Auditors (if appointed).

12.17     The Board may determine that the Members entitled to receive notice of a meeting are those persons entered on the register of Members at the close of business on a day determined by the Board.

Accidental omission to give notice or non-receipt of notice

12.18     Proceedings at a meeting shall not be invalidated by the following:

(a)         an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)         non-receipt of notice of the meeting by any person entitled to notice.

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12.19     In addition, where a notice of meeting is published on a website proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)         in a different place on the website; or

(b)         for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

13          Proceedings at meetings of Members

Quorum

13.1       Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)         if the Company has only one Member: that Member;

(b)         if the Company has more than one Member: one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

Lack of quorum

13.2       If a quorum is not present within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)         If the meeting was requisitioned by Members, it shall be cancelled.

(b)         In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present within fifteen minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Chairman

13.3       The chairman of a general meeting shall be the chairman of the Board or such other Director as the Directors have nominated to chair Board meetings in the absence of the chairman of the Board. Absent any such person being present within fifteen minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting.

13.4       If no Director is present within fifteen minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a Director to attend and speak

13.5       Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Accommodation of Members at meeting

13.6       lf it appears to the chairman of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all Members entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a Member who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(a)         to participate in the business for which the meeting has been convened;

(b)         to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(c)         to be heard and seen by all other persons present in the same way.

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Security

13.7       In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment and Postponement

13.8       The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

13.9       Should a meeting be adjourned for more than 20 Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five (5) Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

13.10     If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

13.11     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

Method of voting

13.12     A resolution put to the vote of the meeting shall be decided on a poll.

Taking of a poll

13.13     A poll demanded on the question of adjournment shall be taken immediately.

13.14     A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than thirty Clear Days after the poll was demanded.

13.15     The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

13.16     A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than one place, the chairman may appoint scrutineers in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

13.17     In the case of an equality of votes, the Chairman shall be entitled to a second or casting vote.

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Amendments to resolutions

13.18     An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)         not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)         the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

13.19     A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)         the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)         the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

13.20     If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Sole-Member Company

13.21     If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

14          Voting rights of Members

Right to vote

14.1       Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

14.2       Members may vote in person or by proxy.

14.3       Subject to Article 2.4, every Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

14.4       No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

14.5       If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

14.6       Save where otherwise provided, a corporate Member must act by a duly authorised representative.

14.7       A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

14.8       The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

14.9       The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

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14.10     Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

14.11     A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

14.12     If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with mental disorder

14.13     A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

14.14     For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

14.15     An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

14.16     An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

14.17     The instrument must be in writing and signed in one of the following ways:

(a)         by the Member; or

(b)         by the Member’s authorised attorney; or

(c)         if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

14.18     The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

14.19     A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 14.17.

14.20     No revocation by a Member of the appointment of a proxy made in accordance with Article 14.19 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

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How and when proxy is to be delivered

14.21     Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)         In the case of an instrument in writing, it must be left at or sent by post:

(i)          to the registered office of the Company; or

(ii)         to such other place within the Cayman Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)         If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)          in the notice convening the meeting; or

(ii)         in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)        in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)         Notwithstanding Article 14.21(a) and Article 14.21(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

14.22     Where a poll is taken:

(a)         if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 14.21 before the time appointed for the taking of the poll;

(b)         if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 14.21 before the time appointed for the taking of the poll.

14.23     If the form of appointment of proxy is not delivered on time, it is (unless the chairman declares it to be duly deposited) invalid.

14.24     When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

14.25     The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be

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issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

Voting by proxy

14.26     A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

14.27     The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

15          Number of Directors

15.1       There shall be a Board consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. Unless fixed by Ordinary Resolution, the maximum number of Directors shall be seven.

16          Appointment, disqualification and removal of Directors

No age limit

16.1       There is no age limit for Directors save that they must be at least eighteen years of age.

Corporate Directors

16.2       Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

16.3       Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment of Directors

16.4       The Directors shall not be divided into classes. All Directors shall hold office until the expiration of their terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

16.5       Subject to the Act and these Articles, for so long as Hegro, its Affiliates and any other shareholders that have entered into an acting-in-concert agreement with Hegro, collectively hold not less than forty percent (40%) of the then issued and outstanding Ordinary Shares and Series A Shares of the Company, Hegro shall have the right to appoint and maintain in office such number of Directors as shall constitute fifty percent (50%) of the total number of Directors on the Board (rounded up to the next whole number if necessary). Any Director so appointed may be removed and replaced at any time by written notice from Hegro to the Company. Each Member agrees to exercise its voting power to the extent necessary from time to time to ensure the appointment of such Director in accordance with this Article.

16.6       A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

16.7       The remaining Director(s) may appoint a Director even though there is not a quorum of Directors.

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16.8       No appointment can cause the number of Directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

16.9       For so long as Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange rules or regulations or the Designated Stock Exchange Rules, as determined by the Board.

Board’s power to appoint Directors

16.10     Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

16.11     An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

Removal of Directors

16.12     A Director may be removed by Ordinary Resolution.

Resignation of Directors

16.13     A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

16.14     Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of Director

16.15     A Director may retire from office as a Director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

16.16     Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)         he is prohibited by the law of the Cayman Islands from acting as a Director; or

(b)         he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)         he resigns his office by notice to the Company; or

(d)         he only held office as a Director for a fixed term and such term expires; or

(e)         in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)          he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)         he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)         without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months.

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17          Alternate Directors

Appointment and removal

17.1       Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board. Such notice must be given to each other Director by either of the following methods:

(a)         by notice in writing in accordance with the notice provisions;

(b)         if the other Director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one Director (and to the email address of the Company pursuant to Article 17.4(c)).

17.2       Without limitation to the preceding Article, a Director may appoint an alternate for a particular meeting by sending an email to his fellow Directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 17.4.

17.3       A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board. Such notice must be given by either of the methods specified in Article 17.1.

17.4       A notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)         by notice in writing in accordance with the notice provisions contained in these Articles;

(b)         if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)         if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 31.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)         if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

17.5       All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of alternate Director

17.6       An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

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Appointment ceases when the appointor ceases to be a Director

17.7       An alternate Director shall cease to be an alternate Director if:

(a)         the Director who appointed him ceases to be a Director; or

(b)         the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)         in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

17.8       An alternate Director shall carry out all functions of the Director who made the appointment.

17.9       Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

17.10     An alternate Director is not the agent of the Director appointing him.

17.11     An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

17.12     A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

18          Powers of Directors

Powers of Directors

18.1       Subject to the provisions of the Act, the Memorandum and these Articles the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

18.2       No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

18.3       lf the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

Appointments to office

18.4       The Directors may appoint a Director:

(a)         as chairman of the Board;

(b)         as managing Director;

(c)         to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

18.5       The appointee must consent in writing to holding that office.

18.6       Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

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18.7       If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

18.8       Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)         as Secretary; and

(b)         to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

18.9       The Secretary or Officer must consent in writing to holding that office.

18.10     A Director, Secretary or other Officer of the Company may not hold the office, or perform the services, of auditor.

Provisions for employees

18.11     The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Exercise of voting rights

18.12     The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Remuneration

18.13     Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

18.14     Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

18.15     Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

18.16     Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

18.17     Subject to the compliance with Applicable Laws, including the federal securities laws of the United States, the Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)         the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)         such disclosure is in compliance with the Designated Stock Exchange Rules; or

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(c)         such disclosure is in accordance with any contract entered into by the Company; or

(d)         the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

19          Delegation of powers

Power to delegate any of the Directors’ powers to a committee

19.1       The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors. For so long as Shares are listed on a Designated Stock Exchange, any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by Applicable Law.

19.2       The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

19.3       The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

19.4       Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

19.5       For so long as Shares are listed on a Designated Stock Exchange, the Board shall establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles. Each of the audit committee, compensation committee and nominating and corporate governance committee shall consist of at least three Directors (or such larger minimum number as may be required from time to time by the Designated Stock Exchange Rules). The committees shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by Applicable Law, subject to any exemptions permitted under the Designated Stock Exchange Rules and other Applicable Laws.

Local boards

19.6       The Board may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional Board, or to be managers or agents, and may fix their remuneration.

19.7       The Board may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

19.8       Any appointment or delegation under this Article 19.8 may be made on such terms and subject to such conditions as the Board thinks fit and the Board may remove any person so appointed, and may revoke or vary any delegation.

Power to appoint an agent of the Company

19.9       The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)         by causing the Company to enter into a power of attorney or agreement; or

(b)         in any other manner they determine.

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Power to appoint an attorney or authorised signatory of the Company

19.10     The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)         for any purpose;

(b)         with the powers, authorities and discretions;

(c)         for the period; and

(d)         subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

19.11     Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

19.12     The Board may remove any person appointed under Article 19.10 and may revoke or vary the delegation.

Borrowing Powers

19.13     The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

19.14     The Board may, from time to time, and except as required by Applicable Law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

20          Meetings of Directors

Regulation of Directors’ meetings

20.1       Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

20.2       Any Director may call a meeting of Directors at any time. The Secretary must call a meeting of the Directors if requested to do so by a Director.

Notice of meetings

20.3       Notice of a Board meeting may be given to a Director personally or by word of mouth or given in writing or by Electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

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Use of technology

20.4       A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

20.5       A Director participating in this way is deemed to be present in person at the meeting.

Quorum

20.6       The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number.

Chairman or deputy to preside

20.7       The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

20.8       The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Voting

20.9       A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Recording of dissent

20.10     A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)         his dissent is entered in the minutes of the meeting; or

(b)         he has filed with the meeting before it is concluded signed dissent from that action; or

(c)         he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

20.11     The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

20.12     A written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director.

20.13     A written resolution signed personally by the appointing Director need not also be signed by his alternate.

20.14     A resolution in writing passed pursuant to Article 20.11, Article 20.12 and/or Article 20.13 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

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Validity of acts of Directors in spite of formal defect

20.15     All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

21          Permissible Directors’ interests and disclosure

21.1       A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

21.2       For the purposes of the preceding Article:

(a)         a general notice that a Director gives to the other Directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)         an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

22          Minutes

22.1       The Company shall cause minutes to be made in books of:

(a)         all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)         the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

22.2       Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

23          Accounts and audit

23.1       The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

23.2       The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

23.3       Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and begin on 1 January in each year.

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Auditors

23.4       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

23.5       At any general meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

23.6       The Auditors shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

23.7       The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Company.

24          Record dates

24.1       Except to the extent of any conflicting rights attached to Shares, the resolution declaring a dividend on Shares of any class, whether it be an Ordinary Resolution of the Members or a Director’s resolution, may specify that the dividend is payable or distributable to the persons registered as the holders of those Shares at the close of business on a particular date, notwithstanding that the date may be a date prior to that on which the resolution is passed.

24.2       If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

24.3       The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

25          Dividends

Source of dividends

25.1       Subject to Article 40, dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

25.2       Subject to the requirements of the Act regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Declaration of dividends by Members

25.3       Subject to the provisions of the Act and to Article 40, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Payment of interim dividends and declaration of final dividends by Directors

25.4       Subject to Article 40, the Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

25.5       Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)         Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

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(b)         Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

25.6       In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)         If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)         The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)         If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

25.7       Subject to Articles 9.11, 9.19 and 25.8, any Available Reserves which the Company may determine to distribute in respect of any Financial Year will be distributed among the holders of the Series A Shares and the Ordinary Shares as follows:

(a)         first to pay to each Series A Shareholder in respect of each Series A Share held a sum equal to any unpaid Arrears in respect of any Preference Dividend on such Series A Share; and

(b)         second to apply the balance amongst the holders of the Ordinary Shares and the Series A Shares on a pro rata basis (for the avoidance of doubt, counted on an as-converted basis in accordance with Article 1.4(b)).

25.8       The Company will, before application of any profits to reserve or for any other purpose, pay in respect of each Series A Share a fixed cumulative preferential dividend (the Preference Dividend) at the Annual Rate of the Accrued Value per Series A Share, accruing daily and compounding on a semi-annual basis and payable to the registered holder in two equal instalments on 31 December and 30 June each year, or upon a conversion of the relevant Series A Shares into Ordinary Shares. The Board may elect from time to time for any Preference Dividend to be satisfied by either (i) a cash payment to the registered holder of the relevant Series A Share (Cash Option) or (ii) the Accrued Value of the relevant Series A Share being increased to include the value of the relevant Preference Dividend (PIK Option). For the purposes of the foregoing, the Annual Rate, in respect of a particular period, shall be: (a) 8% per annum where the Board elects to satisfy the relevant Preference Dividend via the Cash Option or (b) 10% per annum where the Board elects to satisfy the relevant Preference Dividend via the PIK Option.

Right of set off

25.9       The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

25.10     If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)         issue fractional Shares;

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(b)         fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)         vest some assets in trustees.

How payments may be made

25.11     A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)         if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose — by wire transfer to that bank account; or

(b)         by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

25.12     For the purposes of Article 25.11(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 25.11(b), subject to any Applicable Law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

25.13     If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)         to the registered address of the Joint Holder of the Share who is named first on the register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)         to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

25.14     Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

25.15     Unless provided for by the rights attached to a Share and except with respect to the Series A Shares as set forth in these Articles, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

25.16     If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

25.17     A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

26          Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

26.1       The Directors may resolve to capitalise:

(a)         any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)         any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

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26.2       The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways::

(a)         by paying up the amounts unpaid on that Member’s Shares;

(b)         by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

26.3       The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

26.4       Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

27          Share Premium Account

Directors to maintain share premium account

27.1       The Directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

27.2       The following amounts shall be debited to any share premium account:

(a)         on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)         any other amount paid out of a share premium account as permitted by the Act.

27.3       Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

28          Seal

Company seal

28.1       The Company may have a seal if the Directors so determine.

Duplicate seal

28.2       Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

28.3       A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)         by a Director (or his alternate) and the Secretary; or

(b)         by a single Director (or his alternate).

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If no seal is adopted or used

28.4       If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)         by a Director (or his alternate) or any other Officer to which authority has been delegated by resolution duly adopted by the directors; or

(b)         by a single Director (or his alternate); or

(c)         in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

28.5       The Directors may determine that either or both of the following applies:

(a)         that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)         that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

28.6       If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

29          Indemnity

29.1       To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)         all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)         without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Director (including alternate Director), Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, wilful default, or wilful neglect.

29.2       To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 29.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

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Release

29.3       To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

29.4       To the extent permitted by Act, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty:

(a)         an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)          the Company;

(ii)         a company which is or was a subsidiary of the Company;

(iii)        a company in which the Company has or had an interest (whether direct or indirect); and

(b)         a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

30          Notices

Form of notices

30.1       Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules, and subject to the Designated Stock Exchange Rules, any notice to be given to or by any person pursuant to these Articles shall be:

(a)         in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)         subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)         where these Articles expressly permit, by the Company by means of a website.

Electronic communications

30.2       A notice may only be given to the Company in an Electronic Record if:

(a)         the Directors so resolve;

(b)         the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)         the terms of that resolution are notified to the Members for the time being and, if applicable, to those Directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

30.3       A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

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30.4       Subject to the Act, the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)         the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

(b)         the notice or document is one to which that agreement applies;

(c)         the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)          the publication of the notice or document on a website;

(ii)         the address of that website; and

(iii)        the place on that website where the notice or document may be accessed, and how it may be accessed; and

(d)         the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 30.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 30.4(c) is deemed sent.

Persons entitled to notices

30.5       Any notice or other document to be given to a Member may be given by reference to the register of Members as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Designated Stock Exchange Rules and/or the Designated Stock Exchanges. No change in the register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

Persons authorised to give notices

30.6       A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of written notices

30.7       Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or delivered by electronic record to the recipient’s electronic address or posted to or left at (as appropriate) the Member’s or Director’s registered address (in each case, to the extent that such address has been notified to the registered office of the Company or to the maintainer of the register of members of the Company) or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

30.8       Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of Members.

Signatures

30.9       A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

30.10     An Electronic Record may be signed by an Electronic Signature.

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Evidence of transmission

30.11     A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

30.12     A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

30.13     A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Giving notice to a deceased or bankrupt Member

30.14     A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

30.15     Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

30.16     A notice is given on the date identified in the following table:

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the date it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	48 hours after the date it was sent
(E) By publication on a website	24 hours after the date on which the Member is deemed to have been notified of the publication of the notice or document on the website

Saving provision

30.17     None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors.

31          Authentication of Electronic Records

Application of Articles

31.1       Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 31.2 or Article 31.4 applies.

Authentication of documents sent by Members by Electronic means

31.2       An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

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(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 31.7 does not apply.

31.3       For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 30.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

31.4       An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)         the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)         the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)         Article 31.7 does not apply.

This Article 31.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

31.5       For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 31.7 applies.

Manner of signing

31.6       For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

31.7       A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)         believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)         believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)         otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

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32          Transfer by way of continuation

32.1       The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)         the Cayman Islands; or

(b)         such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

32.2       To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)         an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)         all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

33          Winding up

Distribution of assets in specie

33.1       If the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)         to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

(b)         to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

33.2       No Member shall be compelled to accept any assets if an obligation attaches to them.

33.3       The Directors are authorised to present a winding up petition.

33.4       The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

34          Liquidation preference and exit provisions

Liquidation preference

34.1       Upon a Deemed Liquidation Event, Disposal or on a distribution of assets on a liquidation, dissolution or winding up of the Company (whether voluntarily or involuntarily) or a return of capital (other than a conversion, redemption, buyback or purchase of Shares) the Available Proceeds shall be distributed (to the extent that the Company is lawfully permitted to do so):

(a)         first to each of the Series A Shareholders, in priority to any distribution pursuant to Article 34.1(b), an amount per Series A Share held equal to the greater of (i) 100% of Accrued Value in respect of such Series A Share and (ii) the amount per Share as would have been payable had all Series A Shares been converted into Ordinary Shares in accordance with these Articles immediately prior to such liquidation, dissolution, winding up, Disposal or Deemed Liquidation Event based on the then effective rate of conversion; and

(b)         thereafter, among the holders of Ordinary Shares pro rata to the number of Shares held.

If upon any such liquidation, dissolution or winding up of the Company, Disposal or Deemed Liquidation Event, the assets of the Company available for distribution to its Members shall be insufficient to pay the Series A Shareholders the full amount to which they shall be entitled under Article 34.1, the Series A

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Shareholders shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the Shares held by them upon such distribution if all amounts payable on or with respect to such Shares were paid in full.

34.2       In the event that any distributions under Article 34.1 are made on more than one occasion:

(a)         each distribution shall be made in accordance with Article 34.1 as if it were the only amount to be distributed and without regard to the expected amount of any distributions expected to made on any further occasions; and

(b)         a distribution on any further occasion shall be made in accordance with Article 34.1 after taking into account any previous distributions made under Article 34.1.

34.3       If any distribution under Article 34.1 includes any non-cash assets, proceeds or other amounts (Non-Cash Consideration) the cash equivalent value of any such Non-Cash Consideration shall be determined in such manner as the Board (acting reasonably and in good faith and with Series A Majority Consent) may determine.

34.4       In the event of a Deemed Liquidation Event, the Available Proceeds shall be distributed as if such Available Proceeds were Surplus Assets being applied in the order of priority set out in Article 34.1.

35          Amendment of Memorandum and Articles

Power to change name or amend Memorandum

35.1       Subject to the Act, the Company may, by Special Resolution change its name.

35.2       Subject to the Act and to Article 40, the Company may, by Special Resolution change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

35.3       Subject to the Act and to Article 40 and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

36          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the Directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

37          Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or any other Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.

38          Business Opportunities

38.1       To the fullest extent permitted by Applicable Law, individuals serving as Directors or other Officers (Management) shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either such a member of Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, such members of Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary

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duty as a Member, director and/or other Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such member of Management solely in their capacity as such and the opportunity is one the Company is permitted to complete on a reasonable basis.

38.2       Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and any individual serving as a member of Management, about which a director and/or other Officer of the Company who is also a member of Management acquires knowledge.

38.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

39          Exclusive Jurisdiction and Forum

39.1       Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)         any derivative action or proceeding brought on behalf of the Company;

(b)         any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, Officer or other employee of the Company to the Company or the Members;

(c)         any action asserting a claim arising pursuant to any provision of the Act, the Memorandum or the Articles; or

(d)         any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

39.2       Each Member shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the courts of the Cayman Islands, and each person or entity purchasing or otherwise acquiring Ordinary Shares or any other equity security of the Company shall be deemed to have notice of and consented to the provisions of this Article 39.

39.3       Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

39.4       This Article 39 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

40          Series A Majority reserved matters

For as long as the Inflection Point Entities hold at least 20% of the Series A Shares on issue as of the Date of Adoption, the Company shall not, without Series A Majority Consent, take any of the following actions:

40.1       liquidate, dissolve or wind-up the affairs of the Company;

40.2       amending, altering or repealing the Memorandum or Articles in a manner that materially and adversely affects the powers, preferences or rights attaching to the Series A Shares;

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40.3       create any equity security, authorise the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Series A Shares with respect to its rights, preferences and privileges (including rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up);

40.4       increase the authorised share capital of the Series A Shares;

40.5       purchase or redeem or pay any cash dividend on any Share ranking junior to the Series A Shares (with respect to rights to receive dividends and participate in distributions or payments upon liquidation, dissolution or winding up), except (i) for Shares being repurchased by the Company at cost from employees in connection with the cessation of their service or pursuant to the terms of any equity incentive plan adopted by the Company or (ii) if the Company has made prior payment of the Preference Dividend and so long as the Series A Shares participate in such purchase, redemption or payment of cash dividend (in each case on an as-if converted basis) with the junior Shares;

40.6       enter into any transaction with an Affiliate, other than the issuance of equity or awards to eligible participants under an incentive plan, equity plan or equity-based compensation plan adopted by the Company, or with respect to employment, consulting or award agreements with respect to executive officers or directors of the Company, in each case regardless of whether such person (or such person’s Affiliates) would be considered an Affiliate of the Company; or

40.7       incur or guarantee any new indebtedness other than equipment leases or trade payables incurred in the ordinary course of business; provided, however, that the Series A Shares shall not be considered indebtedness for purposes of this calculation.

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ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SERIES A SHARES)

The undersigned hereby elects to convert the number of Series A Shares, indicated below into Ordinary Shares, of GOWell Energy Technology, a Cayman Islands exempted company limited by shares (the “Company”), according to the conditions hereof, as of the date written below. If Ordinary Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Series A Shareholders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:____________________________________________________________
Number of Series A Shares owned prior to Conversion:_____________________________________
Number of Series A Shares to be Converted:______________________________________________
Accrued Value of Series A Shares to be Converted:_________________________________________
Number of Ordinary Shares to be Issued:_________________________________________________
Applicable Conversion Price:__________________________________________________________
Number of Series A Shares subsequent to Conversion:______________________________________
Address for Delivery:________________________________________________________________
or
DWAC Instructions:
Broker no:__________
Account no:__________

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Annex D

COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Company Support Agreement”) is dated as of October 13, 2025, by and among Hegro Well PTE. Ltd., a Singapore private company (“Parent”), Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), and GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Parent is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 100% of the issued and outstanding Company Ordinary Shares (all such securities or other equity securities, together with any classes of the Company’s shares, or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by Parent during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Company Support Agreement, SPAC, the Company, PubCo and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions: (i) SPAC will be merged with and into PubCo (the “First Merger”), as a result of which (a) PubCo shall continue as the surviving entity, and (b) each issued and outstanding SPAC Share as of immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one (1) PubCo Ordinary Share subject to and on the terms and conditions set forth in the Business Combination Agreement; and (ii) one (1) Business Day after the First Merger Effective Date, Merger Sub will be merged with and into the Company (the “Second Merger,” and together with the First Merger, the “Mergers”), as a result of which (a) the Company shall continue as the surviving entity and as a wholly owned subsidiary of PubCo, and (b) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant and Company Restricted Share, in each case as of immediately prior to the Second Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive new PubCo Ordinary Shares, PubCo Preferred Shares, PubCo Series A Investor Warrants and PubCo Restricted Shares, respectively, subject to and on the terms and conditions set forth in the Business Combination Agreement; and

WHEREAS, as a condition and inducement to SPAC and the willingness of Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto are entering into this Company Support Agreement for Parent to take certain actions as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
COMPANY SUPPORT AGREEMENT; COVENANTS

Section 1.1 Interim Period Lock-Up Provisions.

(a) During the period commencing on the date hereof and ending on the earliest of (a) the Second Merger Effective Time and (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 11.1 thereof (the earlier of (a) and (b), the “Expiration Time”), Parent shall not (except in a Permitted Transfer) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the

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Exchange Act, in each case, directly or indirectly, with respect to any Subject Securities (or PubCo Ordinary Shares received as consideration thereof) owned by Parent, (ii) file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement and any resale registration statement filed by PubCo relating to PubCo Ordinary Shares), (iii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Company Support Agreement or otherwise transfer any voting or approval rights with respect to the Subject Securities, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities (or PubCo Ordinary Shares received as consideration thereof) owned by Parent or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv) (clauses (i)-(v), collectively, “Transfer”).

(b) “Permitted Transfer” means any Transfer of Subject Securities (i) to (A) any officer or director of Parent, the Company or PubCo, (B) any Affiliates or family members of the officers or directors of Parent, the Company or PubCo, or (C) any direct or indirect partners, members or equity holders of Parent or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement, (v) as otherwise mutually agreed upon between Parent, the Company or PubCo, or (vi) to the Company or PubCo; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company, SPAC and PubCo agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.1(b) shall relieve Parent or any holder of Subject Securities pursuant to a Permitted Transfer of its obligations under this Agreement.

Section 1.2 New Shares. In the event that (a) any Subject Securities are issued to Parent after the date of this Company Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by Parent or otherwise, (b) Parent purchases or otherwise acquires beneficial ownership of any Subject Securities after the date of this Company Support Agreement, or (c) Parent acquires the right to vote or share in the voting of any Subject Securities after the date of this Company Support Agreement (such equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by Parent shall constitute Subject Securities and be subject to the terms of this Company Support Agreement to the same extent as if they constituted Subject Securities owned by Parent as of the date hereof.

Section 1.3 Binding Effect of the Business Combination Agreement. Parent hereby acknowledges that it has read the Business Combination Agreement and this Company Support Agreement and has had the opportunity to consult with its tax and legal advisors. Parent shall be bound by and comply with Sections 8.16 (Public Announcements) and 8.17 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if Parent was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.4 Waiver of Dissenters’ Rights. Parent hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Transactions and the Business Combination Agreement.

Section 1.5 Parent Agreements.

(a) At any meeting of the shareholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Company is sought (including any action by written resolution), Parent shall (x) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other Company shares that Parent has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of Parent’s Subject Securities:

(i) in favor of the Company Shareholder Matters (or any sub-matter or actions in furtherance thereof);

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(ii) in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Company Shareholder Approval (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy Statement on the date such meeting is held; and

(iii) against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Company Support Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the Second Merger, (B) constitute or lead to an Alternative Transaction for the Company, (C) result in a material breach in any respect of any covenant, representation, warranty or other obligation or agreement of the Company under the Business Combination Agreement or any other Ancillary Document, (D) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, (E) amend the Company’s Organizational Documents, including any change in any manner to the dividend policy or capitalization of, including the voting rights of any class of capital stock of the Company, or (F) result in a business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, the Company or (G) result in a change in the business of the Company or any change in the senior management or the Company’s board of directors (other than, in each case, in connection with the Business Combination Agreement, any Ancillary Document or the Company Shareholder Approval).

Parent hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of Maywood Acquisition Corp. (such consent not to be unreasonably withheld, conditioned, or delayed), Parent shall not modify or amend any contract between or among Parent or any Affiliate of Parent, on the one hand, and the Company or any of the Company’s subsidiaries, on the other hand (other than, in each case, as contemplated by the Business Combination Agreement, any Ancillary Document or the Company Shareholder Approval).

(c) Solely to the extent that Parent intentionally fails or refuses to take any of the actions set forth in this Section 1.5 in accordance with the terms hereof, Parent hereby irrevocably appoints, as its proxy and attorney-in-fact, SPAC and any person designated in writing by SPAC, each of them individually, with full power of substitution and re-substitution, to vote and represent at any annual or special meeting of shareholders of the Company, and to execute and deliver any action by written consent of the shareholders of the Company in lieu of any such meeting with respect to, all of the Subject Securities that Parent is or may be entitled to vote, in each case, solely with respect to the matters contemplated by this Section 1.5. Parent acknowledges and agrees that such proxy and power of attorney granted hereunder shall be irrevocable and unconditional during the term of this Company Support Agreement and is coupled with an interest sufficient in law to support an irrevocable proxy. Parent agrees that the foregoing proxy and power of attorney shall, during the term of this Company Support Agreement, supersede in all respects any other proxy or power of attorney previously granted by Parent with respect to such Subject Securities. The proxy and power of attorney granted by or at the direction of Parent hereunder shall be automatically revoked upon the Effective Time. This irrevocable proxy and power of attorney is binding upon the heirs, estate, executors, personal representatives, successors, and assigns of Parent and, without limiting the effect of the restrictions on transfer and ownership with respect to the Subject Securities, any other holder of record of the Subject Securities as to which this proxy and power of attorney has been granted (including any transferee of any of the Subject Securities).

Section 1.6 Further Assurances. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Parent hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Parent’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, Parent shall not liquidate or dissolve.

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Article II
ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Parent. Parent represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Company Support Agreement and the consummation of the transactions contemplated hereby are within Parent’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent. This Company Support Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by the other parties to this Company Support Agreement, this Company Support Agreement constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Company Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Company Support Agreement has full power and authority to enter into this Company Support Agreement on behalf of Parent.

(b) Ownership. Parent is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities listed across from Parent’s name on Schedule 1 hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Company Support Agreement, (ii) the Company’s Organizational Documents, (iii) the Business Combination Agreement or (iv) any applicable securities Laws. The Subject Securities are the only equity securities in the Company owned of record or beneficially by Parent on the date of this Company Support Agreement, and none of the Subject Securities held by Parent are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. Parent has full voting power with respect to the Subject Securities held by Parent. Other than the Subject Securities held by Parent, Parent does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for equity securities of the Company. The Subject Securities held by constitute all of the Subject Securities beneficially owned by Parent as of the date of this Company Support Agreement.

(c) No Conflicts. The execution and delivery of this Company Support Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Parent, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Parent or Parent’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Parent of its obligations under this Company Support Agreement or (iii) conflict with or violate any material Contract to which Parent is party or Law.

(d) Litigation. There are no Actions pending against Parent, or to the knowledge of Parent threatened against Parent, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under this Company Support Agreement.

(e) Acknowledgment. Parent understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon Parent’s execution and delivery of this Company Support Agreement.

Article III
MISCELLANEOUS

Section 3.1 Termination. This Company Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Company Support Agreement executed by Parent, SPAC and the Company. Upon such termination of this Company Support Agreement, all obligations of the parties under this

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Company Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Company Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Company Support Agreement prior to such termination. This Article III shall survive the termination of this Company Support Agreement.

Section 3.2 Governing Law; Jurisdiction. The terms of Section 13.4 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3 WAIVER OF JURY TRIAL. THE TERMS OF SECTION 13.5 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAIN A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS COMPANY SUPPORT AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4 Binding Effect; Assignment; Third Parties. This Company Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Company Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company (with respect to an assignment by Parent or, prior to the Closing, SPAC or PubCo) or Parent (with respect to an Assignment by the Company or, after the Closing, SPAC or PubCo). Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Nothing contained in this Company Support Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of such a party.

Section 3.5 Specific Performance. Each party acknowledges that the rights of each party to consummate the transactions contemplated by this Company Support Agreement are unique, recognizes and affirms that in the event of a breach of this Company Support Agreement by any party, money damages may be inadequate and the non-breaching parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Company Support Agreement were not performed by an applicable party in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Company Support Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Company Support Agreement, at law or in equity.

Section 3.6 Amendment and Modification. This Company Support Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of Parent, SPAC, PubCo and the Company.

Section 3.7 Waiver. Each of Parent, SPAC, PubCo and the Company may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties by such other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the applicable parties providing such extension or waiver, and any such extension or waiver shall only be binding upon the party or parties so providing (or on whose behalf it is so provided) the extension or waiver. Notwithstanding the foregoing, no failure or delay by a party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 3.8 Severability. In case any provision in this Company Support Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Annex D-5

Section 3.9 Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 3.9):

If to Parent:

Hegro Well PTE. Ltd.

c/o GOWell International LLC

5050 Westway Park Blvd, Ste. 100

Houston, TX 77041

Attention: Kevin Colby

Email: kevin.colby@gowell.energy

with a copy to (which shall not constitute notice):

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com

If to the Company or PubCo or, following the Closing, SPAC:

GOWell International LLC
5050 Westway Park Blvd, Ste. 100
Houston, TX 77041
Attn: Kevin Colby
Email: kevin.colby@gowell.energy

with a copy to (which shall not constitute notice):

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com

If to SPAC at or prior to the Closing:

Maywood Acquisition Corp.
167 Madison Avenue
Suite 205 #1017
New York, New York 10016
Attention: Michael Blitzer
Email: blitzer@kingstowncapital.com

with a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Joel Rubinstein and Jason Rocha
Email: joel.rubinstein@whitecase.com; jason.rocha@whitecase.com
Annex D-6

Section 3.10 Counterparts. This Company Support Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Company Support Agreement.

Section 3.12 Reserved.

Section 3.13 Interpretation. The terms of Section 13.11 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.14 Consent to Disclosure. Parent hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of Parent’s identity and ownership of Subject Securities (or the PubCo Ordinary Shares to which they convert), the nature of Parent’s obligations hereunder and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Mergers.

Section 3.15 Release; No Recourse. Effective as of the Closing, Parent hereby irrevocably releases and discharges the Company Shareholders and each other Company Affiliates and each of their respective current and former directors, managers, officers, partners and employees to the extent set forth in, and subject to the terms and conditions of, Section 12.2(a) of the Business Combination Agreement, which such terms and conditions of Section 12.2(a) of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis (with Parent being understood to be “SPAC” for purposes of the incorporation of Section 12.2(a) of the Business Combination Agreement herein). The terms of Section 13.13 of the Business Combination Agreement shall apply to this Company Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.16 Entire Agreement. This Company Support Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Documents) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Company Support Agreement, the Business Combination Agreement, the other Ancillary Documents or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

Annex D-7

IN WITNESS WHEREOF, Parent, SPAC, PubCo and the Company have each caused this Company Support Agreement to be duly executed as of the date first written above.

PARENT:
Hegro Well PTE. Ltd.
By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director
PUBCO:
GOWell Energy Technology
By:	/s/ Yap Yong Sheng
Name:	Yap Yong Sheng
Title:	Director
COMPANY:
GOWELL TECHNOLOGY LIMITED
By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to Company Support Agreement]

Annex D-8

SPAC:
Maywood Acquisition Corp.
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to Company Support Agreement]

Annex D-9

Annex E

SPAC HOLDERS SUPPORT AGREEMENT

This SPAC Holders Support Agreement (this “Support Agreement”) is dated as of October 13, 2025, by and among Inflection Point Fund I, LP, a Delaware limited partnership (“IPF”), Maywood Sponsor, LLC, a Delaware limited liability company (“Maywood Sponsor”) (Maywood Sponsor and IPF, each a “Sponsor” and, collectively, the “Sponsors”), Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen”), and Seaport Global Securities LLC (“Seaport”, and together with Cohen, the “Representatives”), Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWELL Technology Limited, a Cayman Islands exempted company (the “Company”), and GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”). The Sponsors and the Representatives are collectively referred to herein as the “SPAC Holders”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, (i) IPF is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 990,000 of SPAC’s Class B Ordinary Shares, par value $0.0001 per share (the “SPAC Class B Ordinary Shares”), (ii) Maywood Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 2,028,750 of SPAC’s Class A Ordinary Shares, par value $0.0001 per share (the “SPAC Class A Ordinary Shares” and, together with the SPAC Class B Ordinary Shares, the “SPAC Shares”), and 125,000 private placement units, each consisting of one SPAC Class A Ordinary Share and one right to receive one-fifth (1/5) of one SPAC Class A Ordinary Share, subject to adjustment, upon the closing of SPAC’s initial business combination (such units, SPAC Class A Ordinary Shares, and rights, collectively the “Private Placement Securities”), (iii) Cohen is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 70,312 Private Placement Securities, and (iv) Seaport is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 70,313 Private Placement Securities (all such securities or other equity securities, together with any classes of the SPAC’s ordinary shares, units, or other equity securities of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any of the SPAC Holders during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Support Agreement, SPAC, the Company, PubCo, and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”), have entered into a Business Combination Agreement (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions: (i) SPAC will be merged with and into PubCo (the “First Merger”), as a result of which (a) PubCo shall continue as the surviving entity, and (b) each issued and outstanding SPAC Share, including the SPAC Class A Ordinary Shares issuable in settlement of the SPAC Rights, immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the SPAC Per Share Merger Consideration subject to and on the terms and conditions set forth in the Business Combination Agreement; and (ii) at least one Business Day following the First Merger, the Company will be merged into Merger Sub (the “Second Merger”, and together with the First Merger, the “Mergers”), as a result of which (a) Merger Sub shall continue as the surviving entity and as a wholly owned subsidiary of PubCo, and (b) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share, Company Warrant and Company Restricted Shares immediately prior to the Second Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive new PubCo Ordinary Shares, PubCo Preferred Shares, PubCo Series A Investor Warrants and PubCo Restricted Shares, respectively, subject to and on the terms and conditions set forth in the Business Combination Agreement; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

Annex E-1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
SPAC HOLDERS SUPPORT AGREEMENT; COVENANTS

Section 1.1    Interim Period Lock-Up Provisions.

(a)    During the period commencing on the date hereof and ending on the earliest of (x) the Second Merger Effective Time and (y) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Section 11.1 thereof (the earlier of (a) and (b), the “Expiration Time”), SPAC Holders shall not (except in a Permitted Transfer) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case, directly or indirectly, with respect to any Subject Securities owned by SPAC Holders, (ii) file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement and any resale registration statement filed by PubCo relating to PubCo Ordinary Shares), (iii) deposit any Subject Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Support Agreement or otherwise transfer any voting or approval rights with respect to the Subject Securities, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by SPAC Holders or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv) (clauses (i)-(v), collectively, “Transfer”).

(b)    “Permitted Transfer” means any Transfer of Subject Securities (i) to (A) any officer or director of the SPAC Holder, the Company, PubCo, or IPF, (B) any Affiliates or family members of the officers or directors of the SPAC Holders, the Company, PubCo, or IPF, or (C) any direct or indirect partners, members or equity holders of the SPAC Holders or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement, (v) as otherwise mutually agreed upon among the SPAC Holders, SPAC, and the Company, or (vi) to SPAC, the Company, PubCo, or IPF; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company, SPAC and PubCo agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.1(b) shall relieve SPAC Holders or any holder of Subject Securities pursuant to a Permitted Transfer of its obligations under this Agreement.

Section 1.2    New Shares. In the event that (a) any Subject Securities are issued to any SPAC Holder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities of, on or affecting the Subject Securities owned by such SPAC Holder or otherwise, (b) a SPAC Holder purchases or otherwise acquires beneficial ownership of any SPAC Shares or Private Placement Securities after the date of this Support Agreement, or (c) a SPAC Holder acquires the right to vote or share in the voting of any SPAC Shares after the date of this Support Agreement (such SPAC Shares, Private Placement Securities, or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such SPAC Holder shall constitute Subject Securities and be subject to the terms of this Support Agreement to the same extent as if they constituted Subject Securities owned by that SPAC Holder as of the date hereof.

Section 1.3    Binding Effect of the Business Combination Agreement. Each SPAC Holder hereby acknowledges that it has read the Business Combination Agreement and this Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each SPAC Holder shall be bound by and comply with Section 8.15 (Public Announcements) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such SPAC Holder was an original signatory to the Business Combination Agreement with respect to such provisions.

Annex E-2

Section 1.4    Waiver of Anti-Dilution Provision. Subject to, and conditioned upon, the Closing, IPF hereby irrevocably relinquishes and waives, and agrees not to assert or perfect, to the fullest extent permitted by Law and the SPAC Charter, any and all rights IPF has or will have to any adjustment or anti-dilution protections that arise in connection with the Transactions (including, for the avoidance of doubt, but not limited to, any rights pursuant to Section 17.3 of the SPAC Charter).

Section 1.5    Waiver of Dissenters’ Rights. Each SPAC Holder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the Transactions and the Business Combination Agreement.

Section 1.6    Closing Date Deliverables. On the Closing Date, each SPAC Holder shall deliver to the Company (a) a duly executed copy of the New Registration Rights Agreement substantially in the form attached as Exhibit H to the Business Combination Agreement and (b) a duly executed copy of the Lock-Up Agreement substantially in the form attached as Exhibit I-2 to the Business Combination Agreement.

Section 1.7    Support Agreements.

(a)    At any meeting of the shareholders of SPAC, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought (including any action by written resolution), each SPAC Holder shall (i) appear at each such meeting or otherwise cause all of its Subject Securities entitled to vote, and any other SPAC Shares that such SPAC Holder has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the SPAC Holder’s Subject Securities or SPAC Shares:

(i)    in favor of the Shareholder Approval Matters (or any sub-matter or actions in furtherance thereof);

(ii)    in favor of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Shareholder Approval Matters (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy Statement on the date on which such meeting is held; and

(iii)    against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Support Agreement, the Business Combination Agreement, any other Ancillary Document, or the Transactions, including the First Merger, (B) constitute or reasonably be expected to lead to an Alternative Transaction for SPAC, (C) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Business Combination Agreement or any other Ancillary Document, (D) result in any of the conditions set forth in Article X of the Business Combination Agreement not being fulfilled, (E) amend the SPAC Charter (other than, for the avoidance of doubt, any amendment to the SPAC Charter in connection with an Extension), including any change in any manner to the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC, (F) result in a business combination agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, SPAC or (G) result in a change in the business of SPAC or any change in the management or SPAC Board (other than, in each case, in connection with the Business Combination Agreement, any Ancillary Document or the Shareholder Approval Matters).

Each SPAC Holder hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b)    Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Amended and Restated Letter Agreement, dated as of September 9, 2025, by and among Sponsors, SPAC, and the other parties thereto (the “Letter Agreement”), including the obligations of each Sponsor pursuant to Section 1 therein to not redeem any SPAC Shares owned by such Sponsor in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, no SPAC Holder shall redeem, elect to redeem or tender or submit for redemption any Subject Securities pursuant to or in connection with the Redemption Rights or otherwise.

Annex E-3

(c)    Solely to the extent that a SPAC Holder fails to take any of the actions set forth in this Section 1.5 in accordance with the terms hereof, such SPAC Holder hereby irrevocably appoints, as its proxy and attorney-in-fact, the Company and any person designated in writing by the Company, each of them individually, with full power of substitution and re-substitution, to vote and represent at any annual or special meeting of shareholders of SPAC, and to execute and deliver any action by written consent of the shareholders of SPAC in lieu of any such meeting with respect to, all of the Subject Securities that such SPAC Holder is or may be entitled to vote, in each case, solely with respect to the matters contemplated by this Section 1.5. Each SPAC Holder acknowledges and agrees that such proxy and power of attorney granted hereunder shall be irrevocable and unconditional during the term of this Support Agreement and is coupled with an interest sufficient in law to support an irrevocable proxy. Each SPAC Holder agrees that the foregoing proxy and power of attorney shall, during the term of this Support Agreement, supersede in all respects any other proxy or power of attorney previously granted by such SPAC Holder with respect to such Subject Securities. The proxy and power of attorney granted by or at the direction of a SPAC Holder hereunder shall be automatically revoked upon the Expiration Time. This irrevocable proxy and power of attorney is binding upon the heirs, estate, executors, personal representatives, successors, and assigns of each SPAC Holder and, without limiting the effect of the restrictions on transfer and ownership with respect to the Subject Securities, any other holder of record of the Subject Securities as to which this proxy and power of attorney has been granted (including any transferee of any of the Subject Securities).

(d)    During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company, each SPAC Holder shall not modify or amend any contract between or among such SPAC Holder or any Affiliate of such SPAC Holder (other than SPAC or any of its subsidiaries), on the one hand, and SPAC or any of SPAC’s subsidiaries, on the other hand, including, for the avoidance of doubt, the Letter Agreement.

Section 1.8    Further Assurances. Each SPAC Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein. Each SPAC Holder agrees to take any additional actions, if any, required or deemed to be practical or necessary in order for such SPAC Holder to provide an effective grant of proxy pursuant to the SPAC Charter (including the execution and delivery of such proxies, and the delivery and lodgement of such proxies) in order to consummate the transactions contemplated by this Support Agreement.

Section 1.9    No Inconsistent Agreement. Each SPAC Holder, severally and not jointly, hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of such SPAC Holder’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, no SPAC Holder shall liquidate or dissolve.

Article II
ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of SPAC Holders. Each SPAC Holder, severally and not jointly, represents and warrants as of the date hereof to SPAC and the Company as follows:

(a)    Organization; Due Authorization. SPAC Holder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within SPAC Holder’s powers and have been duly authorized by all necessary corporate actions on the part of SPAC Holder. This Support Agreement has been duly executed and delivered by SPAC Holder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of SPAC Holder, enforceable against SPAC Holder in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Support Agreement has full power and authority to enter into this Support Agreement on behalf of SPAC Holder.

Annex E-4

(b)    Ownership. SPAC Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Support Agreement, (ii) the SPAC Charter, (iii) the Business Combination Agreement, (iv) the Letter Agreement, (v) the Underwriting Agreement, dated as of February 12, 2025, by and among the SPAC and the Representatives, or (vi) any applicable securities Laws. The Subject Securities are the only equity securities in SPAC owned of record or beneficially by SPAC Holder on the date of this Support Agreement, and none of the Subject Securities held by SPAC Holder are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities. SPAC Holder has full voting power with respect to the Subject Securities held by SPAC Holder. Other than the Subject Securities held by SPAC Holder, SPAC Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for equity securities of SPAC.

(c)    No Conflicts. The execution and delivery of this Support Agreement by SPAC Holder does not, and the performance by SPAC Holder of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of SPAC Holder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon SPAC Holder or SPAC Holder’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by SPAC Holder of its obligations under this Support Agreement or (iii) conflict with or violate any material Contract to which SPAC Holder is a party, or any Law.

(d)    Litigation. There are no Actions pending against SPAC Holder, or to the knowledge of SPAC Holder threatened against SPAC Holder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on SPAC Holder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Business Combination Agreement.

(e)    Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or SPAC’s initial public offering based upon arrangements made by or on behalf of SPAC Holder or any of its Affiliates, for which SPAC or any of its Affiliates may become liable.

(f)    Affiliate Arrangements. Except as set forth in Schedule 4.15 of the SPAC Disclosure Schedules and disclosed in the prospectus, dated February 12, 2025, filed in connection with SPAC’s initial public offering or any subsequent SEC filings, neither the SPAC Holder nor any of its Affiliates is party to, or has any rights with respect to or arising from, any material Contract with SPAC or any of its Subsidiaries.

(g)    Information Supplied. None of the information supplied or to be supplied by SPAC Holder or its respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (i) in any current report on Form 8-K, quarterly report on Form 10-Q, annual report on Form 10-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (ii) in the Registration Statement or (iii) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(h)    Acknowledgment. SPAC Holder understands and acknowledges that each of SPAC and the Company is entering into the Business Combination Agreement in reliance upon SPAC Holder’s execution and delivery of this Support Agreement.

Annex E-5

Article III
MISCELLANEOUS

Section 3.1    Termination. This Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Support Agreement executed by each of the SPAC Holders, SPAC, and the Company. Upon such termination of this Support Agreement, all obligations of the parties under this Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Support Agreement prior to such termination. This Article III shall survive the termination of this Support Agreement.

Section 3.2    Governing Law; Jurisdiction. The terms of Section 13.4 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3    WAIVER OF JURY TRIAL. THE TERMS OF SECTION 13.5 OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAIN A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS SUPPORT AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4    Binding Effect; Assignment; Third Parties. This Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company (with respect to an assignment by a SPAC Holder or, prior to the Closing, SPAC or PubCo) or each of the SPAC Holders (with respect to an Assignment by the Company or, after the Closing, SPAC or PubCo). Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Nothing contained in this Support Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or a successor or permitted assign of such a party.

Section 3.5    Specific Performance. The terms of Section 13.6 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.6    Amendment; Waiver. The terms of Section 13.8 and Section 13.9 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.7    Severability. The terms of Section 13.7 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.8    Notices. The terms of Section 13.1 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis, which notices hereunder addressed as follows:

If to SPAC at or prior to the Closing, or to IPF:
Inflection Point Fund I LP 167 Madison Avenue Suite 205 #1017 New York, New York 10016
Attention: Email:	Michael Blitzer blitzer@kingstowncapital.com
with a copy to (which will not constitute notice):
White & Case LLP 1221 Avenue of the Americas New York, New York 10020
Attention: Email:	Joel Rubinstein joel.rubinstein@whitecase.com

Annex E-6

and White & Case LLP 609 Main Street, Suite 2900 Houston, Texas 77002
Attention: Email:	Jason A. Rocha Jason.rocha@whitecase.com
If to Prior Sponsor: Maywood Sponsor LLC 418 Broadway # 6441 Albany, NY 12207
Attention: Email:	Zikang Wu z@maywoodacq.com
with a copy to (which will not constitute notice): Graubard Miller 405 Lexington Avenue, 44th Floor New York, New York 10174
Attention: Email:	David Alan Miller; Jeffrey Gallant dmiller@graubard.com; jgallant@graubard.com
If to the Representatives: Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC 3 Columbus Circle, 24th Floor New York, NY 10019
Attention: Email:	General Counsel gc@cohenandcompany.com
Seaport Global Securities LLC 360 Madison Avenue, 22nd Floor New York, NY 10017
Attn: Email:	Jack Mascone jmascone@seaportglobal.com
Copy (which copy shall not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000
Attn: Email:	Mitchell S. Nussbaum, Esq. and David J. Levine, Esq. mnussbaum@loeb.com; dlevine@loeb.com
If to the Company or PubCo or, following the Closing, SPAC: GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041
Attn: Email:	Kevin Colby kevin.colby@gowell.energy

Annex E-7

with a copy to (which shall not constitute notice): Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022
Attn: Email:	Louis Taubman ltaubman@htflawyers.com

Section 3.9    Counterparts. This Support Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10    Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Support Agreement.

Section 3.11    Confidentiality. Each SPAC Holder agrees to be bound by and subject to Section 8.1(b) and Section 8.1(d) each of the Business Combination Agreement to the same extent such provisions apply to SPAC, mutatis mutandis, as if such SPAC Holder were directly a party thereto for purposes thereof.

Section 3.12    Interpretation. The terms of Section 13.11 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.13    Consent to Disclosure. Each SPAC Holder hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of such Person’s identity and ownership of Subject Securities (or the PubCo Ordinary Shares to which they convert), the nature of such SPAC Holder’s obligations hereunder, and the other matters set forth in the Business Combination Agreement and the Ancillary Documents, including the Transactions and the Mergers.

Section 3.14    Release; No Recourse. Effective as of the Closing, each SPAC Holder hereby irrevocably releases and discharges the Company Shareholders and each other Company Affiliate and each of their respective current and former directors, managers, officers, partners and employees to the extent set forth in, and subject to the terms and conditions of, Section 12.2(a) of the Business Combination Agreement, which such terms and conditions of Section 12.2(a) of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis (with SPAC Holder being understood to be “SPAC” for purposes of the incorporation of Section 12.2(a) of the Business Combination Agreement herein). The terms of Section 13.13 of the Business Combination Agreement shall apply to this Support Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.15    Entire Agreement. This Support Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Documents) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Support Agreement, the Business Combination Agreement, the other Ancillary Documents or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

Annex E-8

IN WITNESS WHEREOF, SPAC Holders, SPAC, PubCo, and the Company have each caused this Support Agreement to be duly executed as of the date first written above.

SPAC HOLDERS:
Inflection Point FUND I LP
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chief Investment Officer
Maywood Sponsor, LLC
By:	/s/ Zikang Wu
Name:	Zikang Wu
Title:	Authorized Person
COHEN & COMPANY CAPITAL MARKETS A DIVISION OF COHEN & COMPANY SECURITIES, LLC
By:	/s/ Jerry Serowik
Name:	Jerry Serowik
Title:	Senior Managing Director
SEAPORT GLOBAL SECURITIES LLC
By:	/s/ Jack Mascone
Name:	Jack Mascone
Title:	Head of Capital Markets

[Signature Page to SPAC Holders Support Agreement]

Annex E-9

SPAC:
Maywood Acquisition Corp.
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to SPAC Holders Support Agreement]

Annex E-10

PUBCO:
GOWELL ENERGY TECHNOLOGY
By:	/s/ Yap Yong Sheng
Name:	Yap Yong Sheng
Title:	Director
COMPANY:
GOWELL TECHNOLOGY LIMITED
By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to SPAC Holders Support Agreement]

Annex E-11

Annex F

FORM OF LOCK-UP AGREEMENT
(SPONSOR)

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], among (i) GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), (ii) Maywood Sponsor LLC, a Delaware limited company (the “Prior Sponsor”), (iii) Inflection Point Fund I LP, a Delaware limited partnership (the “New Sponsor”, together with the Prior Sponsor, the “Sponsors”), (iv) the undersigned individuals, each of whom is a member of SPAC’s (as defined below) board of directors and/or management team (each of such undersigned individuals, an “Insider” and collectively, the “Insiders”),1 and (v) Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen”), and Seaport Global Securities LLC (“Seaport”, together with Cohen, the “Representatives”). PubCo, the Prior Sponsor, the New Sponsor, the Insiders and the Representatives are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.), a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”) and PubCo, among others, entered into a business combination agreement, dated October 13, 2025 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the SPAC Shares held by the Sponsors, the Insiders and the Representatives into a corresponding number of PubCo Ordinary Shares determined in accordance with the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, on June 1, 2024, the Prior Sponsor paid $25,000, or approximately $0.003 per share, to SPAC to cover certain of its offering costs in exchange for 8,050,000 SPAC Class B Ordinary Shares (the “Founder Shares”);

WHEREAS, on December 19, 2024, the Prior Sponsor forfeited an aggregate of 5,031,250 Founder Shares for no consideration, resulting in there being an aggregate of 3,018,750 Founder Shares outstanding;

WHEREAS, the Prior Sponsor and New Sponsor are parties to that certain Securities Transfer Agreement, dated as of September 9, 2025, pursuant to which, among other things, the New Sponsor purchased an aggregate of 990,000 Founder Shares from Prior Sponsor in a private placement transaction and the Prior Sponsor converted the 2,028,750 Founder Shares retained by it after the transfer on a one-for-one basis into SPAC Class A Ordinary Shares;

WHEREAS, SPAC and the Prior Sponsor are parties to that certain Private Placement Units Purchase Agreement, dated as of February 12, 2025, pursuant to which, among other things, the Prior Sponsor purchased an aggregate of 125,000 units from SPAC, each unit consisting of one SPAC Class A Ordinary Share and one SPAC Right to receive one-fifth of one SPAC Class A Ordinary Share upon the closing of SPAC’s initial business combination (the “units”) (such units, shares and rights collectively, the “Sponsor Private Placement Securities”) in a private placement transaction that occurred simultaneously with the closing of SPAC’s initial public offering;

WHEREAS, SPAC and the Representatives are parties to that certain Private Placement Units Purchase Agreement, dated as of February 12, 2025, pursuant to which, among other things, the Representatives purchased an aggregate of 140,625 units from SPAC (such shares and rights collectively underlying the units, the “Representatives Private Placement Securities”, and together with the Sponsor Private Placement Securities, the “Private Placement Securities”) in a private placement transaction that occurred simultaneously with the closing of SPAC’s initial public offering;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Sponsors, the Insiders and the Representatives thereunder, the Parties desire to enter into this Agreement, pursuant to which certain PubCo Ordinary Shares to be received by the the Sponsors, the Insiders and the Representatives pursuant to the Business Combination Agreement and in accordance with the provisions of applicable Law shall become subject to limitations on disposition as set forth herein; and

____________

1       Note to Draft: Insiders (SPAC’s officers and directors) to be removed as parties to the extent that such persons do not hold Restricted Securities immediately following Closing).

Annex F-1

WHEREAS, as of immediately after the First Merger Effective Time, each of the Prior Sponsor, New Sponsor, each Insider, and each Representative will, severally and not jointly, become the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such number of Restricted Securities (as defined below) set forth opposite such person’s name on Exhibit A hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.           Lock-Up Provisions.

(a) For the purposes of this Section 1, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, by operation of law and through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) deposit of any Lock-up Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iv) public announcement of any intention to effect any transaction specified in clause (i), (ii) or (iii).

(b) Subject to Section 1(b) and the other terms of this Agreement, each of the Prior Sponsor, New Sponsor, each Insider, and each Representative, severally and not jointly, agrees that it shall not effectuate a Transfer of (i) the General Restricted Securities during the period commencing on the Closing Date and ending on the date that is the earliest of (a) six (6) months after the Closing and (b) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “General Lock-Up Period”) and (ii) the Private Placement Restricted Securities during the period commencing on the Closing Date and ending on the date that is the earliest of (x) thirty (30) days after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Private Placement Lock-Up Period,” and together with the General Lock-Up Period, as applicable, the “Lock-Up Period”. For purposes hereof, (A) the “General Restricted Securities” shall mean the PubCo Ordinary Shares issued to the Sponsors or the Insiders in exchange for the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares held by Sponsors or the Insiders, pursuant to the Business Combination Agreement (together with any dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions), (B) the “Private Placement Restricted Securities” shall mean the PubCo Ordinary Shares issued to the Prior Sponsor and the Representatives pursuant to the Business Combination Agreement in exchange for the Private Placement Securities following the Unit Separation (together with any dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions) and (C) the “Restricted Securities” shall mean the General Restricted Securities and the Private Placement Restricted Securities, together.

(c) Notwithstanding the provisions set forth in Section 1(b), the following Transfers of the Restricted Securities that are held by the Prior Sponsor, New Sponsor, any of the Insiders or either of the Representatives (and that have complied with this Section 1(c)) are permitted during the applicable Lock-Up Period in the case of the Prior Sponsor, New Sponsor, any of the Insiders or either of the Representatives or each of their respective permitted transferees:

(i)   to PubCo’s officers or directors, any Affiliates or immediate family members of any of PubCo’s officers or directors, any members or partners of either of the Sponsors or their Affiliates, any Affiliates of either of the Sponsors, or any employees of such Affiliates;

(ii)  in the case of an individual, to any immediate family members of such individual;

Annex F-2

(iii)     to any investment funds or vehicles controlled or managed by the securityholder or any of its Affiliates;

(iv)     by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 1(c)(i), or to a charitable organization;

(v)      in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(vi)     in the case of an individual, pursuant to a qualified domestic relations order;

(vii)    in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the family members of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(viii)   to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 1(c)(i);

(ix)     pursuant to any legal, regulatory or other order;

(x)      in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xi)     in the case of an entity, as part of a distribution to members, partners, shareholders or equityholders of the entity;

(xii)    by virtue of the laws of an entity’s jurisdiction of incorporation or organization, an entity’s organizational documents or the rights attaching to the equity interests in the entity upon dissolution of such entity;

(xiii)   in connection with the exercise of any options, warrants or other convertible securities to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) to the extent that any PubCo Ordinary Shares issued upon such exercise are Restricted Securities subject to the applicable restrictions under Section 1(b) of this Agreement,

(xiv)   in the case of an entity, to satisfy tax withholding obligations in connection with such entity’s equity incentive plans or arrangements;

(xv)    in connection with any bona fide mortgage, pledge or encumbrance to a financial institution, as collateral or security in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(xvi)   in connection with a transfer pursuant to a bona fide third party tender offer, merger, consolidation, liquidation, share exchange or other similar transaction made to all holders of PubCo Ordinary Shares involving a change of control of PubCo or which results in all of the holders of PubCo Ordinary Shares having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the consummation of such transaction;

(xvii)  the entry, by the securityholder, at any time on or after the Closing Date, of any trading plan providing for the sale of Restricted Securities, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Restricted Securities during the applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the applicable Lock-Up Period; and

Annex F-3

(xviii) to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, that in each of clauses (i) through (xii) and (xv), the transferee must enter into a written agreement in substantially the same form of this Agreement, agreeing to be bound by the terms of the applicable restrictions under Section 1(a) and 1(b) of this Agreement (unless the transferee is PubCo). If dividends are declared and payable on any of the Restricted Securities, such dividends will also be Restricted Securities subject to the applicable restrictions under Section 1(a) of this Agreement.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, PubCo may impose stop-transfer instructions with respect to the Restricted Securities until the end of the applicable Lock-Up Period.

(e) During the applicable Lock-Up Period, each certificate and book entry position evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, the Prior Sponsor, New Sponsor, each Insider and each Representative shall retain all of its, his or her rights as a shareholder of PubCo with respect to the Restricted Securities during the applicable Lock-Up Period, including the right to receive dividends and the right to vote any Restricted Securities (subject to the other provisions hereof).

(g) Effective as of the Closing Date, the lock-up provisions in this Section 1 shall supersede the lock-up provisions applicable to the Restricted Securities in Section 7 of that certain amended and restated letter agreement, dated as of September 9, 2025, by and among the Sponsors, the Insiders and SPAC and the lock-up restrictions contained in Section 1.4.2 of that certain underwriting agreement, dated as of February 12, 2025, by and among the SPAC, the Prior Sponsor and the Representatives, solely with regards to the Representatives.

2.           Miscellaneous.

(a) Authorization. Each of the Parties, severally and not jointly, hereby represents and warrants that it, he or she has full power and authority to enter into this Agreement and that this Agreement constitutes its, his, or her legal, valid and binding obligation, enforceable in accordance with its terms. Upon request, each of the Sponsors, the Insiders and the Representatives will execute any additional documents as may be necessary in connection with enforcement hereof.

(b) Termination. This Agreement shall automatically terminate with respect to each of the Parties when the applicable restrictions on the securities of such Party hereunder, have ended.

Annex F-4

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of all Parties hereto. Any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(f) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Annex F-5

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, prepaid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to PubCo, to: GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowell.energy	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Louis Taubman Email: ltaubman@htflawyers.com
If to Prior Sponsor, to: Maywood Sponsor LLC 418 Broadway #6441 Albany, NY 12207 Attn: [•] Email: [•]

with a copy (which will not constitute notice) to:

Graubard Miller
405 Lexington Ave 44th Floor
New York, NY 10174
Attn: David Alan Miller; Jeffrey Gallant
Email: dmiller@graubard.com;
jgallant@graubard.com

If to the New Sponsor or any Insider, to: Inflection Point Fund I LP 167 Madison Avenue, Suite 205 #1017 New York, NY 10016 Attn: Michael Blitzer Email: blitzer@kingstowncapital.com with a copy (which will not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Joel Rubinstein and Jason Rocha
Email: joel.rubinstein@whitecase.com;
jason.rocha@whitecase.com

(i) Amendments and Waivers. This Agreement may be amended, supplemented, modified or waived only by execution of a written instrument signed by each of the Parties. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree (i) not to assert that a remedy of specific enforcement pursuant to this Section 2(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (ii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

Annex F-6

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.

(m) Entire Agreement. This Agreement and the Business Combination Agreement constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly superseded; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement among the Parties or any certificate or instrument executed by the Prior Sponsor, New Sponsor, any Insider or any Representative in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(n) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Facsimile. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

Annex F-7

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUBCO
GOWELL ENERGY TECHNOLOGY
By:
Name:
Title:
PRIOR SPONSOR
MAYWOOD SPONSOR LLC
By:
Name:
Title:
NEW SPONSOR
INFLECTION POINT FUND I LP
By:
Name:
Title:
INSIDERS
[•]
By:
Name:
Address:
REPRESENTATIVES
COHEN & COMPANY CAPITAL MARKETS, A DIVISION OF COHEN & COMPANY SECURITIES LLC
By:
Name:
Title:
SEAPORT GLOBAL SECURITIES LLC
By:
Name:
Title:

[Signature Page to Lock-Up Agreement (Sponsor)]

Annex F-8

Annex G

FORM OF LOCK-UP AGREEMENT
(COMPANY HOLDERS)

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], between (i) GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”) and (ii) the undersigned (each of such undersigned, a “Holder” and collectively, the “Holders”). PubCo and the Holders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.), a Cayman Islands exempted company, (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”) and PubCo, among others, entered into a business combination agreement, dated October 13, 2025 (the “Business Combination Agreement”), pursuant to which the parties thereto shall consummate a series of transactions, including the exchange of all of the Company Shares held by the Holders into a corresponding number of PubCo Ordinary Shares determined in accordance with the Business Combination Agreement and in accordance with the provisions of applicable Law;

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holders thereunder, the Parties desire to enter into this Agreement, pursuant to which the PubCo Ordinary Shares to be received by the Holders pursuant to the Business Combination Agreement and in accordance with the provisions of applicable Law (together with any securities paid as bonus share issuance, dividends or distributions with respect to such securities or into which such securities are changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein; and

WHEREAS, as of immediately after the Second Merger Effective Time, each Holder will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such number of Restricted Securities set forth opposite such Holder’s name on Exhibit A hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Lock-Up Provisions.

(a) For the purposes of this Section 1, “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell (including, for the avoidance of doubt, by operation of law and through a distribution in specie), hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) deposit any Lock-up Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iv) public announcement of any intention to effect any transaction specified in clause (i), (ii) or (iii).

(b) Subject to Section 1(c) and the other terms of this Agreement, each Holder agrees that it shall not effectuate a Transfer of the Restricted Securities during the period commencing on the Closing Date and ending on the date that is the earliest of (x) six (6) months after the Closing and (y) the date following the Closing on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-Up Period”).

(c) Notwithstanding the provisions set forth in Section 1(b), the following Transfers of the Restricted Securities that are held by any of the Holders (and that have complied with this Section 1(c)) are permitted during the Lock-Up Period in the case of any Holder or its permitted transferees:

(i)   to PubCo’s officers or directors, any Affiliates or immediate family members of any of PubCo’s officers or directors, any Affiliates of the Holders, or any employees of such Affiliates;

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(ii)      in the case of an individual, to any immediate family members of such individual;

(iii)     to any investment funds or vehicles controlled or managed by the securityholder or any of its Affiliates;

(iv)     by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 1(c)(i), or to a charitable organization;

(v)      in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(vi)     in the case of an individual, pursuant to a qualified domestic relations order;

(vii)    in the case of an individual, to a partnership, limited liability company or other entity of which such individual and/or the family members of such individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(viii)   to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 1(c)(i);

(ix)     pursuant to any legal, regulatory or other order;

(x)      in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xi)     in the case of an entity, as part of a distribution to members, partners, shareholders or equityholders of the entity;

(xii)    by virtue of the laws of an entity’s jurisdiction of incorporation or organization, an entity’s organizational documents or the rights attaching to the equity interests in the entity upon dissolution of such entity;

(xiii)   in connection with the exercise of any options, warrants or other convertible securities to purchase PubCo Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) to the extent that any PubCo Ordinary Shares issued upon such exercise are Restricted Securities subject to the applicable restrictions under Section 1(b) of this Agreement,

(xiv)   in the case of an entity, to satisfy tax withholding obligations in connection with such entity’s equity incentive plans or arrangements;

(xv)    in connection with any bona fide mortgage, pledge or encumbrance to a financial institution, as collateral or security in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(xvi)   in connection with a transfer pursuant to a bona fide third party tender offer, merger, consolidation, liquidation, share exchange or other similar transaction made to all holders of PubCo Ordinary Shares involving a change of control of PubCo or which results in all of the holders of PubCo Ordinary Shares having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the consummation of such transaction;

(xvii)  the entry, by the securityholder, at any time on or after the Closing Date, of any trading plan providing for the sale of Restricted Securities, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Restricted Securities during the applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the applicable Lock-Up Period; and

(xviii) to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed

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by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Business Combination does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, that in each of clauses (i) through (xii) and (xv), the transferee must enter into a written agreement in substantially the same form of this Agreement, agreeing to be bound by the terms of the applicable restrictions under Section 1(a) and 1(b) of this Agreement (unless the transferee is PubCo). If dividends are declared and payable on any Restricted Securities, such dividends will also be Restricted Securities subject to the applicable restrictions under Section 1(b) of this Agreement.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, PubCo may impose stop-transfer instructions with respect to the Restricted Securities until the end of the Lock-Up Period.

(e) During the Lock-Up Period, each certificate and book entry position evidencing any Restricted Securities (if any are issued) shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, each Holder shall retain all of its, his or her rights as a shareholder of PubCo with respect to the Restricted Securities during the Lock-Up Period, including the right to receive dividends and the right to vote any Restricted Securities (subject to the other provisions hereof).

2. Miscellaneous.

(a) Authorization. Each Holder, severally and not jointly, hereby represents and warrants that he, she or it has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms. Upon request, each Holder will execute any additional documents as may be necessary in connection with enforcement hereof.

(b) Termination. This Agreement shall automatically terminate with respect to each of the Parties when the applicable restrictions on the securities of such Party hereunder, have ended.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of all Parties hereto. Any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence

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any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(f) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, prepaid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to PubCo, to: GOWell Technology Limited c/o GOWell International LLC 5050 Westway Park Blvd, Ste. 100 Houston, TX 77041 Attn: Kevin Colby Email: kevin.colby@gowell.energy	with a copy (which will not constitute notice) to: Hunter Taubman Fisher & Li LLC 950 Third Avenue, 19th Floor New York, New York 10022 Attn: Louis Taubman Email: ltaubman@htflawyers.com
If to a Holder, to: the address on such Holder’s signature page hereto	with a copy (which will not constitute notice) to: [•] Attn: [•] Email: [•];

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(i) Amendments and Waivers. This Agreement may be amended, supplemented, modified or waived only by execution of a written instrument signed by each of the Parties. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree (i) not to assert that a remedy of specific enforcement pursuant to this Section 2(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (ii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Parties, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.

(m) Entire Agreement. This Agreement and the Business Combination Agreement constitute the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly superseded; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement among the Parties or any certificate or instrument executed by any Holder in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(n) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Facsimile. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PUBCO
GOWell Energy Technology
By:
Name:
Title:
HOLDER
By:
Name:
Address:

[Signature Page to Lock-Up Agreement (Company Holders)]

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Annex H

FORM OF
REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among (i) GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), (ii) Maywood Sponsor LLC, a Delaware limited liability company (the “Prior Sponsor”), (iii) Inflection Point Fund I LP, a Delaware limited partnership (the “New Sponsor”), (iv) Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen”), and Seaport Global Securities LLC (“Seaport”, together with Cohen, the “Representatives”), (v) independent directors of the SPAC (the “Independent Directors”), (vi) the members of the New Sponsor identified on the signature pages hereto under “Other Sponsor Holders” (the “New Sponsor Members”, together with the New Sponsor and Independent Directors, the “New Sponsor Holders”), (vii) each of the undersigned parties listed on the signature pages hereto under “PIPE Holders” (the “PIPE Holders”), and (viii) each of the former shareholders of GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), designated as Legacy Company Holders on the signature pages hereto (each such party a “Legacy Company Holder”, and such holders together with the Prior Sponsor, the New Sponsor Holders, the Representatives, the PIPE Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”), and, for the limited purpose set forth in Section 5.4 of this Agreement, Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.), a Cayman Islands exempted company (“SPAC”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of October 13, 2025 (the “Business Combination Agreement”), by and among PubCo, SPAC, the Company and IPCV Merger Sub Limited, a Cayman Islands exempted company (“Merger Sub”), pursuant to which, among other transactions: (i) SPAC will be merged with and into PubCo (the “First Merger”), as a result of which (a) PubCo shall continue as the surviving entity, and (b) each issued and outstanding SPAC Share, including the SPAC Class A Ordinary Shares issuable in settlement of the SPAC Rights, immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the SPAC Per Share Merger Consideration subject to and on the terms and conditions set forth in the Business Combination Agreement; and (ii) one Business Day following the First Merger, the Merger Sub will merge with and into the Company (the “Second Merger,” and, together with the First Merger, the “Mergers”), as a result of which (a) Company shall continue as the surviving entity and as a wholly-owned direct subsidiary of PubCo, and (b) each issued and outstanding Company Ordinary Share, Company Series A Preferred Share and Company Warrant shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive new PubCo Ordinary Shares, PubCo Preferred Shares, PubCo Series A Investor Warrants, subject to and on the terms and conditions set forth in the Business Combination Agreement;

WHEREAS, SPAC, the Prior Sponsor and the Representatives entered into that certain Registration Rights Agreement, dated as of February 12, 2025 (the “Prior Agreement”);

WHEREAS, on September 9, 2025, the New Sponsor executed a joinder agreement to become a party to that Prior Agreement;

WHEREAS, Section 5.5 of the Prior Agreement provides that any provision, covenant or condition of the Prior Agreement can be amended or modified upon the written consent of PubCo (as successor to SPAC) and Holders (as such term is used in the Prior Agreement) of at least a majority in interest of the Registrable Securities (as such term in used in the Prior Agreement);

WHEREAS, the Prior Sponsor, the New Sponsor and the Representatives own a majority in interest of the Registrable Securities (as such term is used in the Prior Agreement);

WHEREAS, each of PubCo, the Prior Sponsor, the New Sponsor and the Representatives intends for its entry into this Agreement to constitute written consent pursuant to Section 5.5 (Amendments and Modifications) of the Prior Agreement to amend the entirety of the Prior Agreement to provide for its termination without giving effect to the terms providing for the survival of certain provisions thereof as set forth in Section 5.7 (Term) of the Prior

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Agreement, with such termination effective as of the date hereof, in order to provide for the terms and conditions included herein;

WHEREAS, the parties hereto are entering into this Agreement concurrently with and, effective as of and contingent upon, the Closing; and

WHEREAS, PubCo and the Holders desire to enter into this Agreement, pursuant to which PubCo shall grant the Holders certain registration rights with respect to certain securities of PubCo, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of PubCo or the Board, in each case, after consultation with counsel to PubCo, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) PubCo has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” has the meaning set forth in Section 2.5(a) of this Agreement.

“Board” shall mean the board of directors of PubCo.

“Business Combination Agreement” shall have the meaning given in the Recitals.

“Business Days” shall have the meaning given in the Business Combination Agreement.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in Section 2.1.1 of this Agreement.

“Demanding Holder” shall have the meaning given in Section 2.1.1 of this Agreement.

“Floor Price” shall mean $1.00.

“Holder” or “Holders” shall have the meaning given in the Preamble.

“Legacy Company Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4 of this Agreement.

“Maywood IPO” shall mean the initial public offering of SPAC consummated on February 12, 2025.

“Merger Sub” shall have the meaning given in the Recitals.

“Misstatement” shall mean in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not

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misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“New Sponsor” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of any lock-up period applicable between such Holder and PubCo, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1 of this Agreement.

“PIPE Holders” shall have the meaning given in the Recitals.

“Prior Agreement” shall have the meaning given in the Recitals.

“Prior Sponsor” shall have the meaning given in the Preamble.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“PubCo” shall have the meaning given in the Preamble.

“PubCo Ordinary Shares” means the ordinary shares, with $0.0001 par value per share, of PubCo.

“Registrable Security” shall mean all of the following securities, determined as of two (2) Business Days prior to any applicable filing of a Registration Statement and assuming that (i) all shares of Series A Preferred Stock are converted into PubCo Ordinary Shares at a conversion price equal to the Floor Price and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price: (a) any PubCo Ordinary Shares held by a Holder immediately following the Closing, (b) any PubCo Ordinary Shares that may be acquired by Holders upon the exercise, conversion or redemption of any other security of PubCo or other right to acquire PubCo Ordinary Shares held by a Holder immediately following the Closing, (c) any outstanding PubCo Ordinary Shares or other equity securities (including the PubCo Ordinary Shares issued or issuable upon the exercise of any other equity security) of PubCo held by a Holder on or following the date of this Agreement to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), (d) any of the Restricted Shares granted to the Holders upon assumption and conversion of the Company Restricted Shares (as defined in the Business Combination Agreement) at the Second Merger Effective Time in consideration for services provided to PubCo, and (e) any other equity security, including any warrants, shares of capital stock or other securities of PubCo, issued or issuable with respect to any securities referenced in clauses (a), (b), (c) or (d) above by way of share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration, including pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements under Rule 144(i) (to the extent applicable)); or (v) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses relating to a Registration, including, without limitation, the following:

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(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which PubCo’s Ordinary Shares are then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for PubCo;

(e) all of PubCo’s internal expenses (including all salaries and expenses of its officers and employees);

(f) all reasonable fees and expenses of any special experts retained by PubCo in connection with such registration;

(g) reasonable fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts, commissions and transfer taxes, if any, with respect to Registrable Securities sold by PubCo;

(h) reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(i) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration not to exceed $75,000 without the consent of PubCo.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” shall have the meaning given in the Recitals.

“Requesting Holder” shall have the meaning given in Section 2.1.1 of this Agreement.

“Restricted Shares” shall mean each PubCo Ordinary Share subject to vesting, forfeiture, or other restrictions.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall have the meaning given in Section 2.3(a) of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.3(b) of this Agreement.

“Suspension Event” shall have the meaning set forth in Section 3.4 of this Agreement.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Following the expiration of any applicable lock-up period, subject to the provisions of Section 2.1.4 hereof and provided at least 12 months have passed since the filing of the Form 10 information (as defined in Rule 144(i)(3) of the Securities Act) with the Commission, any of (x) Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities, (y) New Sponsor or (z) affiliates of New Sponsor (clauses (x) through (z), “Demanding Holders”), may make a written demand for Registration under the

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Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). PubCo shall, promptly following PubCo’s receipt of a Demand Registration and, in any event, within twenty (20) days of its receipt of such Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify PubCo, in writing, within five (5) Business Days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Holder(s) to PubCo, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as reasonably practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. PubCo shall not be obligated to effect (x) more than one (1) Registration pursuant to a Demand Registration on behalf of the Representatives or (y) more than an aggregate of four (4) Registrations pursuant to a Demand Registration with respect to any or all Registrable Securities; provided that, a Registration shall not be counted for such purpose unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Form F-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form F-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) PubCo has complied with all of its obligations under this Agreement with respect thereto; provided that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than five (5) days of such election; provided further that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of Section 2.1.4 hereof, if a majority-in-interest of the Demanding Holders so advise PubCo as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein; provided that PubCo shall only be obligated to effect an Underwritten Offering pursuant to this Section 2.1.3 if such offering shall include Registrable Securities proposed to be sold by such Holders with an anticipated aggregate offering price, before deduction of underwriting discounts and commissions, of at least $10 million. The applicable Holders shall have the right to select the underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to PubCo’s prior approval which shall not be unreasonably withheld, conditioned or delayed.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Ordinary Shares or other equity securities that PubCo desires to sell and PubCo Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata

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based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), PubCo Ordinary Shares or other equity securities of other persons or entities that PubCo is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least three (3) Business Days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this Section 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date hereof, PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (a) filed in connection with any employee or director share option, compensation or other benefit plan, (b) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of PubCo, (d) for an “at-the-market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (e) relating to a transaction pursuant to Rule 145 under the Securities Act or (f) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed filing to all of the Holders of Registrable Securities who hold Registrable Securities that are not then subject to any applicable lock-up, as soon as reasonably practicable, but not less than ten (10) days (or, in the case of a Block Trade or Other Coordinated Offering, five (5) days), before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days (unless such offering is an overnight or bought Underwritten Offering, Block Trade or Other Coordinated Offering, then two (2) days), in each case after receipt of such written notice (such Registration a “Piggyback Registration” and such Registrable Securities that a Holder timely requests to include therein, the “Piggyback Securities”); provided, that if PubCo has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution method of the PubCo Ordinary Shares in, or probability of success of, an Underwritten Offering, then if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), PubCo shall not be required to offer such opportunity to such Holders. Subject to the foregoing proviso, PubCo shall, in good faith, cause such Piggyback Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Piggyback Securities to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Piggyback Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Piggyback Securities through an Underwritten Offering under this Section 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo. PubCo may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of PubCo Ordinary Shares that PubCo desires to sell, taken together with (a) PubCo Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (c) PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of PubCo, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for PubCo’s account, PubCo shall include in any such Registration: (A) first, PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration: (A) first, PubCo Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), PubCo Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (but subject to Section 3.2), PubCo shall be responsible for all Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Shelf Registration

(a) PubCo shall as soon as reasonably practicable, but in any event within thirty (30) days after the Closing Date (as defined in the Business Combination Agreement), file with the Commission a registration statement on Form F-1 under the Securities Act for the shelf registration (a “Shelf Registration Statement”) covering, subject to Section 3.3, the public sale or resale of all of the Registrable Securities on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause any Shelf Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after the initial filing of such Shelf Registration Statement, but no later than the earlier of (a) the 90th calendar day following the filing date thereof if the Commission notifies PubCo that it will

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“review” the Shelf Registration Statement and (b) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Section 3.4, PubCo shall maintain a Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form F-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a registration statement on Form F-3 as soon as reasonably practicable after PubCo is eligible to use Form F-3.

(b) If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, PubCo shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf Registration Statement, and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if PubCo is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form F-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Shelf Registration Statement or a Subsequent Shelf Registration.

2.4 Restrictions on Representatives’ Registration Rights. Notwithstanding the provisions of this Agreement, the Registrable Securities held by the Representatives are subject to compliance with FINRA Rule 5110(g)(8). The Representatives may not exercise demand or “piggyback” registration rights hereunder after five and seven years, respectively, after the commencement of sales in the Maywood IPO and may not seek a Registration pursuant to a Demand Registration on more than one occasion.

2.5 Block Trades; Other Coordinated Offerings.

(a) Notwithstanding anything contained in this Section 2, following the expiration of the lock-up period applicable to such Holder, in the event of a sale of Registrable Securities in (a) an underwritten transaction requiring the involvement of PubCo but not involving any “road show” and which is commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), (1) the Holder shall (i) give at least five Business Days prior notice in writing of such transaction to PubCo, (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s) and (iii) the maximum number of Registrable Securities to be sold in such offering and the expected gross proceeds of such offering; and (2) PubCo shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade or Other Coordinated Offering. Any Block Trade or Other Coordinated Offering shall be for at least $20 million in expected gross proceeds. For the avoidance of doubt, a Block Trade or Other Coordinated Offering shall not constitute an Underwritten Takedown. The Holders of at least a majority of the Registrable Securities being sold in any Block Trade or Other Coordinated

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Offering shall select the underwriter(s), brokers, sales agents or distribution agents to administer such Block Trade or Other Coordinated Offering, as applicable; provided that such underwriter(s), brokers, sales agents or distribution agents shall be reasonably acceptable to PubCo.

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, the Holder shall have the right to submit a written notice of withdrawal to PubCo of its intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to such Holder’s withdrawal under this Section 2.5(b).

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Holder pursuant to this Agreement.

Article III
PUBCO PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto PubCo shall, as soon as reasonably possible:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding or no longer constitute Registrable Securities (such period, the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding or no longer constitute Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, upon the reasonable written request of Holders, furnish without charge to the Underwriters, brokers, distribution agents, or sales agents, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters, brokers, distribution agents, or sales agents, if any, and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in

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such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening in writing of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each Holder of such Registrable Securities or its counsel; provided, that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, subject to the provisions of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, or other financial institutions faciliting such offering, if any, and any attorney or accountant retained by such Holders or Underwriters or other financial institutions facilitating such offering to participate, at each such person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, or other financial institutions facilitating such offering, attorney or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or other financial institutions enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information; provided, further, that PubCo may not include the name of any Holder, Underwriter, or other financial institution that is facilitating or may facilitate an offering, in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement of Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder, Underwriter, or other financial institution, and providing each such Holder, Underwriter, or other financial institution a reasonable amount of time to review and comment on such applicable document.

3.1.11 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from PubCo’s independent registered public accountants, in the event of an Underwritten Registration, a Block Trade, an Other Coordinated Offering or a sale by a broker, distribution agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by PubCo’s independent registered public accountings and PubCo’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or other similar type of sales agent or distribution agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, a Block Trade, an Other Coordinated Offering or a sale by a broker, distribution agent or sales agent pursuant to a Registration Statement obtain an opinion and negative assurance letter,

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dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the participating Holders, the broker, distribution agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, distribution agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, distribution agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or distribution agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or distribution agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first (1st) full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering, use its commercially reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. All Registration Expenses of all Registrations in the aggregate shall be borne by PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable and documented fees and expenses of any external legal counsel representing the Holders.

3.3 Requirements for Participation. The Holders of Registrable Securities shall provide such information as may reasonably be requested by PubCo, or the managing Underwriter or distribution agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with PubCo’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering, Block Trade or Other Coordinated Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by PubCo and (ii) completes and executes all questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other documents as may be required under the terms of such arrangements and that are reasonable or otherwise customary. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Restrictions on Registration Rights.

(a) Notwithstanding anything to the contrary in this Agreement, PubCo shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, for the shortest period of time determined in good faith by PubCo to be necessary for such purpose, if the Registration Statement or Prospectus (i) contains a Misstatement, or in the opinion of counsel for PubCo it is necessary to supplement or amend such Prospectus to comply with applicable law, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, (iii) in the good faith

Annex H-11

judgment of a majority of the Board, would be seriously detrimental to PubCo and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, (iv) require the Company to make an Adverse Disclosure, or (v) would otherwise render PubCo unable to comply with requirements under the Securities Act or Exchange Act (each, a “Suspension Event”); provided, however, that PubCo may not delay or suspend a Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days in each case during any 12 month period. Upon notice from PubCo of the occurrence of a Suspension Event, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Registration Statement or Prospectus correcting such Suspension Event (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by PubCo that the use of the Registration Statement or Prospectus may be resumed. If so directed by PubCo, the Holders will deliver to PubCo or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (i) to the extent the Holders are required to retain a copy of such Prospectus (A) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data backup.

(b) If (a) during the period starting with the date sixty (60) days prior to PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a PubCo-initiated Registration and provided that PubCo has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; or (b) the Holders have requested an Underwritten Registration and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, then in each case upon prompt written notice of such action to the Holders, PubCo shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell PubCo Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to PubCo), including providing any customary legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Restrictive Legend Removal. In connection with a Registration pursuant to Sections 2.1, 2.2 or 2.3, or any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) upon the request of a Holder, PubCo shall (i) authorize PubCo’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder), and cause PubCo’s counsel to issue an opinion to PubCo’s transfer agent in connection therewith, if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with PubCo to which such Holder is a party, (ii) request PubCo’s transfer agent to issue in lieu thereof securities without such restrictions to the Holder upon, as applicable, surrender of any certificates or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use its commercially reasonable efforts to cooperate with such Holder to have such Holder’s Registrable Securities transferred into a book entry position at The Depository Trust Company, in each case, subject to delivery of customer documentation, including any documentation required by such restrictive legend or book entry notation.

Article IV
INDEMNIFICATION AND CONTRIBUTION

Annex H-12

4.1 Indemnification.

4.1.1 PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives and each person who controls (within the meaning of the Securities Act) such Holder against all losses, claims, damages, liabilities and expenses (including reasonable and documented external attorneys’ fees) caused by any Misstatement, except insofar as the same are arising out of, based on or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to the indemnification of the Holders.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify PubCo, its directors, officers, employees, advisors, representatives and agents and each person who controls (within the meaning of the Securities Act) PubCo against any losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented external attorneys’ fees) caused by any Misstatement to the extent contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to indemnification of PubCo.

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question,

Annex H-13

including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be several, not joint and several, and shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of PubCo, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.2 Waiver of Medallion Guaranty. PubCo agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit A to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of PubCo) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any transfer of any PubCo Ordinary Shares or other equity securities of PubCo by the New Sponsor, New Sponsor Members, or any of their Permitted Transferees; provided that, in each case, as a prerequisite to PubCo’s entry into such indemnification agreement, the New Sponsor, such New Sponsor Member, or Permitted Transferee enters into an indemnification agreement in favor of the Company, substantially in the form attached as Exhibit B to this Agreement.

Article V
MISCELLANEOUS

5.1 Notices. All notices, demands, requests, consents, approvals or waivers and other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (having obtained electronic delivery confirmation thereof), (c) by reputable, nationally recognized overnight courier service providing evidence of delivery, or (d) by registered or certified mail, pre-paid and return receipt requested. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the second (2nd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery or overnight mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed to the applicable party at their respective addresses set forth in Schedule A hereto.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from the Prior Sponsor shall be treated as the Prior Sponsor for all purposes of this Agreement, a Permitted Transferee receiving Registrable Securities from any of the Representatives shall be treated as a Representative for all purposes of this Agreement, a Permitted Transferee receiving Registrable Securities from a New Sponsor Holder shall become a New Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a Legacy Company Holder shall become a Legacy Company Holder,

Annex H-14

and a Permitted Transferee receiving Registrable Securities from a PIPE Holder shall become a PIPE Holder; provided that, as a precondition to such transfer, such Permitted Transferee enters into a written agreement with PubCo agreeing to be bound by the terms and conditions of this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Delivery of a signed counterpart of this Agreement by facsimile or electronic transmission shall constitute valid and sufficient delivery thereof.

5.4 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) and the Business Combination Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Without limiting the generality of the foregoing, SPAC, the Prior Sponsor, the New Sponsor and the Representatives hereby agree that the Prior Agreement is hereby terminated without giving effect to the terms providing for the survival of certain provisions thereof as set forth in Section 5.7 (Term) of the Prior Agreement and of no further force or effect.

5.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the laws of the Cayman Islands are mandatorily applicable. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.6 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED

Annex H-15

WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.7 Amendments and Modifications. Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely effects the New Sponsor Holders shall also require the written consent of the New Sponsor (or its successor or assign) so long as the New Sponsor Holders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding PubCo Ordinary Shares of the Company; and provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided further that no consent of any holder of piggyback registration rights shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such holder of Piggyback Registration rights, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.7 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.8 Other Registration Rights. PubCo represents and warrants that no person, other than a holder of Registrable Securities, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration by PubCo for the sale of securities for its own account or for the account of any other person. Further, PubCo represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Scope of the Holders’ Obligations. In this Agreement, (a) any obligation, covenant, representation or warranty, indemnity, liability or other requirement provided by or in respect of any Holder shall be on a several basis (not jointly and not jointly and severally) as to such Holder and only pertain to it, (b) each Holder shall be liable for its own breaches and (c) no party hereto shall be entitled to recover more than once (i.e., “double recovery”) for the same loss or losses even in the event of breaches by multiple Holders.

5.10 Term. This Agreement shall terminate upon the earlier of (a) the tenth (10th) anniversary of the date of this Agreement, (b) the date as of which no Registrable Securities remain outstanding and (c) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex H-16

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PUBCO:
GOWELL ENERGY TECHNOLOGY
By:
Name:	Yap Yong Sheng
Title:	director
PRIOR SPONSOR:
MAYWOOD SPONSOR LLC
By:
Name:
Title:
NEW SPONSOR:
INFLECTION POINT FUND I LP
By:
Name:
Title:
SPAC:
INFLECTION POINT ACQUISITION CORP. V
By:
Name:
Title:
REPRESENTATIVES:
COHEN & COMPANY CAPITAL MARKETS, A DIVISION OF COHEN & COMPANY SECURITIES, LLC
By:
Name:
Title:
SEAPORT GLOBAL SECURITIES LLC
By:
Name:
Title:

[Signature Page to Project Gas — Registration Rights Agreement]

Annex H-17

LEGACY COMPANY HOLDERS:
[•]
By:
Name:
Title:
PIPE HOLDERS:
[•]
By:
Name:
Title:
INDEPENDENT DIRECTORS:
[•]
By:
Name:
Title:

[Signature Page to New Registration Rights Agreement]

Annex H-18

Schedule A

PUBCO:

GOWell Energy Technology
c/o GOWell International LLC
5050 Westway Park Blvd, Ste. 100
Houston, TX 77041
Attn: Kevin Colby
Email: kevin.colby@gowell.energy

with a required copy to (which copy shall not constitute notice):

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com

PRIOR SPONSOR:

Maywood Sponsor LLC
c/o Maywood Acquisition Corp.
418 Broadway #6441
Albany, NY 12207
Attn: [•]
Email: [•]

with a required copy to (which copy shall not constitute notice):

Graubard Miller
405 Lexington Ave 44th Floor
New York, NY 10174
Attn: David Alan Miller; Jeffrey Gallant
Email: dmiller@graubard.com; jgallant@graubard.com

NEW SPONSOR:

Inflection Point Fund I LP
167 Madison Avenue,
Suite 205 #1017
New York, NY 10016
Attn: Michael Blitzer
Email:

with a required copy to (which copy shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, NY 10025
Attn: Joel Rubinstein and Jason A. Rocha
Email: joel.rubinstein@whitecase.com; jason.rocha@whitecase.com

Annex H-19

LEGACY COMPANY HOLDERS:

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

Annex H-20

Exhibit A

[•]

[•]

[•]

[ ], 2025

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] to [ ], of [ ] [ordinary shares/Series A Preference Shares] of [•] (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, damages, costs, charges and expenses that it may in any way sustain, incur, or become liable for by reason related to the above referenced transaction.

I, [•], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,
[•]
By:
Name:
Title:

Annex H-21

Exhibit B

[Name of Holder]

[•]

[•]

[ ], 2025

[•]

[•]

[•]

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] (the “Transferor”) to [ ], of [ ] [ordinary shares/Series A Preference Shares] of [•] (the “Company”). Please be advised that the Transferor authorizes the Company and Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the Transferor but do not bear a customary medallion signature guarantee. The Transferor agrees to indemnify the Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [•], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,
[Name of Holder]
By:
Name:
Title:

Annex H-22

Annex I

Dated October 13, 2025

THE INVESTORS

and

THE COMPANY

SUBSCRIPTION AGREEMENT relating to Series A Shares and Warrants of GOWell Technology Limited

Index

Clause No.		Annex I Page Nos.
1.	Definitions	1
2.	Interpretation	4
3.	Subscriptions	5
4.	Completion	5
5.	Warranties and Indemnity	6
6.	Limitations on Claims	7
7.	Announcements	8
8.	Costs and expenses	8
9.	Cumulative remedies	8
10.	Waiver	9
11.	Entire agreement	9
12.	Variation and termination	9
13.	No partnership	10
14.	Assignment and transfer	10
15.	Rights of third parties	10
16.	Counterparts; No originals	11
17.	Notices	11
18.	Severance	11
19.	Governing law	11
20.	Jurisdiction	12
21.	Regulatory matters	12
22.	US securities laws requirements	12
23.	Information and taxation matters	13
24.	Business Combination	13
Schedule 1 The Investors
Schedule 2 Particulars
Schedule 3 Members of the Company Part 1: Members of the Company pre-Completion
Schedule 4 Execution Conditions		14
Schedule 5 Execution Date Warranties		15
Schedule 6 Business Combination Agreement

Annex I-i

DATE October 13, 2025

PARTIES

(1)         The persons whose names and addresses are set out in Schedule 1 (each, an “Investor” and together, the “Investors”); and

(2)         Gowell Technology Limited, an exempted company incorporated in the Cayman Islands having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”).

INTRODUCTION

(A)        The Company is an exempted company limited by shares, brief particulars of which are set out in Part 1 of Schedule 2.

(B)         Details of the legal ownership of the share capital of the Company are set out in Schedule 3.

(C)         Following the execution and delivery of this agreement, it is anticipated that the Company, Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), and IPCV Merger Sub Limited, a Cayman Islands exempted Company and wholly-owned subsidiary of SPAC (“Merger Sub”), will enter into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), pursuant to which, among other things, (i) SPAC will merge with and into PubCo (the “First Merger”), with PubCo surviving the First Merger, and (ii) one (1) day after the date of the First Merger becoming effective, Merger Sub will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger.

(D)        In anticipation of PubCo, SPAC and the Company entering into the Business Combination Agreement, the Company desires to issue and allot to the Investors, and the Investors wish to subscribe for, shares in the capital of the Company on and subject to the terms of this agreement.

AGREED TERMS

1.           Definitions

In this agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Act” means the Cayman Islands Companies Act (as revised);

“Accounts” means the unaudited statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows of the Company for the period ended on the Accounts Date;

“Accounts Date” means December 31, 2024;

“Affiliate” means, with respect to an Investor, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such Investor, including, any general partner, managing member, officer or director of the Investor or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, the Investor;

“Board” means the board of directors of the Company as constituted from time to time;

“Business Day” means a day on which the clearing banks are ordinarily open for the transaction of normal banking business in the Cayman Islands (other than a Saturday or Sunday or public or bank holiday in the Cayman Islands);

“Claim” means any claim for breach of a Warranty;

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

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“Company Real Property Leases” means all current leases, lease guarantees, agreements and documents related thereto as of the date of this agreement, including all amendments, terminations and modifications thereof or waivers thereto for all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company;

“Completion” has the meaning given in clause 4.2;

“Disclosed” means fairly disclosed to the Investors in the Disclosure Schedules with sufficient detail to enable the Investor to identify the nature and scope of the matters disclosed;

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit D;

“Encumbrance” means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Execution Conditions” means the conditions set out in Schedule 4;

“Execution Date” means the date of this agreement;

“Existing Articles” means the memorandum and articles of association of the Company as of the date of this agreement;

“Fundamental Warranties” means the Warranties set out in paragraphs 4, 7, 8, 10, and 24 of Schedule 5;

“Funding Conditions” means the conditions set out in Schedule 7;

“Group Companies” means the Company and each and any of the subsidiaries from time to time and “Group Company” means any of them;

“Intellectual Property” means copyrights and related rights, trade marks and service marks, business and trade names, rights in logos and get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in inventions, rights to use and protect the confidentiality of confidential information (including trade secrets and Know How), registered designs, design rights, Patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all other intellectual property or other intangible rights and privileges, and rights of a nature similar or allied to any of the foregoing, in every case which subsists now or in the future in any part of the world and whether or not registered, and including all granted registrations and all applications for registration, and rights to apply for and be granted, renewals and extensions of, and rights to claim priority from, any such rights;

“Lead Investor” means Inflection Point Fund I, LP;

“Longstop Date” means the date that is the later of (x) three Business Days after the date of this agreement or (y) two Business Days following the date that the Company delivers evidence reasonably satisfactory to the Investors of the satisfaction of all of the Funding Conditions, or such later time and date as may be agreed in writing by the Company and the Lead Investor;

“NASDAQ” means The NASDAQ Stock Market LLC;

“New Articles” means the amended and restated memorandum and articles of association of the Company in the agreed form to be adopted on or prior to Completion, as amended or superseded from time to time, in substantially the form attached hereto as Exhibit C;

“New Shares” means the Series A Shares to be subscribed for by the Investors pursuant to clause 3.1;

“Non-US Subsidiary” means any subsidiary of the Company that is formed or organised outside of the United States;

“Ordinary Shares” has the meaning set out in the New Articles;

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“PFIC” means a “passive foreign investment company” as defined Section 1297 of the U.S. Internal Revenue Code of 1986, as amended;

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom;

“Securities” means, collectively, the New Shares, the Warrants, and the Ordinary Shares issuable upon conversion of the New Shares and upon exercise of the Warrants;

“Series A Shares” means series A redeemable preference shares of US$0.0001 each in the capital of the Company from time to time having the rights set out in the New Articles;

“Share Incentive Plan” means any plan to be established by the Company pursuant to which the Company grants certain rights to acquire Ordinary Shares to its directors, employees, contractors and consultants;

“Shareholder” means any shareholder of the Company from time to time (but excludes the Company holding Treasury Shares from time to time) and the term “Shareholders” shall be construed accordingly;

“Shares” means the Ordinary Shares and the Series A Shares;

“Subscriber Majority” means Investors who have subscribed, in aggregate, for at least 50 per cent of the New Shares under clause 3.1;

“Subscription Price” means US$8.50 per New Share;

“Subscription Threshold” has the meaning given in clause 4.2;

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Taxation” means and includes all forms of taxation, and statutory and governmental, state, provincial, local governmental or municipal charges, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, and imposts, VAT and any other taxes, whether imposed in the United Kingdom, United States or elsewhere in the world and whenever imposed and together with all related interest, penalties, charges, surcharges, or costs;

“Taxing Authority” means any governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of the United States or elsewhere in the world, which is competent to impose or collect Taxation;

“Treasury Shares” means shares in the capital of the Company held by the Company as treasury shares;

“VAT” means (i) value added tax as defined under the VATA (ii) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (iii) all Tax of a similar nature levied in any jurisdiction and whether in addition to or in substitution for it;

“VATA” means the Value Added Tax Act 1994;

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“Warranties” means the warranties given pursuant to clause 5 (references to a particular warranty being to a statement set out in Schedule 5) and “Warranty” shall be construed accordingly; and

“Warrants” means the warrants to purchase Ordinary Shares to be subscribed by the Investors pursuant to clause 3.1 in the form attached hereto as Exhibit A.

2.           Interpretation

2.1.        Unless otherwise defined in this agreement or the context otherwise requires, words and expressions defined in the New Articles have the same respective meanings in this agreement.

2.2.        Words and expressions which are defined in the Act (to the extent applicable) shall have the meanings attributed to them therein when used in this agreement unless otherwise defined (in this agreement or in the New Articles) or the context otherwise requires.

2.3.        Clause and paragraph headings and the table of contents are used for convenience only and shall not affect the construction or interpretation of this agreement.

2.4.        References to persons shall include individuals, bodies corporate, unincorporated associations, trusts, joint ventures and partnerships, in each case whether or not having a separate legal personality.

2.5.        Reference to a “party” or “parties” is to a party or parties to the agreement and any person that has entered into an adherence agreement to this agreement.

2.6.        References to documents “in the agreed form” are to documents in terms agreed on behalf of the Company and the Lead Investor.

2.7.        References to any statute or other legislation or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the Cayman Islands, be deemed to include a reference to that which most nearly approximates to the Cayman Islands legal term in that jurisdiction.

2.8.        References to those of the parties that are individuals include their respective legal personal representatives.

2.9.        References to “writing” or “written” includes any non-transitory form of visible reproduction of words.

2.10.      The words “include” and “including” (or any similar term) are to be construed as being by way of illustration or emphasis only and not to be construed so as to limit generally any words preceding them and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.11.      Reference to “issued Shares” of any class shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.

2.12.      Reference to the “holders” of Shares or a class of Share shall exclude the Company holding Treasury Shares from time to time, unless stated otherwise.

2.13.      Words denoting the singular include the plural and vice versa and reference to one gender includes the other gender and neuter and vice versa.

2.14.      References to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the Execution Date), instrument or order or other subordinate legislation made under such provision or enactment unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the Execution Date.

2.15.      Reference to a time of day is unless otherwise specifically stated a reference to the time in the Cayman Islands.

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2.16.      References to the time of day or date shall unless otherwise specifically stated be construed as references to the time or date prevailing in the Cayman Islands.

2.17.      References in clause 1 (Definitions) (in so far as they are used in the clauses and schedules referred to in this clause), clause 5 (Warranties) and Schedule 5 (Execution Date Warranties) to the Company and the Board shall include, where appropriate in the context, each of the subsidiaries and any holding company and the directors for the time being of those subsidiaries and any holding company respectively.

3.           Subscriptions

3.1.        Subject to the provisions of clauses 4.1 to 4.3 (inclusive), each Investor set out below applies for the allotment and issue to it at Completion of the following New Shares and a Warrant exercisable for the following number of Ordinary Shares as set out in the table below at the Subscription Price and the Company accepts such application:

Investor	No. of New Shares	No. of Ordinary Shares Issuable Upon Exercise of Warrant	Total subscription monies (USD)
Inflection Point Fund I, LP	2,352,941	980,392	$20,000,000
Total:	2,352,941	980,392	$20,000,000

3.2.        Each Investor shall be entitled to direct that its New Shares or Warrant be issued and registered in the name of any nominee or custodian holding such New Shares or Warrant on its behalf as bare nominee and the provisions of clauses 3.1 and 4 (Completion) shall be interpreted accordingly.

4.           Completion

4.1.        Upon and with effect from the Execution Date, the parties acknowledge and agree that the Execution Conditions have been satisfied or waived in full and that subject to (i) clauses 4.2 to 4.3 (inclusive) and (ii) the satisfaction (or waiver) of the Funding Conditions, each Investor subscribing for New Shares and a Warrant pursuant to clause 3.1 shall, on or prior to the Longstop Date, pay the sum set out against its name in column 4 of the table in clause 3.1 (being the aggregate Subscription Price for its New Shares and Warrant), by electronic funds transfer to the bank account of the Company as set out below and payment made in accordance with this clause 4.1 shall constitute a good discharge for such Investor of its obligations under this clause 4.1:

Account name	:	[***]
Accountholder address	:	[***]
Bank	:	[***]
USD Account	:	[***]
USD IBAN	:	[***]
SWIFTCODE	:	[***]

4.2.        Upon receipt by the Company of subscription monies equalling the total set forth in column 4 of the table in clause 3.1 (being an aggregate Subscription Price of $20,000,000, or such lesser amount as agreed between the Company and the Lead Investor, the “Subscription Threshold”), paid in accordance with clause 4.1 from:

(a)         the Lead Investor; and

(b)         each other Investor,

the Company shall issue the New Shares and Warrants listed in the table in clause 3.1 to each Investor whose subscription monies have been received by the Company, credited as fully paid and enter its name in the register of members in respect of such New Shares and Warrants (“Completion”).

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4.3.        Without prejudice to all other rights and remedies available to the parties, including the right to bring a claim for breach of contract:

(a)         if the Subscription Threshold is not satisfied by the Longstop Date (other than by reason of a failure by the Company to satisfy the Funding Conditions), the Company shall be entitled to determine that this agreement shall terminate with effect from such determination (or such other specified date) and the parties shall have no further rights or obligations under this agreement, other than accrued rights and obligations at that time; and

(b)         without prejudice to clause 4.3(a), if an Investor (other than the Lead Investor) does not pay its subscription monies in accordance with clause 4.1 by the Longstop Date, the Company and the Lead Investor shall be jointly entitled to determine that such Investor who has failed to pay its subscription monies shall be deemed not to have made any application for New Shares or Warrants under this agreement (but without prejudice to the applications made by any other Investors under this agreement) and upon such determination this agreement shall be deemed varied, without the consent of any other party, or action required, so as to remove all references to such Investor who has failed to pay its subscription monies (who shall cease to be a party to this agreement) and to make any associated changes.

4.4.        Within two (2) Business Days following Completion, the Company shall deliver to each Investor who has completed their subscription for New Shares and a Warrant a capitalisation table of the Company as of Completion including details of all: (i) issued Shares; (ii) options, both allocated and unallocated under the Share Incentive Plan(s) (if any); (iii) warrants (including the Warrants); and (iv) any and all other rights to subscribe for shares or convertible securities, if any.

5.           Warranties and Indemnity

5.1.        The Company warrants to each Investor that each Warranty is true, accurate and not misleading at the Execution Date subject only to:

(a)         the matters Disclosed; and

(b)         any exceptions expressly provided for under this agreement.

5.2.        Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this agreement.

5.3.        The rights and remedies of the Investors in respect of any breach of any of the Warranties shall not be affected by Completion, any investigation made by or on behalf of the Investors into the affairs of the Company or any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

5.4.        No information relating to the Company of which an Investor has knowledge (actual or constructive) other than by reason of it being Disclosed in accordance with clause 5.1(a) shall prejudice any Claim which such Investor shall be entitled to bring or shall operate to reduce any amount recoverable by such Investor under this agreement.

5.5.        Where any Warranty is qualified by the expression “so far as the Company is aware” or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means the actual knowledge of either the Chief Executive Officer or Chief Operating Officer of the Company.

5.6.        Without limiting anything to the contrary in clause 5.7, the Investors agree among themselves that the following provisions shall (unless they subsequently agree amongst themselves to the contrary acting by way of a Subscriber Majority) apply in relation to the bringing of any Claim:

(a)         no Claim shall be brought by any of the Investors without the prior written consent of a Subscriber Majority;

(b)         unless otherwise agreed among the Investors, the costs incurred by any Investor(s) in bringing a Claim shall be borne by all of the Investors participating in such Claim proportionately to the amounts subscribed by each of them for New Shares and Warrants pursuant to this agreement; and

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(c)         unless otherwise agreed among the Investors, any damages obtained as a result of any Claim will, after deduction of all costs and expenses, be divided amongst the Investors in such proportions.

5.7.        The Company undertakes to indemnify and hold harmless each Investor, its Affiliates and each of its and their directors, officers and employees (the “Indemnified Persons”) from and against, and shall pay to such Investor or the relevant Indemnified Person(s) (as applicable) (by way of telegraphic transfer of immediately available cleared funds to such account as may be notified to the Company by such Indemnified Person from time to time) a sum equal to: (i) any and all Losses directly suffered or incurred by any Indemnified Person(s); and (ii) the Relevant Percentage of any Losses directly suffered or incurred by any Group Company, in each case arising out of and/or relating to a breach of any of the Warranties made by the Company in this agreement (unless such Losses are primarily based upon a material breach of such Indemnified Person’s representations, warranties or covenants under this agreement or any conduct by such Indemnified Person which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

5.8.        For the purposes of clause 5.7:

(a)         “Losses” means any and all liabilities, damages, losses, Taxation, fines (including all interest and penalties), expenses and costs reasonably and properly incurred (including all reasonably and properly incurred legal costs and other reasonably and properly incurred professional costs and expenses); and

(b)         “Relevant Percentage” means the percentage of the Company’s issued share capital that the New Shares of such Investor represent immediately following Completion.

5.9.        The indemnity in clause 5.7 applies whether or not any Indemnified Person has been negligent or at fault.

5.10.      If a payment due from the Company under clause 5.7 is subject to Taxation (whether by way of direct assessment or withholding at its source), the amount of the payment shall be increased to ensure that the net receipt, after Taxation, to the Indemnified Person is the same as it would have been were the payment not subject to Taxation.

5.11.      Aside from any claim for injunctive or other equitable relief and any claim alleging fraud, the parties agree that the indemnification provided in clause 5.7 shall be the sole and exclusive remedy for any breach of any of the Warranties.

6.           Limitations on Claims

6.1.        The limitations set out in this clause 6 shall not apply to any Claim which is:

(a)         the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Company; or

(b)         a result of a breach of any Fundamental Warranty.

6.2.        No Claim may be made by an Investor against the Company unless written notice of such Claim is served by such Investor on the Company, giving reasonable details of the Claim, on or prior to the earlier of within the 12 month period after the Execution Date.

6.3.        The aggregate liability of the Company in respect of all and any Claims shall be limited to an amount equal to the aggregate amount subscribed for the New Shares and Warrants by the Investor pursuant to this agreement.

6.4.        Without prejudice to the overall cap set out in clause 6.3 above, in respect of any Claim(s) that is or are brought by only some Investors, the aggregate liability of the Company in respect of all such Claims shall be limited to an amount equal to the aggregate amount subscribed for the New Shares pursuant to this agreement by those Investors bringing the Claim(s).

6.5.        No liability of the Company in respect of any breach of any Warranty shall arise:

(a)         to the extent that such breach occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the Execution Date or by reason of any change to existing legislation, or in rates of Taxation occurring after the Execution Date; and/or

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(b)         to the extent that such breach or claim arises as a result of any change in the accounting bases or policies in accordance with which the Company values its assets or calculate its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the Accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with).

6.6.        The Investors shall be entitled to make a Claim in respect of liability which is contingent or unascertained provided that written notice of the Claim (giving as far as practical the amount and details of the Claim) is given by such Investors to the Company before the expiry of the relevant period specified in clause 6.2 and the Company shall not be liable to make any payment in respect of such Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

6.7.        Notwithstanding anything to the contrary in this agreement, except in the case of fraud or willful misconduct, the Company shall not be obligated to indemnify any Indemnified Person under clause 5.7, unless the aggregate Losses incurred by the Indemnified Person seeking indemnity as a result of all Losses that would otherwise be subject to indemnification under clause 5.7 exceeds US$100,000, in which case such Indemnified Person shall only be entitled to indemnification for the portion of its Losses that exceeds US$100,000.

6.8.        Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether an Indemnified Person is entitled to indemnification under clause 5.7, as well as the amount of Losses recoverable by an Indemnified Person pursuant to clause 5.7, each of the qualifications as to “material”, “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such warranties listed on Schedule 5 shall be disregarded.

6.9.        Nothing in this agreement shall prejudice an Investor’s duty under common law to mitigate any loss or liability which is the subject of a Claim.

7.           Announcements

7.1.        Except in accordance with clause 7.2, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this agreement or its subject matter (including the Investors’ investment in the Company) or any ancillary matter.

7.2.        Notwithstanding clause 7.1, any party (or in the case of an Investor, the general partner or investment manager of the Investor) may make or permit to be made an announcement concerning or relating to this agreement or its subject matter or any ancillary matter with:

(a)         the prior written approval of the Lead Investor and the Board; or

(b)         if and to the extent required by:

(i)          law;

(ii)         any securities exchange on which such party’s securities are listed or traded;

(iii)        any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law, including (but without prejudice to the terms of the Business Combination Agreement) submissions and filings to the U.S. Securities and Exchange Commission and/or Nasdaq in furtherance of the Business Combination;

(iv)        any Taxing Authority in the ordinary course of the disclosing party’s Taxation affairs; or

(v)         any court order.

8.           Costs and expenses

The parties shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this agreement and of matters incidental to this agreement.

9.           Cumulative remedies

The rights, powers, privileges and remedies conferred upon the Investors in this agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

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10.         Waiver

10.1.      The express or implied waiver by any party to this agreement of any of its rights or remedies arising under this agreement or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

10.2.      Any waiver of any breach of, or any default under, any of the terms of this agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this agreement.

10.3.      In no event will any delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this agreement or by law, be deemed to be or be construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

11.         Entire agreement

11.1.      This agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this agreement.

11.2.      Each of the parties acknowledges and agrees that it has not entered into this agreement in reliance on any statement or representation of any person (whether a party or not) other than as expressly incorporated in this agreement and the documents referred to or incorporated in this agreement.

11.3.      Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party or not) and upon which it has relied in entering into this agreement.

11.4.      Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this agreement and the documents referred to or incorporated in this agreement in respect of a Claim shall be for breach of contract.

11.5.      Other than in respect of a Claim, each of the parties acknowledges and agrees that damages alone may not be an adequate remedy for the breach of any of the undertakings or obligations as set out in this agreement. Accordingly, without prejudice to any other rights and remedies the parties may have, the parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.

11.6.      Nothing contained in this agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

12.         Variation and termination

12.1.      All and any of the provisions of this agreement may be deleted, varied, supplemented, amended and restated or otherwise changed in any way at any time with the prior written consent of the Company and the Subscriber Majority, in which event such change(s) shall be binding against all of the parties hereto provided that if any such change would impose any new obligations on a party, vary or remove an express contractual right of a party under this agreement or increase any existing obligation under this agreement on a party or would result in a disproportionate and adverse effect on an Investor relative to other similarly situated Investors, the consent of any affected party to such change shall be specifically required.

12.2.      This agreement may be terminated with the prior written consent of the Company and the Subscriber Majority, in which event such termination shall be binding against all of the parties hereto save that nothing in this clause shall release any party from liability for breaches of this agreement which occurred prior to its termination provided that if a party has an express contractual right under this agreement that is not incorporated into any replacement or successor subscription agreement, that party’s consent shall be specifically required for the termination of that right.

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12.3.      No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Investor by the Company and negotiated separately by each Investor, and is intended for the Company to treat the Investors as a class and shall not in any way be construed as the Investors acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

13.         No partnership

Nothing in this agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance or non-performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any Proceeding for such purpose. Each Investor has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.

14.         Assignment and transfer

14.1.      Subject to clause 14.3, this agreement is personal to the parties and no party shall:

(a)         assign any of its rights under this agreement;

(b)         transfer any of its obligations under this agreement;

(c)         sub-contract or delegate any of its obligations under this agreement; or

(d)         charge or deal in any other manner with this agreement or any of its rights or obligations,

save that each Investor shall be entitled to delegate any of its obligations under this agreement to its general partner or the management company authorised from time to time to act on behalf of that Investor.

14.2.      Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 14.1 shall be ineffective.

14.3.      Each Investor may assign the whole or part of any of its rights in this agreement to any person who has received a transfer of New Shares from such Investor in accordance with the New Articles and has executed an adherence agreement to this agreement, in a form satisfactory to the Board, acting reasonably (provided that the amount of loss recoverable by the assignee shall be no greater than it would have been had the assignment not taken place).

15.         Rights of third parties

15.1.      Subject to clause 15.2, this agreement does not confer any rights on any person or party (other than the parties to this agreement) pursuant to the Contracts (Rights of Third Parties) Act, 2014.

15.2.      The general partner of an Investor (or any member of the same Fund Group (as defined in the New Articles) of the Investor) or the management company authorised from time to time to act on behalf of the Investor or another person or persons nominated by the Investor, shall be entitled to enforce all of the rights and benefits of the Investor under this agreement at all times as if party to this agreement.

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16.         Counterparts; No originals

16.1.      This agreement may be executed by each of the parties in any number of counterparts, each of which shall constitute an original counterpart of this agreement, and all the counterparts shall together constitute one and the same agreement.

16.2.      The exchange of a fully executed version of this agreement (in counterparts or otherwise) by electronic means using DocuSign or other electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this agreement and no exchange of originals is necessary.

17.         Notices

17.1.      Any communication and/or information to be given in connection with this agreement shall be in writing in English and shall either be delivered by hand or sent by first class post or reputable courier or email:

(a)         to the Company at its registered office or to the email address shown in Schedule 2 (with a copy, which shall not constitute notice, to:

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com); or

(b)         to an Investor at the address or to the email address of such Investor shown in Schedule 1,

(or in each such case such other address or email address as the recipient may notify to the other parties for such purpose).

17.2.      A communication sent according to clause 17.1 shall be deemed to have been received:

(a)         if delivered by hand, at the time of delivery;

(b)         if sent by pre-paid first class post or reputable courier, on the second day after posting; or

(c)         if sent by email, at the time of completion of transmission by the sender, provided that the email is sent with a return receipt request, insofar as no automatic response other than a temporary “out of office” reply is received by the sender within six (6) hours of transmission, except that if a communication is deemed received outside business hours in the place of receipt (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post), it shall be deferred until business hours resume. In this clause, business hours means 9:30 a.m. to 5:30 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt.

18.         Severance

18.1.      If any provision of this agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this agreement will remain in full force and effect and will not in any way be impaired.

18.2.      If any provision of this agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable as long as no fundamental aspect of the transactions contemplated hereby are materially affected.

19.         Governing law

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof.

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20.         Jurisdiction

Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted exclusively in the Delaware Court of Chancery, or if the Delaware Court of Chancery determines that it does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction regarding the matter, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21.         Regulatory matters

Neither the Investors nor any general partner of an Investor or management company authorised from time to time to act on behalf of an Investor is acting for or advising any other party to the transaction that is the subject of this agreement or undertaking any other activity in relation to that other party that implies in any way that the other party is a client and accordingly no such Investor, general partner of such Investor and/or management company of such Investor (as appropriate) shall be responsible to any other party for providing any protection afforded to any client (as defined in the Glossary to the FCA Handbook of rules and guidance) for such Investor.

22.         US securities laws requirements

Each Investor acknowledges and warrants separately for itself and in respect of its own position, to the Company, for the purpose of compliance with the United States Securities Act of 1933, as amended (the “Securities Act”) and state securities laws, as follows:

(a)         the Investor acknowledges that the Securities have not been registered under the Securities Act, or any state securities laws on the basis that the Company is relying on an exemption from registration under such laws that depends in part on the representations made by the Investor pursuant to this clause, and that the transferability of the Securities is therefore subject to restrictions imposed by those laws;

(b)         the Investor agrees not to sell or otherwise transfer the Securities insofar as the Securities Act restricts such sale or transfer unless they are registered under the Securities Act and United States state securities laws of the applicable jurisdiction or unless an exemption from registration is available;

(c)         the Investor has either a residence or business address as set out in Schedule 1; all offers of the Securities were made to the Investor at that address or elsewhere outside of the United States; no offer or solicitation was made to the Investor in any jurisdiction other than that jurisdiction or elsewhere outside of the United States; and the Investor accepted the offer to purchase Securities by executing this agreement or an adherence agreement to this Agreement within that jurisdiction; and prior to such acceptance, the Investor did not accept the offer in any other jurisdiction, orally, in writing, or otherwise;

(d)         the Investor that is a “U.S. Person” (within the meaning of Rule 902 of Regulation S promulgated under the Securities Act) is an “accredited investor” within the definition set forth in Rule 501(a) under the Securities Act;

(e)         the Investor that is a “U.S. Person” acknowledges that the Investor has experience in making investments such as those in the Company and is able to bear the economic risk of the investment for an indefinite period of time because the Securities have not been registered under the Securities Act, and therefore, must (to the extent the Securities Act restricts a transfer of the Securities) be held unless they are subsequently registered under the Securities Act or an exemption from such registration is available;

(f)          the Investor acquired the Securities for its own account for investment and not for the account of another nor with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, the state securities laws of any applicable jurisdiction, or the rules and regulations promulgated thereunder and, if the Investor is an entity, the Investor was not formed for the specific purpose of acquiring the Securities.

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23.         Information and taxation matters

23.1.      The Company shall keep the Investors reasonably informed in a timely manner of all material developments concerning the affairs, business and prospects of the Group Companies.

23.2.      The Company shall provide to each Investor such information as the Investor may reasonably request at any time or from time to time in order to permit the Investor to determine whether the Company or any Non-US Subsidiary has been or may become a PFIC or a “controlled foreign corporation” as defined in Section 957 of the Code (“CFC”), in each case, or any similar or analogous provisions of the laws of the United States, any state or other jurisdiction thereof, or any non-US jurisdiction, and to determine the consequences to the Investors or any of its direct or indirect owners of such status, and all such other information that is reasonably requested or necessary for an Investor in order to satisfy any applicable tax reporting or tax compliance requirements, reduce or eliminate withholding or other taxes, duly complete and file its tax returns or make any claims or elections in respect of tax. If the Company or any Non-US Subsidiary is determined to be a PFIC, the Company shall timely provide, and shall cause any such Non-US Subsidiary to timely provide, to the Investors such information reasonably necessary to make or maintain any election available under the Code related to such PFIC status, including making and maintaining a “qualified electing fund” (“QEF”) election with respect to the Company or such Non-US Subsidiary. Information necessary or desirable to permit an Investor or its direct or indirect owners to make a QEF election with respect to the Company or any Non-US Subsidiary shall be provided to the Investors within ninety (90) days after the end of each fiscal year or at such other times as an Investor may request.

24.         Restricted Share Issuances

24.1.      It is acknowledged by the Investors that prior to the Second Merger Effective Time (as defined in the Business Combination Agreement), the Company intends to issue an aggregate of 4,481,250 Company Restricted Shares (as defined in the Business Combination Agreement) pursuant to Section 8.27 thereof (such issuance, the “Restricted Share Issuance”). Each of the Investors hereby:

(a)         consents to, for all purposes of the Articles and applicable law, the Restricted Share Issuance and to any director or officer, or such other person(s) as may be authorised by the directors or officers from time to time, doing all such further actions or procuring that such further actions are taken, as they may consider necessary or convenient, to effect the Restricted Share Issuance; and

(b)         acknowledges and confirms that:

(i)          they have no claim or right of any kind in any capacity or in any jurisdiction, whether arising under the Articles (as amended or restated from time to time), or otherwise against the Company or any of its officers or employees in connection with the issuance of any and all Ordinary Shares arising as a result of the Company effecting the Restricted Share Issuance; and

(ii)         if any such claim or right of action exists or may exist, whether in law or in equity and whether or not presently known to any party or to the law, they hereby irrevocably waive such claim and release and forever discharge the Company, its officers and employees from all and any liability in respect of it.

25.         Registration Statement. To the extent permissible under applicable securities laws and in accordance with the Business Combination Agreement, the Company shall cause the registration statement on Form S-4 or Form F-4 filed in connection with the consummation of the closing of the Business Combination to register the exchange of the Series A Shares of the Company for the series A shares of PubCo and the exchange of the Warrants of Company for warrants in PubCo.

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Schedule 4
Execution Conditions

1.           The passing of directors’ and Shareholders’ resolutions in the agreed form at a duly convened Board meeting or by written resolutions of the Board and a general meeting of the Company or by Shareholders’ written resolution to:

(a)         authorise the allotment of the New Shares;

(b)         waive pre-emption rights in respect of the allotment and issue of the New Shares; and

(c)         adopt the New Articles.

2.           The Company will procure that a meeting of the Board be held or Board resolutions shall be passed at or in which the Board shall:

(a)         approve and authorise the execution by the Company of this agreement;

(b)         subject to clauses 4.2 and 4.3, approve the issue to each Investor of the New Shares and Warrants listed against its name in the table set out in clause 3.1 credited as fully paid and enter its name in the register of members in respect of such New Shares and Warrants;

(c)         pass any such other resolutions as may be required to carry out the obligations of the Company under this agreement.

3.           Each of the Company and SPAC shall substantially concurrently enter into and deliver the Business Combination Agreement in substantially the form attached hereto as Schedule 6 and such Business Combination Agreement shall be in full force and effect.

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Schedule 5
Execution Date Warranties

1.           Valid Issuance

1.1.        As of the date of the Completion, the New Shares and Warrants will be duly authorized and, when issued, paid for and delivered in accordance with this agreement, will be validly issued, fully paid and non-assessable, free and clear of any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, Encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable law (collectively, “Liens”) or other restrictions (other than those arising under this agreement, the Business Combination Agreement, the Organizational Documents, the New Articles, or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the New Articles, or the laws of the Company’s jurisdiction of incorporation.

1.2.        As of the date of the Completion and as of the applicable date of issuance, the Ordinary Shares issuable upon conversion of the Series A Shares and exercise of the Warrants will be duly authorized and, when issued, paid for and delivered in accordance with the New Articles and, as applicable, the Warrants, will be validly issued, fully paid and non-assessable, free and clear of all Liens or other restrictions (other than those arising under this agreement, the Business Combination Agreement, the Organizational Documents, the New Articles, or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s New Articles, or applicable securities laws or the laws of Company’s jurisdiction of incorporation.

2.           No General Solicitation. Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

3.           Disqualification Events. No Disqualification Event is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable. For the purposes of the foregoing, “Disqualification Event” means a ‘bad actor’ disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

4.           Organization and Standing.

4.1.        The Company is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. “Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby or in connection with the Business Combination (the “Transactions”) or to perform its obligations under this agreement, the Business Combination Agreement, the New Articles, or the Warrants (the “Transaction Documents”) to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to

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or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable law (or any interpretation thereof) after the date of this agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this agreement, and (ix) in respect of the Company, any action taken by, or at the written request of, Investor and in respect of Investor, any action taken by, or at the written request of, the Company; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account).

4.2.        Each subsidiary of the Company (each a “Company Subsidiary” and, together with the Company, the “Target Companies”) is a corporation or other entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company (other than the Company) is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.3.        No Target Company is in violation of any provision of its Organizational Documents in any material respect.

5.           Capitalization.

5.1.        As of the date of this agreement, the issued share capital of the Company consists of 50,000 Ordinary Shares, par value of $1.00 per share of the Company. There are no other issued or outstanding equity interests of the Company.

5.2.        On the date of this agreement, the Company shareholders listed in the Disclosure Schedules are the legal and beneficial owners of all of the Ordinary Shares, with each such Company shareholder owning the Ordinary Shares set forth opposite the name of such Company shareholder in the corresponding column of the Disclosure Schedules. The Ordinary Shares are owned by each such Company shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company and its shareholders without penalty or applicable securities laws.

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5.3.        All of the Company’s issued Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Cayman Companies Law, any other applicable law, the Company’s Organizational Documents or any contract to which the Company is a party or by which the Company or its securities are bound.

6.           As of the date of this agreement, no Target Company currently has any stock option or other equity incentive plans. As of the date of this agreement, other than the securities contemplated in connection with this agreement and the other Transaction Documents, there are no Company convertible securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company shareholders, nor are there any contracts, commitments, arrangements or restrictions to which the Company or any of the Company shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this agreement, other than this agreement and the other Transaction Documents, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Ordinary Shares other than the Company’s Organizational Documents. As of the date of this agreement, other than this agreement or as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

7.           Due Authorization and Enforceability. The execution and delivery of this agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors, or its stockholders in connection herewith or therewith. This agreement and each other Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when duly executed by the other parties thereto and delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law (collectively, the “Enforceability Exceptions”).

8.           Company Subsidiaries. The Disclosure Schedules set forth the name of each Company Subsidiary, and with respect to each Company Subsidiary on the date of this agreement (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the ownership percentage of issued and outstanding shares or other equity interests by the record holders thereof. The foregoing represents all of the issued and outstanding equity interests of the Company Subsidiaries as of the date of this agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable laws), except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. As of the date of this agreement, there are no contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this

Annex I-17

agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by contract, order, or applicable law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed in the Disclosure Schedules, as of the date of this agreement: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

9.           No Consent. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this agreement or any other Transaction Documents to which the Company or any Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target Companies of the Transactions other than (a) any filings required with Nasdaq or the United States Securities and Exchange Commission with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, and any state “blue sky” securities laws, and the rules and regulations thereunder, (c) applicable requirements of any antitrust laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

10.         Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this agreement and each Transaction Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Target Company’s articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents (the “Organizational Documents”), (b) assuming the accuracy of each Investor’s warranties set forth in this agreement, subject to obtaining any consent, approval, waiver, authorization, waiting period expiration or termination, or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person (the “Consents”) from any federal, state, local, foreign or other governmental, quasi-governmental, tax, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (“Governmental Authorities”) and any condition precedent to such Consent having been satisfied, conflict with or violate any law, order or Consent applicable to such Target Company or any of its properties or assets, or (c) assuming the accuracy of each Investor’s warranties set forth in this agreement, (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

Financial Statements.

11.1.      The Company has made available to the Investor true, correct and complete copies of (i) the audited consolidated financial statement of financial position of the Company and its Subsidiaries, and the related audited consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its wholly-owned Subsidiaries as of and for the year ended December 31, 2023 and December 31, 2024

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(the “Audited Company Financial Statements”), and (ii) the unaudited consolidated financial statement of financial position of the Company and its Subsidiaries, and the related unaudited consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2025 (the “Interim Unaudited Company Financial Statements” and, collectively with the Audited Company Financial Statements, the “Company Financial Statements”)..

11.2.      The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the applicable Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, subject to adjustments which are not expected to have a Material Adverse Effect, (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and with respect to the 2024 Unaudited Company Financial Statements and the Interim Unaudited Company Financial Statements, subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the applicable Target Companies and (iv) with respect to the Audited Company Financial Statements, contain an unqualified report of the Company’s auditor in connection with such Audited Company Financial Statements. The audited consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023 and December 31, 2024, each audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”), when delivered after the date hereof by the Company for inclusion in the Form F-4 registration statement to be filed by PubCo in connection with the Business Combination (the “Registration Statement”) and the proxy statement of SPAC (the “Proxy Statement”) for filing with the SEC following the date of this agreement, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

11.3.      The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target Companies, (ii) any fraud, whether or not material, that involves the management or other employees of the Target Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies or (iii) any written claim or allegation regarding any of the foregoing.

11.4.      As of the date hereof, the Target Companies do not have any of the following types of indebtedness: (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled.

11.5.      Except for those that will be reflected or reserved on or provided for in the statement of financial position of the Target Companies contained in the Company Financial Statements, no Target Company has any liabilities of a nature required to be disclosed on a balance sheet in accordance with IFRS, except for (i) those that were incurred after June 30, 2025 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, (iii) liabilities incurred for transaction expenses in connection with this agreement or any other Transaction Document or (iv) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Annex I-19

12.         Absence of Certain Changes. Except for actions expressly contemplated by this agreement, and the other Transaction Documents, since December 31, 2024 and through the date of this Agreement, (a) the Target Companies have conducted their business only in the ordinary course of business and (b) there has not been a Material Adverse Effect; and (c) the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Board has not authorized any of the foregoing.

13.         Compliance with Laws. (a) Each Target Company is in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable laws and (b) no Target Company has received, since December 31, 2024, any written or, to the knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable laws by which it is or was bound.

14.         Company Permits. The applicable Target Company holds all permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole or otherwise limit the ability of any Target Company to perform on a timely basis its obligations under this agreement or the other Transaction Documents to which it is or required to be a party or otherwise bound. As of the date of this agreement, each material Company Permit is in full force and effect, and (a) no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since December 31, 2024, no Target Company has received any written, or to the knowledge of the Company, oral notice of any actions relating to the revocation or material modification of any material Company Permit.

15.         Litigation. There is no (a) material action of any nature currently pending or, to the Company’s knowledge, threatened or (b) material order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect now pending or outstanding in either case of (a) or (b) by or against any Target Company.

16.         Intellectual Property.

16.1.      All registered, issued, and applied-for intellectual property owned by a Target Company (“Company Registered IP”) is subsisting and all registered or issued Company Registered IP is valid and, to the knowledge of the Company, enforceable except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Target Company is subject to any outstanding order that would restrict its use or ownership of any intellectual property or would impair the validity or enforceability of any Company’s owned intellectual property, and no action is pending or, to the knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

16.2.      At least one of the Target Companies (x) exclusively owns all material Company owned intellectual property, free and clear of all Liens (other than Permitted Liens (as defined below)) and (y) has the right to use all other intellectual property that is material to the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company (or any other Target Company, as applicable) of this agreement and each other Transaction Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not result in the material loss, termination or impairment of any rights of the Target Companies in any material intellectual property. “Permitted Liens” means (a) Liens for taxes or assessments and similar governmental charges or levies, which either are (i) not yet delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, with respect thereto, (b) Liens imposed by operation of law or non-monetary Encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business,

Annex I-20

(e) Liens arising under this agreement or any other Transaction Document, (f) such imperfections of title, easements, covenants, Encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar Encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of intellectual property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the closing of the Business Combination, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated statement of financial position of the Target Companies.

16.3.      To the knowledge of the Company, (i) no Target Company is currently infringing, or has, in the past three years, infringed any intellectual property of any other Person in any material respect, and (ii) no third party is infringing any material Company owned intellectual property.

16.4.      All contributors who have contributed to the development of material intellectual property for any Target Company have executed a contributor agreement. To the knowledge of the Company, no contributor has claimed any ownership interest in any material intellectual property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all trade secrets included in the material Company owned intellectual property. No such trade secret has been disclosed (or authorized or threatened to be disclosed) to any Person (including any past or present employee, officer, advisor, consultant, independent contractor or other third party) other than pursuant to the terms of a valid, written confidentiality agreement with such Person that is sufficient to protect the confidentiality thereof and is in full force and effect. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company owned intellectual property.

17.         Taxes and Returns.

17.1.      Each Target Company has filed, or caused to be filed, all material tax returns required by applicable tax law to be filed by it, which such tax returns are true, accurate, correct and complete in all material respects. Each Target Company has paid, or caused to be paid, all material taxes required by applicable tax law to be paid by it, other than such taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with IFRS.

17.2.      GOWell International LLC, (“GOWell US”), is the only Target Company that is incorporated or organized in the United States. GOWell US is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

17.3.      Each Target Company has complied in all material respects with all applicable tax laws relating to withholding and remittance of taxes, and all material amounts of taxes required by applicable tax laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

17.4.      There are no material claims, assessments, audits, examinations, investigations or other actions pending, in progress or threatened in writing against any Target Company, in respect of taxes, and no Target Company has been notified in writing of any material proposed tax claims or assessments against any Target Company by a Governmental Authority.

Annex I-21

17.5.      There are no material Liens with respect to any taxes upon any Target Company’s assets, other than Permitted Liens.

17.6.      No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any tax purpose as a resident in a country other than the country of its incorporation or formation, as applicable.

18.         Real Property. All current leases, lease guarantees, agreements and documents as of the date of this agreement related to the premises currently leased or subleased by a Target Company for the operation of the business of a Target Company are valid, binding and enforceable against the Target Company party thereto and, to the knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

19.         Environmental Matters.

19.1.      Each Target Company is in compliance in all material respects with all applicable laws in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to hazardous materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) to the extent relating to releases of hazardous materials or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of hazardous materials (“Environmental Laws”), including obtaining, maintaining in good standing, and complying in all material respects with all material permits required under Environmental Laws for its business and operations (“Environmental Permits”) and no action is pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

19.2.      No Target Company has assumed, contractually or by operation of law, any outstanding liabilities or obligations under any Environmental Laws of any other Person except, in each case, for such liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

19.3.      No action is pending, or to the Company’s knowledge, threatened against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material liability under any Environmental Law, and to the Company’s knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such action.

20.         Transactions with Related Persons. No Company shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor, to the knowledge of the Company, any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Target Company, including any contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any other Transaction Document, the Shareholders Agreement or any contract pursuant to which a Company shareholder subscribed for or purchased equity interests in the Company.

Annex I-22

21.         Insurance.

21.1.      Except as would not, individually or in the aggregate, result in a Material Adverse Effect, to the Target Companies, taken as a whole, the Target Companies are in compliance with the terms of its insurance policies. To the Company’s knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the closing of the Business Combination (except, in each case, as such enforcement may be limited by the enforceability exceptions).

22.         Certain Business Practices.

22.1.      For the past five (5) years, each Target Company has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and anti-bribery laws, in all material respects.

22.2.      For the past five (5) years, no Target Company nor, to the knowledge of each Target Company, any of its directors, officers, employees or representatives, when acting on behalf of a Target Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

22.3.      No Target Company or, to the knowledge of the Company, any of their respective directors, officers, employees or any other representative acting on behalf of a Target Company is currently a person organized, resident, or located in a country, region or territory that is the subject of comprehensive territorial Sanctions (a “Sanctioned Person”). No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in Cuba, Iran, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time (a “Sanctioned Jurisdiction”) or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Customs & Export Control Laws by any Person. No Target Company or any of their respective directors, officers employees or, to the knowledge of the Company, any other representative acting on behalf of a Target Company has, since April 24, 2019, engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction in a manner that would violate applicable Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. The Target Company has (1) where required by law, secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Customs & Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Customs & Export Control Laws, and has not been notified of any such pending or threatened actions. The Target Company and its directors, officers and employees, and, to the knowledge of the Company, any other representative acting on behalf of a Target Company, are, and have been since February 12, 2019, in compliance with Sanctions and Customs & Export Control Laws.

23.         Investment Company Act. To the knowledge of the Company, no Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

24.         Finders and Brokers. Other than as set forth on the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

25.         No Registration. Assuming the accuracy of each Investor’s warranties set forth in this agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Company to each Investor.

Annex I-23

26.         Money Laundering Laws. The operations of the Target Companies are and have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

27.         Registration Rights. Except as (i) disclosed in the Disclosure Schedules, (ii) have been waived and (iii) as provided for in the Company’s Registration Rights Agreement with the Investors, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

28.         Market Activities. Subject to the non-disclosure agreements entered into by the Investor with respect to the Business Combination and the other transactions contemplated by the Transaction Documents, anything in this agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) none of the Investors has been asked by the Company to agree, nor has any Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) past or future open market or other transactions by any Investor, specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) any Investor, and counter-parties in “derivative” transactions to which any such Investor is a party, directly or indirectly, presently may have a “short” position in the Ordinary Shares, and (iv) each Investor shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Investors may engage in hedging activities at various times during the period that the Securities are outstanding, and (z) such hedging activities (if any) would reduce the value of the Investors’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

29.         No Stabilization or Manipulation. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Annex I-24

Execution

This Agreement has been executed on the date shown at the start.

SIGNED by a director for and on behalf of GOWell Technology Limited
Print name: Wenhua Liu

[Signature Page to Subscription Agreement]

Annex I-25

SIGNED by Inflection Point Fund I, LP
By:
Name:	Michael Blitzer
Title:	Manager of General Partner

Annex I-26

Annex J

Dated October 13, 2025
THE INVESTORS and THE COMPANY
SUBSCRIPTION AGREEMENT relating to Series A Shares and Warrants of Gowell Technology Limited

Index

Clause No.		Annex J Page Nos.
1.	Definitions	J-1
2.	Interpretation	J-3
3.	Subscriptions	J-5
4.	Completion	J-5
5.	Warranties and Indemnity	J-6
6.	Limitations on Claims	J-8
7.	Announcements	J-8
8.	Costs and expenses	J-9
9.	Cumulative remedies	J-9
10.	Waiver	J-9
11.	Entire agreement	J-9
12.	Variation and termination	J-10
13.	No partnership	J-10
14.	Assignment and transfer	J-10
15.	Rights of third parties	J-11
16.	Counterparts; No originals	J-11
17.	Notices	J-11
18.	Severance	J-12
19.	Governing law	J-12
20.	Jurisdiction	J-12
21.	Regulatory matters	J-12
22.	US securities laws requirements	J-12
23.	Information and taxation matters	J-13
24.	RSUs.	J-14
Schedule 1 The Investors
Schedule 2 Particulars
Schedule 3 Members of the Company Part 1: Members of the Company pre-Completion
Schedule 4 Warranties		J-15

Annex J-i

DATE October 13, 2025

PARTIES

(1)         The persons whose names and addresses are set out in Schedule 1 (each, an “Investor” and together, the “Investors”); and

(2)         Gowell Technology Limited, an exempted company incorporated in the Cayman Islands having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”).

INTRODUCTION

(A)        The Company is an exempted company limited by shares, brief particulars of which are set out in Part 1 of Schedule 2.

(B)         Details of the legal ownership of the share capital of the Company are set out in Schedule 3.

(C)         Following the execution and delivery of this agreement, it is anticipated that the Company, Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”), GOWell Energy Technology, a Cayman Islands exempted company (“PubCo”), and IPCV Merger Sub Limited, a Cayman Islands exempted Company and wholly-owned subsidiary of SPAC (“Merger Sub”), will enter into a Business Combination Agreement (the “Business Combination Agreement,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), pursuant to which, among other things, (i) SPAC will merge with and into PubCo (the “First Merger”), with PubCo surviving the First Merger, and (ii) one (1) day after the date of the First Merger becoming effective, Merger Sub will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger. The date of the closing of the Business Combination is herein referred to as the “Transaction Closing”).

(D)        In anticipation of PubCo, SPAC and the Company entering into the Business Combination Agreement, the Company desires to issue and allot to the Investors, and the Investors wish to subscribe for, shares in the capital of the Company on and subject to the terms of this agreement.

AGREED TERMS

1.           Definitions

In this agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Act” means the Cayman Islands Companies Act (as revised);

“Accounts” means the unaudited statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows of the Company for the period ended on the Accounts Date;

“Accounts Date” means December 31, 2024;

“Affiliate” means, with respect to an Investor, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such Investor, including, any general partner, managing member, officer or director of the Investor or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, the Investor;

“Board” means the board of directors of the Company as constituted from time to time;

“Business Day” means a day on which the clearing banks are ordinarily open for the transaction of normal banking business in the Cayman Islands (other than a Saturday or Sunday or public or bank holiday in the Cayman Islands);

Annex J-1

“Claim” means any claim for breach of a Warranty;

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company Real Property Leases” means all current leases, lease guarantees, agreements and documents related thereto as of the date of this agreement, including all amendments, terminations and modifications thereof or waivers thereto for all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company;

“Completion” has the meaning given in clause 4.1;

“Disclosed” means fairly disclosed to the Investors in the Disclosure Schedules with sufficient detail to enable the Investor to identify the nature and scope of the matters disclosed;

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit 2;

“Encumbrance” means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Execution Date” means the date of this agreement;

“Fundamental Warranties” means the Warranties set out in paragraphs 4, 7, 8, 10, and 24 of Schedule 4;

“Group Companies” means the Company and each and any of the subsidiaries from time to time and “Group Company” means any of them;

“Intellectual Property” means copyrights and related rights, trade marks and service marks, business and trade names, rights in logos and get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in inventions, rights to use and protect the confidentiality of confidential information (including trade secrets and Know How), registered designs, design rights, Patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all other intellectual property or other intangible rights and privileges, and rights of a nature similar or allied to any of the foregoing, in every case which subsists now or in the future in any part of the world and whether or not registered, and including all granted registrations and all applications for registration, and rights to apply for and be granted, renewals and extensions of, and rights to claim priority from, any such rights;

“NASDAQ” means The NASDAQ Stock Market LLC;

“New Shares” means the Series A Shares to be subscribed for by the Investors pursuant to clause 3.1;

“Non-US Subsidiary” means any subsidiary of the Company that is formed or organised outside of the United States;

“Ordinary Shares” has the meaning set out in the Articles;

“PFIC” means a “passive foreign investment company” as defined Section 1297 of the U.S. Internal Revenue Code of 1986, as amended;

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the Investors and the other parties thereto, in the form of Exhibit 1 attached hereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority of the United States, (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom;

Annex J-2

“Securities” means, collectively, the New Shares, the Warrants, and the Ordinary Shares issuable upon conversion of the New Shares and upon exercise of the Warrants;

“Series A Shares” means series A redeemable preference shares of US$0.0001 each in the capital of the Company from time to time having the rights set out in the Articles

“Shareholder” means any shareholder of the Company from time to time (but excludes the Company holding Treasury Shares from time to time) and the term “Shareholders” shall be construed accordingly;

“Shares” means the Ordinary Shares and the Series A Shares;

“Subscriber Majority” means Investors who have subscribed, in aggregate, for at least 50 per cent of the New Shares under clause 3.1;

“Subscription Price” means US$8.50 per New Share;

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Taxation” means and includes all forms of taxation, and statutory and governmental, state, provincial, local governmental or municipal charges, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, and imposts, VAT and any other taxes, whether imposed in the United Kingdom, United States or elsewhere in the world and whenever imposed and together with all related interest, penalties, charges, surcharges, or costs;

“Taxing Authority” means any governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of the United States or elsewhere in the world, which is competent to impose or collect Taxation;

“Treasury Shares” means shares in the capital of the Company held by the Company as treasury shares;

“VAT” means (i) value added tax as defined under the VATA (ii) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (iii) all Tax of a similar nature levied in any jurisdiction and whether in addition to or in substitution for it;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties given pursuant to clause 5 (references to a particular warranty being to a statement set out in 4) and “Warranty” shall be construed accordingly; and

“Warrants” means the warrants to purchase Ordinary Shares to be subscribed by the Investors pursuant to clause 3.1.

2.           Interpretation

2.1.        Unless otherwise defined in this agreement or the context otherwise requires, words and expressions defined in the Articles have the same respective meanings in this agreement.

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2.2.        Words and expressions which are defined in the Act (to the extent applicable) shall have the meanings attributed to them therein when used in this agreement unless otherwise defined (in this agreement or in the Articles) or the context otherwise requires.

2.3.        Clause and paragraph headings and the table of contents are used for convenience only and shall not affect the construction or interpretation of this agreement.

2.4.        References to persons shall include individuals, bodies corporate, unincorporated associations, trusts, joint ventures and partnerships, in each case whether or not having a separate legal personality.

2.5.        Reference to a “party” or “parties” is to a party or parties to the agreement and any person that has entered into an adherence agreement to this agreement.

2.6.        References to any statute or other legislation or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the Cayman Islands, be deemed to include a reference to that which most nearly approximates to the Cayman Islands legal term in that jurisdiction.

2.7.        References to those of the parties that are individuals include their respective legal personal representatives.

2.8.        References to “writing” or “written” includes any non-transitory form of visible reproduction of words.

2.9.        The words “include” and “including” (or any similar term) are to be construed as being by way of illustration or emphasis only and not to be construed so as to limit generally any words preceding them and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.10.      Reference to “issued Shares” of any class shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.

2.11.      Reference to the “holders” of Shares or a class of Share shall exclude the Company holding Treasury Shares from time to time, unless stated otherwise.

2.12.      Words denoting the singular include the plural and vice versa and reference to one gender includes the other gender and neuter and vice versa.

2.13.      References to statutory provisions or enactments shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision or enactment (whether before or after the Execution Date), instrument or order or other subordinate legislation made under such provision or enactment unless any such change imposes upon any party any liabilities or obligations which are more onerous than as at the Execution Date.

2.14.      Reference to a time of day is unless otherwise specifically stated a reference to the time in the Cayman Islands.

2.15.      References to the time of day or date shall unless otherwise specifically stated be construed as references to the time or date prevailing in the Cayman Islands.

2.16.      References in clause 1 (Definitions) (in so far as they are used in the clauses and schedules referred to in this clause), clause 5 (Warranties) and Schedule 4 (Warranties) to the Company and the Board shall include, where appropriate in the context, each of the subsidiaries and any holding company and the directors for the time being of those subsidiaries and any holding company respectively.

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3.           Subscriptions

3.1.        Subject to the provisions of clauses 4.1 to 4.2 (inclusive), each Investor set out below applies for the allotment and issue to it at Completion of the following New Shares and a Warrant exercisable for the following number of Ordinary Shares as set out in the table below at the Subscription Price and the Company accepts such application:

Investor	No. of New Shares	No. of Ordinary Shares Issuable Upon Exercise of Warrant	Total subscription monies (USD)
[***]	[***]	[***]	[***]
Total:	5,882,353	2,450,980	$50,000,000

3.2.        Each Investor shall be entitled to direct that its New Shares or Warrant be issued and registered in the name of any nominee or custodian holding such New Shares or Warrant on its behalf as bare nominee and the provisions of clauses 3.1 and 4 (Completion) shall be interpreted accordingly.

4.           Completion

4.1.        The closing of the purchase and sale of New Shares and Warrants hereunder (the “Completion”) shall occur on the date of, and immediately prior to, the Transaction Closing. Not less than five Business Days prior to the anticipated date of the Transaction Closing, the Company shall provide written notice to the Investors (the “Closing Notice”) of such anticipated Transaction Closing date. The Investors shall deliver, at least one Business Day prior to the anticipated date of the Transaction Closing (or such other date as the Company and Investors may agree upon in writing), the aggregate Subscription Price to the Company, by wire transfer of immediately available funds, in accordance with instructions set forth in the Closing Notice. In the event the Transaction Closing does not occur within ten Business Days after the anticipated date identified in the Closing Notice, the Company shall promptly (but not later than two Business Days thereafter unless an Investor has not provided or confirmed its account details within such period) return the Subscription Price to the Investors by wire transfer in immediately available funds to the account specified by the Investors. Notwithstanding such return, unless and until this agreement has been terminated in accordance with its terms, the Investors shall remain obligated to redeliver the Subscription Price to the Company following the Company’s delivery to the Investors of a new Closing Notice; provided that only one new Closing Notice may be issued unless otherwise agreed in writing by the Investors.

4.2.        At Completion, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 4, the Company will issue the New Shares and Warrants listed in the table in clause 3.1 to each Investor, credited as fully paid and enter its name in the register of members in respect of such New Shares and Warrants and at the Transaction Closing the New Shares and Warrants will be converted into shares and warrants of PubCo and delivered to the Investor in book entry form in accordance with the provisions of the Business Combination Agreement.

4.3.        At Completion, each Investor will, upon execution and delivery thereof, become party to the Registration Rights Agreement.

4.4.        The Company’s obligations to issue the New Shares and Warrants at Completion are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Company and PubCo, at or prior to Completion, of each of the following conditions:

(a)         the Investors shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this agreement to be performed, satisfied or complied with by the Investors at or prior to the Completion;

(b)         all conditions precedent to the Transaction Closing set forth in the Business Combination Agreement shall have been satisfied or waived as determined by the parties to the Business Combination Agreement (other than those conditions which, by their nature, are to be satisfied by a party to the

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Business Combination Agreement at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing) and the Transaction Closing shall have been or will be scheduled to occur promptly after the Completion;

(c)         there shall not be in force any law, rule, regulation, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the sale of the Securities pursuant hereto; and

(d)         the Investors shall have delivered the aggregate Subscription Price and counterpart signatures to the Registration Rights Agreement and the Warrant and any other Transaction Documents required to be executed by the Investors pursuant hereto.

4.5.        The Investors’ obligations to purchase the Securities at the Completion are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Investors, at or prior to the Completion, of each of the following conditions:

(a)         the warranties made by the Company in Schedule 4 hereof shall be true and correct in all material respects (other than warranties that are qualified as to materiality or Material Adverse Effect, which warranties shall be true and correct in all respects) at and as of the Completion with the same force and effect as if they had been made at and as of the Completion (except to the extent that any such warranty expressly speaks as of an earlier date, in which case such warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date) and consummation of the Completion shall constitute a reaffirmation by the Company of each of the warranties and agreements of the Company contained in Schedule 4 as of the Completion, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable;

(b)         the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this agreement to be performed, satisfied or complied with by the Investors at or prior to the Completion;

(c)         all conditions precedent to the Transaction Closing set forth in the Business Combination Agreement shall have been satisfied or waived as determined by the parties to the Business Combination Agreement (other than those conditions which, by their nature, are to be satisfied by a party to the Business Combination Agreement at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing) and the Transaction Closing shall have been or will be scheduled to occur promptly after the Completion;

(d)         there shall not be in force any law, rule, regulation, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the consummation of the sale of the Securities pursuant hereto; and

(e)         the Business Combination Agreement shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this agreement.

5.           Warranties and Indemnity

5.1.        The Company warrants to each Investor that each Warranty is true, accurate and not misleading at the Execution Date and at Completion, subject only to:

(a)         the matters Disclosed; and

(b)         any exceptions expressly provided for under this agreement.

5.2.        Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this agreement.

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5.3.        The rights and remedies of the Investors in respect of any breach of any of the Warranties shall not be affected by Completion, any investigation made by or on behalf of the Investors into the affairs of the Company or any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

5.4.        No information relating to the Company of which an Investor has knowledge (actual or constructive) other than by reason of it being Disclosed in accordance with clause 5.1(a) shall prejudice any Claim which such Investor shall be entitled to bring or shall operate to reduce any amount recoverable by such Investor under this agreement.

5.5.        Where any Warranty is qualified by the expression “so far as the Company is aware” or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means the actual knowledge of either the Chief Executive Officer or Chief Operating Officer of the Company.

5.6.        Without limiting anything to the contrary in clause 5.7, the Investors agree among themselves that the following provisions shall (unless they subsequently agree amongst themselves to the contrary acting by way of a Subscriber Majority) apply in relation to the bringing of any Claim:

(a)         no Claim shall be brought by any of the Investors without the prior written consent of a Subscriber Majority;

(b)         unless otherwise agreed among the Investors, the costs incurred by any Investor(s) in bringing a Claim shall be borne by all of the Investors participating in such Claim proportionately to the amounts subscribed by each of them for New Shares and Warrants pursuant to this agreement; and

(c)         unless otherwise agreed among the Investors, any damages obtained as a result of any Claim will, after deduction of all costs and expenses, be divided amongst the Investors in such proportions.

5.7.        The Company undertakes to indemnify and hold harmless each Investor, its Affiliates and each of its and their directors, officers and employees (the “Indemnified Persons”) from and against, and shall pay to such Investor or the relevant Indemnified Person(s) (as applicable) (by way of telegraphic transfer of immediately available cleared funds to such account as may be notified to the Company by such Indemnified Person from time to time) a sum equal to: (i) any and all Losses directly suffered or incurred by any Indemnified Person(s); and (ii) the Relevant Percentage of any Losses directly suffered or incurred by any Group Company, in each case arising out of and/or relating to a breach of any of the Warranties made by the Company in this agreement (unless such Losses are primarily based upon a material breach of such Indemnified Person’s representations, warranties or covenants under this agreement or any conduct by such Indemnified Person which is finally judicially determined to constitute fraud, gross negligence or willful misconduct).

5.8.        For the purposes of clause 5.7:

(a)         “Losses” means any and all liabilities, damages, losses, Taxation, fines (including all interest and penalties), expenses and costs reasonably and properly incurred (including all reasonably and properly incurred legal costs and other reasonably and properly incurred professional costs and expenses); and

(b)         “Relevant Percentage” means the percentage of the Company’s issued share capital that the New Shares of such Investor represent immediately following Completion.

5.9.        The indemnity in clause 5.7 applies whether or not any Indemnified Person has been negligent or at fault.

5.10.      If a payment due from the Company under clause 5.7 is subject to Taxation (whether by way of direct assessment or withholding at its source), the amount of the payment shall be increased to ensure that the net receipt, after Taxation, to the Indemnified Person is the same as it would have been were the payment not subject to Taxation.

5.11.      Aside from any claim for injunctive or other equitable relief and any claim alleging fraud, the parties agree that the indemnification provided in clause 5.7 shall be the sole and exclusive remedy for any breach of any of the Warranties.

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6.           Limitations on Claims

6.1.        The limitations set out in this clause 6 shall not apply to any Claim which is:

(a)         the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Company; or

(b)         a result of a breach of any Fundamental Warranty.

6.2.        No Claim may be made by an Investor against the Company unless written notice of such Claim is served by such Investor on the Company, giving reasonable details of the Claim, on or prior to the earlier of within the 12 month period after Completion.

6.3.        The aggregate liability of the Company in respect of all and any Claims shall be limited to an amount equal to the aggregate amount subscribed for the New Shares and Warrants by the Investor pursuant to this agreement.

6.4.        Without prejudice to the overall cap set out in clause 6.3 above, in respect of any Claim(s) that is or are brought by only some Investors, the aggregate liability of the Company in respect of all such Claims shall be limited to an amount equal to the aggregate amount subscribed for the New Shares pursuant to this agreement by those Investors bringing the Claim(s).

6.5.        No liability of the Company in respect of any breach of any Warranty shall arise:

(a)         to the extent that such breach occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the Execution Date or by reason of any change to existing legislation, or in rates of Taxation occurring after the Execution Date; and/or

(b)         to the extent that such breach or claim arises as a result of any change in the accounting bases or policies in accordance with which the Company values its assets or calculate its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the Accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with).

6.6.        The Investors shall be entitled to make a Claim in respect of liability which is contingent or unascertained provided that written notice of the Claim (giving as far as practical the amount and details of the Claim) is given by such Investors to the Company before the expiry of the relevant period specified in clause 6.2 and the Company shall not be liable to make any payment in respect of such Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

6.7.        Notwithstanding anything to the contrary in this agreement, except in the case of fraud or willful misconduct, the Company shall not be obligated to indemnify any Indemnified Person under clause 5.7, unless the aggregate Losses incurred by the Indemnified Person seeking indemnity as a result of all Losses that would otherwise be subject to indemnification under clause 5.7 exceeds US$100,000, in which case such Indemnified Person shall only be entitled to indemnification for the portion of its Losses that exceeds US$100,000.

6.8.        Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether an Indemnified Person is entitled to indemnification under clause 5.7, as well as the amount of Losses recoverable by an Indemnified Person pursuant to clause 5.7, each of the qualifications as to “material”, “materiality” or “material adverse effect” and words of similar import (other than specific monetary thresholds) in the terms of such warranties listed on Schedule 4 shall be disregarded.

6.9.        Nothing in this agreement shall prejudice an Investor’s duty under common law to mitigate any loss or liability which is the subject of a Claim.

7.           Announcements

7.1.        Except in accordance with clause 7.2, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this agreement or its subject matter (including the Investors’ investment in the Company) or any ancillary matter.

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7.2.        Notwithstanding clause 7.1, any party (or in the case of an Investor, the general partner or investment manager of the Investor) may make or permit to be made an announcement concerning or relating to this agreement or its subject matter or any ancillary matter with:

(a)         the prior written approval of the Board; or

(b)         if and to the extent required by:

(i)          law;

(ii)         any securities exchange on which such party’s securities are listed or traded;

(iii)        any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law, including (but without prejudice to the terms of the Business Combination Agreement) submissions and filings to the U.S. Securities and Exchange Commission and/or Nasdaq in furtherance of the Business Combination;

(iv)        any Taxing Authority in the ordinary course of the disclosing party’s Taxation affairs; or

(v)         any court order.

8.           Costs and expenses

The parties shall bear their own costs and disbursements incurred in connection with this agreement and the transactions contemplated herein, provided that the Company shall bear and pay the expenses incurred in connection with the registration of any securities of the Company as provided for in the Company’s Registration Rights Agreement with the Investors.

9.           Cumulative remedies

The rights, powers, privileges and remedies conferred upon the Investors in this agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

10.         Waiver

10.1.      The express or implied waiver by any party to this agreement of any of its rights or remedies arising under this agreement or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

10.2.      Any waiver of any breach of, or any default under, any of the terms of this agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this agreement.

10.3.      In no event will any delay, failure or omission (in whole or part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this agreement or by law, be deemed to be or be construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

11.         Entire agreement

11.1.      This agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this agreement.

11.2.      Each of the parties acknowledges and agrees that it has not entered into this agreement in reliance on any statement or representation of any person (whether a party or not) other than as expressly incorporated in this agreement and the documents referred to or incorporated in this agreement.

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11.3.      Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party or not) and upon which it has relied in entering into this agreement.

11.4.      Each of the parties acknowledges and agrees that the only cause of action available to it under the terms of this agreement and the documents referred to or incorporated in this agreement in respect of a Claim shall be for breach of contract.

11.5.      Other than in respect of a Claim, each of the parties acknowledges and agrees that damages alone may not be an adequate remedy for the breach of any of the undertakings or obligations as set out in this agreement. Accordingly, without prejudice to any other rights and remedies the parties may have, the parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.

11.6.      Nothing contained in this agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

12.         Variation and termination

12.1.      All and any of the provisions of this agreement may be deleted, varied, supplemented, amended and restated or otherwise changed in any way at any time with the prior written consent of the Company and the Subscriber Majority, in which event such change(s) shall be binding against all of the parties hereto provided that if any such change would impose any new obligations on a party, vary or remove an express contractual right of a party under this agreement or increase any existing obligation under this agreement on a party, the consent of any affected party to such change shall be specifically required.

12.2.      This agreement will be terminated upon the earlier to occur of (i) termination of the Business Combination Agreement or (ii) September 30, 2026. This agreement may also be terminated with the prior written consent of the Company and all Investors, in which event such termination shall be binding against all of the parties hereto save that nothing in this clause shall release any party from liability for breaches of this agreement which occurred prior to its termination provided that if a party has an express contractual right under this agreement that is not incorporated into any replacement or successor subscription agreement, that party’s consent shall be specifically required for the termination of that right.

13.         No partnership

Nothing in this agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties.

14.         Assignment and transfer

14.1.      Subject to clause 14.3, this agreement is personal to the parties and no party shall:

(a)         assign any of its rights under this agreement;

(b)         transfer any of its obligations under this agreement;

(c)         sub-contract or delegate any of its obligations under this agreement; or

(d)         charge or deal in any other manner with this agreement or any of its rights or obligations,

save that each Investor shall be entitled to delegate any of its obligations under this agreement to its general partner or the management company authorised from time to time to act on behalf of that Investor.

14.2.      Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 14.1 shall be ineffective.

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14.3.      Each Investor may assign the whole or part of any of its rights in this agreement to any person who has received a transfer of New Shares from such Investor in accordance with the Articles and has executed an adherence agreement to this agreement, in a form satisfactory to the Board, acting reasonably (provided that the amount of loss recoverable by the assignee shall be no greater than it would have been had the assignment not taken place).

15.         Rights of third parties

15.1.      Subject to clause 15.2, this agreement does not confer any rights on any person or party (other than the parties to this agreement) pursuant to the Contracts (Rights of Third Parties) Act, 2014.

15.2.      The general partner of an Investor (or any member of the same Fund Group (as defined in the Articles) of the Investor) or the management company authorised from time to time to act on behalf of the Investor or another person or persons nominated by the Investor, shall be entitled to enforce all of the rights and benefits of the Investor under this agreement at all times as if party to this agreement.

16.         Counterparts; No originals

16.1.      This agreement may be executed by each of the parties in any number of counterparts, each of which shall constitute an original counterpart of this agreement, and all the counterparts shall together constitute one and the same agreement.

16.2.      The exchange of a fully executed version of this agreement (in counterparts or otherwise) by electronic means using DocuSign or other electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this agreement and no exchange of originals is necessary.

17.         Notices

17.1.      Any communication and/or information to be given in connection with this agreement shall be in writing in English and shall either be delivered by hand or sent by first class post or reputable courier or email:

(a)         to the Company at its registered office or to the email address shown in Schedule 2 (with a copy, which shall not constitute notice, to:

Hunter Taubman Fisher & Li LLC
950 Third Avenue, 19th Floor
New York, New York 10022
Attn: Louis Taubman
Email: ltaubman@htflawyers.com); or

(b)         to an Investor at the address or to the email address of such Investor shown in Schedule 1,

(or in each such case such other address or email address as the recipient may notify to the other parties for such purpose).

17.2.      A communication sent according to clause 17.1 shall be deemed to have been received:

(a)         if delivered by hand, at the time of delivery;

(b)         if sent by pre-paid first class post or reputable courier, on the second day after posting; or

(c)         if sent by email, at the time of completion of transmission by the sender, provided that the email is sent with a return receipt request, insofar as no automatic response other than a temporary “out of office” reply is received by the sender within six (6) hours of transmission, except that if a communication is deemed received outside business hours in the place of receipt (which, in the case of service of a notice by email shall be deemed to be the same place as is specified for service of notices on the relevant party by hand or post), it shall be deferred until business hours resume. In this clause, business hours means 9:30 a.m. to 5:30 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt.

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18.         Severance

18.1.      If any provision of this agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this agreement will remain in full force and effect and will not in any way be impaired.

18.2.      If any provision of this agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

19.         Governing law

This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof.

20.         Jurisdiction

Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted exclusively in the Delaware Court of Chancery, or if the Delaware Court of Chancery determines that it does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction regarding the matter, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21.         Regulatory matters

Neither the Investors nor any general partner of an Investor or management company authorised from time to time to act on behalf of an Investor is acting for or advising any other party to the transaction that is the subject of this agreement or undertaking any other activity in relation to that other party that implies in any way that the other party is a client and accordingly no such Investor, general partner of such Investor and/or management company of such Investor (as appropriate) shall be responsible to any other party for providing any protection afforded to any client (as defined in the Glossary to the FCA Handbook of rules and guidance) for such Investor.

22.         US securities laws requirements

Each Investor acknowledges and warrants separately for itself and in respect of its own position, to the Company, for the purpose of compliance with the United States Securities Act of 1933, as amended (the “Securities Act”) and state securities laws, as follows:

(a)         the Investor acknowledges that the Securities have not been registered under the Securities Act, or any state securities laws on the basis that the Company is relying on an exemption from registration under such laws that depends in part on the representations made by the Investor pursuant to this clause, and that the transferability of the Securities is therefore subject to restrictions imposed by those laws;

(b)         the Investor agrees not to sell or otherwise transfer the Securities insofar as the Securities Act restricts such sale or transfer unless they are registered under the Securities Act and United States state securities laws of the applicable jurisdiction or unless an exemption from registration is available;

(c)         the Investor has either a residence or business address as set out in Schedule 1; all offers of the Securities were made to the Investor at that address or elsewhere outside of the United States; no offer or solicitation was made to the Investor in any jurisdiction other than that jurisdiction or elsewhere outside of the United States; and the Investor accepted the offer to purchase Securities by executing this agreement or an adherence agreement to this Agreement within that jurisdiction; and prior to such acceptance, the Investor did not accept the offer in any other jurisdiction, orally, in writing, or otherwise;

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(d)         to the extent that the Investor is one of the covered persons identified in Rule 506(d)(1), no “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (each, a “Disqualification Event”) is applicable to the Investor or any of its Rule 506(d) Related Parties, except, if applicable for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For the purposes of this agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act;

(e)         the Investor hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to the Investor or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable;

(f)         the Investor is a “qualified institutional buyer” (within the definition set forth in Rule 144A under the Securities Act) or that is a “U.S. Person” (within the meaning of Rule 902 of Regulation S promulgated under the Securities Act) is an “accredited investor” within the definition set forth in Rule 501(a) under the Securities Act;

(g)         the Investor that is a “U.S. Person” acknowledges that the Investor has experience in making investments such as those in the Company and is able to bear the economic risk of the investment for an indefinite period of time because the Securities have not been registered under the Securities Act, and therefore, must (to the extent the Securities Act restricts a transfer of the Securities) be held unless they are subsequently registered under the Securities Act or an exemption from such registration is available;

(h)         the Investor acquired the Securities for its own account for investment and not for the account of another nor with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, the state securities laws of any applicable jurisdiction, or the rules and regulations promulgated thereunder and, if the Investor is an entity, the Investor was not formed for the specific purpose of acquiring the Securities; and

(i)          the Investor believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities pursuant to this agreement. The Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issue of the Securities and the business, properties and financial condition of the Company. The foregoing, however, does not in any way limit or modify the Warranties.

23.         Information and taxation matters

23.1.      The Company shall keep the Investors reasonably informed in a timely manner of all material developments concerning the affairs, business and prospects of the Group Companies.

23.2.      The Company shall provide to each Investor such information as the Investor may reasonably request at any time or from time to time in order to permit the Investor to determine whether the Company or any Non-US Subsidiary has been or may become a PFIC or a “controlled foreign corporation” as defined in Section 957 of the Code (“CFC”), in each case, or any similar or analogous provisions of the laws of the United States, any state or other jurisdiction thereof, or any non-US jurisdiction, and to determine the consequences to the Investors or any of its direct or indirect owners of such status, and all such other information that is reasonably requested or necessary for an Investor in order to satisfy any applicable tax reporting or tax compliance requirements, reduce or eliminate withholding or other taxes, duly complete and file its tax returns or make any claims or elections in respect of tax. If the Company or any Non-US Subsidiary is determined to be a PFIC, the Company shall timely provide, and shall cause any such Non-US Subsidiary to timely provide, to the Investors such information reasonably necessary to make or maintain any election available under the Code related to such PFIC status, including making and maintaining a “qualified electing fund” (“QEF”) election with respect to the Company or such Non-US Subsidiary. Information necessary or desirable to permit an Investor or its direct or indirect owners to make a QEF election with respect to the Company or any Non-US Subsidiary shall be provided to the Investors within ninety (90) days after the end of each fiscal year or at such other times as an Investor may request.

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24.         Restricted Share Issuances

24.1.      It is acknowledged by the Investors that prior to the Second Merger Effective Time (as defined in the Business Combination Agreement), the Company intends to issue an aggregate of 4,481,250 Company Restricted Shares (as defined in the Business Combination Agreement) pursuant to Section 8.27 thereof (such issuance, the “Restricted Share Issuance”). Each of the Investors hereby:

(a)         consents to, for all purposes of the Articles and applicable law, the Share Issuance and to any director or officer, or such other person(s) as may be authorised by the directors or officers from time to time, doing all such further actions or procuring that such further actions are taken, as they may consider necessary or convenient, to effect the Restricted Share Issuance; and

(b)         acknowledges and confirms that:

(i)          they have no claim or right of any kind in any capacity or in any jurisdiction, whether arising under the Articles (as amended or restated from time to time), or otherwise against the Company or any of its officers or employees in connection with the issuance of any and all Ordinary Shares arising as a result of the Company effecting the Restricted Share Issuance; and

(ii)         if any such claim or right of action exists or may exist, whether in law or in equity and whether or not presently known to any party or to the law, they hereby irrevocably waive such claim and release and forever discharge the Company, its officers and employees from all and any liability in respect of it.

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Schedule 4
Warranties

Except as set forth in any report of PubCo (the “SEC Reports”) filed or submitted to the U.S. Securities and Exchange Commission (the “SEC”) on or prior to Completion, as applicable, and provided that no representation or warranty by the Company shall apply to any statement or information in the SEC Reports that relates to changes to historical accounting policies of the Company in connection with any order, directive, guideline, comment or recommendation from the SEC or the Company’s auditor or accountant that is applicable to the Company (collectively, the “SEC Guidance”), nor shall any correction, amendment, revision or restatement of the Company’s financial statements due wholly or in part to the SEC Guidance or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by the Company, the Company represents and warrants to the Investors, as of the date of this agreement and as of Completion (or, if such representations and warranties are made with respect to a specified date, as of such date):

1.           Valid Issuance

1.1.        As of the date of the Completion, the New Shares and Warrants will be duly authorized and, when issued, paid for and delivered in accordance with this agreement, will be validly issued, fully paid and non-assessable, free and clear of any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, Encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable law (collectively, “Liens”) or other restrictions (other than those arising under the Transaction Documents (as hereinafter defined), the Articles or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Articles, or the laws of the Company’s jurisdiction of incorporation.

1.2.        As of the date of Completion, the Ordinary Shares issuable upon conversion of the Series A Shares and exercise of the Warrants will be duly authorized and, when issued, paid for and delivered in accordance with the Articles and, as applicable, the Warrants, will be validly issued, fully paid and non-assessable, free and clear of all Liens or other restrictions (other than those arising under the Transaction Documents (as hereinafter defined) or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Articles, or applicable securities laws or the laws of Company’s jurisdiction of incorporation.

2.           No General Solicitation. Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

3.           Disqualification Events. No Disqualification Event is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable. For the purposes of the foregoing, “Disqualification Event” means a ‘bad actor’ disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act.

4.           Organization and Standing.

4.1.        The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, in each case, except where the

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failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. “Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby or in connection with the Business Combination (the “Transactions”) or to perform its obligations under this agreement, the Business Combination Agreement, the Articles, the Warrants, or the subscription agreement dated as of the date hereof between the Company and the investors named therein for the purchase of certain Series A Shares and warrants exercisable for Ordinary Shares (the “Pre-Funded Subscription Agreement” and, together with this agreement, the Business Combination Agreement, the Articles, the Warrants, the “Transaction Documents”) to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics, terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable law (or any interpretation thereof) after the date of this agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this agreement, and (ix) in respect of the Company, any action taken by, or at the written request of, Investor and in respect of Investor, any action taken by, or at the written request of, the Company; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account).

4.2.        Each subsidiary of the Company (each a “Company Subsidiary” and, together with the Company, the “Target Companies”) is a corporation or other entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company (other than the Company) is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.3.        No Target Company is in violation of any provision of its Organizational Documents in any material respect.

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5.           Capitalization.

5.1.        As of the date of this agreement, the issued share capital of the Company is as set forth in Part 1 of Schedule 2. The Company has also issued warrants as set forth in Part 1 of Schedule 2, and there are no other issued or outstanding equity interests of the Company.

5.2.        On the date of this agreement, the Company shareholders listed in the Disclosure Schedules are the legal and beneficial owners of all of the Ordinary Shares, with each such Company shareholder owning the Ordinary Shares set forth opposite the name of such Company shareholder in the corresponding column of the Disclosure Schedules. The Ordinary Shares are owned by each such Company shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company and its shareholders without penalty or applicable securities laws.

5.3.        On the date of this agreement, the Company shareholders listed in the Disclosure Schedules are the legal and beneficial owners of all of the Series A Shares, with each such Company shareholder owning the Series A Shares set forth opposite the name of such Company shareholder in the corresponding column of the Disclosure Schedules. The Series A Shares are owned by each such Company shareholder free from any Liens other than those imposed under the Company’s Organizational Documents, which can be removed by the Company and its shareholderswithout penalty or applicable securities laws.

5.4.        All of the Company’s issued Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Cayman Companies Law, any other applicable law, the Company’s Organizational Documents or any contract to which the Company is a party or by which the Company or its securities are bound.

6.           As of the date of this agreement, no Target Company currently has any stock option or other equity incentive plans. As of the date of this agreement, other than the securities contemplated in connection with this agreement and the other Transaction Documents, there are no Company convertible securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company shareholders, nor are there any contracts, commitments, arrangements or restrictions to which the Company or any of the Company shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding, other than the Company’s Organizational Documents. As of the date of this agreement, other than this agreement and the other Transaction Documents, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company and there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Ordinary Shares other than the Company’s Organizational Documents. As of the date of this agreement, other than this agreement or as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. As of the date of this agreement, all of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

7.           Due Authorization and Enforceability. The execution and delivery of this agreement and each of the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors, or its stockholders in connection herewith or therewith. This agreement and each other Transaction Document to which the Company is a party has been (or upon delivery will have been) duly executed by the Company and, when duly executed by the other parties thereto and delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable

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remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law (collectively, the “Enforceability Exceptions”).

8.           Company Subsidiaries. The Disclosure Schedules set forth the name of each Company Subsidiary, and with respect to each Company Subsidiary on the date of this agreement (a) its jurisdiction of organization, (b) the class(es) of its authorized shares or other equity interests (if applicable), and (c) the ownership percentage of issued and outstanding shares or other equity interests by the record holders thereof. The foregoing represents all of the issued and outstanding equity interests of the Company Subsidiaries as of the date of this agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable laws), except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. As of the date of this agreement, there are no contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. As of the date of this agreement, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. As of the date of this agreement, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by contract, order, or applicable law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. As of the date of this agreement, other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed in the Disclosure Schedules, as of the date of this agreement: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

9.           No Consent. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this agreement or any other Transaction Documents to which the Company or any Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target Companies of the Transactions other than (a) any filings required with Nasdaq or the United States Securities and Exchange Commission with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, and any state “blue sky” securities laws, and the rules and regulations thereunder, (c) applicable requirements of any antitrust laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

10.         Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this agreement and each Transaction Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Target Company’s articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents (the “Organizational Documents”), (b) assuming the accuracy of each Investor’s warranties set forth in this agreement, subject to obtaining any consent, approval, waiver, authorization, waiting period expiration or termination, or permit of, or notice to or declaration or filing with any Governmental Authority or any other Person (the “Consents”) from any federal, state, local, foreign or other governmental, quasi-governmental, tax, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (”Governmental Authorities”) and any condition precedent to such Consent having been satisfied, conflict with or violate any law, order or Consent applicable to such Target Company

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or any of its properties or assets, or (c) assuming the accuracy of each Investor’s warranties set forth in this agreement, (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

11.         Financial Statements

11.1.      The Company has made available to the Investor true, correct and complete copies of (i) the audited consolidated financial statement of financial position of the Company and its Subsidiaries, and the related audited consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its wholly-owned Subsidiaries as of and for the year ended December 31, 2023 and December 31, 2024 (the “Audited Company Financial Statements”), and (ii) the unaudited consolidated financial statement of financial position of the Company and its Subsidiaries, and the related unaudited consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six-month period ended June 30, 2025 (the “Interim Unaudited Company Financial Statements” and, collectively with the Audited Company Financial Statements, the “Company Financial Statements”).

11.2.      The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the applicable Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, subject to adjustments which are not expected to have a Material Adverse Effect, (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto and with respect to the 2024 Unaudited Company Financial Statements and the Interim Unaudited Company Financial Statements, subject to the absence of footnotes and normal year-end adjustments (none of which would be material, individually or in the aggregate), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the applicable Target Companies and (iv) with respect to the Audited Company Financial Statements, contain an unqualified report of the Company’s auditor in connection with such Audited Company Financial Statements. The audited consolidated balance sheets and statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023 and December 31, 2024, each audited in accordance with the auditing standards of the PCAOB and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”), when delivered after the date hereof by the Company for inclusion in the Form F-4 registration statement to be filed by PubCo in connection with the Business Combination (the “Registration Statement“) and the proxy statement of SPAC (the “Proxy Statement”) for filing with the SEC following the date of this agreement, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

11.3.      The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target Companies, (ii) any fraud, whether or not material, that involves the management or other employees of the Target Companies who have a role in the preparation of financial statements or the internal accounting controls utilized by the Target Companies or (iii) any written claim or allegation regarding any of the foregoing.

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11.4.      As of the date hereof and the date of Completion, the Target Companies do not have any of the following types of indebtedness: (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled.

11.5.      Except for those that will be reflected or reserved on or provided for in the statement of financial position of the Target Companies contained in the Company Financial Statements, no Target Company has any liabilities of a nature required to be disclosed on a balance sheet in accordance with IFRS, except for (i) those that were incurred after June 30, 2025 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, (iii) liabilities incurred for transaction expenses in connection with this agreement or any other Transaction Document or (iv) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

12.         Absence of Certain Changes. Except for actions expressly contemplated by this agreement, and the other Transaction Documents, since December 31, 2024 and through the Completion, (a) the Target Companies have conducted their business only in the ordinary course of business and (b) there has not been a Material Adverse Effect; and (c) the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Board has not authorized any of the foregoing.

13.         Compliance with Laws. (a) Each Target Company is in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable laws and (b) no Target Company has received, since December 31, 2024, any written or, to the knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable laws by which it is or was bound.

14.         Company Permits. The applicable Target Company holds all permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole or otherwise limit the ability of any Target Company to perform on a timely basis its obligations under this agreement or the other Transaction Documents to which it is or required to be a party or otherwise bound. As of the date of this agreement and at Completion, each material Company Permit is in full force and effect, and (a) no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since December 31, 2024, no Target Company has received any written, or to the knowledge of the Company, oral notice of any actions relating to the revocation or material modification of any material Company Permit.

15.         Litigation. There is no (a) material action of any nature currently pending or, to the Company’s knowledge, threatened or (b) material order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect now pending or outstanding in either case of (a) or (b) by or against any Target Company.

16.         Intellectual Property.

16.1.      All registered, issued, and applied-for intellectual property owned by a Target Company (“Company Registered IP”) is subsisting and all registered or issued Company Registered IP is valid and, to the knowledge of the Company, enforceable except where the failure to be would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. No Target Company is subject to any outstanding order that would restrict its use or ownership of any intellectual property or would impair the

Annex J-20

validity or enforceability of any Company’s owned intellectual property, and no action is pending or, to the knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.

16.2.      At least one of the Target Companies (x) exclusively owns all material Company owned intellectual property, free and clear of all Liens (other than Permitted Liens (as defined below)) and (y) has the right to use all other intellectual property that is material to the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company (or any other Target Company, as applicable) of this agreement and each other Transaction Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not result in the material loss, termination or impairment of any rights of the Target Companies in any material intellectual property. “Permitted Liens” means (a) Liens for taxes or assessments and similar governmental charges or levies, which either are (i) not yet delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS or GAAP, as applicable, with respect thereto, (b) Liens imposed by operation of law or non-monetary Encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this agreement or any other Transaction Document, (f) such imperfections of title, easements, covenants, Encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar Encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of intellectual property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the closing of the Business Combination, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests or (p) Liens specifically identified on the consolidated statement of financial position of the Target Companies.

16.3.      To the knowledge of the Company, (i) no Target Company is currently infringing, or has, in the past three years, infringed any intellectual property of any other Person in any material respect, and (ii) no third party is infringing any material Company owned intellectual property.

16.4.      All contributors who have contributed to the development of material intellectual property for any Target Company have executed a contributor agreement. To the knowledge of the Company, no contributor has claimed any ownership interest in any material intellectual property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all trade secrets included in the material Company owned intellectual property. No such trade secret has been disclosed (or authorized or threatened to be disclosed) to any Person (including any past or present employee, officer, advisor, consultant, independent contractor or other third party) other than pursuant to the terms of a valid, written confidentiality agreement with such Person that is sufficient to protect the confidentiality thereof and is in full force and effect. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company owned intellectual property.

Annex J-21

17.         Taxes and Returns.

17.1.      Each Target Company has filed, or caused to be filed, all material tax returns required by applicable tax law to be filed by it, which such tax returns are true, accurate, correct and complete in all material respects. Each Target Company has paid, or caused to be paid, all material taxes required by applicable tax law to be paid by it, other than such taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with IFRS.

17.2.      GOWell International LLC, a Delaware limited liability company (“GOWell US”), is the only Target Company that is incorporated or organized in the United States. GOWell US is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

17.3.      Each Target Company has complied in all material respects with all applicable tax laws relating to withholding and remittance of taxes, and all material amounts of taxes required by applicable tax laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other Person.

17.4.      There are no material claims, assessments, audits, examinations, investigations or other actions pending, in progress or threatened in writing against any Target Company, in respect of taxes, and no Target Company has been notified in writing of any material proposed tax claims or assessments against any Target Company by a Governmental Authority.

17.5.      There are no material Liens with respect to any taxes upon any Target Company’s assets, other than Permitted Liens.

17.6.      No Target Company has a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is or has been treated for any tax purpose as a resident in a country other than the country of its incorporation or formation, as applicable.

18.         Real Property. All current leases, lease guarantees, agreements and documents as of the date of this agreement related to the premises currently leased or subleased by a Target Company for the operation of the business of a Target Company are valid, binding and enforceable against the Target Company party thereto and, to the knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

19.         Environmental Matters.

19.1.      Each Target Company is in compliance in all material respects with all applicable laws in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to hazardous materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) to the extent relating to releases of hazardous materials or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, release or disposal of hazardous materials (“Environmental Laws”), including obtaining, maintaining in good standing, and complying in all material respects with all material permits required under Environmental Laws for its business and operations (“Environmental Permits”) and no action is pending or, to the Company’s knowledge, threatened that would reasonably be expected to result in the revocation, modification, or termination of any such Environmental Permit.

19.2.      No Target Company has assumed, contractually or by operation of law, any outstanding liabilities or obligations under any Environmental Laws of any other Person except, in each case, for such liabilities or obligations that would not reasonably be expected to be material to the Target Companies, taken as a whole.

Annex J-22

19.3.      No action is pending, or to the Company’s knowledge, threatened against any Target Company or any assets of a Target Company alleging that a Target Company is in violation in any material respect of any Environmental Law or material Environmental Permit or that a Target Company has any material liability under any Environmental Law, and to the Company’s knowledge, no fact, circumstance or condition exists that would reasonably be expected to give rise to any such action.

20.         Transactions with Related Persons. No Company shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor, to the knowledge of the Company, any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Target Company, including any contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any other Transaction Document, the Shareholders Agreement or any contract pursuant to which a Company shareholder subscribed for or purchased equity interests in the Company.

21.         Insurance.

21.1.      Except as would not, individually or in the aggregate, result in a Material Adverse Effect, to the Target Companies, taken as a whole, the Target Companies are in compliance with the terms of its insurance policies. To the Company’s knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the closing of the Business Combination (except, in each case, as such enforcement may be limited by the enforceability exceptions).

22.         Certain Business Practices.

22.1.      For the past five (5) years, each Target Company has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and anti-bribery laws, in all material respects.

22.2.      For the past five (5) years, no Target Company nor, to the knowledge of each Target Company, any of its directors, officers, employees or representatives, when acting on behalf of a Target Company, has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

22.3.      No Target Company or, to the knowledge of the Company, any of their respective directors, officers, employees or any other representative acting on behalf of a Target Company is currently a person organized, resident, or located in a country, region or territory that is the subject of comprehensive territorial Sanctions (a “Sanctioned Person”). No Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in Cuba, Iran, North Korea, and the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time (a “Sanctioned Jurisdiction”) or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Customs & Export Control Laws by any Person. No Target Company or any of their respective directors, officers employees or, to the knowledge of the Company, any other representative acting on behalf of a Target Company has, since April 24, 2019, engaged in (A) dealings with a Sanctioned Person or involving a Sanctioned Jurisdiction in a manner that would violate applicable Sanctions, (B) dealings that could reasonably be expected to result in the Target Company becoming a Sanctioned Person, or (C) conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions or Customs & Export Control Laws. The Target Company has (1) where required by law, secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Customs & Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by

Annex J-23

any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of applicable Sanctions or Customs & Export Control Laws, and has not been notified of any such pending or threatened actions. The Target Company and its directors, officers and employees, and, to the knowledge of the Company, any other representative acting on behalf of a Target Company, are, and have been since February 12, 2019, in compliance with Sanctions and Customs & Export Control Laws.

23.         Investment Company Act. To the knowledge of the Company, no Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

24.         Finders and Brokers. Other than as set forth on the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

25.         No Registration. Assuming the accuracy of each Investor’s warranties set forth in this agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Company to each Investor.

26.         Money Laundering Laws. The operations of the Target Companies are and have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

27.         Registration Rights. Except as (i) disclosed in the Disclosure Schedules, (ii) have been waived and (iii) as provided for in the Company’s Registration Rights Agreement with the Investors, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

28.         Market Activities. Subject to the non-disclosure agreements entered into by the Investor with respect to the Business Combination and the other transactions contemplated by the Transaction Documents, anything in this agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) none of the Investors has been asked by the Company to agree, nor has any Investor agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) past or future open market or other transactions by any Investor, specifically including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) any Investor, and counter-parties in “derivative” transactions to which any such Investor is a party, directly or indirectly, presently may have a “short” position in the Ordinary Shares, and (iv) each Investor shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Investors may engage in hedging activities at various times during the period that the Securities are outstanding, and (z) such hedging activities (if any) would reduce the value of the Investors’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

29.         No Stabilization or Manipulation. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Annex J-24

Execution

This Agreement has been executed on the date shown at the start.

SIGNED by a director for and on behalf of Gowell Technology Limited
Print name:
[________]

Annex J-25

Annex K

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

GOWell Technology Limited

ORDINARY SHARE PURCHASE WARRANT

Warrant Shares: [_______]	Initial Exercise Date:

THIS ORDINARY SHARE PURCHASE WARRANT (this “Warrant”) certifies that, for value received, [_______] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [•]1 (such time and date collectively, the “Termination Date”) but not thereafter, to subscribe for and purchase from GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), up to [_______] ordinary shares (as subject to adjustment hereunder, the “Warrant Shares”), of a nominal par value of $[0.001] per share, of the Company (the “Ordinary Shares”). The purchase price of one Ordinary Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule A hereto.

Section 2. Exercise.

(a)     Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(e)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank, in either case in immediately available funds, unless the cashless exercise procedure specified in Section 2(d) below is available and specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. The Company shall have no obligation to inquire with respect to or otherwise confirm the authenticity of any signatures contained on any Notice of Exercise nor the authority of any person executing such Notice of Exercise. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company

____________

1       To be five years after Initial Exercise Date.

Annex K-1

shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)    Exercise Price. The exercise price per Ordinary Share under this Warrant shall be $12.00, subject to Equitable Adjustment and, if applicable, adjustment hereunder (the “Exercise Price”).

(c)     Cashless Exercise. If at any time after the six (6) month anniversary of the Closing Date, (x) the Warrants Shares issuable upon exercise of this Warrant would be (i) “restricted securities” as defined in Rule 144 or (ii) the Holder is an Affiliate of the Company and (y) there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A)	=

as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day, (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day or (3) executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B)	=	the Exercise Price of this Warrant, as adjusted hereunder; and
(X)	=

the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

(d)    If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(d).

In the event of any withholding of Warrant Shares pursuant to Section 2(c) where the number of Ordinary Shares whose value is equal to the Exercise Price is not a whole number, the number of Ordinary Shares withheld by or surrendered to the Company shall be rounded down to the nearest whole Ordinary Share.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(d).

(e)     Mechanics of Exercise.

(i)     Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice

Annex K-2

of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the earlier of (i) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise and one (1) Trading Day. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Exercise. In addition to any other rights available to the holder, if the Company fails for any reason unrelated to the actions of the holder or its Affiliates to deliver to the Holder the applicable Warrant Shares by the Warrant Share Delivery Date and if after such Warrant Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder was entitled to receive upon the exercise relating to such Warrant Share Delivery Date (a Buy-In), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Ordinary Shares so purchased exceeds (y) the product of (1) the aggregate number of Ordinary Shares that the Holder was entitled to receive from the exercise at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Warrant equal to the number of Warrant Shares submitted for exercise (in which case, such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of this Warrant with respect to which the actual sale price of the Warrant Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon the request of the Company, evidence of the amount of such loss. If the Holder purchases Ordinary Shares having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted exercise of this Warrant with respect to which the actual sale price of the Warrant Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Company shall not be required to pay Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof.

(ii)    Delivery of New Warrants Upon Exercise. Unless the purchase rights represented by this Warrant shall have expired, if this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased and unexpired Warrant Shares that remain available under this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

Annex K-3

(iii)   Rescission Rights. If the Company fails, or fails to cause the Transfer Agent, to transmit to the Holder the Warrant Shares pursuant to Section 2(e)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv)   No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round down to the next whole share.

(v)    Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer or withholding tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant. As a condition to the issuance of Warrant Shares, the holder shall deliver customary tax forms (including IRS Form W-9 or IRS Form W-8, as applicable) as may be reasonably requested by the Company to facilitate such issuance.

(vi)   Closing of Books. The Company will not close its books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(f)     Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(f); however, the Holder shall not be subject to this Section 2(f) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities

Annex K-4

owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(f), in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

(a)     Share Dividends and Splits. If the Company at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Ordinary Shares any shares of shares of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)    VWAP Reset. If the VWAP of the Ordinary Shares for the twenty trading day period commencing on the date that is one year after the Closing Date (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced in a one-time downward adjustment to an amount equal to the greater of (i) the Measurement Price and (ii) $6.50 (subject to Equitable Adjustment).

(c)     Adjustment Upon Issuance of Ordinary Shares. If and whenever on or after the Closing Date while the Warrant is outstanding, the Company issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Treasury Shares and any other Ordinary Shares owned or held by or for the account of the Company, but excluding Ordinary Shares issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the lesser of (x) $10.00 (subject to Equitable Adjustment) and (y) the Exercise Price then in effect (each such issue, sale or deemed

Annex K-5

issuance or sale, a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price; save that the Exercise Price shall at all times be equal to or greater than the par value of the Ordinary Shares.

For purposes of determining the adjusted Exercise Price under this Section 3(c), the following shall be applicable:

(i)     Options and Convertible Securities. The consideration per share received by the Company for Ordinary Shares deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

(1)    the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)    the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)    Deemed Issuance of Options and Convertible Securities.

(1)    If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)    If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(ii)(2), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(c)(i)(2) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

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(iii)   Calculation of Consideration Received.

(1)    In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Options.

(2)    If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, and then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, and then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the reasonable fees and expenses of such appraiser shall be borne by the Company.

(iv)   Record Date. If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v)    Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(c), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date while this Warrant is outstanding, the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable

Annex K-7

upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Exercise Price pursuant to Section 3(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)     Fundamental Transaction.

(i)     If, at any time while this Warrant is outstanding, (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (b) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares or 50% or more of the Shares entitled to vote, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a share split, reverse share split, combination or reclassification of Ordinary Shares covered by Section 3(a) or any reorganization or parent-subsidiary merger not requiring shareholder approval), or (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or 50% or more of the Shares entitled to vote (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Ordinary Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant).

(ii)    For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with,

Annex K-8

or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Ordinary Shares of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.

(iii)   The Company shall require any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

(iv)   This Section 3(e) shall not apply to the transactions contemplated by the Business Combination Agreement or set forth in the remainder of Section 3.

(f)     Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

(g)    Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(h)    Notice to Holder.

(i)     Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)    Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (or any of

Annex K-9

its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 6-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(b)    Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

(a)     Transferability. Subject to compliance with any applicable securities laws, the conditions set forth in Section 4(d) hereof, and the Articles and the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)    New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated

Annex K-10

the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto, and if applicable, shall reflect any adjustment to the Exercise Price prior to the date of such transfer or exchange.

(c)     Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)    Transfer Restrictions. This Warrant and the Warrant Shares may only be disposed of in compliance with state and federal securities laws and the Articles. In connection with any transfer of this Warrant or the Warrant Shares other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of the Holder or in connection with a pledge in connection with a bona fide margin account with a registered broker-dealer or other loan with a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act or other loan secured by this Warrant or the Warrant Shares, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of this Warrant or the Warrant Shares under the Securities Act.

(e)     Compliance with the Securities Act.

(i)     Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 2 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(ii)    Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(1)    The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for distribution or resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(2)    The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public

Annex K-11

offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(3)    The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.

Section 5. Miscellaneous.

(a)     No Rights as Shareholder Until Exercise. Prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or have any other rights as a shareholder or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a member of the Company or any right to vote, give, or withhold consent to any action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance, or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. Other than as expressly set forth herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

(b)    Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

(c)     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)    Authorized Shares.

(i)     The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)    Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its memorandum or Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and

Annex K-12

in the taking of all such actions as may be reasonably requested by the Holder to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii)   Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof, the Articles and the Shareholders’ Agreement.

(e)     Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this Warrant, then, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(f)     Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g)    Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time, at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that

Annex K-13

is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time.

(i)     Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)     Remedies. Each party agrees that each of the parties, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The parties agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)    Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)     Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m)   Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)    Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

Annex K-14

IN WITNESS WHEREOF, the parties hereto have caused this Ordinary Share Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

GOWell Energy Technology		Address for Notice:
By:	________________________________
Name:
Title:		Email:
With a copy to (which shall not constitute notice):

Annex K-15

IN WITNESS WHEREOF, the undersigned have caused this Ordinary Share Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: [_______]

Signature of Authorized Signatory of Purchaser: _______________________________

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Warrant Shares: [_______]

EIN Number:

Annex K-16

SCHEDULE A

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Articles” means the second amended and restated articles of association of the Company, as adopted by special resolution on [_______] 2025.

“Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 3(f), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.

“Bloomberg” means Bloomberg L.P.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 13, 2025, by and among GOWell Energy Technology, Maywood Acquisition Corp., the Company and IPCV Merger Sub Limited, as it may be further amended, modified or supplemented from time to time.

“Business Day” means any day other than Saturday, Sunday or legal holiday on which commercial banks in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.

“Closing Date” means the Trading Day on which the Business Combination is consummated.

“Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Equitable Adjustment” means, in the event that the number of outstanding Ordinary Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of any reclassification, subdivision, consolidation, reorganisation, recapitalization, combination, exchange of shares, readjustment, or other similar transaction, or a share dividend or share distribution has been effectuated, an equitable adjustment as necessary to provide the holders of Ordinary Shares with the same economic effect as is contemplated by this Warrant prior to such event;

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any share or option plan or employee stock purchase plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Business Combination Agreement, or in connection with the transactions contemplated thereby, including the Series A Shares, this Warrant and the other common share purchase

Annex K-17

warrants with an initial exercise price of $12.00 per share, and/other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share splits or combinations and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) the Underlying Shares, and (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds including strategic commercial arrangements, technology, supply or distribution, licensing, joint ventures, or M&A consideration, (e) earn-out shares or other contingent consideration issued pursuant to the Business Combination Agreement or any permitted amendment thereto, and (f) any other issuance consented to in writing by holders of a majority in interest of this Warrant and the other Ordinary Share purchase warrants with substantially the same terms (such consent not to be unreasonably withheld, conditioned or delayed); but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, or (ii) to an entity whose primary business is investing in securities.

“Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Ordinary Shares during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of Ordinary Shares underlying such Option divided by (2) the total number of Ordinary Shares issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred share, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

Annex K-18

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Purchase Agreements” means the several Subscription Agreements, between the Company and certain original holders of ordinary share purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among the Company, the initial Holder of this Warrant and the other parties thereto.

“Series A Shares” shall have the meaning given to it in the Articles.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Warrant, the other ordinary share purchase warrants, with substantially the same terms as this Warrant, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date and the Registration Rights Agreement, and all exhibits and schedules thereto.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the Ordinary Shares issuable upon conversion of the Series A Shares or exercise of this Warrant and the other ordinary shares purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for the 20 Trading Day preceding such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Ordinary Shares for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share and the lowest closing ask price per Ordinary Share for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the holders of a majority in interest of this Warrant and the other ordinary share purchase warrants, with an initial exercise price of $12.00 per share, issued on the Initial Exercise Date and then outstanding, and reasonably acceptable to the Company, the reasonable fees and expenses of which shall be paid by the Company.

Annex K-19

EXHIBIT A

NOTICE OF EXERCISE

To:
Attn:
Email:

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.]

[SIGNATURE OF HOLDER]
Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

Annex K-20

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)
Phone Number:
Email Address:
Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

Annex K-21

Annex L

GOWELL ENERGY TECHNOLOGY

2026 EQUITY INCENTIVE PLAN

GOWELL ENERGY TECHNOLOGY

2026 EQUITY INCENTIVE PLAN

1.	Purpose	1
2.	Definitions	1
3.	Administration.	5
4.	Shares Subject to Plan.	5
5.	Eligibility	6
6.	Specific Terms of Awards.	7
7.	Certain Provisions Applicable to Awards.	11
8.	Change in Control.	13
9.	General Provisions.	15

Annex L-i

GOWELL ENERGY TECHNOLOGY

2026 EQUITY INCENTIVE PLAN

1.           Purpose. The purpose of this GOWell Energy Technology 2026 Equity Incentive Plan (including any sub-plans as applicable), as may be amended from time to time (the “Plan”) is to assist GOWell Energy Technology, a Cayman Islands exempted company (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2.           Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)         “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act and any successor to such Rule.

(b)          “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(c)         “Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted under this Plan.

(d)         “BCA” shall mean that certain Business Combination Agreement, dated as of October 13, 2025, by and among (i) Maywood Acquisition Corp., a Cayman Islands exempted company, (ii) the Company; (iii) GOWell Technology Limited, a Cayman Islands exempted company, and (iv) IPCV Merger Sub Limited, a Cayman Islands exempted company, as may be amended from time to time.

(e)         “Beneficiary” shall mean the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 9(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(f)          “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13-d3 under the Exchange Act and any successor to such Rule.

(g)         “Board” shall mean the Board of Directors of the Company.

(h)         “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” as set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, or any violation or breach of any material written policy or rule of the Company or a Related Entity as may be in effect from time to time, including any of such policy or rule regarding sexual harassment or work-place discrimination, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure, confidentiality and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, including the Participant’s commission of or participation in an act of fraud, embezzlement, misappropriation, breach of fiduciary duty against the Company or a Related Entity, (v) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or a Related Entity or while performing Participant’s duties and responsibilities for the Company or a Related Entity, or the use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the Participant’s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving moral turpitude.

Annex L-1

The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(i)          “Change in Control” shall mean a Change in Control as defined in Section 8(b) of the Plan.

(j)          “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(k)         “Committee” shall mean a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan and (ii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(l)          “Consultant” shall mean any consultant or advisor who provides services to the Company or any Related Entity, so long as (i) such person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) such person does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the identity of such person would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the United States Securities Act of 1933, as amended or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the United States Securities Act of 1933, as amended.

(m)        “Continuous Service” shall mean the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence (including, without limitation, sick leave, military leave, or any other authorized personal leave), (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in uninterrupted service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement).

(n)         “Director” shall mean a member of the Board or the board of directors of any Related Entity.

(o)         “Disability” shall mean, unless otherwise defined in an Award Agreement, for purposes of the exercise of an Incentive Stock Option, a permanent and total disability, within the meaning of Section 22(e)(3) of the Code, and for all other purposes, the Participant’s inability to perform the duties of his or her position with the Company or any Related Entity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(p)         “Dividend Equivalent” shall mean a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(q)         “Effective Date” shall mean the date on which the transactions contemplated by the BCA are consummated, which shall be [•], 2026.

(r)          “Eligible Person” shall mean each Director, Employee, Consultant and other persons who provides services to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

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(s)          “Employee” shall mean any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity). The payment of a Director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company or Related Entity.

(t)          “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(u)         “Fair Market Value” shall mean the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee, in a manner intended to satisfy the principles of Section 409A of the Code or Section 422 of the Code, to the extent applicable, subject to the following:

(i)          If, on such date, the Shares are listed on an international, national or regional securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share (or the mean of the closing bid and asked prices of a Share if the Share is so quoted instead) as quoted on the applicable exchange or system, as reported in The Wall Street Journal or such other source as the Committee deems reliable. If the relevant date does not fall on a day on which the Shares have traded on such exchange or system, the date on which the Fair Market Value shall be established shall be the last day on which the Shares were so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)         If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system but is traded on an over-the-counter market, the Fair Market Value of a Share shall be the average of the closing bid and asked prices for Shares or, if no closing bid and asked prices, the last closing price, in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market.

(iii)        If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system and are not traded on an over-the-counter market, the Fair Market Value of a Share shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(v)         “Incentive Stock Option” shall mean any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(w)        “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(x)         “Incumbent Board” shall mean the Incumbent Board as defined in Section 8(b)(ii) hereof.

(y)         “Listing Market” shall mean the international, national or regional securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(z)         “Option” shall mean a right granted to a Participant under Section 6(b) hereof, to purchase Shares at a specified price during specified time periods.

(aa)        “Optionee” shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(bb)        “Other Stock-Based Awards” shall mean Awards granted to a Participant under Section 6(i) hereof.

(cc)        “Parent” shall mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

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(dd)       “Participant” shall mean a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ee)        “Performance Award” shall mean any Award granted pursuant to Section 6(h) hereof.

(ff)         “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(gg)       “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof and shall include a “group” as defined in Section 13(d) thereof.

(hh)       “Related Entity” shall mean any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933, as amended or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933, as amended.

(ii)         “Restricted Stock” shall mean any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(jj)         “Restricted Stock Award” shall mean an Award granted to a Participant under Section 6(d) hereof.

(kk)       “Restricted Stock Unit” shall mean a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.

(ll)         “Restricted Stock Unit Award” shall mean an Award of Restricted Stock Units granted to a Participant under Section 6(e) hereof.

(mm)     “Restriction Period” shall mean the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(nn)       “Rule 16b-3” shall mean Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(oo)        “Shares” shall mean the Class A ordinary shares of the Company, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 9(c) hereof.

(pp)       “Stock Appreciation Right” shall mean a right granted to a Participant under Section 6(c) hereof.

(qq)       “Subsidiary” shall mean any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(rr)        “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

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3.           Administration.

(a)         Authority of the Committee. The Plan shall be administered by the Committee except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Related Entity or any Participant or Beneficiary, or any transferee under Section 9(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

(b)         Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, and (ii) with respect to any Award to an Independent Director. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering the Plan, including, without limitation, appointing one or more members of the Company’s management, with the power or authority otherwise granted to the Committee under this Plan with respect to a number of Shares reserved and available for delivery under the Plan, subject to the terms and limitations of such power or authority as determined by the Committee in its sole and absolute discretion. In no event, however, may an agent appointed by the Committee to assist it in administering the Plan be permitted to grant Awards to, or exercise any discretion with respect to any and all other matters relating to Awards previously granted to, such agent appointed by the Committee to assist it in administering the Plan.

(c)         Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.           Shares Subject to Plan.

(a)         Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 9(c) hereof, the aggregate number of Shares that may be issued under all Awards under the Plan shall be equal to [ • ] (the “Share Pool”). In addition, the Share Pool will automatically increase on January 1, 2028 (the “Refresh Date”) and on each second anniversary of such Refresh Date during the term of the Plan, in an amount equal to the lesser of (i) five percent (5%) of the total number of Shares outstanding as of the December 31 immediately prior to such January 1 and (ii) such smaller number of Shares as is determined by the Board. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

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(b)         Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares that would be counted against the limit upon settlement of then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)         Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i)          If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, be added back to the Share Pool and again be available for delivery with respect to Awards under the Plan.

(ii)         Shares withheld from an Award to satisfy either (i) the exercise price or purchase price of such Award, or (ii) any tax withholding requirements shall not count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under the Plan and, for the avoidance of doubt, shall be added back to the Share Pool.

(iii)        Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Incentive Stock Options shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan pursuant to Section 4(c)(v) herein. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Directors, Consultants or other service providers prior to such acquisition or combination.

(iv)        Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(v)         Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 9(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be [•] Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(vi)        Notwithstanding anything in this Section 4 to the contrary, in any fiscal year of the Company during any part of which the Plan is in effect, the aggregate value of all compensation payable to a Participant who is a Director but is not also an Employee or Consultant, including cash fees and any Awards granted under this Plan (valued based on the “fair value” as of the date of grant as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance)), shall not exceed $[•].

5.           Eligibility. Awards may be granted under the Plan only to Eligible Persons.

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6.           Specific Terms of Awards.

(a)         General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(e) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of applicable laws, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b)         Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i)          Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option with respect to any Participants who are United States taxpayers and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 9(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.

(ii)         Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii)        Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv)        Incentive Stock Options. The Committee shall only grant Incentive Stock Options if (y) with respect to the initial Share Pool set forth in Section 4(a) and 4(c)(vi), within 12 months of the Effective Date, and/or (z) with respect to any increase in the Share pools set forth in Sections 4(a) and 4(c)(v) by an amendment to this Plan, within 12 months of the effective date of any such amendment the Plan or amendment, whichever applicable, is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 422, applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Incentive Stock Options may be granted subject

Annex L-7

to shareholder approval but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A)        the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B)         the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000 (or such other limit as required by the Code); and

(C)         if Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c)         Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i)          Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant with respect to any Participants who are United States taxpayers, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 9(c)(i) and (ii) of the Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without shareholder approval.

(ii)         Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration

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payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii)        Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d)         Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i)          Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 9(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

(ii)         Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)        Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)        Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee shall either (A) require that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock, or (B) require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

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(e)         Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i)          Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii)         Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii)        Dividend Equivalents. As a condition to the grant of a Restricted Stock Unit and if the Award Agreement provides for Dividend Equivalents with respect to the underlying Restricted Stock Units, the Committee shall require that any cash dividends paid on a Share attributable to such Restricted Stock Unit be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such Shares or other property have been distributed.

(f)          Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g)         Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify; provided, that in no event shall such Dividend Equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award. Any such determination by the Committee shall be made at the grant date of the applicable Award. Notwithstanding the foregoing,

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Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h)         Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The performance criteria may consist of the following (determined for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity), without limitation: (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share. Any of the foregoing criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are deemed comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. Except as may be provided in Section 8 or an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period, the duration of the Performance Period and the amount of the Award to be distributed, in each case, shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

(i)          Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7.           Certain Provisions Applicable to Awards.

(a)         Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee

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shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered, provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

(b)         Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code .

(c)         Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) of this Plan, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d)         Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e)         Code Section 409A.

(i)          The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with

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the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii)         If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)        Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B)         The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)         Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code;

(D)        In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death); and

(E)         Each separately identified amount to which a Participant is entitled under a Section 409A Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under a Section 409A Plan shall be treated as a right to a series of separate payments.

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii)        Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8.           Change in Control.

(a)         Effect of “Change in Control.” Subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, an Award may be subject to acceleration of vesting and exercisability if and only to the extent expressly provided for in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement entered into prior to the occurrence of a Change in Control (as defined below), or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently. Except as otherwise provided in Section 8(a)(iv) hereof, such Awards shall be treated as follows upon the occurrence of a “Change in Control,” as defined in Section 8(b):

(i)          Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 9(a) hereof.

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(ii)         Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a) hereof.

(iii)        With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on actual achievement of performance goals as measured immediately prior to the consummation of the Change in Control or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control), except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a).

(iv)        Except as otherwise provided in any employment or other agreement for services between the Participant and the Company or any Related Entity, and unless the Committee otherwise determines in a specific instance, each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall not be accelerated as described in Sections 8(a)(i), (ii) and (iii), if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance with Section 9(c)(ii) of this Plan.

(b)         Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)          The acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (A) the then-outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company or any Related Entity; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with the following (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) immediately prior to such transaction, of the Outstanding Company Voting Securities, (excluding any outstanding voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the transaction as a result of their ownership, prior to such consummation, of voting securities of any company or other entity involved in or forming part of such transaction other than the Company), and (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the transaction; or

(ii)         During any period of twelve (12) consecutive months (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual

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becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)        Consummation of a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) to any Person who is not an Affiliate.

Notwithstanding anything to the contrary herein, the term “Change in Control” shall not include any sale of assets, a merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

9.           General Provisions.

(a)         Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)         Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of securities on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clauses (i) and (ii) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)         Adjustments.

(i)          Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with

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Awards granted thereafter, (B) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (C) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (D) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 9(c) shall be conclusive and binding for all purposes.

(ii)         Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 8 of this Plan relating to the vesting of Awards in the event of any Change in Control and subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards, which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction, (it being understood that, in such event, any Option or Stock Appreciation Right having a per Share exercise or grant price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 9(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

(iii)        Other Adjustments. The Committee or the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates

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and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d)         Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e)         Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that Award (or such other limit as the Committee shall impose, including without limitation, any limit imposed to avoid or limit any financial accounting expense relating to the Award).

(f)          Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(g)         Clawback of Benefits.

(i)          The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.
Annex L-17

(ii)         If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Related Entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

(h)         Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(i)          Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(j)          Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(k)         Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(l)          Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the Cayman Islands, in each case, without giving effect to principles of conflict of laws, and applicable federal law.

Annex L-18

(m)        Foreign Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(n)         Plan Effective Date; Termination of Plan. The Plan shall become effective on the Effective Date. The Plan shall terminate at the earliest of (i) such time as no Shares remain available for issuance under the Plan, (ii) termination of this Plan by the Board, or (iii) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated or have expired.

(n)         Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o)         Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Annex L-19

Annex M

October 13th, 2025

PRIVATE & CONFIDENTIAL

For the Board of Directors of Maywood Acquisition Corp. (NASDAQ:MAYA)
418 Broadway, #6441, Albany, New York 12207 | United States

We understand that Maywood Acquisition Corp. (NASDAQ:MAYA), a publicly traded blank check company incorporated as a Cayman Islands exempted company (“MAYA”), is considering a business combination with GOWell Technology Limited, (“GOW”, or the “Company”), a Cayman Islands exempted company (and together, with MAYA, collectively, the “Parties”).

•        Pursuant to the terms of that certain business combination agreement, by and among GOW, MAYA and the other parties thereto, the Parties intend to effect a business combination transaction (the “Transaction”) whereby (a) MAYA will merge with and into a newly formed Cayman Islands exempted company (“Pubco”), which shall be the successor to MAYA and the publicly listed company after the closing of the Transaction, with Pubco continuing as the surviving entity (the “First Merger”), as a result of which each issued and outstanding whole Class A ordinary share of MAYA immediately prior to the First Merger (after the separation of units, exchange of rights, and conversion of Class B ordinary shares, each pursuant to their terms, and excluding any public shares validly submitted for redemption and not withdrawn and any treasury shares and dissenting shares) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one ordinary share of Pubco, and (b) one business day after the First Merger, a merger subsidiary of MAYA shall merge with and into GOW, with GOW continuing as the surviving entity (the “Second Merger”), as a result of which (i) GOW shall become a wholly-owned subsidiary of Pubco, (ii) each issued and outstanding ordinary share of GOW immediately prior to the Second Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a number of Pubco ordinary shares equal to (x)(A) $300 million divided by (B) the redemption price of the MAYA public shares, divided by (y) the total GOW ordinary share then issued and outstanding (the “Exchange Ratio”), (iii) each issued and outstanding Series A preferred share of GOW immediately prior to the Second Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a number of Pubco preferred shares equal to (x) the aggregate accrued value attributable to the Series A preferred share divided by (y) the MAYA public share redemption price, and (iv) each issued and outstanding warrant of GOW immediately prior to the Second Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a number of Pubco warrants exercisable for a number of Pubco ordinary shares equal to (x) the GOW ordinary shares issuable upon exercise of the holder’s GOW Series A preferred shares upon a hypothetical conversion multiplied by (y) the Exchange Ratio.

•        In addition, shareholders of GOW prior to the Transaction will have the right to earn up to an aggregate of 20,000,000 additional Pubco ordinary shares if certain EBITDA targets are met during the three-year period following the closing of the Transaction.

•        In full payment for outstanding equity of GOW, the stockholders of GOW shall collectively be entitled to receive from Pubco, a number of Pubco securities with an aggregate value equal to Three Hundred Million U.S. Dollars ($300,000,000) (the “Initial Merger Consideration”), plus earnout shares with an aggregate vale equal to Two Hundred Million U.S. Dollars ($200,000,000) (the “Earnout Consideration”).

Annex M-1

The Board of Directors of MAYA, acting through its Audit Committee, has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of such Opinion, each of (i) the Initial Merger Consideration to be paid by MAYA in the Transaction is fair, from a financial point of view, to the MAYA Unaffiliated Shareholders (defined as MAYA’s shareholders other than (A) Maywood Sponsor LLC (the “Prior Sponsor”), (B) Inflection Point Fund I, LP (“Inflection Point”), (C) officers, directors or affiliates of MAYA, the Prior Sponsor or Inflection Point, (D) holders of Public Shares who elect to redeem their Public Shares prior to or in connection with the Transaction, and (E) holders of SPAC Dissenting Shares (as defined in the Business Combination Agreement) and (ii) the Transaction has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by MAYA in its trust account (the “Trust Account”) for the benefit of holders of MAYA’s Public Shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

We have not been requested to opine to, and our Opinion (as defined below) does not in any manner address, the underlying business decision of MAYA to enter into the Business Combination Agreement. Our Opinion does not address the relative merits of entering into the Business Combination Agreement as compared to any alternative business strategy that might exist for MAYA.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice. In the past, Newbridge and its affiliates have provided advisory services to Inflection Point and its affiliates unrelated to the proposed Transaction for which Newbridge and its affiliates received compensation.

Newbridge will receive a fee for such services. No portion of this fee is refundable or contingent upon the consummation of the Transaction or the conclusion reached in this Opinion. In addition, MAYA has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion, and to reimburse Newbridge for certain expenses I connection with its services.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Business Combination Agreement.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in MAYA.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed documents related to the Transaction, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•        reviewed MAYA’s publicly available last two fiscal quarters of historical financial results, (Q1-2025 –  Q2-2025);

•        reviewed publicly available financial information of MAYA filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between February 13th, 2025, through October 10th, 2025;

•        conducted discussions with MAYA’s management team to better understand GOW’s recent business history;

•        conducted discussions with the Company’s management team to better understand its business, recent business history, reviewed its corporate presentation, drivers of future growth, and near-term financials;

Annex M-2

•        GOW’s projected revenue, net income, EBITDA, adjusted EBITDA, and margin for 2025, 2026, and last 12 months second quarter 2026, prepared by GOW management;

•        performed a Public Company Comparable analysis of similar companies to GOW, which included variables such as companies trading on a U.S. Stock Exchange, and have businesses in either the “Oil & Gas Equipment and Services” or “Industrial Software” sectors to attain the Q2-2026E Enterprise Value/Revenue multiples and the Enterprise Value/EBITDA multiples; and

•        performed an M&A transaction comparable analysis of similar companies to GOW that operate globally, and operate in either the “Oil & Gas Equipment and Services” or “Industrial Software” sectors, to derive certain implied historical Enterprise Value/Revenue multiples and Enterprise Value/EBITDA multiples.

In forming our Opinion, we have had full access to, and full cooperation from, the management team of both MAYA and GOW to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of MAYA and GOW provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management team of MAYA and GOW, as applicable, as to the future financial performance of MAYA and GOW without and subsequent to entering into the Business Combination Agreement.

Given MAYA’s nature as a special purpose acquisition company, for purposes of our Opinion and with MAYA’s consent, we have assumed a redemption price of $10.15 per share when determining the Exchange Ratio, which is based on MAYA’s approximate cash in trust per outstanding public share as of June 30th, 2025. In rendering our Opinion, we do not express any view or opinion as to what the value of the Consideration will be when issued pursuant to the Transaction or the price or range of prices at which the MAYA or Pubco securities may trade or otherwise be transferrable at any time before or after announcement or consummation of the Transaction.

This Opinion is for the use of the Board of Directors of Maywood Acquisition Corp. (NASDAQ:MAYA), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with MAYA may be included in, filings made by MAYA with the U.S. Securities & Exchange Commission as well as any registration statement, proxy statement or similar disclosure document delivered to the stockholders of MAYA and GOW.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to revise our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, on the date hereof, (i) the Initial Merger Consideration to be paid by MAYA in the Transaction is fair, from a financial point of view, to the MAYA Unaffiliated Shareholders and (ii) the Transaction has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by MAYA in its Trust Account for the benefit of the holders of MAYA’s Public Shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement (the “Opinion”).

Annex M-3

Sincerely,

Newbridge Securities Corporation
/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

Annex M-4

Annex N

Form of Preliminary Proxy Card

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Your Internet vote authorizes the named proxies INFLECTION POINT ACQUISITION CORP. V to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on XXXX XX, 2026. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online extraordinary general meeting, you will need your 12-digit control number to vote electronically at the extraordinary general meeting. To attend: http://www.cstproxy.com/[ ]/2026 PROXY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3A THROUGH 3F, 4 AND 5. Please mark your votes like this Proposal No. 3A through 3F – The Advisory Organizational Documents Proposal – To consider and vote upon the following six separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve, subject to the approval of the Business Combination Proposal and the Merger Proposal, on an advisory and non-binding basis by ordinary resolution the following material differences between the SPAC Articles and the amended and restated memorandum and articles of association of PubCo (the “PubCo A&R Articles”). A copy of the PubCo A&R Articles is attached to the accompanying proxy statement/prospectus as Annex C. CONTROL NUMBER Signature Signature, if held jointly Date, 2026 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Annex N-1

Proposal No. 3D — Election, Vacancy and Removal of Directors — The PubCo A&R Articles provide that for so long as Hegro Well PTE. Ltd. (the “GOWell Shareholder” or “Hegro”), its affiliates and other shareholders that have entered into an acting-in-concert agreement with the GOWell Shareholder, collectively hold not less than 40% of the then issued and outstanding PubCo Ordinary Shares and PubCo Preferred Shares, the GOWell Shareholder shall have the right to appoint and maintain in office such number of directors as shall constitute 50% of the total number of directors on the board of directors of PubCo (the “PubCo Board”). Any director so appointed may be removed and replaced at any time by written notice from the GOWell Shareholder to PubCo. A director may otherwise be appointed by a simple majority of the votes cast, in person or by proxy, at a general meeting. Any appointment may be to fill a vacancy or as an additional director. Preferred Shares on issue as of the date on which the PubCo A&R Articles are adopted, PubCo shall not take certain actions without the consent of the holders of more than 50%, by number, of the PubCo Preferred Shares in issue, which shall include the consent of Inflection Point Fund I LP. Proposal No. 3F — Blank Check Company Provisions — The PubCo A&R Articles do not contain any blank check company provisions. Proposal No. 4 – The Incentive Plan Proposal – To consider and vote upon a proposal to approve, subject to the approval of the Business Combination Proposal and the Merger Proposal, by ordinary resolution, the GOWell Energy Technology 2026 Equity Incentive Plan (the “Incentive Plan”). A copy of the Incentive Plan is attached to the accompanying proxy Proposal No. 3E — Requiring Approval of Preferred Holders — The PubCo A&R Articles provide that, for so long as Inflectionw Point Fund I LP and Alyeska Master Fund LP (collectively, the FOR AGAINST ABSTAIN statement/prospectus as Annex D. “Inflection Point Entities”) collectively hold at least 20% of the PubCo FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY The undersigned appoints Michael Blitzer and Kevin Shannon, and each of them as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the ordinary shares of Inflection Point Acquisition Corp. V (“SPAC”) held of record by the undersigned at the close of business on [ ], 2026, at the extraordinary general meeting of SPAC to be held at White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast at http://cstproxy.com/[ ]/2026 to be held on [ ], 2026, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE EXTRAORDINARY GENERAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed, on the other side

Annex N-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

As we are a Cayman Islands exempted company, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of our directors and officers. Although the Cayman Companies Act does not specifically restrict a Cayman Islands exempted company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been willful default, willful neglect, breach of fiduciary duty, unconscionable behavior or behavior which falls within the broad stable of conduct identifiable as “equitable fraud” on the part of the director or officer in question.

The PubCo A&R Articles provide that each of our directors (including an alternate director), secretary or officers (including an investment adviser or an administrator or liquidator) and their personal representatives shall be indemnified out of our assets against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability, if any, that he may incur by his own actual fraud, willful default or willful neglect. No such director, secretary or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the actual fraud, willful default or willful neglect of such director, secretary or officer.

We plan to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

In addition, pursuant to the Business Combination Agreement, we agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of our company and our subsidiaries as provided in the Organizational Documents of such company in effect as of the date of the Business Combination Agreement will survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable law.

In addition, we plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)     Exhibits

A list of exhibits included as part of this Registration Statement on Form F-4 is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

(b)    Financial Statements

See page F-1 for an index of financial statements included in this Registration Statement on Form F-4.

Item 22. Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5)    That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes as follows:

(1)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)    Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)     The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No	Exhibit
2.1†

Business Combination Agreement, dated as of October 13, 2025, by and among Maywood Acquisition Corp., GOWell Technology Limited, IPCV Merger Sub Limited and GOWell Energy Technology (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

2.2

Amendment to Business Combination Agreement, dated as of December 22, 2025, by and among Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.) and GOWell Technology Limited (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-1).

3.1

Second Amended and Restated Memorandum and Articles of Association of Maywood Acquisition Corp. (incorporated herein by reference to Exhibit 3.1 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on February 14, 2025).

3.2*	Certificate of Incorporation of PubCo.
3.3*	Memorandum and Articles of Association of PubCo.
3.4	Form of Amended and Restated Memorandum and Articles of Association of PubCo (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
4.1

Specimen Unit Certificate of Maywood Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Maywood Acquisition Corp.’s Registration Statement on Form S-1/A (Reg. No. 333-284082) filed with the SEC on January 23, 2025).

4.2

Specimen Class A Ordinary Share Certificate of Maywood Acquisition Corp. (incorporated by reference to Exhibit 4.2 of Maywood Acquisition Corp.’s Registration Statement on Form S-1/A (Reg. No. 333-284082) filed with the SEC on January 23, 2025).

4.3

Specimen Rights Certificate of Maywood Acquisition Corp. (incorporated by reference to Exhibit 4.3 of Maywood Acquisition Corp.’s Registration Statement on Form S-1/A (Reg. No. 333-284082) filed with the SEC on January 23, 2025).

4.4

Rights Agreement, dated February 12, 2025, by and between Maywood Acquisition Corp. and Continental Stock Transfer & Trust Company, as rights agent (incorporated herein by reference to Exhibit 4.1 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on February 14, 2025).

4.5**	Specimen of PubCo Ordinary Shares.
4.6	Form of Warrant to be issued to each Series A Investor (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).
5.1**	Opinion of Ogier (Cayman) LLP.
5.2**	Opinion of Hunter Taubman Fischer & Li LLC as to the validity of the securities being registered.
8.1**	Opinion of White & Case LLP regarding certain U.S. federal income tax matters.
10.1

Amended and Restated Letter Agreement, dated September 9, 2025, by and among Maywood Acquisition Corp., Maywood Sponsor LLC, Inflection Point Fund I LP, and each of Maywood Acquisition Corp.’s current and former directors and officers (incorporated herein by reference to Exhibit 10.4 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on September 12, 2025).

10.2

Investment Management Trust Agreement, dated February 12, 2025, by and between Maywood Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated herein by reference to Exhibit 10.2 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on February 14, 2025).

10.3

Registration Rights Agreement, dated February 12, 2025, by and among the Maywood Acquisition Corp. and certain security holders (incorporated herein by reference to Exhibit 10.3 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on February 14, 2025).

10.4

Private Placement Unit Purchase Agreement, dated February 12, 2025, by and between Maywood Acquisition Corp. and Maywood Sponsor LLC (incorporated herein by reference to Exhibit 10.8 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on February 14, 2025).

10.5

Private Placement Unit Purchase Agreement, dated February 12, 2025, by and between Maywood Acquisition Corp. and certain purchasers thereto (incorporated herein by reference to Exhibit 10.9 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on February 14, 2025).

10.6

Indemnification Agreement, dated as of September 9, 2025, by and between Maywood Acquisition Corp. and Inflection Point Fund I LP (incorporated herein by reference to Exhibit 10.1 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on September 12, 2025).

Exhibit No	Exhibit
10.7

Termination of the Administrative Services Agreement, dated September 9, 2025, by and between Maywood Acquisition Corp. and Maywood Sponsor LLC (incorporated herein by reference to Exhibit 10.1 filed with Maywood Acquisition Corp.’s Form 8-K (Reg. No. 001-42518) filed by Maywood Acquisition Corp. on September 12, 2025).

10.8

Company Support Agreement, dated as of October 13, 2025, by and among GOWell Technology Limited, Maywood Acquisition Corp., GOWell Technology Limited and HegroWell PTE. Ltd. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

10.9

SPAC Holders Support Agreement, dated as of October 13, 2025, by and among Maywood Acquisition Corp., Inflection Point Fund I, LP, Maywood Sponsor, LLC, and the other parties thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).

10.10	Form of Sponsor Lock-Up Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.11	Form of Company Lock-Up Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).
10.12	Form of New Registration Rights Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).
10.13	Form of Pre-Funded PIPE Subscription Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).
10.14	Form of Closing PIPE Subscription Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J).
10.15**	Form of Employment Agreement between PubCo and PubCo’s executive officers.
10.16**	Joint Research Agreement, dated April 12, 2022, by and between Aramco Services Company and GOWell International, LLC.
10.17**	Framework Agreement, dated October 21, 2024, by and between Schlumberger Oilfield Holdings Limited, Schlumberger Technology Corporation, and GOWell Energy Solutions, Inc.
21.1**	List of Subsidiaries of GOWell Technology Limited.
23.1*	Consent of Bush & Associates CPA LLC.
23.2*	Consent of Marcum Asia CPAs LLP (GOWell Technology Limited).
23.3*	Consent of Marcum Asia CPAs LLP (GOWell Energy Technology).
23.4**	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1 hereto).
23.5**	Consent of Hunter Taubman Fischer & Li LLC (included in Exhibit 5.2 hereto).
23.6**	Consent of White & Case LLP (included in Exhibit 8.1 hereto).
23.7*	Consent of B-Core.
24.1*	Power of Attorney (included on signature page to this registration statement).
99.1*	Consent of Kevin Shannon to be Named as a Director.
99.2*	Consent of Xi Zhang to be Named as a Director.
99.3*	Consent of Wenhua Liu to be Named as a Director.
99.4*	Consent of Guillaume Borrel to be Named as a Director.
99.5*	Consent of Anna Jones to be Named as a Director.
99.6*	Consent of Wendy Hayes to be Named as a Director.
99.7*	Consent of Imran Kizilbash to be Named as a Director.
99.8*	Consent of Newbridge Securities Corporation.
99.9*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table.

____________

*        Filed herewith.

**      To be filed by amendment.

†        Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. Inflection Point Acquisition Corp. V agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on this 23rd day of March, 2026.

GOWell Energy Technology
By:	/s/ Yap Yong Sheng
Name:	Yap Yong Sheng
Title:	Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yap Yong Sheng as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on March 23, 2026.

Signature	Title	Date
/s/ Yap Yong Sheng	Chief Executive Officer and Chief Financial Officer	March 23, 2026
Yap Yong Sheng	(principal executive officer, principal financial officer, and principal accounting officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the United States, on this 23rd day of March 2026.

By:	/s/ Kevin Colby
Name:	Kevin Colby
Title:	Authorized Representative

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on this 23rd day of March, 2026.

GOWell Technology Limited
By:	/s/ Guillaume Borrel
Name:	Guillaume Borrel
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Guillaume Borrel as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on March 23, 2026.

Signature	Title	Date
/s/ Guillaume Borrel	Chief Executive Officer	March 23, 2026
Guillaume Borrel	(Principal Executive Officer)
/s/ Mike Reed	Chief Financial Officer	March 23, 2026
Mike Reed	(Principal Financial Officer and Accounting Officer)
/s/ Wenhua Liu	Director	March 23, 2026
Wenhua Liu
/s/ Xi Zhang	Director	March 23, 2026
Xi Zhang

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, has signed this registration statement in the United States, on this 23rd day of March, 2026.

By:	/s/ Kevin Colby
Name:	Kevin Colby
Title:	General Counsel